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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on December 30, 2014.

Registration No. 333-199922

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TGC Industries, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	1382 (Primary Standard Industrial Classification Code Number)	74-2095844 (I.R.S. Employer Identification Number)

101 E. Park Blvd., Suite 955
Plano, TX 75074
(972) 881-1099
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Wayne A. Whitener
President and Chief Executive Officer
TGC Industries, Inc.
101 E. Park Blvd., Suite 955
Plano, Texas 75074
(972) 881-1099
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
W. Scott Wallace Jennifer T. Wisinski Haynes and Boone, LLP 2323 Victory Avenue, Suite 700 Dallas, Texas 75219 (214) 651-5000	Stephen C. Jumper President and Chief Executive Officer Dawson Geophysical Company 508 West Wall, Suite 800 Midland, Texas 79701 (432) 684-3000	Neel Lemon Chad Burkhardt Baker Botts L.L.P. 2001 Ross Avenue, Suite 1100 Dallas, Texas 75201 (214) 953-6500

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

             If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

             Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

             Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

             The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 30, 2014

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To the shareholders of Dawson Geophysical Company and TGC Industries, Inc.:

           On October 8, 2014, Dawson Geophysical Company, or Dawson, and TGC Industries, Inc., or TGC, announced our proposed strategic business combination. The boards of directors of Dawson and TGC have each approved an agreement and plan of merger, a copy of which is attached as Annex A to this joint proxy statement/prospectus, as such agreement may be amended from time to time, or the merger agreement, pursuant to which Riptide Acquisition Corp., or Merger Sub, a newly formed wholly owned subsidiary of TGC, will be merged with and into Dawson, with Dawson surviving the merger as a direct wholly owned subsidiary of TGC, or the merger. Immediately prior to the merger, TGC will change its name to "Dawson Geophysical Company" and Dawson will change its name to "Dawson Operating Company."

           This joint proxy statement/prospectus describes the terms of the merger agreement and the merger, including the reasons the merger was proposed, the negotiation process that led to entry into the merger agreement and other background information. We are sending you this joint proxy statement/prospectus and related materials in connection with the solicitation of proxies by the boards of directors of Dawson and TGC for use at their special meetings of shareholders, both to be held on February 9, 2015. At the special meetings, among other items, the shareholders of Dawson and TGC will be asked to approve certain proposals that are required to effect the merger. These proposals are discussed in greater detail in the remainder of this joint proxy statement/prospectus. We urge you to read carefully this joint proxy statement/prospectus and the documents incorporated by reference into it.

           Immediately prior (and as a condition precedent) to completion of the merger, TGC will undertake a reverse stock split with respect to the TGC common stock on a 1-for-3 ratio. If the proposed merger is completed, then pursuant to the merger agreement, each holder of shares of Dawson common stock will be entitled to receive 1.760 shares of TGC common stock for each share of Dawson common stock owned, after giving effect to the proposed reverse stock split, as well as cash payable in lieu of fractional shares pursuant to the terms of the merger agreement.

           We anticipate that, immediately following completion of the merger (and after giving effect to the proposed reverse stock split), current Dawson shareholders will own approximately 66% of the outstanding shares of TGC common stock and TGC shareholders will own approximately 34% of the outstanding shares of TGC common stock.

           TGC shareholders will continue to own their existing shares of TGC common stock, however, the number of shares they hold will be adjusted downward pursuant to the proposed reverse stock split. Following the reverse stock split, registered holders of TGC common stock who hold stock certificates or shares in book-entry form will be sent a letter of transmittal from TGC's transfer agent that contains instructions for surrendering pre-reverse stock split shares to the transfer agent in exchange for the appropriate number of post-reverse stock split shares in book-entry form (or certificated form if requested). Dawson's common stock is currently listed on NASDAQ under the symbol "DWSN." TGC's common stock is currently listed on NASDAQ under the symbol "TGE" and, following the merger and the change of TGC's name to "Dawson Geophysical Company," is expected to be listed on NASDAQ under the symbol "DWSN."

           Dawson is holding a special meeting of its shareholders to approve (i) the merger agreement, or the merger proposal, (ii) an amendment to Dawson's second restated articles of incorporation to change Dawson's name to "Dawson Operating Company" immediately prior to the merger, or the Dawson name change proposal, (iii) a non-binding advisory resolution on certain compensation that may be paid or become payable to Dawson's named executive officers upon consummation of the merger, or the advisory resolution proposal and (iv) adjournments of the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the foregoing proposals, or the Dawson adjournment proposal. Certain executive officers and directors of Dawson who beneficially own, in the aggregate, approximately 2.39% of the currently outstanding shares of Dawson common stock have entered into a voting agreement with TGC. Pursuant to and subject to the terms of the voting agreement, those directors and executive officers have agreed, among other things, to vote their shares of Dawson common stock in favor of the merger proposal.

           TGC is holding a special meeting of its shareholders to approve (i) the issuance of shares of TGC common stock in connection with the proposed merger, or the share issuance proposal, (ii) an amendment to TGC's amended and restated certificate of formation to effectuate a 1-for-3 reverse stock split with respect to TGC common stock to take effect immediately prior to the merger, or the reverse stock split proposal, (iii) an amendment to TGC's amended and restated certificate of formation to change TGC's name to "Dawson Geophysical Company" immediately prior to the merger, or the TGC name change proposal, and (iv) adjournments of the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the foregoing proposals, or the TGC adjournment proposal. Certain executive officers and directors of TGC and their affiliates who beneficially own, in the aggregate, approximately 28.84% of the shares of TGC common stock, or 27.60% of the shares of TGC common stock currently outstanding and entitled to vote as of December 29, 2014, have entered into voting agreements with Dawson. Pursuant to and subject to the terms of those voting agreements, those directors and executive officers and their affiliates have agreed, among other things, to vote their shares of TGC common stock in favor of the share issuance proposal, the reverse stock split proposal, the TGC name change proposal and the TGC adjournment proposal, each in connection with the proposed merger, at the TGC special meeting.

           The obligations of Dawson and TGC to complete the merger are subject to the satisfaction or waiver of several conditions. We cannot complete the merger unless, among other things:

  •
  the share issuance proposal is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of TGC common stock present in person or represented by proxy and entitled to vote and that voted for or against or expressly abstained with respect to the proposal, assuming a quorum is present;

  •
  the reverse stock split proposal and the TGC name change proposal are approved by at least two-thirds of the outstanding shares of TGC common stock; and

  •
  the merger proposal and the Dawson name change proposal are approved by the holders of at least two-thirds of the outstanding shares of Dawson common stock.

           All Dawson and TGC shareholders are invited to attend their company's special meeting in person. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend either special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Dawson or TGC special meeting, as applicable, by signing, dating and returning the enclosed proxy card, by calling the toll-free telephone number, or by submitting over the Internet as described in the instructions included with your proxy card.

           This document is a prospectus relating to the shares of TGC common stock to be issued pursuant to the merger and a proxy statement for each of Dawson and TGC to solicit proxies for their respective special meetings of shareholders. This document contains answers to frequently asked questions and a summary of the important terms of the merger, the merger agreement and related matters, followed by a more detailed discussion.

           For a discussion of certain significant matters that you should consider before voting, see "Risk Factors" beginning on page 43.

           We look forward to the successful completion of the merger.

Sincerely, Stephen C. Jumper President and Chief Executive Officer Dawson Geophysical Company	Sincerely, Wayne A. Whitener President and Chief Executive Officer TGC Industries, Inc.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the TGC common stock to be issued pursuant to the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

           This joint proxy statement/prospectus is dated December 30, 2014 and is first being mailed to shareholders on or about December 31, 2014.

ADDITIONAL INFORMATION

Dawson

        This joint proxy statement/prospectus incorporates important business and financial information about Dawson from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can review documents incorporated by reference in this joint proxy statement/prospectus free of charge through the Securities and Exchange Commission, or the SEC, website (http://www.sec.gov). You can also obtain the documents incorporated by reference into this document by requesting them in writing or by telephone from Dawson at the following addresses and telephone numbers:

Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701
Telephone: (432) 684-3000

or

Morrow & Co., LLC
470 West Avenue, 3rd Floor
Stamford, CT 06902
Banks and brokers call collect: (203) 658-9400
Shareholders Please Call Toll Free: (800) 662-5200

        You will not be charged for any of the documents that you request. Shareholders requesting documents should do so by Monday, February 2, 2015, in order to receive them before the applicable special meeting.

TGC

        This joint proxy statement/prospectus includes important business and financial information about TGC. Additional information about TGC is available to you without charge upon your request. You can review documents that TGC files with the SEC through the SEC's website (http://www.sec.gov). You can also obtain the documents that TGC files with the SEC by requesting them in writing or by telephone at the following addresses and telephone numbers:

TGC Industries, Inc.
101 E. Park Blvd., Suite 955
Plano, Texas 75074
Telephone: (972) 881-1099

or

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and brokers call collect: (212) 269-5550
Shareholders Please Call Toll Free: (877) 283-0322

        You will not be charged for any of the documents that you request. Shareholders requesting documents should do so by Monday, February 2, 2015, in order to receive them before the applicable special meeting.

        For more information, see "Where You Can Find More Information" beginning on page 225.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding Dawson has been provided by Dawson and information contained in this document regarding TGC has been provided by TGC.

 VOTING BY TELEPHONE, INTERNET OR MAIL

Shareholders of record of either Dawson or TGC may submit their proxies by:

        Telephone.    You can vote by telephone by calling the toll-free number 1-800-690-6903 in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on either Dawson's or TGC's proxy card, as applicable, and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m., New York City time, on Sunday, February 8, 2015. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

        Internet.    You can vote over the Internet by accessing the website at www.proxyvote.com and following the instructions on the secure website. Internet voting is available 24 hours a day until 11:59 p.m., New York City time, on Sunday, February 8, 2015. If you vote over the Internet, you do not need to return your proxy card or voting instruction card.

        Mail.    You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this joint proxy statement/prospectus.

If you hold your shares through a bank, broker, custodian or other record holder:

        Please refer to your company's proxy card or voting instruction form or the information forwarded by your bank, broker, custodian or other record holder to see which voting methods are available to you.

DAWSON GEOPHYSICAL COMPANY

508 West Wall, Suite 800
Midland, TX 79701
432-684-3000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MONDAY, FEBRUARY 9, 2015

To the Shareholders of Dawson Geophysical Company:

        We will hold a special meeting of the shareholders of Dawson Geophysical Company, or Dawson, at the offices of Baker Botts L.L.P. at 2001 Ross Avenue, Suite 1100, Dallas, Texas 75201 at 3:00 p.m., central time, on Monday, February 9, 2015 for the following purposes:

  •
  to approve the Agreement and Plan of Merger, dated October 8, 2014, by and among Dawson, TGC Industries, Inc., or TGC, and Riptide Acquisition Corp., a wholly owned subsidiary of TGC, a copy of which is attached as Annex A, as such agreement may be amended from time to time and which we refer to as the merger agreement (we refer to this proposal as the "merger proposal");

  •
  to approve an amendment to Dawson's second restated articles of incorporation to change the name of Dawson to "Dawson Operating Company" immediately prior to the merger and make other technical amendments to conform with the requirements of the Texas Business Organizations Code (we refer to this proposal as the "Dawson name change proposal");

  •
  to approve a non-binding advisory resolution on certain compensation that may be paid or become payable to Dawson's named executive officers upon consummation of the merger (we refer to this proposal as the "advisory resolution proposal"); and

  •
  to approve adjournments of the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the foregoing proposals (we refer to this proposal as the "Dawson adjournment proposal").

        Only holders of record of Dawson common stock at the close of business on December 29, 2014, the record date for the special meeting, are entitled to receive this notice and to vote their shares at the special meeting or at any adjournment or postponement of the special meeting.

        We cannot complete the merger unless holders of at least two-thirds of all outstanding shares of Dawson common stock vote to approve the merger proposal and the Dawson name change proposal.

        For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.

        Dawson's board of directors recommends that Dawson shareholders vote "FOR" the merger proposal, "FOR" the Dawson name change proposal, "FOR" the advisory resolution proposal and "FOR" the Dawson adjournment proposal. In considering the recommendations of the Dawson board of directors, Dawson shareholders should be aware that members of Dawson's board of directors and its executive officers have agreements and arrangements that provide them with interests in the merger that are different from, or in addition to, those of Dawson shareholders. See "The Merger—Conflicts of Interests" beginning on page 122.

By Order of the Board of Directors,

Christina W. Hagan

Secretary

DATED this 30th day of December, 2014

IMPORTANT

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or over the Internet by following the instructions on your proxy card. If you vote by telephone or over the Internet, you do not need to submit your proxy card. Remember, your vote is important, so please act today!

TGC INDUSTRIES, INC.

101 E. Park Blvd., Suite 955
Plano, Texas 75074
(972) 881-1099

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, FEBRUARY 9, 2015

To the Shareholders of TGC Industries, Inc.:

        We will hold a special meeting of the shareholders of TGC Industries, Inc., or TGC, at the offices of Haynes and Boone, LLP at 2323 Victory Avenue, Suite 700, Dallas, Texas 75219 at 2:00 p.m., central time, on Monday, February 9, 2015 for the following purposes:

  •
  to approve the issuance of shares of TGC common stock to Dawson shareholders pursuant to the terms of the Agreement and Plan of Merger, dated October 8, 2014, by and among TGC, Dawson Geophysical Company, or Dawson, and Riptide Acquisition Corp., a wholly owned subsidiary of TGC, a copy of which is attached as Annex A, as such agreement may be amended from time to time and which we refer to as the merger agreement (we refer to this proposal as the "share issuance proposal");

  •
  to approve an amendment to TGC's amended and restated certificate of formation to effect a 1-for-3 reverse stock split with respect to issued and outstanding TGC common stock immediately prior to the merger (we refer to this proposal as the "reverse stock split proposal");

  •
  to approve an amendment to TGC's amended and restated certificate of formation to change the name of TGC to "Dawson Geophysical Company" immediately prior to the merger (we refer to this proposal as the "TGC name change proposal"); and

  •
  to approve adjournments of the special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the foregoing proposals (we refer to this proposal as the "TGC adjournment proposal").

        Only holders of record of TGC common stock at the close of business on December 29, 2014, the record date for the special meeting, are entitled to receive this notice and to vote their shares at the special meeting or at any adjournment or postponement of the special meeting.

        We cannot complete the merger unless holders of (i) at least two-thirds of all outstanding shares of TGC common stock vote to approve the reverse stock split proposal and the TGC name change proposal and (ii) a majority of the outstanding shares of TGC common stock present in person or represented by proxy and entitled to vote and that voted for or against or expressly abstained with respect to the share issuance proposal, assuming a quorum is present, vote to approve such proposal.

        For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying joint proxy statement/prospectus and the merger agreement attached to it as Annex A.

        TGC's board of directors recommends that TGC shareholders vote "FOR" the share issuance proposal, "FOR" the reverse stock split proposal, "FOR" the TGC name change proposal and "FOR" the TGC adjournment proposal. In considering the recommendations of the TGC board of directors, TGC shareholders should be aware that members of TGC's board of directors and its executive officers have agreements and arrangements that provide them with interests in the merger that are different from, or in addition to, those of TGC shareholders. See "The Merger—Conflicts of Interests" beginning on page 122.

By Order of the Board of Directors,

James K. Brata

Secretary

DATED this 30th day of December, 2014

IMPORTANT

        Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. You may also cast your vote by telephone or over the Internet by following the instructions on your proxy card. If you vote by telephone or over the Internet, you do not need to submit your proxy card. Please do not send any stock certificates at this time. Remember, your vote is important, so please act today!

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	16
The Parties to the Merger	16
The Merger	17
Reverse Stock Split	17
Name Change	17
Merger Consideration	17
The Number of Shares of TGC Common Stock to Be Issued in the Merger Is Fixed, and Therefore the Value of the Merger Consideration Will Fluctuate with the Market Price of TGC Common Stock	17
Treatment of Dawson Stock Options, Restricted Stock and Restricted Stock Units	18
Treatment of TGC Stock Options and Restricted Stock	18
Dawson's Reasons for the Merger	18
TGC's Reasons for the Merger	19
Recommendations of the Dawson Board of Directors	19
Recommendations of the TGC Board of Directors	19
Opinion of Raymond James & Associates, Inc., Financial Advisor to Dawson	19
Opinion of Stephens Inc., Financial Advisor to TGC	20
Ownership of TGC Following the Merger	20
Board of Directors and Management of TGC Following the Merger	20
The Dawson Special Meeting	21
The TGC Special Meeting	21
Record Date	21
Votes Required to Approve the Proposals	22
Description of TGC Capital Stock	23
Outstanding Shares and Share Ownership of Management	23
Conditions to Completion of the Merger	23
Regulatory Requirements	24
Termination of the Merger Agreement	25
Termination Fee and Expense Reimbursement	25
Conflicts of Interests	26
Acquisition Proposals	27
Risk Factors	28
Material U.S. Federal Income Tax Consequences of the Merger	28
Accounting Treatment	29
Listing of TGC Common Stock and Delisting and Deregistration of Dawson Common Stock	29
Appraisal Rights	29
Comparison of Shareholder Rights	29
FINANCIAL SUMMARY	30
Selected Historical Financial Data of Dawson	30
Dawson Statement of Operations Data	30
Dawson Balance Sheet Data	31
Other Dawson Financial Data	31
Dawson Developments for Period Ended September 30, 2014	31
Dawson Reconciliation of EBITDA to Net Income (Loss)	32
Selected Historical Consolidated Financial Data of TGC	33
TGC Statement of Operations Data	33
TGC Balance Sheet Data	34

i

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following are brief answers to common questions that you may have regarding the proposals being considered at the special meeting of Dawson shareholders, which we refer to as the Dawson special meeting, and the special meeting of TGC shareholders, which we refer to as the TGC special meeting. Dawson and TGC urge you to read carefully this entire joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 225.

        In this joint proxy statement/prospectus, unless the context otherwise requires, "TGC" refers to TGC Industries, Inc., a Texas corporation, and its consolidated subsidiaries, "Merger Sub" refers to Riptide Acquisition Corp., a Texas corporation and wholly owned subsidiary of TGC, "Dawson" refers to Dawson Geophysical Company, a Texas corporation, and its consolidated subsidiaries, the "merger agreement" refers to the Agreement and Plan of Merger, dated October 8, 2014, by and among Dawson, Merger Sub and TGC, as it may be amended from time to time, and the "merger" refers to the merger of Merger Sub with and into Dawson, as contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus.

Q:
Why am I receiving this document?

A:
You are receiving this joint proxy statement/prospectus because you are a shareholder of record of either Dawson or TGC as of December 29, 2014, the record date for the special meetings.

TGC and Dawson have agreed to combine their businesses by means of a merger of Merger Sub with and into Dawson, with Dawson surviving the merger as a wholly owned subsidiary of TGC. Immediately prior to the merger, TGC has agreed to effect a name change to be named "Dawson Geophysical Company" and Dawson has agreed to effect a name change to be named "Dawson Operating Company."

In order to complete the merger, among other conditions, TGC shareholders must vote to approve (i) the share issuance proposal, (ii) the reverse stock split proposal and (iii) the TGC name change proposal. In addition, Dawson shareholders must vote to approve the merger proposal and the Dawson name change proposal. Dawson and TGC will hold separate special meetings to obtain these approvals.

At the Dawson special meeting, Dawson shareholders will also be voting on a non-binding advisory resolution on certain compensation that may be paid or become payable to Dawson's named executive officers upon consummation of the merger. However, approval by Dawson shareholders of such compensation is not a condition to the merger. Accordingly, even if Dawson shareholders do not approve such compensation, if all closing conditions to the merger are satisfied, Dawson and TGC will be obligated to close the merger, and such compensation will be paid or become payable to Dawson's named executive officers.

This joint proxy statement/prospectus, which you should read carefully, contains important information about the merger, the merger agreement and the special meetings of Dawson and TGC shareholders. Dawson and TGC are each delivering this document to their shareholders because it is a proxy statement being used by the board of directors of both Dawson and TGC to solicit proxies of shareholders in connection with their respective special meetings. In addition, this document is a prospectus being delivered to Dawson shareholders because TGC is offering shares of its common stock to Dawson shareholders in exchange for their shares of Dawson common stock in connection with the proposed merger.

Q:
What will happen in the merger?

A:
In the merger, Merger Sub will be merged with and into Dawson, with Dawson surviving as a direct wholly owned subsidiary of TGC. After the merger, the current shareholders of Dawson and the current shareholders of TGC will be the shareholders of TGC, which will have changed its name to "Dawson Geophysical Company."

Q:
What are holders of Dawson common stock being asked to vote on?

A:
Holders of Dawson common stock are being asked to:

•
approve the merger agreement (which we refer to as the "merger proposal");

•
approve an amendment to Dawson's second restated articles of incorporation to effect the change of Dawson's name to "Dawson Operating Company" immediately prior to the merger and make other technical amendments to conform with the requirements of the Texas Business Organizations Code (which we refer to as the "Dawson name change proposal");

•
approve a non-binding advisory resolution on certain compensation that may be paid or become payable to Dawson's named executive officers upon consummation of the merger (which we refer to as the "advisory resolution proposal"); and

•
approve adjournments of the Dawson special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are insufficient votes at the time of the Dawson special meeting to adopt the foregoing proposals (which we refer to as the "Dawson adjournment proposal").

Q:
What are holders of TGC common stock being asked to vote on?

A:
Holders of TGC common stock are being asked to:

•
approve the issuance of shares of TGC common stock to Dawson shareholders pursuant to the terms of the merger agreement (which we refer to as the "share issuance proposal");

•
approve an amendment to TGC's amended and restated certificate of formation to effect a reverse stock split with respect to TGC common stock on a 1-for-3 ratio immediately prior to the merger (which we refer to as the "reverse stock split proposal");

•
approve an amendment to TGC's amended and restated certificate of formation to effect the change of the name of TGC to "Dawson Geophysical Company" immediately prior to the merger (which we refer to as the "TGC name change proposal"); and

•
approve adjournments of the TGC special meeting, if necessary or appropriate, to permit the solicitation of additional proxies if there are insufficient votes at the time of the TGC special meeting to approve the foregoing proposals (which we refer to as the "TGC adjournment proposal").

Q:
Why have Dawson and TGC decided to merge?

A:
Dawson and TGC believe that the merger will provide strategic and financial benefits to their shareholders, clients and employees, including:

•
increased data acquisition crew capacity, with a combined crew count of 21 crews in the continental United States and 7 in Canada, as well as combined channel counts in excess of 323,000 and more than 240 vibrator energy source units as of September 30, 2014;

•
expanded geographic presence, including every major basin in the United States and strong Canadian presence;

  •
  a combined equipment base to increase utilization and operational efficiencies, lower costs, reduce the need to lease equipment from third parties and drive value for clients, shareholders and employees;

  •
  a combined client base and order book to relieve pressure on utilization rates;

  •
  a strengthened balance sheet to enhance operational and financial flexibility;

  •
  strong prospects for an expanded client base and product offering to allow for new business relationships not available to either company on a stand-alone basis;

  •
  greater crew efficiencies gained through the ability to reconfigure crews, leverage and share equipment and personnel resources, including by leveraging Canadian resources during summer thaw periods;

  •
  a combined management team and historical operations with over 100 years combined existence;

  •
  expanded internal support functions, including permit, survey, dynamite energy source drilling services, maintenance repair facilities and in-house trucking capabilities, to reduce outsourcing;

  •
  better market position to meet client seismic data needs in a timely manner as a result of expanded channel counts to shorten cycle time and provide higher resolution images;

  •
  a more diversified client mix, including increased geographical diversity;

  •
  increased opportunities to scale and align crew size with project size;

  •
  a continued balance of oil and natural gas projects and assignments, particularly in oil and liquid-rich basins;

  •
  the opportunity for the shareholders of each of Dawson and TGC to participate in the equity value of the combined company and have the benefit of the increased public market liquidity resulting from the combined company's larger public float and market cap; and

  •
  opportunities for cost savings and revenue generation through enhanced operational logistics.

Q:
Why is my vote important?

A:
Completion of the merger requires the approval of the shareholders of Dawson and TGC at their respective special meetings. If you do not return your proxy card by mail or submit your proxy by telephone or over the Internet or vote in person at the special meetings, it may be difficult for Dawson and TGC to obtain the necessary quorum to hold their special meetings.

In addition, because approval of the merger proposal and the Dawson name change proposal require the affirmative vote of at least two-thirds of the outstanding shares of Dawson common stock, and because approval of the reverse stock split proposal and the TGC name change proposal require the affirmative vote of at least two-thirds of the outstanding shares of TGC, if you are a Dawson Shareholder or a TGC shareholder and you fail to vote or abstain from voting, that will have the same effect as a vote "AGAINST" approval of the merger proposal or related matters.

Dawson's board of directors recommends that Dawson shareholders vote "FOR" the merger proposal, "FOR" the Dawson name change proposal, "FOR" the advisory resolution proposal and "FOR" the Dawson adjournment proposal.

TGC's board of directors recommends that TGC shareholders vote "FOR" the share issuance proposal, "FOR" the reverse stock split proposal, "FOR" the TGC name change proposal and "FOR" the TGC adjournment proposal.

  As described under the headings "Dawson Proposal 3—The Advisory Resolution Proposal" and "The Merger—Conflicts of Interests" beginning on pages 67 and 122, respectively, of this joint proxy statement/prospectus, TGC's and Dawson's directors and executive officers will receive financial benefits that are different from, or in addition to, those of TGC's and Dawson's shareholders.

  No matter how many shares you own of either Dawson or TGC common stock, your vote is important and you are encouraged to vote.

Q:
How do I exchange my shares of TGC common stock if I am a TGC shareholder?

A:
Registered TGC shareholders may hold some or all of their shares of TGC common stock electronically in book-entry form, in certificate form or in a combination of certificate and book-entry form.

If you hold any of your shares of TGC common stock in certificate form, do not send in any stock certificates at this time. Registered holders of TGC common stock who hold shares of TGC common stock in book-entry form or in certificated form will be sent a letter of transmittal from TGC's transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares and book-entry shares to the transfer agent. Upon receipt of your properly completed and executed letter of transmittal and any share certificates that you hold, TGC will issue to you the appropriate number of shares of TGC common stock electronically in book-entry form (or in certificate form if you request physical certificates) and provide a statement reflecting the number of shares registered in your account. TGC will not issue any new shares of TGC common stock in book-entry form (or certificated form if you request physical certificates) to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

Upon the implementation of the reverse stock split, TGC intends to treat shares of TGC common stock held by shareholders through a bank, broker, custodian or other nominee in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding TGC common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the reverse stock split. Shareholders who hold shares of TGC common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Q:
What will I receive in the merger in exchange for my shares of Dawson common stock?

A:
Under the merger agreement, Dawson shareholders will receive 1.760 shares of TGC common stock for every one share of Dawson common stock they own, after giving effect to the proposed reverse stock split. For instance, a registered holder of 1,000 shares of Dawson common stock will receive 1,760 shares of TGC common stock on a post-reverse stock split basis. We refer to the number of shares of TGC common stock that Dawson shareholders will receive for each share of Dawson common stock they hold as the "exchange ratio." This ratio has been calculated assuming the effectiveness of a 1-for-3 reverse stock split with respect to TGC common stock immediately prior to the merger.

TGC will not issue any fractional shares of its common stock in connection with the proposed merger. For each fractional share that would otherwise be issued to Dawson shareholders, TGC will pay cash (without interest) in an amount equal to the product of the fractional share and the closing price of shares of TGC common stock on NASDAQ on the business day immediately prior to the closing date of the merger, as adjusted to give effect to a 1-for-3 reverse stock split. See "The Merger Agreement—Merger Consideration" on page 131.

  TGC will effect a 1-for-3 reverse stock split with respect to the TGC common stock immediately prior to the merger, thereby reducing the total number of outstanding shares of TGC common stock to approximately 7.3 million shares. To the extent that the reverse stock split would result in any TGC shareholders otherwise owning a fractional share of TGC common stock, such share will be rounded up to the nearest whole share. For instance, a registered holder of 1,000 shares of TGC common stock would own 334 shares of TGC common stock after giving effect to the proposed reverse stock split. The reverse stock split will affect all TGC shareholders uniformly and will not change any TGC shareholder's percentage ownership interest in TGC, except to the extent that the reverse stock split would result in the rounding up of fractional shares.

  We anticipate that upon completion of the merger, TGC will have approximately 21.6 million shares of outstanding common stock, with current Dawson shareholders owning approximately 66% of the combined company and current TGC shareholders owning approximately 34%.

  For additional information regarding what Dawson shareholders will be entitled to receive pursuant to the merger, see "The Merger—Merger Consideration" on page 120.

Q:
What is the value of the merger consideration that Dawson shareholders are to receive?

A:
The number of shares of TGC common stock to be issued in the merger for each share of Dawson common stock is fixed (except in the event of any stock split, reverse stock split, stock dividend, combination, reclassification, recapitalization or other similar transaction or event with respect to Dawson common stock or TGC common stock (other than the 1-for-3 TGC reverse stock split occurring immediately prior to the merger)) and will not be adjusted for changes in the market price of either Dawson common stock or TGC common stock. Accordingly, any change in the price of TGC common stock prior to the merger will affect the market value of the merger consideration that Dawson shareholders will receive as a result of the merger. For additional information regarding the value of the merger consideration, see "The Merger—The Merger Consideration" on page 120.

The closing price of Dawson common stock on NASDAQ on October 8, 2014, the last full trading day prior to the public announcement of the merger, was $17.57. The closing price of Dawson common stock on NASDAQ on December 29, 2014, the last practicable full trading day prior to the date of this joint proxy statement/prospectus, was $12.11.

The closing price of TGC common stock on NASDAQ on October 8, 2014, the last full trading day prior to the public announcement of the merger, was $3.34. The closing price of TGC common stock on NASDAQ on December 29, 2014, the last practicable full trading day prior to the date of this joint proxy statement/prospectus, was $2.26.

You should obtain current stock price quotations for Dawson common stock and TGC common stock before voting. Dawson common stock and TGC common stock are currently listed on NASDAQ under the symbols "DWSN" and "TGE," respectively.

Q:
Will TGC shareholders receive any additional shares as a result of the merger?

A:
No. TGC shareholders will not receive any additional shares of TGC common stock as a result of the merger, except to the extent that the 1-for-3 reverse stock split to be effected in connection with the merger would result in the rounding up of fractional shares.

Q:
What will happen to shares of TGC common stock in the merger?

A:
Holders of shares of TGC common stock will continue to own their existing shares, which will not be converted or canceled in the merger; however the number of shares they hold will be adjusted downward pursuant to the proposed reverse stock split. In the merger, each outstanding share of Dawson common share will be converted into the right to receive 1.760 shares of TGC common stock after giving effect to the proposed reverse stock split. As of December 29, 2014, there were 8,077,580 shares of Dawson common stock, stock options to acquire up to 91,150 shares of Dawson common stock, 75,575 Dawson restricted stock units, 21,997,007 shares of TGC common stock and stock options to acquire up to 839,267 shares of TGC common stock outstanding. Immediately prior to the merger, TGC will effect a 1-for-3 reverse stock split with respect to the TGC common stock, thereby reducing the total number of outstanding shares of TGC common stock to approximately 7.3 million shares. Based on such number of shares and options outstanding and after giving effect to the proposed reverse stock split, there would be an aggregate of approximately 21.6 million outstanding shares of TGC common stock after the completion of the merger, of which approximately 66% and 34% of those outstanding shares would be held by current Dawson shareholders and TGC shareholders, respectively.

Q:
Will the merger affect the board of directors or officers of TGC after the merger?

A:
Yes. Under the merger agreement, TGC has agreed to take all necessary actions to cause, as of the effective time of the merger, the TGC board of directors to include Stephen C. Jumper, Craig Cooper, Gary M. Hoover, Ted North and Mark A. Vander Ploeg, each of whom is currently a director of Dawson. We expect that Wayne A. Whitener, Allen T. McInnes, Ph.D. and William J. Barrett will continue to serve as directors of TGC after the merger and the other current directors of TGC will resign from the TGC board of directors. Accordingly, in order to accommodate the additional directors, at the effective time of the merger, the TGC board of directors will increase in size to 8 directors. See "The Merger Agreement—Governance Matters" on page 131. Pursuant to the merger agreement, TGC will take all necessary action to cause each of the 8 directors noted above to be nominated for continuing election to the board of directors for three years following the effective time of the merger, other than Mr. Barrett, who will be nominated for election to the board of directors for one year following the effective time of the merger, and Messrs. Jumper and Whitener, who will be nominated for election as long as they remain an officer of TGC or Dawson following the merger.

Stephen C. Jumper will be appointed as the Chairman, President and Chief Executive Officer of TGC as of the effective time of the merger, and Wayne A. Whitener will become the Vice Chairman.

The following individuals (currently officers of Dawson) will be appointed to serve as officers of TGC (in the capacities set forth below):

Name	Office
C. Ray Tobias	Executive Vice President and
Chief Operating Officer
Christina W. Hagan	Executive Vice President,
Chief Accounting Officer and Secretary
James W. Thomas	Executive Vice President and
Chief Technology Officer

        Additionally, the following individuals (currently officers of TGC) will continue serving as officers of TGC (in the capacities set forth below):

Name	Office
James K. Brata	Executive Vice President and
Chief Financial Officer
Daniel G. Winn	Senior Vice President
Q:
Who is entitled to vote at the Dawson special meeting and the TGC special meeting?

A:
Dawson shareholders:    The record date for the Dawson special meeting is December 29, 2014. Only holders of record of shares of Dawson common stock outstanding and entitled to vote as of the close of business on the record date are entitled to notice of, and to vote at, the Dawson special meeting or any adjournment or postponement of the Dawson special meeting.

TGC shareholders:    The record date for the TGC special meeting is December 29, 2014. Only holders of record of shares of TGC common stock outstanding and entitled to vote as of the close of business on the record date are entitled to notice of, and to vote at, the TGC special meeting or any adjournment or postponement of the TGC special meeting.

Q:
What vote of Dawson shareholders is required to approve the transaction with TGC and to approve the advisory resolution proposal?

A:
The affirmative vote of at least two-thirds of the outstanding shares of Dawson common stock is required to approve the merger proposal. The affirmative vote of at least two-thirds of the outstanding shares of Dawson common stock is also required to approve the Dawson name change proposal.

The affirmative vote of a majority of shares of Dawson common stock present in person or represented by proxy and entitled to vote at the Dawson special meeting, in which a quorum is present, is required to approve the non-binding advisory resolution on certain compensation that may be paid or become payable to Dawson's named executive officers upon consummation of the merger. However, approval by Dawson shareholders of such compensation is not a condition to the merger. Accordingly, even if Dawson shareholders do not approve such compensation, if all closing conditions to the merger are satisfied, Dawson and TGC will be obligated to close the merger, and such compensation will be paid or become payable to Dawson's named executive officers.

The Dawson adjournment proposal, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of Dawson common stock representing a majority of the votes present in person or represented by proxy and entitled to vote at the Dawson special meeting, whether or not a quorum exists.

At the close of business on December 29, 2014, the record date for the Dawson special meeting, directors and executive officers of Dawson had the right to vote 2.39% of the outstanding shares of Dawson common stock. Certain of those executive officers and directors, who collectively owned approximately 2.39% of the shares of Dawson common stock outstanding on such date, have entered into a voting agreement with TGC, which we refer to as the Dawson shareholder voting agreement. Pursuant to and subject to the terms of the Dawson shareholder voting agreement, those directors and executive officers have agreed, among other things, to vote their shares of Dawson common stock in favor of approval of the merger proposal at the Dawson special meeting. For additional information on the Dawson shareholder voting agreement, see "The Dawson Shareholder Voting Agreement" beginning on page 155.

  For additional information on the vote required to approve the merger proposal, see "The Dawson Special Meeting" beginning on page 60.

Q:
How does the Dawson board of directors recommend that Dawson shareholders vote with respect to the proposed merger, the proposed Dawson name change and the advisory resolution proposal?

A:
Dawson's board of directors recommends that Dawson shareholders vote "FOR" the merger proposal and "FOR" the Dawson name change proposal. For additional information on the recommendation of Dawson's board of directors, see "The Merger—Dawson's Reasons for the Merger and Recommendation of Dawson's Board of Directors" beginning on page 93.

In addition, Dawson's board of directors recommends that Dawson shareholders vote "FOR" the advisory resolution proposal.

You should note that Dawson's directors and executive officers have interests in the merger as directors or officers that are different from, or in addition to, the interests of other Dawson shareholders. For information relating to the interests of Dawson's directors and executive officers in the merger, see "The Merger—Conflicts of Interests" beginning on page 122.

Q:
What vote of TGC shareholders is required to approve the transaction with Dawson, the reverse stock split and the change of TGC's name?

A:
The affirmative vote of at least two-thirds of the outstanding shares of TGC common stock is required to approve the reverse stock split proposal and the TGC name change proposal.

The share issuance proposal requires the affirmative vote of a majority of shares of TGC common stock present in person or represented by proxy and entitled to vote and that voted for or against or expressly abstained with respect to the proposal, in which a quorum is present.

The TGC adjournment proposal, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of TGC common stock representing a majority of the votes present in person or represented by proxy and entitled to vote and that voted for or against or expressly abstained with respect to the proposal, whether or not a quorum exists.

At the close of business on December 29, 2014, the record date for the TGC special meeting, directors and executive officers of TGC and their respective affiliates had the right to vote 27.60% of the outstanding shares of TGC common stock. Those executive officers and directors and their affiliates have entered into voting agreements with Dawson, which we refer to as the TGC shareholder voting agreements. Pursuant to and subject to the terms of the TGC shareholder voting agreements, those directors and executive officers and their respective affiliates have agreed, among other things, to vote their shares of TGC common stock in favor of the share issuance proposal, the reverse stock split proposal, the TGC name change proposal and the TGC adjournment proposal. For additional information on the TGC shareholder voting agreements, see "The TGC Shareholder Voting Agreements" beginning on page 153.

For additional information on the vote required to approve the merger proposal, see "The TGC Special Meeting" beginning on page 70.

Q:
What is required to consummate the merger?

A:
To consummate the merger, Dawson's shareholders must approve the merger proposal and the Dawson name change proposal and TGC's shareholders must approve the share issuance proposal, the reverse stock split proposal and the TGC name change proposal. The merger, the amendment to Dawson's second amended and restated articles of incorporation to change the name of Dawson to "Dawson Operating Company," the issuance of shares of TGC common stock pursuant to the terms of the merger agreement, the amendment to TGC's amended and restated certificate of formation to effect the reverse stock split and the amendment to TGC's amended and restated certificate of formation to change the name of TGC to "Dawson Geophysical Company" will not take place unless all of these proposals are approved by Dawson's shareholders or TGC's shareholders, as applicable. Therefore, the completion of the merger cannot proceed without the approval of these proposals.

Q:
How does the TGC board of directors recommend that TGC shareholders vote with respect to the share issuance proposal, the reverse stock split proposal and the name change proposal?

A:
TGC's board of directors recommends that TGC shareholders vote "FOR" the share issuance proposal, "FOR" the reverse stock split proposal and "FOR" the TGC name change proposal. For additional information on the recommendation of TGC's board of directors, see "The Merger—TGC's Reasons for the Merger and Recommendation of TGC's Board of Directors" beginning on page 98.

You should note that TGC's directors and executive officers have interests in the merger as directors or officers that are different from, or in addition to, the interests of other TGC shareholders. For information relating to the interests of TGC's directors and executive officers in the merger, see "The Merger—Conflicts of Interests" beginning on page 122.

Q:
What constitutes a quorum for the special meetings?

A:
With respect to each special meeting, a majority of the outstanding shares of common stock entitled to vote at the close of business on the record date being present in person or represented by proxy constitutes a quorum for the special meeting. While abstentions will be counted for purposes of determining whether a quorum is present, broker non-votes (which are described below) will not.

Q:
When and where are the special meetings?

A:
The Dawson special meeting will take place at the offices of Baker Botts L.L.P. at 2001 Ross Avenue, Suite 1100, Dallas, Texas 75201 at 3:00 p.m., central time, on Monday, February 9, 2015. For additional information relating to the Dawson special meeting, see "The Dawson Special Meeting" beginning on page 60.

  The TGC special meeting will take place at the offices of Haynes and Boone, LLP at 2323 Victory Avenue, Suite 700, Dallas, Texas 75219 at 2:00 p.m., central time, on Monday, February 9, 2015. For additional information relating to the TGC special meeting, see "The TGC Special Meeting" beginning on page 70.

Q:
Is the consummation of the merger subject to any conditions other than the approval of Dawson and TGC shareholders?

A:
Yes. In addition to Dawson and TGC shareholder approvals, the consummation of the merger is contingent upon the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•
clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act (for which early termination of the waiting period was granted on November 14, 2014);

•
the absence of any judgment, injunction, order or decree in effect, or any law, statute, rule or regulation enacted, that prohibits the consummation of the merger;

•
the effectiveness of a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the authorization of the listing of the shares of TGC common stock to be issued in connection with the merger on NASDAQ;

•
receipt by each party of an opinion from its counsel, in a form and substance reasonably satisfactory to that party, dated as of the closing date of the merger, to the effect that (1) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and (2) no gain or loss will be recognized for United States federal income tax purposes by the shareholders of Dawson upon the exchange of shares of Dawson common stock for shares of TGC common stock pursuant to the proposed merger (except with respect to cash received in lieu of fractional shares);

•
certain officers of TGC and Dawson having entered into employment agreements with TGC as of the effective time of the merger;

•
receipt by TGC and Dawson of certain third party consents; and

•
other customary conditions, including the absence of a material adverse effect with respect to either TGC's or Dawson's respective businesses.

        If any of the conditions set forth above fail to occur and such conditions are not waived, the merger will not be consummated and the merger agreement will terminate. Either party may waive any of their respective conditions if the law allows such party to do so. If either party were to waive a condition, the consummation of the merger would occur without the condition having been met. Neither Dawson nor TGC can give any assurance regarding when or if all of the conditions to the merger will be either satisfied or waived or that the merger will occur as intended.

        The proposal relating to the approval of certain compensation to be paid to Dawson's named executive officers upon consummation of the merger is a non-binding advisory resolution and is not a condition to the merger. Accordingly, even if Dawson shareholders do not approve such compensation, if all closing conditions to the merger are satisfied, Dawson and TGC will be obligated to close the merger, and such compensation will be paid or become payable to Dawson's named executive officers.

        For additional information on the conditions to the consummation of the merger, see "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 146.

Q:
What do I need to do now?

A:
After reading and considering carefully the information contained in this joint proxy statement/prospectus, please vote promptly by calling the toll-free number listed on your proxy card, accessing the Internet website listed on your proxy card or completing, signing, dating and returning your proxy card in the enclosed postage-paid envelope. If you hold your stock in "street name" through a bank, broker or other nominee, you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee. Submitting your proxy by telephone, Internet or mail or directing your bank, broker or other nominee to vote your shares will ensure that your shares are represented and voted at the special meeting.

  For additional information on voting procedures, see "The Dawson Special Meeting" beginning on page 60 or "The TGC Special Meeting" beginning on page 70, as applicable.

Q:
How will my proxy be voted?

A:
If you vote by telephone, over the Internet or by completing, signing, dating and returning your signed proxy card, your proxy will be voted in accordance with your instructions. The proxy confers discretionary authority to the named proxies. If you are a Dawson shareholder and you complete, sign, date and return your proxy card and do not indicate how you want to vote, your shares will be voted "FOR" approval of the merger proposal, "FOR" approval of the Dawson name change proposal, "FOR" approval of the advisory resolution proposal and "FOR" the Dawson adjournment proposal. If you are a TGC shareholder and you complete, sign, date and return your proxy card and do not indicate how you want to vote, your shares will be voted "FOR" the share issuance proposal, "FOR" the reverse stock split proposal, "FOR" the TGC name change proposal and "FOR" the TGC adjournment proposal.

  For additional information on voting procedures, see "The Dawson Special Meeting" beginning on page 60 or "The TGC Special Meeting" beginning on page 70, as applicable.

Q:
What if my bank, broker or other nominee holds my shares in "street name"?

A:
If a bank, broker or other nominee holds your shares for your benefit but not in your own name, your shares are in "street name." In that case, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of telephone and Internet voting depends on the voting procedures of your bank, broker or other nominee. Please follow the instructions on the voting instruction form they send you. If your shares are held in the name of your bank, broker or other nominee and you wish to vote in person at your special meeting, you must contact your bank, broker or other nominee and request a document called a "legal proxy." You must bring this legal proxy to your respective special meeting in order to vote in person.

Q:
What if I don't provide my bank, broker or other nominee with instructions on how to vote?

A:
Generally, a bank, broker or other nominee may vote the shares that it holds for you only in accordance with your instructions. However, if your bank, broker or other nominee has not received your instructions, your bank, broker or other nominee has the discretion to vote on certain matters that are considered routine. A "broker non-vote" occurs if your bank, broker or other nominee cannot vote on a particular matter because your bank, broker or other nominee has not received instructions from you and because the proposal is not routine. None of the matters being presented to shareholders for a vote at the special meetings of Dawson and TGC is considered a routine matter. Therefore, your bank, broker or other nominee will not be permitted to vote at the special meeting without instruction from you as the beneficial owner of the shares of Dawson or TGC common stock.

If you do not instruct your bank, broker or other nominee on how you want your shares of Dawson common stock or TGC common stock, as applicable, to be voted, it may be difficult for Dawson and TGC to obtain the necessary quorum to hold their special meetings because broker non-votes will not be counted for purposes of determining whether a quorum is present at either special meeting.

  In the case of TGC shareholders, assuming a quorum is present at the TGC special meeting, a broker non-vote will have no effect on the share issuance proposal. In addition, even if there is a quorum present at the TGC special meeting, a broker non-vote will have the same effect as a vote "AGAINST" the reverse stock split proposal and the TGC name change proposal. Whether or not a quorum is present at the TGC special meeting, a broker non-vote will have no effect on the adjournment proposal.

  In the case of Dawson shareholders, even if there is a quorum present at the Dawson special meeting, a broker non-vote will have the same effect as a vote "AGAINST" approval of the merger proposal and "AGAINST" the Dawson name change proposal. Assuming a quorum is present at the Dawson special meeting, a broker non-vote will have no effect on the advisory resolution proposal. Whether or not a quorum is present at the Dawson special meeting, a broker non-vote will have no effect on the adjournment proposal.

  For additional information on voting procedures, see "The Dawson Special Meeting" beginning on page 60 or "The TGC Special Meeting" beginning on page 70, as applicable.

Q:
What if I mark abstain when voting?

A:
If you mark abstain when voting, your abstention will still be counted in determining whether a quorum is present at the applicable special meeting. However, abstentions will have the same effect as a vote "AGAINST" all the matters being considered at the applicable special meeting. Accordingly, if you are a Dawson shareholder, your abstention will have the same effect as a vote "AGAINST" the merger proposal, "AGAINST" the Dawson name change proposal, "AGAINST" the advisory resolution proposal and "AGAINST" the Dawson adjournment proposal, and if you are a TGC shareholder, your abstention will have the same effect as a vote "AGAINST" the share issuance proposal, "AGAINST" the reverse stock split proposal, "AGAINST" the TGC name change proposal, and "AGAINST" the TGC adjournment proposal.

Q:
What should I do if I receive more than one set of voting materials for the Dawson special meeting or the TGC special meeting?

A:
You may receive more than one set of voting materials for the Dawson special meeting or the TGC special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Dawson common stock or TGC common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares of Dawson common stock or TGC common stock are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction card that you receive by following the instructions set forth in each separate proxy or voting instruction card.

Q:
What can I do if I want to change or revoke my vote?

A:
Regardless of the method you used to cast your vote, if you are a holder of record, you may change your vote:

•
by completing, signing, dating and returning a new proxy card with a later date so that it is received prior to the applicable special meeting;

•
by calling the toll-free number listed on the proxy card or by accessing the Internet website listed on the proxy card by 11:59 p.m., New York City time, on Sunday, February 8, 2015; or

•
by attending the Dawson special meeting or TGC special meeting, as applicable, and voting by ballot in person at the special meeting.

  You may also revoke your proxy card by sending a notice of revocation, which must be received prior to the applicable special meeting, to the designated representative of Dawson or TGC, as applicable, at the address provided under "Where You Can Find More Information" beginning on page 225. Your attendance at the Dawson or TGC special meeting, as applicable, will not, by itself, revoke any proxy that you have previously submitted unless you also vote by ballot in person at the applicable special meeting.

  If you hold your shares in "street name" and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other record holder to see your voting options.

  For additional information on voting procedures, see "The Dawson Special Meeting" beginning on page 60 or "The TGC Special Meeting" beginning on page 70, as applicable.

Q:
Is the merger expected to be taxable to Dawson shareholders?

A:
The merger is intended to qualify as a reorganization under Section 368(a) of the Code. It is a condition to closing of the merger that counsel for Dawson and TGC deliver opinions to the effect that the merger will qualify as such a reorganization. While the condition is waivable, neither Dawson nor TGC intends to waive this closing condition. If either party were to waive the condition, and the resulting change in tax consequences to Dawson shareholders would be material, Dawson and TGC will recirculate this joint proxy statement/prospectus or a supplement thereto and resolicit proxies.

Assuming that the merger qualifies as a reorganization and that you are a U.S. person, then you generally will not recognize any gain or loss, except with respect to cash that Dawson shareholders receive in lieu of fractional shares of TGC common stock.

You should read "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 197 for a description of the material U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular situation. You are urged to consult your tax advisor to determine the tax consequences of the merger to you.

Q:
What will happen to Dawson's stock options, restricted stock and restricted stock units in the merger?

A:
As a result of the merger and pursuant to the applicable employee benefit plan and award agreements governing such stock options, each outstanding unvested stock option, if any, for Dawson common stock granted by Dawson pursuant to an employee benefit plan will become fully vested prior to the effective time of the merger. Stock options for Dawson common stock will, if not exercised prior to the effective time of the merger, be converted into stock options for TGC common stock on terms substantially identical to those in effect immediately prior to the effective time of the merger, with the number of shares of TGC common stock issuable and the exercise price being adjusted by the exchange ratio.

Except for certain restricted stock or restricted stock unit awards subject to applicable employment agreements or any newly issued awards that do not provide for vesting upon the effective time of the merger, immediately prior to the effective time of the merger, each outstanding award of shares of restricted stock and restricted stock units granted by Dawson pursuant to an employee benefit plan will become fully vested and each holder of such formerly restricted stock and/or restricted stock units will have the right to participate in the merger as a holder of Dawson common stock. Restricted stock or restricted stock unit awards that do not vest upon the effective time of the merger will be assumed by TGC and will continue pursuant to their terms, provided that TGC common stock, adjusted by the exchange ratio, will replace the Dawson common stock subject to such awards.

  For more information, see "The Merger Agreement—Effect of the Merger on Dawson's Equity Awards" beginning on page 132.

Q:
What will happen to TGC's stock options and restricted stock in the merger?

A:
As a result of the merger and pursuant to the award agreements governing such stock options, each outstanding stock option for TGC common stock granted by TGC pursuant to an employee benefit plan will become fully vested prior to the effective time of the merger. Stock options for TGC common stock will, if not exercised prior to the effective time of the merger, continue to remain outstanding pursuant to their terms, with the number of shares of TGC common stock issuable and the exercise price being adjusted to give effect to the 1-for-3 reverse stock split.

Immediately prior to the effective time of the merger, each outstanding award of restricted stock granted by TGC pursuant to an employee benefit plan will become fully vested as a result of the merger and pursuant to the award agreements governing such awards, provided that the number of shares of TGC common stock shall be adjusted to give effect to the 1-for-3 reverse stock split.

For more information, see "The Merger Agreement—Effect of the Merger on TGC's Equity Awards" beginning on page 132.

Q:
What will happen if Dawson shareholders do not approve the advisory resolution proposal, but all closing conditions to the merger are satisfied?

A:
The advisory resolution proposal is a non-binding advisory resolution and is not a condition to the merger. Even if Dawson shareholders do not approve such compensation, if all closing conditions to the merger are satisfied, Dawson and TGC will be obligated to close the merger, and such compensation will be paid or become payable to Dawson's named executive officers.

For more information, see "Dawson Proposal 3—The Advisory Resolution Proposal" and "The Merger—Conflicts of Interests" beginning on pages 67 and 122, respectively.

Q:
If I am a holder of Dawson common stock with shares represented by stock certificates, should I send in my Dawson stock certificates now?

A:
NO, DAWSON SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATE(S) WITH THE PROXY CARD(S). If the merger is completed, TGC will send Dawson shareholders written instructions for sending in their stock certificates or, in the case of book-entry shares, for surrendering their book-entry shares. See "The Dawson Special Meeting—Solicitation of Proxies" beginning on page 63, and "The Merger Agreement—Payment of Merger Consideration—Exchange Procedures" beginning on page 133.

Q:
If I am a holder of TGC common stock with shares represented by stock certificates, should I send in my TGC stock certificates now?

A:
NO, TGC SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATE(S) WITH THE PROXY CARD(S). If the merger is completed, TGC will send its shareholders written instructions for sending in their stock certificates or, in the case of book-entry shares, for surrendering their book-entry shares. See "The TGC Special Meeting—Solicitation of Proxies" beginning on page 73.

Q:
Are Dawson and TGC shareholders entitled to exercise dissenters' or appraisal rights?

A:
No. Neither Dawson nor TGC shareholders are entitled to any appraisal or dissenters' rights.

Q:
Are there any risks in the merger that I should consider?

A:
Yes. There are risks associated with all business combinations, including the proposed merger. We have described certain of these risks and other risks in more detail under "Risk Factors" beginning on page 45.

Q:
When do you expect to complete the merger?

A:
Dawson and TGC anticipate the closing of the merger to be completed within three business days following the meetings of the shareholders of each of Dawson and TGC, subject to the required shareholder approvals and satisfaction or waiver of the other closing conditions to the transaction. For additional information on the conditions to the consummation of the merger, see "The Merger Agreement—Conditions to Completion of the Merger" beginning on page 146.

Q:
Where can I find more information about the companies?

A:
Both Dawson and TGC file periodic reports and other information with the SEC. You may read and copy this information at the SEC's public reference facility. Please call the SEC at 1-800-SEC-0330 for information about this facility. This information is also available through the SEC's website at http://www.sec.gov. Both companies also maintain websites. You can obtain Dawson's SEC filings at http://www.dawson3d.com and you can obtain TGC's SEC filings at http://www.tgcseismic.com. Neither Dawson nor TGC intends for information contained on or accessible through their respective websites to be part of this joint proxy statement/prospectus, other than the documents that Dawson files with the SEC that are incorporated by reference into this joint proxy statement/prospectus.

In addition, you may obtain some of this information directly from the companies. For a more detailed description of the information available, see "Where You Can Find More Information" beginning on page 225.

Q:
Whom should I call if I have questions about the special meeting or the merger?

A:
Dawson shareholders should call Morrow & Co., LLC, or Morrow, Dawson's proxy solicitor, at (800) 662-5200.

TGC shareholders should call D.F. King & Co., Inc., or D.F. King, TGC's proxy solicitor, at (877) 283-0322.

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document, including the annexes to this document, and the other available information referred to under "Where You Can Find More Information" beginning on page 225. We encourage you to read the merger agreement, the legal document governing the merger, which is attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. We have included page references in the discussion below to direct you to more complete descriptions of the topics presented in this summary.

The Parties to the Merger (Page 82)

Dawson Geophysical Company

508 West Wall, Suite 800

Midland, Texas 79701

(432) 684-3000

        Dawson Geophysical Company, a Texas corporation, is a leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.

        Dawson's common stock is currently listed on NASDAQ under the symbol "DWSN."

 TGC Industries, Inc.

101 East Park Blvd., Suite 955

Plano, Texas 75074

(972) 881-1099

        TGC Industries, Inc., a Texas corporation, and its wholly owned subsidiary, Eagle Canada, Inc., a Delaware corporation, or Eagle Canada, are primarily engaged in the geophysical service business of conducting 3-D surveys for clients in the oil and natural gas business throughout the continental United States and Canada.

        TGC's common stock is currently listed on NASDAQ under the symbol "TGE."

 Riptide Acquisition Corp.

101 East Park Blvd., Suite 955

Plano, Texas 75074

(972) 881-1099

        Riptide Acquisition Corp., a Texas corporation and direct, wholly owned subsidiary of TGC (which we refer to as "Merger Sub"), was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

 The Merger (Page 84)

        Subject to the terms and conditions of the merger agreement and in accordance with Texas law, Merger Sub will be merged with and into Dawson, with Dawson surviving as a direct, wholly owned subsidiary of TGC. Upon completion of the merger, Dawson's common stock will no longer be publicly traded.

        A copy of the merger agreement is attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

Reverse Stock Split (Page 76)

        In connection with and immediately prior to the merger, TGC will undertake a 1-for-3 reverse stock split with respect to TGC common stock. This reverse stock split will reduce the total number of outstanding shares of TGC common stock to approximately 7.3 million shares immediately prior to the merger.

Name Change (Page 80)

        In connection with and immediately prior to the merger, TGC will change its name to "Dawson Geophysical Company" in accordance with Texas law. Additionally, Dawson will change its name to "Dawson Operating Company" immediately prior to the merger.

Merger Consideration (Page 120)

        Under the merger agreement, Dawson shareholders will receive 1.760 shares of TGC common stock for every share of Dawson common stock owned, after giving effect to the proposed reverse stock split. The exchange ratio is calculated after giving effect to the reverse stock split immediately prior to the merger, which will reduce the number of outstanding shares of TGC common stock to approximately 7.3 million shares immediately prior to the merger.

        TGC will not issue any fractional shares of its common stock in connection with the proposed merger. For each fractional share that would otherwise be issued to Dawson shareholders, TGC will pay cash (without interest) in an amount equal to the product of the fractional share and the closing price for shares of TGC common stock on NASDAQ on the business day immediately prior to the closing date of the merger.

The Number of Shares of TGC Common Stock to Be Issued in the Merger Is Fixed, and Therefore the Value of the Merger Consideration Will Fluctuate with the Market Price of TGC Common Stock (Page 120)

        The number of shares of TGC common stock to be issued in the merger for each share of Dawson common stock is fixed (except in the event of any stock split, reverse stock split, stock dividend, combination, reclassification, recapitalization or other similar transaction or event with respect to Dawson common stock or TGC common stock (other than the 1-for-3 TGC reverse stock split occurring immediately prior to the merger)) and will not be adjusted for changes in the market price of either Dawson common stock or TGC common stock. Accordingly, any change in the price of TGC common stock prior to the merger will affect the market value of the merger consideration that Dawson shareholders will receive as a result of the merger. Any fluctuation in the price of Dawson common stock will have no effect on the exchange ratio or the value of the merger consideration.

        The closing price of Dawson common stock on NASDAQ on October 8, 2014, the last full trading day prior to the public announcement of the merger, was $17.57. The closing price of Dawson common stock on NASDAQ on December 29, 2014, the last practicable full trading day prior to the date of this joint proxy statement/prospectus, was $12.11.

        The closing price of TGC common stock on NASDAQ on October 8, 2014, the last full trading day prior to the public announcement of the merger, was $3.34. The closing price of TGC common stock on NASDAQ on December 29, 2014, the last practicable full trading day prior to the date of this joint proxy statement/prospectus, was $2.26.

        You should obtain current stock price quotations for Dawson common stock and TGC common stock before voting. Dawson common stock and TGC common stock are currently listed on NASDAQ under the symbols "DWSN" and "TGE," respectively.

Treatment of Dawson Stock Options, Restricted Stock and Restricted Stock Units (Page 132)

        As a result of the merger and pursuant to the applicable employee benefit plan and award agreements governing such stock options, each outstanding unvested stock option, if any, for Dawson common stock granted by Dawson pursuant to an employee benefit plan will become fully vested prior to the effective time of the merger. Stock options for Dawson common stock will, if not exercised prior to the effective time of the merger, be converted into stock options for TGC common stock on terms substantially identical to those in effect immediately prior to the effective time of the merger, with the number of shares of TGC common stock issuable and the exercise price being adjusted by the exchange ratio.

        Except for certain restricted stock or restricted stock unit awards subject to applicable employment agreements or any newly issued awards that do not provide for vesting upon the effective time of the merger, immediately prior to the effective time of the merger, each outstanding award of restricted stock and restricted stock units granted by Dawson pursuant to an employee benefit plan will become fully vested and each holder of such formerly restricted stock and/or restricted stock units will have the right to participate in the merger as a holder of Dawson common stock. Restricted stock or restricted stock unit awards that do not vest upon the effective time of the merger will be assumed by TGC and will continue pursuant to their terms, provided that TGC common stock, adjusted by the exchange ratio, will replace the Dawson common stock subject to such awards.

Treatment of TGC Stock Options and Restricted Stock (Page 132)

        As a result of the merger and pursuant to the award agreements governing such stock options, each outstanding stock option for TGC common stock granted by TGC pursuant to an employee benefit plan will become fully vested prior to the effective time of the merger. Stock options for TGC common stock will, if not exercised prior to the effective time of the merger, continue pursuant to their terms, with the number of shares of TGC common stock issuable and the exercise price being adjusted to give effect to the 1-for-3 reverse stock split.

        Immediately prior to the effective time of the merger, each outstanding share of restricted stock granted by TGC pursuant to an employee benefit plan will become fully vested as a result of the merger and pursuant to the award agreements governing such awards, provided that the number of shares of TGC common stock shall be adjusted to give effect to the 1-for-3 reverse stock split.

Dawson's Reasons for the Merger (Page 93)

        In evaluating the merger, the Dawson board of directors consulted with Dawson's management, as well as Dawson's legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby and to recommend that Dawson shareholders approve the merger proposal, the Dawson name change proposal and the advisory resolution proposal, reviewed a significant amount of information and considered a number of factors, including those listed in "The Merger—Dawson's Reasons for the Merger and Recommendation of Dawson's Board of Directors" beginning on page 93.

TGC's Reasons for the Merger (Page 98)

        In the course of reaching its decision to approve the merger agreement and related transactions and to recommend that TGC shareholders approve the share issuance proposal, the reverse stock split proposal and the TGC name change proposal, the TGC board of directors consulted with members of TGC's management and TGC's legal and financial advisors, reviewed a significant amount of information and considered a number of factors, including those listed in "The Merger—TGC's Reasons for the Merger and Recommendation of TGC's Board of Directors" beginning on page 98.

Recommendations of the Dawson Board of Directors (Page 93)

        Dawson's board of directors has adopted a resolution approving the merger agreement and has determined that the merger agreement is advisable and in the best interests of Dawson and its shareholders and recommends that Dawson shareholders vote "FOR" the merger proposal, "FOR" the Dawson name change proposal, "FOR" the advisory resolution proposal and "FOR" the Dawson adjournment proposal. See "The Merger—Background of the Merger" beginning on page 84.

        As described under the headings "Dawson Proposal 3—The Advisory Resolution Proposal" and "The Merger—Conflicts of Interests" beginning on pages 67 and 122, respectively, of this joint proxy statement/prospectus, Dawson's directors and executive officers will receive financial benefits that are different from, or in addition to, those of Dawson's shareholders.

Recommendations of the TGC Board of Directors (Page 98)

        TGC's board of directors has adopted a resolution approving the merger agreement and has determined that the merger agreement is advisable and in the best interests of TGC and its shareholders and recommends that TGC shareholders vote "FOR" the share issuance proposal, "FOR" the reverse stock split proposal, "FOR" the TGC name change proposal, and "FOR" the TGC adjournment proposal. See "The Merger—Background of the Merger" beginning on page 84.

        As described under the heading "The Merger—Conflicts of Interests" beginning on page 122 of this joint proxy statement/prospectus, TGC's directors and executive officers will receive financial benefits that are different from, or in addition to, those of TGC's shareholders.

Opinion of Raymond James & Associates, Inc., Financial Advisor to Dawson (Page 106)

        In deciding to approve the merger agreement, Dawson considered an opinion from its financial advisor, Raymond James & Associates, Inc., or Raymond James. Raymond James rendered its opinion to Dawson's board of directors that, as of October 8, 2014, based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the shareholders of Dawson.

        The full text of the written opinion of Raymond James, dated October 8, 2014, is attached as Annex B to this joint proxy statement/prospectus. Raymond James provided its opinion for the information and assistance of Dawson's board of directors in connection with its consideration of the merger. The Raymond James opinion is not a recommendation as to how any holder of Dawson common stock should vote with respect to the merger proposal, Dawson name change proposal or any other matter.

        Pursuant to a letter agreement dated September 3, 2014, Dawson engaged Raymond James to render an opinion to the Dawson board of directors as to the fairness, from a financial point of view, to the shareholders of Dawson of the exchange ratio in connection with the proposed merger. As compensation for its services in connection with the proposed merger, Dawson paid Raymond James $350,000 upon the delivery of Raymond James's fairness opinion and will pay Raymond James an additional $900,000 if the merger is consummated. In addition, Dawson has agreed to reimburse Raymond James for up to $50,000 of its reasonable out-of-pocket expenses, including attorneys' fees and disbursements, and to indemnify Raymond James and related persons against various liabilities.

Opinion of Stephens Inc., Financial Advisor to TGC (Page 111)

        In deciding to approve the merger agreement and recommend the issuance of shares of TGC common stock pursuant to the merger agreement, TGC considered an opinion from its financial advisor, Stephens Inc., or Stephens. Stephens rendered its opinion to TGC's board of directors that, as of October 8, 2014, based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio was fair to TGC from a financial point of view.

        The full text of the written opinion of Stephens, dated October 8, 2014, is attached as Annex C to this joint proxy statement/prospectus. Stephens provided its opinion for the information and assistance of TGC's board of directors in connection with its consideration of the merger. The Stephens opinion is not a recommendation as to how any holder of TGC common stock should vote with respect to the share issuance proposal, reverse stock split proposal, TGC name change proposal or any other matter.

        On September 5, 2014, TGC engaged Stephens to render an opinion to the TGC board of directors as to the fairness, from a financial point of view, of the exchange ratio to TGC. As compensation for its services in connection with the proposed merger, TGC agreed to pay Stephens fees of up to $1,000,000, which includes reimbursements to Stephens for its reasonable out-of-pocket expenses, including attorneys' fees and disbursements. In addition, TGC has agreed to indemnify Stephens and related persons against various liabilities.

Ownership of TGC Following the Merger (Page 122)

        The merger is conditioned upon TGC effecting a 1-for-3 reverse stock split with respect to the TGC common stock immediately prior to the merger, thereby reducing the total number of outstanding shares of TGC common stock to approximately 7.3 million shares. We anticipate that upon completion of the merger and after giving effect to the 1-for-3 reverse stock split, TGC will have approximately 21.6 million shares of common stock outstanding, with current Dawson and TGC shareholders owning approximately 66% and 34% of the combined company, respectively. TGC will also change its name to "Dawson Geophysical Company" immediately prior to the merger.

Board of Directors and Management of TGC Following the Merger (Page 122)

        Under the merger agreement, TGC has agreed to take all necessary actions to cause, as of the effective time of the merger, the TGC board of directors to include Stephen C. Jumper, Craig Cooper, Gary M. Hoover, Ted North and Mark A. Vander Ploeg, each of whom is currently a director of Dawson. We expect that Wayne A. Whitener, Allen T. McInnes, Ph.D. and William Barrett will continue to serve as directors of TGC after the merger and the other current directors of TGC will resign from the TGC board of directors. Accordingly, in order to accommodate the additional directors, at the effective time of the merger, the TGC board of directors will increase in size to 8 directors. Pursuant to the merger agreement, the combined company will take all necessary action to cause each of the 8 directors noted above to be nominated for continuing election to the board of directors for three years following the effective time of the merger, other than Mr. Barrett, who will be nominated to the board of directors for one year following the effective time of the merger and Messrs. Jumper and Whitener, who will be nominated for election as long as they remain an officer of TGC or Dawson following the merger.

        Stephen C. Jumper will be appointed as the Chairman, President and Chief Executive Officer of TGC as of the effective time of the merger, and Wayne A. Whitener will become the Vice Chairman.

        The following individuals (currently officers of Dawson) will be appointed to serve as officers of TGC (in the capacities set forth below):

Name	Office
C. Ray Tobias	Executive Vice President and Chief Operating Officer
Christina W. Hagan	Executive Vice President, Chief Accounting Officer and Secretary
James W. Thomas	Executive Vice President and Chief Technology Officer

        Additionally, the following individuals (currently officers of TGC) will continue serving as officers of TGC (in the capacities set forth below):

Name	Office
James K. Brata	Executive Vice President and Chief Financial Officer
Daniel G. Winn	Senior Vice President

The Dawson Special Meeting (Page 60)

        Dawson will hold its special meeting of shareholders at the offices of Baker Botts L.L.P. at 2001 Ross Avenue, Suite 1100, Dallas, Texas 75201 at 3:00 p.m., central time, on Monday, February 9, 2015 for the following purposes:

  •
  to approve the merger proposal;

  •
  to approve the Dawson name change proposal;

  •
  to approve the advisory resolution proposal; and

  •
  to approve the Dawson adjournment proposal.

The TGC Special Meeting (Page 70)

        TGC will hold its special meeting of shareholders at the offices of Haynes and Boone, LLP at 2323 Victory Avenue, Suite 700, Dallas, Texas 75219 at 2:00 p.m., central time, on Monday, February 9, 2015 for the following purposes:

  •
  to approve the share issuance proposal;

  •
  to approve the reverse stock split proposal;

  •
  to approve the TGC name change proposal; and

  •
  to approve the TGC adjournment proposal.

Record Date (Page 60 for Dawson and Page 70 for TGC)

        You may vote at the special meeting of Dawson shareholders if you owned shares of Dawson common stock at the close of business on December 29, 2014, the record date for the Dawson special meeting.

        You may vote at the special meeting of TGC shareholders if you owned shares of TGC common stock at the close of business on December 29, 2014, the record date for the TGC special meeting.

Votes Required to Approve the Proposals (Page 61 for Dawson and Page 71 for TGC)

        Dawson.    Approval by Dawson shareholders of (1) the merger proposal and (2) the Dawson name change proposal requires the affirmative vote of at least two-thirds of the outstanding shares of Dawson common stock. Approval by Dawson shareholders of the advisory resolution proposal requires the affirmative vote of a majority of the shares of Dawson common stock present in person or represented by proxy and entitled to vote at the Dawson special meeting at which a quorum is present. Approval by Dawson shareholders of the Dawson adjournment proposal, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of a majority of the shares of Dawson common stock present in person or represented by proxy and entitled to vote at the Dawson special meeting, whether or not a quorum exists. Each share of Dawson common stock outstanding as of the record date is entitled to one vote at the Dawson special meeting.

        If a Dawson shareholder abstains when voting, that action will be the equivalent of a vote "AGAINST" all of the matters to be voted upon at the Dawson special meeting. Assuming a quorum is present at the Dawson special meeting, a broker non-vote will be the equivalent of a vote "AGAINST" the merger proposal and the Dawson name change proposal, but will have no effect on the advisory resolution proposal. Whether or not a quorum is present at the Dawson special meeting, a broker non-vote will have no effect on the adjournment proposal.

        An abstention occurs when a shareholder votes to abstain on one or more of the proposals and returns a proxy card or is present in person at the special meeting. Broker non-votes occur when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal in its discretion and the beneficial owner of the shares has not provided voting instructions.

        TGC.    Approval by TGC shareholders of (1) the reverse stock split proposal and (2) the TGC name change proposal each require the affirmative vote of at least two-thirds of the outstanding shares of TGC common stock. Approval by TGC shareholders of the share issuance proposal requires the affirmative vote of a majority of shares of TGC common stock present in person or represented by proxy and entitled to vote and that voted for or against or expressly abstained with respect to the proposal, in which a quorum is present. The TGC adjournment proposal, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of a majority of shares of TGC common stock present in person or represented by proxy and entitled to vote at the TGC special meeting, whether or not a quorum exists. Each share of TGC common stock outstanding as of the record date is entitled to one vote at the TGC special meeting.

        If a TGC shareholder abstains when voting, that action will be the equivalent of a vote "AGAINST" all of the matters to be voted upon at the TGC special meeting. Assuming a quorum is present at the TGC special meeting, a broker non-vote will be the equivalent of a vote "AGAINST" the reverse stock split proposal and the TGC name change proposal, but will have no effect on the share issuance proposal. Whether or not a quorum is present at the TGC special meeting, a broker non-vote will have no effect on the adjournment proposal.

        An abstention occurs when a shareholder votes to abstain on one or more of the proposals and returns a proxy card or is present in person at the special meeting. Broker non-votes occur when a bank, broker or other nominee returns a proxy but does not have authority to vote on a particular proposal in its discretion and the beneficial owner of the shares has not provided voting instructions.

 Description of TGC Capital Stock (Page 200)

        TGC's authorized capital stock consists of 35,000,000 shares of common stock, par value $0.01 per share, and 4,000,000 shares of preferred stock, par value $1.00 per share. As of December 29, 2014, there were 21,997,007 shares of TGC common stock outstanding and zero shares of TGC preferred stock outstanding. For additional information regarding TGC's capital stock, see "Description of TGC Capital Stock" beginning on page 200.

Outstanding Shares and Share Ownership of Management (Page 61 for Dawson and Page 71 for TGC)

        Dawson:    As of December 29, 2014, the record date for the Dawson special meeting, there were 8,077,580 shares of Dawson common stock outstanding.

        At the close of business on the record date for the Dawson special meeting, directors and executive officers of Dawson beneficially owned and were entitled to vote 193,211 outstanding shares of Dawson common stock, collectively representing approximately 2.39% of the shares of Dawson common stock outstanding on that date. Such persons also beneficially owned options to purchase an aggregate of 35,000 shares of Dawson common stock on the record date for the Dawson special meeting. Pursuant to and subject to the terms of the Dawson shareholder voting agreement, certain of those executive officers and directors, who collectively owned approximately 2.39% of the shares of Dawson common stock outstanding on the record date of the Dawson special meeting, have agreed, among other things, to vote their shares of Dawson common stock in favor of approval of the merger proposal at the Dawson special meeting. For additional information on the Dawson shareholder voting agreement, see "The Dawson Shareholder Voting Agreement" beginning on page 155 and the form of the Dawson shareholder voting agreement which is attached as Annex E to this joint proxy statement/prospectus.

        TGC:    As of December 29, 2014, the record date for the TGC special meeting, there were 21,997,007 shares of TGC common stock outstanding.

        At the close of business on the record date for the TGC special meeting, directors and executive officers of TGC beneficially owned and were entitled to vote 6,070,423 outstanding shares of TGC common stock, collectively representing approximately 27.60% of the shares of TGC common stock outstanding on that date. Such persons also beneficially owned options to purchase an aggregate of 383,980 shares of TGC common stock on the record date for the TGC special meeting. Pursuant to and subject to the terms of the TGC shareholder voting agreements, those executive officers and directors and their affiliates have agreed, among other things, to vote their shares of TGC common stock in favor of approval of each of the share issuance proposal, the reverse stock split proposal, the TGC name change proposal and the TGC adjournment proposal. For additional information on the TGC shareholder voting agreements, see "The TGC Shareholder Voting Agreements" beginning on page 153 and the form of the TGC shareholder voting agreement which is attached as Annex D to this joint proxy statement/prospectus.

Conditions to Completion of the Merger (Page 146)

        The merger will be completed only if the conditions to the merger are satisfied or waived (if legally permissible), including the following:

  •
  the approval of the merger agreement by Dawson shareholders;

  •
  the approval by TGC shareholders of (i) the issuance of shares of TGC common stock pursuant to the merger agreement, (ii) the 1-for-3 reverse stock split with respect to TGC common stock immediately prior to the merger and (iii) the change of TGC's name to "Dawson Geophysical Company" immediately prior to the merger;

  •
  clearance under the HSR Act (for which early termination of the waiting period was granted on November 14, 2014);

  •
  the absence of any judgment, injunction, order or decree in effect, or any law, statute, rule or regulation enacted, that prohibits the consummation of the merger;

  •
  the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the authorization of the listing of the shares of TGC common stock to be issued in connection with the merger on NASDAQ;

  •
  receipt by each party of an opinion from its counsel, in a form and substance reasonably satisfactory to that party, dated as of the closing date of the merger, to the effect that (1) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (2) no gain or loss will be recognized for United States federal income tax purposes by the shareholders of Dawson upon the exchange of shares of Dawson common stock for shares of TGC common stock pursuant to the proposed merger (except with respect to cash received by Dawson shareholders in lieu of fractional shares);

  •
  certain officers of TGC and Dawson having entered into employment agreements with TGC as of the effective time of the merger;

  •
  receipt by TGC and Dawson of certain third party consents; and

  •
  other customary conditions, including the absence of a material adverse effect with respect to either TGC's or Dawson's respective businesses.

        If any of the conditions set forth above fail to occur and such conditions are not waived, the merger will not be consummated and the merger agreement will terminate. Either party may waive any of their respective conditions if the law allows such party to do so. If either party were to waive a condition, the consummation of the merger would occur without the condition having been met. Neither Dawson nor TGC can give any assurance regarding when or if all of the conditions to the merger will be either satisfied or waived or that the merger will occur as intended.

        The advisory resolution proposal is a non-binding advisory resolution and is not a condition to the merger. Accordingly, even if Dawson shareholders do not approve such compensation, if all closing conditions to the merger are satisfied, Dawson and TGC will be obligated to close the merger, and such compensation will be paid or become payable to Dawson's named executive officers.

Regulatory Requirements (Page 128)

        The merger is subject to compliance with the HSR Act. On October 15, 2014, Dawson and TGC made their respective filings under the HSR Act with the Antitrust Division of the United States Department of Justice, which is referred to as the Antitrust Division in this joint proxy statement/prospectus, and the United States Federal Trade Commission, which is referred to as the FTC in this joint proxy statement/prospectus. On November 14, 2014, Dawson and TGC received notice that early termination of the waiting period under the HSR Act had been granted. Accordingly, the condition to the proposed merger relating to the expiration or termination of the HSR Act waiting period has been satisfied.

 Termination of the Merger Agreement (Page 148)

        Dawson and TGC can mutually agree to terminate the merger agreement at any time. Either Dawson or TGC can unilaterally terminate the merger agreement in various circumstances, including the following:

  •
  the merger has not occurred on or before March 31, 2015 (or May 31, 2015 if all conditions, other than (1) the termination or expiration of the waiting period under the HSR Act or (2) the absence of any judgment, injunction, order or decree in effect, or any law, statute, rule or regulation enacted, that prohibits the consummation of the merger, have been or are capable of being fulfilled);

  •
  Dawson shareholders have failed to approve the merger proposal at the Dawson special meeting;

  •
  TGC shareholders have failed to approve any of (i) the share issuance proposal, (ii) the reverse stock split proposal or (iii) the TGC name change proposal;

  •
  a governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and that order, decree, ruling or other action shall have become final and nonappealable;

  •
  the other party has breached or failed to perform any of its representations and warranties, covenants or agreements in the merger agreement such that the conditions to the closing of the merger agreement would fail and that breach or failure is incapable of being cured prior to the termination date or is not cured within 30 days after notice of the breach or failure to perform;

  •
  either party's board of directors changes, or fails to reaffirm when requested by the other party, its recommendation that shareholders approve the matters relating to the proposed merger;

  •
  the other party incurs impairment charges or write-downs to such party's assets in an aggregate amount exceeding 10% of such party's net property, plant and equipment as reported on such party's balance sheet for the period ended June 30, 2014;

  •
  litigation is filed against the other party arising from such party's operations (and not in connection with the merger agreement or the transactions contemplated thereby) and the damages that could reasonably be expected to result from any adverse judgment in connection with such litigation (other than losses covered by applicable insurance) exceed 10% of such party's net property, plant and equipment as reported on such party's balance sheet for the period ended June 30, 2014; or

  •
  prior to obtaining the required approval of its shareholders, the terminating party enters into a binding definitive agreement providing for a "superior proposal" as defined in the merger agreement which is attached as Annex A. See "The Merger Agreement—Covenants and Agreements—No Solicitation," as long as the terminating party has complied in all respects with the non-solicitation provisions of the merger agreement and the terminating party pays the other party a termination fee of $2.0 million and reimburses the other party for up to $1.5 million of its out-of-pocket expenses.

Termination Fee and Expense Reimbursement (Page 149)

        TGC is required to pay Dawson a termination fee of $2.0 million in the event the merger agreement is terminated because:

  •
  an acquisition proposal relating to at least 50% of TGC's common stock or assets is made public and subsequent to such public announcement,

    •
    the merger agreement is terminated due to (1) the merger not closing on or before March 31, 2015 (or, in certain circumstances, May 31, 2015), (2) TGC shareholders not approving any of (i) the issuance of TGC common stock pursuant to the merger agreement, (ii) the 1-for-3 reverse stock split with respect to TGC common stock or (iii) the change of TGC's name to "Dawson Geophysical Company," or (3) TGC breaching or failing to perform any of its representations and warranties, covenants or agreements in the merger agreement, and

    •
    TGC enters into a definitive agreement relating to an acquisition proposal within one year after termination of the merger agreement;

  •
  TGC's board of directors changes, or fails to reaffirm when requested by Dawson, its recommendation that TGC shareholders approve the issuance of TGC common stock pursuant to the merger agreement; or

  •
  TGC enters into a superior proposal.

        Dawson is required to pay TGC a termination fee of $2.0 million in the event the merger agreement is terminated because:

  •
  an acquisition proposal relating to at least 50% of Dawson's common stock or assets is made public and subsequent to such public announcement,

  •
  the merger agreement is terminated due to (1) the merger not closing on or before March 31, 2015 (or, in certain circumstances, May 31, 2015), (2) Dawson shareholders not approving the merger agreement or (3) Dawson breaching or failing to perform any of its representations and warranties, covenants or agreements in the merger agreement, and

  •
  Dawson enters into a definitive agreement relating to an acquisition proposal within one year after termination of the merger agreement;

  •
  Dawson's board of directors changes, or fails to reaffirm when requested by TGC, its recommendation that Dawson shareholders approve the merger agreement; or

  •
  Dawson enters into a superior proposal.

        Furthermore, either Dawson or TGC will have to pay to the other party out-of-pocket expenses, including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with, or related to the merger, up to a maximum of $1.5 million in the aggregate, if the merger agreement is terminated under certain circumstances.

Conflicts of Interests (Page 122)

        The directors and executive officers of TGC and Dawson have interests in the merger that are different from, or in addition to, the interests of holders of TGC's and Dawson's common stock. These interests include certain TGC and Dawson directors and executive officers being entitled to receive certain benefits in connection with the proposed merger. Some of these benefits include the following:

  •
  the accelerated vesting of TGC's and Dawson's unvested options, if any, to purchase shares of TGC common stock held by TGC's and Dawson's directors and executive officers immediately prior to the merger;

  •
  the conversion or accelerated vesting, as applicable, of shares of restricted stock or restricted stock units of TGC and Dawson held by TGC's and Dawson's directors and executive officers immediately prior to the merger; and

  •
  employment agreements between certain individuals and TGC.

        Dawson's board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Dawson shareholders vote in favor of the merger proposal. See "The Merger—Dawson's Reasons for the Merger and Recommendation of Dawson's Board of Directors" beginning on page 93.

        TGC's board of directors was aware of these interests and considered them, among other matters, in making its recommendation that TGC shareholders vote in favor of the share issuance proposal, the reverse stock split proposal and the TGC name change proposal. See "The Merger—TGC's Reasons for the Merger and Recommendation of TGC's Board of Directors" beginning on page 98.

Acquisition Proposals (Page 139)

        Dawson and TGC have agreed not to, and to cause their respective subsidiaries, directors, officers, employees or agents or any investment banker, financial advisor, attorney, accountant or other advisor or representative not to, solicit, initiate, approve, endorse, recommend, or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any inquiry or the making or announcement of any proposal or offer that constitutes, or that would reasonably be expected to lead to, an "acquisition proposal" as defined in the merger agreement which is attached as Annex A. See "The Merger Agreement—Covenants and Agreements—No Solicitation" beginning on page 139.

        Prior to obtaining the required approval from their respective shareholders, Dawson and TGC are permitted to: (1) furnish information and access in response to a written request for information or access to any person making an acquisition proposal which was not solicited, initiated, knowingly encouraged, or knowingly facilitated by Dawson or TGC, as applicable, and (2) participate in discussions and negotiate with such person concerning any such unsolicited acquisition proposal if the following conditions are met:

  •
  Dawson or TGC, as applicable, has not breached its non-solicitation covenant contained in the merger agreement in any material respect;

  •
  the board of directors of Dawson or TGC, as applicable, determines in good faith, after receipt of advice from outside counsel and its financial advisor, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal; and

  •
  Dawson or TGC, as applicable, enters into a customary confidentiality agreement with the person making such acquisition proposal, and all such information provided to such person has previously been provided to or is provided to the other party concurrently with its provision to such person.

        Also, Dawson's and TGC's respective boards of directors may not change, or fail to reaffirm when requested by the other party, their recommendation to shareholders or terminate the merger agreement and enter into an agreement in respect of another acquisition proposal unless (1) such change in or failure to reaffirm its recommendation is made prior to obtaining the required approval from their respective shareholders and (2) the following conditions are met: (i) an acquisition proposal has been made and not withdrawn, (ii) Dawson's or TGC's board of directors, as the case may be, determines in good faith, after receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, that such acquisition proposal constitutes a superior proposal, (iii) Dawson's or TGC's board of directors, as the case may be, determines in good faith, after receipt of advice from outside counsel, that the failure to take such action would be reasonably likely to result in a breach of fiduciary duties to the shareholders of Dawson or TGC, as applicable, and (iv) in the case of terminating the merger agreement to enter into an acquisition proposal, Dawson or TGC, as applicable, has paid the other party a termination fee equal to $2.0 million and up to $1.5 million of the other party's out-of-pocket expenses. In addition, no party's board of directors may change, or fail to reaffirm, its recommendation or terminate the merger agreement and enter into an agreement in respect of another acquisition proposal:

  •
  until after the third business day following the delivery of notice of intent to change its recommendation or terminate the merger agreement and enter into an agreement providing for a superior proposal by the party taking such action, or the no-shop party;

  •
  unless during such three business day period, the no-shop party shall, and shall cause its financial and legal advisors to, upon the other party's request, discuss with the other party in good faith any adjustments to the terms and conditions of the merger agreement that the other party may propose in response to the superior proposal; and

  •
  if, prior to the expiration of such three business day period, the other party makes a proposal to adjust the terms and conditions of the merger agreement that the no-shop party's board of directors determines in good faith, after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, to be at least as favorable as the superior proposal.

        However, the other party will not have an exclusive right to match any superior proposal if the no-shop party's board of directors determines in good faith, after receipt of advice from a financial advisor of nationally recognized reputation, that a superior proposal, if consummated, would result in such no-shop party's shareholders receiving consideration valued at 115% or more of the consideration to be received by such no-shop party's shareholders pursuant to the transactions contemplated by the merger agreement, as such consideration may have then been modified by the other party in response to such acquisition proposal.

Risk Factors (Page 43)

        In deciding how to vote your Dawson or TGC shares, you should read carefully this entire joint proxy statement/prospectus, including the documents incorporated by reference herein and the Annexes hereto, and especially consider the factors discussed in the section titled "Risk Factors." These risks include possible difficulties in TGC's ability to integrate effectively the businesses of Dawson and TGC, two companies that have previously operated independently.

Material U.S. Federal Income Tax Consequences of the Merger (Page 197)

        Dawson and TGC each expect the merger to be a reorganization pursuant to Section 368(a) of the Code to the extent Dawson shareholders receive TGC common stock pursuant to the merger, but not with respect to cash received in lieu of fractional shares of TGC common stock.

        It is a condition to the closing of the merger that counsel for Dawson and TGC deliver opinions to the effect that the merger will qualify as such a reorganization. While the condition is waivable, neither Dawson nor TGC intends to waive this closing condition. If either party were to waive the condition, and the resulting change in tax consequences to Dawson shareholders would be material, Dawson and TGC would recirculate this joint proxy statement/prospectus or a supplement thereto and resolicit proxies.

        Please review carefully the information under the caption "Material U.S. Federal Income Tax Consequences of the Merger" for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on your own situation. You are urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you.

 Accounting Treatment (Page 121)

        Although TGC is the legal acquirer and will issue shares of its common stock to effect the merger with Dawson, the business combination will be accounted for as an acquisition of TGC by Dawson using the "acquisition" method of accounting.

Listing of TGC Common Stock and Delisting and Deregistration of Dawson Common Stock (Page 121)

        It is a condition to the merger that the shares of common stock to be issued by TGC pursuant to the merger agreement be authorized for listing on NASDAQ subject to official notice of issuance. The shares of common stock to be issued by TGC pursuant to the merger agreement will be fully interchangeable with the TGC common stock currently trading under the symbol "TGE" on NASDAQ after giving effect to the 1-for-3 reverse stock split. Immediately prior to the merger, TGC will change its name to "Dawson Geophysical Company" and seek to change the trading symbol for TGC common stock to "DWSN" on NASDAQ.

        Shares of Dawson common stock are currently traded on NASDAQ under the symbol "DWSN." If the merger is completed, Dawson common stock will no longer be listed on NASDAQ and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Dawson will no longer file periodic reports with the SEC.

Appraisal Rights (Page 128)

        Neither Dawson nor TGC shareholders are entitled to any appraisal or dissenters' rights in connection with the proposed merger or any other matter proposed to be acted upon.

Comparison of Shareholder Rights (Page 203)

        Dawson and TGC are both Texas corporations. Upon completion of the merger, the holders of Dawson common stock will become holders of TGC common stock and their rights will continue to be governed by the Texas Business Organizations Code, or the TBOC, but will also be governed by TGC's amended and restated certificate of formation, as amended, and amended and restated bylaws, as amended. Dawson shareholders should consider that TGC's amended and restated certificate of formation and amended and restated bylaws, as amended, differ in some material respects from Dawson's second restated articles of incorporation and second amended and restated bylaws.

FINANCIAL SUMMARY

Selected Historical Financial Data of Dawson

        The following tables set forth Dawson's selected historical financial information, which has been derived from Dawson's audited financial statements as of September 30, 2014, 2013, 2012, 2011 and 2010 and for the years then ended. This disclosure does not include the effects of the merger. You should read this financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto in Dawson's Annual Report on Form 10-K for the fiscal year ended September 30, 2014, incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 225.

        The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods.

Dawson Statement of Operations Data

	Year Ended September 30,
	2014	2013	2012	2011	2010
Operating revenue	$261,683,000	$305,299,000	$319,274,000	$333,279,000	$205,272,000
Operating costs
Operating expenses	223,336,000	234,660,000	258,970,000	292,519,000	185,588,000
General and administrative	16,083,000	13,364,000	11,205,000	13,550,000	7,131,000
Depreciation	40,168,000	37,095,000	32,498,000	30,536,000	27,126,000

Total operating costs	279,587,000	285,119,000	302,673,000	336,605,000	219,845,000
Income (loss) from operations	(17,904,000)	20,180,000	16,601,000	(3,326,000)	(14,573,000)
Other income (expense)	4,000	(610,000)	(85,000)	519,000	583,000

Income (loss) before income tax	(17,900,000)	19,570,000	16,516,000	(2,807,000)	(13,990,000)
Income tax benefit (expense)	5,280,000	(9,090,000)	(5,403,000)	(439,000)	4,638,000
Net income (loss)	$(12,620,000)	$10,480,000	$11,113,000	$(3,246,000)	$(9,352,000)

Basic income (loss) per common share	$(1.59)	$1.31	$1.40	$(0.42)	$(1.20)
Diluted income (loss) per common share	$(1.59)	$1.31	$1.39	$(0.42)	$(1.20)

 Dawson Balance Sheet Data

	September 30,
	2014	2013	2012	2011	2010
Current assets:
Cash and cash equivalents	$22,753,000	$52,405,000	$57,373,000	$26,077,000	$29,675,000
Short-term investments	27,000,000	23,500,000	4,000,000	—	20,012,000
Accounts receivable, net of allowance for doubtful accounts	39,995,000	37,488,000	53,719,000	86,716,000	57,726,000
Prepaid expenses and other assets	2,420,000	737,000	762,000	4,254,000	7,856,000
Current deferred tax asset	5,977,000	1,664,000	1,925,000	1,236,000	1,764,000

Total current assets	98,145,000	115,794,000	117,779,000	118,283,000	117,033,000

Property, plant and equipment, net	164,494,000	173,233,000	161,396,000	146,541,000	118,043,000

Total assets	$262,639,000	$289,027,000	$279,175,000	$264,824,000	$235,076,000

Current liabilities:
Accounts payable	$10,720,000	$15,880,000	$18,544,000	$18,732,000	$14,274,000
Revolving line of credit
Payroll costs and other taxes	1,998,000	1,850,000	1,802,000	1,436,000	2,969,000
Other	4,097,000	6,154,000	6,425,000	9,230,000	8,619,000
Deferred revenue	801,000	3,438,000	3,467,000	9,616,000	204,000
Current maturities of notes payable	6,752,000	9,258,000	9,131,000	5,290,000	—

Total current liabilities	24,368,000	36,580,000	39,369,000	44,304,000	26,066,000

Notes payable less current maturities	4,933,000	3,697,000	11,179,000	10,281,000	—
Deferred tax liability	33,808,000	35,690,000	27,678,000	22,076,000	18,785,000
Shareholders' equity	199,530,000	213,060,000	200,949,000	188,163,000	190,225,000

Total liabilities and shareholders' equity	$262,639,000	$289,027,000	$279,175,000	$264,824,000	$235,076,000

Other Dawson Financial Data

	Year Ended September 30,
	2014	2013	2012	2011	2010
Capital expenditures	$34,073,000	$50,069,000	$47,664,000	$59,380,000	$19,962,000

Dawson Developments for Period Ended September 30, 2014

        On December 15, 2014, Dawson filed with the SEC its Annual Report on Form 10-K for the fiscal year ended September 30, 2014. The following is a summary of Dawson's results for the fiscal year ended September 30, 2014 and 2013. This summary is not intended to be a comprehensive statement of Dawson's results for this period. Full financial results are included in Dawson's Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

        Dawson's operating revenues decreased 14% to $261,683,000 in fiscal 2014 from $305,299,000 in fiscal 2013. The revenue decrease in fiscal 2014 was primarily the result of a reduction in crew utilization. Third-party charges, for which we are reimbursed by clients, decreased slightly in fiscal 2014 compared to fiscal 2013.

        Dawson's operating expenses decreased 5% to $223,336,000 in fiscal 2014 from $234,660,000 in fiscal 2013 primarily due to the slight decrease in reimbursed third-party charges. The decrease can be attributed to a reduction in survey related charges.

        During fiscal 2013, Dawson mostly operated fourteen data acquisition crews, except in the last fiscal quarter of 2013 when demand only supported eight data acquisition crews. During fiscal 2014, Dawson operated eight to twelve data acquisition crews. Despite the reduction in crew count and channel count deployment, Dawson maintained a balanced order book in terms of the client mix and geographical diversity with the majority of the projects in oil and liquids-rich basins. The majority of Dawson's crews are currently working in oil producing basins. However, in recent years, Dawson has experienced periods in which the services provided were primarily to clients seeking natural gas.

        During 2012, Dawson entered into the Canadian market. This market is highly seasonal and operates primarily from late November through March, depending upon weather conditions. Demand in Canada was softer than anticipated for the second consecutive winter season. During fiscal 2014, Canadian operations had a significantly negative effect on our fiscal 2014 financial results.

        For fiscal year 2014, Dawson made capital expenditures, on an accrual basis, of $34,073,000, primarily to purchase 9,000 three-channel Geospace Technologies GSX units, 10,000 three-channel geophones and vehicles to improve its fleet and to meet necessary maintenance capital requirements. Dawson's Board of Directors has approved an initial fiscal 2015 capital budget of $10,000,000 for maintenance capital requirements. Historically, Dawson has primarily relied on cash generated from operations, cash reserves and borrowings from commercial banks to fund its working capital requirements and, to some extent, its capital expenditures. Recently, Dawson has funded some of its capital expenditures through equipment term loans and capital leases. Dawson has also funded its capital expenditures and other financing needs from time to time through public equity offerings.

        The financial information set forth in this "Dawson Developments" section regarding EBITDA (defined as earnings before interest expense, income taxes and depreciation and amortization expense) may be derived from methods that are not considered generally accepted accounting principles in the United States, or GAAP. Dawson provided this information because Dawson believes it could be useful in evaluating Dawson's operating performance. EBITDA should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and EBITDA as used by Dawson may not be comparable to similarly titled amounts used by other companies. The below table reconciles Dawson's EBITDA for the fiscal years ended September 30, 2014 and 2013 to Dawson's net income (loss) during the same period.

Dawson Reconciliation of EBITDA to Net Income (Loss)

	Years Ended September 30,
	2014	2013
Net (loss) income	$(12,620,000)	$10,480,000
Depreciation	40,168,000	37,095,000
Interest expense (income), net	462,000	597,000
Income tax (benefit) expense	(5,280,000)	9,090,000

EBITDA	$22,730,000	$57,262,000

Selected Historical Consolidated Financial Data of TGC

        The following tables set forth TGC's selected historical consolidated financial information that has been derived from TGC's audited consolidated financial statements as of December 31, 2013, 2012, 2011, 2010 and 2009 and for the years then ended and from the unaudited consolidated financial statements as of September 30, 2014 and 2013 and for the nine months then ended. This disclosure does not include the effects of the merger. You should read this financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the section "Information About TGC," beginning on page 167, and the consolidated financial statements and notes thereto including herein, beginning on page F-1.

        The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods.

TGC Statement of Operations Data

	Nine Months Ended September 30,		December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Operating revenue	$93,133,099	$115,806,689	$134,534,540	$196,317,215	$151,028,582	$108,318,801	$90,431,899
Operating costs and expenses:
Cost of services	76,641,928	90,011,820	107,675,356	135,279,937	104,022,944	85,932,862	65,379,612
Selling, general and administrative expense	7,060,970	7,226,433	9,593,068	8,755,270	9,626,679	6,894,500	5,522,939
Depreciation and amortization expense	14,639,933	19,110,476	24,644,190	25,502,597	19,214,069	15,343,804	14,621,237

Total operating costs	98,342,831	116,348,729	141,912,614	169,537,804	132,863,692	108,171,166	85,523,788
Income (loss) from operations	(5,209,732)	(542,040)	(7,378,074)	26,779,411	18,164,890	147,635	4,908,111
Interest expense	506,296	903,667	1,091,476	1,222,454	784,425	790,417	1,020,681
Income (loss) before income tax	(5,716,028)	(1,445,707)	(8,469,550)	25,556,957	17,380,465	(642,782)	3,887,430
Income tax expense (benefit)	(1,954,251)	158,537	(2,153,509)	9,885,078	6,547,250	579,900	2,007,811

Net income (loss)	$(3,761,777)	$(1,604,244)	$(6,316,041)	$15,671,879	$10,833,215	$(1,222,682)	$1,879,619

Basic income (loss) per common share(1)	$(0.17)	$(0.07)	$(0.29)	$0.73	$0.51	$(0.06)	$0.10
Diluted income (loss) per common share(1)	$(0.17)	$(0.07)	$(0.29)	$0.72	$0.50	$(0.06)	$0.10

(1)
All per share amounts for the periods presented above have been adjusted to reflect stock dividends paid to TGC shareholders of record during the applicable periods.

 TGC Balance Sheet Data

		December 31,
	September 30, 2014
		2013	2012	2011	2010	2009
	(Unaudited)
Current assets:
Cash and cash equivalents	$25,064,116	$16,130,374	$8,614,244	$15,745,559	$13,072,503	$25,504,149
Trade accounts receivable, net of allowance for doubtful accounts	8,985,899	10,742,412	35,640,758	19,351,023	17,166,709	9,455,224
Cost and estimated earnings in excess of billings on uncompleted contracts	4,620,300	2,312,947	6,263,943	5,101,478	4,578,580	474,059
Prepaid expenses and other assets	2,790,235	1,808,411	1,824,779	1,606,936	1,600,450	648,872
Prepaid federal and state income tax	—	3,909,198	—	—	1,219,165	943,600

Total current assets	41,460,550	34,903,342	52,343,724	41,804,996	37,637,407	37,025,904

Property, plant and equipment, net	54,211,727	63,107,196	89,385,767	57,796,831	49,715,626	47,583,333
Goodwill and other assets	283,472	291,000	298,347	279,400	262,364	1,440,488

Total assets	$95,955,749	$98,301,538	$142,027,838	$99,881,227	$87,615,397	$86,049,725

Current liabilities:
Trade accounts payable	7,294,617	4,097,819	13,680,538	9,256,392	9,261,238	4,126,474
Accrued liabilities	3,396,131	2,585,993	5,544,071	2,598,126	1,808,149	1,337,437
Billings in excess of costs and estimated earnings on uncompleted contracts	2,531,275	653,220	3,757,349	937,755	5,486,017	7,077,941
Federal and state income taxes payable	890,093	—	4,569,891	2,017,644	—	—
Current maturities on notes payable	9,214,619	8,434,879	10,615,279	5,802,513	6,316,852	6,407,892
Current maturities of capital lease obligations	937,048	1,423,268	1,960,503	1,336,037	1,071,263	780,526

Total current liabilities	24,263,783	17,195,179	40,127,631	21,948,467	23,943,519	19,730,270

Notes payable, less current maturities	6,312,379	6,483,112	14,412,598	5,328,892	4,718,492	5,875,390
Capital lease obligations, less current maturities	364,801	901,707	1,884,937	1,626,612	1,302,963	631,757
Long-term deferred tax liability	1,025,116	4,590,739	7,617,111	7,257,576	4,787,623	7,117,030
Shareholders' equity	63,989,670	69,130,801	77,985,561	63,719,680	52,862,800	52,695,278

Total liabilities and shareholders' equity	$95,955,749	$98,301,538	$142,027,838	$99,881,227	$87,615,397	$86,049,725

Other TGC Financial Data

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Capital expenditures	$7,516,313	$1,618,946	$2,474,865	$57,107,732	$30,730,385	$15,225,578	$1,959,706

TGC Developments for Period Ended September 30, 2014

        On November 10, 2014, TGC filed with the SEC its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. The following is a summary of TGC's unaudited results for the nine months ended September 30, 2014 and 2013. This summary is not intended to be a comprehensive statement of TGC's unaudited financial results for these periods. For additional information, see "Information About TGC—Management's Discussion and Analysis of Financial Condition and Results of Operations," beginning on page 167.

        TGC's revenues were $93.1 million for the nine months ended September 30, 2014, compared to $115.8 million for the same period of 2013, a decrease of 19.6%. TGC's cost of services was $76.6 million for the nine months ended September 30, 2014, compared to $90.0 million for the same period of 2013, a decrease of 14.9%. Selling, general and administrative expenses were $7.1 million for the nine months ended September 30, 2014, compared to $7.2 million for the same period of 2013, a decrease of 2.3%, or approximately $165,000.

        Net loss in the nine months ended September 30, 2014 increased to $3.8 million from $1.6 million in the nine months ended September 30, 2013. Income tax benefit was $2.0 million for the nine months ended September 30, 2014, compared to income tax expense of $0.2 million for the same period of 2013. The income tax benefit for the nine months ended September 30, 2014, at a rate of 34.2%, was due primarily to our loss before income taxes, compared to the income tax expense for the nine months ended September 30, 2013, which was primarily due to permanent tax differences. EBITDA (a non-GAAP number) was $9.4 million for the nine months ended September 30, 2014 compared to $18.6 million in the nine months ended September 30, 2013.

        During the nine months ended September 30, 2014, TGC acquired $7.5 million of vehicles and equipment including the purchase in September 2014 of a 10,500-channel INOVA Hawk seismic data acquisition system and to add to and replace similar vehicles and equipment. TGC financed these acquisitions by issuing a $6.1 million note to a commercial bank to finance the INOVA Hawk system mentioned above, using $1.3 million of cash on hand and by incurring $0.2 million in capital lease obligations from a vehicle leasing company.

        The financial information set forth in this "TGC Developments" section regarding EBITDA is a non-GAAP financial measure. TGC uses EBITDA as a supplemental financial measure to assess:

  •
  the financial performance of its assets without regard to financing methods, capital structures, taxes, or historical cost basis;

  •
  our liquidity and operating performance over time and in relation to other companies that own similar assets and that we believe calculate EBITDA in a manner similar to TGC; and

  •
  the ability of our assets to generate cash sufficient for TGC to pay potential interest costs.

        TGC also understands that such data is used by investors to assess TGC's performance. However, EBITDA is not a measure of operating income, operating performance, or liquidity presented in accordance with generally accepted accounting principles. When assessing TGC's operating performance or our liquidity, you should not consider this data in isolation or as a substitute for net income, cash flow from operating activities, or other cash flow data calculated in accordance with generally accepted accounting principles. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest expense, income taxes, and depreciation and amortization. The table below reconciles TGC's EBITDA for the nine months ended September 30, 2014 and 2013 to TGC's net loss during the same periods.

TGC Reconciliation of EBITDA to Net Loss

	Nine Months Ended September 30,
	2014	2013
	(Unaudited)
Net loss	$(3,761,777)	$(1,604,244)
Depreciation and amortization expense	14,639,933	19,110,476
Interest expense	506,296	903,667
Income tax expense (benefit)	(1,954,251)	158,537

EBITDA	$9,430,201	$18,568,436

 Selected Unaudited Pro Forma Condensed Combined Consolidated Financial and Other Information

        The following selected unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial information of Dawson and the historical consolidated financial information of TGC appearing elsewhere in this joint proxy statement/prospectus and has been prepared to reflect the proposed merger of Merger Sub with and into Dawson. The data in the selected unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2014 assume the proposed merger of Merger Sub with and into Dawson was completed on that date. The data in the selected unaudited pro forma condensed combined consolidated statement of operations for the fiscal year ended September 30, 2014 assume the proposed merger was completed October 1, 2013, the first day of Dawson's 2014 fiscal year.

        Dawson's audited statement of operations for the fiscal year ended September 30, 2014 has been combined with TGC's historical consolidated statement of operations for the fourth quarter ended December 31, 2013 and the nine months ended September 30, 2014, and gives effect to the merger as if it had been completed on October 1, 2013, the first day of Dawson's 2014 fiscal year.

        The selected unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the historical financial statements and related notes thereto of Dawson, which are incorporated by reference from Dawson's Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and TGC, which begin on page F-1 of this joint proxy statement/prospectus, and other information included in or incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 225.

        The selected unaudited pro forma condensed combined consolidated financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations of Dawson had (1) the proposed merger of Merger Sub with and into Dawson occurred on September 30, 2014 and/or (2) the proposed merger of Merger Sub with and into Dawson occurred on October 1, 2013.

        The historical financial information has been adjusted in the selected unaudited pro forma condensed combined consolidated financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of income or the statement of operations, expected to have a continuing impact on the combined results of Dawson and TGC. All pro forma financial information uses Dawson's period-end dates and no adjustments were made to TGC's information for its different period-end dates.

        Although TGC is the legal acquirer and is expected to issue 14,255,220 shares of its common stock to effect the merger with Dawson, the business combination will be accounted for as a reverse acquisition with Dawson considered the accounting acquirer. As a result, the fair value of TGC's common stock issued and outstanding as of the date of the merger will be allocated to the underlying tangible and intangible assets and liabilities of TGC based on their respective fair values. The selected unaudited pro forma condensed combined consolidated financial information was prepared in accordance with the regulations of the SEC.

        The purchase price will be determined on the basis of the fair value of common shares of TGC on the date the transaction is consummated plus the fair value of any other consideration transferred. The estimated purchase price for this selected unaudited pro forma condensed combined consolidated financial information was based on 7,332,336 TGC shares of common stock to be outstanding after the 1-for-3 reverse stock split prior to the consummation of the merger and the closing price of TGC common stock as of December 29, 2014. The estimated purchase price does not include an estimate of cash payable to Dawson shareholders in lieu of fractional shares which is required pursuant to the terms of the merger agreement, as information is not readily available to estimate such amount. Dawson anticipates that the amount of any such cash payment will be immaterial. At this time, Dawson has not performed detailed valuation analyses to determine the fair values of TGC's assets and liabilities, and accordingly, the selected unaudited pro forma condensed combined consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, and such changes may be material. Additionally, Dawson has not yet performed the necessary analysis to identify all of the adjustments that may be required to conform TGC's accounting policies to Dawson's or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this selected unaudited pro forma condensed combined consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of TGC's assets and liabilities, including, but not limited to, property, plant and equipment and intangible assets that will give rise to future amounts of depreciation and amortization expenses or credits that are not reflected in the information contained in this selected unaudited pro forma condensed combined consolidated financial information. In addition, the estimated purchase price itself is preliminary and will be adjusted based upon the price per share of TGC common stock on the date the merger is completed and the number of shares of TGC common stock outstanding on the same date. Accordingly, once the necessary procedures have been performed, the final purchase price has been determined and the purchase price allocation has been completed, actual results may differ materially from the information presented in this selected unaudited pro forma condensed combined consolidated financial information.

        Additionally, TGC expects to incur costs associated with integrating the operations of Dawson and TGC. The unaudited pro forma condensed combined consolidated financial information does not reflect the cost of any integration activities or benefits from the merger that may be derived from any integration activities, both of which could have a material effect on the results of operations in periods following the completion of the merger. In addition, the unaudited pro forma condensed combined consolidated financial information does not include costs directly attributable to the transaction, employee retention costs or professional fees incurred by Dawson or TGC pursuant to provisions contained in the merger agreement, as those costs are not considered part of the purchase price.

Year Ended September 30, 2014
Pro Forma Income Statement Data:
Operating revenue	$373,544,000
Loss from operations	$(20,280,000)
Loss before income tax	$(20,970,000)
Net Loss	$(15,160,000)
Basic loss per common share	$(0.70)
Diluted loss per common share	$(0.70)

As of September 30, 2014
Pro Forma Balance Sheet Data:
Total current assets	$141,354,000
Net property, plant and equipment	$195,066,000
Intangibles	$2,700,000
Total assets	$339,120,000
Total current liabilities	$55,176,000
Total shareholders' equity	$244,755,000
Total liabilities and shareholders' equity	$339,120,000

 Other Information

	Dawson	TGC	Pro Forma Combined
Crew counts(1)	10	5	15
Total channels(1)	178,000	145,000	323,000

(1)
Active during the quarter ended September 30, 2014.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Dawson Historical Market Price Data and Dividends

        Dawson's common stock is currently listed on NASDAQ under the symbol "DWSN." The following table sets forth the high and low trading prices per share of Dawson common stock on NASDAQ for the periods shown. You are urged to obtain current market quotations before making any decision with respect to the merger.

	Dawson
	Common Stock
Fiscal Year Ended	High	Low
September 30, 2012:
First Quarter	$40.18	$21.57
Second Quarter	40.76	32.92
Third Quarter	34.57	20.29
Fourth Quarter	26.31	20.20
September 30, 2013:
First Quarter	26.64	25.54
Second Quarter	30.24	29.56
Third Quarter	38.03	36.80
Fourth Quarter	32.70	32.08
September 30, 2014:
First Quarter	33.95	27.56
Second Quarter	34.90	27.56
Third Quarter	30.89	25.47
Fourth Quarter	29.20	18.16
September 30, 2015:
First Quarter (through December 29, 2014)	18.76	10.40

        The closing price of Dawson common stock on NASDAQ on October 8, 2014, the last full trading day prior to the public announcement of the merger, was $17.57. The closing price of Dawson common stock on NASDAQ on December 29, 2014, the last practicable full trading day prior to the date of this joint proxy statement/prospectus, was $12.11.

        On February 3, 2014, Dawson's board of directors approved the commencement of the payment of an $0.08 per share quarterly cash dividend to shareholders, subject to capital availability and a determination that cash dividends continue to be in the best interest of Dawson. Quarterly dividends were paid on February 24, 2014, May 30, 2014, August 4, 2014 and December 8, 2014 to shareholders of record at the close of business on February 14, 2014, May 16, 2014, August 15, 2014 and November 24, 2014, respectively, representing an aggregate dividend of approximately $645,000 based on the number of issued and outstanding shares of Dawson common stock as of the applicable declaration date, or approximately $2,580,000 on an annualized basis.

        Payment of any dividends in the future, however, is in the discretion of Dawson's board of directors and will depend on Dawson's financial condition, results of operations, capital and legal requirements, and other factors deemed relevant by Dawson's board of directors. Earnings, if any, are expected to be retained to fund Dawson's future operations.

TGC Historical Market Price Data and Dividends

        TGC's common stock is currently listed on NASDAQ under the symbol "TGE." The following table sets forth the high and low trading prices per share of TGC common stock on NASDAQ for the periods shown (without giving effect to the 1-for-3 reverse stock split). You are urged to obtain current market quotations before making any decision with respect to the merger.

	TGC
	Common Stock
Fiscal Year Ended	High	Low
December 31, 2012:
First Quarter	$10.83	$7.09
Second Quarter	11.55	8.69
Third Quarter	10.46	5.96
Fourth Quarter	8.39	6.46
December 31, 2013:
First Quarter	10.43	8.05
Second Quarter	9.96	7.72
Third Quarter	10.01	7.50
Fourth Quarter	8.30	6.31
December 31, 2014:
First Quarter	7.45	5.66
Second Quarter	6.12	4.24
Third Quarter	5.76	3.69
Fourth Quarter (through December 29, 2014)	3.92	1.93

        The closing price of TGC common stock on NASDAQ on October 8, 2014, the last full trading day prior to the public announcement of the merger, was $3.34. The closing price of TGC common stock on NASDAQ on December 29, 2014, the last practicable full trading day prior to the date of this joint proxy statement/prospectus, was $2.26.

        On December 27, 2012, TGC paid its first cash dividend of $0.15 per common share to shareholders of record at the close of business on December 17, 2012. TGC did not pay a cash dividend in 2013. On May 14, 2013 and on May 14, 2012 TGC paid 5% stock dividends to shareholders of record at the close of business on April 30, 2013 and April 30, 2012, respectively. No cash or stock dividends were declared or paid in 2014. All prior share and per share amounts have been restated to reflect the stock dividends.

        In the event the merger is not consummated, payment of any cash dividends in the future, however, will be in the discretion of TGC's board of directors and will depend on TGC's financial condition, results of operations, capital and legal requirements, and other factors deemed relevant by TGC's board of directors. Earnings, if any, are expected to be retained to fund TGC's future operations.

Value of Merger Consideration

        The following table sets forth the closing common stock price per share of Dawson and TGC on October 8, 2014, the last full trading day before the public announcement of the proposed merger and on December 29, 2014, the last practicable full trading day prior to the date of this joint proxy statement. The table also presents the implied value of one share of Dawson common stock at each applicable date, which was calculated by multiplying the closing price of TGC common stock on such date by the post-reverse stock split exchange ratio of 1.760 and multiplying the product by 3, the number of shares that will equal each outstanding share of TGC common stock following the reverse stock split.

        As reflected in the table below, while the value of TGC common stock that Dawson shareholders would receive for each share of Dawson common stock fluctuates based on the price of Dawson common stock at each measurement date, the number of shares to be issued to Dawson shareholders, and the percentage ownership that Dawson shareholders will have in the combined entity after completion of the merger, is fixed.

	TGC Common Stock Price	Dawson Common Stock Price	Implied Value of One Share of Dawson Common Stock
October 8, 2014	$3.34	$17.57	$17.64
December 29, 2014	$2.26	$12.11	$11.93

Number of Record and Beneficial Owners

        As of December 29, 2014, the record date for each of the special meetings, there were approximately 136 record holders of Dawson common stock and approximately 136 record holders of TGC common stock. Both companies believe there are a number of additional beneficial holders of their respective shares.

 UNAUDITED COMPARATIVE PER SHARE DATA

        The following tables set forth for the periods presented certain per share data separately for Dawson and TGC on a historical basis and on an unaudited pro forma combined basis per share of TGC common stock reflecting the combined company. The following unaudited pro forma combined per share information should be read in conjunction with the unaudited pro forma condensed combined consolidated financial information, including the notes thereto, beginning on page 212, the historical consolidated financial statements and related notes thereto of Dawson, which are incorporated by reference from Dawson's Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and TGC, which begin on page F-1 of this joint proxy statement/prospectus, and other information included in or incorporated by reference into this joint proxy statement/prospectus. See "Information About TGC" beginning on page 162 and "Where You Can Find More Information" beginning on page 225.

        The unaudited pro forma combined data per share of TGC has been calculated on the basis of the unaudited pro forma combined per share TGC common stock amounts and after giving pro forma effect to the 1-for-3 reverse stock split of TGC common stock, multiplied by the exchange ratio of 1.760. The exchange ratio represents the number of shares of TGC common stock that each Dawson shareholder would receive upon completion of the merger. These amounts are not intended to reflect future per share levels of income from continuing operations and book value of TGC following consummation of the merger.

        The unaudited pro forma combined per share information is based on the historical financial statements of Dawson and TGC and on publicly available information and certain assumptions and adjustments as discussed in "Unaudited Pro Forma Condensed Combined Consolidated Financial Information" beginning on page 212, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of Dawson based on preliminary estimates of their fair value. This unaudited pro forma combined per share information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of Dawson or TGC would have been had the merger and related transactions been completed at the beginning of the periods or on the dates indicated, nor is it necessarily indicative of any future operating results or financial position. Dawson and TGC may have performed differently had they been combined during the periods presented.

	Dawson Historical per Share Data	TGC Historical per Share Data	TGC Pro Forma Combined per Share Data
As of or for the Year Ended September 30, 2014:
Income from continuing operations per common share:
Basic(1)	$(1.59)	$(0.39)	$(0.70)
Diluted(1)	$(1.59)	$(0.39)	$(0.70)
Book value of shareholders' equity per common share(2)	$24.74	$2.91	N/A

(1)
The pro forma condensed combined consolidated statement of income for the year ended September 30, 2014 was prepared by combining Dawson's historical statement of income for the year ended September 30, 2014 and TGC's historical consolidated statement of operations for the fourth quarter ended December 31, 2013 and the nine months ended September 30, 2014, adjusted to give effect to pro forma events that are (a) directly attributable to the merger, (b) factually supportable and (c) expected to have a continuing impact on combined results.

(2)
Historical book value per share is computed by dividing shareholders' equity by the number of shares of Dawson or TGC common stock outstanding, as applicable.

RISK FACTORS

        In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in "Cautionary Statements Concerning Forward-Looking Statements" on page 58 of this joint proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to vote for approval of the merger proposal or other matters. You should also read and consider the risk factors associated with each of the businesses of Dawson and TGC because these risk factors may affect the operations and financial results of TGC after the merger. Risk factors related to Dawson may be found in Dawson's Annual Report on Form 10-K for the year ended September 30, 2014 which is on file with the SEC and is incorporated by reference into this joint proxy statement/prospectus.

 Risks Related to the Merger

The merger is subject to certain closing conditions which may not be satisfied, and as a result, the merger may not be completed.

        The closing of the merger is subject to certain customary closing conditions, including, among other things:

  •
  the approval of the merger agreement by Dawson shareholders;

  •
  the approval by TGC shareholders of (i) the issuance of shares of TGC common stock pursuant to the merger agreement, (ii) the 1-for-3 reverse stock split with respect to TGC common stock immediately prior to the merger and (iii) the change of TGC's name to "Dawson Geophysical Company" immediately prior to the merger;

  •
  clearance under the HSR Act (for which early termination of the waiting period was granted on November 14, 2014);

  •
  the absence of any judgment, injunction, order or decree in effect, or any law, statute, rule or regulation enacted, that prohibits the consummation of the merger;

  •
  the continuing effectiveness of a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and the authorization of the listing of the shares of TGC common stock to be issued in connection with the merger on NASDAQ;

  •
  receipt by each party of an opinion from its counsel, in a form and substance reasonably satisfactory to that party, dated as of the closing date of the merger, to the effect that (1) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (2) no gain or loss will be recognized for United States federal income tax purposes by the shareholders of Dawson upon the exchange of shares of Dawson common stock for shares of TGC common stock pursuant to the proposed merger (except with respect to cash received by Dawson shareholders in lieu of fractional shares);

  •
  certain officers of TGC and Dawson having entered into employment agreements with TGC as of the effective time of the merger;

  •
  receipt by Dawson of certain third party consents; and

  •
  other customary conditions, including the absence of a material adverse effect with respect to either TGC's or Dawson's respective businesses.

        There can be no assurance that all these closing conditions will be met, and if they are not all met (or waived to the extent they can be waived by the applicable party), the merger will not be completed.

The date that Dawson shareholders will receive the merger consideration is uncertain.

        The date that Dawson shareholders will receive the merger consideration depends on the completion date of the merger, which is uncertain. In no event will the merger be completed later than May 31, 2015 unless Dawson and TGC otherwise agree. The date that the merger becomes effective may be later than the date of the special meetings, at the time of the Dawson special meeting, Dawson shareholders will not know the exact market value of the TGC common stock that they will receive upon completion of the merger.

Because the market price of TGC common stock will fluctuate, Dawson shareholders cannot be sure of the aggregate value of the merger consideration they will receive.

        The number of shares of TGC common stock to be issued in the merger for each share of Dawson common stock is fixed (except in the event of any stock split, reverse stock split, stock dividend, combination, reclassification, recapitalization or other similar transaction or event with respect to Dawson common stock or TGC common stock (other than the 1-for-3 TGC reverse stock split occurring immediately prior to the merger)) and will not be adjusted for changes in the market price of either Dawson common stock or TGC common stock. Accordingly, any change in the price of TGC common stock prior to the merger will affect the market value of the merger consideration that Dawson shareholders will receive as a result of the merger.

        The dollar value of the consideration received by Dawson shareholders receiving consideration of TGC common stock will depend upon the market value of TGC common stock at the effective time of the merger, and such dollar value may be different from, and lower than, the dollar value of the merger consideration today. Moreover, the price of TGC common stock as of the effective time of the merger will likely vary from the market price of TGC common stock on the date the merger agreement was announced, on the date that this joint proxy statement/prospectus is mailed to Dawson shareholders, on the date of the special meetings and after the closing of the merger.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Dawson and TGC, which could have an adverse effect on each of their respective businesses, financial results and stock prices.

        Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Dawson and TGC. Dawson and TGC have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of each of their respective businesses, all of which could result in an adverse effect on each of Dawson's and TGC's respective businesses, financial results and stock prices.

TGC and Dawson may have difficulty attracting, motivating and retaining employees in light of the merger, and the anticipated benefits of the merger could be reduced.

        Uncertainty about the effect of the merger on TGC's and Dawson's employees may have an adverse effect on TGC and the anticipated benefits of the merger. While it is a condition to the merger that certain officers of TGC and Dawson enter into employment agreements with TGC, the uncertainty involving the merger may impair TGC's and Dawson's abilities to attract, retain and motivate other key personnel until the merger is completed. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with TGC.

        The success of the merger will depend in part on the retention of personnel necessary to the business and operations of TGC. If TGC and Dawson are unable to retain key personnel, TGC could face disruptions in its operations, loss of existing clients and loss of expertise or know-how.

The merger agreement restricts Dawson's and TGC's ability to pursue alternatives to the merger and requires Dawson and TGC to pay a termination fee to the other party of $2.0 million if it does.

        The merger agreement contains non-solicitation provisions that, subject to limited fiduciary exceptions, restrict Dawson's and TGC's ability to initiate, solicit or encourage or take any action to facilitate, discuss, negotiate or accept a competing third party proposal to acquire 20% or more of Dawson's or TGC's, as applicable, assets, revenues, net income or equity securities. Although the board of directors of each of Dawson and TGC is permitted to change its recommendation that shareholders approve the matters relating to the proposed merger if it determines in good faith that these actions are reasonably likely to be required to comply with its fiduciary duties and certain other conditions, doing so in specified situations would require such party to pay the other party a termination fee of $2.0 million. Furthermore, either Dawson or TGC will have to pay to the other party out-of-pocket expenses, including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with, or related to the merger, up to a maximum of $1.5 million in the aggregate, if the merger agreement is terminated under certain circumstances.

        Additionally, these non-solicitation provisions could discourage a potential acquirer that might have an interest in acquiring all or a significant part of Dawson or TGC from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration contemplated by the merger agreement or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Dawson or TGC than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

Dawson's directors and executive officers have interests in the merger that are different from, and in addition to, the interests of other Dawson shareholders.

        When considering the recommendation of Dawson's board of directors that Dawson shareholders vote in favor of the merger proposal, the name change proposal and the advisory resolution proposal, Dawson shareholders should be aware that directors and executive officers of Dawson have interests in the merger that may be different from, or in addition to, the interests of a shareholder of Dawson. In particular, directors and executive officers of Dawson have rights to acceleration of any unvested stock options, restricted stock, restricted stock units and other benefits triggered prior to or upon completion of the merger and have rights to continued indemnification and insurance coverage after the completion of the merger. In addition, certain executive officers of Dawson have entered into employment arrangements with TGC that will be effective as of the closing of the merger. Dawson's board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in making its recommendation that Dawson shareholders vote in favor of the adoption of the merger proposal, the name change proposal and the advisory resolution proposal. See "The Merger—Conflicts of Interests" beginning on page 122.

TGC's directors and executive officers have interests in the merger that are different from, and in addition to, the interests of other TGC shareholders.

        When considering the recommendation of TGC's board of directors that TGC shareholders vote in favor of the share issuance proposal, the reverse stock split proposal and the name change proposal, TGC shareholders should be aware that directors and executive officers of TGC have interests in the merger that may be different from, or in addition to, the interests of a shareholder of TGC. In particular, directors and executive officers of TGC have rights to acceleration of any unvested stock options, restricted stock and other benefits triggered prior to or upon completion of the merger and have rights to continued indemnification and insurance coverage after the completion of the merger. In addition, certain executive officers of TGC have entered into employment arrangements with TGC that will be effective as of the closing of the merger. TGC's board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in making its recommendation that TGC shareholders vote in favor of the adoption of the share issuance proposal, the reverse stock split proposal and the name change proposal. See "The Merger—Conflicts of Interests" beginning on page 124.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Dawson, TGC or both.

        If the merger is not completed, Dawson and TGC will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit and would have exposed themselves to a number of risks, including the following:

  •
  each of Dawson and TGC may experience negative reactions from its clients and employees;

  •
  the current market price of each of Dawson's and TGC's common stock may reflect a market assumption that the merger will occur and a failure to complete the merger could result in a negative perception by the stock market and a resulting decline in the market price of Dawson's common stock or TGC's common stock; and

  •
  certain costs relating to the merger, including certain investment banking, financing, legal and accounting fees and expenses, must be paid even if the merger is not completed.

        In addition, TGC may be required to pay Dawson a termination fee of $2.0 million and reimburse Dawson's expenses up to $1.5 million and Dawson may be required to pay TGC a termination fee of $2.0 million and reimburse TGC's expenses up to $1.5 million if the merger agreement is terminated, depending on the specific circumstances of the termination. For a detailed description of the circumstances in which such termination fees will be paid, see "The Merger Agreement—Termination Fee and Expense Reimbursement" beginning on page 149.

The market for TGC common stock may be adversely affected by the issuance of shares pursuant to the proposals before TGC shareholders.

        If the merger is consummated, TGC will issue an estimated 14.3 million shares of TGC common stock to Dawson shareholders, after giving effect to the proposed reverse stock split, based on the number of shares of Dawson common stock and options to acquire Dawson common stock outstanding on December 29, 2014. The increase in the number of outstanding shares of TGC common stock may lead to sales of such stock or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, TGC common stock.

The issuance of shares of TGC common stock to Dawson shareholders in the merger will substantially reduce the percentage ownership interest of current TGC shareholders; additionally, TGC shareholders, who will own approximately 34% of TGC common stock immediately after the merger, will exercise significantly less influence over management after the merger and Dawson shareholders influence over management will also be diluted.

        If the merger is consummated, TGC will issue an estimated 14.3 million shares of TGC common stock to Dawson shareholders, after giving effect to the proposed reverse stock split, based on the number of shares of Dawson common stock and options to acquire Dawson common stock outstanding on December 29, 2014 and former Dawson and legacy TGC shareholders will own, in the aggregate, approximately 66% and 34%, respectively, of the shares of TGC common stock outstanding immediately after the merger. Therefore, immediately after the completion of the merger, TGC shareholders will have significantly less influence over the management and policies of the combined company than they currently have over the management and policies of TGC.

        As a result of these reduced ownership percentages, both Dawson and TGC shareholders will have less influence on the management and policies of TGC following the merger than they now have with respect to their respective companies. If Dawson and TGC are unable to realize the benefits currently anticipated from the merger, Dawson and TGC shareholders will experience dilution of their ownership interest without receiving any commensurate benefit.

TGC's actual financial position and results of operations may differ materially from the unaudited pro forma financial data included herein.

        The unaudited pro forma financial data included herein are presented for illustrative purposes only and are not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the merger been completed on the dates indicated. These data reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Dawson's net assets. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Dawson as of the date of the completion of the merger. In addition, subsequent to the closing date of the merger, there may be further refinements of the purchase price allocation as additional information becomes available.

        Accordingly, the final purchase accounting adjustments might differ materially from the pro forma adjustments reflected herein. See "Financial Summary—Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Information," beginning on page 36, and "Unaudited Comparative Per Share Data," beginning on page 42, for more information.

The market price of TGC common stock after the merger may be affected by factors different from those currently affecting the respective market prices of Dawson common stock and TGC common stock.

        Upon completion of the merger, holders of Dawson common stock will become holders of TGC common stock, and holders of TGC common stock will own an interest in the combined businesses of TGC and Dawson. Dawson's business differs in certain respects from that of TGC, and, accordingly, the results of operations of the combined company and the market price of TGC common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of TGC and Dawson. For example, TGC and Dawson operate in overlapping but not identical geographic markets and as a result are subject to different local and regional as well as national economic conditions.

TGC may not pay dividends in the foreseeable future, and current Dawson shareholders may have to rely on increases in the trading price of TGC common stock for returns on their investment following the merger.

        Dawson shareholders have received an $0.08 per share quarterly cash dividend each quarter since the Dawson board of directors announced the commencement of a cash dividend on February 3, 2014. TGC paid its first cash dividend of $0.15 per common share to shareholders of record at the close of business on December 17, 2012. TGC did not pay a cash dividend in 2013. On May 14, 2013 and on May 14, 2012 TGC paid 5% stock dividends to shareholders of record at the close of business on April 30, 2013 and April 30, 2012, respectively. TGC has not declared or paid cash or stock dividends in 2014. Following the merger, the combined company may not pay any dividends in the foreseeable future. Accordingly, former Dawson shareholders who become shareholders of the combined company may not receive cash or stock dividends, and they (and other shareholders of the combined company) may have to rely on increases in the trading price of the combined company's common stock for any returns on their investment.

After completion of the merger, TGC and Dawson may fail to realize the anticipated benefits of the merger, which could adversely affect the value of TGC's common stock.

        The success of the merger will depend, in part, on the TGC's ability to manage effectively the businesses of Dawson and TGC and realize the anticipated benefits from the combination of Dawson and TGC. As of the date of this joint proxy statement/prospectus, TGC and Dawson believe that these benefits, which include the expansion of TGC's geographic diversity, an increase in utilization rates due to an expanded order book and the ability to enhance efficiencies because of logistical improvements, are achievable. However, it is possible that TGC will not be able to achieve these benefits fully, or at all, or will not be able to achieve them within the anticipated timeframe. Dawson and TGC have operated and, until the completion of the merger, will continue to operate, independently, and there can be no assurance that their businesses can be integrated successfully. If TGC's and Dawson's expectations as to the benefits of the merger turn out to be incorrect, or TGC is not able to successfully integrate the businesses of Dawson and TGC for any other reason, the financial and operating results and the value of TGC's common stock (including the stock issued as merger consideration) may be adversely affected.

        While certain key employees of TGC and Dawson have entered into employment agreements with TGC that will become effective upon the effective time of the merger, it is possible that the integration process could result in the loss of other key TGC or Dawson employees, as well as the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies. Specific issues that must be addressed upon completion of the merger in order to realize the anticipated benefits of the merger include, among other things:

  •
  integrating the companies' strategies, cultures and operations;

  •
  retaining existing TGC and Dawson clients and suppliers;

  •
  adopting best practices across the combined entity and harmonizing the companies' operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

  •
  integrating the companies' corporate, administrative and information technology infrastructure; and

  •
  managing any tax costs or inefficiencies associated with integration.

        In addition, at times, the attention of certain members of Dawson's management and TGC's management, and the resources of the two companies, may be focused on business aspects related to the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations.

TGC and Dawson may incur unexpected transaction fees and merger-related costs in connection with the merger.

        TGC and Dawson expect to incur a number of non-recurring expenses, totaling approximately $4.9 million, associated with completing the merger, as well as expenses related to combining the operations of the two companies. TGC may incur additional unanticipated costs in the integration of the businesses of TGC and Dawson. Although we expect that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction and merger-related costs over time, TGC may not achieve this net benefit in the near term, or at all. Further, if the merger is not completed, both TGC and Dawson would have to recognize these expenses without realizing the expected benefits of the merger.

The fairness opinions that TGC and Dawson have obtained have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the signing of the merger agreement.

        The fairness opinion issued in connection with the merger to TGC by Stephens Inc. regarding the fairness, from a financial point of view, of the exchange ratio to TGC and the fairness opinion issued to Dawson by Raymond James & Associates, Inc. regarding the fairness, from a financial point of view, of the exchange ratio to the shareholders of Dawson, each speak only as of October 8, 2014. Changes in the operations and prospects of TGC or Dawson, general market and economic conditions and other factors which may be beyond the control of TGC and Dawson, and on which each fairness opinion was based, may have altered the value of TGC or Dawson or the market price of shares of TGC common stock as of the date of this joint proxy statement/prospectus, or may alter such values and market price by the time the merger is completed. For example, the implied value of TGC common stock was $3.33 per share on the date of the fairness opinion and $2.29 per share as of December 29, 2014, and the implied value of Dawson common stock was $17.64 per share on the date of the fairness opinion and $11.93 per share as of December 29, 2014. Neither Raymond James & Associates, Inc. nor Stephens Inc. has any obligation to update, revise or reaffirm its opinion to reflect subsequent developments, and has not done so. For a description of the opinion that TGC and Dawson received from their financial advisor, please refer to "The Merger—Opinion of TGC's Financial Advisor" and "The Merger—Opinion of Dawson's Financial Advisor," respectively, included elsewhere in this joint proxy statement/prospectus.

The completion of the merger may trigger change in control provisions in certain agreements to which either TGC or Dawson is a party.

        The completion of the merger may trigger change in control provisions in certain agreements to which either TGC or Dawson is a party. If TGC and Dawson are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements (including terminating the agreements or seeking monetary penalties). Even if TGC or Dawson is able to obtain waivers, the counterparties may demand a fee for such waivers or seek to renegotiate the agreements on materially less favorable terms than those currently in place.

The combined company's results of operations could be materially adversely affected if it were required to recognize asset impairments of intangibles or goodwill associated with the merger.

        If the merger is consummated, we expect that the intangibles associated with the combination of TGC with Dawson will be a significant asset on the consolidated balance sheet for the combined company. Dawson currently anticipates the intangibles associated with the combination with TGC to be $2,700,000. See "Unaudited Pro Forma Condensed Combined Consolidated Financial Information—Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2014" on page 212. However, future events, including the combined company's financial performance, market valuation of it or comparable companies, loss of a significant client's business, failure to realize the benefits of the merger, or strategic decisions, could cause the combined company to conclude that impairment indicators exist and that the asset values associated with long-lived assets, including intangibles and goodwill, must be impaired. If the combined company is forced to impair intangibles, goodwill or any other long-lived asset, these noncash asset impairments could negatively affect in a material manner the combined company's results of operations in the period in which they are recorded, and the larger the amount of any impairment that may be taken, the greater the impact such impairment would have on the combined company's results of operations. See discussion of "Impairment of Long-Lived Assets" included in "Critical Accounting Policies" of Dawson's Annual Report on Form 10-K for the year ended September 30, 2014.

The unaudited prospective financial information of each of Dawson and TGC included in this joint proxy statement/prospectus involves risks, uncertainties and assumptions, many of which are beyond the control of Dawson and TGC, respectively. As a result, such information may not prove to be accurate and is not necessarily indicative of current values or future performance.

        The unaudited prospective financial information of each of Dawson and TGC contained in "The Merger—Certain Information Provided by the Parties—Dawson Unaudited Prospective Financial Information" and "The Merger—Certain Information Provided by the Parties—TGC Unaudited Prospective Financial Information," and referred to in "The Merger—Opinion of Dawson's Financial Advisor" and "The Merger—Opinion of TGC's Financial Advisor," involves uncertainties and assumptions and is not a guarantee of future performance. The future financial results of Dawson and TGC and, if the merger is completed, the combined company, may materially differ from those expressed in the unaudited prospective financial information due to factors that are beyond Dawson's and TGC's ability to control or predict. Neither Dawson nor TGC can provide any assurance that Dawson's or TGC's unaudited prospective financial information will be realized or that Dawson's or TGC's future financial results will not materially vary from the applicable unaudited prospective financial information. The unaudited prospective financial information covers multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The unaudited prospective financial information does not reflect Dawson's or TGC's current estimates and does not take into account any circumstances or events occurring after the date it was prepared.

        More specifically, the unaudited prospective financial information:

  •
  necessarily makes numerous assumptions, many of which are beyond the control of Dawson or TGC and may not prove to be accurate;

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  does not necessarily reflect revised prospects for Dawson's or TGC's respective businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the unaudited prospective financial information was prepared;

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  is not necessarily indicative of future performance, which may be significantly more favorable or less favorable than is reflected in the unaudited prospective financial information; and

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  should not be regarded as a representation that the unaudited prospective financial information will be achieved.

        The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP and does not reflect the effect of any proposed or other changes in GAAP that may be made in the future.

There are risks associated with the proposed TGC reverse stock split, including that the reverse stock split may not result in a proportionate increase in the per share price of TGC common stock.

        If the merger is completed TGC will effect a 1-for-3 reverse stock split immediately prior to the merger. TGC cannot predict whether or to what extent the TGC reverse stock split will proportionately increase the market price of TGC common stock. The market price of TGC's common stock will be based on the combined company's performance and other factors, including broader market conditions, which are unrelated to the number of shares of common stock outstanding.

The reverse stock split would have the effect of increasing the amount of common stock TGC is authorized to issue without further approval by TGC shareholders.

        As a result of the reverse stock split, and after giving effect to the merger, TGC expects that it will have approximately 21.6 million shares of common stock outstanding, compared to approximately 22.0 million shares of TGC common stock outstanding as of December 29, 2014. TGC's amended and restated certificate of formation currently authorizes TGC to issue 35.0 million shares of common stock and TGC does not anticipate reducing this amount in connection with the reverse stock split or the merger. As a result, TGC expects the reverse stock split, after completing the merger, will give it the ability to issue approximately 13.4 million additional shares of common stock, including shares that may be issued pursuant to awards that have been granted. Except in certain instances, as required by law or NASDAQ, these additional shares may be issued by TGC without further vote of TGC shareholders. If the TGC board of directors chooses to issue additional shares of TGC common stock, such issuance could have a dilutive effect on the equity, earnings and voting interests of TGC shareholders.

The rights of Dawson shareholders will be governed by TGC's Amended and Restated Certificate of Formation and Amended and Restated Bylaws.

        Both Dawson and TGC are Texas corporations and are therefore governed by Texas law. However, if the merger is consummated, all Dawson shareholders will become TGC shareholders and their rights as shareholders will be governed by TGC's amended and restated certificate of formation and amended and restated bylaws, as amended. There are material differences between the current rights of Dawson shareholders, which are governed by Dawson's second restated articles of incorporation and second amended and restated bylaws, and the rights of holders of TGC common stock. See "Comparison of Shareholder Rights" beginning on page 203.

If the merger does not qualify as a reorganization under Section 368(a) of the Code, Dawson shareholders may be required to pay substantial U.S. federal income taxes.

        As a condition to the completion of the merger, each of Baker Botts L.L.P., or Baker Botts, tax counsel to Dawson, and Haynes and Boone, LLP, or Haynes and Boone, tax counsel to TGC, will be required to deliver an opinion, dated as of the closing date of the merger, that the merger will qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. These opinions will be based on certain assumptions and representations as to factual matters from Dawson, Merger Sub and TGC, as well as certain covenants and undertakings by Dawson, Merger Sub and TGC. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized. Additionally, an opinion of counsel represents counsel's best legal judgment but is not binding on the United States Internal Revenue Service, or IRS, or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. If the IRS or a court determines that the merger does not qualify as a reorganization, a holder of Dawson common stock would recognize taxable gain or loss upon the exchange of Dawson common stock for TGC common stock pursuant to the merger. See "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 197.

Risks Related to Dawson

        Risk factors related to Dawson may be found in Dawson's Annual Report on Form 10-K for the year ended September 30, 2014, which is on file with the SEC and is incorporated by reference herein.

Risks Related to TGC's Business

TGC may incur losses.

        TGC reported net loss of approximately $3,762,000 for the nine months ended September 30, 2014, net loss of approximately $6,316,000 for the year ended December 31, 2013, net income of approximately $15,672,000 for the year ended December 31, 2012, and net income of $10,833,000 for the year ended December 31, 2011. TGC also reported net loss for 2010 and net income for the years ended December 31, 2009, 2008, and 2007. TGC's ability to be profitable in the future will depend on many factors beyond its control, but primarily on the level of demand for land-based seismic data acquisition services by oil and natural gas exploration and development companies. Even if TGC does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

TGC's revenues and operating results can be expected to fluctuate from period to period.

        TGC's revenues, operating results, and profitability may fluctuate from period to period. These fluctuations are attributable to the level of new business in a particular period, the timing of the initiation, progress, or cancellation of significant projects, higher revenues and expenses on TGC's dynamite contracts, and costs TGC incurs to train new crews it may add in the future to meet increased customer demand. Fluctuations in TGC's operating results may also be affected by other factors that are outside of TGC's control such as permit delays, weather delays, and crew productivity. Oil and natural gas prices continued to be volatile during the year ended December 31, 2013 and the nine months ended September 30, 2014, and have resulted in demand fluctuations for TGC's services. There can be no assurance of future oil and gas price levels or stability. TGC's operations in Canada are also seasonal as a result of the thawing season, and TGC has historically experienced limited Canadian activity for the second and third calendar quarters of each year. The demand for TGC's services will be adversely affected by any significant reduction in oil and natural gas prices or by any climate change legislation or material changes to U.S. energy policy. Because TGC's business has high fixed costs, the negative effect of one or more of these factors could trigger wide variations in TGC's operating revenues, EBITDA margin, and profitability from quarter-to-quarter, which these factors render quarter-to-quarter comparisons unreliable as an indicator of performance. Due to the factors discussed above, you should not expect sequential growth in TGC's quarterly revenues and profitability.

TGC faces intense competition in its business from companies with greater financial resources.

        The seismic data acquisition services industry is a highly competitive business in the continental United States and Canada. TGC's competitors include companies with financial resources that are significantly greater than TGC as well as companies of comparable and smaller size.

TGC is subject to Canadian foreign currency exchange rate risk.

        TGC conducts business in Canada, which subjects TGC to foreign currency exchange rate risk. TGC's results of operations and cash flows could be impacted by changes in foreign currency exchange rates.

Technological change in TGC's business creates risks of technological obsolescence and requirements for future capital expenditures. If TGC is unable to keep up with these technological advances, it may not be able to compete effectively.

        Seismic data acquisition technologies historically have steadily improved and progressed, and we expect this progression to continue. TGC's strategy had been to upgrade its seismic data acquisition equipment on a regular basis to maintain its competitive position, however, TGC had in place a maintenance capital expenditures policy during 2013 and continuing until August 2014. TGC is in a capital intensive industry and has limitations on its ability to obtain the financing necessary to enable TGC to purchase state-of-the-art equipment. Certain of TGC's competitors may be able to purchase newer equipment when TGC may not be able to do so.

TGC is dependent on its management team and key employees, and the loss of any of them could harm its business.

        TGC has limited management depth. The loss, whether by death, departure, or illness, of Wayne A. Whitener, TGC's President and Chief Executive Officer, or other senior executives could have a material adverse effect on the ability of management to continue operations at the same level of efficiency. TGC has key man insurance on the life of its President and Chief Executive Officer so that, in the event of his untimely death, TGC would receive insurance proceeds of $1,000,000 under this policy.

Certain members of management team are not subject to employment or non-competition agreements and may leave employment at any time.

        Other than employment agreements that will only go into effect if the merger is consummated, only TGC's President and Chief Executive Officer and a salesman, and the President and an Operations Supervisor of Eagle Canada are subject to employment agreements and non-competition agreements. Members of TGC's management team who are not subject to employment or non-competition agreements could leave upon little or no notice, which could have a material adverse effect on management's ability to continue operations at the same level of effectiveness. Additionally, the lack of non-competition agreements would allow these members of the management team to immediately begin working for one of TGC's competitors upon the termination of their relationship with TGC. This could have a negative impact on TGC's strategic plan and relationships with customers.

TGC extends credit to customers without requiring collateral, and a default by a customer could have a material adverse effect on TGC's operating revenues.

        TGC performs ongoing credit evaluations of its customers' financial conditions and, generally, requires no collateral from customers. A default in payment from one of TGC's large customers could have a material adverse effect on TGC's operating revenues for the period involved.

Certain of TGC's core assets are pledged as collateral for short term notes that require large monthly payments.

        Certain assets that are critical to TGC's operations, including an additional 7,200 channels of GSR equipment acquired in 2012, two GSR Systems with a total of 13,000 channels acquired in 2012, an 8,000 station GSX system acquired in 2012 and a 10,500 channel INOVA Hawk seismic data acquisition system acquired in 2014 are pledged as collateral to commercial banks and could be subject to foreclosure in the event that TGC defaults on its indebtedness having 36- to 60-month terms. TGC currently has debt obligations covering the purchase of this equipment that require monthly payments between approximately $128,000 and $216,000. These debt obligations mature at various dates ranging from June 2015 to September 2017. Any decline in TGC's operations could inhibit TGC's ability to make these substantial monthly payments. In view of the short terms of these notes, a failure to make the monthly payments on these notes could cause TGC's lenders to foreclose quickly on the assets securing these notes. The foreclosure on certain of TGC's core assets securing these notes could severely limit TGC's ability to continue operations.

TGC may be subject to liability claims that are not covered by insurance.

        TGC's business is subject to the general risks inherent in land-based seismic data acquisition activities. TGC's activities are often conducted in remote areas under dangerous conditions including the detonation of dynamite. These operations are subject to risks of injury to personnel and damage to equipment. TGC's crews are mobile, and equipment and personnel are subject to vehicular accidents. These risks could cause TGC to experience equipment losses, injuries to its personnel, and interruptions in its business.

        In addition, TGC could be subject to personal injury or real property damage claims in the normal operation of business. Such claims may not be covered under the indemnification provisions contained in general service agreements to the extent that the damage is due to TGC's negligence or intentional misconduct.

        TGC does not carry insurance against certain risks that could cause losses, including business interruption resulting from equipment maintenance or weather delays. See "Information about TGC—Description of Business—Operating Risks and Insurance."

        TGC's general service agreements require TGC to have specific amounts of insurance. There can be no assurance, however, that any insurance obtained will be adequate to cover all losses or liabilities or that this insurance will continue to be available or available on terms which are acceptable to TGC. Liabilities for which TGC is not insured, or which exceed the policy limits of applicable insurance, could have a materially adverse effect on TGC.

TGC is subject to the requirements of Section 404 of the Sarbanes-Oxley Act. If TGC is unable to maintain compliance with Section 404, or if the costs related to maintaining compliance are significant, TGC's profitability, stock price, and results of operations and financial condition could be materially adversely affected.

        If TGC is unable to maintain adequate internal controls in accordance with Section 404, as such standards are amended, supplemented, or modified from time to time, TGC may not be able to ensure that it has effective internal controls over financial reporting on an ongoing basis in accordance with Section 404. Failure to achieve and maintain effective internal controls could have a material adverse effect on TGC's stock price. In addition, a material weakness in the effectiveness of TGC's internal control over financial reporting could result in an increased chance of fraud and the loss of customers, reduce TGC's ability to obtain financing, and/or require additional expenditures to comply with these requirements, each of which could negatively impact TGC's business, profitability, and financial condition.

Risks Related to TGC's Industry

TGC derives nearly all of its revenues from companies in the oil and natural gas exploration and development industry, a historically cyclical industry, with levels of activity that are significantly affected by the levels and volatility of oil and natural gas prices.

        Demand for TGC's services depends upon the level of expenditures by oil and natural gas companies for exploration, production, development and field management activities, which depend, in part, on oil and natural gas prices. Significant fluctuations in oil and natural gas exploration activities and oil and natural prices have adversely affected the demand for TGC's services and our results of operations in the past and would continue to do so if the level of such exploration activities and the prices for oil and natural gas were to decline in the future. In addition to the market prices of oil and natural gas, the willingness of TGC's clients to explore, develop and produce depends largely upon prevailing industry conditions that are influenced by numerous factors over which our management has no control, including general economic conditions and the availability of credit. Any prolonged reduction in the overall level of exploration and development activities, whether resulting from changes in oil and natural gas prices or otherwise, could adversely impact TGC in many ways by negatively affecting TGC's:

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  revenues, cash flows, and profitability;

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  ability to maintain or increase borrowing capacity;

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  ability to obtain additional capital to finance its business and the cost of that capital; and

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  ability to attract and retain skilled personnel whom TGC would need in the event of an upturn in the demand for its services.

        Worldwide political, economic, and military events have contributed to oil and natural gas price volatility and are likely to continue to do so in the future. Depending on the market prices of oil and natural gas, oil and natural gas exploration and development companies may cancel or curtail their capital expenditure programs, thereby reducing demand for TGC's services. Oil and natural gas prices have been highly volatile historically and, we believe, will continue to be so in the future. Many factors beyond TGC's control affect oil and natural gas prices including:

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  the cost of exploring for, producing, and delivering oil and natural gas;

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  the discovery rate of new oil and natural gas reserves;

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  the rate of decline of existing and new oil and natural gas reserves;

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  available pipeline and other oil and natural gas transportation capacity;

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  the ability of oil and natural gas companies to raise capital and debt financing;

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  actions by OPEC (the Organization of Petroleum Exporting Countries);

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  political instability in the Middle East and other major oil and natural gas producing regions;

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  economic conditions in the United States and elsewhere;

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  domestic and foreign tax policy;

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  domestic and foreign energy policy including the ever increasing emphasis on alternative sources of energy;

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  weather conditions in the United States and elsewhere;

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  the pace adopted by foreign governments for the exploration, development, and production of their national reserves;

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  the price of foreign imports of oil and natural gas; and

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  the overall supply and demand for oil and natural gas.

        An economic downturn could adversely affect TGC's revenues and cash flows if customers and/or potential customers, become unable to pay, or must delay payment of, amounts owing to TGC because such customers are not successful in generating revenues or are precluded from securing necessary financing.

The high fixed costs of TGC's operations could result in operating losses.

        Companies within the seismic data acquisition services industry are typically subject to high fixed costs, which consist primarily of depreciation (a non-cash item) and maintenance expenses associated with seismic data acquisition and equipment and crew costs. In addition, ongoing maintenance capital expenditures, as well as new equipment investment, can be significant. As a result, any extended periods of significant downtime or low productivity caused by reduced demand, weather interruptions, equipment failures, permit delays, or other causes could result in operating losses.

TGC and its customers may be adversely affected by an economic downturn.

        An economic downturn could have a material adverse effect on TGC's financial results and proposed plan of operations and could lead to further significant fluctuations in the demand for and pricing of oil and gas. Reduced demand and pricing pressures could adversely affect the financial condition and results of operations of TGC's customers and their ability to purchase the services TGC offers. TGC is not able to predict the timing, extent, and duration of the economic cycles in the markets in which it operates.

TGC's operations are subject to delays related to obtaining land access rights of way from third parties that could affect TGC's results of operations.

        TGC's seismic data acquisition operations could be adversely affected by TGC's inability to obtain timely right of way usage from both public and private land and/or mineral owners. Delays associated with obtaining such rights of way could negatively affect TGC's results of operations.

TGC's business is subject to government regulation that may adversely affect its future operations.

        TGC's operations are subject to a variety of federal, state, and provincial and local laws and regulations, including laws and regulations relating to the protection of the environment and archeological sites and those that may result from climate change legislation. Canadian operations have been historically cyclical due to governmental restrictions on seismic acquisition during certain periods. As a result, there is a risk that there will be a significant amount of unused equipment during those periods. TGC is required to expend financial and managerial resources to comply with such laws and related permit requirements in its operations, and TGC anticipates that it will continue to be required to do so in the future. Although such expenditures historically have not been material to TGC, the fact that such laws or regulations change frequently makes it impossible for TGC to predict the cost or impact of such laws and regulations on its future operations. The adoption of laws and regulations that have the effect of reducing or curtailing exploration and development activities by energy companies could also adversely affect TGC's operations by reducing the demand for TGC's services.

Risks Related to TGC's Common Stock

TGC's common stock has experienced, and may continue to experience, price volatility and low trading volume.

        TGC's stock price is subject to significant volatility. Overall market conditions, including a decline in oil and natural gas prices and other risks and uncertainties described in this "Risk Factors" section and elsewhere in this proxy statement/prospectus and the documents incorporated by reference herein, could cause the market price of TGC's common stock to fall. The high and low reported sales prices of TGC's common stock for the year ended December 31, 2013, were $10.43 and $6.31, respectively, and for the nine months ended September 30, 2014, were $7.45 and $3.69, respectively, and the closing price of TGC's common stock on December 29, 2014, the last practicable full trading day prior to the date of this joint proxy statement/prospectus, was $2.26.

        TGC's common stock is listed on the Nasdaq Global Select Market under the symbol "TGE." However, daily trading volumes for TGC's common stock are, and may continue to be, relatively small compared to many other publicly traded securities. For example, during 2013 TGC's daily trading volume was as low as 8,100 shares. It may be difficult for you to sell your shares in the public market at any given time at prevailing prices, and the price of TGC's common stock may, therefore, be volatile.

Certain provisions of TGC's restated certificate of formation may make it difficult for a third party to acquire TGC in the future or may adversely impact your ability to obtain a premium in connection with a future change of control transaction involving TGC.

        TGC's restated certificate of formation contains provisions that require the approval of holders of 80% of TGC's issued and outstanding shares before TGC may merge or consolidate with or into another corporation or entity or sell all or substantially all of TGC's assets to another corporation or entity. Additionally, if TGC increases the size of its board from the current six to nine directors, TGC could by resolution of the board of directors stagger the directors' terms, and TGC's directors could not be removed without approval of holders of 80% of TGC's issued and outstanding shares. These provisions could discourage or impede a tender offer, proxy contest, or other similar transaction involving control of TGC.

        In addition, TGC's board of directors has the right to issue preferred stock upon such terms and conditions as it deems to be in the best interest of TGC. The terms of such preferred stock may adversely impact the dividend and liquidation rights of the common shareholders without the approval of the common shareholders.

TGC paid its first cash dividend in 2012 but did not pay a cash dividend in 2013 or 2014 and may not pay cash dividends on its common stock in the foreseeable future, and therefore only appreciation of the price of TGC's common stock may provide a return to shareholders.

        TGC paid its first cash dividend in December of 2012 but did not pay a cash dividend in 2013 and may not pay cash dividends on its common stock in the foreseeable future. While there are currently no restrictions prohibiting TGC from paying dividends to its shareholders other than those set forth in the merger agreement, it is at the discretion of the board of directors whether TGC pays any cash dividends on its common stock and depends on TGC's financial condition, results of operations, capital and legal requirements, and other factors deemed relevant by the board of directors. On May 14, 2013 and May 14, 2012, TGC paid 5% stock dividends to its shareholders. No cash or stock dividends were declared or paid in 2011 or 2014.

TGC's common stock is considered a low-priced stock and is subject to regulations that limit or restrict the potential market for the stock.

        TGC's common stock may be considered a low priced stock pursuant to rules promulgated under the Exchange Act. Under these rules, broker-dealers participating in transactions in low priced securities must first deliver a risk disclosure document which describes that risks associated with such stock, the broker-dealer's duties, the customer's rights and remedies, and certain market and other information, and make a suitability determination approving the customer for low priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing and provide monthly account statements to the customer, and obtain specific written consent of the customer. With these restrictions, the likely effect of designation as a low price stock would be to decrease the willingness of broker-dealers to make a market for TGC's common stock, to decrease the liquidity of the stock and to increase the transaction costs of sales and purchase of such stocks compared to other securities.

CAUTIONARY STATEMENTS CONCERNING
FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Forward-looking information is based on projections and estimates, not historical information. Some statements in this joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus are forward-looking and use words such as "anticipates," "believes," "budget," "can," "continue," "could," "estimates," "expects," "intends," "may," "might," "should," "target," or "would" or the negative of these words and phrases or similar words or phrases. In particular, the forward-looking statements contained in this joint proxy statement/prospectus include but are not limited to statements regarding:

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  the expected closing date of the merger;

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  the anticipated benefits of the merger; and

  •
  the expected tax treatment of the merger for U.S. federal income tax purposes.

        Dawson and TGC may also provide oral or written forward-looking information in other materials they release to the public. Forward-looking information involves risk and uncertainties and reflects Dawson's and TGC's, as applicable, best judgment based on current information. The results of operations and business strategies of Dawson and TGC, and the plans and objectives for the future operation of Dawson following the merger and the integration of the businesses of Dawson and TGC, can be affected by inaccurate assumptions that are made or by known or unknown risks and uncertainties. In addition, other factors may affect the accuracy of forward-looking information. As a result, no forward-looking information can be guaranteed. Actual events and the results of operations may vary materially.

        Except as required by applicable law, neither Dawson nor TGC assumes any responsibility to publicly update any forward-looking statements regardless of whether factors change as a result of new information, future events, or for any other reason. You should review any additional disclosures Dawson and TGC make in their press releases and Forms 10-K, 10-Q, and 8-K filed with or furnished to the SEC. We also suggest that you listen to Dawson's and TGC's earnings release conference calls with financial analysts.

        The following important factors, in addition to those discussed under "Risk Factors" and elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference in this joint proxy statement/prospectus, could cause actual results to differ materially from those expressed in or implied by forward-looking statements:

        Factors relating to the merger:

  •
  whether the merger will be consummated;

  •
  the failure to receive the required shareholder and regulatory approvals for the merger or to satisfy all of the closing conditions to the merger;

  •
  the timing of the completion of the merger;

  •
  the value of the merger consideration;

  •
  changes in economic, business, competitive and/or regulatory factors;

  •
  changes in both companies' businesses during the period between now and the completion of the merger might have adverse impacts on TGC following the merger;

  •
  attrition in key clients, partners, personnel and other relationships relating to the merger;

  •
  the expenses of the merger being greater than anticipated, including as a result of unexpected factors or events;

  •
  the exposure to litigation, including the possibility that litigation relating to the merger could delay or impede the completion of the merger;

  •
  the integration of Dawson's business and operations with those of TGC taking longer than anticipated, being costlier than anticipated and having unanticipated adverse results relating to Dawson's or TGC's existing businesses; and

  •
  uncertainty of the expected financial performance of TGC following completion of the proposed transaction, which may differ significantly from the pro forma financial data contained in this joint proxy statement/prospectus.

        Factors relating to Dawson's and TGC's respective businesses:

  •
  the potential for fluctuations in oil and natural gas prices;

  •
  the dependence upon energy industry spending for seismic data acquisition services;

  •
  industry competition;

  •
  reduced utilization;

  •
  the potential for data acquisition contract delays, reductions or cancellation;

  •
  high fixed costs of operations and high capital requirements;

  •
  external factors affecting either company's crews, such as weather interruptions and inability to obtain land access rights of way;

  •
  whether Dawson or TGC enter into turnkey or dayrate contracts;

  •
  crew productivity;

  •
  the limited number of clients;

  •
  the credit risk related to clients; and

  •
  the availability of capital resources.

        See "Where You Can Find More Information" beginning on page 225.

 THE DAWSON SPECIAL MEETING

        Dawson's board of directors is using this document to solicit proxies from Dawson shareholders for use at the Dawson special meeting. In addition, this document constitutes a prospectus covering the issuance of TGC common stock pursuant to the merger agreement.

Date, Time and Place

        The special meeting of Dawson's shareholders will be held at the offices of Baker Botts L.L.P. at 2001 Ross Avenue, Suite 1100, Dallas, Texas 75201 at 3:00 p.m., central time, on Monday, February 9, 2015.

Purpose

        The purpose of the Dawson special meeting is as follows:

  1.
  to approve the merger proposal;

  2.
  to approve the Dawson name change proposal;

  3.
  to approve the advisory resolution proposal; and

  4.
  to approve the Dawson adjournment proposal.

Board Recommendations

        Dawson's board of directors has adopted a resolution approving the merger agreement and has determined that the merger agreement is advisable and in the best interests of Dawson and its shareholders and recommends that Dawson shareholders vote "FOR" the merger proposal, "FOR" the Dawson name change proposal, "FOR" the advisory resolution proposal and "FOR" the Dawson adjournment proposal. See "The Merger—Background of the Merger" and "The Merger—Dawson's Reasons for the Merger and Recommendation of Dawson's Board of Directors" beginning on pages 84 and 93, respectively.

        As described under "The Merger—Conflicts of Interests" beginning on page 122, Dawson directors and executive officers have agreements and arrangements that provide them with interests in the merger that are different from, or are in addition to, those of Dawson shareholders.

Record Date; Outstanding Shares; Shares Entitled to Vote

        The record date for the Dawson special meeting is December 29, 2014. Only holders of record of Dawson common stock at the close of business on the record date are entitled to notice of, and to vote at, the Dawson special meeting. At the close of business on the record date, there were 8,077,580 shares of Dawson common stock issued and outstanding held by approximately 136 holders of record. Dawson believes there are a number of additional beneficial holders of its shares. Each share of Dawson common stock entitles the holder of that share to one vote on each matter submitted for shareholder approval.

Quorum

        A quorum of shareholders is required for Dawson shareholders to take action on the merger proposal, the Dawson name change proposal and the advisory resolution proposal, but not the Dawson adjournment proposal. The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares of Dawson common stock entitled to vote at the close of business on the record date will constitute a quorum. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. With respect to broker non-votes, approval of the merger proposal, approval of the Dawson name change proposal as well as the Dawson adjournment proposal are not considered routine matters. Therefore, your bank, broker or other nominee will not be permitted to vote on such proposals without instruction from you as the beneficial owner of the shares of Dawson common stock. Further, in the event there are any broker non-votes, such votes will not count for purposes of determining whether a quorum is present at the special meeting.

Required Vote

        The affirmative vote of at least two-thirds of the outstanding shares of Dawson common stock is required to approve the merger proposal and to approve the Dawson name change proposal. Abstentions, broker non-votes and shares not in attendance at the Dawson special meeting will have the same effect as a vote "AGAINST" approval of the merger proposal and the Dawson name change proposal.

        The affirmative vote of a majority of the shares of Dawson common stock present in person or represented by proxy and entitled to vote at the Dawson special meeting, in which a quorum is present, is required to approve the advisory resolution proposal. Abstentions will have the same effect as a vote "AGAINST" the advisory resolution proposal. Assuming a quorum is present at the TGC special meeting, broker non-votes and shares not in attendance at the Dawson special meeting will have no effect on the outcome of any vote on the advisory resolution proposal.

        The Dawson adjournment proposal, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of Dawson common stock representing a majority of the votes present in person or represented by proxy at the special meeting and entitled to vote, whether or not a quorum exists, without further notice other than by announcement made at the special meeting, so long as no new record date is set. Abstentions will have the same effect as a vote "AGAINST" the proposal to adjourn the Dawson special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the Dawson special meeting.

Tabulation of the Votes

        Dawson has appointed Broadridge Financial Solutions, Inc., or Broadridge, to serve as the Inspector of Election for the Dawson special meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Stock Ownership of and Voting by Dawson's Directors and Executive Officers

        At the close of business on December 29, 2014, the record date for the Dawson special meeting, directors and executive officers of Dawson beneficially owned and were entitled to vote 193,211 outstanding shares of Dawson common stock, collectively representing approximately 2.39% of the shares of Dawson common stock outstanding on that date. Such persons also beneficially owned options to purchase an aggregate of 35,000 shares of Dawson common stock on the record date for the Dawson special meeting. Pursuant to and subject to the terms of the Dawson shareholder voting agreement, certain of those executive officers and directors, who collectively owned approximately 2.39% of the shares of Dawson common stock outstanding on the record date of the Dawson special meeting, have agreed, among other things, to vote their shares of Dawson common stock in favor of approval of the merger proposal at the Dawson special meeting. For additional information on the Dawson shareholder voting agreement, see "The Dawson Shareholder Voting Agreement" beginning on page 155.

 Voting of Shares by Holders of Record

        If you are entitled to vote at the Dawson special meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the Dawson special meeting. However, Dawson encourages you to submit a proxy before the Dawson special meeting even if you plan to attend the Dawson special meeting in order to ensure that your shares are voted. A proxy is a legal designation of another person to vote your shares of Dawson common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by:

  •
  Telephone.  You can vote by telephone by calling the toll-free number 1-800-690-6903 in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on Dawson's proxy card, as applicable, and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m., New York City time, on Sunday, February 8, 2015. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

  •
  Internet.  You can vote over the Internet by accessing the website at www.proxyvote.com and following the instructions on the secure website. Internet voting is available 24 hours a day until 11:59 p.m., New York City time, on Sunday, February 8, 2015. If you vote over the Internet, you do not need to return your proxy card or voting instruction card.

  •
  Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this joint proxy statement/prospectus.

        When a shareholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. Dawson encourages its shareholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

        All shares represented by each properly executed and valid proxy received before the Dawson special meeting will be voted in accordance with the instructions given on the proxy. If a Dawson shareholder executes a proxy card without giving instructions, the shares of Dawson common stock represented by that proxy card will be voted "FOR" the merger proposal, "FOR" the Dawson name change proposal, "FOR" the advisory resolution proposal and "FOR" the Dawson adjournment proposal.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., New York City time, on Sunday, February 8, 2015.

Voting of Shares Held in Street Name

        Dawson shareholders who hold shares of Dawson common stock in a stock brokerage account or through a bank, broker or other nominee ("street name" shareholders) who wish to vote at the Dawson special meeting should be provided a voting instruction card by the institution that holds their shares. If this has not occurred, contact the institution that holds your shares. A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in "street name" to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders' identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m., New York City time, on Sunday, February 8, 2015. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Dawson special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in "street name" at the Dawson special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

        If you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will not be authorized to vote. A broker non-vote will have the same effect as a vote "AGAINST" the merger proposal and "AGAINST" the Dawson name change proposal, but will have no effect on the advisory resolution proposal. Whether or not there is a quorum present at the Dawson special meeting, a broker non-vote will have no effect on the Dawson adjournment proposal.

        If you mark abstain when voting with respect to the merger proposal, the Dawson name change proposal, the advisory resolution proposal and the Dawson adjournment proposal, your abstention will have the same effect as a vote "AGAINST" such proposal.

Revocability of Proxies; Changing Your Vote

        Regardless of the method you used to cast your vote, if you are a holder of record, you may change your vote:

  •
  by completing, signing, dating and returning a new proxy card with a later date so that it is received prior to the Dawson special meeting;

  •
  by calling the toll-free number listed on the proxy card or by accessing the Internet website listed on the proxy card by 11:59 p.m., New York City time, on Sunday, February 8, 2015; or

  •
  by attending the Dawson special meeting and voting by ballot in person at the Dawson special meeting.

        You may also revoke your proxy card by sending a notice of revocation, which must be received prior to the Dawson special meeting, to the designated representative of Dawson at the address provided under "Where You Can Find More Information" beginning on page 225. Your attendance at the Dawson special meeting will not, by itself, revoke any proxy that you have previously submitted.

        If you hold your shares in "street name" and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other record holder to see your voting options.

Solicitation of Proxies

        Dawson is soliciting proxies for the Dawson special meeting from Dawson shareholders. Dawson and TGC are sharing equally in the costs of printing and mailing this joint proxy statement/prospectus. However, Dawson will bear all other costs relating to soliciting proxies from Dawson shareholders. In addition to this mailing, Dawson's directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, and by telephone, facsimile, courier service, mail, email, Internet, press release or advertisement (including on television, radio, newspapers or other publications of general distribution). Morrow has been engaged to aid in the distribution and solicitation of proxies. Dawson will pay Morrow a fee of $15,000, along with a $6.50 per holder fee for each call made to such holder, and reimburse its out-of-pocket expenses for such items as mailing, copying, faxes and other related matters and will indemnify Morrow against any losses arising out of Morrow's proxy soliciting services on behalf of Dawson. Dawson and its proxy solicitor will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Dawson common stock and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

        Dawson shareholders should not submit any stock certificates with their proxy cards.    Dawson shareholders will not need to send in their stock certificates or surrender their book-entry shares.

No Other Business

        Under Dawson's second restated articles of incorporation and second amended and restated bylaws, as amended, the business to be conducted at the Dawson special meeting will be limited to the purposes stated in the notice to Dawson shareholders provided with this joint proxy statement/prospectus.

Adjournments and Postponements

        Adjournments or postponements may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time with the approval of a majority of the votes present in person or represented by proxy at the time of the vote, whether or not a quorum exists. Dawson is not required to notify shareholders of any adjournment if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting.

        In addition, at any time prior to convening the Dawson special meeting, the Dawson special meeting may be postponed without the approval of Dawson shareholders. If postponed, Dawson will publicly announce the new meeting date.

        At any adjourned or postponed meeting, Dawson may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned or postponed meeting. Proxies submitted by Dawson shareholders for use at the Dawson special meeting will be used at any adjournment or postponement of the meeting. References to the Dawson special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Morrow toll-free at (800)-662-5200 (banks and brokers call collect (203) 658-9400).

DAWSON PROPOSAL 1—APPROVAL OF THE MERGER PROPOSAL

        As discussed in this joint proxy statement/prospectus, Dawson is asking its shareholders to approve the merger agreement. Dawson shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Please see the section entitled "The Merger Agreement" beginning on page 130 for additional information and a summary of certain terms of the merger agreement. You are urged to read carefully the entire merger agreement included as Annex A before voting on this proposal.

        Approval of this proposal is a condition to the completion of the merger. If the proposal is not approved, the merger will not occur.

        As described under the headings "Dawson Proposal 3—The Advisory Resolution Proposal" and "The Merger—Conflicts of Interests" beginning on pages 67 and 122, respectively, of this joint proxy statement/prospectus, Dawson's directors and executive officers will receive financial benefits that are different from, or in addition to, those of Dawson's shareholders.

        The Dawson board of directors recommends that Dawson shareholders vote "FOR" the merger proposal.

 DAWSON PROPOSAL 2—APPROVAL OF THE DAWSON NAME CHANGE PROPOSAL

        As discussed in this joint proxy statement/prospectus, Dawson is asking its shareholders to approve the change of Dawson's name to "Dawson Operating Company" and make other technical amendments to conform with the requirements of the Texas Business Organizations Code. Dawson will file the amendment to restate its second restated articles of incorporation in the form attached as Annex G to this joint proxy statement/ prospectus in the State of Texas in order to effect the name change immediately prior to the merger. Dawson shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the name change. You are urged to read carefully the entire amendment to Dawson's second restated articles of incorporation included as Annex G before voting on this proposal.

        Approval of this proposal is a condition to the completion of the merger. If the proposal is not approved, the merger will not occur.

        The Dawson board of directors recommends that Dawson shareholders vote "FOR" the Dawson name change proposal.

 DAWSON PROPOSAL 3—THE ADVISORY RESOLUTION PROPOSAL

        The SEC rules resulting from the Dodd-Frank Act require Dawson shareholders to vote to approve, on an advisory (non-binding) basis, payments to be made to Dawson's named executive officers as a result of the merger. This compensation consists of the following:

  •
  the accelerated vesting immediately prior to the effective time of the merger of Dawson's shares of restricted stock that are not subject to applicable restrictions in applicable employment or award agreements and the right to participate in the merger as a holder of Dawson common stock and receive the merger consideration in respect of any such formerly restricted shares that receive accelerated vesting prior to the effective time of the merger; and

  •
  the accelerated vesting immediately prior to the effective time of the merger of Dawson's restricted stock unit awards that are not subject to applicable restrictions in applicable employment or award agreements and the right to participate in the merger as a holder of Dawson common stock and receive the merger consideration in respect of any such awards that receive accelerated vesting prior to the effective time of the merger.

        The following table presents the compensation that may be paid or may become payable to Dawson's named executive officers upon consummation of the merger that is the subject of the advisory resolution proposal that Dawson shareholders are being asked to approve.

Name	Cash ($)(1)	Equity ($)		Pension/ NQDC ($)	Prerequisite Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Stephen C. Jumper	—	370,959	(2)	—	—	—	—	370,959
C. Ray Tobias	—	231,265	(3)	—	—	—	—	231,265
James W. Thomas	—	199,170	(4)	—	—	—	—	199,170
Christina W. Hagan	—	175,751	(5)	—	—	—	—	175,751
K. S. Forsdick	—	101,816	(6)	—	—	—	—	101,816

(1)
While each of the executives named in this table (other than Mr. Forsdick) are parties to employment agreements that would provide severance upon termination following a change in control transaction (such as the merger), such executives have waived their rights to such severance in connection with the merger pursuant to the employment agreements that such executives entered into on October 8, 2014, that will become effective upon the effective time of the merger.

(2)
Based on the accelerated vesting of shares of restricted stock and restricted stock unit awards resulting in an aggregate of 20,782 shares of Dawson common stock and using the assumed stock price of $17.85 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K.

(3)
Based on the accelerated vesting of shares of restricted stock and restricted stock unit awards resulting in an aggregate of 12,956 shares of Dawson common stock and using the assumed stock price of $17.85 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K.

(4)
Based on the accelerated vesting of shares of restricted stock and restricted stock unit awards resulting in an aggregate of 11,158 shares of Dawson common stock and using the assumed stock price of $17.85 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K.

(5)
Based on the accelerated vesting of shares of restricted stock and restricted stock unit awards resulting in an aggregate of 9,846 shares of Dawson common stock and using the assumed stock price of $17.85 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K.

(6)
Based on the accelerated vesting of shares of restricted stock and restricted stock unit awards resulting in an aggregate of 5,704 shares of Dawson common stock and using the assumed stock price of $17.85 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K.

        Dawson's board of directors recommends its shareholders vote "FOR" the following resolution:

"RESOLVED, that Dawson's shareholders approve, on an advisory basis, the compensation that may be received by Dawson Geophysical Company's named executive officers in connection with the merger as disclosed in the Proxy Statement of Dawson Geophysical Company concerning the merger under the heading 'Proposal 3—The Advisory Resolution Proposal'."

        The vote on certain compensation to be paid to Dawson's named executive officers upon consummation of the merger is advisory, and therefore not binding on Dawson, TGC or either of their boards of directors. Further, approval of such compensation is not a condition to the merger and therefore the parties are obligated to complete the merger if the closing conditions set forth in the merger agreement are satisfied. Accordingly, even if Dawson shareholders do not approve such compensation, if all closing conditions to the merger are satisfied, Dawson and TGC will be obligated to close the merger, and such compensation will be paid or will become payable to Dawson's named executive officers.

        In addition to the compensation described above, Dawson's named executive officers will also receive additional compensation in connection with the merger. See "The Merger—Conflicts of Interests—Golden Parachute Compensation" beginning on page 126.

 DAWSON PROPOSAL 4—THE DAWSON ADJOURNMENT PROPOSAL

        If there are insufficient votes at the time of the Dawson special meeting to approve the merger proposal, the Dawson name change proposal or the advisory resolution proposal, Dawson may propose to adjourn the Dawson special meeting to another time or place, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the foregoing proposals. Dawson does not intend to propose adjournment at the Dawson special meeting if there are sufficient votes to approve the foregoing proposals.

        If, at the Dawson special meeting, the number of shares of Dawson common stock present or represented and voting in favor of the merger proposal, the Dawson name change proposal or the advisory resolution proposal, is insufficient to approve the corresponding proposal, Dawson intends to move to adjourn the Dawson special meeting in order to enable the Dawson board of directors to solicit additional proxies for approval of such proposal.

        In the Dawson adjournment proposal, Dawson is asking its shareholders to authorize the holder of any proxy solicited by the Dawson board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Dawson special meeting to another time and place for the purpose of soliciting additional proxies. If the Dawson shareholders approve the Dawson adjournment proposal, Dawson could adjourn the Dawson special meeting and any adjourned session of the Dawson special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Dawson shareholders who have previously voted.

        The Dawson board of directors recommends that Dawson shareholders vote "FOR" the Dawson adjournment proposal.

THE TGC SPECIAL MEETING

        TGC's board of directors is using this document to solicit proxies from TGC shareholders for use at the TGC special meeting. In addition, this document constitutes a prospectus covering the issuance of TGC common stock pursuant to the merger agreement.

Date, Time and Place

        The special meeting of TGC's shareholders will be held at the offices of Haynes and Boone, LLP at 2323 Victory Avenue, Suite 700, Dallas, Texas 75219 at 2:00 p.m., central time, on Monday, February 9, 2015.

Purpose

        The purpose of the TGC special meeting is as follows:

  1.
  to approve the share issuance proposal;

  2.
  to approve the reverse stock split proposal;

  3.
  to approve the TGC name change proposal; and

  4.
  to approve the TGC adjournment proposal.

Board Recommendations

        TGC's board of directors has adopted a resolution approving the merger agreement and has determined that the merger agreement is advisable and in the best interests of TGC and its shareholders and recommends that TGC shareholders vote "FOR" the share issuance proposal, "FOR" the reverse stock split proposal, "FOR" the TGC name change proposal, and "FOR" the TGC adjournment proposal. See "The Merger—Background of the Merger" and "The Merger—TGC's Reasons for the Merger and Recommendation of TGC's Board of Directors" beginning on page 84 and 98, respectively.

        As described under "The Merger—Conflicts of Interests" beginning on page 122, TGC directors and executive officers have agreements and arrangements that provide them with interests in the merger that are different from, or are in addition to, those of TGC shareholders.

Record Date; Outstanding Shares; Shares Entitled to Vote

        The record date for the TGC special meeting is December 29, 2014. Only holders of record of TGC common stock at the close of business on the record date are entitled to notice of, and to vote at, the TGC special meeting. At the close of business on the record date, there were 21,997,007 shares of TGC common stock issued and outstanding held by approximately 136 holders of record. TGC believes there are a number of additional beneficial holders of its shares. Each share of TGC common stock entitles the holder of that share to one vote on each matter submitted for shareholder approval.

Quorum

        A quorum of shareholders is required for TGC shareholders to take action at the TGC special meeting on the share issuance proposal, the reverse stock split proposal and the TGC name change proposal, but not to approve the TGC adjournment proposal. The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares of TGC common stock entitled to vote at the close of business on the record date will constitute a quorum. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. With respect to broker non-votes, none of the matters to be considered at the TGC special meeting are considered routine matters. Therefore, your bank, broker or other nominee will not be permitted to vote on such proposals without instruction from you as the beneficial owner of the shares of TGC common stock. Further, in the event there are any broker non-votes, such votes will not count for purposes of determining whether a quorum is present at the special meeting.

Required Vote

        The affirmative vote of at least two-thirds of the outstanding shares of TGC common stock is required to approve the reverse stock split proposal and the TGC name change proposal. Abstentions, broker non-votes and shares not in attendance at the TGC special meeting will have the same effect as a vote "AGAINST" the reverse stock split proposal and the TGC name change proposal.

        The share issuance proposal requires the affirmative vote of a majority of the shares of TGC common stock present in person or represented by proxy and entitled to vote and that voted for or against or expressly abstained with respect to the proposal, in which a quorum is present. Abstentions will have the same effect as a vote "AGAINST" the share issuance proposal. Assuming a quorum is present at the TGC special meeting, broker non-votes and shares not in attendance at the TGC special meeting will have no effect on the outcome of any vote on the share issuance proposal.

        The TGC adjournment proposal, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the holders of TGC common stock representing a majority of the votes present in person or represented by proxy and entitled to vote and that voted for or against or expressly abstained with respect to the proposal, whether or not a quorum exists, without further notice other than by announcement made at the special meeting, so long as no new record date is set. Abstentions will have the same effect as a vote "AGAINST" the TGC adjournment proposal, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of the TGC adjournment proposal.

Tabulation of the Votes

        TGC will appoint an Inspector of Election for the TGC special meeting that will independently tabulate affirmative and negative votes and abstentions.

Stock Ownership of and Voting by TGC's Directors and Executive Officers

        At the close of business on December 29, 2014, the record date for the TGC special meeting, directors and executive officers of TGC beneficially owned and were entitled to vote 6,070,423 outstanding shares of TGC common stock, collectively representing approximately 27.60% of the shares of TGC common stock outstanding on that date. Such persons also beneficially owned options to purchase an aggregate of 383,980 shares of TGC common stock on the record date for the TGC special meeting. Pursuant to and subject to the terms of the TGC shareholder voting agreements, those executive officers and directors and their affiliates have agreed, among other things, to vote their shares of TGC common stock in favor of approval of each of the share issuance proposal, the reverse stock split proposal, the TGC name change proposal and the TGC adjournment proposal. For additional information on the TGC shareholder voting agreements, see "The TGC Shareholder Voting Agreements" beginning on page 153.

Voting of Shares by Holders of Record

        If you are entitled to vote at the TGC special meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the TGC special meeting. However, TGC encourages you to submit a proxy before the TGC special meeting even if you plan to attend the TGC special meeting in order to ensure that your shares are voted. A proxy is a legal designation of another person to vote your shares of TGC common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by:

  •
  Telephone.  You can vote by telephone by calling the toll-free number 1-800-690-6903 in the United States, Canada or Puerto Rico on a touch-tone telephone. You will then be prompted to enter the control number printed on TGC's proxy card, as applicable, and to follow the subsequent instructions. Telephone voting is available 24 hours a day until 11:59 p.m., New York City time, on Sunday, February 8, 2015. If you vote by telephone, you do not need to return your proxy card or voting instruction card.

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  Internet.  You can vote over the Internet by accessing the website at www.proxyvote.com and following the instructions on the secure website. Internet voting is available 24 hours a day until 11:59 p.m., New York City time, on Sunday, February 8, 2015. If you vote over the Internet, you do not need to return your proxy card or voting instruction card.

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  Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this joint proxy statement/prospectus.

        When a shareholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. TGC encourages its shareholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

        All shares represented by each properly executed and valid proxy received before the TGC special meeting will be voted in accordance with the instructions given on the proxy. If a TGC shareholder executes a proxy card without giving instructions, the shares of TGC common stock represented by that proxy card will be voted "FOR" the share issuance proposal, "FOR" the reverse stock split proposal, "FOR" the TGC name change proposal and "FOR" the TGC adjournment proposal, if necessary or appropriate to solicit additional proxies in favor of approval of the foregoing proposals.

        Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., New York City time, on Sunday, February 8, 2015.

Voting of Shares Held in Street Name

        TGC shareholders who hold shares of TGC common stock in a stock brokerage account or through a bank, broker or other nominee ("street name" shareholders) who wish to vote at the TGC special meeting should be provided a voting instruction card by the institution that holds their shares. If this has not occurred, contact the institution that holds your shares. A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in "street name" to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders' identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m., New York City time, on Sunday, February 8, 2015. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the TGC special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in "street name" at the TGC special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

        If you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will not be authorized to vote. Assuming a quorum is present at the TGC special meeting, a broker non-vote will have the same effect as a vote "AGAINST" the reverse stock split proposal and "AGAINST" the TGC name change proposal, but will have no effect on the share issuance proposal. Whether or not a quorum is present at the TGC special meeting, a broker non-vote will have no effect on the adjournment proposal.

        If you mark abstain when voting with respect to the share issuance proposal, the reverse stock split proposal, the TGC name change proposal or the TGC adjournment proposal, if necessary or appropriate, to solicit further proxies in connection with the foregoing proposals, your abstention will have the same effect as a vote "AGAINST" such proposal.

Revocability of Proxies; Changing Your Vote

        Regardless of the method you used to cast your vote, if you are a holder of record, you may change your vote:

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  by completing, signing, dating and returning a new proxy card with a later date so that it is received prior to the TGC special meeting;

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  by calling the toll-free number listed on the proxy card or by accessing the Internet website listed on the proxy card by 11:59 p.m., New York City time, on Sunday, February 8, 2015; or

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  by attending the TGC special meeting and voting by ballot in person at the TGC special meeting.

        You may also revoke your proxy card by sending a notice of revocation, which must be received prior to the TGC special meeting, to the designated representative of TGC at the address provided under "Where You Can Find More Information" beginning on page 225. Your attendance at the TGC special meeting will not, by itself, revoke any proxy that you have previously submitted.

        If you hold your shares in "street name" and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker, custodian or other record holder to see your voting options.

Solicitation of Proxies

        TGC is soliciting proxies for the TGC special meeting from TGC shareholders. Dawson and TGC are sharing equally in the costs of printing and mailing this joint proxy statement/prospectus. However, TGC will bear all other costs relating to soliciting proxies from TGC shareholders. In addition to this mailing, TGC's directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, and by telephone, facsimile, courier service, mail, email, Internet, press release or advertisement (including on television, radio, newspapers or other publications of general distribution). D.F. King has been engaged to aid in the distribution and solicitation of proxies. TGC will pay D.F. King an upfront fee of $10,000, a $5.00 per incoming and outgoing call fee and an additional $10,000 fee on the date of the special meeting, and reimburse its out-of-pocket expenses for such items as mailing, copying, faxes and other related matters and will indemnify D.F. King against any losses arising out of D.F. King proxy soliciting services on behalf of TGC. TGC and its proxy solicitor will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of TGC common stock and will, if requested, reimburse them for their reasonable out-of-pocket expenses in doing so.

        TGC shareholders should not submit any stock certificates with their proxy cards.    TGC shareholders will not need to send in their stock certificates at this time. Following the reverse stock split, registered holders of TGC common stock who hold stock certificates or shares in book-entry form will be sent a letter of transmittal from TGC's transfer agent that contains instructions for surrendering pre-reverse stock split shares to the transfer agent in exchange for the appropriate number of post-reverse stock split shares in book entry form (or certificated form if requested).

No Other Business

        Under TGC's amended and restated bylaws, the business to be conducted at the TGC special meeting will be limited to the purposes stated in the notice to TGC shareholders provided with this joint proxy statement/prospectus.

Adjournments and Postponements

        Adjournments or postponements may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time with the approval of a majority of the votes present in person or represented by proxy at the time of the vote, whether or not a quorum exists. TGC is not required to notify shareholders of any adjournment if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting.

        In addition, at any time prior to convening the TGC special meeting, the TGC special meeting may be postponed without the approval of TGC shareholders. If postponed, TGC will publicly announce the new meeting date.

        At any adjourned or postponed meeting, TGC may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned or postponed meeting. Proxies submitted by TGC shareholders for use at the TGC special meeting will be used at any adjournment or postponement of the meeting. References to the TGC special meeting in this joint proxy statement/prospectus are to such special meeting as adjourned or postponed.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact D.F. King toll-free at (877) 283-0322 (banks and brokers call collect at (212) 269-5550).

TGC PROPOSAL 1—APPROVAL OF THE SHARE ISSUANCE PROPOSAL

        As discussed in this joint proxy statement/prospectus, TGC is asking its shareholders to approve the share issuance proposal. TGC shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Please see the section entitled "The Merger Agreement" beginning on page 130 for additional information and a summary of certain terms of the merger agreement. You are urged to read carefully the entire merger agreement included as Annex A before voting on this proposal.

        The merger agreement provides that TGC will issue shares of TGC common stock in the merger. Upon the completion of the merger, each share of Dawson common stock outstanding immediately before the merger will be converted into the right to receive 1.760 shares of TGC common stock for every one share of Dawson common stock they own, after giving effect to the 1-for-3 reverse stock split. The exchange ratio will not be adjusted to reflect changes in the market prices of TGC common stock or Dawson common stock prior to closing.

        TGC is asking its shareholders to approve the share issuance proposal. Approval of this proposal is a condition to the completion of the merger. If the proposal is not approved, the merger will not occur.

        As described under "The Merger—Conflicts of Interests" beginning on page 122, TGC directors and executive officers have agreements and arrangements that provide them with interests in the merger that are different from, or are in addition to, those of TGC shareholders.

        The TGC board of directors recommends that TGC shareholders vote "FOR" the share issuance proposal.

 TGC PROPOSAL 2—APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL

        As discussed in this joint proxy statement/prospectus, TGC is proposing that the TGC shareholders approve an amendment to TGC's amended and restated certificate of formation to effect a 1-for-3 reverse stock split with respect to the issued and outstanding TGC common stock in connection with the merger. Effecting the 1-for-3 reverse stock split will ensure that TGC has sufficient authorized shares of TGC common stock to complete the merger. TGC will file the amendment to its amended and restated certificate of formation substantially in the form attached as Annex H to this joint proxy statement/prospectus with the Secretary of State of the State of Texas in order to, among other things, effect the reverse stock split immediately prior to consummation of the merger. TGC shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the reverse stock split. You are urged to read carefully the entire amendment to TGC's amended and restated certificate of formation included as Annex H before voting on this proposal. If TGC and Dawson do not complete the merger, TGC will not amend its amended and restated certificate of formation to effect the reverse stock split contemplated by the reverse stock split proposal, notwithstanding that TGC shareholders may have previously approved the reverse stock split proposal.

Overview

        By approving a 1-for-3 reverse stock split proposal, the TGC shareholders approve, subject to approval of the merger proposal, the share issuance proposal, and the TGC name change proposal an amendment to TGC's amended and restated certificate of formation providing for a 1-for-3 reverse stock split with respect to the issued and outstanding shares of TGC common stock in connection with the merger. If the TGC shareholders approve this reverse stock split proposal and TGC effects the reverse stock split, then every three issued and outstanding shares of TGC common stock (and every three shares of TGC common stock, if any, that are treasury shares of TGC) would be combined and reclassified into one share of TGC common stock. The reverse stock split would not change the number of authorized shares of TGC common stock.

        If TGC effects the reverse stock split proposal, then, except for adjustments that may result from the treatment of fractional shares as described below, each TGC shareholder will hold the same percentage of then-outstanding TGC common stock immediately following the reverse stock split as such TGC shareholder held immediately prior to the reverse stock split. The par value of the TGC common stock would remain unchanged at $0.01 per share.

        If TGC shareholders approve the reverse stock split proposal, the TGC board of directors will effect the reverse stock split only if Dawson shareholders have approved the merger proposal and the Dawson name change proposal and TGC shareholders have approved the share issuance proposal and the TGC name change proposal and the merger is being completed.

Principal Effects of the Reverse Stock Split

        If TGC shareholders approve the reverse stock split proposal and TGC effects the reverse stock split, each TGC shareholder will own a reduced number of shares of TGC common stock upon the effectiveness of the certificate of amendment providing for the reverse stock split. TGC would effect the reverse stock split simultaneously for all outstanding shares of TGC common stock. The reverse stock split would not change the number of authorized shares of TGC common stock. The reverse stock split will affect all TGC shareholders uniformly and will not change any TGC shareholder's percentage ownership interest in TGC, except to the extent that the reverse stock split would result in any TGC shareholders otherwise owning a fractional share that will be rounded up to the nearest whole share. Therefore, voting rights and other rights and preferences of the holders of TGC common stock will not be affected by the reverse stock split (other than as a result of the payment of a full share in lieu of a fractional share). Shares of TGC common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable.

        As of the effective time of the reverse stock split, TGC will adjust and proportionately decrease the number of shares of TGC common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and other rights to acquire TGC common stock. In addition, as of the effective time of the reverse stock split, TGC will adjust and proportionately decrease the total number of shares of TGC common stock that may be the subject of future grants under TGC's stock option and incentive plans.

        The reverse stock split will not affect the number of authorized shares of TGC common stock, which will continue to be 35,000,000. As a result, an additional effect of the reverse stock split would be to increase the number of authorized but unissued shares of TGC common stock. This could result in TGC being able to issue more shares without further shareholder approval. TGC has no current plans to issue shares, other than in connection with the merger or in the ordinary course of business in connection with TGC's stock compensation plans.

Fractional Shares

        TGC will not issue any fractional shares of TGC common stock in connection with the reverse stock split. Instead, all shares of TGC common stock issuable to TGC shareholders as a result of the reverse stock split will be aggregated and rounded up to the nearest whole share. The certificate of amendment to the amended and restated certificate of formation of TGC provides that each shareholder who does not have a number of shares evenly divisible by three and who would otherwise be entitled to receive a fractional share of TGC common stock shall be entitled to receive an additional share of common stock.

Effect on Registered "Book-Entry" Shareholders and Registered Certificated Shareholders

        Registered TGC shareholders may hold some or all of their shares of TGC common stock electronically in book-entry form. These TGC shareholders will not have share certificates evidencing their ownership of TGC common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

        Registered TGC shareholders may also hold shares of TGC common stock in certificate form or a combination of certificate and book-entry form. All registered holders will be sent a letter of transmittal from TGC's transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares and book-entry shares to the transfer agent. Upon receipt of your properly completed and executed letter of transmittal and any share certificates that you hold, TGC will issue to you the appropriate number of shares of TGC common stock electronically in book-entry form (or in certificated form if you request physical certificates) and provide a statement reflecting the number of shares registered in your account. TGC will not issue any new shares of TGC common stock in book-entry form (or certificated form if you request physical certificates) to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of your statement reflecting the number of shares registered in your book-entry account, you may request a share certificate representing your ownership interest.

Effect on Beneficial Holders of Common Stock

        Upon the implementation of the reverse stock split, TGC intends to treat shares of TGC common stock held by shareholders through a bank, broker, custodian or other nominee in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding TGC common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the reverse stock split. Shareholders who hold shares of TGC common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

        If TGC shareholders approve the reverse stock split proposal and TGC effects the reverse stock split, TGC expects to file the proposed certificate of amendment with the Secretary of State of the State of Texas on or about the date on which we complete the merger. Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse split shares of TGC common stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

        As soon as practicable after the effective date of the reverse stock split, TGC will notify its shareholders that it has effected the reverse stock split. TGC expects that TGC's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares and book-entry shares in exchange for post-reverse stock split shares in electronic book-entry form (unless such shareholder requests physical certificates) in accordance with the procedures to be set forth in a letter of transmittal to be sent by TGC's transfer agent. TGC will not issue any shares to a TGC shareholder until such shareholder has surrendered such shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-reverse stock split shares. TGC SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO.

Accounting Matters

        The reverse stock split will not affect the total common shareholders' equity on TGC's balance sheet. The per share earnings or losses and net book value of TGC will be increased because there will be fewer shares of TGC common stock outstanding. Prior periods' per share amounts will be restated to reflect the reverse stock split.

No Appraisal Rights

        Under the TBOC, TGC shareholders are not entitled to appraisal rights with respect to the reverse stock split.

Certificate of Amendment to Amended and Restated Certificate of Formation

        If the TGC shareholders approve the reverse stock split proposal, TGC expects to file a certificate of amendment to its amended and restated certificate of formation with the Secretary of State of the State of Texas to effect the reverse stock split. Upon filing the certificate of amendment to TGC's amended and restated certificate of formation to effect the name change, Article 4 of TGC's amended and restated certificate of formation will be revised to include a new Section d, substantially in the form set forth below:

          "d.   Reverse Stock Split.    Effective at                        (referred to herein as "Split Effective Time"), every three shares of the Common Stock, par value $.01, issued and outstanding as of the Split Effective Time were automatically, and without action on the part of the shareholders, converted and combined into one validly issued, fully paid and non-assessable share of Common

  Stock, par value $.01, (the "2015 Reverse Split"). In the case of a holder of shares not evenly divisible by three, such holders received in lieu of any fraction of a share, an additional share of Common Stock. As of the Split Effective Time and thereafter, a certificate(s) representing shares of Common Stock prior to the 2015 Reverse Split were deemed to represent the number of new shares into which the old shares were convertible."

        Approval of the reverse stock split proposal is a condition to the completion of the merger. If the reverse stock split proposal is not approved, the merger will not occur.

Conditions and Board Recommendation

        Approval of the reverse stock split proposal is a condition to the completion of the merger. If the reverse stock split proposal is not approved, the merger will not occur. The reverse stock split proposal is conditioned on approval of the share issuance proposal and the TGC name change proposal. Furthermore, if TGC and Dawson do not intend to imminently complete the merger, TGC will not amend its amended and restated certificate of formation to effect the reverse stock split contemplated by the reverse stock split proposal, notwithstanding that TGC shareholders may have previously approved the reverse stock split proposal.

        As described under "The Merger—Conflicts of Interests" beginning on page 122, TGC directors and executive officers have agreements and arrangements that provide them with interests in the merger that are different from, or are in addition to, those of TGC shareholders.

        The TGC board of directors recommends a vote "FOR" the reverse stock split proposal.

 TGC PROPOSAL 3—APPROVAL OF THE TGC NAME CHANGE PROPOSAL

        As discussed in this joint proxy statement/prospectus, TGC is proposing that the TGC shareholders approve an amendment to TGC's amended and restated certificate of formation to change TGC's name to "DAWSON GEOPHYSICAL COMPANY." TGC will file the amendment to its amended and restated certificate of formation substantially in the form attached as Annex H to this joint proxy statement/prospectus in the State of Texas in order to, among other things, effect the name change immediately prior to consummation of the merger. TGC shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the TGC name change proposal. You are urged to read carefully the entire amendment to TGC's amended and restated certificate of formation included as Annex H before voting on this proposal. If TGC and Dawson do not complete the merger, TGC will not amend its amended and restated certificate of formation to effect the name change contemplated by the TGC name change proposal, notwithstanding that TGC shareholders may have previously approved the TGC name change proposal.

Name Change

        If the TGC shareholders approve TGC name change proposal, TGC expects to file a certificate of amendment to its amended and restated certificate of formation with the Secretary of State of the State of Texas to change the corporation's name from "TGC Industries, Inc." to "DAWSON GEOPHYSICAL COMPANY." Upon filing the certificate of amendment to TGC's amended and restated certificate of formation to effect the name change, the first sentence of Section 1 of TGC's amended and restated certificate of formation will be as follows:

          "1.   The name of the Corporation is "DAWSON GEOPHYSICAL COMPANY."

        Approval of the TGC name change proposal is a condition to the completion of the merger. If the TGC name change proposal is not approved, the merger will not occur.

        As described under "The Merger—Conflicts of Interests" beginning on page 122, TGC directors and executive officers have agreements and arrangements that provide them with interests in the merger that are different from, or are in addition to, those of TGC shareholders.

        The TGC board of directors recommends that TGC shareholders vote "FOR" the TGC name change proposal.

 TGC PROPOSAL 4—THE TGC ADJOURNMENT PROPOSAL

        If there are insufficient votes at the time of the TGC special meeting to approve the share issuance proposal, the reverse stock split proposal or the TGC name change proposal, the TGC special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the share issuance proposal, the reverse stock split proposal or the TGC name change proposal. TGC does not intend to propose adjournment at the TGC special meeting if there are sufficient votes to approve the share issuance proposal, the reverse stock split proposal or the TGC name change proposal.

        If, at the TGC special meeting, the number of shares of TGC common stock present or represented and voting in favor of the share issuance proposal, the reverse stock split proposal or the TGC name change proposal, is insufficient to approve the corresponding proposal, TGC intends to move to adjourn the TGC special meeting in order to enable the TGC board of directors to solicit additional proxies for approval of such proposal.

        In the TGC adjournment proposal, TGC is asking its shareholders to authorize the holder of any proxy solicited by the TGC board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the TGC special meeting to another time and place for the purpose of soliciting additional proxies. If the TGC shareholders approve the TGC adjournment proposal, TGC could adjourn the TGC special meeting and any adjourned session of the TGC special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from TGC shareholders who have previously voted.

        The TGC board of directors recommends that TGC shareholders vote "FOR" the TGC adjournment proposal.

THE PARTIES TO THE MERGER

Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701
(432) 684-3000

        Dawson Geophysical Company, a Texas corporation, is a leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries. Dawson began operations in Canada in 2012.

        Dawson's clients rely on seismic data to identify areas where subsurface conditions are favorable for the accumulation of hydrocarbons and to optimize development and production of hydrocarbon reservoirs. As of September 30, 2014, Dawson operated ten 3-D seismic data acquisition crews in the lower 48 states of the United States and Canada and a seismic data processing center. The results of a seismic survey conducted for a client belong to that client. Dawson does not acquire seismic data for its own account nor does it participate in oil and gas ventures.

        Dawson's business consists of the acquisition and processing of seismic data using either 2-D or 3-D methods to produce an image of the earth's subsurface. The seismic method involves the recording of reflected acoustic or sonic waves from below the ground. In its operations, Dawson introduces acoustic energy into the ground by using an acoustic energy source, usually large vibrating machines or through the detonation of dynamite. Dawson then records the subsequent reflected energy, or echoes, with recording devices placed along the earth's surface. These recording devices, or geophones, are placed on the ground individually or in groups connected together as a single recording channel. Dawson generally uses thousands of recording channels in its seismic surveys. Additional recording channels enhance the resolution of the seismic survey through increased imaging analysis and provide improved operational efficiencies for Dawson's clients.

Dawson's common stock is currently listed on NASDAQ under the symbol "DWSN."

        Additional information about Dawson is included in documents incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 225.

TGC Industries, Inc.
101 East Park Blvd., Suite 955
Plano, Texas 75074
(972) 881-1099

        TGC Industries, Inc., a Texas corporation, and its wholly owned subsidiary, Eagle Canada, Inc., a Delaware corporation, are primarily engaged in the geophysical service business of conducting 3-D surveys for clients in the oil and natural gas business.

        TGC is a leading provider of seismic data acquisition services throughout the continental United States and Canada. During the quarter ended September 30, 2014, TGC operated six seismic crews, five in the United States and one in Canada. These seismic crews supply seismic data primarily to companies engaged in the exploration and development of oil and natural gas on land and in land-to-water transition areas. Eagle Canada's seismic acquisition services are also used by the potash mining industry in Canada, and Eagle Canada has particular expertise through its heliportable capabilities. TGC's clients rely on seismic data to identify areas where subsurface conditions are favorable for the accumulation of existing hydrocarbons, to optimize the development and production of hydrocarbon reservoirs, to better delineate existing oil and natural gas fields, and to augment reservoir management techniques.

        TGC acquires geophysical data using the latest in 3-D survey techniques. TGC introduces acoustic energy into the ground by using vibration equipment or dynamite detonation, depending on the surface terrain and subsurface requirements. The reflected energy, or echoes, is received through geophones, converted into a digital signal at a multi-channel recording unit, and then transmitted to a central recording vehicle. Subsurface requirements dictate the number of channels necessary to perform TGC's services. With its state-of-the-art seismic equipment, including computer technology and multiple channels, TGC acquires, on a cost effective basis, immense volumes of seismic data that, when processed and interpreted, produce more precise images of the earth's subsurface. TGC's clients then use its seismic data to generate 3-D geologic models that help reduce finding costs and improve recovery rates from existing wells.

TGC's common stock is currently listed on NASDAQ under the symbol "TGE."

        Additional information about TGC is included under the heading "Information About TGC," beginning on page 162.

Riptide Acquisition Corp.
101 East Park Blvd., Suite 955
Plano, Texas 75074
(972) 881-1099

        Riptide Acquisition Corp., a Texas corporation and direct, wholly owned subsidiary of TGC, was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

THE MERGER

Overview

        The Dawson board of directors and the TGC board of directors have each approved the merger agreement. Pursuant to the merger agreement, Merger Sub, a wholly owned subsidiary of TGC, will merge with and into Dawson, with Dawson continuing as the surviving corporation and a wholly owned subsidiary of TGC. Immediately prior to the merger, TGC will change its name to "Dawson Geophysical Company" and Dawson will change its name to "Dawson Operating Company."

        Upon the consummation of the merger, each share of Dawson common stock issued and outstanding before the merger, other than any shares owned by Dawson, TGC or any of their respective subsidiaries, will be converted into the right to receive 1.760 shares of TGC common stock, which is the exchange ratio, after giving effect to the reverse stock split. No fractional shares will be issued to Dawson shareholders, and in lieu of any such fractional shares cash will be paid instead. The exchange ratio has been calculated based on the number of shares of TGC common stock that will be outstanding following a 1-for-3 reverse stock split that will occur immediately prior to completion of the merger. The number of shares of TGC common stock to be issued in the merger for each Dawson common share is fixed (except in the event of any stock dividend, subdivision, recapitalization, split, reverse split (other than the 1-for-3 reverse stock split occurring immediately prior to the merger), combination or exchange of shares or similar event with respect to Dawson common stock or TGC common stock) and will not be adjusted for changes in the market price of either Dawson common stock or TGC common stock.

        The closing price of Dawson common stock on NASDAQ on October 8, 2014, the last full trading day prior to the public announcement of the merger, was $17.57. The closing price of Dawson common stock on NASDAQ on December 29, 2014, the last practicable full trading day prior to the date of this joint proxy statement/prospectus, was $12.11.

        The closing price of TGC common stock on NASDAQ on October 8, 2014, the last full trading day prior to the public announcement of the merger, was $3.34. The closing price of TGC common stock on NASDAQ on December 29, 2014, the last practicable full trading day prior to the date of this joint proxy statement/prospectus, was $2.26.

        Shares of Dawson common stock issued and outstanding before the merger will be cancelled upon completion of the merger.

Background of the Merger

        Dawson's senior management regularly evaluates and periodically reviews with Dawson's board of directors, or the Dawson board, strategies to enhance shareholder value, including opportunities to enhance the services it provides to its clients and its overall position in the seismic industry. One of the areas for potential growth that Dawson has considered from time to time is the acquisition of, or a joint venture with, another seismic company. However, prior to entering into discussions with TGC, Dawson had not identified a potential candidate that presented an attractive acquisition target or combination partner.

        Similarly, as part of their ongoing consideration and evaluation of TGC's long-term prospects and strategies, the TGC board of directors, or the TGC board, and senior management regularly review and assess opportunities to increase shareholder value and achieve long-term strategic goals, including, among other things, strategic alliances, potential opportunities for business combinations, internal restructurings and investments and other strategic reviews.

        Dawson and TGC entered into a merger agreement on March 20, 2011 in which the two companies agreed to combine in a stock-for-stock transaction whereby Dawson would issue shares of its common stock in exchange for the outstanding shares of TGC common stock. This proposed transaction was subject to a "collar" on the price of Dawson's common stock (that is, a range of market prices for Dawson common stock beyond which the agreed-upon exchange ratio would have to be renegotiated by the parties) as well as approval of the proposed transaction by 80% of the shares of TGC's common stock. Both Dawson and TGC held special shareholder meetings on October 27, 2011 and recommended that their respective shareholders approve the transaction at such meetings. Dawson's shareholders approved the transaction, but TGC failed to obtain the required 80% approval from its shareholders, ultimately procuring approval from approximately 76.37% of its shareholders. Also, at this time, Dawson's common stock began trading outside of the values stipulated as the collar for the transaction. As a result of the inability of TGC to obtain the required shareholder approval and the trading price of Dawson's common stock outside of the collar, the parties chose to terminate the merger agreement and discontinue negotiations.

        Following the termination of the previously proposed transaction, each of TGC and Dawson operated their companies on a standalone basis and pursued business objectives as directed by their respective boards of directors. During this time, while each of Dawson and TGC continued to evaluate business opportunities and value creation for shareholders, no formal discussions were held between Dawson and TGC with respect to a potential combination.

        The Dawson board held a regular meeting on July 22, 2014, at which Stephen C. Jumper, Dawson's Chairman, President and Chief Executive Officer, brought up the idea of re-visiting a combination with TGC. After discussing the idea with the members of the Dawson board, the board agreed that Mr. Jumper should approach Wayne A. Whitener, the President and Chief Executive Officer of TGC, to see if there was any interest on the part of TGC in a transaction to combine the two companies.

        Mr. Jumper called Mr. Whitener on July 28, 2014 to discuss the possibility of reopening negotiations regarding a potential business combination transaction between the two companies. After preliminary discussions with the TGC board, Mr. Whitener called Mr. Jumper back later that same day and indicated that TGC would potentially be interested in a transaction. Mr. Jumper and Mr. Whitener agreed that the most desirable structure for both companies would be a stock-for-stock transaction with minimal closing conditions and without a collar on stock prices. Messrs. Jumper and Whitener then scheduled a meeting in Dallas for August 7, 2014 between a subset of Dawson's and TGC's respective boards of directors.

        On August 4, 2014, the Dawson board of directors held a conference call and Mr. Jumper updated the board regarding the status of his discussions with Mr. Whitener and TGC's interest in a potential transaction. The Dawson board determined that Mr. Jumper and two additional members of the Dawson board, Craig W. Cooper and Gary M. Hoover, would travel to Dallas to meet with Mr. Whitener and certain members of the TGC board of directors on August 7, 2014.

        On August 7, 2014, Messrs. Jumper, Cooper and Hoover met in Dallas with Mr. Whitener and two additional members of the TGC board, William J. Barrett and Allen T. McInnes. Edward L. Flynn and Herbert M. Gardner, two other members of the TGC board, also joined relevant portions of the meetings via telephone. The parties discussed a potential combination transaction, the structure of such a potential deal and general economic terms and equity ownership following such a transaction.

        Mr. Jumper called Dawson's principal outside counsel, Baker Botts, on August 8, 2014 regarding the legal aspects of the potential transaction and possible structures. Mr. Jumper also called Raymond James & Associates, Inc., or Raymond James, on August 8, 2014. Raymond James was not then engaged as Dawson's regular investment banker, but had served as Dawson's financial advisor in 2011 for the proposed combination transaction with TGC and Dawson knew that Raymond James was familiar with both companies and the oilfield services industry. Mr. Jumper discussed the potential transaction with Raymond James and requested that Raymond James prepare initial analyses regarding the relative contributions of both Dawson and TGC to the potential combined company.

        On August 11, 2014, the Dawson board convened via conference call to receive an update regarding the meetings and discussions with TGC on August 7, 2014. Mr. Jumper reported the generally favorable response that was received from TGC, as well as the initiations of review and analysis by Baker Botts and Raymond James. Subsequently, later on August 11, 2014, Dawson and TGC executed a nondisclosure agreement. Under the terms of the nondisclosure agreement, each party agreed to treat confidentially certain proprietary information shared by the other party to enable them to analyze a possible combination of Dawson and TGC. In addition, the nondisclosure agreement contained, among other things, standstill restrictions that, in accordance with and subject to the terms of the nondisclosure agreement, prohibited either party from making an unsolicited offer to acquire the securities of the other party for a period of one year and prohibited the parties from soliciting any of the other party's employees involved or participating in the negotiation process.

        Raymond James delivered its initial contribution analysis to Dawson on August 15, 2014 and convened a phone call with Mr. Jumper to discuss the analysis and preliminary proposed shareholding splits between Dawson and TGC in the combined company. Between August 18, 2014 and August 22, 2014, Dawson and Raymond James exchanged phone calls and emails to negotiate advisory fees that Raymond James would charge in connection with their analysis and opinion regarding the potential transaction.

        On August 22, 2014, the Dawson board convened a conference call to discuss the preliminary contribution analysis received from Raymond James and a potential share ownership split, or share split, of the combined company between current Dawson shareholders and current TGC shareholders. During the meeting, the members of the Dawson board agreed that Raymond James and financial advisors for TGC should prepare and provide analyses on an agreeable share split based on current market prices and such other factors as the respective financial advisors deemed relevant. The Dawson board also discussed appropriate advisory fees to be paid to Raymond James in connection with the proposed transaction.

        On August 25, 2014, the Dawson board held a discussion with Raymond James regarding the contribution analysis and proposed share split, as well as Raymond James's advisory role and the advisory fees that would be payable to Raymond James in connection with the proposed transaction. The Dawson board approved moving forward with negotiating the potential stock-for-stock combination transaction with TGC. Later on August 25, 2014, Mr. Jumper called Mr. Whitener to confirm both parties' intent to move forward with negotiating the transaction on a stock-for-stock basis.

        On August 26, 2014, members of the Dawson board had a discussion with Raymond James regarding the financial analyses of TGC prepared by Raymond James and the implied share split. Dawson and Raymond James also discussed the terms of a draft engagement letter whereby Dawson would agree to procure the services of Raymond James for the transaction.

        On August 28, 2014, representatives of Baker Botts and Haynes and Boone held a telephone call to discuss various preliminary matters related to the potential transaction, including the due diligence process, which the parties agreed, in light of the stock-for-stock transaction, would need to be mutual. On September 2, 2014, Dawson sent an initial request for certain due diligence documents and materials relating to TGC. On August 29, 2014, Dawson discussed with Ernst & Young LLP, or EY, the possibility of EY conducting financial accounting due diligence for Dawson, including a review of TGC's audit workpapers, accounting policies and quality of earnings. Representatives of Dawson, Baker Botts and EY conducted legal, business and financial due diligence with respect to TGC during the remainder of August, all of September and into October.

        On September 3, 2014, Dawson, TGC and legal and financial advisors for each held meetings at the offices of Baker Botts in Dallas to outline potential transaction structure, proposed metrics and a tentative timeline. Specifically, the parties discussed structuring the transaction such that Dawson would merge with a subsidiary of TGC in exchange for receipt of shares of TGC common stock at a to be agreed-upon exchange ratio. The parties also discussed the desirability of a reverse stock split with respect to TGC common stock as well as the composition of the board of directors of the combined company. Mr. Jumper and Mr. Whitener each gave management presentations regarding their respective companies, including financial results, reports on operations, status of equipment and future outlook. Both Mr. Jumper and Mr. Whitener also enumerated reasons why a combination of Dawson and TGC would yield favorable results for both companies and their shareholders. Both parties agreed to begin drafting legal documents on the basis of their discussions and continue due diligence efforts. On the same day, Dawson executed an engagement letter with Raymond James pursuant to which Raymond James would prepare a financial analysis of the proposed transaction with a view towards advising the Dawson board as to its opinion of the fairness of the exchange ratio, from a financial point of view, to Dawson's shareholders.

        The Dawson board convened a conference call on September 4, 2014 and Mr. Jumper updated the Dawson board regarding the results of the meetings held on September 3, 2014 and the status of negotiations and possible deal terms. Also on September 4, 2014, Dawson and TGC exchanged financial information that each of their respective management teams had prepared.

        On September 5, 2014, TGC formally retained Stephens to serve as its financial advisor in connection with a possible business combination transaction with Dawson. Shortly thereafter, TGC and Dawson began exchanging preliminary financial due diligence materials. Additionally, each of TGC's and Dawson's board of directors individually considered a range of acceptable share splits that could be used to determine an exchange ratio for the transaction and each began discussions of the potential share split with its respective financial advisor. Representatives of Stephens and Raymond James began conducting financial due diligence related to the proposed business combination transaction between TGC and Dawson in early September of 2014.

        Raymond James circulated an initial draft of a term sheet to Stephens on September 8, 2014. This draft did not include a proposed share split or a ratio for the reverse stock split or the composition of the board of the combined company following the transaction.

        On September 8 and 9, 2014, Raymond James and Stephens convened multiple calls to discuss the draft term sheet and valuation methodologies. Raymond James and Stephens also had discussions on these dates with Mr. Jumper and Mr. Whitener, respectively, to discuss the draft term sheet and share split.

        On September 10, 2014, a conference call was held between Dawson, TGC and their respective legal and financial advisors to discuss the draft term sheet and negotiate key terms. The parties discussed the composition of the board of the combined company following the merger and appropriate terms for such directors, as well as termination fees and expense reimbursements in the event that one or both of the parties terminated the merger agreement following its execution. The parties also discussed the treatment of equity based compensation awards made by Dawson and TGC in the event of a combination transaction. Mr. Jumper then called Raymond James and Baker Botts and exchanged emails to revise the term sheet pursuant to these discussions, and the revised draft was recirculated to TGC, Stephens and Haynes and Boone.

        A conference call was held on September 11, 2014 between Mr. Jumper, Raymond James and Baker Botts to discuss the draft term sheet and proposed share split, board composition and termination fees. Later on September 11, 2014, the Dawson board convened a call to discuss the status of negotiations and the most recent revisions to the draft term sheet. Mr. Jumper reported that productive discussions were had on September 10, 2014 with TGC and its advisors and the parties were working towards agreeing on the principal terms in the term sheet. Mr. Jumper also reported that the parties had not yet proposed a share split (and resulting exchange ratio) or a ratio for the TGC reverse stock split in the draft term sheet. After considerable discussion, the Dawson board agreed that Dawson should propose a share split whereby current Dawson shareholders would hold 68% of the shares of common stock of the combined company, with current TGC shareholders holding the other 32%.

        On September 12, 2014, Raymond James discussed business combination terms with Stephens including a structure whereby current Dawson shareholders would hold 68% of the shares of common stock of the combined company and current TGC shareholders would hold the other 32%. The proposal also called for a seven member board of directors for the combined company, to consist of five current Dawson directors and two current TGC directors. Also on September 12, 2014, Baker Botts delivered an initial draft of a merger agreement to Haynes and Boone, and on September 15, 2014 Baker Botts delivered draft voting agreements requiring each TGC and Dawson director and executive officer to vote in favor of the proposed transaction, subject to certain conditions.

        On September 15, 2014, after consultation with TGC management, Stephens delivered a counter proposal to Raymond James with current Dawson shareholders receiving 63% of the shares of the combined company and current TGC shareholders holding the other 37%. This proposal also called for an eight member board of directors for the combined company, to consist of five current Dawson directors and three current TGC directors, with one TGC director to be replaced after a year.

        Raymond James and Stephens convened a conference call on September 16, 2014 to discuss contribution levels between Dawson and TGC and post-merger board composition. Dawson then delivered a counter proposal for a share split with current Dawson shareholders receiving 66% of the shares of the combined company and current TGC shareholders holding the other 34%. In connection with discussing the reverse stock split and exchange ratio, the parties discussed the number of shares of common stock of the combined company that would remain outstanding following the completion of the business combination, as well as the potential impact on the trading price of the common stock and the amount of public float.

        On September 23, 2014, the Dawson board held a meeting and discussed the status of negotiations, the terms proposed in the most recent draft of the term sheet and drafts of the merger agreement, voting agreements and ancillary documents. Mr. Jumper reported that he had received a phone call from Mr. Whitener indicating that TGC was generally agreeable to the most recent proposal of a 66%/34% share split and an eight member board composition (with one of the TGC directors being nominated for one year and the other seven directors being nominated for three years), pending the outcome of final due diligence review and negotiation of the remaining points of the transaction.

        On September 23, 2014 and September 24, 2014, multiple phone calls were held between Dawson, Raymond James, TGC, Stephens, Baker Botts and Haynes and Boone to discuss legal and financial due diligence items.

        On September 24, 2014, at a telephonic meeting of the TGC board, the board discussed the potential business combination transaction with Dawson together with its legal and financial advisors. All of the members of the TGC board were present at the meeting except for Edward L. Flynn. Mr. Whitener reviewed the status of negotiations with Dawson as well as the status of the relevant documentation. The TGC board discussed certain issues in connection with the merger agreement, including whether TGC would be permitted to have a bring down fairness opinion, the termination fee provisions and the composition of the TGC's post-merger board of directors. The representative of Haynes and Boone generally discussed fiduciary duties of the TGC board under Texas law in connection with the proposed transaction, the timing of the due diligence process and the impact of the proposed transaction on the benefit plans of TGC and Dawson. The representatives of Stephens informed the TGC board that discussions with Raymond James regarding the financial terms of the business combination had taken place.

        At a telephonic meeting of the TGC board on September 26, 2014, representatives of Stephens reviewed the background and status of the potential business combination transaction, including the status of due diligence and the negotiation of the terms of the merger agreement. The Stephens representatives discussed recent changes in the seismic industry and the potential benefits of combining TGC and Dawson, including the likelihood of significant long-term operational and financial benefits. After discussion, the TGC board concluded that the termination fees in the merger agreement should be the same for TGC and Dawson. Additionally, after considering the proposed board structure for the combined entity, the TGC board agreed with the most recently proposed structure, whereby Dawson would name five directors and TGC would name three, with William J. Barrett to serve as one of TGC's appointed directors for a one year term.

        On the afternoon of October 1, 2014, Dawson, TGC and legal and financial advisors for each held a meeting at offices of Baker Botts in Dallas to discuss the status of the draft merger agreement and associated documents, status of each party's due diligence review and open items with respect to the same, and the process for a planned execution of the merger agreement on October 8, 2014. Mr. Jumper and Mr. Whitener and their respective management teams discussed proposed synergies that could be achieved by combining Dawson and TGC. Mr. Jumper and Mr. Whitener also discussed the proposed reverse stock split with respect to TGC common stock and requested input from Raymond James and Stephens regarding the same. Mr. Whitener noted that the TGC board believed that a one-for-three ratio was the most appropriate for the proposed reverse stock split, and Mr. Jumper indicated that Dawson believed a one-for-four or a one-for-five ratio was more desirable. The parties did not come to an agreement on this matter during the meeting, but agreed to take the other party's views into consideration and reconvene to discuss at a later date.

        Also on October 1, 2014, Baker Botts and Haynes and Boone discussed by telephone the terms of the draft merger agreement circulated by Baker Botts on September 12, 2014. Among other things, the attorneys discussed Dawson's and TGC's respective positions regarding various provisions of the draft merger agreement and key open items, including:

  •
  provisions relating to TGC's ability to provide information, have discussions or enter into an agreement with a third party that has made or makes a proposal to acquire TGC;

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  whether the fairness opinion would be reaffirmed at closing as a condition to closing; and

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  the circumstances under which a termination fee would be payable and the size of the fee.

        Haynes and Boone delivered a revised draft of the merger agreement reflecting these and other TGC comments to Baker Botts on October 2, 2014.

        At a telephonic meeting of the TGC board on October 3, 2014, representatives of Lane Gorman Trubitt, PLLC, or Lane Gorman, TGC's independent public accountants, reviewed with the TGC board the results of their financial due diligence investigation of Dawson. Representatives from Lane Gorman informed the TGC board that they did not find any material issues that would prevent TGC from continuing negotiations with Dawson. Following the presentation by Lane Gorman's representatives, the TGC board discussed and approved a one-time bonus payment to each director in the amount of $37,500 to compensate the directors for the significant time and effort in connection with the proposed business combination and for their many years of dedication and service to TGC.

        Mr. Jumper called Raymond James on October 3, 2014 to discuss the reverse stock split ratio and diligence matters. Mr. Jumper noted his desire to undertake the reverse stock split at a ratio that would provide sufficient cushion to protect the stock of the combined company from potentially trading below $10.00 per share. Raymond James then exchanged calls and materials with Stephens regarding the reverse stock split ratio and to close out open financial diligence items.

        Also on October 3, 2014, Baker Botts delivered a revised draft of the merger agreement reflecting Dawson's comments thereon to Haynes and Boone. From October 3, 2014 through October 7, 2014 Dawson's and TGC's respective management and legal advisors continued to exchange drafts of a merger agreement and the employment and other agreements to be entered into by the key employees of TGC and Dawson to engage in negotiations regarding the terms of the proposed merger, including the issues noted above.

        On October 6, 2014, the Dawson board held a telephonic meeting to discuss the status of draft documents for the transaction, final due diligence review and the reverse stock split ratio. Raymond James participated in the telephonic meeting to discuss the reverse stock split ratio as well as the implied exchange ratio (taking the reverse stock split into consideration) that would be necessary to yield a combined company held 66% by current Dawson shareholders and 34% by current TGC shareholders. Later on October 6, 2014, drafts of the merger agreement and related documents were circulated to each of the Dawson board members for review in advance of the planned October 8, 2014 board meeting at the offices of Baker Botts in Dallas.

        Raymond James and Stephens held conference calls on October 6, 2014 and October 7, 2014 to discuss the reverse stock split ratio and the exchange ratio. Mr. Jumper and Mr. Whitener also participated in certain of these phone calls as appropriate. Mr. Jumper reiterated his concerns regarding the trading price of the combined company if a one-for-three ratio was used, but agreed to discuss with his advisors. After additional discussions with Raymond James, Mr. Jumper called Mr. Whitener to communicate that Dawson generally agreed to proceed with a one-for-three ratio for the reverse stock split, pending final incorporation of such ratio in the merger agreement and the approval from the Dawson board of the same.

        At a telephonic meeting of the TGC board on October 7, 2014, representatives of Stephens delivered to the TGC board their presentation concerning the potential business combination transaction with Dawson in connection with their work on the fairness opinion. The presentation included the variety of valuation methods and supporting analyses that Stephens used in determining the fairness, from a financial point of view, to TGC of the exchange ratio as well as the potential strategic benefits of the proposed transaction. The TGC board and the Stephens representatives discussed that they were not aware of other strategic alternatives currently available to TGC that would reasonably be expected to be more attractive than the proposed business combination transaction with Dawson and that no third party bidders had emerged during the period in which the prior TGC and Dawson merger agreement was in place in 2011. The TGC board also discussed structuring the current proposed transaction with Dawson in a way to create low barriers of entry in case a third party acquirer emerged.

        The presentation concluded with the Stephens representatives promising to deliver an updated version of the presentation at the TGC board meeting to be held the next day on October 8, 2014. The meeting ended with a discussion of the press release, voting agreements and other ancillary documents related to the merger agreement.

        On the afternoon of October 8, 2014, the TGC board convened a telephonic meeting at the Dallas office of Haynes and Boone to review and consider the proposed merger agreement. Present at the meeting were all of the members of the TGC board, representatives of Stephens and representatives of Haynes and Boone. At the meeting, representatives of Haynes and Boone discussed with the TGC board their fiduciary duties as well as certain material terms of the merger agreement, including the reverse stock split of 1-for-3 shares of TGC's common stock, the "no shop" covenant, the requirement to pay a fee of $2 million and the requirement to pay up to $1.5 million to reimburse the other party's expenses in the event the merger agreement was terminated under certain provisions. Representatives of Haynes and Boone explained that the "no shop" and termination provisions were mutual in that each of TGC and Dawson was subject to the same restrictions and had the same exceptions to the restrictions. In addition, the directors discussed and approved extending the exercise period for certain options granted to TGC's non-employee directors in July 2014 to permit those directors who would be resigning from the board at the time of the merger to be able to exercise the options for more than 90 days following the date of such resignation. The exercise period was extended to the earlier of five years from the date of grant of the option or the third anniversary of the date on which the person ceased to serve as a director of TGC.

        Following the discussion by Haynes and Boone, representatives of Stephens reviewed their financial analysis of the proposed transaction with the TGC board and delivered their updated fairness presentation. In response to a question regarding whether any other potential acquirers may be interested in TGC, Stephens stated it was unlikely a more logical counterparty would emerge, given, among other things: the state of industry seismic industry, TGC's specific business, financial performance of several key competitors and that no counterparties materialized as part of the attempted transaction with Dawson in 2011. Stephens also discussed the fact that TGC held preliminary discussions with a potential strategic counterparty in 2013 regarding a strategic transaction and TGC board of directors decided that the transaction was not in the long term best interest of TGC at that time.

        After the presentations by Haynes and Boone and Stephens, the TGC board had extensive discussions regarding the merger agreement and the related transactions. The TGC board of directors discussed that, although they were not aware of any other entities that may make an offer for TGC, the termination fee was set at a level that created a low barrier of entry for other potential acquirers. The TGC board also reviewed the employment agreements for the management of the combined company and found them to be reasonable and customary.

        Stephens then rendered its oral opinion that the exchange ratio was fair to TGC from a financial point of view. The oral opinion was confirmed in writing later that day. Following the oral opinion from Stephens, Haynes and Boone presented and discussed draft resolutions of the TGC board with respect to the proposed transaction. After consideration, the TGC board determined that the merger agreement and the other transactions contemplated therein were advisable and in the best interests of TGC and its shareholders. The TGC board then adopted the resolutions presented by Haynes and Boone, which included approval of the merger agreement and the transactions contemplated therein, a resolution to recommend the approval of the merger agreement to the shareholders of TGC and authorization for management to enter into the merger agreement. Mr. Whitener abstained from voting with respect to his employment terms. The TGC board unanimously approved the merger agreement, including the merger, the reverse stock split, the name change and the transactions contemplated by the merger agreement.

        Also on the afternoon of Wednesday, October 8, 2014, the Dawson board convened a meeting at the Dallas office of Baker Botts to review and consider the proposed merger agreement. Present at the meeting were members of Dawson's senior management, representatives of EY, Baker Botts and Raymond James and all of the members of the Dawson board, except Tim C. Thompson who was unable to attend due to unexpected travel delays (although he had previously expressed to Mr. Jumper his support for the transaction). At the meeting, the representatives of EY outlined to the Dawson board their due diligence findings regarding TGC. Mr. Jumper also outlined for the Dawson board key terms of the proposed merger, including the relative ownership percentage of the combined company for current Dawson shareholders, the exchange ratio and the reverse split ratio, described to the Dawson board the negotiations that had occurred since their last update, reviewed the strategic rationale for the transaction, including the operational advantages that would result from a combined organization, reviewed recent financial results of TGC, and recommended that the Dawson board approve the merger on the terms presented. Representatives of Baker Botts discussed with the Dawson board their fiduciary duties under Texas law as well as certain material terms of the merger agreement and other documents related to the merger agreement, including the draft employment agreements, draft indemnity agreements, voting agreements, rights plan amendment and certain legal matters relating to the Dawson board's consideration of the proposed merger. During the course of the discussion, the representatives of Baker Botts responded to various questions regarding the merger agreement and the transaction. At the meeting, the representatives of Baker Botts also presented and discussed draft resolutions of the Dawson board with respect to the proposed transaction.

        Also at the meeting, representatives of Raymond James reviewed with the Dawson board their financial analysis of the proposed transaction, including their analysis of the share split and resulting exchange ratio. Raymond James also rendered its oral opinion, which was confirmed in writing later in the day, that, based upon its analysis, the exchange ratio of 1.760 split-effected shares of TGC common stock for each share of Dawson common stock was fair, from a financial point of view, to Dawson shareholders.

        The Dawson board also discussed the need for an amendment to Dawson's shareholder rights plan in order to permit the proposed transaction with TGC to proceed without triggering any shareholder rights. Baker Botts discussed the draft amendment with the rights agent that had previously been circulated to the Dawson board and noted that the amendment would permit the transaction to proceed without triggering any shareholder rights, but that the amendment was specific to the proposed transaction with TGC pursuant to the draft merger agreement and the rights plan would continue to be in effect with respect to any alternative transactions (with TGC or otherwise) that might present themselves after execution of the amendment to the rights plan and the merger agreement. Baker Botts also explained that the Dawson shareholder rights plan would expire pursuant to its terms and the terms of the proposed amendment if and when the merger with TGC became effective. After several inquiries regarding the amendment to the rights plan and its function with respect to the proposed transaction as well as alternative transactions that might emerge between signing the merger agreement and closing the merger, the Dawson board approved the amendment to the rights plan and authorized management to execute the same.

        Following consideration of the terms of the proposed merger and discussion among the directors, senior management, and representatives of Baker Botts and Raymond James, the directors determined that the merger agreement and the transactions contemplated therein were advisable and in the best interests of Dawson and its shareholders, approved the merger agreement and the transactions contemplated therein and resolved (subject to the exceptions contained in the merger agreement) to recommend the approval of the issuance of merger consideration by the shareholders of Dawson, and authorized management to enter into the merger agreement.

        As described under the headings "Dawson Proposal 3—The Advisory Resolution Proposal" and "The Merger—Conflicts of Interests" beginning on pages 67 and 122, respectively, of this joint proxy statement/prospectus, Dawson's directors and executive officers will receive financial benefits that will be different from, or in addition to, those of Dawson's shareholders.

        In the evening of October 8, 2014, the merger agreement was executed by Dawson, Merger Sub and TGC. Before the open of the financial markets on the following day, October 9, 2014, Dawson and

TGC issued a joint press release announcing the signing of the merger agreement. TGC and Dawson also held a joint investor conference on October 9, 214 to announce the execution of the merger agreement.

Dawson's Reasons for the Merger and Recommendation of Dawson's Board of Directors

        At the meeting of the Dawson board of directors on October 8, 2014, after careful consideration, including detailed discussions with Dawson's management and its legal and financial advisors, the Dawson board of directors determined that the merger agreement was advisable and in the best interests of Dawson and its shareholders, approved the merger agreement in all respects and recommended that Dawson shareholders vote "FOR" the merger proposal.

        In evaluating the merger, the Dawson board of directors consulted with Dawson's management, as well as Dawson's legal and financial advisors and, in reaching a conclusion to approve the merger and related transactions and to recommend that Dawson shareholders approve the merger agreement, the Dawson board of directors reviewed a significant amount of information and considered a number of factors including:

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  the aggregate value and the fact that the merger consideration to be received by Dawson shareholders in the merger would be TGC common stock;

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  its knowledge of Dawson's business, operations, financial condition, earnings and prospects and of TGC's business, operations, financial condition, earnings and prospects, taking into account the results of Dawson's due diligence of TGC;

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  its knowledge of the current environment in the seismic and energy industries, including the potential for continued consolidation or new entrants into the seismic market, current market and economic conditions and the likely effects of these factors on Dawson's and TGC's potential growth, development, productivity and strategic options;

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  the fact that TGC has a demonstrated track record of growth and strong management and, following the merger, will continue to be operated as a separate, though wholly owned, operating entity that is managed by the same management team;

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  the fact that Eagle Canada has a demonstrated track record of growth and strong management and, following the merger, will continue to be managed by the same management team;

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  the strategic nature of the acquisition, which would create a company which will have:

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  increased data acquisition crew capacity, with a combined crew count of 21 crews in the continental United States and 7 in Canada as well as combined channel counts in excess of 323,000 and more than 240 vibrator energy source units as of September 30, 2014;

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  expanded geographic presence, including every major basin in the United States and strong Canadian presence;

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  a combined equipment base to increase utilization and operational efficiencies, lower costs and drive value for clients, shareholders and employees;

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  a combined client base and order book to relieve pressure on utilization rates;

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  a strengthened balance sheet to enhance operational and financial flexibility;

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  a combined management team and historical operations with over 100 years combined existence;

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  strong prospects for an expanded client base and product offering to allow for new business relationships not available to either company on a stand-alone basis;

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    greater crew efficiencies gained through the ability to reconfigure crews, leverage and share equipment and personnel resources, including by leveraging Canadian resources during summer thaw periods;

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    a continued balance of oil and natural gas projects and assignments, particularly in oil and liquid-rich basins;

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    expanded internal support functions, including permit, survey, maintenance repair facilities and in-house trucking capabilities and dynamite energy source drilling services, to reduce outsourcing;

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    better market position to meet client needs with an increased ability to service seismic projects in a timely manner and to provide higher resolution images with expanded channel counts;

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    increased opportunities to scale and align crew size with project size; and

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    opportunities for cost savings and revenue generation through enhanced operational logistics;

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  the strong similarities in the corporate and operational cultures of the two companies;

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  the fact that the companies have compatible equipment platforms and systems making the sharing of equipment and systems across the combined company easier and more efficient, thereby increasing the chance of a fast and successful integration;

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  that the exchange ratio would enable Dawson shareholders to own approximately 66% of the outstanding common stock of TGC following the merger;

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  that TGC has generally agreed not to engage in negotiations with, or provide information to, a third party in connection with any acquisition proposal or potential acquisition proposal unless (1) the TGC board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to TGC shareholders from a financial point of view and is reasonably likely to be completed on the terms proposed, (2) TGC has not breached its non-solicitation covenants and (3) TGC enters into a confidentiality agreement with the third party;

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  the provisions of the merger agreement that allow Dawson, to engage in negotiations with, and provide information to, a third party that makes an unsolicited written acquisition proposal, if (1) the Dawson board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to Dawson shareholders from a financial point of view and is reasonably likely to be completed on the terms proposed, (2) Dawson has not breached its non-solicitation covenants and (3) Dawson enters into a confidentiality agreement with the third party;

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  the provisions of the merger agreement that allow Dawson to change its recommendation that Dawson shareholders vote to approve the merger agreement or to terminate the merger agreement prior to its shareholder approval of the merger agreement, in order to enter into an alternative transaction in response to an unsolicited takeover proposal if (1) Dawson's board of directors determines in good faith, after consultation with outside counsel and financial advisors, that such proposal is more favorable to Dawson shareholders than the merger from a financial point of view, (2) Dawson's board of directors concludes that not changing its recommendation or terminating the merger agreement would constitute a breach of the Dawson directors' fiduciary duties and (3) Dawson provides TGC with an opportunity to match the more favorable proposal;

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  the amount of the termination fee that Dawson would have to pay under the circumstances described on page 149 is low and therefore will likely not prevent interested parties from making a proposal for Dawson that could result in a superior proposal;

  •
  that TGC must pay to Dawson a termination fee of $2.0 million if (1) there is an acquisition proposal for TGC that is made public and subsequent to such announcement, (A) the merger does not close by the negotiated termination date, (B) TGC shareholders do not approve the merger, or (C) TGC breaches or fails to perform any of its representations and warranties or covenants and agreements and TGC enters into any acquisition proposal within one year of the termination of the merger agreement, (2) the TGC board changes or fails to reaffirm when requested, its recommendation that TGC shareholders approve the merger agreement or (3) TGC enters into a binding definitive agreement providing for a superior proposal;

  •
  the probability that the conditions to completion of the merger would be satisfied prior to the termination date of March 31, 2015 (May 31, 2015 if all conditions to the merger, other than (1) the termination or expiration of the waiting period under the HSR Act or (2) the absence of any judgment, injunction, order or decree in effect, or any law, statute, rule or regulation enacted, that prohibits the consummation of the merger, have been or are capable of being fulfilled);

  •
  the fact that directors and executive officers of TGC beneficially owned, as of October 8, 2014, in the aggregate, 28.89% of the outstanding shares of TGC common stock agreed to enter into the TGC shareholder voting agreements with Dawson; and

  •
  Raymond James's opinion, dated October 8, 2014, to Dawson's board as to the fairness from a financial point of view to Dawson's shareholder, as of the date of the opinion, of the exchange ratio under the merger agreement and the related financial analyses, in each case as more fully described below in "—Opinion of Dawson's Financial Advisor" beginning on page 106.

        The Dawson board of directors also considered the potential adverse impact of other factors weighing negatively against the proposed transaction, including the following:

  •
  the risks and contingencies relating to the announcement and pendency of the merger and the risks and costs to Dawson if the merger does not close timely or does not close at all, including the impact on Dawson's relationships with clients, employees and other third parties;

  •
  the dilution to Dawson shareholders with respect to their equity in TGC following the merger and the fact that the exchange ratio would enable TGC shareholders to own approximately 34% of the outstanding common stock of TGC following the merger;

  •
  the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the merger and implement merger integration efforts;

  •
  the challenges of combining the businesses, operations and workforces of Dawson and TGC and realizing the anticipated benefits of the merger;

  •
  the risk that there is no assurance that all conditions to the parties' obligations to complete the merger will be satisfied or waived, including HSR clearance, and as a result, it is possible that the merger could be delayed or might not be completed even if approved by each of the company's shareholders;

  •
  the transaction costs to be incurred in connection with the merger;

  •
  the fact that some of Dawson's directors and executive officers may have interests in the transactions contemplated by the merger agreement that may be different from, or in addition to, their interests as Dawson shareholders and the interests of Dawson shareholders generally, as described in "The Merger—Conflicts of Interests" beginning on page 122;

  •
  the risk that new entrants may be attracted to the North American seismic market;

  •
  the terms and conditions of the merger agreement, including:

  •
  the requirement that Dawson generally conduct its business only in the ordinary course and that Dawson is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger, any of which may delay or prevent Dawson from pursuing business opportunities that may arise or may delay or preclude Dawson from taking actions that would be advisable if it were to remain an independent company;

  •
  that Dawson has agreed to not engage in negotiations with, or provide information to, a third party in connection with any acquisition proposal or potential acquisition proposal unless (1) the Dawson board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to Dawson shareholders from a financial point of view and is reasonably likely to be completed on the terms proposed, (2) Dawson has not breached its non-solicitation covenants and (3) Dawson enters into a confidentiality agreement with the third party;

  •
  that TGC may engage in negotiations with, and provide information to, a third party that makes an unsolicited written acquisition proposal, if (1) the TGC board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to TGC shareholders from a financial point of view and is reasonably likely to be completed on the terms proposed, (2) TGC has not breached its non-solicitation covenants and (3) TGC enters into a confidentiality agreement with the third party;

  •
  the provisions of the merger agreement that allow TGC to change its recommendation that TGC shareholders vote to approve the issuance of shares of TGC common stock pursuant to the merger agreement or to terminate the merger agreement prior to its shareholder approval of the issuance of shares of TGC common stock pursuant to the merger agreement, in order to enter into an alternative transaction in response to an unsolicited takeover proposal if (1) TGC's board of directors determines in good faith, after consultation with outside counsel and financial advisors, that such proposal is more favorable to TGC shareholders than the merger from a financial point of view, (2) TGC's board of directors concludes that not changing its recommendation or terminating the merger agreement would constitute a breach of the TGC directors' fiduciary duties and (3) TGC provides Dawson with an opportunity to match the more favorable proposal;

  •
  the amount of the termination fee that TGC would have to pay under the circumstances described on page 149 is low and therefore will likely not prevent interested parties from making a proposal for TGC that could result in a superior proposal;

  •
  that Dawson must pay to TGC a termination fee of $2.0 million if (1) there is an acquisition proposal for Dawson that is made public and subsequent to such announcement, (A) the merger does not close by the negotiated termination date, (B) Dawson shareholders do not approve the issuance of Dawson common stock to TGC shareholders in the merger, or (C) Dawson breaches or fails to perform any of its representations and warranties or covenants and agreements and Dawson enters into any acquisition proposal within one year of the termination of the merger agreement, (2) the Dawson board changes or fails to reaffirm when requested, its recommendation that Dawson shareholders approve the issuance of Dawson common stock to TGC shareholders in the merger or (3) Dawson enters into a binding definitive agreement providing for a superior proposal; and

    •
    the risks described in the section entitled "Risk Factors" beginning on page 43.

        In addition, the Dawson board of directors considered the requirement under the merger agreement that TGC enter into employment agreements, effective as of the effective time of the merger, substantially in the form attached as Annex F to this joint proxy statement/prospectus, with the following key employees: Stephen C. Jumper, Dawson's Chairman, President and Chief Executive Officer, to become the Chairman, President and Chief Executive Officer of TGC following the merger; Wayne A. Whitener, TGC's current President and Chief Executive Officer, to become the Vice Chairman of TGC following the merger; C. Ray Tobias, Dawson's current Executive Vice President and Chief Operating Officer, to serve in the same capacity for TGC following the merger; James K. Brata, TGC's current Executive Vice President and Chief Financial Officer, to serve in the same capacity for TGC following the merger; Christina W. Hagan, Dawson's current Executive Vice President, Chief Financial Officer and Secretary, to become the Executive Vice President, Chief Accounting Officer and Secretary of TGC following the merger; James W. Thomas, Dawson's current Executive Vice President and Chief Technology Officer, to serve in the same capacity for TGC following the merger, and Daniel G. Winn, TGC's current Executive Vice President, to become Senior Vice President of TGC following the merger. These employment agreements are each for three-year terms. These employment agreements were entered into on October 8, 2014 in connection with the execution of the merger agreement, but will only be effective upon the effective time of the merger. The employment agreements reflect each executive's post-merger duties and title.

        For additional information on the terms of such employment agreements, see "The Employment Agreements" beginning on page 157.

        Further, the Dawson board of directors was aware of and considered that some of TGC's directors and executive officers have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, their interests as TGC shareholders and the interests of TGC shareholders generally, as described in "The Merger—Conflicts of Interests" beginning on page 122.

        After considering and weighing all factors, both positive and negative, the Dawson board of directors concluded that the anticipated benefits of the merger would outweigh the negative considerations of the proposed transaction.

Accordingly, the Dawson board of directors recommends that Dawson shareholders vote "FOR" the merger proposal and "FOR" the Dawson name change proposal.

        Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless Dawson shareholders specify otherwise.

        As described under the headings "Dawson Proposal 3—The Advisory Resolution Proposal" and "The Merger—Conflicts of Interests" beginning on pages 67 and 122, respectively, of this joint proxy statement/prospectus, Dawson's directors and executive officers will receive financial benefits that are different from, or in addition to, those of Dawson's shareholders.

TGC's Reasons for the Merger and Recommendation of TGC's Board of Directors

        In reaching its decision to adopt and approve the merger agreement, and to recommend that its shareholders approve the share issuance proposal, the reverse stock split proposal and TGC name change proposal, the TGC board of directors consulted with TGC's senior management, legal counsel and financial advisor and has carefully considered and discussed a detailed analysis of the proposed merger agreement and the transactions contemplated thereby, including, but not limited to, the following factors:

  •
  their knowledge of TGC's business, operations, financial condition, earnings and prospects and of Dawson's business, operations, financial condition, earnings and prospects, taking into account the results of TGC's due diligence on Dawson;

  •
  their knowledge of the current environment in the seismic and energy industries, including the potential for continued consolidation or new entrants into the seismic market, current market and economic conditions and the likely effects of these factors on TGC's and Dawson's potential growth, development, productivity and strategic options;

  •
  the combined company will have an expanded geographic presence in every major basin in the United States with a strong Canadian presence;

  •
  the combined company will have a strengthened balance sheet with improved financial flexibility;

  •
  the increased public market liquidity resulting from the combined company's larger public float and market cap;

  •
  the strategic nature of the acquisition and the resulting combined equipment base and combined order book strength, which are expected to result in opportunities for cost savings and revenue generation through enhanced operational logistics and synergies, including:

  •
  higher utilization rates of equipment and greater crew efficiencies gained through the ability to reconfigure crews, reduce the aggregate number of crews and leverage and share equipment and personnel resources;

  •
  the fact that the companies have compatible equipment platforms and systems, making the sharing of equipment and systems across the combined company easier and more efficient, thereby facilitating integration of the companies;

  •
  increased data acquisition crew capacity in the continental United States and in Canada;

  •
  reduced requirements for leasing of equipment from third parties and hiring third party service providers as a result of the expanded equipment and expanded support functions, including permit, survey, maintenance repair facilities and in-house trucking capabilities;

  •
  reduced requirements for capital expenditures as a result of benefits of scale at all levels of operations;

  •
  a more diversified client mix, including increased geographical diversity;

  •
  a continued balance of oil and natural gas projects and assignments, particularly in oil and liquid-rich basins;

  •
  a better market position to meet client seismic data and drilling needs in a timely manner as a result of expanded channel counts to shorten cycle time and provide higher resolution images;

  •
  increased opportunities to scale and align crew size with project size;

  •
  strong similarities in the corporate and operational cultures of the two companies;

  •
  although the TGC board of directors did not conduct an auction process or other effort to solicit interest from other potential parties prior to the execution and delivery of the merger agreement, the TGC board of directors determined to proceed with the merger without a "go shop" provision for several reasons, including, (i) the unique business opportunity offered by this stock-for-stock transaction with a company in the same industry, (ii) the TGC board of directors is not aware of any strategic alternative that would be more attractive in the long-term interests of the shareholders than the merger; (iii) no third party proposals were made following the execution of a merger agreement between TGC and Dawson and prior to its termination in 2011, and (iv) Stephens will review any future proposals to help determine if they are superior proposals;

  •
  Stephens' opinion to the TGC board of directors, dated October 8, 2014, that the exchange ratio in the merger agreement is fair to TGC from a financial point of view;

  •
  the review by the TGC board of directors with its legal and financial advisors, of the structure of the merger and the financial and other terms of the merger agreement, including the parties' representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the merger and the TGC board of director's evaluation of the likely time period necessary to close the transaction;

  •
  the fact that Dawson has a demonstrated long-term track record of growth and strong management;

  •
  that the exchange ratio would enable TGC's shareholders to own approximately 34% of the outstanding common stock of TGC on a post-reverse stock split basis following the merger; and

  •
  other terms in the merger agreement, including:

  •
  that Dawson has generally agreed not to engage in negotiations with, or provide information to, a third party in connection any acquisition proposal or potential acquisition proposal unless a third party makes an unsolicited written acquisition proposal and (1) the Dawson board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to Dawson shareholders from a financial point of view and is reasonably likely to be completed on the terms proposed, (2) Dawson has not breached its non-solicitation covenants and (3) Dawson enters into a confidentiality agreement with the third party;

  •
  the provisions of the merger agreement that allow TGC to engage in negotiations with, and provide information to, a third party that makes an unsolicited written acquisition proposal, if (1) the TGC board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to TGC shareholders from a financial point of view and is reasonably likely to be completed on the terms proposed, (2) TGC has not breached its non-solicitation covenants and (3) TGC enters into a confidentiality agreement with the third party;

  •
  the provisions of the merger agreement that allow TGC to change its recommendation that TGC's shareholders vote to approve the issuance of shares of TGC common stock pursuant to the merger agreement, or to terminate the merger agreement prior to the approval of TGC's shareholders of the issuance of shares of TGC common stock pursuant to the merger agreement, in order to enter into an alternative transaction in response to an unsolicited takeover proposal if (1) the TGC board of directors determines in good faith, after consultation with outside counsel and financial advisors, that such proposal is more favorable to TGC shareholders than the merger from a financial point of view, (2) the TGC board of directors concludes that not changing its recommendation or terminating the merger agreement would constitute a breach of the TGC board of director's fiduciary duties and (3) TGC provides Dawson with an opportunity to match the more favorable proposal;

    •
    that Dawson must pay to TGC a termination fee of $2.0 million if (1) there is an acquisition proposal for Dawson that is made public and subsequent to such announcement, (A) the merger does not close by the negotiated termination date, (B) Dawson's shareholders do not approve the merger, or (C) Dawson breaches or fails to perform any of its representations and warranties or covenants and agreements and Dawson enters into any acquisition proposal within one year of the termination of the merger agreement, (2) the Dawson board of directors changes, or fails to reaffirm when requested, its recommendation that Dawson's shareholders approve the merger agreement or (3) Dawson enters into a binding definitive agreement providing for a superior proposal; and the requirement that Dawson must reimburse TGC for up to $1.5 million expenses in certain circumstances; and

    •
    the probability that the conditions to completion of the merger would be satisfied prior to the termination date of March 31, 2015 (May 31, 2015 if all conditions to the merger, other than (1) the termination or expiration of the waiting period under the HSR Act or (2) the absence of any judgment, injunction, order or decree in effect, or any law, statute, rule or regulation enacted, that prohibits the consummation of the merger, have been or are capable of being fulfilled).

        The TGC board of directors has also carefully considered and discussed a number of risks, uncertainties and other countervailing factors in its deliberations relating to entering into the merger agreement and the transactions contemplated thereby, including:

  •
  the risks and contingencies relating to the announcement and pendency of the merger and the risks and costs to TGC if the merger does not close timely or does not close at all, including the impact on TGC's relationships with clients, employees and other third parties;

  •
  the dilution to TGC's shareholders and the fact that the exchange ratio would enable Dawson's shareholders to own approximately 66% of the outstanding common stock of TGC on a post-reverse stock split basis following the merger;

  •
  the risk that the proposed reverse stock split may not proportionately increase the market price of TGC's common stock or may otherwise have a negative impact on TGC's shareholders;

  •
  the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the merger and implement merger integration efforts;

  •
  the challenges of combining the businesses, operations and workforces of Dawson and TGC and realizing the anticipated benefits of the merger;

  •
  the risk that there is no assurance that all conditions to the parties' obligations to complete the merger will be satisfied or waived, including clearance under the HSR Act, and as a result, it is possible that the merger could be delayed or might not be completed even if approved by each of the companies' shareholders;

  •
  the potential of negative reaction by the market to the merger based on the business rationale for the merger, the timing of the merger and the terms of the merger;

  •
  the limited industry or business line diversification;

  •
  the business execution and integration risk after the merger is closed;

  •
  customer reaction to the transaction;

  •
  the transaction costs to be incurred in connection with the merger;

  •
  the risk that new entrants may be attracted to the North American seismic market; and

  •
  certain terms and conditions of the merger agreement, including:

  •
  the requirement that TGC generally conduct its business only in the ordinary course and that TGC is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger, any of which may delay or prevent TGC from pursuing business opportunities that may arise or may delay or preclude TGC from taking actions that would be advisable if it were to remain an independent company;

  •
  that TGC has agreed to not engage in negotiations with, or provide information to, a third party in connection with any acquisition proposal or potential acquisition proposal unless (1) the TGC board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to TGC's shareholders from a financial point of view and is reasonably likely to be completed on the terms proposed, (2) TGC has not breached its non-solicitation covenants and (3) TGC enters into a confidentiality agreement with the third party;

  •
  that Dawson may engage in negotiations with, and provide information to, a third party that makes an unsolicited written acquisition proposal, if (1) the Dawson board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal constitutes or is reasonably likely to lead to a transaction that is more favorable to Dawson's shareholders from a financial point of view and is reasonably likely to be completed on the terms proposed, (2) Dawson has not breached its non-solicitation covenants and (3) Dawson enters into a confidentiality agreement with the third party;

  •
  the provisions of the merger agreement that allow Dawson to change its recommendation that Dawson's shareholders vote to approve the merger agreement or to terminate the merger agreement prior to its shareholder approval of the merger agreement, in order to enter into an alternative transaction in response to an unsolicited takeover proposal if (1) the Dawson board of directors determines in good faith, after consultation with outside counsel and financial advisors, that such proposal is more favorable to Dawson's shareholders than the merger from a financial point of view, (2) the Dawson board of directors concludes that not changing its recommendation or terminating the merger agreement would constitute a breach of the Dawson board of director's fiduciary duties and (3) Dawson provides TGC with an opportunity to match the more favorable proposal;

  •
  the amount of the termination fee that Dawson would have to pay under the circumstances described above is low and is therefore unlikely to prevent interested parties from making a proposal for Dawson that could result in a superior proposal; and

  •
  that TGC must pay to Dawson a termination fee of $2.0 million if (1) there is an acquisition proposal for TGC that is made public and subsequent to such announcement, (A) the merger does not close by the negotiated termination date, (B) TGC's shareholders do not approve the issuance of TGC common stock to Dawson's shareholders in the merger, or (C) TGC breaches or fails to perform any of its representations and warranties or covenants and agreements and TGC enters into any acquisition proposal within one year of the termination of the merger agreement, (2) the TGC board of directors changes or fails to reaffirm when requested, its recommendation that TGC shareholders approve the issuance of TGC common stock to Dawson's shareholders in the merger or (3) TGC enters into a binding definitive agreement providing for a superior proposal and TGC must pay Dawson up to $1.5 million in reimbursement for expenses in certain circumstances.

        Additionally, the TGC board of directors considered the requirement under the merger agreement that TGC enter into employment agreements, effective as of the effective time of the merger, substantially in the form attached as Annex F to this joint proxy statement/prospectus, with the following key employees: Stephen C. Jumper, Dawson's current Chairman, President and Chief Executive Officer, to become the Chairman, President and Chief Executive Officer of TGC following the merger; Wayne A. Whitener, TGC's current President and Chief Executive Officer, to become the Vice Chairman of TGC following the merger; C. Ray Tobias, Dawson's current Executive Vice President and Chief Operating Officer, to serve in the same capacity for TGC following the merger; James K. Brata, TGC's current Executive Vice President and Chief Financial Officer, to serve in the same capacity for TGC following the merger; Christina W. Hagan, Dawson's current Executive Vice President, Chief Financial Officer and Secretary, to become the Executive Vice President, Chief Accounting Officer and Secretary of TGC following the merger; James W. Thomas, Dawson's current Executive Vice President and Chief Technology Officer, to serve in the same capacity for TGC following the merger; and Daniel G. Winn, TGC's current Executive Vice President, to become Senior Vice President of TGC following the merger. Each of the employment agreements was entered into on October 8, 2014 and becomes effective upon the effective time of the merger. For additional information on the terms of such employment agreements, see "The Employment Agreements" beginning on page 157.

        The TGC board of directors also considered the requirement under the merger agreement that certain shareholders of TGC enter into the TGC shareholder voting agreements, and that certain shareholders of Dawson enter into the Dawson shareholder voting agreement. For additional information regarding the voting agreements between TGC's shareholders and Dawson, see "The TGC Shareholder Voting Agreements" beginning on page 153, and for additional information regarding the voting agreement between Dawson's shareholders and TGC, see "The Dawson Shareholder Voting Agreement" beginning on page 155.

        Further, the TGC board of directors was aware of and considered that some of Dawson's directors and executive officers have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, their interests as Dawson shareholders and the interests of Dawson shareholders generally, as described in "The Merger—Conflicts of Interests" beginning on page 122.

        Following a discussion of such considerations, the TGC board of directors determined that the positive factors relating to the merger outweighed the negative factors.

Accordingly, the TGC board of directors recommends that TGC shareholders vote "FOR" the share issuance proposal, "FOR" the reverse stock split proposal and "FOR" the TGC name change proposal.

        Properly dated and signed proxies, and proxies properly submitted over the Internet and by telephone, will be so voted unless TGC shareholders specify otherwise.

        As described under the heading "The Merger—Conflicts of Interests" beginning on page 122 of this joint proxy statement/prospectus, TGC's directors and executive officers will receive financial benefits that are different from, or in addition to, those of TGC's shareholders.

Certain Information Provided by the Parties

        In the course of negotiating the merger agreement, Dawson and TGC exchanged certain non-public information as part of the customary "due diligence" process. As part of this process, Dawson and TGC allowed each other, and each other's respective representatives, access to data rooms that contained non-public information that concerned Dawson and TGC, respectively, as well as their respective operations. In addition to the information supplied as part of the due diligence process, Dawson and TGC both prepared certain prospective financial information to share with the other party and their respective financial advisors. The prospective financial information consisted of an income statement as well as additional financial data for the calendar years 2014 through 2015. Each of TGC and Dawson gave significant consideration to the prospective financial information provided by the other party. The prospective financial information disclosed below summarizes all material non-public information that was exchanged and relied upon by the parties, and consists of prospective revenues, net income and EBITDA for each of the companies for the calendar years 2014 through 2015.

Dawson Unaudited Prospective Financial Information

        Although Dawson does not provide public guidance in respect of its future financial performance, in connection with the negotiation and execution of the merger agreement, and at the request of Raymond James, its financial advisor, TGC and Stephens, TGC's financial advisor, Dawson provided its board of directors, Raymond James, TGC and Stephens with certain prospective financial information.

        Dawson is providing a summary of such prospective financial information solely to give shareholders access to the information that Dawson made available to its board of directors, Raymond James, TGC and Stephens. The prospective financial information presented here is not included in this joint proxy statement/prospectus in order to influence any shareholder to make any investment decision with respect to the merger.

        The prospective financial information was prepared by Dawson's management as of September 2014 and was based solely upon information available to Dawson's management at that time. The prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Neither Dawson's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

        When prepared, the prospective financial information reflected Dawson's estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Dawson's business, all of which were difficult to predict and many of which were beyond Dawson's control. The prospective financial information reflected subjective judgment in many respects and thus was and continues to be susceptible to multiple interpretations and has been and will continue to be affected by actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, Dawson's performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, fluctuations in oil and natural gas prices, external factors affecting Dawson's crews such as weather interruptions and the inability to obtain land access rights of way, the level of energy industry spending for seismic data acquisition services and the other various risks set forth in Dawson's reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast.

        The prospective financial information covers multiple years, and such information by its nature becomes less reliable with each successive year. In addition, Dawson's actual results will be affected by Dawson's ability to achieve strategic goals, objectives and targets over the applicable periods. The prospective information also reflected assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that this information is a reliable prediction of future events, and this information should not be relied upon as such. However, this information was one of the factors taken into account by the financial advisors of Dawson and TGC in rendering their respective opinions. In addition, the TGC board gave significant consideration to such information. None of Dawson, TGC, Merger Sub or any of their financial advisors or any of their affiliates assumes any responsibility for the validity or reasonableness of the prospective information described below. None of Dawson, TGC, Merger Sub or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if it is or becomes inaccurate (even in the short term).

        The prospective financial information does not reflect Dawson's current estimates and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. In addition, as prepared, the prospective financial information did not take into account Dawson's transaction costs related to the proposed merger, which have been material since August of 2014. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

        The prospective information should be evaluated in conjunction with the historical financial statements and other information regarding Dawson contained in Dawson's public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in Dawson's prospective information, shareholders are cautioned not to place undue reliance on the prospective information included in this joint proxy statement/prospectus.

        The prospective financial information set forth herein regarding EBITDA may be considered a non-GAAP financial measure. Dawson provided this information to its board of directors, Raymond James, TGC and Stephens, because Dawson believed it could be useful in evaluating, on a prospective basis, Dawson's potential operating performance and cash flow. EBITDA should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and EBITDA as used by Dawson may not be comparable to similarly titled amounts used by other companies. Dawson has not reconciled the projected EBITDA for 2014 or 2015 to net income because applicable information on which this reconciliation is based is not readily available. Accordingly, a reconciliation of the projected 2014 and 2015 EBITDA to net income at this time is not available without unreasonable effort.

Dawson Geophysical Company
Unaudited Prospective Financial Information

	Projected Calendar Year Ended December 31,(1)(2)
($ in millions)	2014	2015
Operating revenue including reimbursables	$263.5	$283.6
Income before income taxes	$(12.1)	$(5.6)
Net income	$(9.1)	$(4.2)
EBITDA	$28.9	$35.2
Capital expenditures	$16.0	$20.0

(1)
The annual financial information presented in the first table was prepared on a calendar year basis at the request of TGC. Dawson's actual fiscal year ends on September 30.

(2)
The annual financial information presented in each table does not take into account transaction costs related to the proposed merger.

TGC Unaudited Prospective Financial Information

        Although TGC does not provide public guidance in respect of its future financial performance, in connection with the negotiation and execution of the merger agreement, and at the request of Stephens, its financial advisor, Dawson and Raymond James, Dawson's financial advisor, TGC provided its board of directors, Stephens, Dawson and Raymond James with certain prospective financial information.

        TGC is providing a summary of such prospective financial information solely to give shareholders access to the information that TGC made available to its board of directors, Stephens, Dawson and Raymond James. The prospective financial information presented here is not included in this joint proxy statement/prospectus in order to influence any shareholder to make any investment decision with respect to the merger.

        The prospective financial information was prepared by TGC's management as of September 2014 and was based solely upon information available to TGC's management at that time. The prospective financial information was not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Neither TGC's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

        When prepared, the prospective financial information reflected TGC's estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to TGC's business, all of which were difficult to predict and many of which were beyond TGC's control. The prospective financial information reflected subjective judgment in many respects and thus was and continues to be susceptible to multiple interpretations and has been and will continue to be affected by actual experience and business developments. As such, the prospective financial information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, TGC's performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in TGC's reports filed with the SEC. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than forecast.

        The prospective financial information covers multiple years, and such information by its nature becomes less reliable with each successive year. In addition, TGC's actual results will be affected by TGC's ability to achieve strategic goals, objectives and targets over the applicable periods. The prospective information also reflected assumptions as to certain business decisions that are subject to change. Such prospective information cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that this information is a reliable prediction of future events, and this information should not be relied upon as such. However, this information was one of the factors taken into account by the financial advisors of Dawson and TGC in rendering their respective opinions. None of Dawson, TGC, Merger Sub or any of their financial advisors or any of their affiliates assumes any responsibility for the validity or reasonableness of the prospective information described below. None of Dawson, TGC, Merger Sub or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct such prospective information if it is or becomes inaccurate (even in the short term).

        The prospective financial information does not reflect TGC's current estimates and does not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the merger agreement. In addition, as prepared, the prospective financial information did not take into account TGC's transaction costs related to the proposed merger, which have been material since August of 2014. Further, the prospective financial information does not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

        The prospective information should be evaluated in conjunction with the historical financial statements and other information regarding TGC contained in TGC's public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in TGC's prospective information, shareholders are cautioned not to place undue reliance on the prospective information included in this joint proxy statement/prospectus.

        The prospective financial information set forth herein regarding revenue and EBITDA may be considered a non-GAAP financial measure. TGC provided this information to its board of directors, Stephens, Dawson and Raymond James, because TGC believed it could be useful in evaluating, on a prospective basis, TGC's potential operating performance and cash flow. EBITDA should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and EBITDA as used by TGC may not be comparable to similarly titled amounts used by other companies. TGC has not reconciled the projected EBITDA for 2014 or 2015 to net income because applicable information on which this reconciliation is based is not readily available. Accordingly, a reconciliation of the projected 2014 and 2015 EBITDA to net income at this time is not available without unreasonable effort.

TGC Industries, Inc.
Unaudited Prospective Financial Information

	Projected Fiscal Year Ended December 31,(1)
($ in millions)	2014	2015
Revenue	$117.2	$137.9
Pre-tax income	$(10.4)	$3.4
Net income	$(6.5)	$2.1
EBITDA	$9.6	$19.6
Capital expenditures	$8.3	$2.4

(1)
The annual financial information presented in each table does not take into account transaction costs related to the proposed merger.

Opinion of Dawson's Financial Advisor

        Dawson retained Raymond James as financial advisor on September 3, 2014. Pursuant to that engagement, the Dawson board of directors requested that Raymond James evaluate the fairness of the exchange ratio in the transaction pursuant to the merger agreement, from a financial point of view, to the holders of Dawson common stock.

        At the October 8, 2014 meeting of the Dawson board of directors, representatives of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Dawson board of directors dated October 8, 2014, as to the fairness, as of such date, of the exchange ratio in the transaction pursuant to the merger agreement, from a financial point of view, to the holders of Dawson common stock.

        The full text of the written opinion of Raymond James is attached as Annex B to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion.

        Raymond James provided its opinion for the information of the Dawson board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the transaction and its opinion only addresses whether, as of the date of such opinion, the exchange ratio in the transaction, pursuant to the merger agreement was fair, from a financial point of view, to the holders of Dawson common stock and did not address any other term or aspect of the merger agreement or the merger. The Raymond James opinion does not constitute a recommendation to the Dawson board of directors or to any holder of Dawson common stock as to how the Dawson board of directors, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James does not express any opinion as to the likely trading range of the surviving company's common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Dawson or TGC at that time.

        In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

  •
  reviewed the financial terms and conditions as stated in the draft of the merger agreement dated as of October 7, 2014;

  •
  reviewed certain information related to the historical, current and future operations, financial condition and prospects of Dawson and TGC made available to Raymond James by Dawson and TGC, including, but not limited to, financial projections prepared by the management of Dawson and TGC relating to Dawson and TGC for the twelve months ending December 31, 2014 and 2015, as approved for Raymond James use by Dawson and TGC;

  •
  reviewed Dawson and TGC's recent public filings and certain other publicly available information regarding Dawson and TGC;

  •
  reviewed financial, operating and other information regarding Dawson and TGC and the industry in which they operate;

  •
  reviewed the financial and operating performance of Dawson and TGC and those of other selected public companies that Raymond James deemed to be relevant;

  •
  reviewed the current and historical market prices and trading volume for the common shares of Dawson and TGC;

  •
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate; and

  •
  discussed with members of the senior management of Dawson and TGC certain information relating to the aforementioned and any other matters which Raymond James has deemed relevant to its inquiry.

        With Dawson's consent, Raymond James has assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Dawson and TGC or otherwise reviewed by or discussed with Raymond James, and Raymond James has undertaken no duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Dawson or TGC. With respect to the financial projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Dawson's consent, assumed that the financial projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of

Dawson and TGC, and Raymond James has relied upon Dawson and TGC to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of Raymond James's review. Raymond James expresses no opinion with respect to the financial projections or the assumptions on which they are based. Based upon the terms specified in the merger agreement, Raymond James assumed that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code. Raymond James relied upon and assumed, without independent verification, that the final form of the merger agreement would be substantially similar to the draft merger agreement dated October 7, 2014 reviewed by Raymond James in all respects material to its analysis, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the transaction would be consummated in a manner that complies in all respects with all applicable international, federal, state and provincial statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or Dawson that would be material to its analysis or opinion.

        Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the exchange ratio as is described above. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the Dawson board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Dawson, on the fact that Dawson was assisted by legal, accounting and tax advisors, and, with the consent of Dawson relied upon and assumed the accuracy and completeness of the assessments by Dawson and its advisors, as to all legal, accounting and tax matters with respect to Dawson and the merger.

        In formulating Raymond James's opinion, Raymond James considered only what it understands to be the shares to be received by the holders of Dawson common stock pursuant to the exchange ratio giving effect to the 1-for-3 reverse stock split with respect to TGC common stock, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Dawson, or such class of persons, in connection with the transaction whether relative to the exchange ratio or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Dawson, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of Dawson's or any other party's security holders or other constituents vis-à-vis any other class or group of Dawson's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Dawson or TGC or the ability of Dawson or TGC to pay their respective obligations when they come due.

        Material Financial Analyses.    The following summarizes the material financial analyses reviewed by Raymond James with Dawson's board of directors at its meeting on October 8, 2014, which material was considered by Raymond James in rendering its opinion. No company used in the analyses described below is identical or directly comparable to Dawson, TGC or the contemplated transaction.

        Contribution Analysis.    Raymond James analyzed the relative contribution of Dawson and TGC to the combined company's (i) current market capitalization, five-day average market capitalization and thirty day average market capitalization derived from the closing stock prices for the observed periods for Dawson and TGC and share counts provided by Dawson and TGC management as of October 7, 2014; (ii) revenue (less reimbursables) and earnings before interest, taxes, depreciation and amortization, or EBITDA, as of and for the twelve months ending December 31, 2013, 2012 and 2011 from SEC public filings and figures provided by Dawson; (iii) projected revenue (less reimbursables) and EBITDA for the twelve months ending December 31, 2014 and 2015 based on Dawson and TGC financial projections, referred to as 2014E and 2015E; (iv) channel counts as of September 3, 2014; (v) energy sources as of September 3, 2014; and (vi) net and gross property, plant and equipment as of June 30, 2014 from SEC public filings. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed transaction. The results of this analysis are summarized in the table below:

	Dawson	TGC	Implied Exchange Ratio
Market Capitalization (as of 10/8/2014):
Current	66%	34%	1.753x
Five Day Average	65%	35%	1.706x
Thirty Day Average	67%	33%	1.811x
Financial Performance:
2011 Revenue	58%	42%	1.228x
2012 Revenue	53%	47%	1.027x
2013 Revenue	63%	37%	1.547x
2014E Revenue	65%	35%	1.696x
2015E Revenue	62%	38%	1.504x
2011 EBITDA	48%	52%	0.825x
2012 EBITDA	50%	50%	0.918x
2013 EBITDA	73%	27%	2.510x
2014E EBITDA	75%	25%	2.724x
2015E EBITDA	64%	36%	1.625x
Assets / Operations:
Channels	55%	45%	1.113x
Energy Sources	70%	30%	2.075x
Net Property, Plant and Equipment	76%	24%	2.931x
Gross Property, Plant and Equipment	64%	36%	1.598x
Exchange Ratio:			1.760x

        Selected Companies Analysis.    Raymond James analyzed the relative valuation multiples of five publicly-traded provider and manufacturers of onshore seismic data acquisition and processing services and equipment with a presence in North America that it deemed relevant and for which future financial estimates were publicly available, including:

  •
  CGG

  •
  Geospace Technologies Corporation

  •
  ION Geophysical Corporation

  •
  Mitcham Industries, Inc.

  •
  SAExploration Holdings, Inc.

Raymond James calculated various financial multiples for each company, including enterprise value (market value plus debt, plus preferred stock, plus minority interests, less cash, less cash equivalents and short term investments) compared to both revenue and EBITDA, from consensus Wall Street research analysts' projected revenue and EBITDA for the selected companies for 2014E and 2015E. The estimates published by Wall Street research analysts were not prepared in connection with the transaction or at the request of Raymond James and may or may not prove to be accurate. Raymond James reviewed the minimum, median, mean and maximum relative valuation multiples of the selected public companies. The results of the selected public companies analysis are summarized below:

	Enterprise Value / Revenue		Enterprise Value / EBITDA
	2014E	2015E	2014E	2015E
Minimum	0.5x	0.4x	3.2x	2.6x
Median	1.3x	1.3x	4.0x	3.4x
Mean	1.1x	1.1x	3.9x	3.4x
Maximum	1.7x	1.7x	4.4x	4.0x

Furthermore, Raymond James applied the minimum and maximum relative valuation multiples for enterprise value to 2014E and 2015E revenue (less reimbursables) and EBITDA for both Dawson and TGC to determine a range of implied enterprise values for each company respectively. Raymond James then adjusted the implied enterprise values by subtracting out each company's debt, preferred stock and minority interests and adding back cash, cash equivalents and short term investments to arrive at a range of implied equity values for each company respectively. Raymond James then divided the implied equity values by the share counts provided by Dawson and TGC management as of October 7, 2014, to arrive at a range of implied prices per share for each company respectively. Based on the implied prices per share, Raymond James determined the implied minimum and maximum exchange ratios for Dawson common stock and compared those results to the exchange ratio. The results of this are summarized below:

Implied Exchange Ratio
	Minimum		Maximum
Selected Companies Analysis:
Enterprise Value / 2014E Revenue	0.628x	-	4.921x
Enterprise Value / 2015E Revenue	0.501x	-	5.042x
Enterprise Value / 2014E EBITDA	2.008x	-	3.187x
Enterprise Value / 2015E EBITDA	1.229x	-	2.420x
Exchange Ratio:		1.760x

        Additional Considerations.    The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual exchange ratio.

        In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Dawson. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Dawson board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness of the exchange ratio in the merger pursuant to the merger agreement, from a financial point of view, to the holders of Dawson common stock. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Dawson board of directors in making its determination to approve the merger. Neither Raymond James' opinion nor the analyses described above should be viewed as determinative of the Dawson board of directors' or TGC management's views with respect to Dawson, TGC or the merger. Dawson placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

        The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on October 8, 2014, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Dawson since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

        During the two years preceding the date of Raymond James' written opinion, Raymond James has not been engaged by, performed services for or received any compensation from Dawson (other than any amounts that were paid to Raymond James under the engagement letter described in this proxy statement pursuant to which Raymond James was retained as a financial advisor to Dawson to assist in reviewing strategic alternatives).

        Raymond James received a fee of $350,000 for the delivery of its opinion. Raymond James will also receive a transaction fee of $900,000, which fee is contingent upon closing of the merger, for its services as financial advisor. Dawson agreed to reimburse Raymond James for certain of its expenses incurred in connection with its services and to indemnify Raymond James and certain of its affiliates against certain liabilities arising out of its engagement.

        Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Dawson and TGC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to Dawson and/or TGC or other participants in the merger in the future, for which Raymond James may receive compensation.

Opinion of TGC's Financial Advisor

        TGC retained Stephens to act as its financial advisor in connection with a business combination with Dawson. In addition, TGC retained Stephens to render to TGC an opinion as to the fairness of the exchange ratio to be paid by TGC to the holders of Dawson common stock pursuant to the merger agreement. At the meeting of TGC's board of directors on October 8, 2014, Stephens rendered its opinion to TGC's board of directors to the effect, as of that date, and based upon and subject to the various considerations set forth in its opinion, the exchange ratio to be offered to the holders of Dawson common stock pursuant to the merger agreement is fair, from a financial point of view, to TGC.

        The full text of the written opinion of Stephens, dated as of October 8, 2014, is attached hereto as Annex C. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Stephens in rendering its opinion. TGC encourages its shareholders to read the opinion carefully and in its entirety. Stephens' opinion is directed to TGC's board of directors and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio to TGC. It does not address any other aspect of the merger and does not constitute a recommendation as to how any person should vote on the merger or any matter related thereto. In the course of performing its review and analysis for rendering its opinion, Stephens among other things:

  •
  reviewed and analyzed certain publicly available financial statements and reports regarding TGC and Dawson;

  •
  reviewed and analyzed certain internal financial statements and other financial and operating data (including financial forecasts for calendar years 2014-2015) concerning TGC and Dawson, prepared by the management of TGC and Dawson, respectively;

  •
  reviewed the reported prices and trading activity for the common shares of TGC and Dawson;

  •
  compared the financial performance of TGC and Dawson and the prices and trading activity of TGC and Dawson common shares with that of certain other publicly-traded companies that Stephens deemed relevant and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain other transactions that Stephens deemed relevant;

  •
  reviewed the most recent draft provided to Stephens of the merger agreement and related documents;

  •
  discussed with management of TGC and Dawson the operations of and future business prospects for TGC and Dawson, respectively;

  •
  assisted in TGC's deliberations regarding the material terms of the merger and TGC's negotiations with Dawson; and

  •
  performed such other analyses and provided such other services as Stephens deemed appropriate.

        Stephens has relied on the accuracy and completeness of the information and financial data provided to Stephens by TGC and Dawson and of the other information reviewed by Stephens in connection with the preparation of its opinion, and Stephens' opinion is based upon such information. Stephens has not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of TGC has assured Stephens that they are not aware of any relevant information that has been omitted or remains undisclosed to Stephens. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of TGC, and Stephens has not been furnished with any such evaluations or appraisals; nor has Stephens evaluated the solvency or fair value of TGC or any other participant in the merger under any laws relating to bankruptcy, insolvency or similar matters. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of TGC or of Dawson. With respect to the financial forecasts prepared by the management of TGC, Stephens has assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of TGC as to the future financial performance of TGC and that the financial results reflected by such projections will be realized as predicted. TGC has also assumed that the representations and warranties contained in the merger agreement and all related documents are true, correct and complete in all material respects. Stephens is not a legal, accounting, regulatory or tax expert and has relied solely, and without independent verification, on the assessments of TGC and its other advisors with respect to such matters. Stephens has assumed, with TGC's consent, that the merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for TGC.

        The opinion was necessarily based on economic, market and other conditions as in effect on, and information available to Stephens, as of October 8, 2014. It should be understood that subsequent developments may affect Stephens' opinion and that Stephens does not have any obligation to update, revise or reaffirm its opinion. Stephens has assumed that the merger will be consummated on the terms of the latest draft of the merger agreement provided to Stephens without material waiver or modification. Stephens has assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the merger to TGC. Stephens is not expressing any opinion herein as to the price at which the common shares or any other securities of TGC will trade following the announcement of the merger.

        Stephens' opinion is for the use and benefit of the TGC board of directors for the purposes of its evaluation of the merger. Stephens' opinion does not address the merits of the underlying decision by TGC to engage in the merger, the merits of the merger as compared to other alternatives potentially available to TGC or the relative effects of any alternative transaction in which TGC might engage, nor is it intended to be a recommendation to any person as to how to vote in connection with the merger. In addition, except as explicitly set forth in its opinion, TGC has not asked Stephens to address, and Stephens' opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of TGC. Stephens has not been asked to express any opinion, and does not express any opinion, as to the fairness of the amount or nature of the compensation to any of TGC's officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other shareholders of TGC.

Summary of Stephens' Analyses

        In preparing its opinion, Stephens performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Stephens believes that its analyses must be considered as a whole. Considering any portion of Stephens' analyses or the factors considered by Stephens, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Stephens' opinion. In addition, Stephens may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described below should not be taken to be Stephens' view of TGC's or Dawson's actual value. Accordingly, the conclusions reached by Stephens are based on all analyses and factors taken as a whole and also on the application of Stephens' own experience and judgment.

        In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond TGC's and Stephens' control. The analyses performed by Stephens are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of TGC or the combined company's common stock do not purport to be appraisals or to reflect the prices at which TGC common stock may actually be sold. The analyses performed were prepared solely as part of Stephens analysis of the fairness, from a financial point of view, of the exchange ratio to TGC, and were provided to TGC's board of directors in connection with the delivery of Stephens' opinion.

        The following is a summary of the material financial and comparative analyses performed by Stephens in connection with Stephens' delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Stephens' financial analyses, the table must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Stephens' financial analyses. No company or transaction used in the analyses described below is directly comparable to TGC, Dawson, the business combination, or the contemplated combined company. The analyses performed and data presented herein incorporates the effect of the 1-for-3 reverse stock split of TGC common shares immediately prior to closing of the merger with Dawson. The below analyses did not take into account potential synergies that could result from the business combination.

        Historical Market Trading Exchange Ratio Analysis.    In order to provide background information and perspective on the relationship between the historical trading prices of TGC and Dawson common shares, Stephens reviewed:

  •
  the ratio of the closing price of Dawson common shares divided by the closing price of TGC common shares on October 6, 2014, and

  •
  the ratio of the average, historical exchange ratios of the closing price of Dawson common shares divided by the closing price of TGC common shares computed over various periods ending October 6, 2014

Historical Exchange Ratios
As of October 6, 2014	1.68x
3-Month Volume Weighted Average Price	1.83x
5-Month Volume Weighted Average Price	1.79x
Latest Twelve Months Average (as of 10/6/2014)	1.69x
3 Year Average	1.43x
5 Year Average	1.82x
Average Since 10/28/2011	1.42x

        The review indicated a range of exchange ratios from 1.42x to 1.83x over various periods, compared to the exchange ratio of 1.76x in the merger agreement.

        Selected Public Companies Analysis.    Stephens analyzed the relative trading levels of five publicly-traded companies in the seismic services and geophysical data acquisition industry deemed relevant by Stephens, in addition to TGC and Dawson, including:

  •
  CGG;

  •
  ION Geophysical Corporation;

  •
  Petroleum Geo Services ASA;

  •
  Polarcus Limited; and

  •
  TGS Nopec Geophysical Co. ASA

        Although none of the selected companies are directly comparable to TGC or Dawson, the five companies were included based on the following criteria, in addition to being a publicly-traded company in the seismic services and geophysical acquisition industry: similar lines of business, markets of operation, customers and business and other financial considerations.

        In the analysis, Stephens reviewed, among other things, enterprise values of the selected publicly-traded companies, calculated as equity values based on closing stock prices as of October 6, 2014, plus debt, less cash as a multiple of the estimated 2014E and 2015E EBITDA. Stephens utilized EBITDA because the metric is commonly used when evaluating companies in the seismic services and geophysical data acquisition industry. Estimated financial data of the selected publicly-traded companies were based on publicly available research analysts' estimates, public filings and other publicly available information. The analysis yielded the following maximum, mean, median and minimum enterprise value/EBITDA multiple ranges:

	Enterprise Value / 2014E EBITDA	Enterprise Value / 2015E EBITDA
Maximum	4.22x	3.85x
Mean	3.46x	3.20x
Median	3.31x	2.95x
Minimum	2.92x	2.70x
TGC	6.46x	3.17x
Dawson	3.75x	3.07x

        Based on Stephens' professional judgment, Stephens calculated an implied exchange ratio range, based on the resulting share prices calculated for both Dawson and TGC, by selecting a reference range of 3.50x - 5.50x for enterprise value/2014E EBITDA and 3.50x - 5.00x for enterprise value/2015E EBITDA. Stephens then compared the 1.76x exchange ratio provided in the merger agreement to the implied exchange ratio reference range.

Implied Exchange Ratio Reference Range	Exchange Ratio
1.69x - 2.57x	1.76x

        Stephens selected the companies reviewed in this analysis because, among other things, such companies operate similar businesses to those of TGC and Dawson. However, no selected company is identical to TGC or Dawson. Accordingly, Stephens believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that differences in the business, financial and operating characteristics and prospects of TGC, Dawson and the selected companies that could affect the relative public trading values of these companies.

        Selected Transaction Analysis.    Stephens reviewed publicly available information relating to selected acquisitions of seismic services and geophysical data acquisition companies based on criteria including but not limited to similar industry focus, lines of business, relative business risk, geographic focus and business drivers similar to TGC and Dawson. The selected transactions considered and transaction dates were as follows:

Date	Acquirer	Target
12/19/13	One Equity Partners LLC	Polarcus Limited
11/14/13	Industrial Investors	IG Seismic Services PLC
1/28/13	Compagnie Genéralé de Géophysique-Veritas	Fugro NV, Geoscience Division
6/15/12	TGS Nopec Geophysical Co.	Arcis Corporation
2/12/10	Geokinetics Inc.	Onshore Seismic Data Acquisition and Multi-Client Data Library business of Petroleum Geo Services
1/28/09	CGG	Wavefield Inseis AS
1/3/08	Petroleum Geo-Services	Arros Seismic
6/29/07	Petroleum Geo-Services	MTEM Ltd.
3/6/07	OMNI Energy Services Corp	Cypress Consulting Services
2/14/07	ValueAct Capital LLC	Seitel Inc.
1/12/07	Compagnie Genéralé de Géophysique-Veritas	Veritas DGC Inc.
4/28/06	Schlumberger Limited	WesternGeco Limited
9/15/05	CGG	CGGVeritas Services (Norway) AS
6/14/04	Input/Output Inc. (nka: ION Geophysical)	GX Technology Corporation
8/10/98	Baker Hughes Incorporated	Western Atlas Inc.

        Stephens reviewed maximum, median, mean and minimum transaction multiples, calculated as the enterprise value for the target company divided by the target company's latest 12 month, or LTM, EBITDA at the announcement date. Financial data of the selected transactions were based on publicly available information. The analysis indicated the following multiple ranges:

Enterprise Value / (LTM) EBITDA Multiple
Maximum	10.00x
Median	6.26x
Mean	6.21x
Minimum	1.60x

        Based on Stephens' professional judgment, Stephens applied a reference range of 4.00x - 6.00x for LTM and 2014E enterprise value/EBITDA (LTM EBITDA as of latest 12 months ended 6/30/14 and projected 2014E EBITDA based on management estimates of TGC and Dawson), which indicated the following implied exchange ratio reference range based on the implied share price calculated for both Dawson and TGC. Stephens then compared to the exchange ratio provided for in the merger agreement:

Implied Exchange Ratio Reference Range	Exchange Ratio
2.32x - 2.58x	1.76x

        No company, business or transaction used in this analysis is identical to TGC, Dawson or the contemplated merger. In addition, an evaluation of the results of this analysis is not entirely mathematical. This analysis involves considerations and judgments concerning differences in business, financial and operating characteristics, prospects of each of the companies, transaction consideration and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which TGC, Dawson and the merger were compared.

        Premiums Paid Analysis.    Stephens analyzed stock price premiums paid over the past five years in both (1) the overall market and in (2) 11 public merger and acquisition transactions closed since June 2009 in the oilfield services sector. Stephens reviewed each transaction price per share relative to each target's closing price per share one day, one week and one month prior to announcement of the transaction. Stephens compared the mean, median, maximum and minimum premium for those periods as well as considered mean and median premium consideration for transactions with a stock component. Because the premiums analyzed for the overall market transactions were relatively consistent with premiums paid for transactions involving primarily companies in the oilfield services industry, the table below focuses on the results in the transactions involving primarily companies in the oilfield services industry. The results of the transaction premiums analysis of such transactions are summarized below:

	Share Price Premium Days Prior to Offer Date
	1-Day Prior	1-Week Prior	1-Month Prior
Total Oilfield Service Company Transactions (2009 - 2014)
Maximum	91.2%	93.9%	128.6%
Mean	31.2%	38.8%	46.0%
Median	23.9%	25.0%	33.4%
Minimum	3.9%	5.8%	12.2%
Oilfield Service Company Transactions—Stock Consideration(1)
Maximum	91.2%	93.9%	87.1%
Mean	48.8%	51.9%	44.9%
Median	44.5%	49.0%	37.3%
Minimum	17.1%	22.9%	27.6%

(1)
Stock consideration includes deals with a portion of consideration consisting of stock.

        Based on Stephens' professional judgment, Stephens calculated an implied exchange ratio range using a premium range of 0% to 30% and applying it to the closing price of Dawson's common stock on October 6, 2014, divided by the closing price of TGC's common stock on that date.

Implied Exchange Ratio Reference Range	Exchange Ratio
1.68x - 2.19x	1.76x

        Contribution Analysis.    Stephens reviewed the relative contributions of TGC and Dawson to various metrics derived from market data, earnings data, balance sheet data and asset data without giving effect to the potential synergies that could result from the business combination. The standalone capital structure of both Dawson and TGC and the resulting pro rata contribution to the combined company was incorporated in determining the leverage adjusted exchange ratio calculated for each metric presented. The results of the contribution analysis are summarized below:

		Implied Pro Forma Percent Ownership
	Leverage Adjusted Exchange Ratio
		Dawson	TGC
Market Data
Stock Price (10/6/14)	1.68x	65%	35%
1-Month Volume Weighted Average Price (10/6/14)	1.77x	66%	34%
3-Month Volume Weighted Average Price (10/6/14)	1.66x	67%	33%
Earnings Data (Year Ending 12/31, expect as noted)
2011 EBITDA	1.02x	53%	47%
2012 EBITDA	1.23x	58%	42%
2013 EBITDA	2.41x	73%	27%
LTM EBITDA	2.34x	72%	28%
2014E EBITDA	2.55x	74%	26%
2015E EBITDA	1.73x	66%	34%
2011 Net Income(1)	0.14x	13%	87%
2012 Net Income(1)	0.59x	39%	61%
Balance Sheet Data (as of 6/30/14)
Book Value	2.50x	73%	27%
Property Plant and Equipment (net)	2.69x	75%	25%
Total Assets	2.13x	70%	30%
Cumulative Capital Expenditures (calendar year ended 2010—6/30/14)	1.82x	67%	33%
Asset Data (10/8/14)
Channel Count(2)	1.29x	59%	41%
Wireless Count(2)	1.34x	60%	40%
Potential Crew Capacity	1.34x	52%	48%
Energy Sources	2.08x	70%	30%

Transaction	1.76x	66%	34%

Consideration

Note: Calendar year end of 12/31 for both TGC and Dawson. LTM period as of 6/30/14.

(1)
:  Additional years were excluded as either Dawson and/or TGC operated or are projected to operate at a loss for the last twelve months ended 6/30/14, 2014E and 2015E periods.

(2)
:  Includes leased channels but excludes 10,000 channels rented by Dawson.

        Based on Stephens' professional judgment, Stephens calculated exchange ratios based on the pro forma contributions of Dawson and TGC to the combined entity, in relation to the market data, earnings data, balance sheet data and asset data listed above. Stephens then compared the 1.76x exchange ratio provided in the merger agreement to the exchange ratios calculated in the contribution analysis.

        Additional Considerations.    Stephens' opinion was one of many factors taken into consideration by TGC's board of directors in making its determination to approve the merger and should not be considered determinative of the views of TGC's board of directors or management with respect to the merger or the exchange ratio. Stephens was selected by TGC's board of directors based on Stephens'

qualifications, expertise and reputation. Stephens is a nationally recognized investment banking and advisory firm. Stephens, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. In the ordinary course of business, Stephens may, for its own account and the accounts of its customers, actively trade the securities of TGC or Dawson and, accordingly, may hold a long or short position in such securities. During the last two years, Stephens has not provided investment banking or any other services to TGC or Dawson for which it received compensation.

        Stephens acted as financial advisor to the board of directors of TGC in connection with the business combination, and TGC agreed to pay Stephens fees of up to $1,000,000, including reimbursements to Stephens for its reasonable out-of-pocket expenses, for its services. A portion of the fee was paid at the commencement of its engagement, additional sums were paid both upon delivery of the opinion and upon filing of the necessary shareholder approval documents. A portion of the fee is contingent on consummation of the business combination. In addition, TGC has agreed to indemnify Stephens for certain liabilities that may arise out of the engagement.

Stock Ownership of Directors and Executive Officers of Dawson and TGC

Dawson

        At the close of business on December 29, 2014, the record date for the Dawson special meeting, directors and executive officers of Dawson beneficially owned and were entitled to vote 193,211 shares of Dawson common stock, collectively representing approximately 2.39% of the shares of Dawson common stock outstanding on that date. Pursuant to and subject to the terms of the Dawson shareholder voting agreement, certain of those executive officers and directors, who collectively owned approximately 2.39% of the shares of Dawson common stock outstanding on such date, have agreed, among other things, to vote their shares of Dawson common stock in favor of approval of the merger proposal at the Dawson special meeting. For additional information on the Dawson shareholder voting agreement, see "The Dawson Shareholder Voting Agreement" beginning on page 155.

        Further information about ownership of Dawson common stock by directors and executive officers of Dawson may be found in Dawson's definitive proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on December 18, 2013, and which is incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 225.

TGC

        At the close of business on December 29, 2014, the record date for the TGC special meeting, directors and executive officers of TGC beneficially owned and were entitled to vote 6,070,423 shares of TGC common stock, collectively representing approximately 27.60% of the shares of TGC common stock outstanding on that date. Pursuant to and subject to the terms of the TGC shareholder voting agreements, those executive officers and directors and certain of their affiliates have agreed, among other things, to vote their shares of TGC common stock in favor of the share issuance proposal, the reverse stock split proposal, the TGC name change proposal and the TGC adjournment proposal. For additional information on the TGC shareholder voting agreements, see "The TGC Shareholder Voting Agreements" beginning on page 153.

        For additional information about ownership of TGC common stock by directors and executive officers of TGC, see "Information About TGC—Security Ownership of Certain Beneficial Owners and Management" beginning on page 195.

 Merger Consideration

        If you are a Dawson shareholder, each share of Dawson common stock that you hold immediately prior to the merger will be converted into the right to receive 1.760 shares of TGC common stock, after giving effect to the proposed reverse stock split, upon completion of the merger of Merger Sub with and into Dawson.

        TGC will not issue any fractional shares of its common stock in connection with the proposed merger. For each fractional share that would otherwise be issued to Dawson shareholders, TGC will pay cash (without interest) in an amount equal to the product of the fractional share and the closing price for shares of TGC common stock on NASDAQ and published in The Wall Street Journal on the business day immediately prior to the closing date of the merger.

The number of shares of TGC common stock to be issued in the merger for each share of Dawson common stock is fixed.

        The number of shares of TGC common stock to be issued in the merger for each share of Dawson common stock is fixed (except in the event of any stock split, reverse stock split, stock dividend, combination, reclassification, recapitalization or other similar transaction or event with respect to Dawson common stock or TGC common stock (other than the 1-for-3 TGC reverse stock split occurring immediately prior to the merger)) and will not be adjusted for changes in the market price of either Dawson common stock or TGC common stock. Accordingly, any change in the price of TGC common stock prior to the merger will affect the market value of the merger consideration that Dawson shareholders will receive as a result of the merger.

        You should obtain current stock price quotations for Dawson common stock and TGC common stock. Dawson common stock and TGC common stock are currently listed on NASDAQ under the symbols "DWSN" and "TGE," respectively. The following table shows the closing prices for Dawson common stock and TGC common stock and the implied per share value in the merger to Dawson shareholders for October 8, 2014, the last full trading day prior to the public announcement of the merger and on December 29, 2014, the last practicable full trading day prior to the date of this joint proxy statement/prospectus:

	TGC Common Stock Price	Dawson Common Stock Price	Implied Value of One Share of Dawson Common Stock
October 8, 2014	$3.34	$17.57	$17.64
December 29, 2014	$2.26	$12.11	$11.93

        As of December 29, 2014, there were 8,077,580 shares of Dawson common stock, outstanding stock options to acquire up to 91,150 shares of Dawson common stock, 75,575 Dawson restricted stock units, 21,997,007 shares of TGC common stock and outstanding stock options to acquire up to 839,267 shares of TGC common stock outstanding. Based on such number of shares and options outstanding, and after giving effect to the proposed 1-for-3 reverse stock split with respect to TGC common stock immediately prior to the merger, there would be an aggregate of approximately 21.6 million shares of TGC common stock outstanding after completion of the merger, of which approximately 66% of those outstanding shares would be held by current Dawson shareholders and the remaining approximate 34% would be held by current TGC shareholders.

Accounting Treatment

        Although TGC is the legal acquirer and will issue shares of its common stock to effect the merger with Dawson, if the business combination is completed, it will be accounted for as an acquisition of TGC by Dawson using the "acquisition" method of accounting. TGC will record net tangible and identifiable intangible assets acquired and liabilities assumed from Dawson at their respective fair values at the date of the completion of the merger. Any excess of the purchase price, which will equal the market value of the aggregate amount of TGC common stock issued pursuant to the merger agreement on the date of the completion of the merger, plus any cash paid in lieu of fractional shares, over the net fair value of such assets and liabilities will be recorded as goodwill.

        The financial condition and results of operations of TGC after completion of the merger will reflect Dawson's balances and results after completion of the merger but will not be restated retroactively to reflect the historical financial condition or results of operations of Dawson. The earnings of TGC following the completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future, TGC determines that tangible or intangible assets (including goodwill) are impaired, TGC would record an impairment charge at that time.

Listing of TGC Common Stock and Delisting and Deregistration of Dawson Common Stock

        It is a condition to the merger that the shares of common stock to be issued by TGC pursuant to the merger agreement be authorized for listing on NASDAQ, subject to official notice of issuance. The shares of common stock to be issued by TGC pursuant to the merger agreement will be fully interchangeable with the TGC common stock currently trading under the symbol "TGE" on NASDAQ after giving effect to the 1-for-3 reverse stock split. Immediately prior to the merger, TGC will change its name to "Dawson Geophysical Company" and seek to change the trading symbol for TGC common stock to "DWSN" on NASDAQ.

        Shares of Dawson common stock are currently traded on NASDAQ under the symbol "DWSN." If the merger is completed, Dawson common stock will no longer be listed on NASDAQ and will be deregistered under the Exchange Act and Dawson will no longer file periodic reports with the SEC.

Restrictions on Sales of Shares of TGC Common Stock Received in the Merger

        The shares of TGC common stock to be issued in connection with the proposed merger will be registered under the Securities Act of 1933, or Securities Act, and will be freely transferable, except for shares of TGC common stock issued to any person who is deemed to be an "affiliate" of TGC after the effective time of the merger. Dawson shareholders who become affiliates of TGC as a result of the merger, if any, may not sell any of the shares of TGC common stock received by them in connection with the proposed merger except pursuant to an effective registration statement under the Securities Act covering the resale of those shares or any applicable exemption under Rule 144 or otherwise under the Securities Act.

Opinions as to Material U.S. Federal Income Tax Consequences of the Merger

        It is a condition to the closing of the merger that Haynes and Boone and Baker Botts deliver opinions, dated as of the date of closing, to TGC and Dawson, respectively, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Each opinion will be based on certain factual representations, assumptions and certifications contained in certificates signed by duly authorized officers of Dawson, Merger Sub and TGC to be delivered at closing. An opinion of counsel represents counsel's best legal judgment and is not binding on the IRS and there can be no assurance that following the merger the IRS will not challenge the legal conclusions expressed in the opinions. Please review carefully the information under the caption "Material U.S. Federal Income Tax Consequences of the Merger," beginning on page 197, for a description of the material U.S. federal income tax consequences of the merger.

Ownership of TGC Following the Merger

        We anticipate that upon completion of the transaction (including the 1-for-3 reverse stock split), TGC will have approximately 21.6 million shares of common stock outstanding, with current Dawson shareholders owning approximately 66% of the combined company and current TGC shareholders owning approximately 34%.

Board of Directors and Management of TGC Following the Merger

        Under the merger agreement, TGC has agreed to take all necessary actions to cause, as of the effective time of the merger, the TGC board of directors to include Messrs. Jumper, Cooper, Hoover, North and Vander Ploeg, each of whom is currently a director of Dawson, and Dr. McInnes and Messrs. Whitener and Barrett, each of whom is currently a director of TGC. Subject to its board of directors satisfying its fiduciary duties, TGC has further agreed under the merger agreement to continue to nominate for election to its board of directors (1) each of Messrs. Jumper and Whitener so long as he is an officer of TGC or Dawson, (2) Mr. Barrett until the one year anniversary of the closing of the merger and (3) each director listed above other than Mr. Barrett until the three year anniversary of the closing of the merger.

        The other current directors of TGC will resign as directors of TGC upon the effectiveness of the merger. In order to accommodate the additional directors, at the effective time of the merger, the TGC board of directors will increase in size to 8 directors.

        The officers of TGC after the merger is complete will be the combined current officers of Dawson and TGC as follows: Stephen C. Jumper, Dawson's Chairman, President and Chief Executive Officer, will become the Chairman, President and Chief Executive Officer of TGC following the merger; Wayne A. Whitener, TGC's current President and Chief Executive Officer, will become the Vice Chairman of TGC following the merger; C. Ray Tobias, Dawson's current Executive Vice President and Chief Operating Officer, will serve in the same capacity for TGC following the merger; James K. Brata, TGC's current Executive Vice President and Chief Financial Officer, will serve in the same capacity for TGC following the merger; Christina W. Hagan, Dawson's current Executive Vice President, Chief Financial Officer and Secretary, will become the Executive Vice President, Chief Accounting Officer and Secretary of TGC following the merger; James W. Thomas, Dawson's current Executive Vice President and Chief Technology Officer, will serve in the same capacity for TGC following the merger, and Daniel G. Winn, TGC's current Executive Vice President, will become Senior Vice President of TGC following the merger.

Conflicts of Interests

        When considering the recommendation of Dawson's board of directors that Dawson shareholders vote in favor of the merger proposal and the Dawson name change proposal, and when considering the recommendation of TGC's board of directors that TGC shareholders vote in favor of the reverse stock split proposal, the TGC name change proposal and the share issuance proposal, Dawson and TGC shareholders should be aware that directors and executive officers of Dawson and TGC have interests in the merger that are different from, or in addition to, the interests of a shareholder of Dawson or

TGC. Dawson's and TGC's board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in making its recommendation that Dawson shareholders vote in favor of approval of the merger proposal and the Dawson name change proposal and that TGC shareholders vote in favor of the reverse stock split proposal, the TGC name change proposal and the share issuance proposal, respectively. These interests are summarized below.

Treatment of Equity Awards

        Dawson Stock Options.    As described in "The Merger Agreement—Effect of the Merger on Dawson's Equity Awards—Dawson Stock Options," immediately prior to the effective time of the merger, all unvested Dawson stock options, if any, outstanding at such time will vest and become exercisable. All vested Dawson stock options will be assumed by TGC and converted into stock options to purchase shares of TGC common stock on the same terms and conditions as are applicable to the stock options to purchase shares of Dawson common stock, except that the number of shares of TGC common stock subject to such converted stock options and the exercise price per share of such converted stock options will be adjusted by the exchange ratio.

        The following table sets forth information concerning options relating to Dawson common stock held by Dawson's executive officers and directors as of December 29, 2014:

	Stock Options
Name	Number of Shares Underlying Unexercised Options	Exercise Price ($)
Stephen C. Jumper	15,000	18.91
C. Ray Tobias	10,000	18.91
Christina W. Hagan	10,000	18.91
James W. Thomas	5,000	18.91
K. S. Forsdick	5,000	18.91

        Dawson Restricted Stock and Restricted Stock Units.    As described in "The Merger Agreement—Effect of the Merger on Dawson's Equity Awards—Dawson Restricted Stock and Restricted Stock Units," immediately prior to the effective time of the merger, the following will happen:

  •
  restricted stock that is subject to applicable restrictions in applicable employment or award agreements will remain outstanding and convert into restricted stock of TGC with substantially identical terms and conditions as are applicable to the restricted stock of Dawson, except that the number of shares of TGC common stock comprising such converted restricted stock will be adjusted by the exchange ratio;

  •
  restricted stock unit awards that are subject to applicable restrictions in applicable employment or award agreements will not vest and will convert into restricted stock unit awards of TGC with substantially identical terms and conditions as are applicable to the restricted stock unit awards of Dawson, except that the number of shares of TGC common stock subject to such restricted stock unit awards will be adjusted by the exchange ratio; and

  •
  all other restricted stock and restricted stock unit awards will vest immediately prior to the effective time of the merger and the holders of such formerly restricted stock or restricted stock unit awards will have the right to participate in the merger as a holder of Dawson common stock.

        The following table sets forth information concerning restricted stock and restricted stock units held by Dawson's executive officers and directors as of December 29, 2014:

Name	Restricted Stock	Restricted Stock Units
Stephen C. Jumper	15,000	21,246
C. Ray Tobias	10,000	10,863
Christina W. Hagan	7,500	8,622
James W. Thomas	9,000	7,932
K. S. Forsdick	5,000	2,586

        TGC Stock Options.    As described in the "The Merger Agreement—Effect of the Merger on TGC's Equity Awards—TGC Stock Options," immediately prior to the effective time of the merger, all TGC stock options outstanding at such time will vest and become exercisable for shares of TGC common stock with the number of shares of TGC common stock subject to such stock options and the exercise price per share of such stock options being adjusted for the 1-for-3 reverse stock split.

        The following table sets forth information concerning options relating to TGC common stock held by TGC's executive officers and directors as of December 29, 2014:

	Stock Options
Name	Number of Shares Underlying Unexercised Options	Exercise Price ($)
Wayne A. Whitener	50,000	3.93
William J. Barrett	18,562	5.73
William J. Barrett	19,687	5.60
William J. Barrett	19,797	7.18
William J. Barrett	37,500	3.93
Herbert M. Gardner	18,562	5.73
Herbert M. Gardner	19,687	5.60
Herbert M. Gardner	19,797	7.18
Herbert M. Gardner	37,500	3.93
Allen T. McInnes, Ph.D.	18,562	5.73
Allen T. McInnes, Ph.D.	19,687	5.60
Allen T. McInnes, Ph.D.	19,797	7.18
Allen T. McInnes, Ph.D.	37,500	3.93
Edward L. Flynn	18,562	5.73
Edward L. Flynn	19,687	5.60
Edward L. Flynn	19,797	7.18
Edward L. Flynn	37,500	3.93
Stephanie P. Hurtt	18,562	5.73
Stephanie P. Hurtt	19,687	5.60
Stephanie P. Hurtt	19,797	7.18
Stephanie P. Hurtt	37,500	3.93
James K. Brata	50,000	3.93
Daniel G. Winn	50,000	3.93

        Additionally, on October 8, 2014, TGC entered into amendments to the nonqualified stock option agreements issued to each of Messrs. Barrett, Flynn, Gardner, Hurtt and Dr. McInnes on July 31, 2014. The amendments extend the exercise period of such option award following such individual's termination of service on the TGC board of directors. Pursuant to the amendments, vested option shares will terminate at the earliest of (a) the date the original option period terminates, (b) thirty-six

(36) months following the individual's termination of service on the TGC board of directors and (c) the date the option is forfeited pursuant to the terms of the stock option agreement.

        TGC Restricted Stock.    As described in the "The Merger Agreement—Effect of the Merger on TGC's Equity Awards—TGC Restricted Stock," immediately prior to the effective time of the merger TGC restricted stock outstanding at such time will be fully vested and will participate in the 1-for-3 reverse stock split.

        The following table sets forth information concerning restricted stock held by TGC's executive officers and directors as of December 29, 2014:

Name	Restricted Stock
Wayne A. Whitener	2,625
James K. Brata	4,593
Daniel G. Winn	4,593

Future Employment by TGC

        Pursuant to the terms of the merger agreement, TGC entered into employment agreements, effective as of the effective time of the merger, substantially in the form attached as Annex F to this joint proxy statement/prospectus, with the following key employees: Stephen C. Jumper, Dawson's Chairman, President and Chief Executive Officer, to become the Chairman, President and Chief Executive Officer of TGC following the merger; Wayne A. Whitener, TGC's current President and Chief Executive Officer, to become the Vice Chairman of TGC following the merger; C. Ray Tobias, Dawson's current Executive Vice President and Chief Operating Officer, to serve in the same capacity for TGC following the merger; James K. Brata, TGC's current Executive Vice President and Chief Financial Officer, to serve in the same capacity for TGC following the merger; Christina W. Hagan, Dawson's current Executive Vice President, Chief Financial Officer and Secretary, to become the Executive Vice President, Chief Accounting Officer and Secretary of TGC following the merger; James W. Thomas, Dawson's current Executive Vice President and Chief Technology Officer, to serve in the same capacity for TGC following the merger; and Daniel G. Winn, TGC's current Executive Vice President, to become Senior Vice President of TGC following the merger. These employment agreements are each for three-year terms. These employment agreements were entered into on October 8, 2014 in connection with the execution of the merger agreement, but will only be effective upon the effective time of the merger.

        Each employment agreement establishes each key employee's annual base salary and provides that such base salary may be reviewed annually by TGC following the merger and may be adjusted in the sole discretion of the board of directors of TGC. The annual base salary of each of Messrs. Jumper, Whitener, Tobias, Brata, Thomas and Winn pursuant to their respective employment agreement will be $462,000, $350,000, $315,000, $250,000, $230,000 and $235,000, respectively, and the annual salary for Ms. Hagan will be $250,000, which is the same as their current annual salaries with TGC or Dawson (as applicable). The employment agreements also reflect each such executive's post-merger duties and title.

        For additional information on the terms of the employment agreements, see "The Employment Agreements" beginning on page 157.

Indemnification and Insurance

        As described in "The Merger Agreement—Covenants and Agreements—Indemnification and Insurance," under the merger agreement, TGC has agreed, for a period of six years after the effective time of the merger, to leave in place and not to modify those provisions granting rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger and related rights to the advancement of expenses in favor of any current or former director, officer, agent or employee of Dawson contained in the organizational documents of Dawson and its subsidiaries and certain related indemnification agreements.

        Also under the merger agreement, prior to the effective time of the merger, Dawson will purchase "tail" insurance coverage covering the six-years after the effective time of the merger and providing coverage not materially less favorable than the coverage afforded by the current directors and officers liability insurance policies maintained by Dawson.

        In addition, pursuant to the terms of the merger agreement, TGC will, as of the effective time of the merger, enter into restated indemnification agreements with each of the eight members of the board of directors of TGC following the merger and each of the named executive officers party to an employment agreement with TGC. The form of such indemnification agreements is attached as Annex I to, and incorporated by reference into, this joint proxy statement/prospectus.

        Such indemnification agreements provide that TGC will indemnify and advance certain expenses to each of the indemnitees to the fullest extent permitted by Texas and other applicable law in effect as of the date of execution of a particular indemnification agreement and to such greater extent as Texas and other applicable law may thereafter from time to time permit. Pursuant to the terms of the indemnification agreement, TGC will (1) indemnify each of the indemnitees against certain expenses, judgments, penalties, fines and amounts paid in settlement, attorneys' fees and other costs incurred by or on behalf of such director or officer in connection with a proceeding and (2) advance, in accordance with the provisions of the indemnification agreement, such indemnifiable expenses.

        The indemnification agreements also provide that the rights of the indemnitees under the indemnification agreement are in addition to any other rights they may have under applicable law, TGC's amended and restated certificate of formation or amended and restated bylaws, as amended, or otherwise. The indemnification agreements also set forth the procedures for determining entitlement to indemnification, the requirements relating to notice and defense of claims for which indemnification is sought, the procedures for enforcement of indemnification rights, and the limitations on and exclusions from indemnification.

        The indemnification rights described above will be in addition to any other rights available under the organizational documents of Dawson or its subsidiaries, TGC or its subsidiaries, any other indemnification agreement or arrangement, Texas law or otherwise.

Golden Parachute Compensation

        The SEC rules resulting from the Dodd-Frank Act require the disclosure of any payments, whether present, deferred or contingent, to be made by either TGC or Dawson in connection with the merger to any named executive officers of TGC or Dawson. The required disclosure includes, but is more expansive than, the compensation that may be paid or become payable to Dawson's named executive officers upon consummation of the merger that is the subject of the advisory resolution proposal that Dawson shareholders are being asked to approve and that is disclosed under the heading "Dawson Proposal 3—The Advisory Resolution Proposal" beginning on page 67.

        In accordance with the SEC rules resulting from the Dodd-Frank Act, the following is a description of compensation that may be paid in connection with the merger by Dawson or TGC to the named executive officers of TGC or Dawson:

  •
  the accelerated vesting of TGC's restricted stock and any in-the-money options to purchase shares of TGC common stock held by TGC's named executive officers immediately prior to the effective time of the merger;

  •
  the accelerated vesting of any in-the-money options to purchase shares of Dawson common stock held by Dawson's named executive officers immediately prior to the effective time of the merger and the right to receive the merger consideration in respect of any shares issued upon exercise of such options prior to the effective time of the merger;

  •
  the accelerated vesting of Dawson's shares of restricted stock and restricted stock units that are not subject to applicable restrictions in applicable employment or award agreements and the right to participate in the merger as a holder of Dawson common stock and receive the merger consideration in respect of any such formerly restricted shares and/or restricted stock units; and

  •
  the aggregate dollar value of any cash severance payments, including, without limitation, for the continuation of the named executive officer's base salary, prorated discretionary bonus and lump-sum payment to extent the named executive officer's group health plan benefits under the Consolidated Omnibus Reconciliation Act of 1985, or COBRA, for 18 months, that a named executive officer could receive following a termination of employment without cause, for good reason or following a change in control. For additional information, see "The Employment Agreements—Payment upon Termination," beginning on page 159.

        The following table presents information concerning the maximum payments that could be received by the named executive officers of TGC and Dawson in connection with the merger. In addition, the compensation set forth in the table below also includes the compensation to be paid to Dawson's named executive officers upon consummation of the merger that is the subject of the advisory resolution proposal that Dawson shareholders are being asked to approve, as well as all other compensation required to be disclosed pursuant to Item 402(t) of Regulation S-K.

GOLDEN PARACHUTE COMPENSATION TABLE

Name	Cash(1)	Equity		Pension/ NQDC	Perquisites/ Benefits	Tax Reimbursement	Other	Total
	($)	($)		($)	($)	($)	($)	($)
Stephen C. Jumper	—	370,959	(2)	—	—	—	—	370,959
Wayne A. Whitener	—	9,240	(3)	—	—	—	—	9,240
C. Ray Tobias	—	231,265	(4)	—	—	—	—	231,265
James K. Brata	—	16,167	(5)	—	—	—	—	16,167
Christina W. Hagan	—	175,751	(6)	—	—	—	—	175,751
James W. Thomas	—	199,170	(7)	—	—	—	—	199,170
Daniel G. Winn	—	16,167	(8)	—	—	—	—	16,167

Footnotes:

(1)
While each of the executives named in this table are parties to employment agreements that would provide severance upon termination following a change in control transaction (such as the merger), such executives have waived their rights to such severance in connection with the merger pursuant to the employment agreements that such executives entered into on October 8, 2014, that will become effective upon the effective time of the merger.

(2)
Based on the accelerated vesting of shares of restricted stock and restricted stock unit awards resulting in an aggregate of 20,782 shares of Dawson common stock and using the assumed stock price of $17.85 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K.

(3)
Based on the accelerated vesting of shares of restricted stock resulting in an aggregate of 2,625 shares of TGC common stock and using the assumed stock price of $3.52 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K.

(4)
Based on the accelerated vesting of shares of restricted stock and restricted stock unit awards resulting in an aggregate of 12,956 shares of Dawson common stock and using the assumed stock price of $17.85 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K.

(5)
Based on the accelerated vesting of shares of restricted stock resulting in an aggregate of 4,593 shares of TGC common stock and using the assumed stock price of $3.52 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K.

(6)
Based on the accelerated vesting of shares of restricted stock and restricted stock unit awards resulting in an aggregate of 11,158 shares of Dawson common stock and using the assumed stock price of $17.85 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K.

(7)
Based on the accelerated vesting of shares of restricted stock and restricted stock unit awards resulting in an aggregate of 9,846 shares of Dawson common stock and using the assumed stock price of $17.85 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K.

(8)
Based on the accelerated vesting of shares of restricted stock resulting in an aggregate of 4,593 shares of TGC common stock and using the assumed stock price of $3.52 based on the average of the closing price for the first five trading days after the announcement of the merger agreement as required pursuant to Item 402 of Regulation S-K.

Other Benefit Arrangements

        TGC executive officers and current Dawson executive officers who remain employed by TGC following the merger will be credited for service with TGC or Dawson, respectively, for purposes of (1) eligibility for vacation, (2) eligibility and participation under health or welfare plans maintained by TGC (other than any post-employment health or post-employment welfare plan), (3) eligibility, contribution and vesting under any "defined contribution plan" maintained by TGC, but not for purposes of any other employee benefit plan of TGC and (4) though not a requirement under the merger agreement, allocations and distributions under any TGC profit sharing plan.

        On October 1, 2014, the TGC board of directors approved a one-time cash bonus payment to each director in the amount of $37,500. For additional information regarding the bonus payment, see "The Merger—Background of the Merger" beginning on page 84.

Appraisal Rights

        Neither Dawson nor TGC shareholders are entitled to any appraisal or dissenters' rights under Texas law.

Regulatory Requirements

        The completion of the merger is subject to compliance with the HSR Act. The notifications required under the HSR Act to the FTC and the Antitrust Division were filed on October 15, 2014. On November 14, 2014, Dawson and TGC received notice that early termination of the waiting period under the HSR Act had been granted. Accordingly, the condition to the proposed merger relating to the expiration or termination of the HSR Act waiting period has been satisfied.

 Demand Letter

        On December 22, 2014, Dawson received a letter dated December 18, 2014 from legal counsel for a purported shareholder of Dawson demanding that the board of directors of Dawson take appropriate legal action against the following persons in connection with the proposed merger: Stephen C. Jumper, Tim C. Thompson, Gary M. Hoover, Mark A. Vander Ploeg, Ted R. North and Craig W. Cooper, all of whom are members of the current board of directors of Dawson. The letter alleges conflicts of interest on the part of certain officers and directors of Dawson in connection with the merger, Dawson disclosure deficiencies with respect to the proposed merger and the negotiations leading to the merger agreement and breaches of fiduciary duties by such persons in connection with such matters. The letter also demands that Dawson make various corrective disclosures concerning the proposed merger. Pursuant to Section 21.554 of the the TBOC, the Dawson board of directors intends to form a special committee consisting of certain of Dawson's outside directors, which committee will be authorized to retain independent legal counsel, in order to investigate the claims made in such letter and to make a recommendation concerning the same to the full Dawson board of directors.

Dividend Policy

        TGC paid its first cash dividend of $0.15 per common share to shareholders of record at the close of business on December 17, 2012. TGC did not pay a cash dividend in 2013. On May 14, 2013 and on May 14, 2012 TGC paid 5% stock dividends to shareholders of record at the close of business on April 30, 2013 and April 30, 2012, respectively. TGC has not declared or paid cash or stock dividends in 2014. Payment of any dividends in the future is in the discretion of TGC's board of directors and will depend on TGC's financial condition, results of operations, capital and legal requirements, and other factors deemed relevant by TGC's board of directors. Earnings, if any, are expected to be retained to fund TGC's future operations. For additional information on TGC's dividend policy, see "Information About TGC—Market Price of and Dividends on TGC's Common Equity and Related Stockholder Matters" beginning on page 129.

THE MERGER AGREEMENT

        The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully in its entirety for a more complete understanding of the merger agreement.

        The merger agreement has been included to provide you with information regarding its terms and the transactions described in this joint proxy statement/prospectus. Neither Dawson nor TGC intends that the merger agreement will be a source of business or operational information about Dawson or TGC. The merger agreement contains representations and warranties that Dawson and TGC have made to each other. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement. In particular, in your review of the representations and warranties, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this joint proxy statement/prospectus. Dawson and TGC will provide additional disclosure in their public reports of any material information necessary to provide their respective shareholders with a materially complete understanding of the disclosures relating to the merger agreement.

        For the foregoing reasons, the representations and warranties should not be read alone or relied upon as characterizations of the actual state of facts or condition of Dawson, Merger Sub, TGC or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in, or incorporated by reference into, this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 225.

 Merger

        Upon the terms and subject to the conditions of the merger agreement, and in accordance with Texas law, at the effective time of the merger, Merger Sub will merge with and into Dawson. The separate corporate existence of Merger Sub will cease and Dawson will continue as the surviving corporation of the merger and a wholly owned subsidiary of TGC. Upon effectiveness of the merger, each Dawson shareholder will have the right to receive the merger consideration as described below under "—Merger Consideration."

Effective Time; Closing

        The closing of the merger will occur no later than the third business day following the date on which all of the conditions to the merger, other than conditions that, by their terms, cannot be satisfied until the closing date (but subject to satisfaction or waiver of such conditions) have been satisfied or waived. See "—Conditions to Completion of the Merger" beginning on page 146.

        Dawson and TGC expect to complete the merger by March 31, 2015. However, they cannot assure you that such timing will occur or that the merger will be completed as expected.

        On the closing date of the merger, Merger Sub and Dawson will file a certificate of merger with the Secretary of State of the State of Texas. The effective time of the merger will be the time Merger Sub and Dawson file the certificate of merger or at a later time upon which Merger Sub and Dawson may agree and specify in the certificate of merger.

Governance Matters

        Under the merger agreement, TGC has agreed to take all necessary actions to cause, as of the effective time of the merger, the TGC board of directors to include Messrs. Jumper, Cooper, Hoover, North and Vander Ploeg, each of whom is currently a director of Dawson, and Dr. McInnes and Messrs. Whitener and Barrett, each of whom is currently a director of TGC. Subject to its board of directors satisfying its fiduciary duties, TGC has further agreed under the merger agreement to continue to nominate for election to its board of directors (1) each of Messrs. Jumper and Whitener so long as he is an officer of TGC or Dawson, (2) Mr. Barrett until the one year anniversary of the closing of the merger and (3) each director listed above other than Mr. Barrett until the three year anniversary of the closing of the merger.

Merger Consideration

        The merger agreement provides that at the effective time of the merger, subject to the other provisions of the merger agreement, each share of Dawson common stock issued and outstanding immediately prior to the effective time of the merger (including Dawson restricted stock, but excluding shares owned by Dawson, TGC or any of their respective subsidiaries, all of which will be canceled without payment of any consideration) will be converted automatically to the right to receive a number of validly issued, fully paid and nonassessable shares of TGC common stock equal to the exchange ratio. The exchange ratio will be 1.760, which is adjusted for completion of the reverse stock split with respect to TGC common stock on a 1-for-3 ratio immediately prior to the merger.

        We refer to the number of shares of TGC common stock to be received for each share of Dawson common stock, together with any cash received in lieu of fractional shares as discussed below, as the "merger consideration."

        Based on the number of shares of Dawson common stock outstanding (including shares of restricted stock) as of December 29, 2014, at the effective time of the merger and after giving effect to the 1-for-3 reverse stock split of TGC, TGC will issue, in the aggregate, approximately 14.3 million shares of TGC common stock to Dawson shareholders.

        The closing price of Dawson common stock on NASDAQ on October 8, 2014, the last full trading day prior to the public announcement of the merger, was $17.57. The closing price of Dawson common stock on NASDAQ on December 29, 2014, the last practicable full trading day prior to the date of this joint proxy statement/prospectus, was $12.11.

        The closing price of TGC common stock on NASDAQ on October 8, 2014, the last full trading day prior to the public announcement of the merger, was $3.34. The closing price of TGC common stock on NASDAQ on December 29, 2014, the last practicable full trading day prior to the date of this joint proxy statement/prospectus, was $2.26.

Fractional Shares

        No fractional shares of TGC common stock will be issued in connection with the proposed merger. Instead, each Dawson shareholder otherwise entitled to a fraction of a share of TGC common stock (after aggregating all fractional shares of TGC common stock issuable to that shareholder) will be entitled to receive an amount in cash (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price for a share of TGC common stock as reported on

NASDAQ and published in The Wall Street Journal on the business day immediately preceding the closing date.

Adjustment of the Merger Consideration

        The merger consideration will be adjusted appropriately to reflect the effect of any stock dividend, subdivision, recapitalization, split, reverse split (other than the 1-for-3 reverse split that TGC will undertake immediately prior to the merger), combination or exchange of shares or similar event with respect to Dawson common stock or TGC common stock occurring after the date of the merger agreement but before the effective time of the merger.

Effect of the Merger on Dawson's Equity Awards

        Dawson Stock Options.    Immediately prior to the effective time of the merger, unvested Dawson stock options, if any, outstanding at such time will vest and become exercisable. Such vested Dawson stock options will be assumed by TGC and converted into stock options to purchase shares of TGC common stock on the same terms and conditions as are applicable to the stock options to purchase shares of Dawson common stock, except that the number of shares of TGC common stock subject to such converted stock options and the exercise price per share of such converted stock options will be adjusted by the exchange ratio.

        Dawson Restricted Stock and Restricted Stock Units.    Immediately prior to the effective time of the merger, the following will happen:

  •
  restricted stock that is subject to applicable restrictions in applicable employment or award agreements will remain outstanding and convert into shares of restricted stock of TGC with substantially identical terms and conditions as are applicable to the restricted stock of Dawson, except that the number of shares of TGC common stock comprising such converted restricted stock will be adjusted by the exchange ratio and for the 1-for-3 reverse stock split;

  •
  restricted stock unit awards that are subject to applicable restrictions in applicable employment or award agreements will not vest and will convert into restricted stock unit awards of TGC with substantially identical terms and conditions as are applicable to the restricted stock unit awards of Dawson, except that the number of shares of TGC commons stock subject to such restricted stock unit awards will be adjusted by the exchange ratio; and

  •
  all other shares of restricted stock and restricted stock unit awards will vest immediately prior to the effective time of the merger and the holders of such formerly restricted stock or restricted stock unit awards will have the right to participate in the merger as a holder of Dawson common stock.

Effect of the Merger on TGC's Equity Awards

        TGC Stock Options.    Immediately prior to the effective time of the merger, all TGC stock options outstanding at such time will vest and become exercisable for shares of TGC common stock with the number of shares of TGC common stock subject to such stock options and the exercise price per share of such stock options being adjusted for the 1-for-3 reverse stock split.

        TGC Restricted Stock.    Immediately prior to the effective time of the merger, all TGC restricted stock outstanding at such time will be fully vested and will participate in the 1-for-3 reverse stock split.

 Payment of Merger Consideration

Exchange Fund

        As of the effective time of the merger, TGC will appoint a commercial bank or trust company reasonably satisfactory to Dawson to act as exchange agent to handle the exchange of shares of Dawson common stock and payment of cash for fractional shares and unpaid dividends. At or prior to the effective time of the merger, TGC will deposit with the exchange agent certificates representing, or providing to the exchange agent an uncertificated book-entry for, shares of TGC common stock issuable in the merger, and TGC also will deposit with the exchange agent immediately available funds sufficient to pay the cash in lieu of fractional shares and in respect of any dividends or distributions on TGC common stock with a record date after the effective time of the merger.

Exchange Procedures

        Promptly after the effective time of the merger, TGC will cause the exchange agent to mail to each holder of record of a Dawson stock certificate or book-entry share whose shares of Dawson common stock were converted into the right to receive the merger consideration, a letter of transmittal and instructions explaining how to surrender Dawson stock certificates or book-entry shares in exchange for the merger consideration.

        After the effective time of the merger, and upon surrender of a Dawson stock certificate or book-entry share to the exchange agent, together with a letter of transmittal, duly executed, and other documents as may reasonably be required by the exchange agent, a holder of Dawson stock certificates or book-entry shares will be entitled to receive the merger consideration in the form of (1) one or more shares of TGC common stock which will be in uncertificated book-entry form (unless a physical certificate is requested in accordance with the merger agreement) representing, in the aggregate, that number of whole shares of TGC common stock that such holder has the right to receive pursuant to the merger agreement and (2) a check representing cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the merger agreement, after giving effect to any required withholding taxes, and Dawson stock certificates or book entries evidencing book-entry shares so surrendered will be cancelled. No interest will be paid or will accrue on the cash in lieu of fractional shares or unpaid dividends and distributions, if any, payable under the merger agreement to holders of Dawson common stock.

        If payment is to be made to a person other than the person in whose name a stock certificate or book-entry share surrendered is registered, the stock certificate or book-entry share so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting such payment must pay any transfer or other taxes required by the reason of the payment to a person other than the registered holder of the stock certificate or book-entry share so surrendered, unless the person requesting such payment can establish to the satisfaction of TGC that such tax has been paid or is not applicable.

        At the effective time of the merger, each certificate representing shares (or uncertificated shares in book entry form) of Dawson common stock that has not been surrendered, other than any shares owned by Dawson, TGC or any of their respective subsidiaries, will represent only the right to receive, upon such surrender and without any interest, the merger consideration, dividends and other distributions on shares of TGC common stock with a record date after the effective time of the merger, and cash in lieu of fractional shares. Following the effective time of the merger, no further registrations of transfers on the stock transfer books of Dawson of the shares of Dawson common stock will be made and any stock certificates or book entry shares of Dawson common stock presented to TGC for any reason will be cancelled and exchanged as described above.

        Dawson stock certificates should not be returned with the enclosed proxy card(s). Dawson stock certificates should be returned with a validly executed transmittal letter and accompanying instructions that will be provided to Dawson shareholders following the effective time of the merger.

Lost Stock Certificates

        If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed and, if required by TGC, the posting by such person of a bond in a reasonable amount as TGC may direct as indemnity against any claim that may be made against it with respect to the stock certificate, the exchange agent will issue, in exchange for such lost, stolen or destroyed stock certificate, the merger consideration and any unpaid dividends and other distributions on TGC common stock with a record date after the effective time of the merger, and cash, without interest, in lieu of fractional shares.

Termination of Exchange Fund

        Six months after the effective time of the merger, the exchange agent will deliver to TGC all cash and shares of TGC common stock remaining in the exchange fund. Thereafter, Dawson shareholders must look only to TGC for payment of the merger consideration and any unpaid dividends and other distributions on TGC common stock with a record date after the effective time of the merger, and cash, without interest, in lieu of fractional shares.

Withholding Taxes

        TGC and the exchange agent will be entitled to deduct and withhold from consideration payable to any Dawson shareholder the amounts that may be required to be withheld under any tax law. The properly withheld amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Representations and Warranties

        The merger agreement contains representations and warranties made by each party to the other, which are subject, in some cases, to specified exceptions and qualifications, including exceptions and qualifications that would not have a material adverse effect on Dawson or TGC, as applicable. These representations and warranties relate to, among other things:

  •
  due organization, good standing and the requisite corporate power and authority to own, operate and lease their respective properties and assets and to carry on their respective businesses;

  •
  corporate power and authority to enter into the merger agreement and all other agreements and documents contemplated by the merger agreement, and due execution, delivery and enforceability of the merger agreement;

  •
  board of directors approval and recommendation to their shareholders to approve the transactions contemplated by the merger agreement;

  •
  receipt of a fairness opinion from their respective financial advisor to the effect that, subject to the assumptions, qualifications and limitations set forth in such opinion, as of the date of the merger agreement, the exchange ratio is fair, from a financial point of view, to Dawson shareholders, in the case of the opinion of Dawson's financial advisor, or TGC, in the case of the opinion of TGC's financial advisor;

  •
  capital structure and outstanding equity securities;

  •
  ownership of subsidiaries;

  •
  absence of (1) conflicts with charter documents, (2) breaches of any provision of, or a termination or acceleration under, or the creation of a lien upon any of the properties or assets of Dawson or TGC or their respective subsidiaries, as the case may be, under, any of the provisions of any agreements, obligations, leases or contracts and (3) violations of applicable law, in each case, resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

  •
  absence of required governmental consents in connection with execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement other than governmental filings specified in the merger agreement;

  •
  timely filing, since January 1, 2011, of required documents with the SEC, compliance with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the listing and corporate governance rules and regulations of NASDAQ, and the absence of untrue statements of material facts or omissions of material facts in those documents;

  •
  compliance of financial statements as to form with applicable accounting requirements and SEC rules and regulations and preparation in accordance with GAAP;

  •
  absence of any liabilities or obligations other than liabilities or obligations to the extent (1) reflected or reserved against the consolidated audited balance sheet as of September 30, 2013, in the case of Dawson, or the consolidated audited balance sheet as of December 31, 2013, in the case of TGC, (2) incurred in the ordinary course of business consistent with past practice since September 30, 2013, in the case of Dawson, or December 31, 2013, in the case of TGC, or (3) such liabilities or obligations have not had and would not reasonably be expected to have a material adverse effect on Dawson or TGC, as the case may be;

  •
  implementation and maintenance of disclosure controls and internal accounting controls;

  •
  compliance with applicable laws and holding of necessary permits;

  •
  absence of proceedings before any governmental authority or subject to arbitration;

  •
  absence of a material order, writ, fine, injunction, decree, judgment, award or determination of any governmental authority affecting the ownership or operation of any of their respective assets or of any criminal order, writ, fine, injunction, decree, judgment or determination of any court or governmental authority issued against Dawson or TGC, as the case may be, or any of their respective subsidiaries;

  •
  absence, since September 30, 2013, in the case of Dawson, or December 31, 2013, in the case of TGC, of any event, change, occurrence, effect, or development of circumstances or facts that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Dawson or TGC, as the case may be;

  •
  absence of specified changes or events and conduct of the business in the ordinary course since September 30, 2013, in the case of Dawson, or December 31, 2013, in the case of TGC;

  •
  tax matters;

  •
  employee benefits matters and ERISA compliance;

  •
  labor matters and compliance with labor and employment law;

  •
  environmental matters and compliance with environmental laws;

  •
  real property and assets;

  •
  intellectual property;

  •
  insurance;

  •
  certain material contracts;

  •
  contracts with governmental authorities;

  •
  no brokers' or finders' fees;

  •
  absence of ownership of any shares of capital stock of the other party or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of the other party;

  •
  the affirmative vote required by shareholders of each party to approve the transactions contemplated by the merger agreement;

  •
  absence of unlawful payments to foreign officials;

  •
  the inapplicability of certain takeover laws or rights plans; and

  •
  absence of transactions with affiliates.

        The representations and warranties contained in the merger agreement will not survive the consummation of the merger, but they form the basis of specified conditions to the parties' obligations to complete the merger.

Definition of "Material Adverse Effect"

        Certain representations and warranties of Dawson and TGC are qualified as to "material adverse effect." In addition, there are separate stand-alone conditions to completion of the merger relating to the absence of any change, event, occurrence, state of facts or development occurring from the date of the merger agreement and that is continuing as of the closing date that, individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on the other party.

        For purposes of the merger agreement, a "material adverse effect" on Dawson or TGC means any change, effect, event, occurrence, state of facts or development or developments which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on:

  •
  the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), results of operations or prospects of Dawson or TGC, as the case may be, or any of their respective subsidiaries, taken as a whole, except for any such change, effect, event, occurrence, state of facts or development that arises or results from:

  •
  changes in general economic, capital market, regulatory or political conditions or changes in applicable law or the interpretation thereof that, in any case, do not disproportionately affect such party relative to other participants in the seismic industry;

  •
  acts of war or terrorism that do not disproportionately affect such party in any material respect relative to other participants in the seismic industry; or

  •
  the announcement or proposed consummation of the merger agreement and the transactions contemplated by the merger agreement; or

  •
  the ability of Dawson or TGC, as the case may be, to perform its obligations under the merger agreement and the transactions contemplated by the merger agreement.

Covenants and Agreements

Operating Covenants

        Each of Dawson and TGC has agreed that, prior to the effective time of the merger, unless the other party has consented in writing and except as otherwise expressly contemplated by the merger agreement, it and its subsidiaries will carry on their businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve their business organizations intact, maintain existing relations and goodwill with governmental authorities, clients, suppliers, creditors, lessors, employees and business associates and keep available the services of their present employees and agents. With specified exceptions set forth in the merger agreement and the confidential disclosure letters, unless otherwise agreed by the other party, each of Dawson and TGC has agreed, among other things, not to directly or indirectly, and not to permit its subsidiaries to:

  •
  amend its governing instruments;

  •
  merge or consolidate with any person or acquire any person or assets, in any single transaction (or series of related transactions) in excess of $100,000;

  •
  adjust, reclassify, split, combine, subdivide, authorize for issuance, issue or sell, pledge, dispose of or subject to any lien shares of capital stock or options, warrants, restricted stock, restricted stock units, convertible securities, stock appreciation rights, performance units, bonus stock, "phantom" stock rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire such shares, other than in connection with existing employee stock plans;

  •
  except as required by existing employee benefit plans, (1) increase the compensation or benefits of any of its directors, executive officers or employees (except (i) in the ordinary course of business consistent with past practice with respect to employees who are not executive officers or parties to an employment or change in control agreement and (ii) with respect to bonus opportunities awarded prior to the effective time, as long as such bonus awards are not in excess of the awards made to such recipients in the prior calendar year), (2) grant severance or termination pay, other than nominal severance to terminated employees in the ordinary course of business consistent with past practice, (3) make any new equity awards to any director, officer, employee or contractor (other than certain permitted awards in the ordinary course of business), (4) enter into or amend any employment, consulting, change in control or severance agreement or arrangement with present, former or future directors, officers, employees or contractors, (5) establish, adopt, enter into, freeze or amend in any material respect or terminate any employee benefit plan or take any action to accelerate entitlement to compensation or benefits under any employee benefit plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, except as otherwise permitted pursuant to items (1), (2) and (3) above, (6) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any employee benefit plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, (7) take any action that would result in the holder of an employment or change in control agreement having "good reason" (within the meaning of that agreement) to terminate employment and collect severance payments and benefits pursuant to that agreement, and (8) terminate the employment of any holder of an employment or change in control agreement other than for "cause" (within the meaning of that agreement);

  •
  declare, set aside, make or pay any dividend or other distribution or payment with respect to any shares of any class of capital stock, other than (1) dividends or distributions paid by a direct or indirect wholly owned subsidiary to its shareholders and (2) dividends in accordance with such party's existing dividend policy and consistent with past practice;

  •
  except as required by existing employee benefit plans, redeem, purchase or otherwise acquire any of its or any of its subsidiaries' capital stock, or make any commitment for any such action;

  •
  sell, lease, license, subject to a lien, encumber or otherwise surrender, relinquish or dispose of any assets or properties except for (1) sales of surplus or obsolete equipment, (2) sales, leases, licenses or other transfers between Dawson or TGC, as the case may be, and their direct or indirect wholly owned subsidiaries or among such direct or indirect wholly owned subsidiaries or (3) sales, leases, licenses or other dispositions of assets or properties with a fair market value not in excess of $100,000;

  •
  enter into any joint venture, partnership or other similar arrangement or make any loan, capital contribution or advance to or investment in any other person, other than any arrangement with or loan, capital contribution or advancement to a direct or indirect wholly owned subsidiary of Dawson or TGC, as the case may be;

  •
  change any of the material accounting methods, policies, principles, procedures or practices except as may be required as a result of a change in GAAP;

  •
  fail to maintain in full force without interruption its present insurance policies or comparable insurance coverage;

  •
  make or rescind any material election relating to taxes;

  •
  settle or compromise any legal proceeding, other than in the ordinary course of business consistent with past practice, or enter into any consent, decree, injunction or other settlement of any material legal proceeding or waive, release or assign any rights or claims;

  •
  (1) create, incur or assume any debt, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities, guarantee any debt or debt securities of another person, enter into any "keep well" or other contract to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except intercompany debt in the ordinary course of business consistent with past practice; (2) repurchase, repay, defease or pre-pay any debt, except (A) repayments in the ordinary course of business or (B) repayments of indebtedness by direct or indirect wholly owned subsidiary to its shareholders; or (3) except with respect any legal proceeding, pay, discharge or satisfy any material claims, liabilities or obligations other than in the ordinary course of business consistent with past practice;

  •
  (1) mortgage, pledge, or suffer to exist any liens on, any asset or property, or (2) pledge or otherwise encumber any shares of capital stock;

  •
  make, authorize or enter into commitments for capital expenditures in excess of $100,000 in the aggregate;

  •
  other than in the ordinary course of business consistent with past practice, (1) modify, amend or terminate or waive any rights under any material contract, or (2) enter into any new agreement that would have been a material contract if it were entered into at or prior to the date of the merger agreement;

  •
  enter into, renew, extend, amend, grant a waiver under or terminate any affiliated transaction or any transaction that would be an affiliated transaction if such transaction occurred prior to the date of the merger agreement;

  •
  adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

  •
  purchase or otherwise acquire, directly or indirectly, any of the capital stock of the other party or any of its subsidiaries or securities convertible or exchangeable into or exercisable for any shares of capital stock of the other party or any of its subsidiaries;

  •
  take any action that would, or would reasonably be expected to, (1) result in any condition to the closing of the merger not being satisfied, (2) prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement or (3) cause any representation in the merger agreement to be untrue as of the closing of the merger;

  •
  take any action that would reasonably be expected to cause the merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or fail to take any commercially reasonable action necessary to cause the merger to so qualify; or

  •
  agree or commit to do any of the foregoing.

No Solicitation

Non-Solicitation Agreement

        Each of Dawson and TGC has agreed, and agreed to cause its subsidiaries and its and their respective representatives, not to, directly or indirectly:

  •
  solicit, initiate, approve, endorse, recommend or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate any inquiry or the making or announcement of any proposal or offer that constitutes, or that would reasonably be expected to lead to, an acquisition proposal;

  •
  engage, continue or otherwise participate in discussions or negotiations regarding, or furnish non-public information or provide access to properties, books or records to any person in connection with or in furtherance of any acquisition proposal;

  •
  approve or recommend, or propose to approve or recommend, or consummate, execute or enter into any agreement constituting or related to, or that is intended to or would reasonably be expected to lead to an acquisition proposal; or

  •
  propose publicly or agree to do any of the foregoing.

        With respect to each of Dawson and TGC, an acquisition proposal means any inquiry, proposal or offer, whether or not in writing, from any person other than the other party or its affiliates relating to, or that would reasonably be expected to lead to, any:

  •
  direct or indirect acquisition or purchase of (1) assets or businesses that constitute 20% or more of the consolidated net revenues, net income or assets (based on either book or fair market value) of such party and its subsidiaries, or (2) 20% or more of any class of equity securities of such party;

  •
  tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of such party; or

  •
  merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving such party.

Exceptions to Non-Solicitation

        Notwithstanding these restrictions, at any time prior to obtaining shareholder approval at its special meeting, Dawson or TGC may, directly or indirectly through its representatives, (1) furnish information and access, in response to a written request, to any person making an unsolicited acquisition proposal and (2) participate in discussions and negotiate with such person concerning any such unsolicited acquisition proposal, so long as the following conditions are met:

  •
  Dawson or TGC, as applicable, has not breached its non-solicitation covenant contained in the merger agreement in any material respect;

  •
  the board of directors of Dawson or TGC, as applicable, determines in good faith, after receipt of advice from outside counsel and its financial advisor, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal; and

  •
  Dawson or TGC, as applicable, enters into a customary confidentiality agreement with the person making such acquisition proposal which is (1) no less favorable to Dawson or TGC, as applicable, and (2) no less restrictive of such person than the confidentiality agreement entered into between Dawson and TGC and all such information provided to such person has previously been provided to or is provided to the other party concurrently with its provision to such person.

        With respect to each of Dawson and TGC, a superior proposal means any bona fide written acquisition proposal which, if consummated, would result in such person or its shareholders owning, directly or indirectly, at least 80% of Dawson's or TGC's common stock, as the case may be, or at least 80% of all of the assets of Dawson or TGC, as the case may be, which the board of directors of such party determines in good faith, after advice from a financial advisor of nationally recognized reputation and outside counsel, to be:

  •
  more favorable to such party's shareholders from a financial point of view than the merger, taking into account all the terms and conditions of such proposal, the person making such proposal and the merger agreement, including any break-up fees, expense reimbursement provisions, conditions to consummation, strategic considerations, legal and regulatory considerations, and any changes to the terms of the merger agreement proposed by the other party in response to such offer; and

  •
  reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Agreement Not to Change Recommendation

        Each of Dawson and TGC has agreed that neither its board of directors nor any committee of its board of directors will change its recommendation, which means that neither its board of directors nor any committee of its board of directors will:

  •
  fail to make, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in any manner adverse to the other party, its recommendation to shareholders that they approve the transactions contemplated by the merger agreement;

  •
  make any other public statement that is inconsistent with such recommendation;

  •
  recommend, endorse, adopt or approve, or propose publicly to recommend, endorse, adopt or approve, any acquisition proposal; or

  •
  fail to reaffirm or re-publish within five business days upon request by the other party (publicly if so requested) its recommendation.

Exceptions to Restriction on Changing Recommendation

        Notwithstanding these restrictions, at any time prior to obtaining shareholder approval at its special meeting, (1) the board of directors of Dawson or TGC, as the case may be, may change its recommendation or (2) Dawson or TGC, as the case may be, may terminate the merger agreement and enter into an agreement in respect of another acquisition proposal, in each case, so long as the following conditions are met:

  •
  an acquisition proposal has been made and not withdrawn;

  •
  Dawson's or TGC's board of directors, as the case may be, determines in good faith, after receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, that such acquisition proposal constitutes a superior proposal;

  •
  Dawson's or TGC's board of directors, as the case may be, determines in good faith, after receipt of advice from outside counsel, that the failure to take such action would be reasonably likely to result in a breach of fiduciary duties to the shareholders of Dawson or TGC, as applicable;

  •
  in the case of terminating the merger agreement to enter into an acquisition proposal, Dawson or TGC, as applicable, has paid the other party a termination fee equal to $2.0 million.

        In addition, no party's board of directors may change its recommendation or terminate the merger agreement and enter into an agreement in respect of another acquisition proposal:

  •
  until after the third business day following the delivery of notice of intent to change its recommendation or terminate the merger agreement and enter into an agreement providing for a superior proposal by the party taking such action, which we refer to as the no-shop party;

  •
  unless during such three business day period, the no-shop party shall, and shall cause its financial and legal advisors to, upon the other party's request, discuss with the other party in good faith any adjustments to the terms and conditions of the merger agreement that the other party may propose in response to the superior proposal; and

  •
  if, prior to the expiration of such three business day period, the other party makes a proposal to adjust the terms and conditions of merger agreement that the no-shop party's board of directors determines in good faith, after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, to be at least as favorable as the superior proposal.

        However, notwithstanding the provisions described above, a party will not have an exclusive right to match any superior proposal if the no-shop party's board of directors determines in good faith, after receipt of advice from a financial advisor of nationally recognized reputation, that a superior proposal, if consummated, would result in such no-shop party's shareholders receiving consideration valued at 115% or more of the consideration to be received by such no-shop party's shareholders pursuant to the transactions contemplated by the merger agreement, as such consideration may have then been modified by the other party in response to such acquisition proposal.

        In the event of any revisions to the financial terms or any other material term of a superior proposal after the start of the three-business day notice period described above, the no-shop party must satisfy the three-business day notice requirement with a new written notice to the other party and the other requirement described above, including the requirement to discuss the terms and conditions of the merger agreement with the other party and its financial and legal advisors, with respect to such new written notice, and the notice period will be deemed to have re-commenced on the date of such new notice.

Other Matters

        Each of Dawson and TGC has agreed to promptly (and in any event within 24 hours) advise the other party orally and in writing of (1) any acquisition proposal or any inquiry, proposal or request for discussions that may reasonably be expected to lead to an acquisition proposal and (2) the material terms and conditions of any such acquisition proposal or inquiry, proposal or request for discussions (including any changes to such acquisition proposal or inquiry, proposal or request for discussions). Each of Dawson and TGC will (1) keep the other party reasonably informed of the status and details (including any change to the terms) of any such acquisition proposal or inquiry and (2) provide to the other party as soon as practicable with copies of all correspondence and other written material sent or provided to such party or any of its subsidiaries from any person that describes any of the terms or conditions of any acquisition proposal. Notwithstanding these restrictions, Dawson or TGC, as the case may be, need not inform the other party regarding the identity of any person making any such acquisition proposal or inquiry.

        The merger agreement does not prohibit either of Dawson or TGC from taking and disclosing to its shareholders, in compliance with the rules and regulations of the Exchange Act, a position regarding any unsolicited tender offer for its common stock or from making any other disclosure to its shareholders if, in the good faith judgment of its board of directors, after advice from outside counsel, failure to make such disclosure would be reasonably likely to result in a breach of its fiduciary duties to its shareholders under applicable law.

        As of the date of the merger agreement, each of Dawson and TGC has agreed, and agreed to cause its subsidiaries to, (1) immediately cease and cause to be terminated and to cause its and its subsidiaries' representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, with any person conducted heretofore with respect to any acquisition proposal and (2) promptly request the return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such person or its representatives.

Meeting of Shareholders

        Unless the merger agreement is earlier terminated or its board of directors changes, or fails to reaffirm when requested by Dawson, its recommendation that TGC shareholders approve (i) the 1-for-3 reverse stock split with respect to TGC common stock immediately prior to the merger, (ii) the name change of TGC to "Dawson Geophysical Company" and (iii) the issuance of shares of TGC common stock pursuant to the merger agreement, TGC will submit such matters for approval by its shareholders at the TGC special meeting.

        Unless the merger agreement is earlier terminated or its board of directors changes, or fails to reaffirm when requested by TGC, its recommendation that Dawson shareholders approve the merger agreement and the change of Dawson's name to "Dawson Operating Company," Dawson will submit such matters for approval by its shareholders at the Dawson special meeting.

Filings; Reasonable Best Efforts

        Dawson and TGC have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the merger and the other transactions contemplated by the merger agreement. This includes:

  •
  the taking of all acts necessary, proper or advisable to cause the conditions to the merger to be satisfied;

  •
  preparing and filing as promptly as practicable with any governmental authority or other third party documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications or other documents; and

  •
  obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement.

        Subject to certain exceptions, Dawson and TGC have each agreed to furnish to the other party any necessary information and reasonable assistance as such other party may reasonably request in connection with such party's filings under the HSR Act.

        Dawson and TGC have each agreed to use their reasonable best efforts and to cooperate with the other party to resolve any objections under applicable law to the merger and the other transactions contemplated by the merger agreement. Dawson and TGC have each agreed to use their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC, the Antitrust Division or any other applicable governmental authorities with respect to the HSR Act and other applicable antitrust laws.

        Dawson and TGC have also agreed to cooperate in all respects with each other in connection with any antitrust defense of the merger and the other transactions contemplated by the merger agreement in any proceeding by, or negotiations with, any governmental authority or other person relating to the merger or regulatory filings under the HSR Act or other applicable antitrust laws.

        However, under the merger agreement, neither Dawson nor TGC is obligated to (1) agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Dawson or of TGC or any of its subsidiaries or (2) agree to, or proffer to, limit in any respect the ownership or operation by Dawson or TGC or any of its subsidiaries of any asset (whether tangible or intangible) or any portion of any business of Dawson or TGC or any of its subsidiaries, including the ability of Dawson to acquire or hold, or exercise full rights of ownership of, any shares of capital stock, including the right to vote TGC common stock on all matters properly presented to TGC shareholders. In addition, TGC has the right, but not the obligation, to oppose by refusing to consent to, through litigation or otherwise, any request, attempt or demand by any governmental authority or other person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Dawson or TGC.

Inspection

        Subject to limitations imposed by applicable law, from the date of the merger agreement to the effective time of the merger, each of Dawson and TGC will allow all designated officers, attorneys, accountants and other representatives of the other party reasonable access, at reasonable times, upon reasonable notice, to its and its subsidiaries' personnel, properties, contracts, commitments, books and records and any other information pertaining to the business and affairs of Dawson or TGC, as the case may be, or their respective subsidiaries, as Dawson or TGC, as the case may be, may reasonably request, including inspection, testing or sampling of such properties.

        However, neither Dawson nor TGC shall be required to provide any information which it may not provide to the other party by reason of any applicable law, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. In such circumstances, Dawson and TGC will make reasonable and appropriate substitute disclosure arrangements.

Listing Application

        TGC has agreed to use its reasonable best efforts to cause the shares of TGC common stock to be issued as merger consideration pursuant to the merger agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the effective time of the merger. Dawson and TGC have each agreed to use their reasonable best efforts to cause all shares of TGC common stock (including those issued as merger consideration) to be approved for listing on the NASDAQ under the ticker symbol "DWSN" from and after the effective time of the merger.

Indemnification and Insurance

        Under the merger agreement, TGC has agreed, for a period of six years after the effective time of the merger, to leave in place and not to modify those provisions granting rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger and related rights to the advancement of expenses in favor of any current or former director, officer, agent or employee of Dawson contained in the organizational documents of Dawson and its subsidiaries.

        Prior to the effective time of the merger, each of Dawson and TGC will purchase "tail" insurance coverage covering the six-years after the effective time of the merger and providing coverage not materially less favorable than the coverage afforded by the current directors and officers liability insurance policies maintained by Dawson or TGC (as applicable). Prior to the effective time of the merger, TGC will purchase insurance coverage covering the directors and officers of the combined company as of the effective time of the merger on such terms as reasonably agreed between Dawson and TGC.

        TGC has also agreed to guarantee the payment and performance by Dawson, as the surviving entity of the merger, of its indemnification obligations under the merger agreement and pursuant to contractual agreements entered into by Dawson prior to the date of the merger agreement relating to indemnification of Dawson directors and officers. From and after the effective time of the merger, TGC will cause Dawson, as the surviving entity of the merger to comply with all of its obligations under the merger agreement that relate to indemnification and insurance and under existing indemnification agreements.

        In addition, pursuant to the terms of the merger agreement, TGC has agreed to use its reasonable best efforts to enter into restated indemnification agreements with each member of TGC's board of directors and executive officers as of the effective time of the merger. The form of such indemnification agreements is attached as Annex I to, and incorporated by reference into, this joint proxy statement/prospectus.

Employee Benefits Matters

        Until the end of the calendar year that includes the effective time of the merger, the participants in Dawson employee benefit plans who are employed by Dawson as of the effective time of the merger, together with their dependents, will receive employee benefits that are substantially similar in the aggregate to the employee benefits provided to Dawson employees immediately prior to the effective time of the merger. However, neither TGC nor Dawson, as the surviving entity of the merger, is required to continue any specific plans or to continue the employment of any specific person.

        TGC will cause service rendered by current employees of Dawson and its subsidiaries prior to the effective time of the merger to be taken into account for purposes of (1) eligibility for vacation, (2) eligibility and participation under health or welfare plans maintained by TGC (other than any post-employment health or post-employment welfare plan), (3) eligibility, contribution and vesting under any "defined contribution plan" maintained by TGC, but not for purposes of any other employee benefit plan of TGC and (4) though not a requirement under the merger agreement, allocations and distributions under any TGC profit sharing plan.

        No current employee of Dawson will be subject to any pre-existing condition limitation under any health plan of TGC or its subsidiaries for any condition for which he or she would have been entitled to coverage under the corresponding Dawson benefit plan in which he or she participated prior to the effective time. TGC and any of its subsidiaries will give effect, for the plan year or insurance policy year in which the effective time of the merger occurs, in determining any co-payments and deductibles, to claims incurred and amounts paid by, and amounts reimbursed to, the current Dawson employees prior to the effective time of the merger.

Employment Agreements

        TGC has entered into an employment agreement with each of Messrs. Jumper, Whitener, Tobias, Brata, Thomas and Winn and Ms. Hagan and each such agreement will be effective as of effective time of the merger, in each case, in the form incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Each of these agreements will replace and supersede the employment agreement that each of the above-named executives has previously entered into with Dawson or TGC (as applicable). For additional information on the terms of such employment agreements, see "The Employment Agreements" beginning on page 157.

Certain Additional Agreements

        The merger agreement contains additional agreements between the parties relating to, among other things:

  •
  preparation of this joint proxy statement/prospectus and of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part;

  •
  requiring consultation with the other party regarding public announcements;

  •
  ensuring exemption of certain transactions in connection with the proposed merger under Rule 16b-3 of the Exchange Act;

  •
  whether or not the merger is consummated, sharing equally (1) the fees incident to the filings required under the HSR Act and other antitrust laws, (2) SEC and other filing fees incident to this joint proxy statement/prospectus, including the costs and expenses associated with printing the joint proxy statement/prospectus and (3) the fees associated with causing the shares of TGC common stock to be issued pursuant to the merger agreement to be listed on NASDAQ;

  •
  in the event any takeover statutes are or become applicable to the merger and the other transactions contemplated by the merger agreement, granting such approvals and taking such actions as may be necessary so that the transactions may be consummated as promptly as practicable;

  •
  providing the other party with prompt notice of (1) any representation or warranty made by it or contained in the merger agreement becoming untrue or inaccurate in any material respect and (2) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

  •
  providing the other party with the opportunity to reasonably participate in the defense of any shareholder litigation against either company or any of its directors relating to the merger or any other transactions contemplated by the merger agreement; and

  •
  the prohibition against either party taking any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code or fail to take any commercially reasonable action necessary to cause the Merger to so qualify.

 Conditions to Completion of the Merger

        The obligations of each of Dawson and TGC to complete the merger are subject to the satisfaction or waiver, by the applicable party, to the extent permitted by law, on or prior to the closing date of the merger of the following conditions:

  •
  the approval of the merger agreement by Dawson shareholders;

  •
  the approval by TGC shareholders of (i) the issuance of shares of TGC common stock pursuant to the merger agreement, (ii) the 1-for-3 reverse stock split with respect to TGC common stock immediately prior to the merger and (iii) the change of TGC's name to "Dawson Geophysical Company" immediately prior to the merger;

  •
  the absence of any (1) judgment, injunction, order or decree of any governmental authority of competent jurisdiction in the United States that would prohibit or enjoin the consummation of the merger shall be in effect and (2) law, statute, rule or regulation enacted by any governmental authority of competent jurisdiction in the United States which prohibits or makes unlawful the consummation of the merger;

  •
  the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and absence of any stop order by the SEC or proceedings of the SEC seeking a stop order;

  •
  the approval for listing on NASDAQ, subject to official notice of issuance, of the shares of TGC common stock to be issued in connection with the merger;

  •
  the receipt by TGC from Haynes and Boone of an opinion, in a form and substance reasonably satisfactory to TGC and dated as of the closing date of the merger, to the effect that (1) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (2) no gain or loss will be recognized for United States federal income tax purposes by Dawson shareholders who exchange Dawson common stock for TGC common stock pursuant to the merger (except with respect to cash received by Dawson shareholders in lieu of fractional shares); and

  •
  the receipt by Dawson from Baker Botts of an opinion, in a form and substance reasonably satisfactory to Dawson and dated as of the closing date of the merger, to the effect that (1) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (2) no gain or loss will be recognized for United States federal income tax purposes by Dawson shareholders who exchange Dawson common stock for TGC common stock pursuant to the merger (except with respect to cash received by Dawson shareholders in lieu of fractional shares).

        TGC's obligation to effect the merger is further subject to satisfaction or waiver by TGC to the extent permitted by law of the following conditions:

  •
  the representations and warranties of Dawson set forth in the merger agreement (1) that are qualified as to materiality or material adverse effect are true and correct as so qualified, and (2) that are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date);

  •
  Dawson shall have performed, in all material respects, the covenants and agreements contained in the merger agreement and required to be performed by it on or prior to the closing date of the merger;

  •
  the absence of any change, event, occurrence, state of facts or development occurring from the date of the merger agreement and that is continuing as of the closing date that, individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on Dawson;

  •
  the receipt by TGC of a certificate of Dawson, executed on behalf of it by its Chief Executive Officer or Chief Financial Officer, dated as of the closing date of the merger, certifying as to truth and correctness, with the applicable qualifications, if any, of the representations and warranties of Dawson, the performance by Dawson in all material respects of the covenants and agreements required to be performed by it under the merger agreement at or prior to the closing and the absence of a material adverse effect on Dawson since the date of the merger agreement;

  •
  Dawson shall have obtained certain authorizations, consents or approvals to the merger and the other transactions contemplated by the merger agreement from certain third parties;

  •
  the following key employees of Dawson shall have entered into restated employment agreements with TGC as of the effective time of the merger; Messrs. Jumper, Tobias, Thomas and Werth and Ms. Hagan; and

  •
  the following directors shall have entered into amended and restated indemnification agreements with TGC as of the effective time of the merger: Messrs. Jumper, Cooper, North, Vander Ploeg and Dr. Hoover.

        Dawson's obligation to effect the merger is further subject to satisfaction or waiver by Dawson to the extent permitted by law of the following conditions:

  •
  the representations and warranties of TGC and Merger Sub set forth in the merger agreement (1) that are qualified as to materiality or material adverse effect are true and correct as so qualified, and (2) that are not so qualified are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date);

  •
  TGC and Merger Sub shall have performed, in all material respects, the covenants and agreements contained in the merger agreement and required to be performed by them on or prior to the closing date of the merger;

  •
  the absence of any change, event, occurrence, state of facts or development occurring from the date of the merger agreement and that is continuing as of the closing date that, individually or in the aggregate, has had or would reasonably be likely to have a material adverse effect on TGC;

  •
  the receipt by Dawson of a certificate of TGC and Merger Sub, executed on behalf of each of them by their Chief Executive Officer, President or Chief Financial Officer, dated as of the closing date of the merger, certifying as to truth and correctness, with the applicable qualifications, if any, of the representations and warranties of TGC and Merger Sub, the performance by TGC and Merger Sub in all material respects of the covenants and agreements required to be performed by them under the merger agreement at or prior to the closing and the absence of a material adverse effect on TGC since the date of the merger agreement;

  •
  TGC shall have obtained certain authorizations, consents or approvals to the merger and the other transactions contemplated by the merger agreement from certain third parties;

  •
  the following key employees of TGC shall have entered into restated employment agreements with TGC as of the effective time of the merger: Messrs. Whitener, Brata and Winn; and

  •
  the following directors shall have entered into amended and restated indemnification agreements with TGC as of the effective time of the merger: Messrs. Whitener and Barrett and Dr. McInnes.

Termination of the Merger Agreement

        The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective time of the merger, whether before or after any shareholder approvals have been obtained, by the mutual written consent of Dawson and TGC.

        In addition, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after any shareholder approvals have been obtained, by action of the board of directors of Dawson or TGC if:

  •
  the merger has not occurred on or before March 31, 2015 (or May 31, 2015 if all conditions, other than (1) the termination or expiration of the waiting period under the HSR Act or (2) the absence of any judgment, injunction, order or decree in effect, or any law, statute, rule or regulation enacted, that prohibits the consummation of the merger, have been or are capable of being fulfilled), or the termination date, but neither party may terminate the merger agreement if that party's failure to perform or observe in any material respect any of its obligations under the merger agreement in any manner has caused or resulted in the failure of the merger to occur on or before the termination date;

  •
  Dawson shareholders fail to approve the merger proposal at the Dawson special meeting;

  •
  TGC shareholders fail to approve (1) the share issuance proposal, (2) the reverse stock split proposal or (3) the TGC name change proposal, in each case at the TGC special meeting; and

  •
  a governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and that order, decree, ruling or other action shall have become final and nonappealable, as long as the party seeking to terminate the merger agreement has complied with its obligations pursuant under the merger agreement with respect to the order, decree, ruling or other action.

        The merger agreement may be terminated at any time prior to the effective time of the merger by TGC if:

  •
  Dawson has breached or failed to perform any of its representations and warranties, covenants or agreements in the merger agreement such that the conditions to the closing of the merger agreement related to the accuracy of the representations and warranties or the performance of the covenants of Dawson would fail and that breach or failure is incapable of being cured prior to the termination date or is not cured within 30 days after notice of the breach or failure to perform, as long as TGC is not in breach of any representation, warranty, covenant or agreement in the merger agreement such that the conditions to the closing of the merger agreement related to the accuracy of the representations and warranties or the performance of the covenants of TGC would fail;

  •
  Dawson's board of directors changes, or fails to reaffirm when requested by TGC, its recommendation that Dawson shareholders approve the merger agreement;

  •
  prior to obtaining the required approval of its shareholders, TGC enters into a binding definitive agreement providing for a superior proposal, as long as TGC has complied in all respects with the non-solicitation provisions of the merger agreement and TGC pays Dawson a termination fee of $2.0 million;

  •
  Dawson incurs impairment charges or write-downs to its assets in an aggregate amount exceeding 10% of Dawson's net property, plant and equipment as reported on Dawson's balance sheet for the period ended June 30, 2014; or

  •
  litigation is filed against Dawson arising from Dawson's operations (and not in connection with the merger agreement or the transactions contemplated thereby) and the damages that could reasonably be expected to result from any adverse judgment in connection with such litigation (other than losses covered by applicable insurance) exceed 10% of Dawson's net property, plant and equipment as reported on Dawson's balance sheet for the period ended June 30, 2014.

        The merger agreement may be terminated at any time prior to the effective time of the merger by Dawson if:

  •
  TGC or Merger Sub has breached or failed to perform any of its representations and warranties, covenants or agreements in the merger agreement such that the conditions to the closing of the merger agreement related to the accuracy of the representations and warranties or the performance of the covenants of TGC and Merger Sub would fail and that breach or failure is incapable of being cured prior to the termination date or is not cured within 30 days after notice of the breach or failure to perform, as long as Dawson is not in breach of any representation, warranty, covenant or agreement in the merger agreement such that the conditions to the closing of the merger agreement related to the accuracy of the representations and warranties or the performance of the covenants of Dawson would fail;

  •
  TGC's board of directors changes, or fails to reaffirm when requested by Dawson, its recommendation that TGC shareholders approve the issuance of TGC common stock pursuant to the merger agreement;

  •
  prior to obtaining the required approval of its shareholders, Dawson enters into a binding definitive agreement providing for a superior proposal, as long as Dawson has complied in all respects with the non-solicitation provisions of the merger agreement and Dawson pays TGC a termination fee of $2.0 million;

  •
  TGC incurs impairment charges or write-downs to its assets in an aggregate amount exceeding 10% of TGC's net property, plant and equipment as reported on TGC's balance sheet for the period ended June 30, 2014; or

  •
  litigation is filed against TGC arising from TGC's operations (and not in connection with the merger agreement or the transactions contemplated thereby) and the damages that could reasonably be expected to result from any adverse judgment in connection with such litigation (other than losses covered by applicable insurance) exceed 10% of TGC's net property, plant and equipment as reported on TGC's balance sheet for the period ended June 30, 2014.

Termination Fee and Expense Reimbursement

Termination Fee

        TGC is required to pay Dawson a termination fee of $2.0 million in the event the merger agreement is terminated because:

  •
  an acquisition proposal relating to at least 50% of TGC's common stock or assets is made public and subsequent to such public announcement,

  •
  the merger agreement is terminated due to (1) the merger not closing on or before March 31, 2015 (or, in certain circumstances, May 31, 2015), (2) TGC shareholders not approving (a) the share issuance proposal, (b) the reverse stock split proposal or (c) the

      TGC name change proposal or (3) TGC breaching or failing to perform any of its representations and warranties, covenants or agreements in the merger agreement, and

    •
    TGC enters into a definitive agreement relating to an acquisition proposal within one year after termination of the merger agreement;

  •
  TGC's board of directors changes, or fails to reaffirm when requested by Dawson, its recommendation that TGC shareholders approve the share issuance proposal; or

  •
  TGC enters into a binding definitive agreement providing for a superior proposal.

        Dawson is required to pay TGC a termination fee of $2.0 million in the event the merger agreement is terminated because:

  •
  an acquisition proposal relating to at least 50% of Dawson's common stock or assets is made public and subsequent to such public announcement,

  •
  the merger agreement is terminated due to (1) the merger not closing on or before March 31, 2015 (or, in certain circumstances, May 31, 2015), (2) Dawson shareholders not approving the merger agreement or (3) Dawson breaching or failing to perform any of its representations and warranties, covenants or agreements in the merger agreement, and

  •
  Dawson enters into a definitive agreement relating to an acquisition proposal within one year after termination of the merger agreement;

  •
  Dawson's board of directors changes, or fails to reaffirm when requested by TGC, its recommendation that Dawson shareholders approve the merger agreement; or

  •
  Dawson enters into a binding definitive agreement providing for a superior proposal.

Expense Reimbursement

        TGC will reimburse Dawson for up to $1.5 million of its third party costs and expenses incurred in connection with the proposed merger and the transactions contemplated by the merger agreement in the event the merger agreement is terminated by:

  •
  TGC or Dawson due to TGC shareholders failing to approve (i) the issuance of TGC common stock pursuant to the merger agreement, (ii) the 1-for-3 reverse stock split with respect to TGC common stock or (iii) the change of TGC's name to "Dawson Geophysical Company," as long as an acquisition proposal relating to at least 50% of TGC's common stock or assets is made public prior to the TGC special meeting and within 12 months after termination of the merger agreement, TGC or its subsidiaries enter into a definitive agreement in respect of any acquisition proposal or an acquisition proposal is consummated by TGC;

  •
  TGC due to TGC entering into a binding definitive agreement providing for a superior proposal;

  •
  Dawson due to TGC incurring impairment charges or write-downs to its assets in an aggregate amount exceeding 10% of TGC's net property, plant and equipment as reported on TGC's balance sheet for the period ended June 30, 2014;

  •
  Dawson due to litigation being filed against TGC arising from TGC's operations (and not in connection with the merger agreement or the transactions contemplated thereby) and the damages that could reasonably be expected to result from any adverse judgment in connection with such litigation (other than losses covered by applicable insurance) exceeding 10% of TGC's net property, plant and equipment as reported on TGC's balance sheet for the period ended June 30, 2014;

  •
  Dawson due to a TGC breach or failure to perform any of its representations and warranties, covenants or agreements in the merger agreement; or

  •
  Dawson due to TGC's board of directors changing or failing to reaffirm its recommendation to its shareholders.

        Dawson will reimburse TGC for up to $1.5 million of its third party costs and expenses incurred in connection with the proposed merger and the transactions contemplated by the merger agreement in the event the merger agreement is terminated by:

  •
  TGC or Dawson due to Dawson shareholders failing to approve the merger agreement, as long as an acquisition proposal relating to at least 50% of Dawson's common stock or assets is made public prior to the Dawson special meeting and within 12 months after termination of the merger agreement, Dawson or its subsidiaries enter into a definitive agreement in respect of any acquisition proposal or an acquisition proposal is consummated by Dawson;

  •
  Dawson due to Dawson entering into a binding definitive agreement providing for a superior proposal;

  •
  TGC due to Dawson incurring impairment charges or write-downs to its assets in an aggregate amount exceeding 10% of Dawson's net property, plant and equipment as reported on Dawson's balance sheet for the period ended June 30, 2014;

  •
  TGC due to litigation being filed against Dawson arising from Dawson's operations (and not in connection with the merger agreement or the transactions contemplated thereby) and the damages that could reasonably be expected to result from any adverse judgment in connection with such litigation (other than losses covered by applicable insurance) exceeding 10% of Dawson's net property, plant and equipment as reported on Dawson's balance sheet for the period ended June 30, 2014;

  •
  TGC due to a Dawson breach or failure to perform any of its representations and warranties, covenants or agreements in the merger agreement; or

  •
  TGC due to Dawson's board of directors changing or failing to reaffirm its recommendation to its shareholders.

        If a party is required to reimburse the other party for its costs and expenses, the amount of such reimbursed costs and expenses may be offset against any termination fee that was paid by such party under certain circumstances.

        Dawson and TGC have agreed that in the event a termination fee is paid pursuant to the terms of the merger agreement, the payment of such termination fee will be the sole and exclusive remedy of the party to which such fee is paid, its subsidiaries and any of its respective shareholders, affiliates, officers, directors, employees or representatives, and in no event will the party to which such fee is paid or any other related person be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (1) any loss suffered as a result of the failure of the merger to be consummated, (2) the termination of the merger agreement, (3) any liabilities or obligations arising under the merger agreement, or (4) any legal proceedings arising out of or relating to any breach, termination or failure of or under the merger agreement, and upon payment of the termination fee, the paying party shall not have any further liability or obligation to the party receiving such termination fee or any other associated person relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

 Amendments, Extensions and Waivers

Amendments

        The merger agreement may be amended by the parties, by action taken or authorized by their boards of directors, at any time before or after approval by each party's shareholders, but after any such shareholder approval, no amendment may be made which by applicable law requires the further approval of shareholders without obtaining such further approval. To be effective, any amendment or modification to the merger agreement must be in a written document each party has executed and delivered to the other.

Extensions and Waivers

        At any time prior to the effective time of the merger, the parties to the merger agreement may:

  •
  extend the time for the performance of any of the obligations or other acts of the other parties;

  •
  waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  •
  waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

        Any agreement on the part of either party to any extension or waiver will be valid only if set forth in an instrument in writing signed by that party. The waiver by a party of a breach of any provision of the merger agreement will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision of the merger agreement.

Specific Performance

        Except in the event a termination fee is paid as described above in "—Termination Fee and Expense Reimbursement" on page 149, Dawson and TGC have agreed that each of them shall be entitled to specific performance of the terms of the merger agreement in addition to any other remedy at law or equity. Dawson and TGC further agreed that in addition to any other remedy to which either of them may be entitled at law or in equity or under the merger agreement, each of Dawson and TGC will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Governing Law

        The merger agreement and the rights and obligations of Dawson and TGC under the merger agreement is governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to any conflicts of law provisions that may require the laws of any other jurisdiction to apply.

THE TGC SHAREHOLDER VOTING AGREEMENTS

        The following summary describes the material provisions of the TGC shareholder voting agreements. The provisions of the TGC shareholder voting agreements are complicated and not easily summarized. This summary may not contain all of the information about the TGC shareholder voting agreements that is important to you. This summary is qualified in its entirety by reference to the form of TGC shareholder voting agreement attached as Annex D to, and incorporated by reference into, this joint proxy statement/prospectus. We encourage you to read it carefully in its entirety for a more complete understanding of the TGC shareholder voting agreements.

 No Disposition

        Under the TGC shareholder voting agreements, the executive officers and directors of TGC and their affiliates who beneficially own, in the aggregate, 28.84% of the shares of TGC common stock, or 27.60% of the shares of TGC common stock currently outstanding and entitled to vote as of December 29, 2014, have agreed that except under certain limited circumstances, that with respect to any shares of TGC common stock beneficially owned by such officer or director, such officer or director will not (1) sell, transfer, assign or dispose or agree to sell, transfer, assign or dispose such shares or (2) grant or agree to grant any proxy or power-of-attorney with respect to such shares.

        In addition, such executive officers and directors and their affiliates have each agreed that he, she or it will not, and shall cause his, her or its investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person relating to, or otherwise facilitate, any acquisition proposal relating to TGC.

Voting of Shares of TGC Common Stock

        Each TGC executive officer and director and related affiliate that is a party to a TGC shareholder voting agreement, has agreed among other things, to vote shares of TGC common stock beneficially owned by him or her in favor of:

  •
  the share issuance proposal;

  •
  the reverse stock split proposal and the TGC name change proposal;

  •
  the TGC adjournment proposal; and

  •
  any matter necessary for the consummation of the transactions contemplated by the merger agreement.

        Such executive officers and directors and their affiliates have also agreed to vote shares of TGC common stock beneficially owned by them against:

  •
  any agreement or arrangement related to or in furtherance of any acquisition proposal;

  •
  any liquidation of TGC or its subsidiaries;

  •
  any action, proposal, transaction or agreement that would delay, prevent, frustrate, impede or interfere with the merger or the other transaction contemplated by the merger agreement or result in the failure of any condition of the merger to be satisfied; and

  •
  any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of TGC under the merger agreement or the TGC shareholder voting agreements.

 Irrevocable Proxy

        Solely in furtherance of the matters described under the heading "—Voting of Shares of TGC Common Stock," each TGC executive officer and director and related affiliate that is a party to a TGC shareholder voting agreement has granted to and appointed Dawson and each of the executive officers of Dawson, in their respective capacities as officers of Dawson, as the case may be, such TGC officer's or director's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such officer or director, to:

  •
  vote all shares of TGC common stock beneficially owned by such officer or director;

  •
  grant or withhold a consent or approval in respect of such shares of TGC common stock beneficially owned by such officer or director; and

  •
  execute and deliver a proxy to vote such shares of TGC common stock beneficially owned by such officer or director.

Termination of the TGC Shareholder Voting Agreements

        Each TGC shareholder voting agreement terminates automatically on the earlier of (1) the date upon which the merger agreement is validly terminated pursuant to its terms, (2) the date upon which the parties to the TGC shareholder voting agreements agree to terminate the agreement, (3) Dawson's board of directors changes, or fails to reaffirm when requested by TGC, its recommendation that Dawson shareholders approve the merger agreement and (4) the effective time of the merger.

Shareholder Capacity

        The TGC shareholder voting agreements do not restrict any officer or director of Dawson in the exercise of such officer's or director's fiduciary duties as an officer or director of Dawson, as the case may be, but such officer or director may not take any action that would cause Dawson to breach the merger agreement or any agreements contemplated by the merger agreement.

Specific Performance

        The parties to the TGC shareholder voting agreements have agreed that Dawson would be irreparably damaged in the event that any TGC executive officer or director or related affiliate that entered into a TGC shareholder voting agreement fails to perform any of his, her or its obligations under the TGC shareholder voting agreement and that Dawson would not have an adequate remedy at law for money damages in such event. The parties accordingly agreed that Dawson will be entitled to specific performance of the terms of the TGC shareholder voting agreements in addition to any other remedy at law or equity. Dawson and such executive officers and directors and their affiliates further agreed that in addition to any other remedy to which Dawson may be entitled at law or in equity or under the TGC shareholder voting agreements, Dawson will be entitled to an injunction or injunctions to prevent breaches of the TGC shareholder voting agreements and to enforce specifically the terms and provisions of the TGC shareholder voting agreements.

Governing Law

        The TGC shareholder voting agreements and the rights and obligations under the TGC shareholder voting agreements are governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to any conflicts of law provisions that may require the laws of any other jurisdiction to apply.

 THE DAWSON SHAREHOLDER VOTING AGREEMENT

        The following summary describes the material provisions of the Dawson shareholder voting agreement. The provisions of the Dawson shareholder voting agreement are complicated and not easily summarized. This summary may not contain all of the information about the Dawson shareholder voting agreement that is important to you. This summary is qualified in its entirety by reference to the form of Dawson shareholder voting agreement attached as Annex E to, and incorporated by reference into, this joint proxy statement/prospectus. We encourage you to read it carefully in its entirety for a more complete understanding of the Dawson shareholder voting agreement.

 No Disposition

        Under the Dawson shareholder voting agreement, certain executive officers and directors of Dawson who own, in the aggregate, 2.39% of the currently outstanding shares of Dawson common stock, have agreed that except under certain limited circumstances, that with respect to any shares of Dawson common stock beneficially owned by such officer or director, such officer or director will not (1) sell, transfer, assign or dispose or agree to sell, transfer, assign or dispose such shares or (2) grant or agree to grant any proxy or power-of-attorney with respect to such shares.

        In addition, such executive officers and directors have each agreed that he or she will not, and shall cause his or her investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any person relating to, or otherwise facilitate, any acquisition proposal relating to Dawson.

Voting of Shares of Dawson Common Stock

        Each Dawson executive officer and director that is a party to the Dawson shareholder voting agreement, has agreed among other things, to vote shares of Dawson common stock beneficially owned by him or her in favor of:

  •
  approval of the merger proposal;

  •
  the Dawson adjournment proposal; and

  •
  any matter necessary for the consummation of the transactions contemplated by the merger agreement.

        Such executive officers and directors have also agreed to vote shares of Dawson common stock beneficially owned by them against:

  •
  any agreement or arrangement related to or in furtherance of any acquisition proposal;

  •
  any liquidation of Dawson or its subsidiaries;

  •
  any action, proposal, transaction or agreement that would delay, prevent, frustrate, impede or interfere with the merger or the other transaction contemplated by the merger agreement or result in the failure of any condition of the merger to be satisfied; and

  •
  any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of Dawson under the merger agreement or the Dawson shareholder voting agreement.

Irrevocable Proxy

        Solely in furtherance of the matters described under the heading "—Voting of Shares of Dawson Common Stock," each Dawson executive officer and director and related affiliate that is a party to the

Dawson shareholder voting agreement has granted to and appointed TGC and each of the executive officers of TGC, in their respective capacities as officers of TGC, as the case may be, such Dawson officer's or director's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such officer or director, to:

  •
  vote all shares of Dawson common stock beneficially owned by such officer or director;

  •
  grant or withhold a consent or approval in respect of such shares of Dawson common stock beneficially owned by such officer or director; and

  •
  execute and deliver a proxy to vote such shares of Dawson common stock beneficially owned by such officer or director.

Termination of the Dawson Shareholder Voting Agreement

        The Dawson shareholder voting agreement terminates automatically on the earlier of (1) the date upon which the merger agreement is validly terminated pursuant to its terms, (2) the date upon which the parties to the Dawson shareholder voting agreement agree to terminate the agreement, (3) TGC's board of directors changes, or fails to reaffirm when requested by Dawson, its recommendation that TGC shareholders approve the share issuance proposal and (4) the effective time of the merger.

Shareholder Capacity

        The Dawson shareholder voting agreement does not restrict any officer or director of TGC in the exercise of such officer's or director's fiduciary duties as an officer or director of TGC, as the case may be, but such officer or director may not take any action that would cause TGC to breach the merger agreement or any agreements contemplated by the merger agreement.

Specific Performance

        The parties to the Dawson shareholder voting agreement have agreed that TGC would be irreparably damaged in the event that any Dawson executive officer or director or related affiliate that entered into a Dawson shareholder voting agreement fails to perform any of his, her or its obligations under the Dawson shareholder voting agreement and that TGC would not have an adequate remedy at law for money damages in such event. The parties accordingly agreed that TGC will be entitled to specific performance of the terms of the Dawson shareholder voting agreement in addition to any other remedy at law or equity. TGC and such executive officers and directors further agreed that in addition to any other remedy to which TGC may be entitled at law or in equity or under the Dawson shareholder voting agreement, TGC will be entitled to an injunction or injunctions to prevent breaches of the Dawson shareholder voting agreement and to enforce specifically the terms and provisions of Dawson shareholder voting agreement.

Governing Law

        The Dawson shareholder voting agreement and the rights and obligations under the Dawson shareholder voting agreement is governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to any conflicts of law provisions that may require the laws of any other jurisdiction to apply.

THE EMPLOYMENT AGREEMENTS

        It is a condition to the Merger Agreement that: TGC, as of the effective time of the merger, enter into employment agreements with each of Messrs. Jumper, Whitener, Tobias, Brata, Thomas, Winn and Werth, and Ms. Hagan, in each case, substantially in the form of the employment agreement attached as Annex F to, and incorporated by reference into, this joint proxy statement/prospectus. Concurrent with the execution of the merger agreement, these individuals executed their employment agreements with TGC and such agreements will become effective only upon the effective time of the merger. The employment agreements supersede and replace all previous employment agreements between either TGC or Dawson and such employees.

        The following summary describes the material provisions of the employment agreements. The provisions of the employment agreements are complicated and not easily summarized. This summary may not contain all of the information about the employment agreements that is important to you. This summary is qualified in its entirety by reference to the form of employment agreement. We encourage you to read it carefully in its entirety for a more complete understanding of the employment agreements.

 Term

        Each employment agreement (other than the agreement with Mr. Werth) has an initial term of three years, which term will be renewed annually for successive, rolling three-year terms unless TGC or the executive party to the employment agreement provides 60 days' advance written notice of such party's intent not to renew the employment agreement, in which case, the employment agreement and the executive's employment with the employing company will automatically expire at the end of the remaining term. Mr. Werth's employment agreement has an initial term of one year, which term will be renewed annually for successive one year terms unless TGC or Mr. Werth provides 60 days' advance written notice of such party's intent not to renew the employment agreement, in which case, the employment agreement and Mr. Werth's employment with the employing company will automatically expire at the end of the remaining term. An executive's employment with the employing company shall at all times be subject to earlier termination in accordance with the employment agreement's terms. For additional information, see "The Employment Agreements—Termination of the Employment Agreements," beginning on page 158.

Duties and Compensation

        Each employment agreement sets the duties, title and compensation of each executive that is a party to the employment agreement.

        Each employment agreement establishes the executive's annual base salary and provides that such base salary may be reviewed annually by the employing company and may be adjusted in the sole discretion of the board of directors of the employing company.

        Each employment agreement provides that the executive may be awarded a bonus, at the discretion of the board of directors of the employing company for any fiscal year ending during the term of the employment agreement. Participation in any bonus, profit sharing or other plan measured shall be at the sole discretion of the board of directors of the employing company. Each employment agreement also provides that the executive will be entitled to an automobile provided by the employing company consistent with past practice and the employing company will pay for fuel, insurance, maintenance, repair and all other reasonable costs of such automobile. The executive will also be permitted to use the automobile for reasonable personal use.

        Each employment agreement further provides that the executive, and, where applicable, the executive's spouse and dependents, will be eligible to participate in the same health and welfare benefits that are provided to other members of the employing company executive management. With respect to the employment agreements to be entered into with Messrs. Jumper and Whitener, for so long as each such executive remains an employee of the employing company, TGC shall take all necessary action to cause such executive to be nominated as a director of TGC at any meeting of shareholders for the election of directors.

Termination of the Employment Agreements

        Under the terms of each employment agreement, the executive may be terminated prior to the expiration of the term of the employment agreement as follows:

  •
  upon the death of the executive;

  •
  by the employing company:

  •
  upon written notice and after expiration of a 30 day cure period for cause;

  •
  upon 30 days prior written notice other than for cause or for no reason; or

  •
  upon 30 days prior written notice, due to the executive's disability;

  •
  by the executive:

  •
  upon 30 days prior written notice, for any reason; or

  •
  upon written notice and after expiration of a 30-day cure period, for "good reason."

        The employment agreements define cause as any of the following conduct of an executive:

  •
  fraud, embezzlement, misappropriation of funds, willful or intentional misconduct or gross negligence in connection with the business of the employing company or its affiliates;

  •
  commission or conviction of any felony or of any misdemeanor involving theft or moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or any misdemeanor;

  •
  acts of intentional dishonesty that adversely affect or could reasonably be expected to adversely affect the employing company or its affiliates in any material respect;

  •
  failure to adhere in all material respects to published corporate codes, policies or procedures of the employing company;

  •
  the executive's excess absenteeism, willful or persistent neglect of, or abandonment of his or her duties (other than due to illness or any other physical condition that could reasonably be expected to result in disability); or

  •
  a material breach by the executive of any contract entered into between the executive and the employing company or an affiliate of the employing company including the employment agreement.

        The term "good reason" means:

  •
  the assignment to the executive of any duties inconsistent in any respect with the executive's position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities, or any other action by the employing company which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the employing company promptly after notice thereof given by the executive;

  •
  any material reduction in the amount or type of compensation and benefits paid to the executive;

  •
  the employing company requiring the executive to be based at any office or location other than facilities within 50 miles of the executive 's office or location immediately prior to the effective date of the merger;

  •
  any material breach of the employment agreement by the employing company; or

  •
  any purported termination by the employing company of the executive's employment otherwise than as expressly permitted by the employment agreement.

Payment upon Termination

        In the event the executive's employment is terminated by the employing company without cause or by the executive for good reason, then the executive will be entitled, provided the executive executes a release in favor of the employing company, to (1) severance payments in an amount equal to the continuation of the executive's then-current base salary for the remainder of the term of the employment agreement with such payments being made in equal bi-weekly payments in accordance with the employing company's payroll practices; (2) in the event that discretionary cash bonuses are paid by the employing company pursuant to such company's Annual Incentive Plan or similar arrangement during the fiscal year in which the executive's employment is terminated, then such bonus shall be deemed earned at its target level and the executive shall be entitled to a pro rata portion of such discretionary cash bonus, using the number of days the executive was employed during the fiscal year in which the discretionary cash bonus is awarded; (3) automatic acceleration and vesting of any awards made to the executive pursuant to any equity compensation plan maintained by the employing company or any award agreement thereunder; and (4) a lump sum payment equal to the cost to extend the executive's then-current group health plan benefits under COBRA for 18 months. If the employing company was providing the executive with an automobile, then for cash consideration of $10 paid by the executive to the employing company, the employing company shall either (i) transfer the title free and clear of any liens or other encumbrances to the executive, if the employing company owned the automobile, or (ii) assign to the executive the employing company's right, title and interest in and to the lease for the automobile.. In addition, in the event the executive's employment is terminated by the employing company without cause or by the executive for good reason within 12 months after a change of control of the employing company, the executive will be entitled to two times the amount of the compensation set forth in clauses (1), (2) and (4) above.

        In the event that the executive's employment is terminated by the employing company because the executive becomes disabled, then the executive will be entitled to (1) severance payments in an amount equal to the continuation of the executive's then-current base salary for a period of six months following the executive's termination, with such payments being made in equal bi-weekly payments in accordance with the employing company's payroll practices; (2) in the event that discretionary cash bonuses are paid by the employing company pursuant to such company's Annual Incentive Plan or similar arrangement during the fiscal year in which the executive's employment is terminated, then such bonus shall be deemed earned at its target level and the executive shall be entitled to a pro rata portion of such discretionary cash bonus, using the number of days the executive was employed during the fiscal year in which the discretionary cash bonus is awarded; (3) automatic acceleration and vesting of any awards made to the executive pursuant to any equity compensation plan maintained by the employing company or any award agreement thereunder; and (4) a lump sum payment equal to the cost to extend the executive's then-current group health plan benefits under COBRA for 18 months.

        In the event the executive's employment is terminated for any reason other than by the employing company without cause, by the employing company due to the disability of the executive or by the executive for good reason, then (1) on the next regular payroll date, the employing company will pay to the executive (or to the executive's estate in the case of death) (A) all base salary that has accrued and not been paid as of the date of termination and (B) any employment benefits in accordance with the terms of any applicable benefit arrangements, including any equity award agreements, and applicable law and (2) all other rights and benefits of the executive will terminate upon the termination other than any right of the executive and his or her dependents to continue benefits under applicable law or as otherwise provided under the employment agreement.

Restrictive Covenants

        During the term of an employment agreement and during the applicable non-competition period, an executive that is a party to an employment agreement agrees that the executive will not, directly or indirectly:

  •
  acting alone or in conjunction with others, or as an employee, consultant or independent contractor, or as partner, officer, director, shareholder, manager, member or owner of any interest in or security of, any entity engage or participate, for compensation or without compensation, in any business which is in competition with the employing company or its affiliates as conducted at the time of termination of the executive's employment by the employing company in the geographic locations where the employing company or its affiliates does business, which includes, without limitation, seismic data acquisition and related goods and services in the oil and gas exploration and drilling industry.

        The term "non-competition period" means the longer of (1) one year after the date of the termination of the executive's employment or (2) any period of time after the date of termination during which the executive is receiving severance payments from the employing company pursuant to the employment agreement; provided however, that if the period of time in subsection (2) is applicable, then the executive may shorten the time period required by that clause to only one year from the date of termination of the executive's employment by agreeing, in a written instrument delivered to TGC, to forfeit irrevocably any remaining severance payments that would have been paid by TGC to the executive during such remaining period of time but for such forfeiture.

        During the term of an employment agreement and during the applicable non-solicitation period, an executive that is a party to an employment agreement agrees that the executive will not, directly or indirectly:

  •
  solicit any client of the employing company either to purchase products or services or to reduce or cease business with the employing company; or

  •
  hire or induce or solicit any current employee of the employing company or any person who was an employee of the employing company during the final 12 months of the executive's employment to terminate the employee's employment with the employing company or to work for the executive or any other person or entity.

        The term "non-solicitation period" means the longer of (1) one year after the date of the termination of the executive's employment or (2) any period of time after the date of termination during which the executive is receiving severance payments from the employing company pursuant to the employment agreement.

        If an executive breaches any of the restrictions above, then in addition to any other rights it may have under law or in equity, the employing company may seek to specifically enforce the restrictions, without the necessity of proving actual damages.

Arbitration

        The employment agreements contain a mandatory arbitration provision, which provides that any dispute, controversy or claim between the executive and TGC arising out of or relating to the employment agreement or the executive's employment with TGC will be finally settled by arbitration in

Midland, Texas before a single arbitrator in accordance with the rules for the resolution of employment disputes then in effect of the American Arbitration Association, or AAA. TGC shall pay all AAA, arbitration, mediation and arbitrator fees and costs. An application for emergency or temporary injunctive relief by either party shall not be subject to arbitration, provided however, that the remainder of any such dispute shall be subject to arbitration. The executives and TGC waive their rights to a jury trial.

Governing Law

        The employment agreements will be interpreted and enforced in conformity with the laws of the State of Texas, without regard to any conflicts of law provisions that may require the laws of any other jurisdiction to apply.

Description of Specific Employment Agreements

        The following table sets forth certain specific terms as to each individual employment agreement to be entered into, effective as of the effective time of the merger, by TGC with certain of their respective key employees.

Executive	Title	Annual Base Salary	Perquisites/ Benefits(1)
Stephen C. Jumper	Chairman, President and Chief Executive Officer	$462,000	—
Wayne A. Whitener	Vice Chairman	$350,000	$4,304
C. Ray Tobias	Executive Vice President and Chief Operating Officer	$315,000	$1,865
James K. Brata	Executive Vice President and Chief Financial Officer	$250,000	$2,073
Christina W. Hagan	Executive Vice President, Chief Accounting Officer and Secretary	$250,000	—
James W. Thomas	Executive Vice President and Chief Technology Officer	$230,000	$1,865
Daniel G. Winn	Senior Vice President	$235,000	$4,805

(1)
Based on the estimated annual cost of providing a vehicle, fuel, insurance, maintenance, repair and other reasonable costs.

INFORMATION ABOUT TGC

        Unless the context otherwise indicates, all references in this "Information about TGC" section to "TGC", the "Company," "we," "us," "our," "ours" or similar words are to TGC Industries, Inc. and its direct and indirect wholly owned subsidiaries, and all references to "common stock" are to the shares of common stock, par value $0.01, of TGC Industries, Inc.

 Description of Business

General

        TGC Industries, Inc., a Texas corporation, and its wholly owned subsidiary, Eagle Canada, Inc., a Delaware corporation, are primarily engaged in the geophysical service business of conducting three-dimensional ("3-D") surveys for clients in the oil and gas business. TGC's principal business office is located at 101 E. Park Blvd., Suite 955, Plano, Texas 75074 (Telephone: 972-881-1099). TGC's internet address is www.tgcseismic.com.

        In April of 1980, Supreme Industries, Inc. ("Supreme"), formerly ESI Industries, Inc., formed a wholly owned subsidiary, Tidelands Geophysical Co., Inc. ("Tidelands") that acquired certain equipment, instruments, and related supplies from a Houston-based corporation that was engaged in the business of conducting seismic, gravity, and magnetic surveys under contracts for oil and natural gas companies. On June 30, 1986, the Boards of Directors of Supreme and Tidelands approved a spin-off of substantially all of the shares of Tidelands owned by Supreme which were distributed as a stock dividend to Supreme's security holders. In July of 1986, our name was changed from "Tidelands Geophysical Co., Inc." to "TGC Industries, Inc."

Overview

        We are a leading provider of seismic data acquisition services throughout the continental United States and Canada. As of December 31, 2013, we operated eight seismic crews consisting of five crews in the United States and three crews in Canada. These seismic crews supply seismic data primarily to companies engaged in the exploration and development of oil and natural gas on land and in land-to-water transition areas. Seismic acquisition services of our wholly-owned subsidiary, Eagle Canada, Inc. ("Eagle Canada") are also used by the potash mining industry in Canada, and Eagle Canada has particular expertise through its heliportable capabilities. Our customers rely on seismic data to identify areas where subsurface conditions are favorable for the accumulation of existing hydrocarbons, to optimize the development and production of hydrocarbon reservoirs, to better delineate existing oil and natural gas fields, and to augment reservoir management techniques.

        We acquire geophysical data using the latest in 3-D survey techniques. We introduce acoustic energy into the ground by using vibration equipment or dynamite detonation, depending on the surface terrain and subsurface requirements. The reflected energy, or echoes, is received through geophones, converted into a digital signal at a multi-channel recording unit, and then transmitted to a central recording vehicle. Subsurface requirements dictate the number of channels necessary to perform our services. With our state-of-the-art seismic equipment, including computer technology and multiple channels, we acquire, on a cost effective basis, immense volumes of seismic data that, when processed and interpreted, produce more precise images of the earth's subsurface. Our customers then use our seismic data to generate 3-D geologic models that help reduce finding costs and improve recovery rates from existing wells.

The Industry

        Technological advances in seismic equipment and computing allow the seismic industry to acquire and process, on a cost-effective basis, immense volumes of seismic data which produce precise images of the earth's subsurface. The latest accepted method of seismic data acquisition, processing, and the subsequent interpretation of the processed data is the 3-D seismic method. Geophysicists use computer workstations to interpret 3-D data volumes, identify subsurface anomalies, and generate a geologic model of subsurface features.

        3-D seismic data are used in the exploration and development of new reserves and enable oil and natural gas companies to better delineate existing fields and to augment their reservoir management techniques. Benefits of incorporating high resolution 3-D seismic surveys into exploration and development programs include reducing drilling risk, decreasing oil and natural gas finding costs, and increasing the efficiencies of reservoir location, delineation, and management. In order to meet the requirements necessary to fully realize the benefits of 3-D seismic data, there is an increasing demand for improved data quality with greater subsurface resolution.

        Currently, the seismic data acquisition industry is made up of a number of companies divided into two groups. The first group is made up of four publicly-traded companies with long operating histories that field numerous crews and work in a number of different regions and terrain. This group includes us, Dawson, SAExploration Holdings, Inc., or SAE, and CGG (which recently sold its North American onshore seismic contract acquisition business to Geokinetics Inc., or Geokinetics). The second group is made up of Geokinetics, Global Geophysical Services Inc., or Global Geophysical, Tesla Exploration, Ltd., or Tesla, Breckenridge Geophysical Inc., or Breckenridge, Paragon Geophysical Services, Inc., or Paragon, LoneStar Geophysical Surveys, or LoneStar, and smaller companies which generally run one or two seismic crews and often specialize in specific regions or types of operations.

        We provide our seismic data acquisition services primarily to onshore oil and natural gas exploration and development companies for use in the onshore drilling and production of oil and natural gas in the continental United States and Canada. The main factors influencing demand for seismic data acquisition services in our industry are the levels of drilling activity by oil and natural gas companies and the sizes of such companies' exploration and development budgets, which, in turn, depend largely on current and anticipated future crude oil and natural gas prices and depletion rates.

Equipment and Crews

        During 2011 and 2012, an increase in the demand for seismic services allowed for an expansion of the Company's crew count from eleven crews at December 31, 2010, to twelve crews at December 31, 2011, and to fourteen crews at December 31, 2012. Demand for seismic services softened beginning early in 2013, and as a result we decreased our crew count throughout the year, ending 2013 with eight crews.

        We operated four seismic crews in the lower 48 states during the first quarter of 2014. We operated six crews in Canada for most of the first quarter, tapering down to four crews by the end of March as the Canadian Spring break-up began. We operated four crews throughout the second quarter of 2014 in the United States. In Canada, we began the second quarter of 2014 operating four crews, tapering down to two crews by the middle of April. At the end of April and for the rest of the second quarter, we had no crews operating in Canada. We operated five crews throughout the third quarter of 2014 in the United States. In Canada, we had one crew operating intermittently during the 2014 third quarter. The Canadian market is seasonal, and as a result of the thawing season, we have historically experienced limited Canadian activity for the second and third quarters of each year.

        In January of 2011, the Company acquired its second new 3,000 channel OYO Geospace Seismic Recording System ("GSR System") financed by a note payable with a commercial lender. This new GSR System uses cable-free/radio-free autonomous nodal data recorders which have a built-in GPS and disciplined clock. The GSR System provides for up to 30 days of continuous data recording. This system is fully compatible with our ARAM recording equipment. In addition, our crews continue to utilize the state-of-the-art ARAM ARIES recording systems. These systems employ cable telemetry technology enhanced by multiple baseline and redundant cable connections that provide seismic data acquisition services with increased reliability. In April of 2011, the Company purchased an additional 2,500 channels with existing cash that were added to this system. In May of 2011, the Company purchased five new INOVA vibration vehicles with existing cash. In July of 2011, the Company acquired its third new GSR System financed by a note payable to a commercial bank. The third GSR System contains 5,000 channels. In September of 2011, we purchased with existing cash an additional 5,000 channels of ARAM equipment to supplement existing ARAM systems. In October of 2011, the Company purchased two new INOVA vibration vehicles with existing cash. In November of 2011, the Company purchased an additional 3,000 channels of GSR equipment with existing cash. In January of 2012, we purchased an additional 14,200 channels of GSR equipment financed by existing cash and a note payable to a commercial bank. In April of 2012, the Company purchased seven new INOVA vibration vehicles with existing cash. Also in April of 2012, the Company purchased 13,000 channels of GSR equipment financed partially with existing cash and partially by a note payable to a commercial bank. In October of 2012, we purchased 8,000 stations of 3-channel GSX wireless recording system along with all peripheral equipment. GSX wireless recording systems are the most current GSR wireless recording systems available. The purchase of the OYO Geospace GSX recording system equipment was financed partially with existing cash and partially by a note payable to a commercial bank. Beginning early in 2013, we experienced a softening in demand for seismic services and, as a result, the Company adopted a maintenance capital expenditures program curtailing large equipment purchases for the duration of the year and continuing into August 2014. In September 2014 we purchased a 10,500-channel INOVA Hawk seismic data acquisition system and financed the acquisition by issuing a $6.1 million note.

        We currently own equipment for 16 land-based seismic data acquisition crews and 73 vibration vehicles. Each crew consists of approximately 40 to 80 technicians with associated vehicles, geophones, a seismic recording system, energy sources, cables, and a variety of other equipment. Each ARAM crew has one central recording vehicle which captures seismic data. The GSR and GSX crews utilize a recorder to manage the data acquisition while the individual system captures and holds the data until they are placed in the Data Transfer Module. The data is then transferred to a CD ROM or data tape which is delivered to a data processing center selected by the customer.

Capital Expenditures

        We believe that it is essential to take advantage of advances in seismic technology and to commit capital to purchase and update our equipment cost-effectively. Purchasing and updating seismic equipment and technology involves a commitment to capital spending. We also tie our capital expenditures closely to demand for our services. As a result, due to softening in demand for seismic services beginning early in 2013, the Company adopted a maintenance capital expenditures program curtailing large equipment purchases for the duration of 2013 and continuing into August 2014. During the year ended December 31, 2013, we made capital expenditures of approximately $2,475,000, primarily to maintain existing equipment. During the year ended December 31, 2012, capital expenditures of approximately $57,108,000 were used to acquire, maintain, and replace seismic equipment and vehicles. Major purchases in 2012 included our fourth GSR System with 7,200 channels, our fifth GSR System with 7,000 channels, our sixth GSR System with 13,000 channels, some of which were added to existing systems, an 8,000 station 3-channel GSX wireless recording system, and seven new INOVA vibration vehicles. During the year ended December 31, 2011, capital expenditures of approximately $30,730,000 were used to acquire, maintain, and replace seismic equipment and vehicles. Major purchases in 2011 included our second GSR System with 3,000 channels to which we added an additional 2,500 channels, our third GSR System with 5,000 channels, an additional 3,000 GSR System channels which were added to existing systems, 5,000 additional ARAM channels, and seven new INOVA vibration vehicles. In September 2014 we purchased a 10,500-channel INOVA Hawk seismic data acquisition system.

Customers

        Our customers are major and independent oil and natural gas exploration and development companies. The services we provide to our customers vary according to the size and needs of each customer. Our services are marketed by supervisory and executive personnel who contact customers to determine their needs and respond to customer inquiries regarding the availability of crews. Contacts are based principally upon professional relationships developed over a number of years.

        During 2013, our largest customer accounted for approximately 12% of revenues. During 2012, our largest customer accounted for approximately 16% of revenues. During 2011, our largest customer accounted for approximately 17% of revenues. At December 31, 2013 and December 31, 2012, our backlog was approximately $52 million and $81 million, respectively. We filled our 2012 backlog during fiscal 2013, and anticipate filling our 2013 backlog during fiscal year 2014. Due to our backlog, we would not expect the loss of any single customer to have a material adverse effect on our operations.

        In order to avoid potential conflicts of interest with our customers, we do not participate in oil and natural gas ventures. The results of a seismic survey conducted for a customer belong to that customer. All of our customers' information is maintained in strictest confidence.

Contracts

        Our contracts are obtained either through competitive bidding or as a result of customer negotiations. Our services are conducted under general service agreements for seismic data acquisition services which define certain obligations for us and for our customers. A supplemental agreement setting forth the terms of a specific project, which may be cancelled by either party upon 30 days' advance written notice, is entered into for every project. We currently operate under supplemental agreements that are either "turnkey" agreements providing for a fixed fee to be paid to us for each unit of data acquired or "term" agreements providing for a fixed hourly, daily, or monthly fee during the term of the project or projects.

Competition

        The acquisition of seismic data for the oil and natural gas industry is a highly competitive business. Contracts for such services generally are awarded on the basis of price quotations, crew experience, and the availability of crews to perform in a timely manner, although factors other than price, such as crew safety, performance history, and technological and operational expertise, are often determinative. Our competitors include companies with financial resources that are significantly greater than our own as well as companies of comparable and smaller size. Our competition includes publicly-traded competitors, such as Dawson, CGG (which recently sold its North American onshore seismic contract acquisition business to Geokinetics) and SAE. Our other major competitors include Geokinetics, Global Geophysical, Tesla, Breckenridge, Paragon and LoneStar. In addition to these previously named companies, we also compete for projects from time to time with smaller seismic companies which operate in local markets with only one or two crews.

Employees

        As of December 31, 2013, we employed a total of 653 full-time employees, of which 32 consisted of management, sales, and administrative personnel with the remainder being crew and crew support personnel. We believe our relationship with our employees to be satisfactory.

Operating Risks and Insurance

        Our business is subject to the hazards inherent in conducting seismic data acquisition activities in hostile environments with dangerous machinery, and in some instances explosives. These activities can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment, and marine life, and suspension of operations.

        In addition, we could be subject to personal injury or real property damage claims in the normal operation of our business. Such claims may not be covered by the indemnification provisions in our general service agreements to the extent that the damage is due to our negligence or intentional misconduct.

        We do not carry insurance against certain risks that we could experience such as business interruption resulting from equipment maintenance or weather delays. We obtain insurance against certain property and personal casualty risks and other risks when such insurance is available and when our management considers it advisable to do so. Currently, our insurance coverage consists of employers' liability with limits of $1,000,000 per accident and $2,000,000 in the aggregate, commercial general liability of $1,000,000 per accident and $2,000,000 in the aggregate, pollution liability of $1,000,000 per accident and $2,000,000 in the aggregate, automobile liability with a $1,000,000 combined single limit, and a $20,000,000 umbrella policy. Our general service agreements require us to have specific amounts of insurance. Management believes that the Company's insurance coverage is adequate. There can be no assurance, however, that any insurance obtained by us will be adequate to cover any losses or liabilities, or that this insurance will continue to be available or available on terms which are acceptable to us. Liabilities for which we are not insured, or which exceed the policy limits of our applicable insurance, could have a material adverse effect on us.

Description of Property

        Our Houston sales office is in a 1,711-square foot facility. The monthly rent is currently $3,422. Our corporate office in Plano, Texas was increased from 8,523 square feet to 10,137 square feet of office space in March of 2012. The monthly rent is currently $15,206. We leased an 800-square foot facility in Oklahoma City, Oklahoma, as a sales office on a month-to-month basis, and the monthly rent was $665. This office was closed on October 31, 2013. We lease a 400-square foot facility in Pratt, Kansas, as a permit office on a month-to-month basis, and the current monthly rent is $500. In October of 2012, we expanded our Denison, Texas repair warehouse facility with the addition of a third 10,000-square foot building. The Denison, Texas, facility consists of one 5,000-square foot building, three 10,000-square foot adjacent buildings, and an outdoor storage area of approximately 60,500 square feet. The monthly rent is currently $14,438. We lease a 915-square foot office facility in Midland, Texas, as a sales office with a monthly rent of $1,296. We lease 3,030 square feet of office space located in Calgary, Alberta. The monthly rent is currently $11,922. In addition, Eagle Canada leases a 10,088-square foot facility, also located in Calgary, Alberta, that is used as a shop and warehouse. The monthly rent is currently $7,479. We also lease a storage and parking area adjacent to the Eagle Canada shop and warehouse. The monthly rent is currently $4,768. The Company is not responsible for insuring these facilities. The conditions of these facilities are good, and we believe that these properties are suitable and adequate for our foreseeable needs.

Legal Proceedings

        The Company is a defendant in various legal actions that arose or may arise out of the normal course of business. In our opinion, none of these actions has or will result in any significant loss to us.

Market Price of and Dividends on TGC's Common Equity and Related Stockholder Matters

Shareholder and Dividend Information

        On April 18, 2005, we began trading on the NYSE Amex (formerly the American Stock Exchange) ("AMEX") under our current trading symbol "TGE." On October 26, 2007, we announced that our board of directors approved the decision to switch the listing of our common stock from AMEX to the

NASDAQ Global Select Market ("NASDAQ.") As a result, on November 6, 2007, our stock began trading on NASDAQ under the symbol "TGE."

        On December 27, 2012, the Company paid its first cash dividend of $0.15 per common share to shareholders of record at the close of business on December 17, 2012. The Company did not pay a cash dividend in 2013. On May 14, 2013 and on May 14, 2012 the Company paid 5% stock dividends to shareholders of record at the close of business on April 30, 2013 and April 30, 2012, respectively. No cash or stock dividends were declared or paid in 2011.

        The high and low sales prices reported for our common stock on NASDAQ during 2014, 2013 and 2012 are included in the section of this joint proxy statement/prospectus titled "Comparative Per Share Market Price and Dividend Information" on page 39.

        The number of shareholders of record of TGC's common stock as of December 29, 2014, was approximately 136. Due to the number of shares held in nominee or street name, we believe that there are a significantly greater number of beneficial owners of our common stock. On December 29, 2014, our common stock was quoted at a closing price of $2.26.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table summarizes certain information regarding securities authorized for issuance under our 2006 Stock Awards Plan as of December 31, 2013.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	457,729	$5.31	1,672,425
Equity compensation plans not approved by security holders	—	—	—

Total	457,729	$5.31	1,672,425

Selected Financial Data

        See "Financial Summary—Selected Historical Financial Data for TGC" beginning on page 30 of this joint proxy statement/prospectus.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis should be read in conjunction with our financial statements and related notes thereto included on page F-1. Portions of this document that are not statements of historical or current fact are forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations, and intentions. The cautionary statements made in this joint proxy statement/prospectus should be read as applying to all related forward-looking statements wherever they appear in this joint proxy statement/prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements. Factors that could cause our actual results to differ materially from those anticipated include those discussed in "—Description of Business," "Cautionary Statements Concerning Forward-Looking Statements," and "Risk Factors." All share and per share amounts in the following discussion do not give effect to the proposed reverse stock split.

Executive Overview

        We are a leading provider of seismic data acquisition services throughout the continental United States and Canada. We supply seismic data to companies engaged in the exploration and development of oil and natural gas on land and in land-to-water transition areas. Our customers rely on seismic data to identify areas where subsurface conditions are favorable for the accumulation of existing hydrocarbons, to optimize the development and production of hydrocarbon reservoirs, to better delineate existing oil and natural gas fields, and to augment reservoir management techniques.

        We acquire geophysical data using the latest in 3-D survey techniques. We introduce acoustic energy into the ground by using vibration equipment or dynamite detonation, depending on the surface terrain and subsurface requirements. The reflected energy, or echoes, is received through geophones, converted into a digital signal at a multi-channel recording unit, and then transmitted to a central recording vehicle. Subsurface requirements dictate the number of channels necessary to perform our services. With our state-of-the-art seismic equipment, including computer technology and multiple channels, we acquire, on a cost-effective basis, immense volumes of seismic data that when processed and interpreted produce more precise images of the earth's subsurface. Our customers then use our seismic data to generate 3-D geologic models that help reduce finding costs and improve recovery rates from existing wells.

        We provide our seismic data acquisition services primarily to major and independent onshore oil and natural gas exploration and development companies for use in the onshore drilling and production of oil and natural gas in the continental United States and Canada. The main factors influencing demand for seismic data acquisition services in our industry are the projected level of drilling activity by oil and natural gas companies and the sizes of such companies' exploration and development budgets, which, in turn, depend largely on current and anticipated future crude oil and natural gas prices and depletion rates.

        The services we provide to our customers vary according to the size and needs of each customer. Our services are marketed by supervisory and executive personnel who contact customers to determine their needs and respond to customer inquiries regarding the availability of crews. Contacts are based principally upon professional relationships developed over a number of years. There are a number of consultants in the oil and natural gas industry who process and interpret seismic data for oil and natural gas companies. These companies can have an influence in determining which company their customers use to acquire seismic data.

        The acquisition of seismic data for the oil and natural gas industry is a highly competitive business. Contracts for such services generally are awarded on the basis of price quotations, crew experience, and the availability of crews to perform in a timely manner, although other factors, such as crew safety, performance history, and technological and operational expertise, are often determinative. Our competitors include companies with financial resources that are significantly greater than our own as well as companies of comparable and smaller size. Our primary competitors are Dawson, CGG (which recently sold its North American onshore seismic contract acquisition business to Geokinetics) and SAE. These competitors are publicly traded companies with long operating histories that field numerous crews and work in a number of different regions and terrain. Our other major competitors include Geokinetics, Global Geophysical, Tesla, Breckenridge, Paragon and LoneStar. In addition to the previously named companies, we also compete for projects from time to time with smaller seismic companies which operate in local markets with only one or two crews and often specialize in specific regions or types of operation. We believe that our long-term industry expertise, the customer relationships developed over our history, and our financial stability give us an advantage over most of our competitors in the industry.

Results of Operations

Nine Months Ended September 30, 2014, Compared to Nine Months Ended September 30, 2013 (Unaudited)

        Revenues.    Our revenues were $93,133,099 for the nine months ended September 30, 2014, compared to $115,806,689 for the same period of 2013, a decrease of 19.6%. This decrease was primarily due to the softening in the seismic market that began in early 2013, our operation of fewer crews in the United States and Canada during the nine months ended September 30, 2014 compared to the same period of 2013, and the adverse winter weather conditions in parts of the United States and Canada during the first quarter of 2014. We operated four crews in the United States during the first and second quarters of 2014, and added one crew during the third quarter ended September 30, 2014. In Canada, we operated six crews for most of this year's first quarter and ended the first quarter with four crews. By late-April, all Canadian crews had been shut down following the end of the winter season. We added one crew in Canada in the beginning of June for summer work, but that crew worked intermittently during the third quarter. This compares with our operation of nine crews in the United States and six crews in Canada during the first quarter of 2013. We began the second quarter of 2013 with eight crews operating in the United States and ended the quarter with two crews, and began the third quarter of 2013 with three crews operating in the United States and ended the quarter with five crews. In Canada, we began the second quarter of 2013 operating six crews and ended the quarter operating two crews. In the third quarter of 2013, we operated three crews in Canada for short term work at the beginning of the quarter but had no crews operating in Canada by the end of the quarter.

        Cost of services.    Our cost of services was $76,641,928 for the nine months ended September 30, 2014, compared to $90,011,820 for the same period of 2013, a decrease of 14.9%. As a percentage of revenues, cost of services was 82.3% for the nine months ended September 30, 2014, compared to 77.7% for the same period of 2013. This decrease in cost of services was primarily attributable to our operation of fewer crews in the United States and Canada as discussed above. The decrease was partially offset by costs incurred due to adverse winter weather conditions in parts of the United States and Canada during the first quarter of this year and an increase in shot-hole work, which carries higher costs and lower margins than vibroseis work, in the United States during the third quarter.

        Selling, general, and administrative expenses.    Selling, general and administrative ("SG&A") expenses were $7,060,970 for the nine months ended September 30, 2014, compared to $7,226,433 for the same period of 2013, a decrease of 2.3%. SG&A expense as a percentage of revenues was 7.6% for the nine months ended September 30, 2014, compared with 6.2% for the same period of 2013.

        Depreciation and amortization expense.    Depreciation and amortization expense was $14,639,933 for the nine months ended September 30, 2014, compared to $19,110,476 for the same period of 2013, a decrease of 23.4%. This decrease was primarily attributable to reduced spending on seismic equipment and vehicles with our implementation of a maintenance capital expenditures program adopted early in 2013. Depreciation and amortization expense as a percentage of revenues was 15.7% for the nine months ended September 30, 2014, compared to 16.5% for the same period of 2013.

        Loss from operations.    Loss from operations was $5,209,732 for the nine months ended September 30, 2014 compared to $542,040 for the same period of 2013. This loss increase was primarily attributable to a decrease in revenues from fielding fewer crews in the United States and Canada and an increase, as a percentage of revenues, in cost of services and SG&A expenses. EBITDA decreased $9,138,235 to $9,430,201 for the nine months ended September 30, 2014, from $18,568,436 for the same period of 2013, a decrease of 49.2%. This decrease was a result of the factors discussed above. For a definition of EBITDA, a reconciliation of EBITDA to net loss and discussion of EBITDA, please refer to the section entitled "EBITDA" found below.

        Interest expense.    Interest expense was $506,296 for the nine months ended September 30, 2014, compared to $903,667 for the same period of 2013, a decrease of 44.0%. This decrease was primarily attributable to our pay off of three notes payable for purchases of seismic acquisition equipment during 2013 and 2014.

        Income tax expense (benefit).    Income tax benefit was $1,954,251 for the nine months ended September 30, 2014, compared to income tax expense of $158,537 for the same period of 2013. The income tax benefit for the nine months ended September 30, 2014, at a rate of 34.2%, was due primarily to our loss before income taxes. The tax expense for the nine months ended September 30, 2013 was due primarily to permanent tax differences.

Three Months Ended September 30, 2014, Compared to Three Months Ended September 30, 2013 (Unaudited)

        Revenues.    Our revenues were $26,094,909 for the three months ended September 30, 2014, compared to $21,115,045 for the same period of 2013. The increase in revenues was primarily due to our operation of five crews in the United States during the 2014 entire third quarter. In 2013, we began the third quarter with three crews operating in the United States and ended the quarter with five crews. The Company's Canadian operations did not contribute significantly to the overall results of the third quarter of either 2014 or 2013.

        Cost of services.    Our cost of services was $25,071,320 for the three months ended September 30, 2014, compared to $18,492,618 for the same period of 2013, an increase of 35.6%. As a percentage of revenues, cost of services was 96.1% for the three months ended September 30, 2014, compared to 87.6% for the same period of 2013. This increase was largely due to our operation of more crews in the United States, an increase in shot-hole work during the quarter, which carries higher costs and lower margins than vibroseis work, and the continued softness in the seismic market.

        Selling, general, and administrative expenses.    SG&A expenses were $2,288,412 for the three months ended September 30, 2014, compared to $2,391,946 for the same period of 2013, a decrease of 4.3%. SG&A expense as a percentage of revenues was 8.8% for the three months ended September 30, 2014, compared with 11.3% for the same period of 2013.

        Depreciation and amortization expense.    Depreciation and amortization expense was $4,708,500 for the three months ended September 30, 2014, compared to $6,057,092 for the same period of 2013, a decrease of 22.3%. This decrease was primarily attributable to lower capital expenditures beginning in 2013. Depreciation and amortization expense as a percentage of revenues was 18.0% for the three months ended September 30, 2014, compared to 28.7% for the same period of 2013.

        Loss from operations.    Loss from operations was $5,973,323 for the three months ended September 30, 2014, compared to income from operations of $5,826,611 for the same period of 2013. This increase was primarily attributable to higher cost of services as a percentage of revenues, partially offset by lower depreciation expense as discussed above. EBITDA decreased $1,495,304 to ($1,264,823) for the three months ended September 30, 2014, from $230,481 for the same period of 2013. This decrease was a result of those factors mentioned above. For a definition of EBITDA, a reconciliation of EBITDA to net income and a discussion of EBITDA, please refer to the section entitled "EBITDA" found below.

        Interest expense.    Interest expense was $148,770 for the three months ended September 30, 2014, compared to $275,509 for the same period of 2013, a decrease of 46.0%. This decrease was primarily attributable to our continuing payment of notes payable for purchases of seismic acquisition equipment, including the repayment in full of a note in each of February 2013, September 2013, December 2013, and August 2014.

        Income tax benefit.    Income tax benefit was $2,112,616 for the three months ended September 30, 2014, compared to income tax benefit of $2,150,433 for the same period of 2013. The effective tax benefit rate was 34.5% for the three months ended September 30, 2014 compared to 35.2% for the same period of 2013.

Year Ended December 31, 2013, Compared to Year Ended December 31, 2012

        Revenues.    Our revenues were $134,534,540 for the year ended December 31, 2013, compared to $196,317,215 for the same period of 2012, a decrease of 31.5%. Revenues for the 12 months ended December 31, 2013 decreased due to the softening in the seismic market that began early in 2013, our operation of fewer crews in the United States and Canada during the second, third, and fourth quarters of 2013 as compared to the same period of 2012, and severe weather conditions in many or our key markets in the United States and Canada during the fourth quarter of 2013. In 2013 in the United States, we operated nine crews in the first quarter, began the second quarter operating nine crews and ended the second quarter operating two crews. We started the third quarter with three crews and ended the quarter operating five crews which we continued operating during the fourth quarter of 2013. In Canada, we operated six crews in the first quarter of 2013, began the second quarter operating six crews, and ended the quarter operating two crews. We operated no crews in Canada during the third quarter of 2013 and started and ended the fourth quarter operating three crews. This compares to 2012 when we operated eight seismic crews in the United States during the first and second quarters, added a ninth crew in the third quarter, and continued operating nine crews during the fourth quarter of 2012. We operated seven seismic crews in Canada during the first quarter, two crews during the second quarter, the equivalent of 1.5 crews during the third quarter, and five crews during the fourth quarter of 2012.

        Cost of services.    Our cost of services was $107,675,356 for the year ended December 31, 2013, compared to $135,279,937 for the same period of 2012, a decrease of 20.4%. This decrease is attributable to operating fewer crews. When a crew is shut down, several key crew members continue as paid employees of the Company (to retain their skill sets), and the majority of the crew is laid off without pay. As a percentage of revenues, cost of services was 80.0% for the year ended December 31, 2013, and 68.9% for the year ended December 31, 2012. This increase was primarily attributable costs we incurred as we idled several crews in the United States in the second and third quarters due to the softening in the seismic market, adverse weather conditions in the United States and Canada, an increase in higher cost shot-hole work, and land permitting issues in Canada in the fourth quarter of 2013.

        Selling, general, and administrative expenses.    SG&A expenses were $9,593,068 for the year ended December 31, 2013, compared to $8,755,270 for the same period of 2012, an increase of 9.6%. This increase was primarily attributable to personnel additions and an increase in share-based compensation expense. SG&A expense as a percentage of revenues was 7.1% for the year ended December 31, 2013, and 4.5% for the year ended December 31, 2012, reflecting the decrease in revenues in 2013.

        Depreciation and amortization expense.    Depreciation and amortization expense was $24,644,190 for the year ended December 31, 2013, compared to $25,502,597 for the same period of 2012, a decrease of 3.4%. This decrease was primarily attributable to our maintenance capital expenditures policy adopted early in the first quarter of 2013. Depreciation and amortization expense as a percentage of revenues was 18.3% for the year ended December 31, 2013, compared to 13.0% for the same period of 2012 reflecting the decline in revenues in 2013.

        Income (loss) from operations.    Loss from operations was $7,378,074 for the year ended December 31, 2013, compared to income from operations of $26,779,411 for the year ended December 31, 2012. The decrease was attributable to idling of several crews in the United States in the second and third quarters of 2013 due to the softening in the seismic market, adverse weather conditions in the United States and Canada, an increase in shot-hole work which carries higher costs and lower margins than vibroseis work and land permitting issues in Canada in the fourth quarter of 2013.

        EBITDA decreased $35,015,892 to $17,266,116 for the 12 months ended December 31, 2013, from $52,282,008 for the same period of 2012, a decrease of 67.0%. This decrease was primarily a result of our net loss of $6,316,041 for 2013 compared to net income of $15,671,879 for the same period in 2012, and related decrease in income tax expense. For a definition of EBITDA, a reconciliation of EBITDA to net income, and discussion of EBITDA, refer to the section entitled "EBITDA" found below.

        Interest expense.    Interest expense was $1,091,476 for the year ended December 31, 2013, compared to $1,222,454 for the same period of 2012, a decrease of 10.7%. This decrease was primarily attributable to our pay off in 2013 of three notes payable incurred for the purchase of seismic equipment.

        Income tax (benefit) expense.    Income tax benefit was $2,153,509 for the year ended December 31, 2013, compared to income tax expense of $9,885,078 for the same period of 2012. This decrease was attributable to the net loss in 2013 as compared to net income in 2012. Income tax benefit for the year ended December 31, 2013 reflects the impact of state taxes, net of federal benefit, and permanent tax differences, including share based compensation. See Note H of the Notes to our Consolidated Financial Statements for the fiscal year ended December 31, 2013 included elsewhere in this joint proxy statement/prospectus.

Year Ended December 31, 2012, Compared to Year Ended December 31, 2011

        Revenues.    Our revenues were $196,317,215 for the year ended December 31, 2012, compared to $151,028,582 for the same period of 2011, an increase of 30.0%. Approximately 74% of the increase in revenues was attributable to continued improvement in the North American land seismic acquisition market and increased efficiencies of new wireless recording technology, and approximately 26% of the increase in revenues was attributable to our operation of additional seismic crews. We operated eight seismic crews in the United States during the first and second quarters, added a ninth crew in the third quarter, and continued operating nine crews during the fourth quarter of 2012, as compared to seven seismic crews in the United States during the first quarter, the addition of an eighth crew in the second quarter, and we continued operating eight crews during the third and fourth quarters of 2011. We operated seven seismic crews in Canada during the first quarter, two crews during the second quarter, the equivalent of 1.5 crews during the third quarter, and five crews during the fourth quarter of 2012, as compared to six seismic crews during the first quarter, two crews during the second and third quarters, and four crews during the fourth quarter of 2011.

        Cost of services.    Our cost of services was $135,279,937 for the year ended December 31, 2012, compared to $104,022,944 for the same period of 2011, an increase of 30.0%. Virtually all of this increase was attributable to strong revenue growth during 2012. As a percentage of revenues, cost of services was 68.9% for both the year ended December 31, 2012, and the year ended December 31, 2011.

        Selling, general, and administrative expenses.    SG&A expenses were $8,755,270 for the year ended December 31, 2012, compared to $9,626,679 for the same period of 2011, a decrease of 9.0%. This decrease was primarily attributable to $2,117,950 of transaction costs incurred in 2011 related to terminated merger discussions, partially offset by increased compensation costs and recent staff additions to handle increased business activity. SG&A expense as a percentage of revenues was 4.5% for the year ended December 31, 2012, and 6.4% for the year ended December 31, 2011.

        Depreciation and amortization expense.    Depreciation and amortization expense was $25,502,597 for the year ended December 31, 2012, compared to $19,214,069 for the same period of 2011, an increase of 32.7%. This increase was primarily attributable to capital expenditures of approximately $57,108,000 for the 12 months ended December 31, 2012. Depreciation and amortization expense as a percentage of revenues was 13.0% for the year ended December 31, 2012, compared to 12.7% for the same period of 2011.

        Income from operations.    Income from operations was $26,779,411 for the year ended December 31, 2012, compared to $18,164,890 for the same period of 2011. The increase was attributable to an increase in revenues, partially offset by increases in cost of services and depreciation expenses discussed above. EBITDA increased $14,903,049 to $52,282,008 for the 12 months ended December 31, 2012, from $37,378,959 for the same period of 2011, an increase of 39.9%. This increase was primarily a result of a $4,838,664 increase in net income, a $6,288,528 increase in depreciation, and a $3,337,828 increase in income tax expense. For a definition of EBITDA, a reconciliation of EBITDA to net income, and discussion of EBITDA, refer to the section entitled "EBITDA" found below.

        Interest expense.    Interest expense was $1,222,454 for the year ended December 31, 2012, compared to $784,425 for the same period of 2011, an increase of 55.8%. This increase was primarily attributable to additional debt of $22,202,000 incurred in 2012 for the purchase of additional GSR and GSX systems, channels, and other seismic equipment and vehicles. The increase was partially offset by our continuing principal payments of $11,338,000 on notes payable and capital lease obligations.

        Income tax expense.    Income tax expense was $9,885,078 for the year ended December 31, 2012, compared to $6,547,250 for the same period of 2011. This increase was attributable to the increase in pre-tax income in 2012 as compared to 2011. Income tax expense for the year ended December 31, 2012 reflects the impact of state taxes, net of federal benefit, and permanent tax differences, including share based compensation. See Note H of the Notes to our Consolidated Financial Statements for the fiscal year ended December 31, 2013 included elsewhere in this joint proxy statement/prospectus.

EBITDA

        EBITDA is a non-GAAP financial measure that we define as net income (loss) plus interest expense, income tax expense (benefit) and depreciation and amortization expense. We use EBITDA as a supplemental financial measure to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis;

  •
  our liquidity and operating performance over time and in relation to other companies that own similar assets and that we believe calculate EBITDA in a manner similar to us; and

  •
  the ability of our assets to generate cash sufficient for us to pay potential interest costs.

        We also understand that EBITDA is used by investors to assess our performance. However, EBITDA is not a measure of operating income, operating performance, or liquidity presented in accordance with generally accepted accounting principles. When assessing our operating performance or our liquidity, you should not consider this data in isolation or as a substitute for our net income, cash flow from operating activities, or other cash flow data calculated in accordance with generally accepted accounting principles. EBITDA excludes some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Therefore, EBITDA as presented below may not be comparable to similarly titled measures of other companies. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest expense, income taxes, and depreciation and amortization expense.

        The following tables reconcile our EBITDA to our net income (loss):

	Year Ended December 31,
	2013	2012	2011
Net income (loss)	$(6,316,041)	$15,671,879	$10,833,215
Depreciation and amortization expense	24,644,190	25,502,597	19,214,069
Interest expense	1,091,476	1,222,454	784,425
Income tax expense (benefit)	(2,153,509)	9,885,078	6,547,250

EBITDA	$17,266,116	$52,282,008	$37,378,959

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Net loss	$(4,009,477)	$(3,951,687)	$(3,761,777)	$(1,604,244)
Depreciation and amortization expense	4,708,500	6,057,092	14,639,933	19,110,476
Interest expense	148,770	275,509	506,296	903,667
Income tax expense (benefit)	(2,112,616)	(2,150,433)	(1,954,251)	158,537

EBITDA	$(1,264,823)	$230,481	$9,430,201	$18,568,436

Liquidity and Capital Resources

Cash Flows

  Cash flows provided by operating activities.

        Net cash provided by operating activities was $19,709,387 for the nine months ended September 30, 2014, compared to $23,907,216 for the same period of 2013. The $4,197,829 decrease in cash flow from operating activities during the first nine months of 2014 from the same period of 2013 was principally attributable to a higher net loss, decreases in depreciation expense, trade accounts receivable, and cost and estimated earnings in excess of billings on uncompleted contracts, which were partially offset by a decrease in prepaid federal and state income tax and increases in, accounts payable, billings in excess of cost and estimated earnings on uncompleted contracts and income taxes payable.

        Net cash provided by operating activities was $22,969,342 for the year ended December 31, 2013, compared to $39,283,062 for the same period of 2012. The $16,313,720 decrease was principally attributable to a net loss of $6,316,041 in 2013 as compared to net income of $15,671,879 for the same period in 2012. The timing of billings and revenue recognition, the collections of accounts receivable, the timing of receipt and payment of invoices, federal and state income taxes payable, depreciation and amortization, and the mix of contracts account for the remainder of the decrease.

        Working capital decreased $511,396 to $17,196,767 as of September 30, 2014, from the December 31, 2013 working capital of $17,708,163. This decrease was primarily due to decreases of $1,756,513 in accounts receivable and, $3,909,198 in prepaid federal and state income taxes, and increases of $3,196,798 in accounts payable, and $1,878,055 in billings in excess of cost and estimated earnings on uncompleted contracts, partially offset by increases of $8,933,742 in cash and $2,307,353 in cost and estimated earnings on uncompleted contracts.

        Working capital increased $5,492,070 to $17,708,163 as of December 31, 2013, from the December 31, 2012, working capital of $12,216,093. This increase was due primarily to increases in cash and cash equivalents of $7,516,130 and $3,909,198 in prepaid federal and state income taxes, and decreases of $9,582,719 in trade accounts payable, $2,958,078 in accrued liabilities, $3,104,129 in billings in excess of costs and estimated earnings on uncompleted contracts, and $2,180,400 in current maturities of notes payable, partially offset by decreases in trade accounts receivable of $24,898,346 and $3,950,996 in costs and estimated earnings in excess of billings on uncompleted contracts.

  Cash flows used in investing activities.

        Net cash used in investing activities was $915,989 for the nine months ended September 30, 2014, and net cash used in investing activities was $159,943 for the nine months ended September 30, 2013. This change was due primarily to a decrease of $747,989 in proceeds from the sale of older property and equipment.

        Net cash used in investing activities was $667,498 for the year ended December 31, 2013, and $30,265,696 for the year ended December 31, 2012. This $29,598,198 decrease was due to a decrease in capital expenditures of $30,121,740 and a decrease in proceeds from the sale of property and equipment of $523,542.

  Cash flows used in financing activities.

        Net cash used in financing activities was $9,681,998 for the nine months ended September 30, 2014, and $11,121,765 for the nine months ended September 30, 2013. The decrease was due primarily to a decrease in principal payments on notes payable and capital lease obligations.

        Net cash used in financing activities was $14,996,672 for the year ended December 31, 2013, and $16,140,906 for the year ended December 31, 2012. The $1,144,234 decrease was due primarily to no cash dividend payment in 2013 as compared with the payment of cash dividends of $3,099,014 in 2012, partially offset by an increase in principal payments on notes payable of $2,004,365.

  Capital expenditures.

        During the nine months ended September 30, 2014, we acquired $7,516,313 of vehicles and equipment, which included the purchase in September 2014 of a 10,500-channel INOVA Hawk seismic data acquisition system and the additions to and replacement of similar vehicles and equipment. We financed these acquisitions by using a $6,096,173 note payable to a commercial bank to finance the INOVA Hawk system mentioned above, $1,258,607 of cash on hand and by incurring $161,533 in capital lease obligations from a vehicle leasing company. Although we do not budget for our capital expenditures, we may purchase additional equipment during 2014 should the demand for our services increase.

        Early during the year ended December 31, 2013 we adopted a maintenance capital expenditures program and incurred capital expenditures of $2,474,865, primarily to maintain existing equipment. During the year ended December 31, 2012, capital expenditures of $57,107,732 were used to acquire seismic equipment and vehicles, replace similar equipment and vehicles, and to purchase our fourth and fifth GSR systems consisting of a total of 14,200 channels and related equipment, our sixth GSR system with 13,000 channels, our first next-generation 3-channel GSX system with 8,000 stations, and seven new INOVA vibration vehicles. Cash of $31,970,418, notes of $22,201,800 from a commercial bank, and capital lease obligations from a vehicle leasing company of $2,935,514 were used to finance these acquisitions. This major investment should continue to bring us the benefits of these new technologies and allow us to be in a cash building mode in 2014. We may, however, purchase additional equipment during 2014 as the demand for our services warrants.

Liquidity

        Our primary sources of liquidity are cash generated from operations and short-term borrowings and leases from commercial banks and equipment lenders for capital expenditures. Based on current forecasts, we believe that we have sufficient available cash and borrowing capacity to fund our working capital needs over the next 12 months.

Capital Resources

        Historically, we have relied on cash generated from operations, short-term borrowings from commercial banks and equipment lenders, and loans from directors to fund our working capital requirements and capital expenditures.

        We have a revolving line of credit agreement with a commercial bank, pursuant to which we may borrow up to $5,000,000. The credit agreement was renewed for a one-year term on each of September 16, 2012, 2013 and 2014 and will expire on September 16, 2015. We intend to renew the revolving credit agreement prior to its expiration. Our obligations under this agreement are secured by a security interest in our accounts receivable. Interest on the outstanding amount under the revolving credit agreement is payable monthly at the greater of the prime rate of interest or five percent. As of September 30, 2014, we had no borrowings outstanding under the revolving credit agreement.

        At September 30, 2014, we had four outstanding notes payable to commercial banks for equipment purchases. The notes have interest rates between 3.50% and 4.60%, are due in monthly installments between $128,363 and $215,863 plus interest, have a total outstanding balance of $14,198,824 and are collateralized by equipment. One note payable with interest of 6.35% and monthly payments of $50,170 including interest was paid off in February 2013, and one note payable with interest of 5.00% and monthly payments of $59,581 including interest was paid off in September 2013. One note payable with interest of 5.00% and monthly payments of $82,950 plus interest was paid off in December 2013, and one note payable with interest of 4.50% and monthly payments of $187,934 plus interest was paid off in August 2014. These notes were collateralized by equipment.

        We also had three outstanding notes payable to finance companies for corporate insurance at September 30, 2014. The notes have interest rates between 4.00% and 4.95%, are due in monthly installments between $18,831 and $326,366 including interest, and have a total outstanding balance of $1,328,174.

        Our Houston sales office is in a 1,711-square foot facility. The monthly rent is currently $3,422. Our corporate office in Plano, Texas was increased from 8,523 square feet to 10,137 square feet of office space in March of 2012. The monthly rent is currently $15,206. We leased an 800-square foot facility in Oklahoma City, Oklahoma, as a sales office on a month-to-month basis, and the monthly rent was $665. This office was closed on October 31, 2013. We lease a 400-square foot facility in Pratt, Kansas, as a permit office on a month-to-month basis, and the current monthly rent is $500. In October of 2012, we expanded our Denison, Texas repair warehouse facility with the addition of a third 10,000-square foot building. The Denison, Texas, facility consists of one 5,000-square foot building, three 10,000-square foot adjacent buildings, and an outdoor storage area of approximately 60,500 square feet. The monthly rent is currently $14,438. We lease a 915-square foot office facility in Midland, Texas, as a sales office with a monthly rent of $1,296. Upon the acquisition of Eagle Canada, we assumed a lease for 3,030 square feet of office space located in Calgary, Alberta. The monthly rent is currently $11,922. In addition, Eagle Canada leases a 10,088-square foot facility, also located in Calgary, Alberta, that is used as a shop and warehouse. The monthly rent is currently $7,479. We also lease a storage and parking area adjacent to the Eagle Canada shop and warehouse. The monthly rent is currently $4,768. The Company is not responsible for insuring these facilities. The conditions of these facilities are good, and we believe that these properties are suitable and adequate for our foreseeable needs.

Contractual Obligations

        The following table summarizes payments due in specific periods related to our contractual obligations as of December 31, 2013:

	Payments Due by Period
Contractual Obligations	Total	Within 1 Year	1 - 2 Years	3 - 5 Years	After 5 Years
	(In thousands)
Operating lease obligations	$1,831	$642	$468	$721	$—
Debt obligations	$14,918	$8,435	$4,814	$1,669	$—
Capital lease obligations	$2,325	$1,423	$756	$146	$—

Total	$19,074	$10,500	$6,038	$2,536	$—

        We believe that our capital resources, including our short-term investments, funds available under our revolving credit agreement, and cash flow from operations, will be adequate to meet our current operational needs. We believe that we will be able to finance our 2014 capital expenditures through cash flow from operations, borrowings from commercial lenders, and the funds available under our revolving credit agreement. However, our ability to satisfy working capital requirements, meet debt repayment obligations, and fund future capital requirements will depend principally upon our future operating performance, which is subject to the risks inherent in our business, and will also depend on the extent to which the current economic climate adversely affects the ability of our customers, and/or potential customers, to pay promptly amounts owed to us under their service contracts with us.

Off-Balance Sheet Arrangements

        As of September 30, 2014, we had no off-balance sheet arrangements.

Critical Accounting Policies

        The preparation of our financial statements in conformity with GAAP requires us to make certain assumptions and estimates that affect the reported amounts of assets and liabilities at the date of our financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of assumptions and estimates inherent in the reporting process, actual results could differ from those estimates.

Revenue Recognition

        The Company provides seismic data acquisition survey services to its customers under general service agreements which define certain obligations for the Company and for its customers. We typically enter into a supplemental agreement setting forth the terms of each project, which may be cancelled by either party upon 30 days' advance written notice. These supplemental agreements are either "turnkey" agreements providing for a fixed fee to be paid for each unit of seismic data acquired or "term" agreements providing for a fixed hourly, daily, or monthly fee during the term of the project. Under both types of agreements, the Company recognizes revenues when services have been performed and revenue is realizable. Services are defined as the commencement of data acquisition. Revenues are deemed realizable when earned according to the terms of the contracts. Under turnkey agreements, the total number of units of seismic data to be gathered is set forth in the agreement. Revenue under turnkey agreements is recognized on a per unit of seismic data acquired rate as services are performed. Revenue under term agreements is recognized on a per unit of time worked rate as services are performed based on the time worked rate provided in the term agreement. In the event of a cancelled contract, revenue is recognized and the client is billed for services performed to the date of contract cancellation. When it becomes evident that the estimates of total costs to be incurred on a contract will exceed the total estimates of revenue to be earned, an estimated loss is recognized in the period in which the loss is identifiable. The asset "Cost and estimated earnings in excess of billings on uncompleted contracts" represents cost incurred on turnkey agreements in excess of billings on those agreements. The liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings on turnkey agreements in excess of cost on those agreements.

Accumulated Other Comprehensive Income

        Comprehensive income is a measure of income which includes both net income and other comprehensive income or loss. Other comprehensive income or loss results from items deferred from recognition in the statement of earnings, which consists solely of foreign currency translation adjustments. Accumulated other comprehensive income (loss) is presented on the Company's consolidated balance sheet as a part of stockholder's equity. In addition, the Company reports comprehensive income and its components in a separate statement of comprehensive income.

        Foreign currency translation income or loss represents changes in foreign currency rates used to translate the assets, liabilities, revenues and expenses of the Company's international subsidiary from the local currency. These changes in foreign currency rates may never be realized or may only be partially realized upon the ultimate disposition, if any, of the international subsidiary. The Company's foreign investment is considered permanent in nature as there are no plans in the foreseeable future for divestiture.

Business Combinations

        We allocate the purchase price of acquired companies to the tangible assets acquired, liabilities assumed, and intangible assets acquired, based on their estimated fair values. The excess of the purchase price over these fair values is recorded as goodwill. We engage independent third-party appraisal firms to assist us in determining the fair values of assets acquired and liabilities assumed. Such valuations require management to make significant estimates and assumptions.

Allowance for Doubtful Accounts

        We prepare our allowance for doubtful accounts receivable based on our past experience of historical write-offs, our current customer base, and our review of past due accounts. The inherent volatility of the energy industry's business cycle can cause swift and unpredictable changes in the financial stability of our customers. In 2013, 2012 and 2011, no allowances were necessary.

Impairment of Long-lived Assets

        We review long-lived assets for impairment when triggering events occur suggesting deterioration in the assets' recoverability or fair value. Recognition of an impairment charge is required if future expected net cash flows are insufficient to recover the carrying value of the asset. Our forecast of future cash flows used to perform impairment analysis includes estimates of future revenues and profitability based on our historical results and analysis of future oil and natural gas prices which are fundamental to assessing demand for our services. If we are unable to achieve these cash flows, our estimates will be revised which could result in an impairment charge for the period of revision.

Depreciable Lives of Property, Plant, and Equipment

        Our property, plant, and equipment are capitalized at historical cost and depreciated over the useful life of the asset. Our estimate of this useful life is based on circumstances that exist in the seismic industry and information available at the time of the purchase of the asset. The technology of the equipment used to gather data in the seismic industry has historically evolved such that obsolescence does not occur quickly. As circumstances change and new information becomes available, these estimates could change. We amortize these capitalized items using the straight-line method. Capital assets are depreciated over their useful lives ranging from one to seven years, depending on the classification of the asset.

Tax Accounting

        We account for our income taxes in accordance with the recognition of amounts of taxes payable or refundable for the current year and an asset and liability approach in recognizing the amount of deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our financial statements or tax returns. We determine deferred taxes by identifying the types and amounts of existing temporary differences, measuring the total deferred tax asset or liability using the applicable tax rate, and reducing the deferred tax asset by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Our methodology for recording income taxes requires judgment regarding assumptions and the use of estimates, including determining our annual effective tax rate and the valuation of deferred tax assets, which can create a variance between actual results and estimates and could have a material impact on our provision or benefit for income taxes.

Share-Based Compensation

        We recognize the fair value of the stock-based compensation awards, including stock options and restricted stock, as wages in the consolidated statements of earnings on a straight-line basis over the vesting period of the related stock options or restricted stock awards. This has resulted in the recognition of compensation expense, relative to stock-based awards, in wages in the consolidated statements of earnings of approximately $973,000 or approximately $0.04 per share for the year ended December 31, 2013, and $601,000 or approximately $0.03 per share for the year ended December 31, 2012.

        Shares of restricted stock were issued to employees of the Company under the 2006 Stock Awards Plan as follows: 18,000 in August of 2007; 10,000 in June of 2008; 5,000 in July of 2009; 5,000 in May of 2010; 25,331 in November of 2011; 21,520 in December of 2011; 6,000 in January of 2012; 213,125 in August of 2012; and 6,000 in February of 2013. In June of 2013, 45,000 shares were rescinded from the August 2012 grant, and 30,000 shares were issued in their place. In addition, stock options were issued to employees of the Company under the 2006 Stock Awards Plan as follows: 335,000 in October of 2008; 135,000 in November of 2009; and 15,000 in November of 2011. No incentive stock options were granted to employees in 2010, 2012, or 2013. As of December 31, 2013, there was approximately $389,000 of unrecognized compensation expense related to our share-based compensation plan.

Recently Issued Accounting Pronouncements

        In July of 2012, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2012-02, Intangibles—Goodwill and Other (Topic 350)—Testing Indefinite-Lived Intangible Assets for Impairment ("ASU 2012-02"). This ASU provides entities with an option to first assess qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the indefinite-lived intangible asset is impaired. If an entity concludes that it is more than 50% likely that an indefinite-lived intangible asset is not impaired, no further analysis is required.

However, if an entity concludes otherwise, it would be required to determine the fair value of the indefinite-lived intangible asset to measure the amount of actual impairment, if any, as currently required under accounting principles generally accepted in the United States ("U.S. GAAP"). The ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. We adopted this update in the first quarter of 2013, and it did not have a significant effect on our consolidated financial statements and related disclosures.

        In July of 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740)—Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists ("ASU 2013-11"). ASU 2013-11 clarifies the balance sheet presentation of an unrecognized tax benefit and was issued to resolve the diversity in practice that had developed in the absence any specific U.S. GAAP. ASU 2013-11 is applicable to all entities that have an unrecognized tax benefit due to a net operating loss carryforward, a similar tax loss, of a tax credit carryforward. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, and does not create any new disclosure requirements. We adopted ASU 2013-11 on January 1, 2014, and it did not have a significant effect on our consolidated financial statements.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue (Topic 606)—Revenue from Contracts with Customers ("ASU 2014-09"). ASU 2014-09 supersedes nearly all existing revenue recognition guidance under U.S. GAAP and establishes a comprehensive revenue recognition standard for virtually all industries, including those that previously followed industry-specific guidance. The revenue standard's core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. Three basic transition methods are available—full retrospective, retrospective with certain practical expedients, and a cumulative effect approach. Under the third alternative, an entity would apply the new revenue standard only to contracts that are incomplete under legacy U.S. GAAP at the date of initial application (i.e., January 1, 2017) and recognize the cumulative effect of the new standard as an adjustment to the opening balance of retained earnings. That is, prior years would not be restated and additional disclosures would be required to enable users of the financial statements to understand the impact of adopting the new standard in the current year compared to prior years that are presented under legacy U.S. GAAP. ASU 2014-09 is effective for annual periods beginning after December 15, 2016, including interim periods therein. Early adoption is prohibited. We will adopt ASU 2014-09 on January 1, 2017. We will begin evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard in 2017.

Effect of Inflation

        We do not believe that inflation has had a material effect on our business, results of operations, or financial condition during the past three years.

Quantitative and Qualitative Disclosures About Market Risk

        We have not entered into any hedging agreements or swap agreements. Our principal market risk is the risk related to the concentration of our customers in the oil and natural gas industry. Since our customers are involved in the oil and natural gas industry, there may be a positive or a negative effect on our exposure to credit risk in that our customers may be similarly affected by changes in economic and industry conditions. For the year ended December 31, 2013, our largest customer accounted for approximately 12% of revenues. For the year ended December 31, 2012, our largest customer accounted for approximately 16% of revenues. For the year ended December 31, 2011, our largest customer accounted for approximately 17% of revenues. We conduct business in Canada which subjects us to a foreign currency exchange rate risk. Our results of operations and our cash flows could be impacted by changes in foreign currency exchange rates.

        We are exposed to foreign currency exchange risk, primarily through our operations in Canada. Certain transactions in Canada are exposed to economic losses in the event of adverse changes in the currency exchange rate. If the Canadian Dollar continues to appreciate with respect to the U.S. Dollar, our costs in Canada may increase. Currently, we do not use derivative financial instruments to offset the risk of foreign currency.

        For further information see "—Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Risk Factors."

Financial Statements and Supplementary Data

        TGC's financial statements are submitted as a separate section of this joint proxy statement/prospectus. See "Financial Statements," commencing on page F-1 hereof.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Directors, Executive Officers and Corporate Governance

Directors

        Set forth below is a brief biography of each of the current members of TGC's board of directors as of December 29, 2014:

Wayne A. Whitener, 63

        Director of the Company since 1984; President of the Company since July 1986; Chief Executive Officer of the Company since 1999; Chief Operating Officer of the Company from July 1986 to December 1998; Vice President of the Company from 1983 to July 1986; Director of Supreme Industries, Inc., a manufacturer of specialized truck bodies and shuttle buses, since 2008; and Director of Chase Packaging Corporation, a development stage company, since 2009. Mr. Whitener was selected to serve as a director of the Company because of his depth of understanding of the Company's operations, his strong leadership skills, his extensive employment experience with the Company, and his significant industry and management expertise.

Allen T. McInnes, Ph.D., 77

        Director of the Company since 1993; Chairman of the Board from July 1993 to March 2004 and Presiding Director of the Board since March 2004; Secretary of the Company from November 1997 to March 2004; Chief Executive Officer of the Company from August 1993 to March 1996; Director of Tetra Technologies, a chemical manufacturer, from 1993 to 2012; President and Chief Executive Officer of Tetra Technologies, Inc. from April 1996 to January 2000; Chairman of the Board, President, and Treasurer of Chase Packaging Corporation, a development stage company, since 1997; and Dean of the Rawls College of Business at Texas Tech University from September 2001 to September 2012 (retired). Dr. McInnes was selected to serve as a director of the Company due to his extensive background as an experienced leader of major organizations, his experience serving on the boards of other public companies, and his experience as chief executive officer of another public company. In addition, Dr. McInnes' experience as Dean of the Business School at Texas Tech University provides the Board with a link to developments in business management practices. Dr. McInnes qualifies as an "audit committee financial expert" under the guidelines of the Securities and Exchange Commission.

William J. Barrett, 75

        Director of the Company since 1980; Secretary of the Company from 1986 to November 1997; President of W. J. Barrett Associates, Inc., an investment banking firm, since June 2009; President of Barrett-Gardner Associates, Inc., an investment banking firm, from November 2002 until June 2009; previously Senior Vice President of Janney Montgomery Scott LLC, an investment banking firm, from 1978 to 2002; Director, Executive Vice President, and Secretary of Supreme Industries, Inc., a manufacturer of specialized truck bodies and shuttle buses, since 1979; Director of Babson Corporate Investors, a closed-end investment company, since July of 2006; Director of Babson Participation Investors, a closed-end investment company, since July of 2006; Director of Chase Packaging Corporation, a development stage company, since 2001; and former Chairman of the Board and Director of Rumson-Fair Haven Bank and Trust Company, a New Jersey state independent commercial bank and trust company, from 2000 to June, 2012. Mr. Barrett brings to the Board of Directors of the Company keen business and financial judgment and an extraordinary understanding of the Company's business, history, and organization, as well as extensive leadership experience.

Herbert M. Gardner, 75

        Director of the Company since 1980; Executive Vice President of Barrett-Gardner Associates, Inc., an investment banking firm, from November 2002 until June 2009; and previously Senior Vice President of Janney Montgomery Scott LLC, an investment banking firm, from 1978 to 2002; Chairman of the Board of Supreme Industries, Inc. ("Supreme"), a manufacturer of specialized truck bodies and shuttle buses, since 1979; Chief Executive Officer of Supreme from 1979 to January 2011; President of Supreme from June 1992 to February 2006; Director of Chase Packaging Corporation, a development stage company, since 2001; former Director of Rumson-Fair Haven Bank and Trust Company, a New Jersey state independent, commercial bank and trust company, from 2000 to May 2013; former Director of Nu-Horizons Electronics Corp., an electronics component distributor, from 1984 until January 2011; and former Director of MKTG, Inc., a marketing and sales promotion company, from 1997 until January 2010. Mr. Gardner was selected to serve as a director of the Company due to his extensive management experience, his deep understanding of the Company and its history and organization, his strong leadership skills, his outstanding business and financial judgment, and his experience as chief executive officer of another public company.

Edward L. Flynn, 80

        Director of the Company since 1999; Owner of Flynn Meyer Company, a management company for the restaurant industry, since 1976; Director and Treasurer of Citri-Lite Co., a soft drink company, since 1994; Director of Supreme Industries, Inc., a manufacturer of specialized truck bodies and shuttle buses, since 2007; Director of Bioject Medical Technologies, Inc., a medical device company, since 2007; and Director of Chase Packaging Corporation, a development stage company, since 2007. Mr. Flynn is an experienced leader of large organizations and brings to the Board of Directors of the Company strong executive management skills and experience serving on the boards of other public companies.

Stephanie P. Hurtt, 70

        Director of the Company since 2007; Member of Finance Committee of McKee Botanical Garden since 2006; Member of Board of Directors and First Vice-President of McKee Botanical Garden since 2008; Member of Indian River Medical Center Foundation Advisory Board; former Treasurer of Navesink River Auxiliary for Riverview Hospital; former Assistant in the Development Office and Secretary to the Headmaster of The Rumson Country Day School; and recipient of B.S., Business Administration from Simmons College, Boston, MA. Ms. Hurtt was selected to serve as a director of the Company due to her experience serving on the boards of other organizations through which she has exhibited significant leadership experience.

Independence

        The Board of Directors has determined that the following four directors have no material relationship with the Company that would interfere with the exercise of independent judgment and are "independent directors" as that term is defined in NASDAQ's listing standards: Allen T. McInnes, Herbert M. Gardner, Edward L. Flynn, and Stephanie P. Hurtt.

Compensation Committee Interlocks and Insider Participation

        During 2013, the members of the Compensation Committee were Dr. McInnes, Mr. Gardner, Mr. Flynn, and Ms. Hurtt. Messrs. Gardner and Whitener also serve as directors of Supreme Industries, Inc. ("Supreme"). Dr. McInnes and Messrs. Barrett, Gardner, Flynn, and Whitener also serve as directors of Chase Packaging Corporation ("Chase"). Mr. Barrett serves as Executive Vice President (Long Range and Strategic Planning), Assistant Treasurer and Secretary of Supreme. Dr. McInnes serves as President and Treasurer of Chase, Mr. Gardner serves as Vice President of Chase, and Mr. Barrett serves as Secretary of Chase.

Executive Officers

        Set forth below is a brief biography of each of the current executive officers of TGC:

Wayne A. Whitener, 63, Chief Executive Officer, President and Director

        Director of the Company since 1984; President of the Company since July 1986; Chief Executive Officer of the Company since 1999; Chief Operating Officer of the Company from July 1986 to December 1998; Vice President of the Company from 1983 to July 1986; Director of Supreme Industries, Inc., a manufacturer of specialized truck bodies and shuttle buses, since 2008; and Director of Chase Packaging Corporation, a development stage company, since 2009.

Daniel G. Winn, 64, Executive Vice President

        Executive Vice President of the Company since November 2009; Vice President of the Company from June 2004 to November 2009; Operations Manager of the Company from August 1997 to June 2004; Operations Supervisor of the Company from January 1990 to August 1997; and Operations Supervisor for Halliburton Geophysical from January 1988 to January 1990.

James K. Brata, 59, Vice President, Chief Financial Officer, Secretary and Treasurer

        Secretary and Treasurer of the Company since March 2009; Chief Financial Officer of the Company since October 2008; Vice President of the Company since June 2008. Prior to joining the Company, Mr. Brata served in a variety of capacities at publicly traded companies including Sport Supply Group, Research Institute of America, a wholly owned subsidiary of Thomson Reuters Corporation, Compaq Computer Corporation, now part of Hewlett Packard Company, and Mitchell Energy and Development Corporation which was acquired by Devon Energy Corporation. Mr. Brata was also a consultant with KPMG LLP and Coopers & Lybrand, now PricewaterhouseCoopers LLP. Mr. Brata holds a B.S. degree in Accounting, a M.B.A. in finance, and is a Certified Public Accountant.

 Compensation Discussion and Analysis

Overview of Compensation

        The responsibilities of the Compensation Committee include establishing and implementing the Company's overall executive compensation philosophy. The Company's Chief Executive Officer recommends the compensation and bonuses for senior management, and the Board makes the final determination of the bonus amounts for all of the named executive officers. Throughout this Information About TGC, the individuals who served as the Company's Chief Executive Officer and President, Executive Vice President, and Vice President, Chief Financial Officer, Secretary, and Treasurer during 2013, included in the Summary Compensation Table, are referred to as the "named executive officers."

Compensation Philosophy and Objectives

        The primary objectives of our compensation policy are to build shareholder value and recognize the contributions each executive makes to the Company's success. In setting compensation levels, the Compensation Committee has established the following compensation philosophy and objectives for the Company's executive officers:

  •
  Align the interests of executives, including the Company's executive officers, with those of the shareholders.  The Compensation Committee believes it is appropriate to tie a portion of executive compensation to the value of the common stock in order to more closely align the interests of executive officers with the interests of the shareholders. The Compensation Committee also believes that executives should have a meaningful ownership interest in the Company and has established and regularly reviews executive stock ownership.

  •
  Have a significant portion of pay that is performance-based.  The Company expects superior performance. The Company's executive compensation programs are designed to reward executives based on performance. The Compensation Committee believes that compensation paid to executives should closely align their performance with the performance of the Company on both a short-term and long-term basis.

  •
  Provide competitive compensation.  The Company's executive compensation programs are designed to attract, retain, and motivate highly qualified executives critical to achieving the Company's strategic objectives and building shareholder value.

        The Compensation Committee reviews the Company's compensation philosophy and objectives each year to determine if revisions are necessary in light of market conditions, the Company's strategic goals, or other relevant factors. The Company's Chief Executive Officer, who is also a member of the Board, does not serve as a member of the Compensation Committee, but does participate in setting executive compensation other than his own. The Compensation Committee reviews the individual performance of each executive officer and the financial performance of the Company. The Compensation Committee also takes into account salary levels, bonus plans, stock incentive plans, and other compensation packages made available to executive officers of companies of similar size and nature.

        The Compensation Committee uses a variety of compensation elements to reach its compensation objectives, including current salary, bonus opportunity, and long term equity-based incentives, all of which are discussed in detail below. Specifically, the Compensation Committee believes that executive compensation should include the following three components:

  •
  Annual Base Salary.  The Company's objectives are to target annual base salary that is competitive, when taken in conjunction with the other compensatory elements, to attract and retain executives. Based upon the Compensation Committee's general knowledge of base salary ranges in our industry, we believe our base salaries are competitive.

  •
  Annual Cash Bonus Opportunity.  The Company uses annual cash bonuses to reward executives for the roles they play in the achievement of annual Company profitability.

  •
  Long-Term Equity-Based Incentives.  The Company utilizes stock-related plans including options and stock grants as long-term equity-based incentives to foster a long-term view of what is in the best interests of the Company and its shareholders by better aligning the interests of the executives with those of the shareholders.

        The Compensation Committee reviews and approves, on an annual basis, annual compensation for executive officers, which compensation consists of base salary and bonus (discussed below). The Compensation Committee may request additional information and analysis and ultimately determines in its discretion whether to approve any recommended changes in compensation.

Annual Base Salary

        The Company pays its executive officers a base salary to remain competitive in the market. The base salaries are less performance-based than the annual cash bonuses and long-term equity-based incentives. During 2013, the base salaries of Messrs. Winn and Brata were increased to make them competitive in the market.

Annual Cash Bonus Opportunity

        In order to provide incentives for future annual performance, the Company believes that a meaningful portion of certain executive officers' and other key employees' compensation should be in the form of a cash incentive bonus. Cash incentive bonus payments are discretionary and are based primarily on the executive officer's contribution to the Company's profitability over the applicable performance measurement periods. The Company believes that profitability is the most useful measure of management's effectiveness in creating value for the shareholders of the Company. The Company's policy is to set aside in a bonus pool a portion of its pre-tax profit as determined by the Company's Chief Executive Officer and approved by the Board. No specific formula is used in making such bonus determinations to the individuals eligible to participate in the bonus pool, but senior management recommends to the Compensation Committee the allocation of the bonus pool based on each employee's contribution to the Company's profitability during the year. In measuring each employee's contribution to the Company's profitability, the Compensation Committee relies on personal qualitative factors (such as effective leadership and communication) rather than quantitative performance goals of the Company (such as specific revenue or earnings targets).

        Messrs. Whitener, Winn, and Brata are the three named executive officers who were eligible for annual cash bonuses under the Company's bonus plan in 2013. The Compensation Committee determined to award Mr. Whitener a cash bonus of $200,000 in January 2014, and Messrs. Winn and Brata cash bonuses of $50,000 each in December 2013. These bonuses were paid out of the bonus pool based on each named executive officer's contributions to the Company's 2013 profitability, as measured using the personal qualitative factors considered by the Compensation Committee. The bonus received by Mr. Whitener is determined by the Board of Directors (other than Mr. Whitener) based upon the results of the Company's operations for the preceding year. The bonuses received by Messrs. Winn and Brata are determined by the Board of Directors (including Mr. Whitener).

Long-Term Equity-Based Incentives

        The Company believes that the best way to align the interests of the executive officers and its shareholders is for such officers to own a meaningful amount of its common stock. In order to reach this objective and to retain its executives, the Company grants equity-based awards to the executive officers under its 2006 Stock Awards Plan. On August 7, 2012, the Company granted Mr. Whitener 30,000 shares of restricted common stock, Mr. Winn 13,125 shares of restricted common stock, and Mr. Brata 13,125 shares of restricted common stock. On January 1, 2013, 25,000 shares of restricted common stock for Mr. Whitener vested, and 4,375 shares of restricted common stock vested for each of Messrs. Winn and Brata. On January 1, 2014, 2,625 shares of restricted common stock for Mr. Whitener vested. On January 1, 2014, 4,593 of restricted common stock vested for each of Messrs. Winn and Brata. On January 1, 2015, the remaining 2,625 shares of restricted common stock for Mr. Whitener will vest. On January 1, 2015, the remaining 4,593 shares of restricted common stock for each of Messrs. Winn and Brata will vest. The equity-based awards were granted to the executive officers based upon the results of the Company's operations for 2012. In 2013 there were no long term equity based awards to executive officers of the Company.

Perquisites

        The Company provides limited perquisites to executive officers, including the named executive officers, in order to facilitate the successful achievement of their and the Company's performance. These perquisites include car allowances and insurance premiums. In addition, the Company's President and Chief Executive Officer receives additional perquisites related to certain club memberships and tax preparation services.

Medical and Other Welfare Benefits

        The Company's executives, along with all other employees, are eligible to participate in medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, 401(k) plan matches, and any other employee benefit made available to employees.

Employment Agreements

        The Board of Directors has determined that it is appropriate to reinforce and encourage the continued attention and dedication of the Company's President and Chief Executive Officer to his assigned duties without distraction in potential circumstances arising from the possibility of a change in control of the Company. Accordingly, on April 13, 2012, the Company entered into an employment agreement with Mr. Whitener that provides for the payment of certain compensation if Mr. Whitener's employment with the Company is terminated under one of the circumstances described in the agreement other than for cause, for good reason, or following a change in control of the Company. See definitions of "cause," "good reason" and "change in control" in the Executive Compensation section under "Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Contract." The Company considers the compensation that would be payable under the agreement upon termination in such cases to be appropriate in light of the industry in which it is engaged and the uncertain length of time necessary to find new employment, including the assurance of severance and benefits for Mr. Whitener upon termination. See "Executive Compensation—Potential Payments. Upon Termination or Change in Control" for information about estimated payments and benefits that would be paid to Mr. Whitener in such event. The level of payments and benefits provided under Mr. Whitener's employment agreement are considered appropriate. These benefits are recognized as part of the total compensation package and are reviewed periodically, but are not specifically considered by the Compensation Committee when making changes in base salary, annual incentive compensation, or long-term incentive compensation. The Company does not have severance agreements with named executive officers other than in connection with Mr. Whitener's employment agreement.

        In connection with entering into the merger agreement, on October 8, 2014, the Company amended and restated the employment agreement of Mr. Whitener and entered into employment agreements with Messrs. Winn and Brata. Each of these employment agreements becomes effective upon consummation of the merger. See "The Employment Agreements" for more information concerning these employment agreements.

2006 Stock Awards Plan

        Pursuant to the 2006 Stock Awards Plan, upon a "change in control," the unvested stock options and restricted stock of all employees, including the executive officers, vest immediately. See the definition of "change in control" set forth in "Compensation Information—Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table—2006 Stock Awards Plan."

        The "change in control" provisions in the 2006 Stock Awards Plan help prevent employees from being distracted by rumored or actual changes in control. The "change in control" provisions provide:

  •
  incentives for executive officers to remain with the Company despite the uncertainties of a potential or actual change in control transaction; and

  •
  access to equity components after a change in control.

        The 2006 Stock Awards Plan provides for the vesting of stock options and restricted stock for all employees upon a "change in control" for the following reasons:

  •
  employees who remain after a change of control are treated the same with regard to equity as the general stockholders who could sell or otherwise transfer their equity upon a change in control; and

  •
  since the Company would not exist in its present form after a change in control, executives should not have to have their return on such equity dependent upon the new company's future success.

Role of Shareholder Say-on-Pay Votes

        In June 2013, the Company held a shareholder advisory vote on the compensation of its named executive officers as described in the 2013 Proxy Statement, commonly referred to as a say-on-pay vote. The shareholders approved the named executive officers' compensation, with approximately 68% of the shares present in person or represented by proxy and entitled to vote at the annual meeting voting in favor of the 2013 say-on-pay resolution. As the Company evaluated its compensation practices and talent needs throughout 2013, it was mindful of the support shareholders expressed for its pay for performance compensation philosophy. As a result, following its annual review of executive compensation, the Compensation Committee decided to maintain a consistent approach to executive compensation with an emphasis on long-term incentive compensation that rewards senior executives for delivering value for shareholders. In addition, the Compensation Committee considered ways to strengthen the pay for performance culture at the Company. In determining how often to hold a shareholder advisory vote on executive compensation, the Board of Directors took into account the strong preference for an annual vote.

Compensation Information

Summary Compensation Table

        The table below sets forth, on an accrual basis, all cash and cash equivalent remuneration paid by the Company during 2013, 2012, and 2011 to the Company's Chief Executive Officer, Chief Financial Officer and the Company's other executive officer who was serving as an executive officer at the end of

2013, the "named executive officers." The individuals listed below are the only executive officers employed by the Company during 2013.

Name and Principal Position (a)	Year (b)	Base Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	All Other Compensation ($)(2) (f)	Total ($)(3) (g)
Wayne A. Whitener	2013	350,000	200,000	242,400	16,253	808,653
President and CEO	2012	340,385	250,000	180,900	13,903	785,188
	2011	300,000	200,000	150,000	12,191	662,191
Daniel G. Winn	2013	208,000	50,000	—	11,266	269,266
Executive Vice President	2012	200,000	100,000	79,144	11,002	390,146
	2011	200,000	50,000	50,000	10,852	310,852
James K. Brata	2013	199,956	50,000	—	9,838	259,794
CFO, Vice President, Secretary and	2012	191,298	100,000	79,144	7,604	378,046
Treasurer	2011	179,687	50,000	25,000	6,918	261,605

(1)
The amount shown in this column represents the aggregate grant date fair values of unrestricted stock awarded computed in accordance with FASB ASC Topic 718.

(2)
Includes (in addition to certain perquisites and personal benefits) the Company's matching contribution to its Section 401(k) Retirement Plan.

(3)
Includes columns (c), (d), (e) and (f).

All Other Compensation

        The following table describes each component of column (f) of the Summary Compensation Table.

	Year	Car Allowance ($)	Insurance Premium ($)	401(k) Match ($)	Club Membership ($)	Tax Prep ($)	Total ($)
Wayne A. Whitener	2013	3,512	792	10,200	1,054	695	16,253
	2012	3,912	792	7,500	1,004	695	13,903
	2011	4,488	792	5,259	957	695	12,191
Daniel G. Winn	2013	4,013	792	6,461	—	—	11,266
	2012	4,088	792	6,122	—	—	11,002
	2011	4,316	792	5,744	—	—	10,852
James K. Brata	2013	1,557	516	7,765	—	—	9,838
	2012	1,324	516	5,764	—	—	7,604
	2011	1,143	516	5,259	—	—	6,918

Grants of Plan-Based Awards

        The following table presents grants of equity awards under the 2006 Stock Awards Plan during the fiscal year ended December 31, 2013:

	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($/Sh)(1)	Total ($)
Wayne A. Whitener	06/25/2013	30,000	8.08	242,400
Daniel G. Winn	—	—	—	—
James K. Brata	—	—	—	—

(1)
The grant date fair value of stock awards is based on the mean of the opening and closing share price on the date of grant.

Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Contract

        On April 13, 2012, the Company entered into an Amended and Restated Employment Contract (the "Restated Employment Contract") with Mr. Whitener. The term of the Restated Employment Contract is effective from March 1, 2012 to February 28, 2015, with the option to renew for successive one-year terms. Under the Restated Employment Contract, Mr. Whitener will receive: (1) a minimum base salary of $350,000 per year; and (2) an annual performance bonus of up to 100% of his annual base salary then in effect if approved by the Board of Directors. Pursuant to the Restated Employment Contract, upon termination of Mr. Whitener by the Company other than for "cause," or if Mr. Whitener terminates the Restated Employment Contract for "good reason," Mr. Whitener will receive the remaining portion of his base salary through February 28, 2015, plus his proportionate share of the performance bonus. In addition, Mr. Whitener will receive payments related to his Company automobile and key employee deferred compensation benefits. Pursuant to the Restated Employment Contract, if Mr. Whitener is terminated by the Company for "cause," or if he terminates his employment for other than "good reason," Mr. Whitener will not receive any future payments under the Restated Employment Contract other than any amounts accrued to him as of the date of termination. In the event of a "change in control" of the Company that results in the termination of Mr. Whitener's employment by the Company without "cause" or by Mr. Whitener for "good reason," Mr. Whitener will receive a lump sum payment equal to 2.99 times his then present annual base salary.

        The Restated Employment Contract contains a confidentiality provision that is effective during and after Mr. Whitener's employment with the Company and a non-competition provision that is effective for a minimum of one year after the termination of his employment for any reason (including termination resulting from a "change in control" of the Company).

        "Cause" is generally defined as Mr. Whitener's (i) absence from the Company's offices for any successive period of 61 business days or for a total of 90 business days in any one of the Company's fiscal years, (ii) commission of an act of gross negligence in the performance of his duties or obligations under the Restated Employment Contract, (iii) commission of any act of fraud, malfeasance, disloyalty, or breach of trust against the Company, or failure to observe any covenant in the Restated Employment Contract, (iv) refusal, or substantial inability, to perform the duties assigned to him pursuant to the Restated Employment Contract, (v) death or affirmative indication in writing that he no longer intends to abide by the terms of the Restated Employment Contract, or (vi) acts of moral turpitude or dishonesty in the Company's affairs, gross insubordination or the equivalent, or violation or failure to comply with any of the material provisions of the Restated Employment Contract.

        "Good reason" is generally defined as (i) the Company's material breach of the Restated Employment Contract, (ii) the Company's assignment to Mr. Whitener of any duties materially inconsistent with his position, authority, duties, or responsibilities contemplated in the Restated Employment Contract, or (iii) a "change in control" in which Mr. Whitener elects not to remain with the Company.

        "Change in control" is generally defined as a change in the ownership of the Company or a change in the ownership of a substantial portion of the Company's assets.

2006 Stock Awards Plan

        The 2006 Stock Awards Plan originally became effective on March 30, 2006 and was amended effective April 12, 2010. The 2006 Stock Awards Plan provides for the granting of stock options, common stock, and restricted stock, and authorizes the issuance of 3,000,000 shares of common stock. A maximum of 80,000 shares may be granted in any one year in the form of any award to any one participant, of which a maximum of (i) 50,000 shares may be granted to a participant in the form of stock options and (ii) 30,000 shares may be granted to a participant in the form of restricted stock. Employees (including any employee who is also a director or an officer), consultants, and outside directors of the Company or its subsidiaries whose judgment, initiative, and efforts contributed to or may be expected to contribute to the successful performance of the Company are eligible to participate in the 2006 Stock Awards Plan.

        Under the 2006 Stock Awards Plan, all awards vest upon a change in control. "Change in control" means any of the following, except as otherwise provided herein: (i) any consolidation, merger, or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities, or other property, other than a consolidation, merger, or share exchange of the Company in which the holders of the Company's common stock immediately prior to such transaction have the same proportionate ownership of common stock of the surviving corporation immediately after such transaction; (ii) any sale, lease, exchange, or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the "Continuing Directors") who (x) at the date of the 2006 Stock Awards Plan were directors or (y) become directors after the date of the 2006 Stock Awards Plan and whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of the 2006 Stock Awards Plan or whose election or nomination for election was previously so approved; (v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of an aggregate of 50% or more of the voting power of the Company's outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 50% of the voting power of the Company's outstanding voting securities on the date of the 2006 Stock Awards Plan; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a change in control under the 2006 Stock Awards Plan if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a subsidiary of the Company or a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (vi) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

        Under the 2006 Stock Awards Plan, upon a participant's death or total and permanent disability, the portion of the participant's awards that would have vested had the participant remained employed through the vesting date immediately following the date of such death or total and permanent disability shall be immediately vested. "Total and permanent disability" means a participant is qualified for long-term disability benefits under the Company's disability plan or insurance policy; or, if no such plan or policy is then in existence or if the participant is not eligible to participate in such plan or policy, that the participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the committee of the Board of Directors administering the 2006 Stock Awards Plan, based upon medical reports or other evidence satisfactory to the committee.

General

        Base salary paid and the amount of cash bonuses paid for 2013 represented from 68.0% to 96.2% of the named executive officers' total compensation as presented in the Summary Compensation Table with the percentages being as follows: Mr. Whitener—68.0%; Mr. Winn—95.8%; and Mr. Brata—96.2%.

        On January 14, 2014, the Compensation Committee awarded Mr. Whitener 15,000 shares of common stock. On July 31, 2014, the Compensation Committee awarded each of Messrs. Whitener, Winn and Brata an option to purchase 50,000 shares of common stock at an exercise price of $3.93 per share. One-third of each option vests on each of the first three anniversaries of the date of grant.

  Outstanding Equity Awards at Fiscal Year End

        The following table provides information about the holdings of stock options and restricted stock by the named executive officers at December 31, 2013.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(3)
Wayne A. Whitener	5,250	(1)	38,325
Daniel G. Winn	9,187	(2)	67,065
James K. Brata	9,187	(2)	67,065

(1)
On January 1, 2014, one-half of the unvested restricted common stock, or 2,625 shares vested. On January 1, 2015, the remaining 2,625 shares will vest for Mr. Whitener.

(2)
On January 1, 2014, 4,593 shares of restricted common stock vested for each of Messrs. Winn and Brata. On January 1, 2015, the remaining 4,593 shares will vest for Messrs. Winn and Brata.

(3)
The market value of the unvested restricted common stock is based on the closing share price on December 31, 2013.

Options Exercised and Stock Vested

        The following table sets forth certain information regarding the value realized upon the exercise of options by, and the vesting of restricted stock held by, the Company's named executive officers during the fiscal year ended December 31, 2013.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Wayne A. Whitener	—	—
Daniel G. Winn	34,729	149,296
James K. Brata	34,729	149,296

Potential Payments Upon Termination or Change in Control

        The Company entered into the Restated Employment Contract with Mr. Whitener on April 13, 2012. Pursuant to the terms of the Restated Employment Contract, the Company may be required to make certain payments to Mr. Whitener upon the occurrence of certain events resulting in Mr. Whitener's termination. For a detailed description of the events that may trigger such payments, see "Compensation Information—Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Contract."

        The 2006 Stock Awards Plan provides for vesting of a participant's awards upon a change in control, the participant's death or the participant's total and permanent disability. If any of such events had occurred as of December 31, 2013, restricted stock granted to Messrs. Whitener, Winn and Brata would have vested having a market value of $38,325, $67,065 and $67,065, respectively.

        The Restated Employment Contract contains a confidentiality provision that is effective during and after Mr. Whitener's employment with the Company and a non-competition provision that is effective for a minimum of one year after the termination of his employment for any reason (including termination resulting from a "change in control" of the Company).

        Pursuant to the Restated Employment Contract, upon termination of Mr. Whitener by the Company other than for "cause," or if Mr. Whitener terminates the Restated Employment Contract for "good reason," Mr. Whitener will receive the remaining portion of his base salary through February 28, 2015 in a lump sum, plus his proportionate share of the performance bonus. In addition, Mr. Whitener will receive payments related to his Company automobile and key employee deferred compensation benefits. Pursuant to the Restated Employment Contract, if Mr. Whitener is terminated by the Company for "cause," or if he terminates his employment for other than "good reason," Mr. Whitener will not receive any future payments under the Restated Employment Contract other than any amounts accrued to him as of the date of termination. In the event of a "change in control" of the Company that results in the termination of Mr. Whitener's employment by the Company without "cause" or by Mr. Whitener for "good reason" within 90 days of the change in control, Mr. Whitener will receive a lump sum payment equal to 2.99 times his then present annual base salary.

        See the definitions of "cause," "good reason" and "change in control" set forth in "Executive Compensation—Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Contract."

        Pursuant to the 2006 Stock Awards Plan, upon a change in control, all unvested awards shall vest. See the definition of "change in control" set forth in "Compensation Information—Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table—2006 Stock Awards Plan."

        To describe the payments and benefits that are triggered for each event of termination, we have created the following table estimating the payments and benefits that would be paid to Mr. Whitener under each element of our compensation program assuming that Mr. Whitener's Restated Employment Contract terminated and/or there was a change in control on December 31, 2013, the last day of our 2013 fiscal year. In all cases, the amounts were valued as of December 31, 2013, based upon, where applicable, an estimated fair value of our common stock of $7.30 per share. The amounts in the following table are calculated as of December 31, 2013 pursuant to Securities and Exchange Commission rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

Wayne A. Whitener Executive Benefits and Payments Upon Termination	Termination Without Cause/With Good Reason		CIC Termination		CIC Without Termination	Disability		Death
Compensation:
Base Salary	$350,000		$1,046,500		$350,000	—		—
Performance Bonus	—		200,000	(2)	—	—		—
Vesting Equity	—		—		—	$38,325	(3)	$38,325	(3)
Benefits and Perquisites:						—		—
Company Automobile	9,065	(1)	—		—	—		—

Total	$359,065		$1,246,500		$350,000	$38,325		$38,325

(1)
This automobile is leased by the Company and made available to Mr. Whitener. In the event of the termination of Mr. Whitener's employment for any reason other than for cause, Mr. Whitener will be able to receive an assignment of the lease by paying $10 cash. The above number represents the excess of the current fair market value of this vehicle over the liability under the lease (less the $10 payment).

(2)
Any year-end bonus to Mr. Whitener is determined at the discretion of the Company's Board of Directors.

(3)
Represents the vesting of 5,250 shares of restricted stock, which accelerates upon a change in control or the death or disability of Mr. Whitener.

Director Compensation

        For services performed in 2013, each outside director received fees of $67,000, consisting of $28,000 representing quarterly cash payments of $7,000, and stock options with a value of $39,000. In addition, each outside director received $1,650 for each Board meeting attended and $825 for each committee meeting attended, respectively. The Chairman of the Audit Committee received an additional $11,000. Directors who are employees of the Company do not receive directors' fees.

        On July 31, 2014, each outside director received an option to purchase 37,500 shares of common stock at an exercise price of $3.93 per share. One-half of each option was vested on the date of grant, and the other half of each option vests on each of the first anniversary of the date of grant.

        On October 3, 2014, each director received a cash bonus of $37,500.

        The following table provides information about the compensation earned by the outside members of the board of directors during fiscal year 2013.

Name	Fees Earned or Paid In Cash ($)	Option Awards ($)(1)	Total ($)
William J. Barrett	39,100	39,000	78,100
Edward L. Flynn	43,225	39,000	82,225
Herbert M. Gardner	42,400	39,000	81,400
Stephanie P. Hurtt	43,225	39,000	82,225
Allen T. McInnes	54,225	39,000	93,225

(1)
The amounts shown in this column represent the aggregate grant date fair values of stock options granted in 2013 computed in accordance with FASB ASC Topic 718. The amounts are calculated based on the number of stock options awarded multiplied by the calculated value of $1.97 per share as determined using a Binomial Lattice option pricing model. The assumptions made in the valuation of the share-based payments are contained in Note B to the Consolidated Financial Statements for the fiscal year ended December 31, 2013 beginning on page F-12.

(2)
As of December 31, 2013, the directors had stock options exercisable into the following numbers of shares of common stock: Dr. McInnes—70,127 shares; Mr. Barrett—70,127 shares; Mr. Flynn—70,127 shares; Mr. Gardner—70,127 shares and Ms. Hurtt—70,127 shares.

Transactions with Related Persons, Promoters and Certain Control Persons

        On January 18, 2008, the Company borrowed $2,602,075 from Rumson-Fair Haven Bank & Trust, which was later acquired by 1st Constitution Bank (the "Bank"). Additionally, on June 5, 2012, the Company borrowed an aggregate of $7,500,000 from several lenders in a syndicated transaction, $2,500,000 of which was loaned by the Bank. Messrs. Barrett and Gardner, who served as directors of the Company, also served as directors of the Bank. Mr. Barrett's term ended as Chairman of the Board and director in June, 2012 and Mr. Gardner's term ended in May, 2013. Mr. Barrett owned approximately 13% of the equity of the Bank, and Mr. Gardner owned approximately 1.5% - 2% of the equity of the Bank, prior to its acquisition by 1st Constitution Bank on February 7, 2014. The 2008 loan had an interest rate of 6.35% and was paid off on February 1, 2013. During 2013, the Company paid $243,327 in interest and $2,437,920 in principal on the 2012 loan, which bears interest at 4.60%. The Board believes that the terms of the 2012 loan are the same as would have resulted from arms-length negotiations with an unrelated third party.

        It is the Company's policy that the Audit Committee or the entire board of directors approve or ratify transactions involving directors, executive officers, or principal shareholders, or members of their immediate families or entities controlled by any of them, or in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under Securities and Exchange Commission disclosure rules. Management advises the Audit Committee on a regular basis and seeks their approval of any such transaction that is proposed to be entered into or continued.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth the names and number of shares of common stock beneficially owned as of December 29, 2014, by (i) those persons who are known to the Company to be the beneficial owner(s) of more than five percent (5%) of the common stock, (ii) each of the Company's directors and named executive officers and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the beneficial owners listed in the table below possess the sole voting and dispositive power in regard to such stock and have an address of c/o TGC Industries, Inc., 101 E. Park Blvd., Ste. 955, Plano, TX 75074. As of December 29, 2014, there were 21,997,007 shares of TGC common stock outstanding. The following table also sets forth number of shares of TGC common stock that will be beneficially owned and percentage of ownership of each of such persons following consummation of the merger and the 1-for-3 reverse stock split, assuming that an aggregate of 14,255,220 shares of common stock will be issued in the merger, which TGC understands will result in a change in control of TGC.

        The following tabulation also includes common stock covered by vested options granted under the Company's 2006 Stock Awards Plan, which options are collectively referred to as "stock options." The stock options have no voting or dividend rights.

	As of December 29, 2014			After Giving Effect to the Merger and the Reverse Stock Split(1)
Name	Number of Shares of Common Stock Beneficially Owned		Approximate % of Class(2)	Number of Shares of Common Stock Beneficially Owned		Approximate % of Class(2)
Directors and Officers
Wayne A. Whitener	20,250	(3)	*	6,750	(3)	*
William J. Barrett	2,159,797	(4)(5)	9.78%	719,935	(4)(5)	3.33%
Herbert M. Gardner	882,079	(4)(6)	4.00%	294,027	(4)(6)	1.36%
Allen T. McInnes	1,100,087	(4)	4.98%	366,696	(4)	1.70%
Edward L. Flynn	1,734,003	(4)(7)	7.86%	578,002	(4)(7)	2.67%
Stephanie P. Hurtt	430,796	(4)(8)	1.95%	143,600	(4)(8)	*
Daniel G. Winn	81,739	(9)	*	27,247	(9)	*
James K. Brata	45,652	(9)	*	15,218	(9)	*
All directors and officers as a group of eight (8) persons	6,454,403	(3)(4)(5)(6)(7)(8)(9)	28.84%	2,151,475	(3)(4)(5)(6)(7)(8)(9)	9.91%
Certain Persons
Royce & Associates, LLC	1,658,443	(10)	7.54%	552,818	(10)	2.56%
Thomson, Horstmann & Bryant, Inc.	1,357,968	(11)	6.17%	452,656	(11)	2.10%
Paradigm Capital Management, Inc.	1,194,344	(12)	5.43%	398,115	(12)	1.85%
Punch & Associates Investment Management, Inc.	1,182,904	(13)	5.38%	394,302	(13)	1.83%

*
Less than 1%

(1)
Assuming that 8,087,210 shares of common stock are issued in connection with the merger and that a reverse stock split at the ratio of 1-for-3 shares of common stock is effected.

(2)
The percentage calculations have been made in accordance with Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended. In making these calculations, shares of common stock beneficially owned by a person as a result of the ownership of certain stock options were deemed to be currently outstanding solely with respect to the holders of such stock options.

(3)
Includes 2,625 (875 post-reverse stock split) shares of restricted stock held by Mr. Whitener, which will vest on January 1, 2015, provided Mr. Whitener remains employed by the Company. Mr. Whitener has sole voting rights over all of his shares of restricted stock but has disposition rights over only those shares of restricted stock from which restrictions have been removed.

(4)
Includes the number of shares of common stock underlying stock options set forth opposite the person's name in the following table, which shares are deemed to be beneficially owned for purposes hereof as a result of the ownership of stock options.

	Stock Options	Stock Options (Post-Reverse Stock Split)
William J. Barrett	76,796	25,599
Herbert M. Gardner	76,796	25,599
Allen T. McInnes	76,796	25,599
Edward L. Flynn	76,796	25,599
Stephanie P. Hurtt	76,796	25,599

All directors and officers as a group	383,980	127,995
(5)
Includes 177,745 (59,249 post-reverse stock split) shares of common stock owned by William J. Barrett's wife. Mr. Barrett has disclaimed beneficial ownership of these shares.

(6)
Includes 80,453 (26,818 post-reverse stock split) shares of common stock owned by the Generation Skipping Marital Trust U/W/O Mary K. Gardner. Mr. Gardner has disclaimed beneficial ownership of these shares.

(7)
Includes 302,931 (100,977 post-reverse stock split) shares of common stock owned by Edward L. Flynn's wife. Mr. Flynn has disclaimed beneficial ownership of these shares. Also includes 30,387 (10,129 post-reverse stock split) shares held by Flynn Meyer PSP&T #1. Mr. Flynn has disclaimed beneficial ownership of these shares. Mr. Flynn is the Plan Administrator for Flynn Meyer PSP&T #1 and may be deemed to have voting and dispositive power over the shares held by Flynn Meyer PSP&T #1.

(8)
Includes 40,363 (13,455 post-reverse stock split) shares owned by the William C. Hurtt Jr. Family GST Exempt Trust. Ms. Hurtt has disclaimed beneficial ownership of these shares.

(9)
Includes 4,593 (1,531 post-reverse stock split) shares of restricted stock for each of Messrs. Winn and Brata, which will vest on January 1, 2015, provided the recipient remains employed by the Company. Messrs. Winn and Brata have sole voting rights over all of their shares of restricted stock but have disposition rights over only those shares of restricted stock from which restrictions have been removed.

(10)
Royce & Associates, LLC ("Royce") filed a Schedule 13G/A on January 16, 2014, reporting that Royce owns and has sole voting and dispositive power over 1,658,443 (552,815 post-reverse stock split) shares of common stock. Royce's address is 745 Fifth Avenue, New York, NY 10151. All information presented above relating to Royce is based solely on the Schedule 13G/A.

(11)
Thomson Horstmann & Bryant, Inc., ("Thomson") filed a Schedule 13G on February 6, 2014 reporting that Thomson owns and has sole voting and dispositive power over 1,357,968 (452,656 post-reverse stock split) shares of common stock. Thomson's address is 501 Merritt 7, Norwalk, CT 06851. All information presented above relating to Thomson is based solely on the Schedule 13G.

(12)
Paradigm Capital Management, Inc. ("Paradigm") filed a Schedule 13G/A on February 14, 2014, reporting that Paradigm owns and has sole voting and dispositive power over 1,194,344 (398,115 post-reverse stock split) shares of common stock. Paradigm's address is Nine Elk Street, Albany, NY 12207. All information presented above relating to Paradigm is based solely on the Schedule 13G/A.

(13)
Punch & Associates Investment Management, Inc. ("Punch") filed a Schedule 13G on February 13, 2014, reporting that Punch owns and has sole voting and dispositive power over 1,182,904 (394,302 post-reverse stock split) shares of common stock. Punch's address is 3601 West 76th Street, Suite 225, Edina, MN 55436. All information presented above relating to Punch is based solely on the Schedule 13G.

        Depositories such as The Depository Trust Company (Cede & Company) as of December 29, 2014 held, in the aggregate, more than 5% of the common stock. TGC understands that such depositories hold such shares for the benefit of various participating brokers, banks, and other institutions which are entitled to vote such shares according to the instructions of the beneficial owners thereof. Except as noted in the table above, TGC has no reason to believe that any of such beneficial owners hold more than 5% of TGC's outstanding voting securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

        The following is a discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Dawson common stock and is the opinion of Baker Botts and Haynes and Boone insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. These opinions of counsel are confirmed in short form opinions included as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. The opinions of counsel are dependent on the accuracy of the statements, representations and assumptions upon which the opinions are based. This discussion is not binding on the IRS. It is based upon the Code, applicable Treasury regulations, and judicial and administrative rulings and decisions, all as in effect as of the date hereof. These laws, rulings and decisions are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion addresses only those shareholders who hold their shares of TGC common stock as a capital asset within the meaning of Section 1221 of the Code and does not address all of the U.S. federal income tax consequences that may be relevant to particular TGC shareholders in light of their particular circumstances, or to TGC shareholders who are subject to special rules, such as:

  •
  financial institutions;

  •
  mutual funds;

  •
  tax-exempt organizations;

  •
  insurance companies;

  •
  S corporations, partnerships or other pass through entities for U.S. federal income tax purposes;

  •
  dealers in securities, commodities or foreign currencies;

  •
  traders in securities who elect to apply a mark-to-market method of accounting;

  •
  holders who are not U.S. holders, as defined below;

  •
  persons subject to U.S. alternative minimum tax;

  •
  persons who hold shares of Dawson common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

  •
  holders who acquired their shares of Dawson common stock upon the exercise of options or similar derivative securities or otherwise as compensation.

        In addition, tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed herein. Dawson shareholders are urged to consult their tax advisors as to the specific tax consequences of the merger to them, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws in their particular circumstances.

        For purposes of this discussion, a U.S. holder means a beneficial owner of Dawson common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        The U.S. federal income tax consequences of the merger to a partner in any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and holds Dawson common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership that holds Dawson common stock are urged to consult their own tax advisors as to the specific tax consequences of the merger to them.

Qualification of the Merger as a Reorganization

        It is a condition to the closing of the merger that Baker Botts and Haynes and Boone deliver opinions, dated as of the date of closing, to Dawson and TGC, respectively, to the effect that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Although under the merger agreement Dawson or TGC may waive the condition requiring the receipt of the tax opinions, neither Dawson nor TGC intends to waive this closing condition. If either Dawson or TGC waives the condition, and the resulting change in tax consequences to Dawson shareholders would be material, Dawson and TGC have undertaken to recirculate this joint proxy statement/prospectus or a supplement thereto and resolicit proxies.

        Each tax opinion (including the discussion herein) is (or in the case of each tax opinion delivered at closing will be) based on certain representations made by Dawson, Merger Sub and TGC, including factual representations and certifications contained in officers' certificates delivered by Dawson, Merger Sub and TGC. Each such tax opinion assumes (or in the case of each tax opinion delivered at closing will assume) that each of the representations and certifications is true, correct and complete without regard to any knowledge or other limitation. If any of the representations, certifications or assumptions relied upon in the tax opinions (including the discussion herein) is inaccurate, incomplete or untrue, the tax opinions (including the discussion herein) may not be relied upon. Accordingly, if any of these representations or assumptions are inconsistent with the actual facts, the U.S. federal income tax treatment of the merger could be adversely affected.

        An opinion of counsel represents counsel's best legal judgment and is not binding on the IRS or any court. No ruling has been, or will be, sought from the IRS as to the tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not disagree with or challenge the conclusions set forth in the tax opinions (including the discussion herein) or that a court would not sustain such a challenge.

        Based upon the foregoing, Baker Botts, tax counsel to Dawson, and Haynes and Boone, tax counsel to TGC, are of the opinion that (1) the merger will qualify for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and (2) a U.S. holder whose Dawson common stock is exchanged in the merger for TGC common stock will not recognize gain or loss in the merger, except with respect to cash, if any, received in lieu of a fractional share of TGC common stock. In such case, (i) a U.S. holder's aggregate tax basis in the TGC common stock received in the merger, including any fractional share deemed received and redeemed as described below, will equal the aggregate tax basis of the Dawson common stock surrendered by such U.S. holder in the merger, (ii) a U.S. holder's holding period for the TGC common stock received in the merger will include the U.S. holder's holding period for the Dawson common stock surrendered in the merger, and (iii) a U.S. holder who receives cash in lieu of a fractional share of TGC common stock in the merger will be treated as having received the fractional share in the merger and then as having received the cash in redemption of such fractional share. As a result, such a U.S. holder should generally recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of the fractional share and the U.S. holder's tax basis allocable to such fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for the Dawson stock exchanged for cash in lieu of the fractional TGC common share is more than one year as of the effective date of the merger. The deductibility of capital losses is subject to limitations.

Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

        If the merger does not qualify as a "reorganization" within the meaning of Section 368(a) of the Code, then each U.S. holder of Dawson common stock will recognize capital gain or loss equal to the difference between (1) the sum of the fair market value of the shares of TGC common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger (e.g., cash received in lieu of a fractional share of TGC common stock) and (2) its adjusted tax basis in the shares of Dawson common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of Dawson common stock exchanged in the merger.

Backup Withholding and Information Reporting

        Cash received in the merger by a U.S. holder of Dawson common stock (e.g., in lieu of a fractional share of TGC common stock) may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security numbers) and otherwise complies with all applicable requirements of the backup withholding rules. To prevent backup withholding, each U.S. holder of Dawson common stock must complete the IRS Form W-9 or a substitute Form W-9 which will be provided with the transmittal form. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

        If a U.S. holder who receives TGC stock in the merger is considered a "significant holder," such U.S. holder will be required (1) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder's tax basis in, and the fair market value of, the Dawson stock surrendered by such U.S. holder, and (2) to retain permanent records of these facts relating to the merger. A "significant holder" for this purpose is any Dawson shareholder who, immediately before the merger, (1) owned at least five percent (by vote or value) of the Dawson common stock or (2) owned Dawson securities with a tax basis of $1 million or more.

        The foregoing discussion is not intended to be legal or tax advice to any particular Dawson shareholder. Tax matters regarding the merger are very complicated and the tax consequences of the merger to any particular Dawson shareholder will depend on that shareholder's particular situation. Dawson shareholders are urged to consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws to them.

 DESCRIPTION OF TGC CAPITAL STOCK

        As a result of the merger, Dawson shareholders who receive shares of TGC common stock in the merger will become shareholders of TGC. The rights of shareholders of TGC will be governed by Texas law and the amended and restated certificate of formation and the amended and restated bylaws of TGC. The following briefly summarizes the material terms of TGC common stock and preferred stock. We urge you to read the applicable provisions of the TBOC, TGC's amended and restated certificate of formation and amended and restated bylaws carefully in their entirety.

 Authorized Capital Stock

        TGC's authorized capital stock consists of 35,000,000 shares of common stock, par value $0.01 per share, and 4,000,000 shares of preferred stock, par value $1.00 per share. As of the record date, there were 21,997,007 shares of TGC common stock outstanding and zero shares of TGC preferred stock outstanding.

Common Stock

Preemptive Rights

        TGC common stock has no preemptive rights.

Dividend Rights

        TGC can pay dividends if, as and when declared by TGC's board of directors, subject to compliance with limitations imposed by law. The holders of TGC common stock will be entitled to receive and share equally in these dividends as they may be declared by TGC's board of directors out of funds legally available for such purpose. If TGC issues preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights

        Each holder of TGC common stock is entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Directors will be elected by a plurality of the shares actually voting on the matter. If TGC issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation Rights

        In the event of liquidation, dissolution or winding up of TGC, whether voluntary or involuntary, the holders of TGC common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of TGC available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preferred Stock

        The TGC board of directors is authorized to fix and determine the relative rights and preferences of the shares of any series of TGC preferred stock and to provide for the issuance of the preferred stock. The holders of TGC preferred stock may have preferences over holders of TGC common stock in the payment of dividends, upon liquidation of TGC, in respect of voting rights and in the redemption of the capital stock of TGC. Series of preferred stock issued by TGC may also, in the discretion of TGC's board of directors, be made convertible into TGC common stock or other securities and may have sinking fund requirements.

 Anti-Takeover Effects of Texas Law, TGC's Amended and Restated Certificate of Formation and Amended and Restated Bylaws

Authorized but Unissued Capital Stock

        TGC has authorized but unissued shares of preferred stock and common stock, and the TGC board of directors may authorize the issuance of one or more series of preferred stock without shareholder approval.

Board Classification

        So long as the TGC board of directors consists of nine (9) directors, it may, by resolution, divide into three equal classes. If the TGC board of directors effects a board classification, the directors in each class will serve for a three-year term, one class being elected each year by TGC's shareholders. In addition, TGC's amended and restated certificate of formation provides that directors may only be removed for cause by the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares of common stock of TGC. Additionally, the provisions in the TGC amended and restated certificate of formation concerning the supermajority vote for director removal may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares of common stock of TGC.

Supermajority Vote for Certain Business Combinations

        The TGC amended and restated certificate of formation provides that the affirmative vote of the holders of eighty percent (80%) of the outstanding shares of common stock of TGC is required for the approval or authorization of (1) any merger or consolidation of TGC with or into another corporation or entity or (2) any sale of all or substantially all of TGC's assets to another corporation or entity. Additionally, the provisions in the TGC amended and restated certificate of formation concerning the supermajority vote for certain business combinations may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares of common stock of TGC.

Requirements for Advance Notification of Shareholder Nominations and Proposals

        The TGC amended and restated bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the TGC board of directors.

Ability of the TGC Board of Directors to Amend or Repeal the Amended and Restated Bylaws

        TGC's amended and restated certificate of formation vests the power to alter, amend or repeal the amended and restated bylaws in TGC's board of directors. The amended and restated bylaws provide that this power is subject to repeal or change by action of TGC's shareholders.

Texas Anti-Takeover Statute

        TGC is a Texas corporation and therefore subject to Section 21.606 of the TBOC. Section 21.606 prevents TGC from engaging in a business combination with an "affiliated shareholder" (generally, a person owning 20% or more of TGC's outstanding voting stock), or an affiliate or associate of the affiliated shareholder, for three years following the time that person becomes a 20% shareholder unless either:

  •
  before that person became a 20% shareholder, the TGC board of directors approved the transaction in which the shareholder became a 20% shareholder or approved the business combination; or

  •
  after the transaction in which that person became a 20% shareholder, the business combination is approved at a shareholder meeting by at least two-thirds of the outstanding voting stock not owned by the 20% shareholder or an affiliate or associate thereof.

        Texas law defines the term "business combination" to encompass a wide variety of transactions with, or caused by, an interested shareholder, including mergers, asset sales and other similar transactions. This law could have an anti-takeover effect with respect to transactions not approved in advance by the TGC board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of the common stock.

Limitation of Director Liability

        The TGC amended and restated certificate of formation provides that TGC's directors will have no personal liability to TGC or its shareholders for monetary damages for breach or alleged breach of the directors' duties of care. This provision in the amended and restated certificate of formation does not eliminate TGC's directors' fiduciary duties of care, and in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief should remain available under Texas law. Furthermore, each of TGC's directors continues to be subject to liability for (i) a breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) any transaction from which a director derives an improper personal benefit; (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute or (v) an act related to an unlawful corporate distribution. This provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

        TGC has also entered into indemnification agreements with each of its directors. Under the indemnification agreements, in exchange for the directors' service to TGC and its affiliates, TGC has agreed to indemnify each director who is involved in any threatened, pending or completed investigation, claim, action, suit or proceeding whether civil, criminal, administrative or investigative initiated against the director as a result of his service as a director and/or officer, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action.

Listing

        TGC common stock is traded on NASDAQ under the symbol "TGE."

Transfer Agent and Registrar

        The transfer agent and registrar for TGC's common stock is American Stock Transfer & Trust Company, LLC. The transfer agent's address is 6201 15th Avenue, Brooklyn, New York 11219 and its telephone number is (800) 937-5449.

COMPARISON OF SHAREHOLDER RIGHTS

        Each of Dawson and TGC are Texas corporations. As such, the rights of Dawson and TGC shareholders are governed by the laws of the State of Texas. Additionally, the rights of Dawson shareholders are governed by Dawson's second restated articles of incorporation and second amended and restated bylaws, as amended, and the rights of TGC shareholders are governed by TGC's amended and restated certificate of formation and amended and restated bylaws.

        After the merger, all Dawson shareholders will become shareholders of TGC. Accordingly, their rights will be governed by TGC's amended and restated certificate of formation and amended and restated bylaws, as amended. While the rights and privileges of Dawson shareholders are, in many instances, comparable to those of TGC shareholders, there are some differences. These differences arise from differences between the respective articles of incorporation and bylaws of Dawson and TGC.

        The following discussion summarizes the material differences as of the date of this document between the rights of Dawson shareholders and the rights of TGC shareholders. The following discussion is only a summary and does not purport to be a complete description of all the differences. Please consult the respective articles of incorporation and bylaws of Dawson and TGC, each as amended, restated, supplemented or otherwise modified from time to time and as filed with the SEC, for a more complete understanding of these differences. See "Where You Can Find More Information" beginning on page 225.

Dawson	TGC
Capital Stock
Dawson is authorized to issue:	TGC is authorized to issue:
• 50,000,000 shares of common stock, par value $0.33 1/3 per share, of which 8,077,580 were issued and outstanding as of December 29, 2014; and	• 35,000,000 shares of common stock, par value $0.01 per share, of which 21,997,007 were issued and outstanding as of December 29, 2014; and

•

5,000,000 shares of preferred stock, of which 500,000 have been designated Series A Junior Participating Preferred Stock, par value $1.00 per share, or Dawson Series A preferred stock, and reserved for issuance upon exercise of the rights described under "—Rights Plans" below.

• 4,000,000 shares of preferred stock, of which none are issued and outstanding.
Rights Plans

Pursuant to a rights agreement, effective as of July 23, 2009, between Dawson and Computershare Inc. as successor-in-interest to Mellon Investors Services LLC, as rights agent, Dawson shareholders may purchase one one-hundredth of a share of Dawson Series A preferred stock at a purchase price of $130.00 per such fractional share, subject to adjustment, for each share of Dawson common stock they own.	TGC is not a party to any rights agreement or a similar plan.

Dawson	TGC
These rights are exercisable only upon a "distribution date" and, unless earlier redeemed or exchanged, expire at the close of business on July 23, 2019. A distribution date will occur, with certain exceptions, upon the earlier of (1) 10 days after public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Dawson common stock or (2) 10 business days following commencement of a tender or exchange offer that would result in a person acquiring beneficial ownership of 15% or more of the outstanding shares of Dawson common stock.

On October 8, 2014, Dawson entered into an amendment to the rights agreement with the rights agent in order to include provisions such that (a) neither TGC nor Merger Sub will be an "Acquiring Person" (as defined in the rights agreement) and no distribution of rights will occur solely by virtue of the approval, execution, delivery or performance of the merger agreement or the consummation of the other transactions contemplated thereby and (b) the rights will expire at the effective time of the merger.
Anti-Takeover Provisions
See "—Rights Plans" above.
The affirmative vote of the holders of 80% or more of the issued and outstanding shares of TGC common stock at a duly called meeting is required to approve or authorize (1) any merger or consolidation of TGC with or into another company or entity, or (2) any sale of all or substantially all of TGC's assets to another company or entity.
Number of Directors

The Dawson board of directors must consist of not less than five nor more than fifteen directors, with the exact number fixed from time to time by (1) resolution of the Dawson board of directors or (2) Dawson shareholders at an annual meeting of shareholders.	The TGC board of directors must consist of not less than one nor more than nine directors, with the exact number fixed from time to time by resolution of the TGC board of directors
Currently, there are six directors on the Dawson board of directors.	Currently, there are six directors on the TGC board of directors. At the effective time of the merger, the TGC board of directors will be increased to 8 directors.

Dawson	TGC
Classification of Board of Directors
Dawson has one class of directors and Dawson's second restated articles of incorporation does not provide for a classified board of directors. Dawson's directors are generally elected to hold office until the next annual meeting of shareholders.	TGC's amended and restated bylaws provide that if TGC's board of directors consists of 9 directors, upon resolution of the TGC board of directors, the directors may be divided into three equal classes, with each class having a staggered three-year term.
Currently TGC has one class of directors and directors are generally elected to serve until the annual meeting of shareholders for the year in which their term expires.
Removal of Directors

A Dawson director or the entire board of directors may be removed, with or without cause, at a meeting called for that purpose, by the affirmative vote of the holders of a majority of the issued and outstanding shares of Dawson common stock.
A TGC director may be removed prior to the end of his or her term only for cause at a special or annual meeting of shareholders by the affirmative vote of the holders of 80% or more of the issued and outstanding shares of TGC common stock if notice of intention to act upon such matter has been given in the notice calling such meeting.
Special Meeting of Shareholders

Special meetings of Dawson shareholders (1) may be called by the board of directors, the chairman of the board, the Chief Executive Officer or the President or (2) shall be called by the President or the Secretary on the written request of the holders of 10% or more of the shares of Dawson that are issued and outstanding and entitled to vote.
Special meetings of TGC shareholders may be called (1) by the President or the board of directors acting pursuant to a resolution adopted by a majority of the entire board or (2) by the holders of at least 10% of all the shares entitled to vote at the proposed special meeting.
Shareholder Nominations

Any shareholder entitled to vote in the election of directors may nominate a person for election to the Dawson board of directors. We refer to such nominating shareholder as the nominator. Any such nomination must be in writing and timely.
Nominations by shareholders of persons for election to the board of directors may be made at an annual meeting of shareholders by any shareholder of record in accordance with the proper notice provisions. We refer to such nominating shareholder as the nominator.

Dawson	TGC
To be timely in connection with an annual meeting of shareholders, such notice, setting forth the name and address of the person to be nominated, must be delivered to or mailed and received at Dawson's principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which the immediately preceding year's annual meeting of shareholders was held; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the first anniversary of the preceding year's annual meeting, notice by the nominator to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the last to occur of the close of business on (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which Dawson first makes public announcement of the date of such meeting by (A) a mailing to shareholders, (B) a press release or (C) a filing with the SEC pursuant to Section 13(a) or 14(a) of the Exchange Act.	For a nomination to be properly made by a shareholder, the record shareholder's notice of nomination must be received by the Secretary at the principal executive offices of the corporation not less than 60 or more than 90 days prior to the one-year anniversary of the date on which the corporation first mailed its proxy materials for the preceding year's annual meeting of shareholders; provided, however, that if the meeting is convened more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year's annual meeting, or if no annual meeting was held in the preceding year, notice by the record shareholder to be timely must be so received not later than the close of business on the later of: (1) the 90th day before such annual meeting; or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

To be timely in connection with elections of directors at a special meeting of the shareholders, such notice, setting forth the name of the person to be nominated, must be delivered to or mailed and received at Dawson's principal executive offices not less than 40 days nor more than 60 days prior to the date of such meeting; provided, however, that in the event that less than 47 days' notice or prior public disclosure of the date of the special meeting of the shareholders is given or made to the shareholders, the nominator's notice to be timely must be so received not later than the close of business on the seventh day following the day on which such notice of date of the meeting was mailed or such public disclosure was made.
Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the TGC board of directors is increased, and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the board of directors made by the corporation at least ten days before the last day a record shareholder may deliver a notice of nomination in accordance with the preceding sentence, a record shareholder's notice herein required shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement was first made by the corporation. In no event may an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period for the giving of a record shareholder's notice.

Dawson	TGC
A nominator must also submit written evidence, reasonably satisfactory to the Secretary, that the nominator is a shareholder of Dawson and must identify in writing (1) the name and address of the nominator, (2) the number of shares of each class of capital stock of Dawson owned beneficially by the nominator, (3) the name and address of each of the persons with whom the nominator is acting in concert, (4) the number of shares of capital stock beneficially owned by each such person with whom the nominator is acting in concert, and (5) a description of all arrangements or understandings between the nominator and each nominee and any other persons with whom the nominator is acting in concert pursuant to which the nomination or nominations are to be made. The nominator must also submit in writing (1) the information with respect to each such proposed nominee that would be required to be provided in a proxy statement prepared in accordance with Regulation 14A under the Exchange Act and (2) a notarized affidavit executed by each such proposed nominee to the effect that, if elected as a member of the Dawson board of directors, he will serve and that he is eligible for election as a member of the Dawson board of directors.	A nominator must also set forth in the notice to TGC of the nominations (1) the name and address of the nominator and any beneficial owner on whose behalf the nomination is made, (2) the class, series and number of shares of TGC, any options, warrants, convertible securities or other derivatives of TGC's equity held by any beneficial owner on whose behalf the nomination is made, (3) any proxy, contract, arrangement, understanding or relationship pursuant to which either party has a right to vote any shares of TGC, (4) any short position in any of TGC's securities held by any beneficial owner on whose behalf the nomination is made, (5) any rights to dividends on the shares of TGC that are separated or separable from the underlying shares; (6) any proportionate interest of the shares of TGC or derivatives thereof held by a general or limited partnership in which either party is a general partner and (7) any performance-related fees that any beneficial owner on whose behalf the nomination is made is entitled to, based on an increase or decrease in the value of the shares of TGC or derivatives thereof. The nominator must also submit any information with respect to each such proposed nominee that would be required to be provided in a proxy statement prepared in accordance with Regulation 14A under the Exchange Act, any other information that the nominator believes would aid in the evaluation of the such proposed nominee and a written consent of the proposed nominee to stand for election if nominated, to serve as a director if elected, and to comply with the code of ethics and any other applicable rule, regulation, policy, or standard of conduct applicable to the TGC board of directors.

Dawson	TGC
Shareholder Proposals
At any annual meeting of shareholders, only such business shall be conducted as shall be a proper subject for the meeting and shall have been properly brought before the meeting. To be properly brought before an annual meeting of shareholders, business must (1) be specified in the notice of such meeting (or any supplement thereto) given by or at the direction of the Dawson board of directors (or any duly authorized committee thereof), (2) otherwise be properly brought before the meeting by or at the direction of the chairman of the meeting or the board of directors (or any duly authorized committee thereof) or (3) otherwise (A) be properly requested to be brought before the meeting by a shareholder of record entitled to vote in the election of directors generally, and (B) constitute a proper subject to be brought before such meeting.	The proposal by shareholders of business to be transacted by the shareholders may be made at an annual meeting of shareholders.

For business to be properly brought before an annual meeting by a record shareholder, (1) the record shareholder must have given timely notice thereof in writing to the Secretary; and (2) any such business must be a proper matter for shareholder action under Texas law.

Any shareholder who intends to bring any matter (other than a matter relating to (1) any nomination of directors or (2) any alteration, amendment or repeal of the bylaws or any adoption of new bylaws) before an annual meeting of shareholders and is entitled to vote on such matter must deliver written notice of such shareholder's intent to bring such matter before the annual meeting of shareholders, either by personal delivery or by United States mail, postage prepaid, to the Secretary.
To be timely, a record shareholder's notice must be received by the Secretary at TGC's principal executive offices not less than 60 or more than 90 days prior to the one-year anniversary of the date on which the corporation first mailed its proxy materials for the preceding year's annual meeting of shareholders; provided, however, that if the meeting is convened more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year's annual meeting, or if no annual meeting was held in the preceding year, notice by the record shareholder to be timely must be so received not later than the close of business on the later of: (1) the 90th day before such annual meeting; or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

Dawson	TGC
Such notice must be received by the Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date on which the immediately preceding year's annual meeting of shareholders was held; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the first anniversary of the preceding year's annual meeting, notice by the shareholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the last to occur of the close of business on (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which the Corporation first makes public announcement of the date of such meeting by (A) a mailing to shareholders, (B) a press release or (C) a filing with the SEC pursuant to Section 13(a) or 14(a) of the Exchange Act.
Indemnification

Dawson's amended and restated bylaws, as amended, provide for mandatory indemnification, to the fullest extent permitted by Texas law, of each person who is or was made a party or is threatened to be made a party to or involved in any actual or threatened action, suit or proceeding because the person is or was an officer, director, employee or agent of Dawson.
TGC's restated articles of incorporation and amended and restated bylaws provide for mandatory indemnification to the fullest extent permitted by Texas law, of each person who is or was made a party or is threatened to be made a party to or involved in any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because the person is or was an officer or director of TGC or served at the request of TGC as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise.
Amendments to Articles of Incorporation/Certificate of Formation

Amendment of the second restated articles of incorporation requires the approval of (1) the Dawson board of directors and (2) the holders of at least two-thirds of the outstanding shares entitled to vote upon the proposed amendment.
Generally, amendment of the restated articles of incorporation requires the approval of (1) the TGC board of directors and (2) the holders of at least two-thirds of the outstanding shares entitled to vote upon the proposed amendment.

However, approval of the holders of at least 80% of the outstanding shares entitled to vote upon the proposed amendment is required to amend or repeal Article 6 of the restated certificate of formation.

Dawson	TGC
Amendments to Bylaws
Provided that notice of the proposed repeal or alteration of bylaws is included in notice of the meeting, Dawson's amended and restated bylaws may be altered or repealed at any regular or special meeting at which a quorum is present or represented, by the affirmative vote of a majority of the shares entitled to vote at such meeting or by the affirmative vote of a majority of the Dawson board of directors at any regular or special meeting of the board.	TGC's amended and restated bylaws may be altered or repealed at any regular or special meeting at which a quorum is present or represented, by the affirmative vote of a majority of the TGC board of directors. This power is subject to repeal or change by action of TGC shareholders.

EXPERTS

Dawson

        The consolidated financial statements of Dawson Geophysical Company as of September 30, 2014 and 2013, and for each of the two years in the period ended September 30, 2014, incorporated by reference from Dawson Geophysical Company's Annual Report (Form 10-K) for the year ended September 30, 2014 and the effectiveness of Dawson Geophysical Company's internal control over financial reporting as of September 30, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Dawson Geophysical Company for the year ended September 30, 2012, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

TGC

        The financial statements of TGC Industries, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, have been included herein and in the joint proxy statement/prospectus in reliance upon the reports of Lane Gorman Trubitt, P.L.L.C., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

 UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined consolidated financial information is based on the historical consolidated financial information of Dawson and the historical consolidated financial information of TGC appearing elsewhere in this joint proxy statement/prospectus and has been prepared to reflect the proposed merger of Merger Sub with and into Dawson. The data in the unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2014 assume the proposed merger of Merger Sub with and into Dawson was completed on that date. The data in the unaudited pro forma condensed combined consolidated statement of operations for the fiscal year ended September 30, 2014 assume the proposed merger was completed October 1, 2013, the first day of Dawson's 2014 fiscal year.

        Dawson's audited statement of operations for the fiscal year ended September 30, 2014 has been combined with TGC's historical consolidated statement of operations for the fourth quarter ended December 31, 2013 and the nine months ended September 30, 2014, and gives effect to the merger as if it had been completed on October 1, 2013, the first day of Dawson's 2014 fiscal year.

        The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the historical financial statements and related notes thereto of Dawson, which are incorporated by reference from Dawson's Annual Report on Form 10-K for the fiscal year ended September 30, 2014, and TGC, which begin on page F-1 of this joint proxy statement/prospectus and other information included in or incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 225.

        The unaudited pro forma condensed combined consolidated financial information has been prepared for illustrative purposes only, and is not necessarily indicative of the financial position or results of operations of Dawson had (1) the proposed merger of Merger Sub with and into Dawson occurred on September 30, 2014 and/or (2) the proposed merger of Merger Sub with and into Dawson occurred on October 1, 2013.

        The historical financial information has been adjusted in the unaudited pro forma condensed combined consolidated financial information to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statement of income or the statement of operations, expected to have a continuing impact on the combined results of Dawson and TGC. All pro forma financial information uses Dawson's period-end dates and no adjustments were made to TGC's information for its different period-end dates.

        Although TGC is the legal acquirer and is expecting to issue 14,255,220 shares of its common stock to effect the merger with Dawson, the business combination will be accounted for as a reverse acquisition with Dawson considered the accounting acquirer. As a result, the fair value of TGC's common stock issued and outstanding as of the date of the merger will be allocated to the underlying tangible and intangible assets and liabilities of TGC based on their respective fair values. The unaudited pro forma condensed combined consolidated financial information was prepared in accordance with the regulations of the SEC.

        The purchase price will be determined on the basis of the fair value of common shares of TGC on the date the transaction is consummated plus the fair value of any other consideration transferred. The estimated purchase price for this unaudited pro forma condensed combined consolidated financial information was based on 7,332,336 TGC shares of common stock to be outstanding after the 1-for-3 reverse stock split prior to the consummation of the merger and the closing price of TGC common stock as of December 29, 2014. The estimated purchase price does not include an estimate of cash payable to Dawson shareholders in lieu of fractional shares which is required pursuant to the terms of the merger agreement, as information is not readily available to estimate such amount. Dawson anticipates that the amount of any such cash payment will be immaterial. At this time, Dawson has not performed detailed valuation analyses to determine the fair values of TGC's assets and liabilities, and accordingly, the unaudited pro forma condensed combined consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, and such changes may be material. Additionally, Dawson has not yet performed the necessary analysis to identify all of the adjustments that may be required to conform TGC's accounting policies to Dawson's or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed combined consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of TGC's assets and liabilities, including, but not limited to, property, plant and equipment and intangible assets that will give rise to future amounts of depreciation and amortization expenses or credits that are not reflected in the information contained in this unaudited pro forma condensed combined consolidated financial information. In addition, the estimated purchase price itself is preliminary and will be adjusted based upon the price per share of TGC common stock on the date the merger is completed and the number of shares of TGC common stock outstanding on the same date. Accordingly, once the necessary procedures have been performed, the final purchase price has been determined and the purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed combined consolidated financial information.

        Additionally, TGC expects to incur costs associated with integrating the operations of Dawson and TGC. The unaudited pro forma condensed combined consolidated financial information does not reflect the cost of any integration activities or benefits from the merger that may be derived from any integration activities, both of which could have a material effect on the results of operations in periods following the completion of the merger. In addition, the unaudited pro forma condensed combined consolidated financial information does not include costs directly attributable to the transaction, employee retention costs or professional fees incurred by Dawson or TGC pursuant to provisions contained in the merger agreement, as those costs are not considered part of the purchase price.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2014

	Historical
			Pro Forma Adjustments		Pro Forma Condensed Combined
	Dawson	TGC
ASSETS
Current assets:
Cash and cash equivalents	$22,753,000	$25,064,000	—		$47,817,000
Short-term investments	27,000,000	—	—		27,000,000
Accounts receivable, net of allowance	39,995,000	8,986,000	$6,287,000	(a)	55,268,000
Cost and estimated earnings in excess of billings on uncompleted contracts	—	4,620,000	(4,620,000)	(a)	—
Prepaid expenses and other assets	2,420,000	2,790,000	82,000	(b)	5,292,000
Current deferred tax asset	5,977,000	—	—		5,977,000

Total current assets	98,145,000	41,460,000	1,749,000		141,354,000
Property, plant and equipment	337,922,000	201,938,000	(171,366,000)	(d)	368,494,000
Less accumulated depreciation	(173,428,000)	(147,726,000)	147,726,000	(d)	(173,428,000)

Net property, plant and equipment	164,494,000	54,212,000	(23,640,000)		195,066,000
Goodwill	—	202,000	(202,000)	(e)	—
Intangible	—	—	2,700,000	(g)	2,700,000
Other assets	—	82,000	(82,000)	(b)	—

Total assets	$262,639,000	$95,956,000	$(19,475,000)		$339,120,000

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$10,720,000	$7,295,000	$4,877,000	(i)	$22,892,000
Accrued liabilities:
Payroll costs and other taxes	1,998,000		1,487,000	(c)	3,485,000
Other	4,097,000	4,286,000	(1,487,000)	(c)	6,896,000
Billings in excess of costs and estimated earnings on uncompleted contracts		2,531,000	(2,531,000)	(a)	—
Deferred revenue	801,000		4,198,000	(a)	4,999,000
Current maturities of notes payable and	6,752,000	10,152,000	—		16,904,000

Total current liabilities	24,368,000	24,264,000	6,544,000		55,176,000
Long-term liabilities:
Notes payable and obligations under capital	4,933,000	6,677,000	—		11,610,000
Deferred tax liability	33,808,000	1,025,000	(7,254,000)	(f)	27,579,000

Total long-term liabilities	38,741,000	7,702,000	(7,254,000)		39,189,000
Commitments and contingencies
Stockholders equity:
Preferred stock—par value	—	—	—		—
Common stock—par value	2,688,000	221,000	(2,694,000)	(h)	215,000
Additional paid-in capital	96,086,000	32,053,000	20,522,000	(h)	148,661,000
Retained earnings	100,973,000	37,996,000	(42,873,000)	(h)(i)	96,096,000
Treasury stock	—	(1,251,000)	1,251,000	(h)	—
Other comprehensive loss, net of tax	(217,000)	(5,029,000)	5,029,000	(h)	(217,000)

Total stockholders equity	199,530,000	63,990,000	(18,765,000)		244,755,000

Total liabilities and stockholders equity	$262,639,000	$95,956,000	$(19,475,000)		$339,120,000

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED SEPTEMBER 30, 2014

	Historical
			Pro Forma Adjustments		Pro Forma Condensed Combined
	Dawson	TGC
Operating revenues	$261,683,000	$111,861,000	$—		$373,544,000
Operating costs:
Operating expenses	223,336,000	94,305,000	200,000	(j)	317,841,000
General and administrative	16,083,000	9,428,000	—		25,511,000
Depreciation	40,168,000	20,174,000	(9,870,000)	(h)	50,472,000

Operating costs	279,587,000	123,907,000	(9,670,000)		393,824,000

Loss from operations	(17,904,000)	(12,046,000)	9,670,000		(20,280,000)
Other income (expense):
Interest income	73,000	—	—		73,000
Interest expense	(535,000)	(694,000)	—		(1,229,000)
Other income (expense)	466,000	—	—		466,000

Loss before income tax	(17,900,000)	(12,740,000)	9,670,000		(20,970,000)
Income tax benefit	5,280,000	4,266,000	(3,736,000)	(l)	5,810,000

Net loss	$(12,620,000)	$(8,474,000)	$5,934,000		$(15,160,000)

Basic loss per common share	$(1.59)	$(0.39)			$(0.70)

Diluted loss per common share	$(1.59)	$(0.39)			$(0.70)

Weighted average equivalent common shares outstanding	7,959,452	21,956,804			21,587,556

Weighted average equivalent common shares outstanding—assuming dilution	7,959,452	21,956,804			21,587,556

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL INFORMATION

1. Basis of Presentation

        The merger will be accounted for under the acquisition method of accounting in accordance with Accounting Codification Standard ("ASC") ASC 805, "Business Combinations." Dawson will account for the transaction by using Dawson's historical information and accounting policies and adding the assets and liabilities of TGC as of the completion date of the merger at their respective fair values. Pursuant to ASC 805, under the acquisition method, the total estimated purchase price (consideration transferred) as described in Note 3, Estimate of Consideration Expected to be Transferred, will be measured at the closing date of the merger using the market price of TGC common stock at that time. Therefore, this may result in a per share equity value that is different from that assumed for purposes of preparing these unaudited pro forma condensed combined consolidated financial information. The assets and liabilities of TGC have been measured based on various preliminary estimates using assumptions that Dawson management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results. Because of antitrust regulations, there are limitations on the types of information that can be exchanged between Dawson and TGC at this time. Until the merger is completed, Dawson will not have complete access to all relevant information.

        The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The purchase price allocation is subject to finalization of Dawson's analysis of the fair value of the assets and liabilities of TGC as of the effective date of the merger. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined consolidated financial information is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

        For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined consolidated financial information, Dawson used the guidance in ASC 820, "Fair Value Measurement and Disclosure," which established a framework for measuring fair values. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, Dawson may be required to value assets of TGC at fair value measures that do not reflect Dawson's intended use of those assets. Use of different estimates and judgments could yield different results.

        Under ASC 805, acquisition-related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined consolidated financial information does not reflect the expected realization of synergies from this transaction. Although Dawson management expects that costs savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined consolidated financial information also does not reflect estimated restructuring and integration charges associated with the expected cost savings. Such restructuring and integration charges will be expensed in the appropriate accounting periods following the completion of the merger.

        The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2014 combines the historical statement of operations of Dawson for the fiscal year ended September 30, 2014 and the historical consolidated statement of operations of TGC for the fourth quarter ended December 31, 2013 and the nine months ended September 30, 2014, and gives effect to the merger as if it had been completed on October 1, 2013, the first day of Dawson's 2014 fiscal year.

2. Accounting Policies

        Upon completion of the merger, Dawson will perform a detailed review of TGC's accounting policies. As a result of that review, Dawson may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

3. Estimate of Consideration Expected to be Transferred

        The following is a preliminary estimate of consideration expected to be transferred to effect the merger:

Estimated Fair Value
Number of shares to be issued to TGC stockholders after the reverse stock split prior to conumation of the merger	7,332,336
Multiplied by TGC's reverse split stock price of $6.78 as of December 29, 2014	49,713,000
Fair value of vested stock options and vested restricted stock and restricted stock units(a)	389,000

Estimate of consideration expected to be transferred(b)	$50,102,000

(a)
Represents the fair value of TGC's stock options, restricted stock and restricted stock units for pre-merger services. ASC 805 requires that the fair value of awards assumed attributable to pre-merger service be included in the consideration transferred. The fair value of TGC's stock options and other awards was estimated as of December 29, 2014 to be $389,000 using the Black-Scholes valuation model.

(b)
The estimated consideration expected to be transferred reflected in the unaudited pro forma condensed combined consolidated financial information does not purport to represent what the actual consideration transferred will be when the merger is completed. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $6.78 assumed in the unaudited pro forma condensed combined consolidated financial information and that difference may be material. The estimated consideration transferred (excluding any value associated with stock options assumed by Dawson) would increase or decrease by any change in TGC's closing common stock price, which would, in turn, be reflected in the unaudited pro forma condensed combined consolidated financial information as an increase or decrease to goodwill. For example, an increase or decrease by 10% in the TGC common stock price on the date of the merger from the common stock price assumed in these pro forma condensed combined consolidated financial statements would increase or decrease the consideration transferred by approximately $5.0 million, excluding any impact on additional consideration related to stock options and restricted stock and restricted stock units.

 4. Estimate of the Assets to be Acquired and Liabilities to be Assumed

        The following is a preliminary allocation of the purchase consideration to the assets to be acquired and the liabilities to be assumed by Dawson in the merger:

Book value of net asset acquired at September 30, 2014	$63,990,000
Less: TGC's historical goodwill	(202,000)

Adjusted book value of net assets acquired	$63,788,000

Adjustments to:
Property, plant and equipment	$(23,640,000)
Intangible assets	2,700,000
Deferred taxes	7,254,000

Total adjustments	(13,686,000)

Esimate of consideration expected to be transferred	$50,102,000

        The following is a discussion of the adjustments made to TGC's assets and liabilities in connection with the preparation of the unaudited pro forma condensed combined consolidated financial information.

        Property, plant and equipment:    As of the effective time of the merger, fixed assets are required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Dawson does not have sufficient information at this time as to the specific types, nature, age, condition or location of these assets, nor does it know the appropriate valuation premise, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value.

        As a result of the estimated consideration expected to be transferred being less than the book value of net asset acquired at September 30, 2014, Dawson is required to analyze the purchase price allocation and the potential reasonableness of reflecting a bargain purchase. Upon completing this analysis, Dawson determined that the merger is not an acquisition of a distressed business and accordingly reflected a substantial write down in the property, plant and equipment to its fair value which is reflected by the value of the consideration expected to be transferred. Furthermore, in allocating the remainder of the purchase price to the indicated fair value of the property, plant and equipment, there is not any excess purchase price to be allocated to goodwill.

        Intangible assets:    As of the effective time of the merger, intangible assets which are identifiable are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of the unaudited pro forma condensed combined consolidated financial information, it is assumed that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

        The fair value of intangible assets is determined primarily using the "income approach," which requires an estimate or forecast of all the expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method.

        At this time, Dawson does not have sufficient information as to the amount, timing and likelihood of cash flows for the purposes of valuing the intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset's life cycle and the competitive trends impacting the asset, as well as other factors. However, for purposes of the unaudited pro forma condensed combined consolidated financial information, Dawson used public information on other comparable acquisition transactions to estimate the fair value of the intangible assets. The intangible assets consist of a customer relationship intangible of $1,700,000 that is expected to be amortized over a 15-year life, a trademark of $800,000 that is assumed to have an indefinite life and thus no amortization impact and backlog of $200,000 that is expected to be expensed over a one year period.

        The annual impact of the incremental amortization expense is estimated to be $113,000 per year following the merger.

        These preliminary estimates of fair value and estimated useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined consolidated financial information. A 20% change in the valuation of definite-lived intangible assets would cause a corresponding approximate $23,000 increase or decrease in amortization during the first year following the merger. Once Dawson has full access to the specifics of TGC's intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between definite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Dawson only upon access to additional information and/or by changes in such factors that may occur prior to the effective time of the merger.

        Deferred income tax liabilities:    As of the effective time of the merger, adjustments will be made for deferred taxes as part of the accounting for the acquisition. The $7,254,000 deferred tax decrease reflects the estimated deferred tax liability impact of the acquisition on the balance sheet, primarily related to estimated fair value adjustments for acquired tangible and intangible assets. For purposes of the unaudited pro forma condensed combined consolidated financial information, deferred taxes are provided at the TGC deferred tax rate of 34.66%, which includes the U.S. federal statutory income tax rate plus the estimated state rate at which the deferred tax items will turn in future periods. This rate does not reflect Dawson's effective tax rate, which includes other tax items, such as state taxes, as well as other tax charges or benefits and does not take into account any historical or possible future tax events that may impact the combined company. When the merger is completed and additional information becomes available, it is likely the applicable income tax rate will change. See Note 6, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item (f).

5. Reclassifications

        Certain reclassifications have been made to TGC's historical statements of income to conform to Dawson's presentation as follows:

        Item (a):    The adjustments reflect a reclassification of TGC's cost and estimated earnings in excess of billings on uncompleted contracts and TGC's billings in excess of costs and estimated earnings on uncompleted contracts to conform to the combined entity's presentation of accounts receivable, net of allowance and deferred revenue.

        Item (b):    The adjustment to prepaid and other assets reflects the reclassification of TGC's prepaid deposits of $82,000 from other assets to conform to the combined entity's presentation.

        Item (c):    The adjustment to accrued liabilities: payroll costs and other taxes of $1,487,000 reflects the reclassification out of TGC's accrued liabilities, which includes federal and state income taxes payable, to conform to the combined entity's presentation.

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

        Item (d):    Reflects the elimination of TGC's historical accumulated depreciation and an estimated fair value adjustment of $23,640,000 to property, plant and equipment based on preliminary due diligence and consideration expected to be transferred. The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on the closing date.

        Item (e):    This adjustment removes TGC's historical goodwill that will not remain upon consummation of the merger.

        Item (f):    Reflects the estimated deferred tax impact of $7,254,000 to long-term deferred tax liabilities. These adjustments reflect the estimated deferred tax impact of the acquisition on the balance sheet, primarily related to the estimated fair value adjustments for acquired intangible assets and fair value of property, plant and equipment. For purposes of the unaudited pro forma condensed combined consolidated financial information, deferred taxes are provided at the TGC deferred tax rate of 34.66%, which includes the U.S. federal statutory income tax rate plus the estimated state tax rate at which the deferred tax items will turn in future periods. This rate does not reflect Dawson's effective tax rate, which includes other tax items, such as non-deductible items, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company. When the merger is completed and additional information becomes available, it is likely the applicable income tax rate will change.

        Item (g):    Reflects an estimated fair value adjustment of $2,700,000 to intangibles for customer relationships, trademarks and backlog based on preliminary due diligence and valuation methods. The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on the closing date. For purposes of the unaudited pro forma condensed combined consolidated financial information, it is assumed that all assets will be used in the operations of the combined business and that all assets will be used in a manner that represents the highest and best use of those assets.

        Item (h):    The adjustment to Dawson's common stock reflects the elimination of TGC's historical common stock, additional paid in capital, retained earnings and treasury stock and other comprehensive income, net of tax. An estimated 14,255,220 shares of TGC stock will be issued to Dawson's stockholders and 7,332,336 shares of common stock will be issued to TGC's stockholders after the 1-for-3 reverse stock split prior to the consummation of the merger. With this assumption, consideration for the acquisition will be valued at $50,102,000 which is the expected value of the 7,332,336 shares of the TGC stock upon consummation of the merger and the fair value of vested stock awards. The estimated number of shares to be issued is preliminary and subject to change and could vary materially from the actual number of shares issued on the closing date.

        Item (i):    Reflects the estimated transaction costs of $4,877,000 to accounts payable based on preliminary information and is subject to change and could vary materially from the actual adjustment on the closing date.

7. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

        Item (j):    Reflects an expense related to the amortization of backlog.

        Item (k):    The reduction in the pro forma depreciation expense is as a result of varying depreciation trends between TGC's historical and expected trend and the expected and assumed trend of the acquired tangible assets. All of the acquired tangible assets are assumed to begin depreciating at October 1, 2013 and have a 3-year life.

        Item (l):    To record the income tax effects of the purchase accounting adjustments. Dawson has assumed a 38.64% tax rate when estimating the tax impacts of the pro forma adjustments, which represents the Federal statutory income tax rate in effect in the United States plus estimated state taxes during the periods presented in the unaudited pro forma condensed combined consolidated financial information. Although not reflected in the unaudited pro forma condensed combined consolidated financial information, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including the geographical mix of taxable income affecting state taxes, among other factors. When the merger is completed and additional information becomes available, it is likely the applicable income tax rate will change.

8. Pro Forma Earnings Per Share

        The pro forma basic and diluted earnings per share are based on the 21,587,556 shares of TGC common stock to be outstanding upon consummation of the merger and are assumed to have been issued as of October 1, 2013 and outstanding for the entire period. There are no diluted shares for the fiscal year ended September 30, 2014 as a result of the loss for the period.

LEGAL MATTERS

        The validity of the TGC common stock offered under this joint proxy statement/prospectus will be passed upon for TGC by Haynes and Boone, LLP, Dallas, Texas. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Dawson by Baker Botts L.L.P., Dallas, Texas, and for TGC by Haynes and Boone, LLP, Dallas, Texas.

 DATES FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE
2015 ANNUAL MEETINGS

Dawson

        As a result of the pending business combination with TGC, the Dawson board of directors has postponed the 2015 annual meeting of Dawson shareholders, including the election of directors. Dawson annual meetings are normally held in the month of January each year and the 2014 annual meeting was held on January 21, 2014. If the proposed merger is consummated during the first calendar quarter of 2015, as anticipated, Dawson shareholders will become TGC shareholders and Dawson will become a wholly-owned subsidiary of TGC, so no annual meeting of Dawson shareholders would be necessary. If, for any reason, completion of the merger is delayed, or the merger agreement is terminated, the Dawson board of directors would then determine whether to call for an annual meeting of Dawson shareholders for the fiscal year ended September 30, 2014, in order to remain in compliance with the bylaws of the corporation and applicable law.

TGC

Inclusion of Proposals in TGC's Proxy Statement and Proxy Card under the SEC's Rules

        Shareholders may submit proposals appropriate for shareholder action at the next annual meeting of TGC shareholders consistent with the regulations of the SEC. If a shareholder desired to have such proposal included in the proxy statement and form of proxy distributed by TGC's board of directors with respect to such meeting, the proposal must have been received at TGC's principal executive offices, 101 E. Park Blvd., Suite 955, Plano, TX 75074, no later than January 2, 2015 (or, if TGC were to schedule the TGC 2015 annual meeting of shareholders on a date that is not within 30 days of June 3, 2015, the anniversary of the TGC 2014 annual meeting of shareholders, not later than a reasonable period of time before TGC begins to print and send its proxy materials for the its 2015 annual meeting of shareholders).

Bylaw Requirements for Shareholder Submissions of Nominations and Proposals

        In accordance with Section 2:2 of TGC's amended and restated bylaws, shareholders who wish to present business or nominate a person for election to the TGC board of directors committee outside of Rule 14a-8 promulgated under the Exchange Act must submit such business proposal or nomination to TGC's corporate secretary for receipt not less than 60 days and not more than 90 days prior to the one-year anniversary of the date on which TGC first mailed its proxy materials for the preceding year's annual meeting of shareholders (in the case of the next annual meeting, not before February 1, 2015 and not later than March 3, 2015).

        Pursuant to TGC's amended and restated bylaws, the notice of nomination is required to contain certain information about both the nominee and the shareholder making the nomination, including information required by Regulation 14A of the Exchange Act; any other information the shareholder believes would be helpful in evaluating the nominee; written consent of the nominees to stand for election if nominated and to comply with the requirements of the board of directors; all relevant information to conduct an evaluation of the nominee; and all other pertinent information required by applicable law.

        The foregoing summary of TGC's shareholder nomination and proposal procedures is not complete and is qualified in its entirety by reference to the full text of TGC's amended and restated bylaws, which are incorporated by reference into this registration statement as Exhibit 3.3.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at their address identified in the following sentences. Each of Dawson and TGC will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Dawson Geophysical Company, Attention: Investor Relations, 508 West Wall, Suite 800, Midland, Texas 79701, (432) 684-3000 or to TGC Industries, Inc., Attention: Investor Relations, 101 East Park Blvd., Suite 955, Plano, Texas 75074, (972) 881-1099.

 WHERE YOU CAN FIND MORE INFORMATION

        TGC has filed a registration statement on Form S-4 to register with the SEC the TGC common stock that TGC will issue to Dawson shareholders in connection with the proposed merger. This document is part of that registration statement and constitutes a prospectus of TGC in addition to being a proxy statement for Dawson and TGC for each company's special meeting. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

        Dawson and TGC file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Dawson and TGC file at the SEC's public reference room located at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov, by Dawson at http://www.dawson3d.com, and by TGC at http://www.tgcseismic.com. Dawson and TGC do not intend for information contained on or accessible through their respective websites to be part of this joint proxy statement/prospectus, other than the documents that Dawson files with the SEC that are incorporated by reference into this joint proxy statement/prospectus.

        The SEC allows Dawson to "incorporate by reference" business and financial information that is not included in or delivered with this document, which means that Dawson can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or incorporated by reference subsequent to the date of this document.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Dawson has previously filed with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended September 30, 2014;

  •
  Current Reports on Form 8-K filed with the SEC on October 9, 2014 (dated October 8, 2014), November 5, 2014, November 12, 2014, November 17, 2014, November 25, 2014, December 3, 2014 and December 15, 2014 (in each case only to the extent filed and not furnished); and

  •
  the description of Dawson common stock contained in Dawson's Registration Statement on Form 8-A filed on February 1, 1982, as amended by Form 8-A/A filed on March 8, 1982 and as thereafter amended from time to time for the purpose of updating, changing or modifying such description, and the description of Dawson's rights to purchase Series A Junior Participating Preferred Stock on Form 8-A filed on July 9, 2009 and as thereafter amended from time to time for the purpose of updating, changing or modifying such description.

        In addition, Dawson incorporates by reference additional documents that it may subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of Dawson's special meeting of shareholders (other than information furnished and not filed with the SEC). These documents include periodic reports such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

        Documents incorporated by reference are available to TGC and Dawson shareholders from Dawson or the SEC. Documents listed above are available from Dawson without charge, excluding all exhibits, unless the exhibits have specifically been incorporated by reference in this joint proxy statement/prospectus. Holders of this document may obtain documents listed above by written or oral request from Dawson at:

Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701
Attention: Investor Relations
Telephone: (432) 684-3000

        If you would like to request documents from Dawson, please do so by Monday, February 2, 2015 to receive timely delivery of the documents in advance of the Dawson special meeting.

        Dawson has provided all of the information contained in this joint proxy statement/prospectus with respect to Dawson, and TGC has provided all of the information contained in this joint proxy statement/prospectus with respect to TGC.

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the proposals submitted by the boards of directors of Dawson and TGC. Neither Dawson nor TGC has authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated December 30, 2014. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this document to Dawson and TGC shareholders nor the issuance of TGC common stock in connection with the proposed merger shall create any implication to the contrary.

        If you own Dawson or TGC common stock, please complete, sign, date and promptly return the enclosed proxy in the enclosed prepaid envelope. The prompt return of your proxy will help save additional solicitation expense.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
TGC Industries, Inc. and Subsidiary

        We have audited the accompanying consolidated balance sheets of TGC Industries, Inc. and Subsidiary (the "Company") as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013. The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TGC Industries, Inc. and Subsidiary as of December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), TGC Industries, Inc. and Subsidiary's internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 17, 2014 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ LANE GORMAN TRUBITT, PLLC

Dallas, Texas
March 17, 2014

TGC Industries, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31,

	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$16,130,374	$8,614,244
Trade accounts receivable	10,742,412	35,640,758
Cost and estimated earnings in excess of billings on uncompleted contracts	2,312,947	6,263,943
Prepaid expenses and other	1,808,411	1,824,779
Prepaid federal and state income tax	3,909,198	—

Total current assets	34,903,342	52,343,724
PROPERTY AND EQUIPMENT—at cost
Machinery and equipment	185,405,886	190,943,331
Automobiles and trucks	14,272,341	15,265,627
Furniture and fixtures	486,700	488,779
Leasehold improvements	14,994	14,994

	200,179,921	206,712,731
Less accumulated depreciation and amortization	(137,072,725)	(117,326,964)

	63,107,196	89,385,767
Goodwill	201,530	201,530
Other assets	89,470	96,817

	291,000	298,347

Total assets	$98,301,538	$142,027,838

The accompanying notes are an integral part of these statements.

TGC Industries, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS (Continued)

December 31,

	2013	2012
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Trade accounts payable	$4,097,819	$13,680,538
Accrued liabilities	2,585,993	5,544,071
Billings in excess of costs and estimated earnings on uncompleted contracts	653,220	3,757,349
Federal and state income tax payable	—	4,569,891
Current maturities of notes payable	8,434,879	10,615,279
Current portion of capital lease obligations	1,423,268	1,960,503

Total current liabilities	17,195,179	40,127,631
NOTES PAYABLE, less current maturities	6,483,112	14,412,598
CAPITAL LEASE OBLIGATIONS, less current portion	901,707	1,884,937
LONG-TERM DEFERRED TAX LIABILITY	4,590,739	7,617,111
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS' EQUITY
Preferred stock, $1.00 par value; 4,000,000 shares authorized; issued—none	—	—
Common stock, $0.01 par value; 35,000,000 and 25,000,000 shares authorized; 22,090,127 and 20,732,500 shares issued and outstanding in each period, respectively	220,901	207,325
Additional paid-in capital	31,508,662	29,573,986
Retained earnings	41,757,515	48,073,556
Treasury stock, at cost; 145,335 and 80,076 shares in each period, respectively	(1,251,099)	(691,009)
Accumulated other comprehensive income (loss)—foreign currency translation adjustments	(3,105,178)	821,703

	69,130,801	77,985,561

Total liabilities and shareholders' equity	$98,301,538	$142,027,838

The accompanying notes are an integral part of these statements

TGC Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31,

	2013	2012	2011
Revenue	$134,534,540	$196,317,215	$151,028,582
Cost and expenses
Cost of services	107,675,356	135,279,937	104,022,944
Selling, general and administrative	9,593,068	8,755,270	9,626,679
Depreciation and amortization expense	24,644,190	25,502,597	19,214,069

	141,912,614	169,537,804	132,863,692
Income (loss) from operations	(7,378,074)	26,779,411	18,164,890
Interest expense	1,091,476	1,222,454	784,425

Income (loss) before income taxes	(8,469,550)	25,556,957	17,380,465
Income tax expense (benefit):
Current	1,155,204	9,525,543	4,077,297
Deferred	(3,308,713)	359,535	2,469,953

Income tax expense (benefit):	(2,153,509)	9,885,078	6,547,250
Net income (loss)	$(6,316,041)	$15,671,879	$10,833,215

Net income (loss) per common share:
Basic	$(0.29)	$0.73	$0.51
Diluted	$(0.29)	$0.72	$0.50
Weighted average number of shares outstanding:
Basic	21,841,582	21,513,638	21,215,800
Diluted	21,841,582	21,898,376	21,548,401

The accompanying notes are an integral part of these statements

TGC Industries, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

Years Ended December 31,

	2013	2012	2011
Net Income (loss)	$(6,316,041)	$15,671,879	$10,833,215
Other comprehensive income (loss):
Foreign currency translation adjustments	(3,926,881)	714,576	(641,538)

Comprehensive income (loss)	$(10,242,922)	$16,386,455	$10,191,677

The accompanying notes are an integral part of these statements

TGC Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock					Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Capital	Retained Earnings	Treasury Stock
	Shares	Amount					Total
Balances at December 31, 2010	19,242,251	$192,423	$27,512,709	$24,666,326	$(257,323)	$748,665	$52,862,800
Issuance of common stock awards	31,851	318	224,681	—	—	—	224,999
Issuance of restricted common stock	15,000	150	(150)	—	—	—	—
Exercise of stock options	59,334	593	180,912	—	—	—	181,505
Amortization of unearned compensation restricted stock awards	—	—	28,603	—	—	—	28,603
Amortization of compensation cost of unvested stock options	—	—	230,167	—	—	—	230,167
Purchase of treasury shares	—	—	—	—	(71)	—	(71)
Foreign currency translation adjustments	—	—	—	—	—	(641,538)	(641,538)
Net income	—	—	—	10,833,215	—	—	10,833,215

Balances at December 31, 2011	19,348,436	193,484	28,176,922	35,499,541	(257,394)	107,127	63,719,680
5% common stock dividend	971,990	9,720	(10,870)	—	—	—	(1,150)
Cash dividend	—	—	—	(3,097,864)	—	—	(3,097,864)
Issuance of restricted common stock	219,125	2,191	(2,191)	—	—	—	—
Exercise of stock options	192,949	1,929	809,066	—	(433,615)	—	377,380
Amortization of unearned compensation restricted stock awards	—	—	317,109	—	—	—	317,109
Amortization of compensation cost of unvested stock options	—	—	283,950	—	—	—	283,950
Foreign currency translation adjustments	—	—	—	—	—	714,576	714,576
Net income	—	—	—	15,671,879	—	—	15,671,879

Balances at December 31, 2012	20,732,500	207,325	29,573,986	48,073,556	(691,009)	821,703	77,985,561
5% common stock dividend	1,038,224	10,382	(11,321)	—	—	—	(939)
Issuance (rescindment) of restricted common stock	(9,000)	(90)	273,157	—	—	—	273,067
Exercise of stock options	328,403	3,284	973,196	—	(560,090)	—	416,390
Amortization of unearned compensation restricted stock awards	—	—	492,692	—	—	—	492,692
Amortization of compensation cost of unvested stock options	—	—	206,952	—	—	—	206,952
Foreign currency translation adjustments						(3,926,881)	(3,926,881)
Net income (loss)	—	—	—	(6,316,041)	—	—	(6,316,041)

Balances at December 31, 2013	22,090,127	$220,901	$31,508,662	$41,757,515	$(1,251,099)	$(3,105,178)	$69,130,801

The accompanying notes are an integral part of these statements

TGC Industries, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,

	2013	2012	2011
Cash flows from operating activities
Net income (loss)	$(6,316,041)	$15,671,879	$10,833,215
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	24,644,190	25,502,597	19,214,069
Gain on disposal of property and equipment	(676,422)	(1,069,766)	(441,524)
Stock-based compensation	972,711	601,059	483,769
Deferred income taxes	(3,308,713)	359,535	2,469,953
Changes in operating assets and liabilities
Trade accounts receivable	24,086,780	(16,021,574)	(2,442,223)
Cost and estimated earnings in excess of billings on uncompleted contracts	3,950,483	(1,121,420)	(589,429)
Prepaid expenses and other	3,230,777	2,820,516	2,326,499
Prepaid federal and state income tax	(3,777,853)	78,268	1,145,437
Other assets	3,755	(17,991)	(18,035)
Trade accounts payable	(9,439,503)	4,328,707	2,763,004
Accrued liabilities	(2,856,390)	2,911,755	823,278
Billings in excess of cost and estimated earnings on uncompleted contracts	(3,068,487)	2,814,863	(4,550,293)
Federal and state income tax payable	(4,475,945)	2,424,634	2,156,447

Net cash provided by operating activities	22,969,342	39,283,062	34,174,167
Cash flows from investing activities
Capital expenditures	(1,848,678)	(31,970,418)	(22,011,503)
Proceeds from sale of property and equipment	1,181,180	1,704,722	740,658

Net cash used in investing activities	(667,498)	(30,265,696)	(21,270,845)
Cash flows from financing activities
Principal payments on notes payable	(13,342,462)	(11,338,097)	(9,006,101)
Principal payments on capital lease obligations	(2,069,661)	(2,081,176)	(1,348,164)
Proceeds from exercise of stock options	416,390	377,381	181,505
Purchase of treasury shares	—	—	(71)
Payment of dividends	(939)	(3,099,014)	—

Net cash used in financing activities	(14,996,672)	(16,140,906)	(10,172,831)

Net increase (decrease) in cash and cash equivalents	7,305,172	(7,123,540)	2,730,491
Effect of exchange rates on cash	210,958	(7,775)	(57,435)
Cash and cash equivalents at beginning of year	8,614,244	15,745,559	13,072,503

Cash and cash equivalents at end of year	$16,130,374	$8,614,244	$15,745,559

Supplemental cash flow information
Interest paid	$1,129,581	$1,222,454	$784,425
Income taxes paid	$9,474,481	$7,022,640	$774,136
Noncash investing and financing activities
Capital lease obligations incurred	$626,187	$2,935,514	$1,953,263
Financed equipment purchase	$—	$22,201,800	$6,765,619
Financed insurance premiums	$3,237,881	$3,050,024	$2,336,121
Restricted stock awards to employees, net of cancellations	$25,440	$1,334,014	$101,475
Stock awards to employees	$—	$—	$225,000
Treasury shares issued for stock options exercised	$560,090	$433,615	$—

The accompanying notes are an integral part of these statements

NOTE A—NATURE OF OPERATIONS

        TGC Industries, Inc. ("TGC" or the "Company") is engaged in the geophysical services business and primarily conducts seismic surveys and sells gravity data to companies engaged in exploration in the oil and gas industry in the U.S. and Canada.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The Consolidated Financial Statements include the accounts of TGC Industries, Inc. and its wholly-owned subsidiary, Eagle Canada, Inc. We have eliminated all significant intercompany accounts and transactions.

Business Combinations

        We record acquisitions using the purchase method of accounting and, accordingly, have included the results of operations of acquired businesses in our consolidated results from the date of each acquisition. We allocate the purchase price of our acquisitions to the tangible assets, liabilities, and intangible assets acquired based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill. The fair value assigned to assets acquired is based on valuations provided by independent consultants and using management's estimates and assumptions.

Foreign Currency

        The functional currency of the Company's international subsidiary is the local currency. Local currency assets and liabilities are translated at the rates of exchange on the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. The resulting translation adjustments are recorded directly into a separate component of stockholders' equity and represents the only component of accumulated other comprehensive income (loss).

Cash Equivalents

        The Company considers all highly liquid investments with original maturity dates of three months or less to be cash equivalents. The Company maintains its accounts at financial institutions located in Texas and Alberta, Canada. The Texas bank accounts are insured by the Federal Deposit Insurance Corporation up to $250,000. The Alberta bank accounts are insured by the Canadian Depository Insurance Corporation up to $100,000 Canadian.

Trade Accounts Receivable

        Trade accounts receivable are recorded in accordance with terms and amounts as specified in the related contracts on an ongoing basis. The Company evaluates the collectability of accounts receivable on a specific account basis using a combination of factors including the age of the outstanding balances, evaluation of the customer's financial condition, and discussions with relevant Company personnel and with the customers directly. An allowance for doubtful accounts or direct write-off is recorded when it is determined that the receivable may not be collected, depending on the facts known and the probability of collection of the outstanding amount.

Property and Equipment

        Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the individual assets ranging from 1 to 7 years. The depreciation expense on assets acquired under capital leases is included with depreciation expense

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

on owned assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Long-Lived Assets

        Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For the purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted cash flows estimated to be generated by those assets. No impairment charge was necessary at December 31, 2013, 2012, and 2011.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases, in accordance with ASC Topic 740 ("Topic 740"). Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities. The components of the deferred tax assets and liabilities are individually classified as current or non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        Topic 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In accordance with Topic 740, the Company recognizes in its financial statements the impact of a tax position if that position is "more likely than not" to be sustained on audit, based on the technical merits of the position. The Company's estimate of the potential outcome of any uncertain tax issue is subject to management's assessment of relevant risks, facts, and circumstances existing at that time. Topic 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure. Interest and penalties related to unrecognized tax benefits, if any, are recorded as income tax expense. See Note H for further information.

Revenue Recognition

Seismic Surveys

        The Company provides seismic data acquisition survey services to its customers under general service agreements which define certain obligations for the Company and for its customers. We typically enter into a supplemental agreement setting forth the terms of each project, which may be cancelled by either party upon 30 days' advance written notice. These supplemental agreements are either "turnkey" agreements providing for a fixed fee to be paid for each unit of seismic data acquired or "term" agreements providing for a fixed hourly, daily, or monthly fee during the term of the project. Under both types of agreements, the Company recognizes revenues when services have been performed and revenue is realizable. Services are defined as the commencement of data acquisition. Revenues are deemed realizable when earned according to the terms of the contracts. Under turnkey agreements, the total number of units of seismic data to be gathered is set forth in the agreement. Revenue under turnkey agreements is recognized on a per unit of seismic data acquired rate as services are performed.

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue under term agreements is recognized on a per unit of time worked rate as services are performed based on the time worked rate provided in the term agreement. In the event of a cancelled contract, revenue is recognized and the client is billed for services performed to the date of contract cancellation. When it becomes evident that the estimates of total costs to be incurred on a contract will exceed the total estimates of revenue to be earned, an estimated loss is recognized in the period in which the loss is identifiable. The asset "Cost and estimated earnings in excess of billings on uncompleted contracts" represents cost incurred on turnkey agreements in excess of billings on those agreements. The liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings on turnkey agreements in excess of cost on those agreements.

Accumulated Other Comprehensive Income

        Comprehensive income is a measure of income which includes both net income and other comprehensive income or loss. Other comprehensive income or loss results from items deferred from recognition in the statement of earnings, which consists solely of foreign currency translation adjustments. Accumulated other comprehensive income (loss) is presented on the Company's consolidated balance sheet as a part of stockholder's equity. In addition, the Company reports comprehensive income and its components in a separate statement of comprehensive income.

        Foreign currency translation income or loss represents changes in foreign currency rates used to translate the assets, liabilities, revenues and expenses of the Company's international subsidiary from the local currency. These changes in foreign currency rates may never be realized or may only be partially realized upon the ultimate disposition, if any, of the international subsidiary. The Company's foreign investment is considered permanent in nature as there are no plans in the foreseeable future for divestiture.

Reclassifications

        Certain reclassifications have been made to the 2012 financial statements to conform to the 2013 presentation.

Share-Based Compensation

        The Company has two stock-based compensation plans, which are described more fully in Note G. The Company recognizes the fair value of the share-based compensation awards as wages in the Statements of Operations on a straight-line basis over the vesting period. As a result, during the years ended December 31, 2013, 2012, and 2011, the Company recognized compensation expense for unvested stock options of $206,952, $283,950, and $230,167, respectively, and unvested restricted stock of $492,692, $317,109, and $28,603, respectively.

        No incentive stock options were granted during the years ended December 31, 2013 and 2012. For the year ended December 31, 2011, the fair value of the single option grant was estimated on the date of the grant using the Binomial Lattice option pricing model with the following assumptions used for the outstanding grants: risk-free interest rate of 0.40%; expected dividend yield of 0.0%; expected life of 5.0 years; and expected volatility of 61.0%.

Financial Instruments

        The Company's financial instruments recorded on the consolidated balance sheet include cash and cash equivalents, accounts receivable, accounts payable, and debt. The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

short-term nature of these items. The carrying amounts of debt obligations approximate fair value due to their relative short-term maturities and their contract rates which approximate market.

Earnings Per Share

        Basic earnings per common share are based upon the weighted average number of shares of common stock outstanding. Diluted earnings per share are based upon the weighted average number of common shares outstanding and, when dilutive, common shares issuable for stock options, warrants, and convertible securities.

        All share and per share amounts for the years ended December 31, 2013, 2012 and 2011, have been adjusted to reflect 5% stock dividends paid May 14, 2013 and May 14, 2012 to shareholders of record as of April 30, 2013, and April 30, 2012, respectively. No stock dividends were declared or paid during the year ended December 31, 2011.

Use of Estimates

        The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Standards

        In July of 2012, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2012-02, Intangibles—Goodwill and Other (Topic 350)—Testing Indefinite-Lived Intangible Assets for Impairment ("ASU 2012-02"). This ASU provides entities with an option to first assess qualitative factors to determine whether events or circumstances indicate that it is more likely than not that the indefinite-lived intangible asset is impaired. If an entity concludes that it is more than 50% likely that an indefinite-lived intangible asset is not impaired, no further analysis is required. However, if an entity concludes otherwise, it would be required to determine the fair value of the indefinite-lived intangible asset to measure the amount of actual impairment, if any, as currently required under accounting principles generally accepted in the United States ("U.S. GAAP"). The ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The Company adopted this update in the first quarter of 2013, and it did not have a significant effect on its consolidated financial statements and related disclosures.

        In July of 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740)—Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists ("ASU 2013-11"). This ASU clarifies the balance sheet presentation of an unrecognized tax benefit and was issued to resolve the diversity in practice that had developed in the absence any specific U.S. GAAP. ASU 2013-11 is applicable to all entities that have an unrecognized tax benefit due to a net operating loss carryforward, a similar tax loss, of a tax credit carryforward. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, and does not create any new disclosure requirements. The Company will adopt ASU 2013-11 on January 1, 2014. The Company anticipates that the adoption of ASU 2013-11 will not have a significant effect on its consolidated financial statements.

NOTE C—COSTS, BILLINGS, AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

        The components of uncompleted contracts are as follows at December 31:

	2013	2012
Costs incurred on uncompleted contracts and estimated earnings	$2,476,716	$11,299,753
Less billings to date	(816,989)	(8,793,159)

	$1,659,727	$2,506,594

        The components of uncompleted contracts are reflected in the consolidated balance sheets as follows at December 31:

	2013	2012
Costs and estimated earnings in excess of billings on uncompleted contracts	$2,312,947	$6,263,943
Billings in excess of costs and estimated earnings on uncompleted contracts	(653,220)	(3,757,349)

	$1,659,727	$2,506,594

NOTE D—ACCRUED LIABILITIES

        Accrued liabilities consist of the following at December 31:

	2013	2012
Compensation and payroll taxes	$1,091,191	$2,004,444
Accrued sales and use tax	56,486	336,870
Insurance	40,193	335,412
Accrued interest	35,000	73,105
Other	1,363,123	2,794,240

	$2,585,993	$5,544,071

NOTE E—DEBT

Line of Credit

        In September of 2012, and again in September of 2013, the Company renewed its revolving line of credit allowing the Company to borrow, repay, and re-borrow, from time to time, up to $5,000,000. Interest on the outstanding amount under the line of credit loan agreement is payable monthly at the greater of the prime rate of interest or five percent. The credit loan agreement is secured by a security interest in our accounts receivable. As of December 31, 2013, and since its inception, we have had no borrowings outstanding under the line of credit loan agreement. The line of credit expires September 16, 2014.

NOTE E—DEBT (Continued)

Notes Payable

        Notes payable consists of the following at December 31:

	2013	2012
Notes payable to commercial banks
Four outstanding notes payable as of 12/31/2013 with interest between 3.50% and 4.60%, due in monthly installments between $128,363 and $215,863 plus interest; collateralized by equipment	$14,416,225	$24,553,291
Notes payable to finance companies for insurance
Two outstanding notes payable as of 12/31/2013 with interest between 4.00% and 4.95%, due in monthly installments between $18,831 and $329,823 including interest	501,766	474,586

	$14,917,991	$25,027,877
Less current maturities	(8,434,879)	(10,615,279)

	$6,483,112	$14,412,598

        Aggregate annual maturities of notes payable at December 31, 2013 are as follows:

Year Ending December 31,
2014	$8,434,879
2015	$4,814,389
2016	$1,540,360
2017	$128,363
2018	$—

$14,917,991

NOTE F—LEASES

Capital Lease Obligations

        The Company leases vehicles and certain specialized seismic equipment under leases classified as capital leases. The following is a schedule showing the future minimum lease payments under capital leases by years and the present value of the minimum lease payments as of December 31, 2013.

Year Ending December 31,
2014	$1,523,229
2015	784,925
2016	150,572
2017	—

Total minimum lease payments required	2,458,726
Less: Amount representing interest	(133,751)

Present value of minimum lease payments	2,324,975
Less current maturities	(1,423,268)

$901,707

NOTE F—LEASES (Continued)

        The net book value of the capital assets leased was approximately $2,954,000 and $4,957,000 as of December 31, 2013 and 2012, respectively. Total accumulated depreciation for fixed assets under capital lease with remaining obligations was approximately $7,221,000 and $5,114,000 as of December 31, 2013, and 2012, respectively. Interest rates on these leases range from 4.58% to 8.17%.

Operating Lease Obligations

        The Company leases five offices and two warehouse facilities under operating leases that expire at various dates between April 2014 and October 2018 with one lease on a month-to-month basis. One of the office facilities, used by the Company as its corporate headquarters, is located in Plano, Texas. One of the office facilities, used by Eagle Canada, is located in Calgary, Alberta. The warehouse facilities, used as warehouse and equipment repair facilities, are located in Denison, Texas, and Calgary, Alberta. Two office facilities are used as sales offices and are located in Houston, Texas, and Midland, Texas. On October 31, 2013, we closed our sales office in Oklahoma City, Oklahoma. The remaining office facility, located in Pratt, Kansas, is used as a permitting office. Rent expense for these facilities for the years ended December 31, 2013, 2012, and 2011 was approximately $750,000, $700,000, and $605,000, respectively.

        The following is a schedule by years of future minimum rental payments required under the operating leases as of December 31, 2013:

2014	$642,340
2015	467,755
2016	371,354
2017	244,845
2018 and thereafter	104,934

Total minimum payments required	$1,831,228

NOTE G—SHAREHOLDERS' EQUITY

Net Income (Loss) Per Share

        The following is a reconciliation of net income (loss) and weighted average common shares outstanding for purposes of calculating basic and diluted net income (loss) per share:

	December 31,
	2013	2012	2011
Numerator:
Net income (loss)	$(6,316,041)	$15,671,879	$10,833,215
Denominator:
Basic—weighted average common shares outstanding	21,841,582	21,513,638	21,215,800
Effect of Dilutive Securities:
Stock options	—	384,738	332,601

	21,841,582	21,898,376	21,548,401

Basic net income (loss) per share	$(0.29)	$0.73	$0.51
Diluted net income (loss) per share	$(0.29)	$0.72	$0.50

NOTE G—SHAREHOLDERS' EQUITY (Continued)

        Outstanding options that were not included in the diluted calculation because their effect would be anti-dilutive totaled 35,373 and 44,370 for the years ended December 31, 2013 and 2012, respectively.

        All share and per share amounts have been adjusted to reflect 5% stock dividends paid May 14, 2013, and May 14, 2012, to shareholders of record as of April 30, 2013, and April 30, 2012.

Share-Based Compensation Plans

        The Company currently has in effect a 2006 stock award plan (the "2006 Plan"). At the June 11, 2010 Annual Meeting of Shareholders, the shareholders approved an increase of 2,000,000 shares of common stock for issuance under the 2006 Plan. This increased the total aggregate number of shares of common stock under the 2006 Plan to 3,000,000 shares. The 2006 Plan provides for the granting of stock options, common stock, and restricted stock. The 2006 Plan is administered by a committee of the Board of Directors (the "Committee"). Currently the Committee is comprised of three directors. Any stock options granted under the 2006 Plan will be exercisable as set forth in the option agreements pursuant to which they are issued, but in no event will stock options be exercisable after the expiration of five (5) years from the date of grant. Outstanding options, under the 2006 Plan at December 31, 2013, have vesting periods ranging from the date of grant to the third annual anniversary of the grant.

        During 2013, 117,611 options were granted, and 391,733 options were exercised or cancelled under the 2006 Plan. During 2012, 143,602 options were granted, and 244,445 options were exercised or cancelled under the 2006 Plan. During 2011, 109,347 options were granted, and 80,334 options were exercised or cancelled under the 2006 Plan. Restricted stock consists of shares that are transferred by the Company to a participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the participant. Any restricted stock granted or issued under the 2006 Plan will vest as set forth in the restricted stock agreement pursuant to which it was issued or granted. The provisions of the restricted stock agreements need not be the same with respect to each participant. In November of 2011, December of 2011, January of 2012, August of 2012, February 1, 2013 and June 25, 2013, the Committee granted 25,331, 21,520, 6,000, 213,125, 6,000, and 30,000 shares of restricted stock, respectively. On April 30, 2013, the Committee rescinded 45,000 shares of restricted stock previously granted in August of 2012. The shares of restricted stock were issued in the names of the grantees and had restrictive legends prohibiting their sales prior to vesting. Vesting periods, for restricted stock issued to date, range from at grant date to the third annual anniversary of the grant. Upon vesting, a new certificate is issued for the vested portion without the restrictive legend.

        During the years ended December 31, 2013, 2012, and 2011, the Company recognized compensation expense associated with the restricted stock of $492,692, $317,109, and $28,603, respectively. During the years ended December 31, 2013, 2012, and 2011, no unamortized deferred stock-based compensation was related to any employee that left the Company.

        During the years ended December 31, 2013, 2012, and 2011, the Company recognized compensation expense associated with unvested options of $206,952, $283,950, and $230,167, respectively.

NOTE G—SHAREHOLDERS' EQUITY (Continued)

        The following table summarizes activity under the 2006 Plan:

	Shares under Option	Weighted Average exercise price
Balance at December 31, 2010	803,681	$3.63
Granted	109,347	$5.78
Exercised	(59,334)	$3.06
Canceled	(21,000)	$4.10

Balance at December 31, 2011	832,694	$3.97
Granted	143,602	$6.86
Exercised	(192,949)	$4.20
Canceled	(51,496)	$8.94

Balance at December 31, 2012	731,851	$4.16
Granted	117,611	$7.61
Exercised	(328,403)	$2.97
Canceled	(63,330)	$6.61

Balance at December 31, 2013	457,729	$5.31

        The following information applies to options outstanding and exercisable at December 31, 2013:

	Range of Exercise prices	Number outstanding	Weighted average remaining contractual life (in years)	Weighted average exercise price
Outstanding options	$3.52 - $7.18	457,729	2.84	$5.31
Exercisable options	$3.52 - $7.18	402,724	2.58	$5.08

NOTE H—INCOME TAXES

        The income tax provision (benefit) charged to continuing operations for the years ended December 31, 2013, 2012, and 2011, was as follows:

	2013	2012	2011
Current:
U.S. federal	$—	$3,947,400	$35,561
Foreign	949,207	5,313,874	3,343,374
State and local	205,997	264,269	698,362

	1,155,204	9,525,543	4,077,297
Deferred expense (benefit)	(3,308,713)	359,535	2,469,953

	$(2,153,509)	$9,885,078	$6,547,250

        The components of the Company's income (loss) before income tax expense attributable to domestic and foreign operations amounted to $(12,635,002) and $4,165,452, respectively, for the year ended December 31, 2013. The components of the Company's income before income tax expense attributable to domestic and foreign operations amounted to $6,018,971 and $19,537,986, respectively, for the year ended December 31, 2012. The components of the Company's income before income tax expense attributable to domestic and foreign operations amounted to $6,085,192 and $11,295,273,

NOTE H—INCOME TAXES (Continued)

respectively, for the year ended December 31, 2011. The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate (34% for 2013, 35% for 2012, and 34% for 2011) to pretax income (loss) from continuing operations for the years ended December 31, 2013, 2012, and 2011, due to the following:

	2013	2012	2011
Computed "expected" tax expense	$(2,879,647)	$8,944,935	$5,909,358
Increase (decrease) in income taxes resulting from:
Change in effective rates used for deferred taxes	—	—	(503,693)
Nondeductible expenses and other	590,180	768,652	534,742
State and local taxes, net of federal benefit	135,958	171,491	606,843

	$(2,153,509)	$9,885,078	$6,547,250

        Net deferred tax liabilities consist of the following components as of December 31, 2013 and 2012:

	2013	2012
Deferred tax assets
Foreign tax credits	$244,898	$473,405
Net operating loss carry forwards	61,139	462,548
Other	88,911	92,983

Total deferred tax assets	394,948	1,028,936
Deferred tax liability
Property, equipment, and intangible asset	(4,985,687)	(8,646,047)

Net deferred tax liabilities	$(4,590,739)	$(7,617,111)

        The components giving rise to the net deferred tax items described above have been included in the accompanying balance sheets as of December 31, 2013 and 2012, as follows:

	2013	2012
Current assets	$—	$—
Noncurrent (liabilities)	(4,590,739)	(7,617,111)

	$(4,590,739)	$(7,617,111)

        As of December 31, 2013, the Company has U.S. net operating loss carry forwards for U.S. federal income tax purposes of approximately $180,000. These net operating losses are available to offset future federal taxable income, if any, and expire from 2027 through 2029. The amount of net operating loss carry forwards that may reduce federal income taxes in any given year are subject to annual limitations and taxable income requirements. The foreign tax credit of $244,898 expires mostly by 2020.

        The Company files a U.S. consolidated federal income tax return for operating activities in the U.S. and Canada. The Company also files federal and local tax returns in Canada, as well as state tax returns in a number of state and local jurisdictions in the U.S. The Company's U.S. federal income tax returns filed for 2010 through 2012 are subject to audit by the IRS. The Company's income tax returns filed in Canada for 2010 through 2012 remain subject to examination by Canadian authorities. As of December 31, 2013 and 2012, the Company had no unrecognized tax benefits within its provision for income taxes.

NOTE I—401(k) PLAN

        The Company has a 401(k) salary deferral plan which covers all employees who have reached the age of 21 years and have been employed by the Company for at least one year. The covered employees may elect to have an amount deducted from their wages for investment in the retirement plan. The Company makes contributions to the plan equal to 50% of each participant's salary reduction contributions to the plan up to 6% of the participant's compensation. The Company's matching contribution to the plan was approximately $158,000, $113,000, and $98,000, for the years ended December 31, 2013, 2012, and 2011, respectively.

NOTE J—CONCENTRATION OF CREDIT RISK

        The Company sells its geophysical services primarily to large independent oil and gas companies operating in the U.S. and Canada. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

        During the years ended December 31, 2013, 2012, and 2011, our largest customers accounted for approximately 12%, 16%, and 17% of revenues, respectively. As of December 31, 2013, three customers accounted for 27%, 16% and 15% of outstanding accounts receivable. As of December 31, 2012, and 2011, two customers accounted for 29% and 23%, and 13% and 12%, of outstanding accounts receivable, respectively. During 2012, one vendor represented 12% of our purchases. During 2013 and 2011, no vendor represented over 10% of our purchases.

NOTE K—CONTINGENCIES

        In conducting its activities, the Company from time to time is the subject of various claims arising from the ordinary course of business. In the opinion of management, it is remote that these claims will be material to the Company's results of operations and liquidity.

NOTE L—QUARTERLY FINANCIAL DATA—(UNAUDITED)

        The following is a summary of the unaudited quarterly financial information for the two years ended December 31, 2013 and 2012 (in thousands, except per share amounts):

	Three Months Ended
2013	March 31	June 30	September 30	December 31
Revenues	$63,204	$31,487	$21,115	$18,728
Income (loss) from operations	10,905	(5,620)	(5,827)	(6,836)
Net income (loss)	6,351	(4,004)	(3,952)	(4,712)
Net income (loss) per share basic	0.29	(0.18)	(0.18)	(0.21)
Net income (loss) per share diluted	0.29	(0.18)	(0.18)	(0.21)

	Three Months Ended
2012	March 31	June 30	September 30	December 31
Revenues	$67,045	$30,384	$41,835	$57,053
Income (loss) from operations	20,475	(2,860)	2,096	7,069
Net Income (loss)	12,384	(1,974)	1,112	4,150
Net income (loss) per share basic	0.58	(0.09)	0.05	0.19
Net income (loss) per share diluted	0.57	(0.09)	0.05	0.19

TGC INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

September 30, 2014

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$25,064,116	$16,130,374
Trade accounts receivable, net of allowance for doubtful accounts of $-0- in both periods	8,985,899	10,742,412
Cost and estimated earnings in excess of billings on uncompleted contracts	4,620,300	2,312,947
Prepaid expenses and other	2,790,235	1,808,411
Prepaid federal and state income tax	—	3,909,198

Total current assets	41,460,550	34,903,342
PROPERTY AND EQUIPMENT—at cost
Machinery and equipment	188,061,303	185,405,886
Automobiles and trucks	13,377,137	14,272,341
Furniture and fixtures	484,206	486,700
Leasehold improvements	14,994	14,994

	201,937,640	200,179,921
Less accumulated depreciation and amortization	(147,725,913)	(137,072,725)

	54,211,727	63,107,196
Goodwill	201,530	201,530
Other assets	81,942	89,470

	283,472	291,000

Total assets	$95,955,749	$98,301,538

See Notes to Consolidated Financial Statements

TGC INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS (Continued)

September 30, 2014

	September 30, 2014	December 31, 2013
	(Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$7,294,617	$4,097,819
Accrued liabilities	3,396,131	2,585,993
Billings in excess of costs and estimated earnings on uncompleted contracts	2,531,275	653,220
Federal and state income taxes payable	890,093	—
Current maturities of notes payable	9,214,619	8,434,879
Current portion of capital lease obligations	937,048	1,423,268

Total current liabilities	24,263,783	17,195,179
NOTES PAYABLE, less current maturities	6,312,379	6,483,112
CAPITAL LEASE OBLIGATIONS, less current portion	364,801	901,707
LONG-TERM DEFERRED TAX LIABILITY	1,025,116	4,590,739
SHAREHOLDERS' EQUITY
Preferred stock, $1.00 par value; 4,000,000 shares authorized; issued—none	—	—
Common stock, $.01 par value; 35,000,000 shares authorized; 22,102,502 and 22,090,127 issued and outstanding in each period, respectively	221,025	220,901
Additional paid-in capital	32,052,956	31,508,662
Retained earnings	37,995,738	41,757,515
Treasury stock, at cost, 145,335 shares in each period	(1,251,099)	(1,251,099)
Accumulated other comprehensive income (loss)—foreign currency translations adjustments	(5,028,950)	(3,105,178)

	63,989,670	69,130,801

Total liabilities and shareholders' equity	$95,955,749	$98,301,538

See Notes to Consolidated Financial Statements

TGC INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

September 30, 2014

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$26,094,909	$21,115,045	$93,133,099	$115,806,689
Cost and expenses
Cost of services	25,071,320	18,492,618	76,641,928	90,011,820
Selling, general and administrative expense	2,288,412	2,391,946	7,060,970	7,226,433
Depreciation and amortization expense	4,708,500	6,057,092	14,639,933	19,110,476

	32,068,232	26,941,656	98,342,831	116,348,729
Loss from operations	(5,973,323)	(5,826,611)	(5,209,732)	(542,040)
Interest expense	148,770	275,509	506,296	903,667

Loss before income taxes	(6,122,093)	(6,102,120)	(5,716,028)	(1,445,707)
Income tax expense (benefit)	(2,112,616)	(2,150,433)	(1,954,251)	158,537

NET LOSS	$(4,009,477)	$(3,951,687)	$(3,761,777)	$(1,604,244)

Earnings per common share:
Basic	$(0.18)	$(0.18)	$(0.17)	$(0.07)
Diluted	$(0.18)	$(0.18)	$(0.17)	$(0.07)
Weighted average number of common shares outstanding:
Basic	21,957,167	21,832,831	21,956,804	21,805,692
Diluted	21,957,167	21,832,831	21,956,804	21,805,692

See Notes to Consolidated Financial Statements

TGC INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

September 30, 2014

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net loss	$(4,009,477)	$(3,951,687)	$(3,761,777)	$(1,604,244)
Other comprehensive income (loss):
Foreign currency translation adjustments	(1,846,695)	755,989	(1,923,772)	(2,093,196)

Comprehensive income (loss)	$(5,856,172)	$(3,195,698)	$(5,685,549)	$(3,697,440)

See Notes to Consolidated Financial Statements

TGC INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

September 30, 2014

	Nine Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(3,761,777)	$(1,604,244)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,639,933	19,110,476
Gain on disposal of property and equipment	(198,109)	(635,265)
Non-cash compensation	544,418	817,391
Deferred income taxes	(3,565,623)	(2,792,520)
Changes in operating assets and liabilities
Trade accounts receivable	1,617,495	23,374,057
Cost and estimated earnings in excess of billings on uncompleted contracts	(2,307,580)	3,046,174
Prepaid expenses and other	2,053,325	2,105,774
Prepaid federal and state income tax	3,823,925	(1,673,101)
Other assets	5,832	1,769
Trade accounts payable	3,237,349	(9,374,217)
Accrued liabilities	831,063	(2,184,320)
Billings in excess of cost and estimated earnings on uncompleted contracts	1,878,055	(2,741,145)
Income taxes payable	911,081	(3,543,613)

NET CASH PROVIDED BY OPERATING ACTIVITIES	19,709,387	23,907,216
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,258,607)	(1,250,550)
Proceeds from sale of property and equipment	342,618	1,090,607

NET CASH USED IN INVESTING ACTIVITIES	(915,989)	(159,943)
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on notes payable	(8,528,861)	(9,929,954)
Principal payments on capital lease obligations	(1,153,137)	(1,586,423)
Proceeds from exercise of stock options	—	395,551
Payment of dividends	—	(939)

NET CASH USED IN FINANCING ACTIVITIES	(9,681,998)	(11,121,765)

NET INCREASE IN CASH AND CASH EQUIVALENTS	9,111,400	12,625,508
EFFECT OF EXCHANGE RATES ON CASH	(177,658)	96,048
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	16,130,374	8,614,244

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$25,064,116	$21,335,800

Supplemental cash flow information
Interest paid	$506,297	$903,667
Income taxes paid	$(3,056,012)	$8,167,772
Noncash investing and financing activities
Capital lease obligations incurred	$161,533	$368,396
Financed equipment purchase	$6,096,173	$—
Financed insurance premiums	$3,045,297	$3,064,370
Restricted stock awards to employees	$100,200	$25,441
Treasury shares issued for stock options exercised	$—	$484,866

See Notes to Consolidated Financial Statements

TGC INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2014

NOTE A

BASIS OF PRESENTATION

        The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP") for interim financial information and the instructions to Form 10-Q. Accordingly, they do not include all of the financial information and footnotes required by generally accepted accounting principles for complete financial statements. References to "we," "us," "our," "its," "TGC" or the "Company" refer to TGC Industries, Inc. and our subsidiaries.

        On October 8, 2014, the Company entered into a definitive merger agreement (the "Merger Agreement") with Dawson Geophysical Company ("Dawson"), providing for the merger of Riptide Acquisition Corp., a wholly owned subsidiary of the Company formed for the purpose of the transaction, with and into Dawson, with Dawson continuing as the surviving entity and a wholly owned subsidiary of the Company (the "Merger"). The Merger Agreement provides for Dawson shareholders to receive per share consideration of 1.760 shares of the Company's common stock after giving effect to a 1-for-3 reverse stock split that the Company agreed to implement immediately prior to the Merger. Upon consummation of the Merger, current Dawson and TGC shareholders will own approximately 66% and 34% of the combined company, respectively, and TGC will change its name to "Dawson Geophysical Company." Closing of the Merger is anticipated during the first calendar quarter of 2015, subject to certain approvals by holders of 66.67% of the outstanding shares of both TGC and Dawson, as well as certain other closing conditions and regulatory approvals.

CRITICAL ACCOUNTING POLICIES

        A discussion of our critical accounting policies can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. There have been no material changes to these policies (including critical accounting estimates and assumptions or judgments affecting the application of those estimates and assumptions) during the quarter ended September 30, 2014. Certain policies have been paraphrased herein for convenience.

REVENUE RECOGNITION

Seismic Surveys

        The Company provides seismic data acquisition survey services to its customers under general service agreements which define certain obligations for the Company and for its customers. The Company typically enters into a supplemental agreement setting forth the terms of each project, which may be cancelled by either party upon 30 days' advance written notice. These supplemental agreements are either "turnkey" agreements providing for a fixed fee to be paid for each unit of seismic data acquired or "term" agreements providing for a fixed hourly, daily, or monthly fee during the term of the project. Under both types of agreements, the Company recognizes revenues when services have been performed and revenue is realizable. Services are defined to begin at the commencement of data acquisition. Revenues are deemed realizable when earned according to the terms of the contracts. Under turnkey agreements, the total number of units of seismic data to be gathered is set forth in the agreement. Revenue under turnkey agreements is recognized on a per unit of seismic data acquired rate as services are performed. Revenue under term agreements is recognized on a per unit of time

TGC INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2014

NOTE A (Continued)

worked rate as services are performed based on the time worked rate provided in the term agreement. In the event of a cancelled contract, revenue is recognized and the client is billed for services performed to the date of contract cancellation. When it becomes evident that the estimates of total costs to be incurred on a contract will exceed the total estimates of revenue to be earned, an estimated loss is recognized in the period in which the loss is identifiable. The asset "Cost and estimated earnings in excess of billings on uncompleted contracts" represents cost incurred on turnkey agreements in excess of billings on those agreements. The liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings on turnkey agreements in excess of cost on those agreements.

ACCUMULATED OTHER COMPREHENSIVE INCOME

        Comprehensive income is a measure of income which includes both net income and other comprehensive income or loss. Other comprehensive income or loss results from items deferred from recognition in the statement of operations, which consists solely of foreign currency translation adjustments. Accumulated other comprehensive income (loss) is presented on the Company's consolidated balance sheet as a part of shareholder's equity. In addition, the Company reports comprehensive income and its components in a separate statement of comprehensive income.

        Foreign currency translation income or loss represents changes in foreign currency rates used to translate the assets, liabilities, revenues and expenses of the Company's international subsidiary from the local currency. These changes in foreign currency rates may never be realized or may only be partially realized upon the ultimate disposition, if any, of the international subsidiary. The Company's foreign investment is considered permanent in nature as there are no plans in the foreseeable future for divestiture.

RECENT ACCOUNTING PRONOUNCEMENTS

        In July 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2013-11, Income Taxes (Topic 740) —Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists ("ASU 2013-11"). ASU 2013-11 clarifies the balance sheet presentation of an unrecognized tax benefit and was issued to resolve the diversity in practice that had developed in the absence any specific U.S. GAAP. ASU 2013-11 is applicable to all entities that have an unrecognized tax benefit due to a net operating loss carryforward, a similar tax loss, of a tax credit carryforward. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013, and does not create any new disclosure requirements. The Company adopted ASU 2013-11 on January 1, 2014, and it did not have a significant effect on its consolidated financial statements.

        In May 2014, the FASB issued ASU No. 2014-09, Revenue (Topic 606)—Revenue from Contracts with Customers ("ASU 2014-09"). ASU 2014-09 supersedes nearly all existing revenue recognition guidance under U.S. GAAP and establishes a comprehensive revenue recognition standard for virtually all industries, including those that previously followed industry-specific guidance. The revenue standard's core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. Three

TGC INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2014

NOTE A (Continued)

basic transition methods are available—full retrospective, retrospective with certain practical expedients, and a cumulative effect approach. Under the third alternative, an entity would apply the new revenue standard only to contracts that are incomplete under legacy U.S. GAAP at the date of initial application (i.e., January 1, 2017) and recognize the cumulative effect of the new standard as an adjustment to the opening balance of retained earnings. That is, prior years would not be restated and additional disclosures would be required to enable users of the financial statements to understand the impact of adopting the new standard in the current year compared to prior years that are presented under legacy U.S. GAAP. ASU 2014-09 is effective for annual periods beginning after December 15, 2016, including interim periods therein. Early adoption is prohibited. The Company will adopt ASU 2014-09 on January 1, 2017. The Company will begin evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard in 2017.

NOTE B—MANAGEMENT PRESENTATION

        In the opinion of management, all adjustments (consisting of normally recurring accruals) considered necessary for a fair presentation of financial position, results of operations, and changes in financial position have been included. The results of the interim periods are not necessarily indicative of results to be expected for the entire year. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q report pursuant to certain rules and regulations of the Securities and Exchange Commission (the "SEC"). For further information, refer to the financial statements and the footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

NOTE C—EARNINGS (LOSS) PER SHARE

        Basic earnings per common share are based upon the weighted average number of shares of common stock ("common shares") outstanding. Diluted earnings per share are based upon the weighted average number of common shares outstanding and, when dilutive, common shares issuable for stock options, warrants, and convertible securities. All earnings per common share have been adjusted for the 5% stock dividend paid on May 14, 2013, to shareholders of record as of April 30, 2013.

TGC INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2014

NOTE C—EARNINGS (LOSS) PER SHARE (Continued)

        The following is a reconciliation of net income (loss) and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2014	2013	2014	2013
Basic:
Numerator:
Net loss	$(4,009,477)	$(3,951,687)	$(3,761,777)	$(1,604,244)
Denominator:
Basic—weighted average common shares outstanding	21,957,167	21,832,831	21,956,804	21,805,692

Basic EPS	$(0.18)	$(0.18)	$(0.17)	$(0.07)
Diluted:
Numerator:
Net loss	$(4,009,477)	$(3,951,687)	$(3,761,777)	$(1,604,244)
Denominator:
Weighted average common shares outstanding	21,957,167	21,832,831	21,956,804	21,805,692
Effect of Dilutive Securities:
Stock options	—	—	—	—

	21,957,167	21,832,831	21,956,804	21,805,692

Diluted EPS	$(0.18)	$(0.18)	$(0.17)	$(0.07)

NOTE D—DIVIDENDS

        On April 19, 2013, the Company declared a five percent (5%) stock dividend on its outstanding common shares. The 5% stock dividend was paid on May 14, 2013, to shareholders of record as of April 30, 2013. There have been no dividends declared or paid in 2014.

NOTE E—INCOME TAXES

        Deferred income taxes reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. In addition, the Company paid, during the first nine months of 2014, federal and various state estimated income taxes for tax year 2014, as well as various state income taxes for tax year 2013.

NOTE F—SHARE-BASED COMPENSATION

        The Company accounts for share-based compensation awards and for unvested awards outstanding using the modified prospective application method. Accordingly, we recognized the fair value of the share-based compensation awards as wages in the Consolidated Statements of Operations on a straight-line basis over the vesting period. We have recognized compensation expense, relative to share-

TGC INDUSTRIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

September 30, 2014

NOTE F—SHARE-BASED COMPENSATION (Continued)

based awards, in wages in the Consolidated Statements of Operations of approximately $164,000 and $158,000, or less than $0.01 per share for the three months ended September 30, 2014, and 2013, and approximately $544,000 and $817,000, or approximately $0.02 and $0.04 per share, for the nine months ended September 30, 2014, and 2013, respectively.

        As of September 30, 2014, there was approximately $488,000 of unrecognized compensation expense related to our two share-based compensation plans which the Company expects to recognize over a period of three years.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER
among
TGC INDUSTRIES, INC.,
RIPTIDE ACQUISITION CORP.
and
DAWSON GEOPHYSICAL COMPANY
Dated as of October 8, 2014

A-i

A-ii

Exhibits

Exhibit A	Form of Company Shareholder Voting Agreement
Exhibit B	Form of Parent Shareholder Voting Agreement
Exhibit C	Amended Certificate of Formation of Parent
Exhibit D	Form of Employment Agreement
Exhibit E	Form of Indemnification Agreement

A-iii

GLOSSARY OF DEFINED TERMS

Defined Terms	Where Defined
Acquisition Proposal	Section 7.3(f)(i)
Affected Participants	Section 7.14(a)
Affiliate	Section 10.8(b)
Agreement	Preamble
Antitrust Laws	Section 10.8(c)
Applicable Law	Section 10.8(d)
Book Entry Share	Section 4.1(a)
Certificate	Section 4.1(a)
Certificate of Merger	Section 1.3
Change/Intent to Terminate Notice	Section 7.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company Adverse Recommendation Change	Section 7.3(b)
Company Affiliate Transaction	Section 5.25
Company Articles of Incorporation	Section 5.1
Company Benefit Plans	Section 5.12(a)
Company Board	Section 3.3(a)
Company Bylaws	Section 5.1
Company Common Stock	Recitals
Company Disclosure Letter	Article V
Company Equity Awards	Section 4.1(e)(i)
Company Financial Advisor	Section 5.2(e)
Company IP	Section 10.8(e)
Company Material Adverse Effect	Section 10.8(f)
Company Material Contract	Section 5.18(a)(viii)
Company Options	Section 5.3(c)
Company Permits	Section 5.8(b)
Company Preferred Stock	Section 5.3(a)
Company Qualified Plan	Section 7.14(e)
Company Recommendation	Section 5.2(d)
Company Registered IP	Section 5.16(a)
Company Reports	Section 5.6(a)
Company Stock Based Award	Section 4.1(e)(ii)
Company Rights Agreement	Section 5.3(a)
Company Stock Option Award	Section 4.1(e)(iii)
Company Stock Plans	Section 4.1(e)(i)
Company Shareholder Approval	Section 5.22
Company Shareholder Voting Agreement	Recitals
Company Shareholders Meeting	Section 7.4(e)
Company Unvested Stock Based Award	Section 4.1(e)(ii)
Company Vested Stock Based Award	Section 4.1(e)(ii)
Company Voting Shareholders	Recitals
Confidentiality Agreement	Section 7.3(a)
Contract	Section 10.8(g)
Continuing Employees	Section 7.14(a)
Covered Participants	Section 7.14(e)

A-iv

Defined Terms	Where Defined
Dawson 401(k)	Section 7.14(e)
Debt	Section 10.8(h)
Designated Director	Section 3.3(a)
Effective Time	Section 1.3
Environmental Laws	Section 5.14(a)
Equity Award Restrictive Covenants	Section 4.1(e)(vii)
ERISA	Section 5.12(a)
ERISA Affiliate	Section 5.12(a)
Exchange Act	Section 5.5(b)
Exchange Agent	Section 4.2(a)
Exchange Fund	Section 4.2(a)
Exchange Ratio	Section 4.1(a)
Existing Indemnification Agreements	Section 7.11(d)
Fairness Opinion	Section 5.2(e)
Foreign Corrupt Practices Act	Section 5.23(a)
Foreign Government Official	Section 5.23(a)
Form S-4	Section 7.4(a)
GAAP	Section 10.8(i)
Governmental Authority	Section 10.8(j)
Government Contract	Section 5.19
Hazardous Materials	Sections 5.14(a)
HSR Act	Section 5.5(b)
Intellectual Property	Section 10.8(k)
Letter of Transmittal	Section 4.2(b)
Lien	Section 5.4(a)
Material Adverse Effect	Section 10.8(l)
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Sub	Preamble
NASDAQ	Section 5.5(b)
No-Shop Party	Section 7.3(a)
Other Director	Section 3.3(c)
Other Party	Section 7.3(a)
Parent	Preamble
Parent Adverse Recommendation Change	Section 7.3(b)
Parent Affiliate Transaction	Section 6.23
Parent Amended Certificate	Section 2.1
Parent Benefit Plans	Section 6.12(a)
Parent Board	Section 3.3(a)
Parent Certificate of Formation	Section 6.1
Parent Common Stock	Recitals
Parent Disclosure Letter	Article VI
Parent Equity Awards	Section 6.3(a)
Parent Financial Advisor	Section 6.2(e)
Parent IP	Section 10.8(m)
Parent Material Adverse Effect	Section 10.8(n)
Parent Material Contract	Section 6.18(a)(viii)
Parent Name Change	Section 2.1
Parent Options	Section 6.3(c)
Parent Permits	Section 6.8(b)

A-v

Defined Terms	Where Defined
Parent Preferred Stock	Section 6.3(a)
Parent Qualified Plans	Section 7.14(e)
Parent Recommendation	Section 6.2(d)
Parent Registered IP	Section 6.16(a)
Parent Reports	Section 6.6(a)
Parent Stock Plans	Section 6.3(a)
Parent Shareholder Approval	Section 6.22
Parent Shareholder Voting Agreement	Recitals
Parent Shareholders Meeting	Section 7.4(f)
Parent Voting Shareholders	Recitals
Permitted Liens	Section 10.8(o)
Post-Closing Plan	Section 7.14(e)
Person	Section 10.8(p)
Proceeding	Section 10.8(q)
Proxy Statement/Prospectus	Section 7.4(a)
Regulatory Filings	Section 5.5(b)
Related Persons	Section 9.5(g)
Remaining Director	Section 3.3(b)
Representatives	Section 10.8(r)
Returns	Section 5.11(a)
Reverse Stock Split	Recitals
Rollover Awards	Section 4.1(e)(iii)
Rollover Stock Based Awards	Section 4.1(e)(ii)
Rollover Stock Option Awards	Section 4.1(e)(iii)
Sarbanes-Oxley Act	Section 5.7(a)
SEC	Section 4.1(e)(vi)
Securities Act	Section 5.5(b)
Special Valuation Proposal	Section 7.3(f)(ii)
Subsidiary	Section 10.8(s)
Superior Acquisition Proposal Termination	Section 7.3(b)
Superior Proposal	Section 7.3(f)(iii)
Surviving Entity	Section 1.1
Tax or Taxes	Section 10.8(t)
TBOC	Section 1.1
Termination Date	Section 9.2(a)
Treasury Regulations	Recitals
VEBA	Section 5.12(a)

A-vi

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of October 8, 2014, is by and among TGC Industries, Inc., a Texas corporation ("Parent"), Riptide Acquisition Corp., a Texas corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Dawson Geophysical Company, a Texas corporation (the "Company").

RECITALS

        A.    The Merger.     The respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective corporations and shareholders that a transaction be effected pursuant to which (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the "Merger"), and (ii) each issued and outstanding share of common stock, par value $0.33 1/3 per share, of the Company ("Company Common Stock") (other than any Company Common Stock owned by Parent, Merger Sub or the Company or any wholly-owned Subsidiary of the Company), shall be converted into the right to receive the shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock"), upon the terms and subject to the conditions set forth herein and after giving effect to the Reverse Stock Split (as defined below). In connection with the Merger and the issuance of the Parent Common Stock, Parent will undertake a reverse stock split with respect to the Parent Common stock on a one-for-three ratio (the "Reverse Stock Split") to reduce the total number of shares of Parent Common Stock outstanding to approximately 7,333,708 immediately prior to the Merger.

        B.    Intended U.S. Tax Consequences.     The parties to this Agreement intend that, for federal income tax purposes, the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder (the "Treasury Regulations").

        C.    Voting Agreements.     Concurrently with the execution of this Agreement, or as soon as practicable after the date hereof, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain officers and directors of the Company (the "Company Voting Shareholders"), who beneficially own, in the aggregate, 2.40% of the outstanding shares of Company Common Stock as of the date hereof, have each executed and delivered to Parent a voting agreement in the form attached hereto as Exhibit A (each, a "Company Shareholder Voting Agreement"), obligating each such signatory to, among other things, vote in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth therein. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, certain officers and directors of Parent (the "Parent Voting Shareholders"), who beneficially own, in the aggregate, 28.89% of the outstanding shares of Parent Common Stock as of the date hereof, have each executed and delivered to the Company a voting agreement in the form attached hereto as Exhibit B (the "Parent Shareholder Voting Agreement"), obligating each such signatory to, among other things, vote in favor of the approval of the issuance at the Effective Time of Parent Common Stock to the shareholders of the Company, upon the terms and subject to the conditions set forth therein.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

        Section 1.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving entity in the Merger (sometimes referred to herein as the "Surviving Entity"). The Merger shall have the effects specified herein and in the Texas Business Organizations Code (the "TBOC"). As a result of the Merger, the Surviving Entity shall be a wholly-owned subsidiary of Parent.

        Section 1.2    The Closing.     Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, at 9:00 a.m., local time, on a date to be specified by the parties hereto, which date shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VIII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be so satisfied or waived by the party entitled to the benefit of those conditions on the Closing Date). The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

        Section 1.3    Effective Time.     On the Closing Date, Parent, the Company and Merger Sub shall cause a certificate of merger (the "Certificate of Merger") meeting the requirements of the relevant provisions of the TBOC to be properly executed and filed in accordance with such provisions. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Texas in accordance with the TBOC or at such later time that Parent and the Company shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

ARTICLE II.

GOVERNING DOCUMENTS

        Section 2.1    Articles of Incorporation of the Parent and the Surviving Entity.     As of the Effective Time, the certificate of formation of the Parent shall be amended as set forth in Exhibit C hereto (the "Parent Amended Certificate") to reflect the change of the name of Parent to "Dawson Geophysical Company" (the "Parent Name Change") and the Reverse Stock Split and, as so amended, shall be the certificate of formation of the Parent, until duly amended in accordance with Applicable Law. As of the Effective Time, the certificate of formation of the Company shall be amended to reflect the change of the name of the Surviving Entity to "Dawson Operating Company" or another name to permit the Parent to use the name "Dawson Geophysical Company" and, as so amended, shall be the certificate of formation of the Surviving Entity, until duly amended in accordance with Applicable Law

        Section 2.2    Bylaws of the Parent and the Surviving Entity.     As of the Effective Time, the bylaws of the Parent shall be amended to reflect the Parent Name Change and, as so amended, shall be the bylaws of the Parent, until duly amended in accordance with Applicable Law. As of the Effective Time, the bylaws of the Company shall be amended to reflect the change of the name of the Surviving Entity to "Dawson Operating Company" or another name to reflect the change of the name of the Surviving Entity as set forth in Section 2.1 and, as so amended, shall be the bylaws of the Surviving Entity, until duly amended in accordance with Applicable Law.

 ARTICLE III.

DIRECTORS AND OFFICERS OF THE PARENT AND THE SURVIVING ENTITY

        Section 3.1    Board of Directors of Surviving Entity.     The parties shall take all necessary action to cause, as of the Effective Time, the directors of the Surviving Entity to be as set forth on Section 3.1 of the Parent Disclosure Letter, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the governing documents of the Surviving Entity.

        Section 3.2    Officers of Parent and Surviving Entity.

          (a)   The officers of the Parent shall be as set forth on Section 3.2(a) of the Parent Disclosure Letter, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the governing documents of the Parent.

          (b)   The officers of the Surviving Entity shall be as set forth on Section 3.2(b) of the Company Disclosure Letter, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the governing documents of the Surviving Entity.

        Section 3.3    Governance Matters.

          (a)   Subject to compliance with Applicable Law, the NASDAQ rules and the nominating and governance policies and procedures of the Parent Board (or any committee thereof), Parent shall cause, as of the Effective Time, the board of directors of Parent (the "Parent Board") to include as directors of Parent the five current directors of the board of directors of the Company (the "Company Board") set forth on Section 3.3(a) of the Company Disclosure Letter (each a "Designated Director").

          (b)   Subject to compliance with Applicable Law, the NASDAQ rules and the nominating and governance policies and procedures of the Parent Board (or any committee thereof), Parent shall cause, as of the Effective Time, all current directors of the Parent (other than the three directors set forth on Section 3.3(b) of the Parent Disclosure Letter (the "Remaining Directors") to resign as members of the Parent Board.

          (c)   If prior to the Effective Time, any Designated Director or Remaining Director is unwilling or unable to serve as a director of Parent for any reason, then, any replacement for such person shall be selected by mutual agreement of Parent and the Company, and such replacement will be a Designated Director or Remaining Director (as applicable). Subject to compliance with Applicable Law, the NASDAQ rules and the nominating and governance policies and procedures of the Parent Board (or any committee thereof), Parent shall cause each Designated Director and Remaining Director to be nominated to the Parent Board at any Parent shareholder meeting at which directors are to be elected that is held from the Effective Time until (i) with respect to each of the Designated Directors and the Remaining Directors other than the Remaining Director set forth on Section 3.3(c) of the Parent Disclosure Letter (such director, the "Other Director"), the third anniversary of the Effective Time, (ii) with respect to the Other Director, the first anniversary of the Effective Time, or (iii) in the case of any Designated Director or Remaining Director who as of the Effective Time also serves as an officer of Parent or the Surviving Entity, until such time that such director no longer serves as an officer of Parent or the Surviving Entity.

 ARTICLE IV.

CONVERSION OF COMPANY COMMON STOCK

        Section 4.1    Conversion of Capital Stock of the Company and Merger Sub.

          (a)    Merger Consideration.    At the Effective Time, subject to the other provisions of this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and after giving effect to the Reverse Stock Split (including any vested Company restricted stock, but excluding any Company Common Stock to be canceled without payment of any consideration pursuant to Section 4.1(c) ), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive, a fraction of a validly issued, fully paid and nonassessable share of Parent Common Stock on a ratio of 1.760 (the "Exchange Ratio") (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 4.2(e), the "Merger Consideration"), upon surrender, in the manner provided in Section 4.2, of a certificate that immediately prior to the Effective Time represented such Company Common Stock (a "Certificate") or a non-certificated share of Company Common Stock represented by book entry (a "Book Entry Share").

          (b)    Cancellation of Shares of Company Common Stock.    As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, each such share of Company Common Stock (other than Company Common Stock to be canceled without payment of any consideration pursuant to Section 4.1(c)) shall cease to be outstanding and shall be canceled and shall cease to exist, and each Certificate and Book Entry Share shall thereafter cease to have any rights with respect to such share of Company Common Stock and shall thereafter represent only the right to receive, without interest, the Merger Consideration and any unpaid dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.2(c).

          (c)    Cancellation of Remaining Shares of Company Common Stock.    Each share of Company Common Stock issued and held in the Company's treasury and each share of Company Common Stock owned by any wholly-owned Subsidiary of the Company or by Parent or Merger Sub, shall, at the Effective Time and by virtue of the Merger, cease to be outstanding and shall be canceled and shall cease to exist without payment of any consideration therefor, and no shares of Parent Common Stock or other consideration shall be delivered in exchange therefor.

          (d)    Conversion of Merger Sub Common Stock.    At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.33 1/3, of the Surviving Entity.

          (e)    Treatment of Company Equity Awards.

              (i)  All options to acquire shares of Company Common Stock and other awards (collectively, "Company Equity Awards") made under the Company's stock plans (collectively, the "Company Stock Plans") prior to the Effective Time, which are outstanding immediately prior to the Effective Time, are identified in Section 4.1(e) of the Company Disclosure Letter.

             (ii)  In the event a Company Equity Award constitutes a grant of restricted stock or restricted stock units and to the extent such award is vested immediately prior to the Effective Time ("Company Vested Stock Based Award") (it being understood that any such award that vests pursuant to its terms as of the Effective Time shall, for purposes of this Agreement, be deemed to be vested immediately prior to the Effective Time), the holder of such Company Vested Stock Based Award shall receive the number of shares of Company Common Stock subject to such Company Vested Stock Based Award in accordance with the terms and conditions of the applicable Company Stock Plan, including any terms and conditions regarding any Taxes required by Applicable Law to be withheld, if any, with respect to the vesting of such Company Vested Stock Based Award. In the event a Company Equity Award constitutes a grant of restricted stock or restricted stock units and to the extent such award is, for purposes of this Agreement, unvested and outstanding immediately prior to the Effective Time ("Company Unvested Stock Based Award"), such Company Unvested Stock Based Award shall be continued and assumed by Parent as of the Effective Time pursuant to its terms (such awards are referred to herein as the "Rollover Stock Based Awards"); provided, however, that Parent Common Stock shall replace the shares of Company Common Stock subject to such awards pursuant to this Agreement.

            (iii)  In the event a Company Equity Award constitutes a stock option grant ("Company Stock Option Award") and to the extent such award is outstanding and unexercised as of such time that is immediately prior to the Effective Time, such Company Stock Option Awards shall be continued and assumed by Parent as of the Effective Time pursuant to their terms (such awards are referred to herein as the "Rollover Stock Option Awards" and, together with the Rollover Stock Based Awards, the "Rollover Awards"); provided, however, that Parent Common Stock shall replace the shares of Company Common Stock subject to such awards pursuant to this Agreement and the exercise price, if any, for such awards, if any, shall be adjusted as provided pursuant to this Agreement. For the avoidance of doubt, to the extent the exercise of any such Company Stock Option Award becomes effective after the date hereof and prior to such time that is immediately prior the Effective Time, the holder of such Company Stock Option Award shall receive the number of shares of Company Common Stock subject to such Company Stock Option Award (to the extent exercised) in accordance with the terms and conditions of the applicable Company Stock Plan, including any terms and conditions regarding the payment of the exercise price and any Taxes required by Applicable Law to be withheld, if any, with respect to the exercise of such Company Stock Option Award.

            (iv)  The assumption of Rollover Awards shall be made pursuant to this Section 4.1(e), so that at the Effective Time, the applicable Company Stock Plans shall be assumed by Parent (with such adjustments thereto as may be required to reflect the Merger, including the substitution of Parent Common Stock for Company Common Stock thereunder) and the Rollover Awards shall be assumed and adjusted by Parent, subject to the same terms and conditions as set forth in the applicable Company Stock Plans and the applicable award agreements entered into pursuant thereto; provided, however, that for periods beginning immediately following the Effective Time, (A) the number of shares of Parent Common Stock subject to any such Company Stock Plan shall be the number of shares of Company Common Stock subject to such Company Stock Plan immediately prior to the Effective Time multiplied by the Exchange Ratio (after taking into account the transactions contemplated in the first sentence of Section 4.1(e)(ii) ) (B) each Rollover Award shall only relate to such whole number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of the number of shares of Company Common Stock subject to such Rollover Award immediately prior to the Effective Time multiplied by the Exchange Ratio, and, if applicable, (C) the exercise price per share of Parent Common Stock shall be an amount equal to the exercise price per share of Company Common Stock subject to such Rollover Award in effect immediately prior to the Effective Time divided by the Exchange Ratio (the price per share, as so determined, being rounded up to the nearest whole cent); provided, that in no event shall the exercise price per share be less than the par value of Parent Common Stock. For the avoidance of doubt, any payment or exercise in respect of a Rollover Award shall be made in accordance with the terms and conditions of the applicable Company Stock Plan, including any terms and conditions regarding the payment of the exercise price, if applicable, and any Taxes required by Applicable Law to be withheld, if any, with respect to the payment or exercise of such Rollover Award. The adjustments provided in this paragraph with respect to any Rollover Stock Option Awards shall be and are intended to be effective in a manner which is consistent with Section 424(a) of the Code and the Treasury Regulations thereunder, and, to the extent applicable, Section 409A of the Code and the Treasury Regulations thereunder.

             (v)  Except as otherwise provided herein or as set forth in Section 4.1(e)(v) of the Company Disclosure Letter, from and after the period that begins as of the date of this Agreement, the Company and its Subsidiaries shall take no action to provide for the extension of the term or exercise period with respect to any Company Equity Award (unless such extension is required under such Company Equity Awards or any applicable employment or change in control agreement pursuant to any terms thereunder that are in effect as of the date of this Agreement). To the extent such extension is required under the terms of such Company Equity Awards (or any applicable employment or change in control agreement) or as set forth in Section 4.1(e)(v) of the Company Disclosure Letter, the Company shall, prior to the Effective Time, take all actions (if any) as may be required to cause such extension to occur.

            (vi)  Promptly following the Closing Date, Parent shall file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-8 (or any successor form) covering the shares of Parent Common Stock issuable upon exercise or vesting of the Company Equity Awards, and shall cause such registration statement to remain effective for as long as there are outstanding any such Company Equity Awards. Except as otherwise specifically provided by this Section 4.1(e), the terms of the Company Equity Awards and the relevant Company Stock Plans, as in effect on the Effective Time, shall remain in full force and effect with respect to the Company Equity Awards after giving effect to the Merger and the assumptions by Parent as set forth above. As soon as practicable following the Effective Time, Parent shall deliver to the holders of Rollover Awards appropriate notices stating that such Rollover Awards and such agreements shall have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.1(e)).

           (vii)  Nothing in this Section 4.1(e) is intended to release any employee or service provider to the Company from any provisions relating to any non-competition, non-solicitation, or confidentiality provisions (or similar provisions) of any Company Equity Award and any associated damages or forfeitures (the "Equity Award Restrictive Covenants"), which shall survive the Effective Time. The Company shall take such action as may be necessary to ensure the survival of the Equity Award Restrictive Covenants and the succession of Parent to the benefits of the Equity Award Restrictive Covenants.

        Section 4.2    Exchange of Certificates Representing Company Common Stock.

          (a)    Exchange Fund.    As of the Effective Time, Parent shall appoint a commercial bank or trust company reasonably satisfactory to the Company to act as exchange agent hereunder for the purpose of exchanging Certificates and Book Entry Shares (the "Exchange Agent"). Parent shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock, the number of shares of Parent Common Stock for exchange in accordance with this Article IV, plus the additional cash amounts sufficient to make payments in lieu of fractional shares of Parent Common Stock in accordance with Section 4.2(e) (such cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto in accordance with Section 4.2(c), being hereinafter referred to as the "Exchange Fund"). Parent shall deposit such shares of Parent Common Stock with the Exchange Agent by delivering to the Exchange Agent certificates representing, or providing to the Exchange Agent an uncertificated book-entry for, such shares.

          (b)    Exchange Procedures.    Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of one or more shares of Company Common Stock as of the Effective Time: (i) a letter of transmittal (the "Letter of Transmittal"), which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon delivery of the corresponding Certificates to the Exchange Agent or receipt by the Exchange Agent of an "agent's message" with respect to Book Entry Shares and shall be in such form and have such other provisions as Parent and the Company may reasonably specify, and (ii) instructions for use in effecting the surrender of such Certificates or Book Entry Shares in exchange for the Merger Consideration and any unpaid dividends and distributions on shares of Parent Common Stock in accordance with Section 4.2(c). Upon surrender of a Certificate or Book Entry Shares for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book Entry Shares shall be entitled to receive in exchange therefor (x) one or more shares of Parent Common Stock which shall be in uncertificated book-entry form unless a physical certificate is requested (in accordance with Section 4.2(i)) and which shall represent, in the aggregate, that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 4.1(a) and (y) a check representing cash in lieu of fractional shares, if any, pursuant to Section 4.2(e) and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article IV, after giving effect to any required withholding Tax, and any Certificate or Book Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Company Common Stock. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, one or more shares of Parent Common Stock which shall be in uncertificated book-entry form unless a physical certificate is requested (in accordance with Section 4.2(i)) and which shall represent, in the aggregate, the proper number of shares of Parent Common Stock, together with a check for cash in lieu of fractional shares, if any and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article IV, may be issued to such a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

          (c)    Distributions with Respect to Unexchanged Shares.    All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any shares of Company Common Stock until the holder of such shares shall surrender such shares in accordance with this Article IV. Subject to Applicable Law, following surrender of any such shares, there shall be paid to the record holder thereof, without interest, (i) promptly after such surrender, the amount of dividends or other distributions with respect to the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to Section 4.1, with a record date after the Effective Time but prior to surrender and with a payment date on or prior to the date of such surrender and not previously paid, less the amount of any withholding Taxes, and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of Parent Common Stock that such holder receives with a record date after the Effective Time but on or prior to the date of such surrender and with a payment date subsequent to such surrender, less the amount of any withholding Taxes.

          (d)    No Further Ownership Rights in Company Common Stock; Closing of Transfer Books.    All shares of Parent Common Stock issued, and any cash paid, upon the surrender for exchange of shares of Company Common Stock in accordance with the terms of this Article IV shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by Certificates or Book Entry Shares. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. At or after the Effective Time, any Certificates or Book Entry Shares presented to the Exchange Agent or Parent for any reason shall represent the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled to pursuant to Section 4.2(e)) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 4.2(c).

          (e)    No Fractional Shares.

              (i)  No certificates of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued pursuant hereto, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent.

             (ii)  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all Certificates and/or Book Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (x) such fractional part of a share of Parent Common Stock, multiplied by (y) the closing price for a share of Parent Common Stock as such price is reported on the NASDAQ and published in The Wall Street Journal on the business day immediately preceding the Closing Date adjusted to give effect to the Reverse Stock Split.

            (iii)  As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Entity to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof and any certificates representing shares of Parent Common Stock or book-entry credit of the same) that remains undistributed to the former shareholders of the Company as of the date six months after the Effective Time shall be delivered to Parent. Any former shareholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of the Merger Consideration and any unpaid dividends and distributions on the shares of Parent Common Stock deliverable to such former shareholder pursuant to this Agreement.

          (g)    No Liability.    None of Parent, Merger Sub, the Company, the Surviving Entity, any Affiliate of any of the foregoing, the Exchange Agent or any other Person shall be liable to any Person for any portion of the Exchange Fund delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h)    Lost Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any unpaid dividends and distributions with respect to shares of Parent Common Stock, as provided in Section 4.2(c), deliverable in respect thereof pursuant to this Agreement.

          (i)    Parent Book Entry Shares.    Notwithstanding anything to the contrary contained in this Agreement, the parties intend that Parent may, at its sole option, be permitted to utilize a direct registration system in accordance with the NASDAQ rules and Applicable Law for the shares of Parent Common Stock to be delivered under this Agreement, so that, if Parent so elects, all or any portion of the shares of Parent Common Stock issued in connection with this Agreement may be in uncertificated book entry form unless a physical certificate is requested in writing by a holder of one or more Certificates.

          (j)    Investment of the Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that no such gain or loss thereon shall affect the amounts payable to the shareholders of the Company pursuant to this Article IV. Any interest and other income resulting from such investments shall be paid promptly to Parent.

          (k)    Further Assurances.    After the Effective Time, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

          (l)    Withholding.    Each of the Exchange Agent, Parent, and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Book Entry Shares, as applicable, such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local, or foreign Tax law or under any other Applicable Law. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, (i) such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, and (ii) Parent, the Exchange Agent, and the Surviving Entity, as the case may be, shall promptly deliver the amounts so deducted or withheld to the applicable taxing or other authority.

        Section 4.3    Adjustment of Exchange Ratio.     In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed as a result of a stock split, reverse stock split (other than the Reverse Stock Split), stock dividend, combination, reclassification, recapitalization or other similar transaction or event, the Exchange Ratio, the Merger Consideration and other items dependent thereon shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        Section 4.4    Name Change and Reverse Stock Split.     Parent shall cause the Parent Amended Certificate to be filed with the Office of the Secretary of State of Texas immediately prior to the Effective Time, whereby, upon the effectiveness of filing of the Parent Amended Certificate, without any further action on the part of Parent, Merger Sub, the Company or the holders of any securities of Parent (other than the approvals set forth in Section 6.22(i)), Merger Sub or the Company:

          (a)   The name of Parent will be "Dawson Geophysical Company";

          (b)   Every three shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time will be reclassified and combined into and become one fully paid and nonassessable share of Parent Common Stock and all shares of Parent Common Stock to be issued pursuant to this Article IV at the Effective Time shall be after giving effect to the Reverse Stock Split;

          (c)   Any shares of Parent Common Stock held as treasury stock or owned by Parent immediately prior to the filing of the Parent Amended Certificate will each be reclassified in the manner determined pursuant to this Section 4.4; and

          (d)   No certificates or scrip representing fractional shares of Parent Common Stock will be issued in connection with the Reverse Stock Split. With respect to each holder of shares of Parent Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all fractional shares of Parent Common Stock otherwise issuable to such holder), Parent will round the number of shares of Parent Common Stock deliverable to such holder up to the nearest whole number, entitling such holder to receive, in lieu of such fractional share, one share of Parent Common Stock.

        Section 4.5    Tax Consequences.     For U.S. federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in (a) the disclosure letter delivered to Parent by the Company at or prior to the execution of this Agreement (the "Company Disclosure Letter") and making reference to the particular subsection of this Agreement to which exception is being taken (provided that disclosure of any item in any section of the Company Disclosure Letter shall not be deemed to be disclosed with respect to any other section of this Article V unless the relevance of such item is reasonably apparent on its face), or (b) the Company Reports filed after September 30, 2013 and prior to the date hereof; provided that (i) any disclosures in such Company Reports in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive, non-specific or forward-looking in nature shall be ignored and (ii) any disclosure in the Company Reports shall be deemed to qualify any representation or warranty in this Article V only to the extent that such disclosure is made in such a way as to make its relevance reasonably apparent on its face (but such Company Reports shall in no event qualify the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.4, 5.6 or the first sentence of Section 5.10), the Company represents and warrants to Parent and Merger Sub that:

        Section 5.1    Existence; Good Standing; Corporate Authority.     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. The Company is duly qualified to do business and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The copies of the Second Restated Articles of Incorporation of the Company (the "Company Articles of Incorporation") and the Second Amended and Restated By-Laws of the Company (the "Company Bylaws") previously made available to Parent are true and correct, in full force and effect and contain all amendments thereto.

        Section 5.2    Authorization, Validity, Enforceability and Fairness.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and upon receipt of the Company Shareholder Approval, to consummate the transactions contemplated hereby and thereby.

          (b)   The Company's execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement (including, without limitation, the Merger) have been duly authorized by all requisite corporate action on the part of the Company, other than the Company Shareholder Approval and the filing of the Certificate of Merger.

          (c)   This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each of Parent and Merger Sub, constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          (d)   The Company Board, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) are advisable and in the best interests of the shareholders of the Company, (ii) approved this Agreement, (iii) resolved to recommend the approval of this Agreement by the shareholders of the Company (the "Company Recommendation"), subject to Section 7.3, and (iv) directed that this Agreement be submitted to the shareholders of the Company for approval, subject to Sections 7.3 and 7.4.

          (e)   The Company Board has received the opinion of its financial advisor, Raymond James & Associates, Inc. (the "Company Financial Advisor"), to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (the "Fairness Opinion"). A true, complete and correct copy of such opinion will be delivered to Parent promptly after the date of this Agreement for informational purposes only.

        Section 5.3    Capitalization.

          (a)   The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"), of which 500,000 have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of preferred share purchase rights distributed to the holders of Company Common Stock pursuant to the Rights Agreement, dated as of July 23, 2009, between Company and Mellon Investors Services, LLC, as rights agent, as amended to date (the "Company Rights Agreement"). As of October 5, 2014, there were (i) 8,065,233 outstanding shares of Company Common Stock (including 103,500 outstanding restricted shares of Company Common Stock), (ii) 91,150 shares of Company Common Stock reserved for issuance upon exercise of outstanding options and 21,911 for issuance upon vesting of restricted stock units to acquire shares of Company Common Stock, (iii) 238,472 shares of Company Common Stock reserved for issuance under the Company Stock Plans and (iv) no issued or outstanding shares of Company Preferred Stock. All such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and all shares of Company Common Stock reserved for issuance upon exercise or vesting of outstanding Company Equity Awards will be, upon issuance, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

          (b)   Except as set forth in Section 5.3(a) hereof or Section 5.3(b) of the Company Disclosure Letter, there are not issued, reserved for issuance or outstanding, and there are not any obligations of the Company or any of its Subsidiaries to issue, sell, deliver or cause to be issued, sold or delivered (i) any shares of capital stock or other voting securities of, or other equity interests in, the Company, other than outstanding Company Common Stock to be issued pursuant to Company Equity Awards in accordance with their terms, (ii) any options, warrants, calls or other rights to acquire from the Company or any of its Subsidiaries any capital stock, voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for capital stock, voting securities of, or ownership interests in, the Company or any of its Subsidiaries, (iii) any subscriptions, preemptive rights or similar rights, agreements, arrangements, claims or commitments of any character, relating to the capital stock of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such stock, securities or equity interests, (iv) any contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such stock, securities or equity interests or (v) any shareholder agreements, voting trusts, registration rights agreements or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of any capital stock or other voting securities of or other equity interests in the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such stock, securities or equity interests.

          (c)   The Company has delivered or made available to Parent an accurate and complete copy of each of the Company Stock Plans and the forms of Company Equity Awards. There have been no repricings of any Company Equity Awards that are stock options ("Company Options") through amendments, cancellation and reissuance or other means since January 1, 2011. No grants of Company Equity Awards are otherwise subject to Section 409A of the Code. All grants of Company Equity Awards were validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with Applicable Law and properly recorded on the consolidated financial statements of the Company in accordance with GAAP, and, where applicable, no such grants involved any "back dating," "forward dating" or similar practices with respect to grants of Company Options.

        Section 5.4    Subsidiaries.

          (a)   Section 5.4 of the Company Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of the Company, the jurisdiction of incorporation or formation of each such Subsidiary and, as of the date hereof, the jurisdictions in which each such Subsidiary is qualified or licensed to do business. Each of the Company's Subsidiaries is a corporation duly organized, validly existing and is in good standing under the Applicable Law of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted, and is duly qualified to do business and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except for jurisdictions in which such failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights (except as such nonassessability may be affected by Applicable Law), and are owned, directly or indirectly, by the Company free and clear of any mortgage, deed of trust, lien, security interest, pledge, lease, conditional sale contract, charge, privilege, easement, right of way, reservation, option, right of first refusal and other encumbrance (each, a "Lien").

          (b)   Except for the capital stock or other voting securities or ownership interests in any Subsidiary of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Person.

          (c)   No Subsidiary of the Company owns any shares of Company Common Stock.

        Section 5.5    No Conflict.

          (a)   Except as set forth in Section 5.5 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof will not (i) subject to the receipt of the Company Shareholder Approval, conflict with or result in a violation of any provisions of the Company Articles of Incorporation or Company Bylaws or the comparable organizational documents of any of the Company's Subsidiaries; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or a termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiaries under, any of the provisions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound; or (iii) subject to the filings and other matters referred to in Section 5.5(b), contravene or conflict with or constitute a violation of any provision of any Applicable Law, except for such matters described in clause (ii) or (iii) as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby in accordance with the terms hereof will not require any consent, approval, qualification or authorization of, or filing or registration with, any Governmental Authority, other than those under or in relation to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), or applicable state securities and "Blue Sky" laws, (iii) the rules and regulations of the NASDAQ Stock Market("NASDAQ"), (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Texas and the filing or recordation of other appropriate documents as required by Applicable Law of other states in which the Company is qualified to do business and (v) the Investment Canada Act, except for any consent, approval, qualification or authorization the failure of which to obtain, and for any filing or registration the failure of which to make, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 5.6    SEC Documents; Financial Statements.

          (a)   The Company has timely filed or furnished with the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto) required to be so filed by it since January 1, 2011 (collectively, the "Company Reports"), and has made available to Parent each document it has so filed or furnished, each in the form (including exhibits and any amendments thereto) filed with or furnished to the SEC. The Company has made available to Parent copies of all material comment letters from the SEC and the Company's responses thereto since January 1, 2011 through the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company Reports. No Subsidiary of the Company is, or since January 1, 2011 has been, subject to any requirement to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act. As of its respective date (or, if amended, as of the date of such amendment), each Company Report (i) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b)   Each of the consolidated financial statements included in or incorporated by reference into the Company Reports (including related notes and schedules) complied at the time it was filed as to form, in all material respects, with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP consistently applied during the periods involved and fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, cash flows or changes in shareholders' equity, as the case may be, of the Company and its Subsidiaries for the respective periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the SEC and (ii) normal, recurring year-end audit adjustments which have not been and are not expected to be material in the aggregate).

          (c)   There are no liabilities or obligations of the Company or any of its Subsidiaries (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed), other than liabilities or obligations to the extent (i) reflected or reserved against on the Company's consolidated balance sheet at September 30, 2013, (ii) such liabilities or obligations were incurred in the ordinary course of business consistent with past practice since September 30, 2013 or (iii) such liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

        Section 5.7    Internal Controls and Procedures.

          (a)   Since the enactment of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

          (b)   The books, records and accounts of the Company and each of its Subsidiaries, all of which have been made available to Parent, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

          (c)   Each of the chief executive officer and chief financial officer of the Company (or each former chief executive officer and former chief financial officer of the Company, as applicable) has made all certifications (without qualification or exceptions to the matters certified) required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated by the SEC or NASDAQ with respect to the Company Reports, and the statements contained in such certifications are complete and correct. Neither the Company nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

          (d)   The Company has (i) established and maintains "disclosure controls and procedures" (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed to its auditors and the audit committee of the

  Company Board (A) any "significant deficiencies" or "material weaknesses" (as such terms are defined in the Public Accounting Oversight Board's Auditing Standard No. 5) in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

          (e)   The Company has designed and maintains a system of "internal control over financial reporting" (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act). The Company's management, with the participation of the Company's chief executive and financial officers, has completed an assessment of the effectiveness of the Company's internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2013, and such assessment concluded that such internal controls were effective using the framework specified in the Company's annual report on Form 10-K for the fiscal year ended September 30, 2013. To the knowledge of the Company, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (f)    Neither the Company nor any of its Subsidiaries has, since the enactment of the Sarbanes-Oxley Act, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit (within the meaning of Section 13(k) of the Exchange Act), to or for any director or executive officer (or equivalent thereof) of the Company or any of its Subsidiaries.

        Section 5.8    Compliance with Laws; Permits.

          (a)   Neither the Company nor any of its Subsidiaries or the conduct of their respective businesses is, and since October 1, 2011, none has been, in violation in any material respect of any Applicable Law. Since such date, neither the Company nor any of its Subsidiaries has received any written notice, claim or assertion or, to the Company's knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Applicable Law in any material respect. No condition exists which does or would reasonably be expected to constitute a violation of or deficiency in any material respect under any Applicable Law by the Company or any of its Subsidiaries.

          (b)   The Company and each of its Subsidiaries hold all material permits, licenses, certifications, grants, easements, permissions, qualifications, registrations, variances, exemptions, consents, orders, franchises, approvals or other authorizations (the "Company Permits") of all Governmental Authorities or other Persons necessary for the ownership, leasing and operation of their respective assets and the lawful conduct of their respective businesses. All Company Permits are in full force and effect and there exists no default thereunder or breach thereof in any material respect. Neither the Company nor any of its Subsidiaries has received written notice that any such material Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business (either before or after the Effective Time), and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal.

        Section 5.9    Litigation.

          (a)   Except as set forth in Section 5.9(a) of the Company Disclosure Letter, there are no material (i) Proceedings pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries or their respective assets, or any director, officer or employee of the Company or any of its Subsidiaries, in respect of which the Company or any of its Subsidiaries may be liable, at law or in equity, or (ii) Proceedings pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries or their respective assets, or any director, officer or employee of the Company or any of its Subsidiaries, in respect of which the Company or any of its Subsidiaries may be liable, before any Governmental Authority or arbitrator.

          (b)   No material order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Authority has been issued or entered against the Company or any of its Subsidiaries or any of their respective officers or directors that continues to be in effect that affects the ownership or operation of any of their respective assets. Since October 1, 2011, no criminal order, writ, fine, injunction, decree, judgment or determination of any court or Governmental Authority has been issued against the Company or any Subsidiary of the Company.

        Section 5.10    Absence of Certain Changes.     Since September 30, 2013, there has not been any event, change, occurrence, effect, or development of circumstances or facts that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. From September 30, 2013 to the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with past practice in all material respects, and during such period there has not occurred:

          (a)   any recapitalization of the Company or any merger or consolidation of the Company or any of its Subsidiaries with any other Person;

          (b)   any acquisition of any business from any other Person;

          (c)   any creation or incurrence of any Liens, except for Permitted Liens, on any assets used in the businesses of the Company and its Subsidiaries having an aggregate value in excess of $100,000;

          (d)   any making of any loan, advance or capital contribution to, or investment in, any Person other than loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company;

          (e)   any material change by the Company or any of its Subsidiaries in any of its material accounting methods, policies, principles, procedures or practices, except for any change required by changes in GAAP or by Applicable Law;

          (f)    any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock, property or any combination thereof) in respect of any capital stock of the Company or any of its Subsidiaries (other than dividends or distributions by any Subsidiary to the Company or another wholly-owned Subsidiary) or any redemption, purchase, repurchase or other acquisition by the Company or any of its Subsidiaries, directly or indirectly, of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

          (g)   any issuance of shares of Company Common Stock or other equity securities of the Company except pursuant to the Company Stock Plans;

          (h)   any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of shares of Company Common Stock or any other securities in respect of, in lieu of or in substitution for shares of that capital stock except pursuant to the Company Stock Plans;

          (i)    any sale, transfer, lease, license, mortgage, pledge or other disposition or encumbrance of any assets of the Company or its Subsidiaries, except for (i) surplus or obsolete equipment, (ii) sales, transfers, leases, licenses, mortgages, pledges or other dispositions or encumbrances of assets for a purchase price not in excess of, or with a fair market value not in excess of, $100,000 in any single transaction or series of related transactions, or (iii) sales, leases, licenses or other transfers between the Company and its wholly-owned Subsidiaries or between those Subsidiaries;

          (j)    any material damage to or any material destruction or loss of physical properties the Company or any of its Subsidiaries owns or uses, whether or not covered by insurance;

          (k)   except to the extent required under any Company Benefit Plan as in effect on the date of this Agreement or as set forth in Section 5.10(k) of the Company Disclosure Letter, any (i) increase in the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not parties to an employment or change in control agreement), (ii) grant of any severance or termination pay, other than nominal severance to terminated employees in the ordinary course of business consistent with past practice, (iii) grant of equity awards to any director, officer, employee or contractor, (iv) entry into or amendment of any employment, consulting, change in control or severance agreement or arrangement with any of its present, former or future directors, officers, employees or contractors, or (v) except as required to comply with Applicable Law, establishment, adoption, entry into, or amendment in any material respect or termination of any Company Benefit Plan or any action to accelerate entitlement to compensation or benefits under any Company Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, in each such case, except as otherwise permitted pursuant to clauses (i) or (ii) of this paragraph; or

          (l)    any agreement to do any of the foregoing.

        Section 5.11    Taxes.

          (a)   All material Tax returns, statements, reports, declarations, estimates and forms ("Returns") required to be filed by or with respect to the Company or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Company or any of its Subsidiaries) ("Company Returns") have been (i) properly filed on a timely basis with the appropriate Governmental Authorities, and (ii) prepared in all material respects in compliance with all Applicable Laws. All Taxes reflected on any Company Return as due have been duly paid or deposited in full on a timely basis. All material Taxes required by law to have been withheld or collected by the Company or any of its Subsidiaries (including, but not limited to, Taxes required to have been withheld with respect to amounts paid or owing to any officer, employee, creditor, shareholder, independent contractor or other individual) have been withheld and collected and, to the extent required by law, have been timely paid, remitted or deposited to or with the relevant Governmental Authority.

          (b)   There is no Proceeding now pending or (to the knowledge of the Company) threatened in respect of any Company Return or any material Tax liability of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries have received written notice from any Governmental Authority of its intent to examine or audit any Company Return, and no Governmental Authority is now asserting in writing any deficiency or claim for material Taxes or any material adjustment to Taxes with respect to which the Company or any of its Subsidiaries may be liable. Neither the Company nor any of its Subsidiaries has any liability for any Tax under Treas. Reg. § 1.1502-6 or any similar provision of any other Tax law, except for Taxes of the affiliated group of which the Company was and is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax law. Neither the Company nor any of its Subsidiaries has granted any material request, agreement, consent or waiver to extend any period of limitations applicable to any Company Return or the assessment of any material Tax upon the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or to any agreement under any similar provision of any state, local or foreign law, and no agreement has otherwise been entered into with any Governmental Authority by or with respect to the Company or any of its Subsidiaries which require the Company or any of its Subsidiaries to adjust any Tax items of the Company or any of its Subsidiaries in any Return due after the date hereof. Neither the Company nor any of its Subsidiaries has been, and none of them will be, required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code (or any comparable provision of state, or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. Neither the Company nor any of its Subsidiaries is (i) a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement, (ii) is liable for Taxes of any Person or (iii) is currently under any contractual obligation or any similar agreement or arrangement to indemnify any Person with respect to any amounts of such Person's Taxes (in each case, other than such an agreement or arrangement exclusively between or among the Company and any its Subsidiaries and other than customary Tax indemnifications contained in credit or similar agreements the primary purpose of which is not Taxes). Since January 1, 2010, the Company has not rescinded any material election relating to Taxes or settled or compromised any Proceeding or audit relating to any Company Return or material Taxes or, except as may be required by Applicable Law, made any material change to any of its methods of reporting income or deductions for federal income tax purposes. There are no requests for rulings, outstanding subpoenas or unsatisfied written requests from any Governmental Authority for information with respect to Taxes of the Company or any of its Subsidiaries. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five years.

          (c)   The Company has disclosed on its federal income Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign law. Neither the Company nor any of its Subsidiaries has at any time participated in a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) or similar transaction under any corresponding or similar provision of law.

          (d)   Neither the Company nor any of its Subsidiaries has been a "distributing" or "controlled" corporation within the meaning of Section 355 of the Code in any transaction intended to qualify under such section or any corresponding provision of foreign or state law.

          (e)   The Company and each of its Subsidiaries have complied in all material respects with the intercompany transfer pricing provisions of Section 482 of the Code, the Treasury Regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax law, including, but not limited to, the contemporaneous documentation and disclosure requirements thereunder.

          (f)    Neither the Company nor any of its Subsidiaries owns any interest in a controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).

          (g)   Except as set forth in Section 5.11(g) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is currently, or has been during the five year period preceding the date hereof, subject to any type of Tax in any country other than the United States. Except for claims that were resolved more than five years prior to the date hereof, no claim has been made by any Governmental Authority in any foreign country where the Company and its Subsidiaries have not filed Returns and have not paid Taxes that the Company or any of its Subsidiaries is subject to Tax by that jurisdiction.

          (h)   Neither the Company nor any of its Subsidiaries knows of any fact or has taken or failed to take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 5.12    Employee Benefit Plans.

          (a)   Section 5.12(a) of the Company Disclosure Letter contains a list of all Company Benefit Plans, as well as all outstanding Company Equity Awards and their respective holders, along with their respective exercise prices, if applicable, and vesting schedules. The term "Company Benefit Plans" means all employee benefit plans and other benefit arrangements, including all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), whether or not U.S.-based plans, and all other material employee benefit, pension, bonus, incentive, deferred compensation, stock option (or other equity-based, including all Company Stock Plans), severance, employment, consulting, change in control, welfare (including post-retirement medical and life insurance), cafeteria, voluntary employee beneficiary association ("VEBA"), vacation or other paid time off and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which is or was during the six year period preceding the Effective Time under common control, or treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate"), to which the Company or any of its Subsidiaries or ERISA Affiliates is a party or is required to provide benefits under any Applicable Law or in which any Person who is currently, has been or, prior to the Effective Time, is expected to become an employee of the Company or any of its Subsidiaries or ERISA Affiliates is a participant.

          (b)   The Company has made available to Parent true and complete copies of (i) the Company Benefit Plans (including amendments) and, if applicable, the most recent trust agreements and amendments (including but not limited to any tax-exempt trust, secular trust, VEBA and rabbi trust documents), (ii) associated contracts and amendments thereto (including, but not limited to, insurance contracts, HMO/PPO/POS agreements, recordkeeping agreements, third party administrator agreements and stop loss insurance contracts), Forms 5500 or any analogous reports filed with respect to non-U.S. based Company Benefit Plans, including all schedules and attachments for the past three years, (iii) summary plan descriptions, summaries of material modifications including any analogous communications provided with respect to non-U.S. based Company Benefit Plans, (iv) funding statements, annual trust reports and actuarial reports for the past three years, (v) Internal Revenue Service determination or opinion letters for each such plan that is intended to be qualified within the meaning of Section 401(a) of the Code, Internal Revenue Service exemption rulings for any VEBA or other trust intended to be tax-exempt under Section 501(a) of the Code and any analogous letters or rulings for any non-U.S. based Company Benefit Plan or funding arrangement intended to qualify for favorable tax treatment under foreign law.

          (c)   All applicable reporting and disclosure requirements have been met in all material respects with respect to the Company Benefit Plans. The Company Benefit Plans comply in all material respects with the requirements of ERISA, the Code and the regulations issued thereunder or with the statues and regulations of any applicable jurisdiction (including but not limited to non-U.S. jurisdictions with respect to any non-U.S. based Company Benefit Plan).

          (d)   Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been timely amended to comply with the applicable qualification requirements, or may be retroactively amended to satisfy such requirements within the applicable remedial amendment period under Section 401(b) of the Code and has received, or has currently pending or will timely submit an application for, a favorable determination letter from the Internal Revenue Service that considers the qualification requirements enacted by the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) and related legislation (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such requirements). Each such Company Benefit Plan has been maintained and operated in all material respects in accordance with its terms (or if applicable, such terms as will be adopted pursuant to a retroactive amendment under Section 401(b) of the Code), and has not, since receipt of the most recent favorable determination letter or opinion letter, been amended in a manner that would adversely affect such qualified status.

          (e)   Each Company Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, Internal Revenue Service Notice 2005-1 and the proposed or final Treasury regulations issued pursuant to Section 409A of the Code, as applicable, and, since January 1, 2009, has complied with the written document and operational requirements of Section 409A of the Code.

          (f)    To the Company's knowledge, (i) there are no breaches of fiduciary duty in connection with the Company Benefit Plans that would subject the Company, its Subsidiaries or Employees or any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other Applicable Law and (ii) no prohibited transaction under Section 4975 of the Code or Section 406 of ERISA with respect to which an individual, class or statutory exemption is not available has occurred that involves the assets of any Company Benefit Plan that could subject the Company, its Subsidiaries or Employees, or any trustee, administrator or other fiduciary to material taxes or penalties under Section 4975 of the Code or Section 409 or 502 of ERISA.

          (g)   There are no pending or, to the Company's knowledge, threatened Proceedings against or otherwise involving any Company Benefit Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan. There is no matter pending (other than routine qualification determination filings) with respect to any Company Benefit Plan before the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority.

          (h)   All contributions required to be made as of the date of this Agreement to the Company Benefit Plans have been timely made or provided for. All accruals (including where appropriate, proportional accruals for partial periods) under any Company Benefit Plan for periods prior to the Effective Time have been made.

          (i)    No Company Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which the Company or any of its ERISA Affiliates established, maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), (ii) a "multiple employer plan" (within the meaning of Section 413(c) of the Code), (iii) a "defined benefit plan" (as defined in section 3(35) of ERISA) or (iv) subject to Title IV or Section 302 or 303 of ERISA or Section 412, 430 or 436 of the Code.

          (j)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) shall (i) cause any payments or benefits to any employee, officer or director of the Company or any of its Subsidiaries to be either subject to an excise tax or non-deductible to the Company under Sections 4999 and 280G of the Code (or similar non-U.S. law), respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, or (ii) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of the Company or any Subsidiary thereof.

          (k)   To the Company's knowledge, each Company Benefit Plan, which is an employee benefit plan within the meaning of Section 3(3) of ERISA, regardless of whether subject to ERISA, may be unilaterally amended or terminated in its entirety without material liability except as to benefits vested and accrued thereunder prior to such amendment or termination. No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary of the Company for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (COBRA) or non-U.S. law, as applicable, (ii) death benefits under any pension plan or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

          (l)    With respect to any non-U.S. based Company Benefit Plan, (i) if intended to qualify for special tax treatment, each such non-U.S. plan meets the requirements for such treatment in all material respects; (ii) if intended to be book reserved, any such non-U.S. plan is fully book reserved based upon reasonable GAAP actuarial assumptions and methodology and fully reflects the financial effects of all prior transactions in relation to any such book reserved plan; and (iii) if intended to be funded, any such non-U.S. plan is either fully funded or any shortfall is fully recognized as a book reserve, based upon reasonable GAAP actuarial assumptions and methodology and fully reflects the financial effects of all prior transactions in relation to such funded plan.

        Section 5.13    Labor and Employee Matters.

          (a)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, including worker health and safety. Except as set forth in Section 5.13(a) of the Company Disclosure Letter, since January 1, 2011, (i) neither the Company nor any of its Subsidiaries has been a party to any Proceeding in which the Company was, or is, alleged to have violated any Contract or Applicable Law relating to employment, equal employment opportunity, discrimination, harassment or retaliation, wrongful termination, immigration, the payment or calculation of wages or other compensation, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees; and (ii) neither the Company nor any of its Subsidiaries has received any written notice of intent by any Governmental Authority responsible for the enforcement of any Applicable Law regarding labor or employment to conduct an investigation or inquiry relating to the Company, and no such investigation or inquiry is in progress.

          (b)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, or any other labor union contract. No labor organization or group of employees of the Company or any of its Subsidiaries has made, or to the knowledge of the Company threatened to make, a demand against the Company or any of its Subsidiaries for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority involving any employees of the Company or any of its Subsidiaries. There are no ongoing, or to the Company's Knowledge, threatened, organizing activities, strikes, work stoppages, slowdowns, lockouts, or other material labor disputes pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.

          (c)   The Company and its Subsidiaries are in material compliance with (i) the documentary and other requirements of the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (IRCA) and similar foreign Applicable Law and (ii) the wages and hours requirements under the Fair Labor Standards Act and the regulations promulgated thereunder and any similar state, local or foreign Applicable Law. Neither the Company nor any of its Subsidiaries has misclassified any person as (i) an independent contractor rather than as an employee under any Applicable Law or (ii) an employee exempt from Applicable Law regarding minimum wage or overtime compensation.

          (d)   Except for such matters that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect (i) the Company and its Subsidiaries have complied with all Applicable Laws respecting the employment of labor, (ii) neither the Company nor any Subsidiary of the Company has received any complaint of any unfair labor practice, violation of worker health and safety or other unlawful employment practice or any notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, the Company or any Subsidiary of the Company or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (iii) there are no unfair labor practice charges, worker health and safety or other employee-related complaints against the Company or any Subsidiary of the Company pending or, to the knowledge of the Company, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses.

        Section 5.14    Environmental Matters.

          (a)   The Company and each Subsidiary of the Company is and since January 1, 2011, has been in compliance in all material respects with Environmental Laws (other than common law). There are no past or present facts, conditions or circumstances relating to or arising under any Environmental Laws that interfere in any material respect with the conduct of any of their respective businesses in the manner now conducted. "Environmental Laws" means any orders of, writs, judgments, decrees or injunctions issued by, and agreements with any Governmental Authority related to Hazardous Materials, or any Applicable Law related to Hazardous Materials, worker health and safety, or the protection of natural resources or the environment. "Hazardous Materials" means any "hazardous substance," "hazardous materials," "hazardous wastes," "pollutant," "contaminant," or "petroleum" (or any fraction thereof) and "natural gas liquids," as those terms are defined or used in Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq., and includes petroleum, petroleum products and petroleum by-products.

          (b)   Each of the Company and its Subsidiaries has, and is in compliance in all material respects with, all material permits and other authorizations and approvals required under applicable Environmental Laws for its operations, such permits, authorizations and approvals are in full force and effect, and all applications, notices or other documents have been timely filed as required to effect timely renewal, issuance or reissuance of such permits, authorizations and approvals.

          (c)   No judicial or administrative Proceedings or governmental investigations are pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries that allege the violation of or seek to impose liability, injunctive relief or remedial obligations pursuant to any Environmental Law, and except as would not reasonably be expected to result in a material violation of or liability under Environmental Law or would not be reasonably expected to have a Company Material Adverse Effect, there has been no release or spill of or any other incident, condition or circumstance involving any Hazardous Materials (i) at, on, or from any property currently owned or operated by the Company or its Subsidiaries or, during the time of the Company's or any of its Subsidiaries' ownership or operation, formerly owned or operated by the Company or its Subsidiaries, (ii) for which the Company or any Subsidiary of the Company has assumed responsibility, or (iii) associated with the off-site disposal of Hazardous Materials by the Company or any Subsidiary of the Company.

          (d)   Neither the Company nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, deficiency, or liability or potential liability under any Environmental Law, (ii) received any written third-party claim asserting liability of the Company or its Subsidiaries for matters arising under Environmental Laws or under contracts pursuant to which the Company or its Subsidiaries assumed environmental obligations with respect to those environmental obligations, or (iii) entered into any consent decree or order or is subject to any order of any court or Governmental Authority in each case either under any Environmental Law or relating to the cleanup of any Hazardous Materials and in each case, since January 1, 2011 or that remains unresolved or outstanding.

          (e)   The Company has delivered to or otherwise made available for inspection by Parent true, complete and correct copies and results of any material reports, studies, analyses, cost estimates, tests or monitoring possessed or initiated by the Company pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has assumed contractual liability for environmental conditions, or regarding the Company's or its Subsidiaries' compliance with applicable Environmental Laws.

          (f)    The representations and warranties made pursuant to this Section 5.14 and Section 5.6 are the exclusive representations and warranties by the Company regarding compliance with or liability under Environmental Laws or Hazardous Materials.

        Section 5.15    Properties.

          (a)   Each of the Company and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all properties and assets purported to be owned or leased by it, respectively, in the Company's annual report on Form 10-K for the year ended September 30, 2013, except for such properties and assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business, and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties are free and clear of all Liens, other than Permitted Liens.

          (b)   Each of the Company and its Subsidiaries has complied, in all material respects, with the terms of all leases, subleases, easements, licenses and other occupancy agreements to which it is a party and under which it is in occupancy, and all such agreements are in full force and effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such agreements.

          (c)   The assets, properties and rights owned or leased by the Company and its Subsidiaries comprise all the assets, properties and rights utilized by the Company or any of its Subsidiaries in the operation of their respective businesses as presently conducted, and, in the aggregate, are sufficient to permit the Company and its Subsidiaries to operate their respective businesses as presently conducted.

          (d)   All items of operating equipment owned or leased by the Company and its Subsidiaries are in a state of repair so as to be adequate, in all material respects, for operations in the areas in which they are operated.

          (e)   Section 5.15(e) of the Company Disclosure Letter sets forth a true and complete list of all real property, facilities, office space and similar property owned by the Company or any of its Subsidiaries, together with the physical address of and primary use for each such property.

        Section 5.16    Intellectual Property.

          (a)   Section 5.16(a) of the Company Disclosure Letter (i) lists all U.S. and foreign patents, published patent applications, trademark and service mark applications and registrations, copyright registrations and domain names that are owned by the Company or any of its Subsidiaries (the "Company Registered IP"), (ii) indicates for each item of Company Registered IP the applicable jurisdiction, title, registration number (or application number), the owner and all current applicants, (iii) lists all agreements (excluding shrink wrap or other similar licenses with respect to off-the-shelf-software) whereby the Company or any of its Subsidiaries has been granted the legal right to use any Company IP that the Company or any of its Subsidiaries does not own, (iv) lists all agreements whereby the Company or any of its Subsidiaries grants to any Person the right to use any Company IP, other than such agreements which grant such rights, without payment of a royalty, for use with a specific project or with equipment purchased from the Company or any of its Subsidiaries and (v) lists all agreements entered into since January 1, 2011 whereby the Company or any of its Subsidiaries grants to any Person an indemnity with respect to the Intellectual Property of any Person.

          (b)   The Company Registered IP is currently in compliance with all formal legal requirements (including the payment of all filing, examination and annuity and maintenance fees and proof of working or use) and none of the registrations of such Company Registered IP has lapsed or expired or been cancelled, abandoned or deemed abandoned, other than at the election of the Company or at the end of the full available term for such rights.

          (c)   The Company or its Subsidiaries owns or has the legal right to use, free and clear of all Liens other than Permitted Liens, all the Company IP. The Company IP is sufficient, in all material respects, to enable Parent, the Surviving Entity and any of their Subsidiaries, following the Merger, to operate the business of the Company as currently conducted and, together with the Parent IP, as currently proposed to be conducted in the future.

          (d)   (i) No Proceeding against the Company or any of its Subsidiaries regarding any Company IP is pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no Person is infringing or misappropriating Company IP that is material to the business or operations of the Company or any of its Subsidiaries, (iii) neither the Company IP nor any product or service of the Company or any of its Subsidiaries currently offered or provided, or offered or provided since January 1, 2009, infringes or misappropriates the Intellectual Property of any Person, (v) neither the Company nor any of its Subsidiaries has received any claim or notice alleging any infringement, misappropriation or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person or alleging that the operation of the business of the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted in the future requires a license to the Intellectual Property of any Person, and (v) neither the Company nor any of its Subsidiaries has received any charge, complaint, claim or notice that any of the Company Registered IP is unenforceable or invalid.

        Section 5.17    Insurance.     Section 5.17 of the Company Disclosure Letter lists each insurance policy (including any commercial property and casualty, general liability, workers' compensation, liability, pollution liability, directors and officers and other liability policies) owned by the Company or any of its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee) currently in effect, and the Company has made available to Parent a true, complete and correct copy of each such policy or the binder therefor. Each such policy is in full force and effect, is in such amount and covers such losses and risks as are consistent with industry practice and is adequate, in the judgment of senior management of the Company, to protect the properties and businesses of the Company and its Subsidiaries, and all premiums due under each such policy have been paid. With respect to each such insurance policy, none of the Company, any of its Subsidiaries or, to the Company's knowledge, any other party to the policy is in breach or default in any material respect thereunder (including with respect to the payment of premiums or the giving of notices), and the Company does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy. None of the Company or any of its Subsidiaries has been refused any insurance with respect to its assets or operations since January 1, 2011. Section 5.17 of the Company Disclosure Letter describes any self-insurance arrangements affecting the Company or its Subsidiaries.

        Section 5.18    Certain Contracts.

          (a)   Section 5.18 of the Company Disclosure Letter sets forth a list, as of the date of this Agreement, of each of the following Contracts by which the Company or any of its Subsidiaries is a party or bound:

              (i)  any lease of real or personal property providing for annual rentals of $100,000 or more;

             (ii)  any partnership, joint venture or other similar agreement or arrangement;

            (iii)  any Contract (other than solely among direct or indirect wholly-owned Subsidiaries of the Company) relating to (A) any outstanding Debt or (B) any guarantee furnished by or on behalf of the Company or any of its Subsidiaries;

            (iv)  any Contract made since January 1, 2011 relating to the disposition or acquisition of material assets not in the ordinary course of business having a value in excess of $100,000;

             (v)  any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

            (vi)  any Contract or covenant that (A) purports to limit the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business or (B) could require the disposition of any material assets or line of business of the Company or its Subsidiaries;

           (vii)  any Contract under which the Company or any of its Subsidiaries has agreed to indemnify or reimburse any surety in respect of amounts paid or claimed against any surety bonds, which such surety bonds (bid, performance or other) were obtained in connection with services being performed by the Company or any of its Subsidiaries are set forth in Section 5.18(a)(vii) of the Company Disclosure Letter; and

          (viii)  any other Contract or group of Contracts with a single counterparty that, if terminated or subject to a default by any party thereto, would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect (the Contracts described in clauses (i)-(viii), whether or not included as an exhibit to the Company Reports, and together with all exhibits and schedules to such Contracts, being referred to herein each as a "Company Material Contract").

          (b)   The Company has previously made available to Parent true, complete and correct copies of each Company Material Contract that is not included as an exhibit to the Company Reports.

          (c)   Each Company Material Contract is in full force and effect, and the Company and each of its Subsidiaries have performed all obligations required to be performed by them, in all material respects, to date under each Company Material Contract to which they are party. Neither the

  Company nor any of its Subsidiaries (i) is in material breach of or violation or default under any Company Material Contract or (ii) has received written notice of any such material breach, violation or default or the desire of the other party or parties to any such Company Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Company Material Contract is enforceable by the Company or a Subsidiary of the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        Section 5.19    Government Contracts.     Section 5.19 of the Company Disclosure Letter sets forth a true, correct and complete list, of all (a) Government Contracts to which the Company or any of its Subsidiaries is a party, the period of performance of which has not yet expired or terminated and for which final payment has not yet been received and (b) outstanding bids and proposals that have been submitted by the Company or any of its Subsidiaries to any Governmental Authority, any proposed prime contractor to a Governmental Authority or any proposed higher-tiered subcontractor. The Government Contracts set forth on Section 5.19(a) of the Company Disclosure Letter are in full force and effect, and neither the Company nor any of its Subsidiaries is in material breach or non-compliance thereunder or under any representation or certification in respect thereof. For purposes of this Agreement, "Government Contract" means any Contract, however denominated, including any procurement, task order, work order, purchase order, delivery order, blanket purchase agreement, co-operative agreement or other transaction with the U.S. Government or any other applicable foreign Governmental Authority at the prime or subcontract level (at any tier) under a federal prime Contract, entered into by a party hereto or any of its Subsidiaries for the provision of goods, services or construction.

        Section 5.20    No Brokers.     The Company has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of the Company, Parent or their respective Affiliates to pay any finder's fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except that the Company has retained the Company Financial Advisor. The Company has heretofore furnished to Parent a correct and complete copy of all agreements (including any amendment, waivers of other charges thereto) between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

        Section 5.21    Parent Stock Ownership.     Neither the Company nor any of its Subsidiaries owns any shares of capital stock of Parent or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Parent.

        Section 5.22    Vote Required.     The only vote of the holders of any class or series of the Company capital stock necessary to adopt and approve this Agreement and the transactions contemplated by this Agreement (including, without limitation, the Merger) is the affirmative vote in favor of the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby, by the holders of at least 66.67% of the outstanding shares of Company Common Stock (the "Company Shareholder Approval").

        Section 5.23    Improper Payments.

          (a)   The Company and its Affiliates, directors, officers and employees have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd-1 et seq. (1997 and 2000)) (the "Foreign Corrupt Practices Act"), and any other applicable anticorruption or antibribery laws. Except for "facilitating payments" (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Law), neither the Company nor any of its Affiliates, directors, officers, employees, agents or other Representatives acting on its behalf have directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a Foreign Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (i) influencing any act or decision of a Foreign Government Official, including a decision to fail to perform official functions, (ii) inducing any Foreign Government Official to do or omit to do any act in violation of the lawful duty of such official, or (iii) inducing any Foreign Government Official to use influence with any government, department, agency or instrumentality in order to assist the Company in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage. For the purposes of this Agreement, "Foreign Government Official" means (i) any officer or employee of a non-U.S. Governmental Authority or any public international organization; (ii) any person acting in an official capacity for or on behalf of a non-U.S. Governmental Authority or any public international organization; (iii) any candidate for foreign political office; or (iv) any foreign political party or official thereof.

          (b)   The Company and its Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

          (c)   No civil or criminal penalties have been imposed on the Company or any of its Affiliates with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws and, since January 1, 2011, no Governmental Authority has notified the Company of any actual or alleged violation or breach of the Foreign Corrupt Practice Act or any other applicable anticorruption or antibribery law.

          (d)   To the Company's knowledge, the Company and its Subsidiaries have not been since January 1, 2011 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws. Neither the Company nor any of its Subsidiaries are participating in any investigation by a Governmental Authority relating to alleged violations by the Company or its Affiliates of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

        Section 5.24    Takeover Statutes; Rights Agreement.     The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause this Agreement or the Merger to be subject to any takeover or similar provision of the TBOC or any other similar provision that limits or restricts business combinations or the ability to acquire voting shares, and neither the execution of this Agreement, the consummation of the Merger or the other transactions contemplated hereby shall be, or shall be deemed to be, a "affiliated business combination" within the meaning of Section 21.601-21.610 of the TBOC. Other than the Company Rights Agreement, the Company has no share purchase rights plan or similar rights plan limiting any party's ability to acquire shares in the Company without the Company Board's approval. The Company has taken all actions necessary to (a) render the Company Rights Agreement inapplicable to this Agreement and the Merger, and (b) provide that the Expiration Date (as defined in the Company Rights Agreement) shall occur upon the effectiveness of the Merger.

        Section 5.25    Interested Party Transactions.     Section 5.25 of the Company Disclosure Letter sets forth a correct and complete list of the Contracts (other than Company Benefit Plans) or transactions under which the Company or any of its Subsidiaries has any existing or future liabilities, in each case between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) present executive officer or director of the Company or any individual that has served as such an executive officer or director within the past two years or any of such executive officer's or director's immediate family members, (b) record or beneficial owner of more than 5% of the Company Common

Stock, or (c) to the knowledge of the Company, any Affiliate of any such executive officer, director or owner (other than the Company or any of its Subsidiaries) (each a "Company Affiliate Transaction"). Parent has been provided with true and complete copies of any such Contracts or arrangements.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

        Except as set forth in (a) the disclosure letter delivered to the Company by Parent at or prior to the execution of this Agreement (the "Parent Disclosure Letter") and making reference to the particular subsection of this Agreement to which exception is being taken (provided that disclosure of any item in any section of the Parent Disclosure Letter shall not be deemed to be disclosed with respect to any other section of this Article VI unless the relevance of such item is reasonably apparent on its face), or (b) the Parent Reports filed after December 31, 2013 and prior to the date hereof; provided that (i) any disclosures in such Parent Reports in any risk factors section, in any section related to forward looking statements and other disclosures that are predictive, non-specific or forward-looking in nature shall be ignored and (ii) any disclosure in the Parent Reports shall be deemed to qualify any representation or warranty in this Article VI only to the extent that such disclosure is made in such a way as to make its relevance reasonably apparent on its face (but such Parent Reports shall in no event qualify the representations and warranties set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.6 or the first sentence of 6.10), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

        Section 6.1    Existence; Good Standing; Corporate Authority.     Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas. Parent is duly qualified to do business and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The copies of the Amended and Restated Certificate of Formation of Parent (the "Parent Certificate of Formation") and the bylaws of Parent and the certificate of formation and bylaws of Merger Sub previously made available to the Company are true and correct and in full force and effect and contain all amendments thereto.

        Section 6.2    Authorization, Validity, Enforceability and Fairness.

          (a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and upon receipt of the Parent Shareholder Approval, to consummate the transactions contemplated hereby and thereby.

          (b)   Parent's and Merger Sub's execution and delivery of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement (including, without limitation, the Merger) have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub, other than the Parent Shareholder Approval and the filing of the Certificate of Merger.

          (c)   This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and legally binding obligation of Parent and Merger Sub, enforceable against Parent or Merger Sub, as applicable, in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          (d)   The Parent Board, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the transactions contemplated hereby (including, without limitation, the Merger) are advisable and in the best interests of the shareholders of Parent, (ii) approved this Agreement, (iii) resolved to recommend the approval of the issuance of Parent Common Stock to the shareholders of the Company in accordance with this Agreement (the "Parent Recommendation"), subject to Section 7.3, and (iv) directed that the issuance of Parent Common Stock to the shareholders of the Company in accordance with this Agreement be submitted to the shareholders of Parent for approval, subject to Sections 7.3 and 7.4.

          (e)   The Parent Board has received the opinion of its financial advisor, Stephens Inc. (the "Parent Financial Advisor"), to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to Parent. A true, complete and correct copy of such opinion will be delivered to the Company promptly after the date of this Agreement for informational purposes only.

        Section 6.3    Capitalization.

          (a)   The authorized capital stock of Parent consists of 35,000,000 shares of Parent Common Stock and 4,000,000 shares of preferred stock, $1.00 par value (the "Parent Preferred Stock"). As of October 7, 2014, there were (i) 22,001,125 outstanding shares of Parent Common Stock (including 54,293 unvested outstanding restricted shares of Parent Common Stock) and 145,335 shares of Parent Common Stock issued and held in the treasury of Parent, (ii) 956,271 shares of Parent Common Stock reserved for issuance upon exercise or vesting of outstanding awards ("Parent Equity Awards") under Parent's stock plans (collectively, the "Parent Stock Plans"), (iii) 1,021,139 shares of Parent Common Stock reserved for issuance pursuant to future awards under the Parent Equity Plans and (iv) no issued or outstanding Parent Preferred Stock. All such issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and all shares of Parent Common Stock reserved for issuance upon exercise or vesting of outstanding Parent Equity Awards will be, upon issuance, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

          (b)   Except for this Agreement or as set forth in Section 6.3(a) or Section 6.3(b) of the Parent Disclosure Letter, there are not issued, reserved for issuance or outstanding, and there are not any obligations of Parent or any of its Subsidiaries to issue, sell, deliver or cause to be issued, sold or delivered (i) any shares of capital stock or other voting securities of, or other equity interests in, Parent, other than outstanding Parent Common Stock to be issued pursuant to Parent Equity Awards in accordance with their terms, (ii) any options, warrants, calls or other rights to acquire from Parent or any of its Subsidiaries any capital stock, voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for capital stock, voting securities of, or ownership interests in, Parent or any of its Subsidiaries, (iii) any subscriptions, preemptive rights or similar rights, agreements, arrangements, claims or commitments of any character, relating to the capital stock of Parent or any of its Subsidiaries, or securities convertible into or exchangeable for such stock, securities or equity interests, (iv) any contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other equity interest in, Parent or any of its Subsidiaries or securities convertible into or exchangeable for such stock, securities or equity interests or (v) any shareholder agreements, voting trusts, registration rights agreements or similar agreements to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of any capital stock or other voting securities of or other equity interests in Parent or any of its Subsidiaries, or securities convertible into or exchangeable for such stock, securities or equity interests.

          (c)   Parent has delivered or made available to the Company an accurate and complete copy of each Parent Stock Plan and the forms of Parent Equity Awards. There have been no repricings of any Parent Equity Awards that are stock options ("Parent Options") through amendments, cancellation and reissuance or other means since January 1, 2011. No grants of Parent Equity Awards are otherwise subject to Section 409A of the Code. All grants of Parent Equity Awards were validly made and properly approved by the Parent Board (or a duly authorized committee or subcommittee thereof) in compliance with Applicable Law and properly recorded on the consolidated financial statements of Parent in accordance with GAAP, and, where applicable, no such grants involved any "back dating," "forward dating" or similar practices with respect to grants of Parent Options.

        Section 6.4    Subsidiaries.

          (a)   Section 6.4 of the Parent Disclosure Letter sets forth a true and complete list of all of the Subsidiaries of Parent, the jurisdiction of incorporation or formation of each such Subsidiary and, as of the date hereof, the jurisdictions in which each such Subsidiary is qualified or licensed to do business. Each of Parent's Subsidiaries is a corporation duly organized, validly existing and is in good standing under the Applicable Law of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted, and is duly qualified to do business and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except for jurisdictions in which such failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of Parent's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights (except as such nonassessability may be affected by Applicable Law), and are owned, directly or indirectly, by Parent free and clear of any Liens.

          (b)   All of the outstanding capital stock of Merger Sub is owned directly by Parent, and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will not have any liabilities and will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement. Immediately prior to the Effective Time, Merger Sub will have 100 outstanding shares of its common stock, par value $0.01 per share.

          (c)   Except for the capital stock or other voting securities or ownership interests in any Subsidiary of Parent, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Person.

          (d)   No Subsidiary of Parent owns any shares of Parent Common Stock.

        Section 6.5    No Conflict.

          (a)   The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof will not (i) subject to the receipt of the Parent Shareholder Approval, conflict with or result in a violation of any provisions of the Parent Certificate of Formation or Parent's bylaws or the comparable organizational documents of Merger Sub or any of the Company's other Subsidiaries ; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or a termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Parent or its Subsidiaries under, any of the provisions of any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, concession, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their respective properties is bound; or (iii) subject to the filings and other matters referred to in Section 6.5(b), contravene or conflict with or constitute a violation of any provision of any Applicable Law, except for such matters described in clause (ii) or (iii) as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   The execution, delivery and performance by Parent or Merger Sub of this Agreement and the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby in accordance with the terms hereof will not require any consent, approval, qualification or authorization of, or filing or registration with, any Governmental Authority, other than (i) the HSR Act, (ii) the Securities Act, the Exchange Act or applicable state securities and "Blue Sky" laws, (iii) the filing of a listing application in accordance with Section 7.8 with, or the rules and regulations of, NASDAQ, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Texas and the filing or recordation of other appropriate documents as required by Applicable Law of other states in which Parent is qualified to do business and (v) the Investment Canada Act, except for any consent, approval, qualification or authorization the failure of which to obtain, and for any filing or registration the failure of which to make, individually or in the aggregate, would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect.

        Section 6.6    SEC Documents; Financial Statements.

          (a)   Parent has timely filed or furnished with the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and any amendments thereto) required to be so filed by it since January 1, 2011 (collectively, the "Parent Reports"), and has made available to the Company each document it has so filed or furnished, each in the form (including exhibits and any amendments thereto) filed with or furnished to the SEC. Parent has made available to the Company copies of all material comment letters from the SEC and Parent's responses thereto since January 1, 2011 through the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent Reports. No Subsidiary of Parent is, or since January 1, 2011 has been, subject to any requirement to file any form, report or other document with the SEC under Section 13(a) or 15(d) of the Exchange Act. As of its respective date (or, if amended, as of the date of such amendment), each Parent Report (i) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b)   Each of the consolidated financial statements included in or incorporated by reference into the Parent Reports (including related notes and schedules) complied at the time it was filed as to form, in all material respects, with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP consistently applied during the periods involved and fairly presents, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations, cash flows or changes in shareholders' equity, as the case may be, of Parent and its Subsidiaries for the respective periods set forth therein (subject, in the case of unaudited statements, to (i) such exceptions as may be permitted by Form 10-Q of the SEC and (ii) normal, recurring year-end audit adjustments which have not been and are not expected to be material in the aggregate).

          (c)   There are no liabilities or obligations of Parent or any of its Subsidiaries (whether accrued, absolute, contingent or otherwise and whether or not required to be disclosed), other than liabilities or obligations to the extent (i) reflected or reserved against on Parent's consolidated balance sheet at December 31, 2013, (ii) such liabilities or obligations were incurred in the ordinary course of business consistent with past practice since December 31, 2013 or (iii) such liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 6.7    Disclosure and Internal Controls and Procedures.

          (a)   Since the enactment of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

          (b)   The books, records and accounts of Parent and each of its Subsidiaries, all of which have been made available to the Company, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

          (c)   Each of the chief executive officer and chief financial officer of Parent (or each former chief executive officer and former chief financial officer of Parent, as applicable) has made all certifications (without qualification or exceptions to the matters certified) required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated by the SEC or NASDAQ with respect to the Parent Reports, and the statements contained in such certifications are complete and correct. Neither the Company nor any of its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

          (d)   Parent has (i) established and maintains "disclosure controls and procedures" (as defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and (ii) has disclosed to its auditors and the audit committee of the Parent Board (A) any "significant deficiencies" or "material weaknesses" (as such terms are defined in the Public Accounting Oversight Board's Auditing Standard No. 5) in the design or operation of internal controls over financial reporting which could adversely affect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting.

          (e)   Parent has designed and maintains a system of "internal control over financial reporting" (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act). Parent's management, with the participation of Parent's chief executive and financial officers, has completed an assessment of the effectiveness of Parent's internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2013, and such assessment concluded that such internal controls were effective using the framework specified in Parent's annual report on Form 10-K for the fiscal year ended December 31, 2013. To the knowledge of Parent, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

          (f)    Neither Parent nor any of its Subsidiaries has, since the enactment of the Sarbanes-Oxley Act, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit (within the meaning of Section 13(k) of the Exchange Act), to or for any director or executive officer (or equivalent thereof) of Parent or any of its Subsidiaries.

        Section 6.8    Compliance with Laws; Permits.

          (a)   Since January 1, 2011, neither Parent nor any of its Subsidiaries or the conduct of their respective businesses has been in violation in any material respect of any Applicable Law. Since such date, neither Parent nor any of its Subsidiaries has received any written notice, claim or assertion or, to Parent's knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Applicable Law in any material respect. No condition exists which does or would reasonably be expected to constitute a violation of or deficiency in any material respect under any Applicable Law by Parent or any of its Subsidiaries.

          (b)   Parent and each of its Subsidiaries holds all material permits, licenses, certifications, grants, easements, permissions, qualifications, registrations, variances, exemptions, consents, orders, franchises, approvals or other authorizations (the "Parent Permits") of all Governmental Authorities or other Persons necessary for the ownership, leasing and operation of their respective assets and the lawful conduct of their respective businesses. All Parent Permits are in full force and effect and there exists no default thereunder or breach thereof in any material respect. Neither Parent nor any of its Subsidiaries has received written notice that any such material Parent Permit will be terminated or modified or cannot be renewed in the ordinary course of business (either before or after the Effective Time), and Parent has no knowledge of any reasonable basis for any such termination, modification or nonrenewal.

        Section 6.9    Litigation.

          (a)   Except as set forth in Section 6.9(a) of the Parent Disclosure Letter, there are no material (i) Proceedings pending or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries or their respective assets, or any director, officer or employee of Parent or any of its Subsidiaries in respect of which Parent or any of its Subsidiaries may be liable, at law or in equity, or (ii) Proceedings pending or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries or their respective assets, or any director, officer or employee of Parent or any of its Subsidiaries in respect of which Parent or any of its Subsidiaries may be liable, before any Governmental Authority or arbitrator.

          (b)   No material order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Authority has been issued or entered against Parent or any of its Subsidiaries or any of their respective officers or directors that continues to be in effect that affects the ownership or operation of any of its assets. Since January 1, 2011, no criminal order, writ, fine, injunction, decree, judgment or determination of any court or Governmental Authority has been issued against Parent or any of its Subsidiaries.

        Section 6.10    Absence of Certain Changes.     Since December 31, 2013, there has not been any event, change, occurrence, effect, or development of circumstances or facts that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect. From December 31, 2013 to the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with past practice in all material respects, and during such period there has not occurred:

          (a)   any recapitalization of Parent or any merger or consolidation of Parent or any of its Subsidiaries with any other Person;

          (b)   any acquisition of any business from any other Person;

          (c)   any creation or incurrence of any Liens, except for Permitted Liens, on any assets used in the businesses of Parent and its Subsidiaries having an aggregate value in excess of $100,000;

          (d)   any making of any loan, advance or capital contribution to, or investment in, any Person other than loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of Parent;

          (e)   any material change by Parent or any of its Subsidiaries in any of its material accounting methods, policies, principles, procedures or practices, except for any change required by changes in GAAP or by Applicable Law, or any material Tax election with respect to Parent or any of its Subsidiaries;

          (f)    any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock, property or any combination thereof) in respect of any capital stock of Parent or any of its Subsidiaries (other than dividends or distributions by an Subsidiary to Parent or another wholly-owned Subsidiary) or any redemption, purchase, repurchase or other acquisition by Parent or any of its Subsidiaries, directly or indirectly, of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries;

          (g)   any issuance of shares of Parent Common Stock or other equity securities of Parent except pursuant to the Parent Stock Plans;

          (h)   any split, combination or reclassification of any capital stock of Parent or any of its Subsidiaries or any issuance or the authorization of any issuance of shares of Parent Common Stock or any other securities in respect of, in lieu of or in substitution for shares of that capital stock except pursuant to Parent Stock Plans;

          (i)    any sale, transfer, lease, license, mortgage, pledge or other disposition or encumbrance of any assets of Parent or its Subsidiaries, except for (i) surplus or obsolete equipment, (ii) sales, transfers, leases, licenses, mortgages, pledges or other dispositions or encumbrances of assets for a purchase price not in excess of, or with a fair market value not in excess of, $100,000 in any single transaction or series of related transactions, or (iii) sales, leases, licenses or other transfers between Parent and its wholly-owned Subsidiaries or between those Subsidiaries;

          (j)    any material damage to, or any material destruction or loss of, physical properties Parent or any of its Subsidiaries owns or uses, whether or not covered by insurance;

          (k)   except to the extent required under any Parent Benefit Plan as in effect on the date of this Agreement or as set forth in Section 6.01(k) of the Parent Disclosure Letter, any (i) increase in the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not parties to an employment or change in control agreement), (ii) grant of any severance or termination pay, other than nominal severance to terminated employees in the ordinary course of business consistent with past practice, (iii) grant of equity awards to any director, officer, employee or contractor, (iv) entry into or amendment of any employment, consulting, change in control or severance agreement or arrangement with any of its present, former or future directors, officers, employees or contractors, or (v) except as required to comply with Applicable Law, establishment, adoption, entry into, or amendment in any material respect or termination of any Parent Benefit Plan or any action to accelerate entitlement to compensation or benefits under any Parent Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, in each such case, except as otherwise permitted pursuant to clauses (i) or (ii) of this paragraph; or

          (l)    any agreement to do any of the foregoing.

        Section 6.11    Taxes.

          (a)   All material Returns required to be filed by or with respect to Parent or any of its Subsidiaries (including any Return required to be filed by an affiliated, consolidated, combined,

  unitary or similar group that included Parent or any of its Subsidiaries) ("Parent Returns") have been (i) properly filed on a timely basis with the appropriate Governmental Authorities, and (ii) prepared in all material respects in compliance with all Applicable Laws. All Taxes reflected on any Parent Return as due have been duly paid or deposited in full on a timely basis. All material Taxes required by law to have been withheld or collected by Parent or any of its Subsidiaries (including, but not limited to, Taxes required to have been withheld with respect to amounts paid or owing to any officer, employee, creditor, shareholder, independent contractor or other individual) have been withheld and collected and, to the extent required by law, have been timely paid, remitted or deposited to or with the relevant Governmental Authority.

          (b)   There is no Proceeding now pending or (to the knowledge of Parent) threatened in respect of any Parent Return or any material Tax liability of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries have received written notice from any Governmental Authority of its intent to examine or audit any Parent Return, and no Governmental Authority is now asserting in writing any deficiency or claim for material Taxes or any material adjustment to Taxes with respect to which Parent or any of its Subsidiaries may be liable. Neither Parent nor any of its Subsidiaries has any liability for any Tax under Treas. Reg. § 1.1502-6 or any similar provision of any other Tax law, except for Taxes of an affiliated group of which Parent was and is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax law. Neither Parent nor any of its Subsidiaries has granted any material request, agreement, consent or waiver to extend any period of limitations applicable to any Parent Return or the assessment of any material Tax upon Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is a party to any closing agreement described in Section 7121 of the Code or to any agreement under any similar provision of any state, local or foreign law, and no agreement has otherwise been entered into with any Governmental Authority by or with respect to Parent or any of its Subsidiaries which require Parent or any of its Subsidiaries to adjust any Tax items of Parent or any of its Subsidiaries in any Return due after the date hereof. Neither Parent nor any of its Subsidiaries has been, and none of them will be, required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. Neither Parent nor any of its Subsidiaries is (i) a party to, is bound by or has any obligation under any Tax sharing, allocation or indemnity agreement, (ii) is liable for Taxes of any Person or (iii) is currently under any contractual obligation or any similar agreement or arrangement to indemnify any Person with respect to any amounts of such Person's Taxes (in each case, other than such an agreement or arrangement exclusively between or among any of Parent and its Subsidiaries and other than customary Tax indemnifications contained in credit or similar agreements the primary purpose of which is not Taxes). Since January 1, 2010, Parent has not rescinded any material election relating to Taxes or settled or compromised any Proceeding or audit relating to any Parent Return or any material Taxes or, except as may be required by Applicable Law, made any material change to any of its methods of reporting income or deductions for federal income tax purposes. There are no requests for rulings, outstanding subpoenas or unsatisfied written requests from any Governmental Authority for information with respect to Taxes of Parent or any of its Subsidiaries. Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five years.

          (c)   Parent has disclosed on its federal income Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any predecessor provision or comparable provision of state, local or foreign law. Neither Parent nor any of its Subsidiaries has at any time participated in a "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) or similar transaction under any corresponding or similar provision of law.

          (d)   Neither Parent nor any of its Subsidiaries has been a "distributing" or "controlled" corporation within the meaning of Section 355 of the Code in any transaction intended to qualify under such section or any corresponding provision of foreign or state law.

          (e)   Parent and each of its Subsidiaries have complied in all material respects with the intercompany transfer pricing provisions of Section 482 (and any related sections) of the Code, the Treasury Regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign Tax law, including, but not limited to, the contemporaneous documentation and disclosure requirements thereunder.

          (f)    Neither Parent nor any of its Subsidiaries owns any interest in a controlled foreign corporation (as defined in Section 957 of the Code) or passive foreign investment company (as defined in Section 1297 of the Code).

          (g)   Except as set forth in Section 6.11(g) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is currently, or has been during the preceding five year period, subject to any type of Tax in any country other than the United States. Except for claims that were resolved more than five years prior to the date hereof, no claim has been made by any Governmental Authority in any foreign country where Parent and any of its Subsidiaries have not filed Returns and have not paid Taxes that Parent or any of its Subsidiaries is subject to Tax by that jurisdiction.

          (h)   Neither Parent nor any of its Subsidiaries knows of any fact or has taken or failed to take any action, that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 6.12    Employee Benefit Plans.

          (a)   Section 6.12(a) of the Parent Disclosure Letter contains a list of all Parent Benefit Plans, as well as all outstanding Parent Equity Awards and their respective holders, along with their respective exercise prices, if applicable, and vesting schedules. The term "Parent Benefit Plans" means all employee benefit plans and other benefit arrangements, including all "employee benefit plans" as defined in Section 3(3) of ERISA, whether or not U.S.-based plans, and all other material employee benefit, pension, bonus, incentive, deferred compensation, stock option (or other equity-based, including all Parent Stock Plans), severance, employment, consulting, change in control, welfare (including post-retirement medical and life insurance), cafeteria, VEBA, vacation or other paid time off and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Parent, its Subsidiaries or ERISA Affiliates, to which Parent, its Subsidiaries or ERISA Affiliates is a party or is required to provide benefits under any Applicable Law or in which any Person who is currently, has been or, prior to the Effective Time, is expected to become an employee of Parent or any of its Subsidiaries or ERISA Affiliates is a participant.

          (b)   Parent has made available to the Company true and complete copies of (i) the Parent Benefit Plans (including amendments) and, if applicable, the most recent trust agreements and amendments (including but not limited to any tax-exempt trust, secular trust, VEBA and rabbi trust documents), (ii) associated contracts and amendments thereto (including, but not limited to, insurance contracts, HMO/PPO/POS agreements, recordkeeping agreements, third party administrator agreements and stop loss insurance contracts), Forms 5500 or any analogous reports filed with respect to non-U.S. based Parent Benefit Plans, including all schedules and attachments for the past three years, (iii) summary plan descriptions, summaries of material modifications including any analogous communications provided with respect to non-U.S. based Parent Benefit Plans, (iv) funding statements, annual trust reports and actuarial reports for the past three years, (v) Internal Revenue Service determination or opinion letters for each such plan that is intended to be qualified within the meaning of Section 401(a) of the Code, Internal Revenue Service

  exemption rulings for any VEBA or other trust intended to be tax-exempt under Section 501(a) of the Code and any analogous letters or rulings for any non-U.S. based Parent Benefit Plan or funding arrangement intended to qualify for favorable tax treatment under foreign law.

          (c)   All applicable reporting and disclosure requirements have been met in all material respects with respect to the Parent Benefit Plans. The Parent Benefit Plans comply in all material respects with the requirements of ERISA, the Code and the regulations issued thereunder or with the statues and regulations of any applicable jurisdiction (including but not limited to non-U.S. jurisdictions with respect to any non-U.S. based Parent Benefit Plan).

          (d)   Each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has been timely amended to comply with the applicable qualification requirements, or may be retroactively amended to satisfy such requirements within the applicable remedial amendment period under Section 401(b) of the Code and has received, or has currently pending or will timely submit an application for, a favorable determination letter from the Internal Revenue Service that considers the qualification requirements enacted by the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA) and related legislation (or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such requirements). Each such Parent Benefit Plan has been maintained and operated in all material respects in accordance with its terms (or if applicable, such terms as will be adopted pursuant to a retroactive amendment under Section 401(b) of the Code), and has not, since receipt of the most recent favorable determination letter or opinion letter, been amended in a manner that would adversely affect such qualified status.

          (e)   Each Parent Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, Internal Revenue Service Notice 2005-1 and the proposed or final Treasury regulations issued pursuant to Section 409A of the Code, as applicable, and, since January 1, 2009, has complied with the written document and operational requirements of Section 409A of the Code.

          (f)    To Parent's knowledge, (i) there are no breaches of fiduciary duty in connection with the Parent Benefit Plans that would subject Parent, its Subsidiaries or Employees or any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other Applicable Law and (ii) no prohibited transaction under Section 4975 of the Code or Section 406 of ERISA with respect to which an individual, class or statutory exemption is not available has occurred that involves the assets of any Parent Benefit Plan that could subject Parent, its Subsidiaries or Employees, or any trustee, administrator or other fiduciary to material taxes or penalties under Section 4975 of the Code or Section 409 or 502 of ERISA.

          (g)   There are no pending or, to Parent's knowledge, threatened Proceedings against or otherwise involving any Parent Benefit Plan, and no suit, action or other litigation (excluding routine claims for benefits incurred in the ordinary course of Parent Benefit Plan activities) has been brought against or with respect to any such Parent Benefit Plan. There is no matter pending (other than routine qualification determination filings) with respect to any Parent Benefit Plan before the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority.

          (h)   All contributions required to be made as of the date of this Agreement to the Parent Benefit Plans have been timely made or provided for. All accruals (including where appropriate, proportional accruals for partial periods) under any Parent Benefit Plan for periods prior to the Effective Time have been made.

          (i)    No Parent Benefit Plan (including for such purpose, any employee benefit plan described in Section 3(3) of ERISA which Parent or any of its ERISA Affiliates established, maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), (ii) a "multiple employer plan" (within the meaning of Section 413(c) of the Code), (iii) a "defined benefit plan" (as defined in Section 3(35) of ERISA) or (iv) subject to Title IV or Section 302 or 303 of ERISA or Section 412, 430 or 436 of the Code.

          (j)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) shall (i) cause any payments or benefits to any employee, officer or director of Parent or any of its Subsidiaries to be either subject to an excise tax or non-deductible to Parent under Sections 4999 and 280G of the Code (or similar non-U.S. law), respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered, or (ii) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan (in connection therewith) that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee of Parent or any Subsidiary thereof.

          (k)   To Parent's knowledge, each Parent Benefit Plan, which is an employee benefit plan within the meaning of Section 3(3) of ERISA, regardless of whether subject to ERISA, may be unilaterally amended or terminated in its entirety without material liability except as to benefits vested and accrued thereunder prior to such amendment or termination. No Parent Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Parent or any Subsidiary of Parent for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (COBRA) or non-U.S. law, as applicable, (ii) death benefits under any pension plan or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

          (l)    With respect to any non-U.S. based Parent Benefit Plan, (i) if intended to qualify for special tax treatment, each such non-U.S. plan meets the requirements for such treatment in all material respects; (ii) if intended to be book reserved, any such non-U.S. plan is fully book reserved based upon reasonable GAAP actuarial assumptions and methodology and fully reflects the financial effects of all prior transactions in relation to any such book reserved plan; and (iii) if intended to be funded, any such non-U.S. plan is either fully funded or any shortfall is fully recognized as a book reserve, based upon reasonable GAAP actuarial assumptions and methodology and fully reflects the financial effects of all prior transactions in relation to such funded plan.

        Section 6.13    Labor and Employee Matters.

          (a)   Neither Parent nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, including worker health and safety. Except as set forth in Section 6.13(a) of the Parent Disclosure Letter, since January 1, 2011, (i) neither Parent nor any of its Subsidiaries has been a party to any Proceeding in which Parent was, or is, alleged to have violated any Contract or Applicable Law relating to employment, equal employment opportunity, discrimination, harassment or retaliation, wrongful termination, immigration, the payment or calculation of wages or other compensation, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and/or privacy rights of employees; and (ii) neither Parent nor any of its Subsidiaries has received any written notice of intent by any

  Governmental Authority responsible for the enforcement of any Applicable Law regarding labor or employment to conduct an investigation or inquiry relating to Parent, and no such investigation or inquiry is in progress.

          (b)   Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or any other labor union contract. No labor organization or group of employees of Parent or any of its Subsidiaries has made, or to the knowledge of Parent threatened to make, a demand against Parent or any of its Subsidiaries for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Parent, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority involving any employees of Parent or any of its Subsidiaries. There are no ongoing, or to Parent's Knowledge, threatened, organizing activities, strikes, work stoppages, slowdowns, lockouts, or other material labor disputes pending or, to the knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries.

          (c)   Parent and its Subsidiaries are in material compliance with (i) the documentary and other requirements of the Immigration Reform and Control Act of 1986 and the regulations promulgated thereunder (IRCA) and similar foreign Applicable Law and (ii) the wages and hours requirements under the Fair Labor Standards Act and the regulations promulgated thereunder and any similar state, local or foreign Applicable Law. Neither Parent nor any of its Subsidiaries has misclassified any person as (i) an independent contractor rather than as an employee under any Applicable Law or (ii) an employee exempt from Applicable Law regarding minimum wage or overtime compensation.

          (d)   Except for such matters that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries have complied with all Applicable Laws respecting the employment of labor, (ii) neither Parent nor any of its Subsidiaries has received any complaint of any unfair labor practice, violation of worker health and safety or other unlawful employment practice or any notice of any material violation of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices of, Parent or any Subsidiary of Parent or the work conditions or the terms and conditions of employment and wages and hours of their respective businesses and (iii) there are no unfair labor practice charges, worker health and safety or other employee-related complaints against Parent or any Subsidiary of Parent pending or, to the knowledge of Parent, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses.

        Section 6.14    Environmental Matters.

          (a)   Parent and each Subsidiary of Parent is and since January 1, 2011, has been in compliance in all material respects with Environmental Laws (other than common law). There are no past or present facts, conditions or circumstances relating to or arising under any Environmental Laws that interfere in any material respect with the conduct of any of their respective businesses in the manner now conducted.

          (b)   Each of Parent and its Subsidiaries has, and is in compliance in all material respects with, all material permits and other authorizations and approvals required under applicable Environmental Laws for its operations, such permits, authorizations and approvals are in full force and effect, and all applications, notices or other documents have been timely filed as required to effect timely renewal, issuance or reissuance of such permits, authorizations and approvals.

          (c)   No judicial or administrative Proceedings or governmental investigations are pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that allege the violation of or seek to impose liability, injunctive relief or remedial obligations pursuant to any Environmental Law, and except as would not reasonably be expected to result in a material violation of or liability under Environmental Law or would not be reasonably expected to have a Parent Material Adverse Effect, there has been no release or spill of or any other incident, condition or circumstance involving any Hazardous Materials (i) at, on, or from any property currently owned or operated by Parent or any of its Subsidiaries or, during the time of Parent's or any of its Subsidiaries' ownership or operation, formerly owned or operated by Parent or any of its Subsidiaries, (ii) for which Parent or any of its Subsidiaries has assumed responsibility, or (iii) associated with the off-site disposal of Hazardous Materials by Parent or any of its Subsidiaries.

          (d)   Parent has not (i) received any written notice of noncompliance with, violation of, deficiency, or liability or potential liability under any Environmental Law, (ii) received any written third-party claim asserting liability of Parent for matters arising under Environmental Laws or under contracts pursuant to which Parent or its Subsidiaries assumed environmental obligations with respect to those environmental obligations, or (iii) entered into any consent decree or order or is subject to any order of any court or Governmental Authority in each case either under any Environmental Law or relating to the cleanup of any Hazardous Materials and in each case, since January 1, 2011 or that remains unresolved or outstanding.

          (e)   Parent has delivered to or otherwise made available for inspection by the Company true, complete and correct copies and results of any material reports, studies, analyses, cost estimates, tests or monitoring possessed or initiated by Parent pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries has assumed contractual liability for environmental conditions, or regarding Parent's or its Subsidiaries' compliance with applicable Environmental Laws.

          (f)    The representations and warranties made pursuant to this Section 6.14 and Section 6.6 are the exclusive representations and warranties by Parent regarding compliance with or liability under Environmental Laws or Hazardous Materials.

        Section 6.15    Properties.

          (a)   Each of Parent and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all properties and assets purported to be owned or leased by it, respectively, in Parent's annual report on Form 10-K for the year ended December 31, 2013, except for such properties and assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business, and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties are free and clear of all Liens, other than Permitted Liens.

          (b)   Each of Parent and its Subsidiaries has complied, in all material respects, with the terms of all leases, subleases, easements, licenses and other occupancy agreements to which it is a party and under which it is in occupancy, and all such agreements are in full force and effect. Each of Parent and its Subsidiaries enjoys peaceful and undisturbed possession under all such agreements.

          (c)   The assets, properties and rights owned or leased by Parent or and its Subsidiaries comprise all the assets, properties and rights utilized by Parent or any of its Subsidiaries in the operation of their respective businesses as presently conducted, and, in the aggregate, are sufficient to permit Parent and its Subsidiaries to operate their respective businesses as presently conducted.

          (d)   All items of operating equipment owned or leased by Parent and its Subsidiaries are in a state of repair so as to be adequate, in all material respects, for operations in the areas in which they are operated.

          (e)   Section 6.15(e) of the Parent Disclosure Letter sets forth a true and complete list of all real property, facilities, office space and similar property owned by Parent or any of its Subsidiaries, together with the physical address of and primary use for each such property.

        Section 6.16    Intellectual Property.

          (a)   Section 6.16(a) of the Parent Disclosure Letter (i) lists all U.S. and foreign patents, published patent applications, trademark and service mark applications and registrations, copyright registrations and domain names that are owned by Parent or any of its Subsidiaries (the "Parent Registered IP"), (ii) indicates for each item of Parent Registered IP the applicable jurisdiction, title, registration number (or application number), the owner and all current applicants, (iii) lists all agreements (excluding shrink wrap or other similar licenses with respect to off-the-shelf-software) whereby Parent or any of its Subsidiaries has been granted the legal right to use any Parent IP that Parent or any of its Subsidiaries does not own, (iv) lists all agreements whereby Parent or any of its Subsidiaries grants to any Person the right to use any Parent IP, other than such agreements which grant such rights, without payment of a royalty, for use with a specific project or with equipment purchased from Parent and (v) lists all agreements entered into since January 1, 2011 whereby Parent or any of its Subsidiaries grants to any Person an indemnity with respect to the Intellectual Property of any Person.

          (b)   The Parent Registered IP is currently in compliance with all formal legal requirements (including the payment of all filing, examination and annuity and maintenance fees and proof of working or use) and none of the registrations of such Parent Registered IP has lapsed or expired or been cancelled, abandoned or deemed abandoned, other than at the election of Parent or at the end of the full available term for such rights.

          (c)   Parent or its Subsidiaries owns or has the legal right to use, free and clear of all Liens other than Permitted Liens, all the Parent IP. The Parent IP is sufficient, in all material respects, to enable Parent, the Surviving Entity and any of their Subsidiaries, following the Merger, to operate the business of the Parent as currently conducted and, together with the Company IP, as currently proposed to be conducted in the future.

          (d)   (i) No Proceeding against Parent or any of its Subsidiaries regarding any Parent IP is pending or, to the knowledge of Parent, threatened, (ii) to the knowledge of Parent, no Person is infringing or misappropriating Parent IP that is material to the business or operations of Parent or any of its Subsidiaries, (iii) neither the Parent IP nor any product or service of Parent or any of its Subsidiaries currently offered or provided, or offered or provided since January 1, 2009, infringes or misappropriates the Intellectual Property of any Person, (v) neither Parent nor any of its Subsidiaries has received any claim or notice alleging any infringement, misappropriation or violation by Parent or any of its Subsidiaries of the Intellectual Property of any Person or alleging that the operation of the business of Parent as currently conducted or as currently proposed to be conducted in the future requires a license to the Intellectual Property of any Person, and (v) neither Parent nor any of its Subsidiaries has received any charge, complaint, claim or notice that any of the Parent Registered IP is unenforceable or invalid.

        Section 6.17    Insurance.     Section 6.17 of the Parent Disclosure Letter lists each insurance policy (including any commercial property and casualty, general liability, workers' compensation, liability, pollution liability, directors and officers and other liability policies) owned by Parent or any of its

Subsidiaries or which names Parent or any of its Subsidiaries as an insured (or loss payee) currently in effect, and Parent has made available to the Company a true, complete and correct copy of each such policy or the binder therefor. Each such policy is in full force and effect, is in such amount and covers such losses and risks as are consistent with industry practice and is adequate, in the judgment of senior management of Parent, to protect the properties and businesses of Parent and its Subsidiaries, and all premiums due under each such policy have been paid. With respect to each such insurance policy, none of Parent, any of its Subsidiaries or, to Parent's knowledge, any other party to the policy is in breach or default in any material respect thereunder (including with respect to the payment of premiums or the giving of notices), and Parent does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy. None of Parent or any of its Subsidiaries has been refused any insurance with respect to its assets or operations since January 1, 2011. Section 6.17 of the Parent Disclosure Letter describes any self-insurance arrangements affecting Parent.

        Section 6.18    Certain Contracts.

          (a)   Section 6.18 of the Parent Disclosure Letter sets forth a list, as of the date of this Agreement, of each of the following Contracts by which Parent or any of its Subsidiaries is a party or bound:

              (i)  any lease of real or personal property providing for annual rentals of $100,000 or more;

             (ii)  any partnership, joint venture or other similar agreement or arrangement;

            (iii)  any Contract (other than solely among direct or indirect wholly-owned Subsidiaries of Parent) relating to (A) any outstanding Debt or (B) any guarantee furnished by or on behalf of Parent or any of its Subsidiaries;

            (iv)  any Contract made since January 1, 2011 relating to the disposition or acquisition of material assets not in the ordinary course of business having a value in excess of $100,000;

             (v)  any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

            (vi)  any Contract or covenant that (A) purports to limit the type of business in which Parent or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business or (B) could require the disposition of any material assets or line of business of Parent or its Subsidiaries;

           (vii)  any Contract under which Parent or any of its Subsidiaries has agreed to indemnify or reimburse any surety in respect of amounts paid or claimed against any surety bonds, which such surety bonds (bid, performance or other) were obtained in connection with services being performed by Parent or any of its Subsidiaries are set forth in Section 6.18(a)(vii) of the Parent Disclosure Letter; and

          (viii)  any other Contract or group of Contracts with a single counterparty that, if terminated or subject to a default by any party thereto, would reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect (the Contracts described in clauses (i)-(viii), whether or not included as an exhibit to the Parent Reports, and together with all exhibits and schedules to such Contracts, being referred to herein each as a "Parent Material Contract").

          (b)   Parent has previously made available to the Company true, complete and correct copies of each Parent Material Contract that is not included as an exhibit to the Parent Reports.

          (c)   Each Parent Material Contract is in full force and effect, and Parent and each of its Subsidiaries have performed all obligations required to be performed by them, in all material respects, to date under each Parent Material Contract to which they are party. Neither Parent nor any of its Subsidiaries (i) is in material breach of or violation or default under any Parent Material Contract or (ii) has received written notice of any such material breach, violation or default or the desire of the other party or parties to any such Parent Material Contract to exercise any rights such party has to cancel, terminate or repudiate such contract or exercise remedies thereunder. Each Parent Material Contract is enforceable by Parent or a Subsidiary of Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        Section 6.19    Government Contracts.     Section 6.19 of the Parent Disclosure Letter sets forth a true, correct and complete list, of all (a) Government Contracts to which Parent or any of its Subsidiaries is a party, the period of performance of which has not yet expired or terminated and for which final payment has not yet been received and (b) outstanding bids and proposals that have been submitted by Parent or any of its Subsidiaries to any Governmental Authority, any proposed prime contractor to a Governmental Authority or any proposed higher-tiered subcontractor. The Government Contracts set forth on Section 6.19(a) of the Parent Disclosure Letter are in full force and effect, and neither Parent nor any of its Subsidiaries is in material breach or non-compliance thereunder or under any representation or certification in respect thereof.

        Section 6.20    No Brokers.     Parent has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of Parent, the Company or their respective Affiliates to pay any finder's fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except that Parent has retained the Parent Financial Advisor. Parent has heretofore furnished to the Company a correct and complete copy of all agreements (including any amendment, waivers of other charges thereto) between Parent and the Parent Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

        Section 6.21    Company Stock Ownership.     Neither Parent nor any of its Subsidiaries owns any shares of capital stock of the Company or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of the Company.

        Section 6.22    Vote Required.     The only votes of the holders of any class or series of Parent capital stock necessary to approve any transaction contemplated by this Agreement are (i) the affirmative vote in favor of the adoption and approval of the Reverse Stock Split and the Parent Name Change as set forth in the Parent Amended Certificate, by the holders of at least 66.67% of the outstanding shares of Parent Common Stock and (ii) the vote of the holders of shares of Parent Common Stock required by NASDAQ Rule 5635(d) to approve the issuance of shares of Parent Common Stock in the Merger (the votes described in clauses (i) and (ii), collectively, the "Parent Shareholder Approval").

        Section 6.23    Improper Payments.

          (a)   Parent and its Affiliates, directors, officers and employees have complied with the Foreign Corrupt Practices Act, and any other applicable anticorruption or antibribery laws. Except for "facilitating payments" (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Law), neither Parent nor any of its Affiliates, directors, officers, employees, agents or other Representatives acting on its behalf have directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a Foreign Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (i) influencing any act or decision of a Foreign Government Official, including a decision to fail to perform official functions, (ii) inducing any Foreign Government Official to do or omit to do any act in violation of the lawful duty of such official, or (iii) inducing any Foreign Government Official to use influence with any government, department, agency or instrumentality in order to assist Parent in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage.

          (b)   Parent and its Affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

          (c)   No civil or criminal penalties have been imposed on Parent or any of its Affiliates with respect to violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws and, since January 1, 2011, no Governmental Authority has notified Parent of any actual or alleged violation or breach of the Foreign Corrupt Practice Act or any other applicable anticorruption or antibribery law.

          (d)   To Parent's knowledge, Parent and its Subsidiaries have not been since January 1, 2011 and are not now under any administrative, civil or criminal investigation or indictment involving alleged violations of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws. Neither Parent nor any of its Subsidiaries are participating in any investigation by a Governmental Authority relating to alleged violations by Parent or its Affiliates of the Foreign Corrupt Practices Act or any other applicable anticorruption or antibribery laws.

        Section 6.24    Takeover Statutes; Rights Agreement.     The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause this Agreement or the Merger to be subject to any takeover or similar provision of the TBOC or any other similar provision that limits or restricts business combinations or the ability to acquire voting shares, and neither the execution of this Agreement, the consummation of the Merger or the other transactions contemplated hereby shall be, or shall be deemed to be, a "affiliated business combination" within the meaning of Section 21.601-21.610 of the TBOC. Parent has no share purchase rights plan or similar rights plan limiting any party's ability to acquire shares in the Parent without the Parent Board's approval.

        Section 6.25    Affiliate Transactions.     Section 6.25 of the Parent Disclosure Letter sets forth a correct and complete list of the Contracts (other than Parent Benefit Plans) or transactions under which Parent or any of its Subsidiaries has any existing or future liabilities, in each case between Parent or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) present executive officer or director of Parent or any individual that has served as such an executive officer or director within the past two years or any of such executive officer's or director's immediate family members, (b) record or beneficial owner of more than 5% of the Parent Common Stock, or (c) to the knowledge of Parent, any Affiliate of any such executive officer, director or owner (other than Parent or any of its Subsidiaries) (each, a "Parent Affiliate Transaction"). Company has been provided with true and complete copies of any such Contracts or arrangements.

ARTICLE VII.

COVENANTS

        Section 7.1    Conduct of Business by the Company.     The Company covenants and agrees as to itself and its Subsidiaries that, prior to the Effective Time, unless Parent has consented in writing, and except as otherwise expressly contemplated by this Agreement, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practices and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact, maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as Parent may consent in writing or (C) as set forth in Section 7.1 of the Company Disclosure Letter, the Company shall not directly or indirectly, and shall not permit any of its Subsidiaries to:

          (a)   amend the Company Articles of Incorporation or Company Bylaws or other applicable governing instruments or the organizational documents of any of its Subsidiaries;

          (b)   merge or consolidate with any Person or acquire (whether by acquisition of stock or assets, joint venture or otherwise) any Person or assets, in any single transaction (or series of related transactions) in excess of $100,000;

          (c)   (i) adjust, reclassify, split, combine, subdivide, authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien any shares of any class of capital stock or other equity interest of the Company or any Subsidiary or any options, warrants, restricted stock, restricted stock units, convertible securities, stock appreciation rights, performance units, bonus stock, "phantom" stock rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any such shares or any other equity interest, of the Company or any Subsidiary, other than issuances of shares of the Company Common Stock upon exercise or settlement of the Company Equity Awards outstanding on the date of this Agreement or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business in connection with (x) the cashless exercise of the Company Options in accordance with the Company Stock Plans, or (y) the settlement of the Company Equity Awards or the Company Options, in each case, in order to satisfy withholding or exercise price obligations in accordance with the Company Stock Plans;

          (d)   except to the extent required under any Company Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except (x) in the ordinary course of business consistent with past practice with respect to employees who are not executive officers or parties to an employment or change in control agreement and (y) with respect to bonus opportunities awarded following the execution of this Agreement as long as such bonus awards are not in excess of the awards made to such recipients in the prior calendar year), (ii) grant any severance or termination pay, other than nominal severance to terminated employees in the ordinary course of business consistent with past practice, (iii) make any new equity (or equity-based) awards to any director, officer, employee or contractor or make any changes to existing equity (or equity-based) awards not required by any Company Benefit Plan or such awards, it being understood that to the extent any such awards are to be made or changed and are disclosed in Section 7.1 of the Company Disclosure Letter, in no event shall such awards include provisions therein that would result (whether pursuant to the award agreement or plan document or other instrument that governs any such awards) in the vesting of such awards upon the consummation of the transactions contemplated in this Agreement, (iv) enter into or amend any employment, consulting, change in control or severance agreement or arrangement with any of its present, former or future directors, officers, employees or contractors, (v) establish, adopt, enter into, freeze or amend in any material respect or terminate any Company Benefit Plan or, except as otherwise provided herein, take any action to accelerate entitlement to compensation or benefits under any Company Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, in each such case, except as otherwise permitted pursuant to clauses (i), (ii) or (iii) of this paragraph; provided that in no event may any tax gross-up or tax reimbursement feature be granted or made more favorable to any individual, (vi) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any Company Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, except as required by the terms of the Company Benefit Plans as in effect on the date hereof, (vii) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of an employment or change in control agreement having "good reason" (within the meaning of such agreement) to terminate employment and collect severance payments and benefits pursuant to such agreement, and (viii) terminate the employment of any holder of an employment or change in control agreement other than for "cause" (within the meaning of such agreement);

          (e)   (i) declare, set aside, make or pay any dividend or other distribution or payment (whether in cash, equity interests or property or any combination thereof) with respect to any shares of any class of capital stock or other equity interests of the Company or any of its Subsidiaries (other than dividends or distributions by any Subsidiary to the Company or another wholly-owned Subsidiary) or (ii) redeem, purchase or otherwise acquire any of the Company's or any of its Subsidiaries' capital stock, or make any commitment for any such action other than pursuant to the Company Stock Plans as in effect on the date hereof;

          (f)    sell, lease, license, subject to a Lien, encumber (including by the grant of any option thereon) or otherwise surrender, relinquish or dispose of any of the assets or properties of the Company or its Subsidiaries (including capital stock of Subsidiaries) except for (i) sales of surplus or obsolete equipment, (ii) sales, leases, licenses or other transfers between the Company and its wholly-owned Subsidiaries or between those Subsidiaries or (iii) sales, leases, licenses or other dispositions of assets or properties with a fair market value not in excess of $100,000;

          (g)   enter into any joint venture, partnership or other similar arrangement or make any loan, capital contribution or advance to or investment in any other Person (other than the Company or any wholly-owned Subsidiary of the Company);

          (h)   change any of the material accounting methods, policies, principles, procedures or practices except as may be required as a result of a change in GAAP;

          (i)    fail to maintain in full force without interruption its present insurance policies or comparable insurance coverage;

          (j)    make or rescind any material election relating to Taxes;

          (k)   settle or compromise any Proceeding, other than in the ordinary course of business consistent with past practice, or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding or waive, release or assign any rights or claims;

          (l)    (i) create, incur or assume any Debt, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any Debt or debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except intercompany Debt among the Company and its Subsidiaries in the ordinary course of business consistent with past practice; (ii) repurchase, repay, defease or pre-pay any Debt, except (A) repayments in the ordinary course of business or (B) repayments of indebtedness by a Subsidiary of the Company to the Company or its wholly-owned Subsidiaries; or (iii) except with respect to any Proceeding, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

          (m)  (i) mortgage, pledge, or suffer to exist any Liens (other than Permitted Liens) on, any asset or property, or (ii) pledge or otherwise encumber any shares of capital stock of the Company or any of its Subsidiaries;

          (n)   except for capital expenditures for items and in the amounts set forth in the capital budget included in Section 7.1(n) of the Company Disclosure Letter, make, authorize or enter into any commitment for any capital expenditures in excess of $100,000 in the aggregate;

          (o)   other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate or waive any rights under any Company Material Contract, or (ii) enter into any new agreement that would have been a Company Material Contract if it were entered into at or prior to the date hereof;

          (p)   enter into, renew, extend, amend, grant a waiver under or terminate (other than terminations in accordance with their terms) any Company Affiliate Transaction or transaction that would be a Company Affiliate Transaction if such transaction occurred prior to the date hereof;

          (q)   adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

          (r)   purchase or otherwise acquire, directly or indirectly, any of the capital stock of Parent or any of its Subsidiaries or securities convertible or exchangeable into or exercisable for any shares of capital stock of Parent or any of its Subsidiaries;

          (s)   subject to Section 7.3, take any action that would, or would reasonably be expected to, (i) result in any condition in Article VIII not being satisfied, (ii) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or (iii) cause any representation in the applicable form of representation certificate contemplated by Section 8.2(d) hereof to be untrue as of the Closing;

          (t)    except for actions taken pursuant to Section 7.5, take any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Article VII) or fail to take any commercially reasonable action necessary to cause the Mergers to so qualify; or

          (u)   agree or commit to do any of the foregoing.

        Section 7.2    Conduct of Business by Parent.     Parent covenants and agrees as to itself and its Subsidiaries that, prior to the Effective Time, unless the Company has consented in writing, and except as otherwise expressly contemplated by this Agreement, the business of Parent and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practices and, to the extent consistent therewith, Parent and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact, maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Parent and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated by this Agreement, (B) as the Company may consent in writing or (C) as set forth in Section 7.2 of the Parent Disclosure Letter, Parent shall not directly or indirectly, and shall not permit any of its Subsidiaries to:

          (a)   amend the Parent Certificate of Formation or other applicable governing instruments or the organizational documents of any of its Subsidiaries;

          (b)   merge or consolidate with any Person or acquire (whether by acquisition of stock or assets, joint venture or otherwise) any Person or assets, in any single transaction (or series of related transactions) in excess of $100,000;

          (c)   (i) other than the Reverse Stock Split, adjust, reclassify, split, combine, subdivide, authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien any shares of any class of capital stock or other equity interest of Parent or any Subsidiary or any options, warrants, restricted stock, restricted stock units, convertible securities, stock appreciation rights, performance units, bonus stock, "phantom" stock rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any such shares or any other equity interest, of Parent or any Subsidiary, other than issuances of shares of the Parent Common Stock upon exercise or settlement of the Parent Equity Awards outstanding on the date of this Agreement or (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business in connection with (x) the cashless exercise of the Parent Options in accordance with the Parent Stock Plans, or (y) the settlement of the Parent Equity Awards or the Parent Options, in each case, in order to satisfy withholding or exercise price obligations in accordance with the Parent Stock Plans;

          (d)   except to the extent required under any Parent Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except (x) in the ordinary course of business consistent with past practice with respect to employees who are not executive officers or parties to an employment or change in control agreement and (y) with respect to bonus opportunities awarded following the execution of this Agreement as long as such bonus awards are not in excess of the awards made to such recipients in the prior calendar year), (ii) grant any severance or termination pay, other than nominal severance to terminated employees in the ordinary course of business consistent with past practice, (iii) make any new equity (or equity-based) awards to any director, officer, employee or contractor or make any changes to existing equity (or equity-based) awards not required by any Parent Benefit Plan or such awards, it being understood that to the extent any such awards are to be made or changed and are disclosed in Section 7.2 of the Parent Disclosure Letter, in no event shall such awards include provisions therein that would result (whether pursuant to the award agreement or plan document or other instrument that governs any such awards) in the vesting of such awards upon the consummation of the transactions contemplated in this Agreement, (iv) enter into or amend any employment, consulting, change in control or severance agreement or arrangement with any of its present, former or future directors, officers, employees or contractors, (v) establish, adopt, enter into, freeze or amend in any material respect or terminate any Parent Benefit Plan or, except as otherwise provided herein, take any action to accelerate entitlement to compensation or benefits under any Parent Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, in each such case, except as otherwise permitted pursuant to clauses (i), (ii) or (iii) of this paragraph; provided that in no event may any tax gross-up or tax reimbursement feature be granted or made more favorable to any individual, (vi) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any Parent Benefit Plan or otherwise for the benefit of any present, former or future director, officer, employee or contractor, except as required by the terms of the Parent Benefit Plans as in effect on the date hereof, (vii) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of an employment or change in control agreement having "good reason" (within the meaning of such agreement) to terminate employment and collect severance payments and benefits pursuant to such agreement, and (viii) terminate the employment of any holder of an employment or change in control agreement other than for "cause" (within the meaning of such agreement);

          (e)   (i) declare, set aside, make or pay any dividend or other distribution or payment (whether in cash, equity interests or property or any combination thereof) with respect to any shares of any class of capital stock or other equity interests of Parent or any of its Subsidiaries (other than dividends or distributions by any Subsidiary to Parent or another wholly-owned Subsidiary) or (ii) redeem, purchase or otherwise acquire any of Parent's or and of its Subsidiaries' capital stock, or make any commitment for any such action other than pursuant to the Parent Stock Plans as in effect on the date hereof;

          (f)    sell, lease, license, subject to a Lien, encumber (including by the grant of any option thereon) or otherwise surrender, relinquish or dispose of any of the assets or properties of Parent or its Subsidiaries (including capital stock of Subsidiaries) except for (i) sales of surplus or obsolete equipment, (ii) sales, leases, licenses or other transfers between Parent and its wholly-owned Subsidiaries or between those Subsidiaries or (iii) sales, leases, licenses or other dispositions of assets or properties with a fair market value not in excess of $100,000;

          (g)   enter into any joint venture, partnership or other similar arrangement or make any loan, capital contribution or advance to or investment in any other Person (other than Parent or any wholly-owned Subsidiary of Parent);

          (h)   change any of the material accounting methods, policies, principles, procedures or practices except as may be required as a result of a change in GAAP;

          (i)    fail to maintain in full force without interruption its present insurance policies or comparable insurance coverage;

          (j)    make or rescind any material election relating to Taxes;

          (k)   settle or compromise any Proceeding, other than in the ordinary course of business consistent with past practice, or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any material Proceeding or waive, release or assign any rights or claims;

          (l)    (i) create, incur or assume any Debt, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Parent or any of its Subsidiaries, guarantee any Debt or debt securities of another Person, enter into any "keep well" or other Contract to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except intercompany Debt among Parent and its Subsidiaries in the ordinary course of business consistent with past practice; (ii) repurchase, repay, defease or pre-pay any Debt, except (A) repayments in the ordinary course of business or (B) repayments of indebtedness by a Subsidiary of Parent to Parent or its wholly-owned Subsidiaries; or (iii) except with respect to any Proceeding, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

          (m)  (i) mortgage, pledge, or suffer to exist any Liens (other than Permitted Liens) on, any asset or property, or (ii) pledge or otherwise encumber any shares of capital stock of Parent or any of its Subsidiaries;

          (n)   except for capital expenditures for items and in the amounts set forth in the capital budget included in Section 7.2(n) of the Parent Disclosure Letter, make, authorize or enter into any commitment for any capital expenditures in excess of $100,000 in the aggregate;

          (o)   other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate or waive any rights under any Parent Material Contract, or (ii) enter into any new agreement that would have been a Parent Material Contract if it were entered into at or prior to the date hereof;

          (p)   enter into, renew, extend, amend, grant a waiver under or terminate (other than terminations in accordance with their terms) any Parent Affiliate Transaction or transaction that would be a Parent Affiliate Transaction if such transaction occurred prior to the date hereof;

          (q)   adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries;

          (r)   purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or any of its Subsidiaries or securities convertible or exchangeable into or exercisable for any shares of capital stock of the Company or any of its Subsidiaries;

          (s)   subject to Section 7.3, take any action that would, or would reasonably be expected to, (i) result in any condition in Article VIII not being satisfied, (ii) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or (iii) cause any representation in the applicable form of representation certificate contemplated by Section 8.3(d) hereof to be untrue as of the Closing;

          (t)    except for actions taken pursuant to Section 7.5, take any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code (whether or not otherwise permitted by the provisions of this Article VII) or fail to take any commercially reasonable action necessary to cause the Merger to so qualify; or

          (u)   agree or commit to do any of the foregoing.

        Section 7.3    No Solicitation.

          (a)   Each of the Company and Parent (each, a "No-Shop Party" and, with respect to each other, the "Other Party") agrees that neither it nor any of its Subsidiaries shall, and each No Shop Party shall cause its and its Subsidiaries' Representatives not to, directly or indirectly, (i) solicit, initiate, approve, endorse, recommend or encourage, or take any other action designed to, or which would reasonably be expected to, facilitate, any inquiry or the making or announcement of any proposal or offer that constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal in respect of such No-Shop Party, (ii) engage, continue or otherwise participate in any discussions or negotiations regarding, or furnish (or cause to be furnished) non-public information relating to such No-Shop Party or any of its Subsidiaries or afford access to properties, books or records of the No-Shop Party or any of its Subsidiaries to any Person in connection with or in furtherance of any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or consummate, execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, exchange agreement, option agreement, joint venture agreement, partnership agreement or other agreement, constituting or related to, or that is intended to or would reasonably be expected to lead to an Acquisition Proposal (other than confidentiality agreements contemplated by this Section 7.3), or (iv) propose publicly or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this paragraph by any Representative of a No-Shop Party or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of such No-Shop Party or any of its Subsidiaries or otherwise, shall be a breach of this Section 7.3(a) by such No-Shop Party.

  Notwithstanding the foregoing, at any time prior to (but not after) obtaining the Company Shareholder Approval or the Parent Shareholder Approval, as applicable, a No-Shop Party may,

  directly or indirectly through its Representatives, (i) furnish information and access, but only in response to a written request for information or access, to any person making an Acquisition Proposal which was not solicited, initiated, knowingly encouraged or knowingly facilitated by the No-Shop Party or any of its Subsidiaries, Affiliates or Representatives and (ii) may participate in discussions and negotiate with such Person concerning any such unsolicited Acquisition Proposal, if and only to the extent all of the following conditions are met: (A) the No-Shop Party has not breached this Section 7.3(a) in any material respect with respect to such Acquisition Proposal, (B) the No-Shop Party's Board of Directors determines in good faith, after receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (C) the No-Shop Party enters into a customary confidentiality agreement with the Person making such Acquisition Proposal which is (1) no less favorable to the No-Shop Party and (2) no less restrictive of such Person than the Nondisclosure Agreement, dated August 11, 2014, between Parent and the Company (the "Confidentiality Agreement") and all such information provided thereunder has previously been provided to the Other Party or is provided to the Other Party concurrently with its provision to such Person.

          (b)   Except as expressly permitted by this Section 7.3(b), neither the Board of Directors of a No-Shop Party nor any committee thereof shall (i) fail to make, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in any manner adverse to the Other Party, the Company Recommendation or the Parent Recommendation, as applicable, (ii) make any other public statement that is inconsistent with the Company Recommendation or the Parent Recommendation, as applicable, (iii) recommend, endorse, adopt or approve, or propose publicly to recommend, endorse, adopt or approve, any Acquisition Proposal or (iv) fail to reaffirm or re-publish within five business days upon request by the Other Party (publicly if so requested) the Company Recommendation or the Parent Recommendation, as applicable (any action or failure described in this clause (i) being referred to as a "Company Adverse Recommendation Change" or a "Parent Adverse Recommendation Change", as applicable).

  Notwithstanding the foregoing, at any time prior to (but not after) obtaining the Company Shareholder Approval or the Parent Shareholder Approval, as applicable, and subject to the No-Shop Party's compliance at all times with the provisions of this Section 7.3, (i) the Board of Directors of the No-Shop Party may make a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change, as applicable, or (ii) the No-Shop Party may terminate this Agreement and enter into an agreement, understanding or arrangement providing for an Acquisition Proposal (a "Superior Acquisition Proposal Termination"), in each case, if and only to the extent all of the following conditions are met: (A) the Acquisition Proposal has not been withdrawn, (B) the No-Shop Party's Board of Directors determines in good faith, after receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes a Superior Proposal, (C) the No-Shop Party's Board of Directors determines in good faith, after receipt of advice from outside counsel, that the failure to take such action would be reasonably likely to result in a breach of fiduciary duties to the shareholders of the No-Shop Party under Applicable Law, and (D) in the case of a Superior Acquisition Proposal Termination, the concurrent payment of the applicable Termination Fee in accordance with Section 9.5(a) or Section 9.5(b) , as applicable; provided, however, no Company Adverse Recommendation Change or Parent Adverse Recommendation Change, as applicable, or Superior Acquisition Proposal Termination may be made or occur, in each case,

            (1)   until after the third business day following the Other Party's receipt of written notice (a "Change/Intent to Terminate Notice") from the No-Shop Party advising the Other Party that the No-Shop Party's Board of Directors intends to take such action or the No-Shop Party intends to terminate this Agreement, which Change/Intent to Terminate Notice will specify the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Change/Intent to Terminate Notice and a new three business day period);

            (2)   unless during such three business day period, the No-Shop Party shall, and shall cause its financial and legal advisors to, upon the Other Party's request, discuss with the Other Party in good faith this Agreement and any adjustments to the terms and conditions of this Agreement that the Other Party may propose in response to the Acquisition Proposal; and

            (3)   if, prior to the expiration of such three business day period, the Other Party makes a proposal to adjust the terms and conditions of this Agreement that the No-Shop Party's Board of Directors determines in good faith, after receipt of advice from outside legal counsel and a financial advisor of nationally recognized reputation, to be at least as favorable as the Acquisition Proposal so that such Acquisition Proposal no longer constitutes a Superior Proposal;

  provided, however, that the No-Shop Party need not comply with the provisions of subclauses (2) and (3) of this Section 7.3(b) if the No-Shop Party's Board of Directors determines in good faith, after receipt of advice from a financial advisor of nationally recognized reputation, that such Superior Proposal (as specified in the Change/Intent to Terminate Notice issued to the Other Party pursuant to subclause (1) of this Section 7.3(b)) constitutes a Special Valuation Proposal.

          (c)   In addition to the obligations of each No-Shop Party set forth in paragraphs (a) and (b) of this Section 7.3, each No-Shop Party shall promptly (and in any event within 24 hours after receipt thereof) advise the Other Party orally and in writing of any Acquisition Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Acquisition Proposal, including the material terms and conditions of any such Acquisition Proposal or inquiry (including any changes thereto). Each No-Shop Party shall (i) keep the Other Party reasonably informed of the status and details (including any change to the terms thereof) of any such Acquisition Proposal or inquiry and (ii) provide to the Other Party as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to such No-Shop Party or any of its Subsidiaries from any Person that describes any of the terms or conditions of any Acquisition Proposal; provided, however, that such No-Shop Party need not inform the Other Party regarding the identity of the Person making any such Acquisition Proposal or inquiry.

          (d)   Nothing contained in this Section 7.3 shall prohibit any No-Shop Party or any Board of Directors of a No-Shop Party from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, or other Applicable Law, if, in the good faith judgment of the No-Shop Party's Board of Directors, after receipt of advice from outside counsel, failure to so disclose would be reasonably likely to result in a breach of its fiduciary duties to shareholders of the No-Shop Party under Applicable Law; provided, however, that in no event shall the No-Shop Party or its Board of Directors take, or agree or resolve to take, any action prohibited by Section 7.3(b).

          (e)   Each No-Shop Party (i) shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated and shall cause its and its Subsidiaries' Representatives to, immediately cease and cause to be terminated, all discussions and negotiations, if any, with any Person conducted heretofore with respect to any Acquisition Proposal in respect of such No-Shop Party and (ii) shall promptly request the return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

          (f)    For purposes of this Agreement:

              (i)  "Acquisition Proposal" means, with respect to either No-Shop Party, any inquiry, proposal or offer, whether or not in writing, from any Person other than the Other Party or its Affiliates relating to, or that would reasonably be expected to lead to, any (A) direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (i) assets or businesses that constitute 20% or more of the consolidated net revenues, net income or assets (based on either book or fair market value) of such No-Shop Party and its Subsidiaries, or (ii) 20% or more of any class of equity securities of such No-Shop Party, (B) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of such No-Shop Party, or (C) merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving such No-Shop Party, in each case other than the transactions contemplated by this Agreement.

             (ii)  "Special Valuation Proposal" means a Superior Proposal that the No-Shop Party's Board of Directors determines in good faith, after receipt of advice from a financial advisor of nationally recognized reputation, that, if consummated, would result in such No-Shop Party's shareholders receiving consideration valued at 115% or more of the consideration to be received by such No-Shop Party's shareholders pursuant to the transactions contemplated by this Agreement, as such consideration may have then been modified by the Other Party in response to such Acquisition Proposal.

            (iii)  "Superior Proposal" means any bona fide written Acquisition Proposal made by any Person other than the Other Party or its Affiliates, which, if consummated, would result in such Person (or its shareholders) owning, directly or indirectly, at least 80% of the shares of Company Common Stock or Parent Common Stock, as applicable, then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or at least 80% of all the assets of the No-Shop Party, which the No-Shop Party's Board of Directors determines in good faith, after receipt of advice from a financial advisor of nationally recognized reputation and outside counsel, to be (A) more favorable to the shareholders of the No-Shop Party from a financial point of view than the Merger, taking into account all the terms and conditions of such proposal, the Person making such proposal and this Agreement (including any break-up fees, expense reimbursement provisions, conditions to consummation, strategic considerations, legal and regulatory considerations, and any changes to the terms of this Agreement proposed by the Other Party in response to such offer or otherwise pursuant to this Section 7.3) and (B) reasonably likely to be completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such proposal. For purposes of the definitions of "Acquisition Proposal," "Special Valuation Proposal" and "Superior Proposal," the term "Person" shall include any group within the meaning of Section 13(d) of the Exchange Act.

        Section 7.4    Preparation of Proxy Statement; Meetings of Shareholders.

          (a)   As promptly as practicable after the date of this Agreement, each of Parent and the Company shall cooperate and prepare the joint proxy statement with respect to the meetings of the shareholders of Parent and of the Company in connection with the transactions contemplated by this Agreement (the "Proxy Statement/Prospectus"), and Parent shall prepare and file with the SEC, a Registration Statement on Form S-4 (with any amendments or supplements thereto, the "Form S-4") under the Securities Act with respect to the shares of Parent Common Stock issuable in the Merger, a portion of which Form S-4 shall also serve as the Proxy Statement/Prospectus. The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated thereby. As promptly as practicable after receipt thereof, each party shall provide the other party copies of any written comments, and advise the other party of any oral comments, received from the SEC with respect to the Proxy Statement/Prospectus. Each of the parties shall provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or Form S-4 and, except for annual, quarterly and current reports filed or furnished with the SEC under the Exchange Act, which may be incorporated by reference in the Form S-4, any substantive communications prior to filing such with the SEC, and will promptly provide the other party with a copy of all such filings and communications made with the SEC.

          (b)   Parent shall use reasonable best efforts, and the Company shall cooperate, to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required with respect to the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each Party shall advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4.

          (c)   Each of Parent and the Company shall cause the Proxy Statement/Prospectus to be mailed to its shareholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act.

          (d)   Each of Parent and the Company shall ensure that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of Parent and the Company, or, in the case of information provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it becomes effective, (i) will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and disseminated to the shareholders of the Company.

          (e)   The Company, acting through the Company Board, shall, in accordance with Applicable Law and the Company Articles of Incorporation or Company Bylaws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the "Company Shareholders Meeting") as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act for the purpose of obtaining the Company Shareholder Approval. The Company Board shall, subject to Section 7.3(b), make the Company Recommendation, include such recommendation in the Proxy Statement/Prospectus and use its reasonable best efforts to obtain the Company Shareholder Approval. Notwithstanding anything in this Agreement to the contrary, unless (i) a Company Adverse Recommendation Change has occurred in accordance with Section 7.3 or (ii) this Agreement is terminated in accordance with Article IX and subject to compliance with Section 7.3, the Company will submit this Agreement for approval by the shareholders of the Company at the Company Shareholders Meeting. The Company shall use its reasonable best efforts to cause the Company Shareholders Meeting to be held on the same date as the Parent Shareholders Meeting.

          (f)    Parent, acting through the Parent Board, shall, in accordance with Applicable Law and Parent's certificate of formation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of its shareholders (the "Parent Shareholders Meeting") as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act for the purpose of obtaining the Parent Shareholder Approval. Except to the extent permitted by Section 7.3(b), the Parent Board shall make the Parent Recommendation, include such recommendation in the Proxy Statement/Prospectus and use its reasonable best efforts to obtain the Parent Shareholder Approval. Notwithstanding anything in this Agreement to the contrary, unless (i) a Parent Adverse Recommendation Change has occurred in accordance with Section 7.3 or (ii) this Agreement is terminated in accordance with Article IX and subject to compliance with Section 7.3, Parent will submit this Agreement for approval by the shareholders of Parent at the Parent Shareholders Meeting. Parent shall use its reasonable best efforts to cause the Parent Shareholders Meeting to be held on the same date as the Company Shareholders Meeting. Notwithstanding anything to the contrary in this Agreement, Parent may, in its sole discretion, submit a proposal to its shareholders at the Parent Shareholders Meeting to approve an amendment to the Parent Certificate of Formation.

        Section 7.5    Filings; Reasonable Best Efforts.

          (a)   Upon the terms and subject to the conditions herein provided, and subject to Section 7.3, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including (i) to satisfy the conditions precedent to the obligations of any of the parties hereto, (ii) preparing and filing as promptly as practicable with any Governmental Authority or other third-party documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, the Company and Parent shall, as soon as practicable and in any event within ten business days after the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and make such other filings, notices, petitions, statements, registrations, submissions of information, applications and other documents as the parties determine are necessary under applicable Antitrust Laws. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing; provided, that neither party is obligated to share any document submitted to or received from a Governmental Authority that reflects the negotiations between the parties or the valuation of some or all of any party's business.

          (b)   Each of the parties hereto shall use its reasonable best efforts and shall cooperate with the other parties to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under Applicable Law. The Company and Parent shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice or the competition authorities of any other jurisdiction for additional information or documentation under applicable Antitrust Laws.

          (c)   The parties shall cooperate in all respects with each other in connection with any antitrust defense of the transactions contemplated by this Agreement in any Proceeding by, or negotiations with, any Governmental Authority or other Person relating to the Merger or regulatory filings under applicable Antitrust Law.

          (d)   Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any party hereto be obligated to (i) agree to, or proffer to, divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of Parent or any of its Subsidiaries or of the Company or any of its Subsidiaries or (ii) agree to, or proffer to, limit in any respect the ownership or operation by Parent or any of its Subsidiaries or the Company or any of its Subsidiaries of any asset (whether tangible or intangible) or any portion of any business of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, including the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of capital stock, including the right to vote the Company Common Stock on all matters properly presented to the shareholders of the Company.

          (e)   Notwithstanding anything in this Agreement to the contrary, Parent shall have the right, but not the obligation, to oppose by refusing to consent to, through litigation or otherwise any request, attempt or demand by any Governmental Authority or other Person for any divestiture, hold separate condition or any other restriction with respect to any assets, businesses or product lines of either Parent or the Company.

        Section 7.6    Inspection.     Subject to any limitations imposed by Applicable Law, from the date of this Agreement to the Effective Time, each of the Company and Parent shall allow all designated officers, attorneys, accountants and other Representatives of Parent or the Company, as the case may be, reasonable access, at reasonable times, upon reasonable notice, to its and its Subsidiaries' personnel, properties, Contracts, commitments, books and records and any other information pertaining to the business and affairs of the Company or Parent (as applicable) or their respective Subsidiaries, as Parent or the Company may reasonably request, including inspection, testing or sampling of such properties; provided, that no investigation pursuant to this Section 7.6 shall affect any representation or warranty given by any party hereunder. Notwithstanding any provision of this Agreement or a party's provision of information or investigation pursuant to the preceding sentence, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it may not provide to the other party by reason of any Applicable Law, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of the Company and Parent agrees that it shall not, and shall cause its respective Representatives not to, use any information obtained pursuant to this Section 7.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All non-public information obtained pursuant to this Section 7.6 shall be governed by the Confidentiality Agreement.

        Section 7.7    Publicity.     The Company and Parent will, unless otherwise required by Applicable Law or by obligations pursuant to any national securities exchange, consult with each other before issuing any press release or, to the extent practical, otherwise making any public announcement pertaining to this Agreement or the other transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of Section 7.4, neither Parent nor the Company shall issue any such press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public statement. The foregoing shall not apply with respect to any press release or public announcement arising out of a Company Adverse Recommendation Change or Parent Adverse Recommendation Change effected in accordance with Section 7.3. Parent and the Company agree to issue a mutually acceptable joint press release announcing this Agreement.

        Section 7.8    Listing Application; Ticker Symbol.

          (a)   Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued as Merger Consideration to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.

          (b)   Each of Parent and the Company shall use its reasonable best efforts to cause all shares of Parent Common Stock (including shares to be issued as Merger Consideration) to be approved for listing on the NASDAQ under the ticker symbol "DWSN" from and after the Effective Time.

        Section 7.9    Section 16 Matters.     Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of the Company Common Stock (including derivative securities with respect to the Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 7.10    Expenses.     Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses, except: (a) as Section 9.5 otherwise provides; and (b) that the Company and Parent shall share equally (i) the fees incident to the filings referred to in Section 7.5(a), (ii) the SEC and other filing fees incident to the Form S-4 and the Proxy Statement/Prospectus and the costs and expenses associated with printing the Proxy Statement/Prospectus and (iii) the fees associated with the NASDAQ listing referred to in Section 7.8.

        Section 7.11    Indemnification and Insurance.

          (a)   The certificate of formation and bylaws of the Surviving Entity and each of its Subsidiaries shall, for a period of six years after the Effective Time, contain provisions no less favorable to the Persons covered thereby on the date hereof with respect to exculpation, indemnification and advancement of expenses than as set forth in the Company Articles of Incorporation or Company Bylaws and the organizational documents of the Company's Subsidiaries, respectively, as of the date of this Agreement.

          (b)   Prior to the Effective Time, each of the Company and Parent shall purchase "tail" insurance coverage covering the respective directors and officers of the Company and Parent (as applicable) as of the Effective Time through six years after the Effective Time and providing coverage not materially less favorable than the coverage afforded by the current directors and officers liability insurance policies maintained by the Company pursuant to the terms set forth in Section 7.11(b) of the Company Disclosure Letter and Parent pursuant to the terms set forth in Section 7.11(b) of the Parent Disclosure Letter (as applicable).

          (c)   Prior to the Effective Time, Parent shall purchase insurance coverage covering the directors and officers of the Parent as of the Effective Time and such coverage shall include such terms as reasonably agreed between Parent and the Company prior to the Effective Time.

          (d)   As a separate and independent obligation, Parent hereby guarantees the payment and performance by the Surviving Entity of its indemnification obligations pursuant to this Section 7.11 and pursuant to the contractual agreements entered into by the Company prior to the date hereof relating to indemnification of directors and officers of the Company and set forth in Section 7.11(d) of the Company Disclosure Letter (the "Existing Indemnification Agreements"). From and after the Effective Time, Parent shall cause the Surviving Entity to comply with all of its obligations under this Section 7.11 and under the Existing Indemnification Agreements.

          (e)   In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in any such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 7.11.

        Section 7.12    Antitakeover Statutes.     If any Takeover Statute is or may become applicable to the transactions contemplated hereby, each of the parties hereto and the members of its Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

        Section 7.13    Notification.     Each party shall give to the others prompt notice of (a) any representation or warranty made by it or contained in this Agreement becoming untrue or inaccurate in any material respect and (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        Section 7.14    Employee Matters.

          (a)   For a period commencing as of the Effective Time and ending no earlier than the close of the calendar year that includes the Effective Time, the participants in the Company Benefit Plans who were employed by the Company and remain in the employment of the Surviving Entity and its Subsidiaries ("Continuing Employees") and their dependents (collectively, "Affected Participants") shall receive employee benefits that are substantially similar in the aggregate to the employee benefits provided to the employees of the Company immediately prior to the Effective Time either through Company Benefit Plans, if any, that are continued by Parent or through Parent Benefit Plans; provided that neither Parent nor the Surviving Entity nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

          (b)   Nothing contained herein shall be construed as requiring Parent or the Surviving Entity to continue any specific plans or to continue the employment of any specific Person.

          (c)   To the extent Parent elects to have Affected Participants participate in any applicable Parent Benefit Plans, Parent shall cause the Surviving Entity to recognize the service of each

  Continuing Employee with Parent, the Company or its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) as if such service had been performed with Parent (i) for purposes of eligibility for vacation under Parent's vacation program, (ii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan), and (iii) for purposes of eligibility, contributions and vesting under any "defined contribution plan" (as defined in Section 3(34) of ERISA) maintained by Parent or any of its ERISA Affiliates, but not for purposes of any other employee benefit plan of Parent.

          (d)   To the extent Parent elects to have Affected Participants participate in an applicable Parent Benefit Plan that is a welfare plan, Parent shall, and shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Affected Participants to the extent such conditions and exclusions were satisfied or did not apply to such Affected Participants under the welfare plans of the Company and its Subsidiaries prior to the Effective Time and (ii) provide each Affected Participant, upon presentment of appropriate documentation such as explanations of benefits statements with credit for any co-payments and deductibles paid during the plan year or policy year, as applicable, in which the Effective Time occurs (or, if later, the plan year or policy year in which a Company Benefit Plan is terminated to the extent such Company Benefit Plan is maintained after the Effective Time pursuant to Section 7.14(a)), for purposes of satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

          (e)   Notwithstanding any provision herein to the contrary, (i) no later than such time that is immediately prior to the Closing Date, Parent shall cause any Parent Benefit Plans that are intended to be qualified under Section 401(a) of the Code (the "Parent Qualified Plans") to be terminated, and prior to such termination, all required plan amendments and restatements under Applicable Law shall be made to such Parent Qualified Plans, and (ii) effective as of the Effective Time, Parent shall assume the Company 401(k) Plan (the "Dawson 401(k)"), which shall be the sole Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code ("Company Qualified Plan") as of such time that is immediately prior to the Closing Date, and the Company shall take all commercially reasonable actions to ensure that no Company Qualified Plans, other than the Dawson 401(k), are established, maintained or contributed to, or are otherwise required to be contributed to, by the Company as of such time. Parent shall confirm to the Company no later than such time that is immediately prior to the Closing Date that such Parent Qualified Plans are terminated. The parties hereto shall take all necessary and legally permissible actions in order to cause Parent Qualified Plans to distribute the account balances thereunder for each individual who participated in such Parent Qualified Plans ("Covered Participants") as soon as practicable following the Closing Date, and, subject to Applicable Law, the consent of the Covered Participants, and the terms of the Dawson 401(k) as assumed and sponsored by the Parent post-Closing (the "Post-Closing Plan"), to accomplish the rollover of the account balances and outstanding loan balances, if any, with respect to the Covered Participants, if such Covered Participants so elect, on account of the transactions contemplated herein to the Post-Closing Plan as soon as practicable following the Closing Date. In addition, prior to December 1, 2014 and effective as of January 1, 2015, the Company shall amend the Dawson 401(k) to permit plan loan rollovers to such plan, if necessary, and to include plan loan and hardship distribution features that shall conform the Dawson 401(k) to the plan loan and hardship distribution features set forth in the Parent Profit Sharing Plan as of the date hereof.

          (f)    The parties hereto acknowledge and agree that all provisions contained in this Section 7.14 are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or any beneficiary thereof or (ii) to continued employment with the Company, Parent or any of their Affiliates.

        Section 7.15    Other Pre-Closing Matters.

          (a)   Parent shall use its reasonable best efforts to (i) enter into an employment agreement or an amended and restated employment agreement, as the case may be, with each of the officers of the Parent and its Subsidiaries named in Section 7.15(a)(i) of the Parent Disclosure Letter effective as of the Effective Time in substantially the form attached hereto as Exhibit D, (ii) enter into an amended and restated employment agreement with each of the officers of the Company and its Subsidiaries named in Section 7.15(a)(ii) of the Company Disclosure Letter effective as of the Effective Time in substantially the form attached hereto as Exhibit D, and (iii) enter into amended and restated indemnification agreements with the Remaining Directors and the Designated Directors effective as of the Effective Time in substantially the form attached hereto as Exhibit E.

          (b)   The Company shall use its reasonable best efforts to cause the shares beneficially owned by the directors and officers named in Section 7.15(b) of the Parent Disclosure Letter to be subject to Company Shareholder Voting Agreements as soon as reasonably practicable after the date hereof but in no event later than five business days after the date hereof. Parent shall use its reasonable best efforts to cause the shares beneficially owned by the director named in Section 7.15(b) of the Company Disclosure Letter to be subject to the Parent Shareholder Voting Agreement as soon as reasonably practicable after the date hereof but in no event later than five business days after the date hereof.

        Section 7.16    Shareholder Litigation.     Each party hereto shall give the other the opportunity to reasonably participate in the defense of any shareholder litigation against the Company and/or its directors or officers or against the Parent and/or its directors or officers, as applicable, relating to the transactions contemplated by this Agreement.

ARTICLE VIII.

CONDITIONS

        Section 8.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of the parties hereto to effect the Merger shall be subject to the fulfillment or waiver (to the extent permitted by Applicable Law and in accordance with the provisions hereof) by each of the parties hereto to this Agreement at or prior to the Closing Date of the following conditions:

          (a)   Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.

          (b)   Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)   (i) No judgment, injunction, order or decree of any Governmental Authority of competent jurisdiction in the United States that would prohibit or enjoin the consummation of the Merger shall be in effect and (ii) no law, statute, rule or regulation shall have been enacted by any Governmental Authority of competent jurisdiction in the United States which prohibits or makes unlawful the consummation of the Merger shall be in effect.

          (d)   The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)   The shares of Parent Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

          (f)    The Company shall have received the opinion of Baker Botts, L.L.P., counsel to the Company, in form and substance reasonably satisfactory to the Company and dated the Closing

  Date, a copy of which shall have been furnished to Parent, to the effect that (i) the Merger will qualify as a reorganization under Section 368(a) of the Code and (ii) no gain or loss will be recognized for United States federal income tax purposes by the shareholders of the Company who exchange Company Common Stock for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional shares). In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of the Company and Parent. The Company shall use reasonable best efforts to cause its tax counsel to render such opinion or to indicate in writing as soon as practicable after the execution of this Agreement as to which facts specific to the Merger preclude it from providing such opinion. The Company shall promptly advise Parent of its receipt of such opinion or other written indication.

          (g)   Parent shall have received the opinion of Haynes and Boone, LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent and dated the Closing Date, a copy of which shall have been furnished to the Company, to the effect that (i) the Merger will qualify as a reorganization under Section 368(a) of the Code and (ii) no gain or loss will be recognized for United States federal income tax purposes by the shareholders of the Company who exchange Company Common Stock for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of fractional shares). In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of the Company and Parent. Parent shall use reasonable best efforts to cause its tax counsel to render such opinion or to indicate in writing as soon as practicable after the execution of this Agreement as to which facts specific to the Merger preclude it from providing such opinion. Parent shall promptly advise the Company of its receipt of such opinion or other written indication.

        Section 8.2    Conditions to Obligation of the Company to Effect the Merger.     The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver (to the extent permitted by Applicable Law and in accordance with the provisions hereof) at or prior to the Closing Date of the following conditions:

          (a)   The representations and warranties of Parent and Merger Sub contained in this Agreement (i) that are qualified as to materiality or a Parent Material Adverse Effect shall be true and correct as so qualified, and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date).

          (b)   Parent and Merger Sub shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date.

          (c)   At any time after the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date, any change, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect.

          (d)   The Company shall have received a certificate of Parent and Merger Sub, executed on behalf of each of them by their Chief Executive Officer, President or Chief Financial Officer, dated the Closing Date, certifying to the effect that the conditions set forth in Section 8.2(a), (b) and (c)  have been satisfied.

          (e)   The authorizations, consents or approvals identified in Section 8.2(e) of the Parent Disclosure Letter shall have been obtained and evidence thereof reasonably satisfactory to the Company shall have been delivered to the Company.

          (f)    The officers of the Company and its Subsidiaries named in Section 7.15(a)(i) of the Company Disclosure Letter shall have entered into employment agreements with Parent as provided in Section 7.15(a)(ii) and the Designated Directors shall have entered into amended and restated indemnification agreements with Parent as provided in Section 7.15(b).

        Section 8.3    Conditions to Obligation of Parent and Merger Sub to Effect the Merger.     The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver (to the extent permitted by Applicable Law and in accordance with the provisions hereof) at or prior to the Closing Date of the following conditions:

          (a)   The representations and warranties of the Company contained in this Agreement (i) that are qualified as to materiality or a Company Material Adverse Effect shall be true and correct as so qualified, and (ii) that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date).

          (b)   The Company shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date.

          (c)   At any time after the date of this Agreement, there shall not have occurred and be continuing as of the Closing Date, any change, event, occurrence, state of facts or development that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

          (d)   Parent shall have received a certificate of the Company, executed on its behalf by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, certifying to the effect that the conditions set forth in Section 8.3(a), (b) and (c) have been satisfied.

          (e)   The authorizations, consents or approvals identified in Section 8.3(e) of the Company Disclosure Letter shall have been obtained and evidence thereof reasonably satisfactory to Parent shall have been delivered to Parent.

          (f)    The officers of Parent and its Subsidiaries named in Section 7.15(a)(i) of the Parent Disclosure Letter shall have entered into employment agreements with Parent as provided in Section 7.15(a)(i) and the Remaining Directors shall have entered into amended and restated indemnification agreements with Parent as provided in Section 7.15(b).

        Section 8.4    Frustration of Conditions.     No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by this Agreement.

ARTICLE IX.

TERMINATION

        Section 9.1    Termination by Mutual Consent.     This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or Parent Shareholder Approval has been obtained, by the mutual written consent of the Company and Parent.

        Section 9.2    Termination by Parent or the Company.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval or Parent

Shareholder Approval has been obtained, by action of the Board of Directors of Parent or the Company if:

          (a)   the Merger shall not have been consummated by March 31, 2015 (the "Termination Date"); provided, however, that if by the Termination Date, any of the conditions set forth in Section 8.1(b) or Section 8.1(c) shall not have been satisfied but all other conditions shall be satisfied or shall be capable of being satisfied, then the Termination Date may be extended from time to time by either Parent or the Company, in its discretion, by written notice to the other to a date not later than May 31, 2015 (in which case any references to the Termination Date herein shall mean the Termination Date as extended); provided, further, that the right to extend or terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date;

          (b)   the Company Shareholders Meeting (including adjournments and postponements) shall have concluded and the Company Shareholder Approval shall not have been obtained upon a vote taken thereon;

          (c)   the Parent Shareholders Meeting (including adjournments and postponements) shall have concluded and the Parent Shareholder Approval shall not have been obtained upon a vote taken thereon; or

          (d)   a Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.2(d) shall have complied with its obligations pursuant to Section 7.5 with respect to such order, decree, ruling or other action.

        Section 9.3    Termination by the Company.     This Agreement may be terminated at any time prior to the Effective Time by the Company if:

          (a)   Parent or Merger Sub shall have breached or failed to perform any of its representations and warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied, and such breach or failure to perform is not capable of being cured by Parent prior to the Termination Date or is not cured by Parent within 30 days after the Company has delivered to Parent a written notice of such breach or failure to perform; provided, however, that the Company may not terminate this Agreement under this Section 9.3(a) if the Company is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) shall not be satisfied; or

          (b)   a Parent Adverse Recommendation Change shall have occurred;

          (c)   prior to obtaining the Company Shareholder Approval, concurrently with the entry by the Company into a binding definitive agreement providing for a Superior Proposal; provided, that (i) the Company has complied in all respects with Section 7.3, and (ii) the Company has previously paid (or concurrently with such termination pays to Parent) the fee provided for under Section 9.5(a);

          (d)   Parent shall have incurred impairment charges or write downs to Parent's assets since June 30, 2014 in an aggregate amount exceeding the Termination Threshold; or

          (e)   any suit, action or other litigation arising from Parent's operations is filed against Parent (other than any transaction litigation filed in connection with this Agreement and the transactions contemplated hereby) since June 30, 2014 and the damages that could reasonably be expected to result from an adverse judgment in connection with such litigation (other than losses or damages covered by applicable insurance) exceed the Termination Threshold.

        Section 9.4    Termination by Parent.     This Agreement may be terminated at any time prior to the Effective Time by Parent if:

          (a)   The Company shall have breached or failed to perform any of its representations and warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied, and such breach or failure to perform is not capable of being cured by the Company prior to the Termination Date or is not cured by the Company within 30 days after Parent has delivered to the Company a written notice of such breach or failure to perform; provided, however, that Parent may not terminate this Agreement under this Section 9.4(a) if Parent is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.2(a) or Section 8.2(b) shall not be satisfied; or

          (b)   a Company Adverse Recommendation Change shall have occurred;

          (c)   prior to obtaining the Parent Shareholder Approval, concurrently with the entry by Parent into a binding definitive agreement providing for a Superior Proposal; provided, that (i) Parent has complied in all respects with Section 7.3, and (ii) Parent has previously paid (or concurrently with such termination pays to Company) the fee provided for under Section 9.5(b);

          (d)   the Company shall have incurred impairment charges or write downs to the Company's assets since June 30, 2014 in an aggregate amount exceeding the Termination Threshold; or

          (e)   any suit, action or other litigation arising from the Company's operations is filed against the Company (other than any transaction litigation filed in connection with this Agreement and the transactions contemplated hereby) since June 30, 2014 and the damages that could reasonably be expected to result from an adverse judgment in connection with such litigation (other than losses or damages covered by applicable insurance) exceed the Termination Threshold.

        Section 9.5    Effect of Termination.

          (a)   If this Agreement is terminated:

              (i)  by Parent or the Company pursuant to Section 9.2(a) or Section 9.2(b), or by Parent pursuant to Section 9.4(a) , in each case, after the public disclosure of an Acquisition Proposal made in respect of the Company, whether or not contingent (unless such disclosure occurs after the date of the failure to obtain such Company Shareholder Approval pursuant to Section 9.2(b)), and within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement providing for any Acquisition Proposal, or an Acquisition Proposal is consummated by the Company; provided, however, that if either Parent or the Company terminates this Agreement pursuant to Section 9.2(b) at any time after a Company Adverse Recommendation shall have occurred, this Agreement shall be deemed terminated pursuant to Section 9.4(b) for purposes of this Section 9.5;

             (ii)  by Parent pursuant to Section 9.4(b); or

            (iii)  by the Company pursuant to Section 9.3(c);

  then the Company shall pay Parent a fee of $2,000,000.00 in cash by wire transfer to an account designated by Parent; provided, that for purposes of this Section 9.5(a), the references to "20%" in the definition of Acquisition Proposal shall be deemed to be references to "50%." The Company shall cause any such payment required to be paid pursuant to this Section 9.5(a) to be paid to Parent at the time of such termination of this Agreement or, in the case of clause (a)(i), prior to or at the time of entry into such definitive agreement or consummation of such Acquisition Proposal.

          (b)   If this Agreement is terminated:

              (i)  by Parent or the Company pursuant to Section 9.2(a) or Section 9.2(c) or by Company pursuant to Section 9.3(a) , in each case, after the public disclosure of an Acquisition Proposal made in respect of Parent, whether or not contingent (unless such disclosure occurs after the date of the failure to obtain such Parent Shareholder Approval pursuant to Section 9.2(c)), and within 12 months after the termination of this Agreement, Parent or any of its Subsidiaries enters into a definitive agreement providing for any Acquisition Proposal, or an Acquisition Proposal is consummated by Parent; provided, however, that if either Parent or the Company terminates this Agreement pursuant to Section 9.2(c) at any time after a Parent Adverse Recommendation shall have occurred, this Agreement shall be deemed terminated pursuant to Section 9.3(b) for purposes of this Section 9.5;

             (ii)  by the Company pursuant to Section 9.3(b); or

            (iii)  by Parent pursuant to Section 9.4(c);

  then (x) prior to or at the time of entry into such definitive agreement or consummation of such Acquisition Proposal, in the case of clause (b)(i), or (y) prior to or at the time of such termination, in the case of clauses (b)(ii) or (b)(iii), Parent shall pay the Company a fee of $2,000,000.00, in cash by wire transfer to an account designated by the Company; provided, that for purposes of this Section 9.5(b), the references to "20%" in the definition of Acquisition Proposal shall be deemed to be references to "50%."

          (c)   If this Agreement is terminated by:

              (i)  the Company or Parent pursuant to Section 9.2(b) after the public disclosure of an Acquisition Proposal made in respect of the Company, whether or not contingent (unless such disclosure occurs after the date of the failure to obtain such Company Shareholder Approval pursuant to Section 9.2(b)), and within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement providing for any Acquisition Proposal, or an Acquisition Proposal is consummated by the Company;

             (ii)  by the Company pursuant to Section 9.3(c); or

            (iii)  by Parent pursuant to Section 9.4(a), Section 9.4(b), Section 9.4(d) or Section 9.4(e);

  then the Company shall reimburse Parent for its third party costs and expenses in connection with this transaction, up to a maximum of $1,500,000.00.

          (d)   If this Agreement is terminated by:

              (i)  the Company or Parent pursuant to Section 9.2(c) after the public disclosure of an Acquisition Proposal made in respect of Parent, whether or not contingent (unless such disclosure occurs after the date of the failure to obtain such Parent Shareholder Approval pursuant to Section 9.2(c)), and within 12 months after the termination of this Agreement, Parent or any of its Subsidiaries enters into a definitive agreement providing for any Acquisition Proposal, or an Acquisition Proposal is consummated by Parent;

             (ii)  Parent pursuant to Section 9.4(c); or

            (iii)  the Company pursuant Section 9.3(a), Section 9.3(b), Section 9.3(d) or Section 9.3(e);

  then Parent shall reimburse the Company for its third party costs and expenses in connection with this transaction, up to a maximum of $1,500,000.00.

          (e)   In circumstances where Section 9.5(c) or Section 9.5(d) requires a reimbursement of costs and expenses, the reimbursing party shall reimburse the other party for such costs and expenses on the later of (i) the day that is three business days after the date of termination of this Agreement and (ii) the day that is three business days after the delivery of documentation of such costs and expenses. In the event the payment of a fee by the Company is required pursuant to Section 9.5(a)(i) or the payment of a fee by Parent is required pursuant to Section 9.5(b)(i), and such party has already reimbursed Parent or the Company, respectively, for its third party costs and expenses pursuant to Section 9.5(c) or Section 9.5(d), the amount of such costs and expenses so reimbursed will be offset against the fee payable.

          (f)    Each party acknowledges and agrees that the agreements contained in this Section 9.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties hereto would not enter into this Agreement. Each party further acknowledges and agrees that the fee contemplated by this Section 9.5 is not a penalty, but rather liquidated damages in amounts reasonably estimated by the parties to compensate the other party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if the Company or Parent fails to pay the amount due pursuant to this Section 9.5, and, in order to obtain such payment, the other party commences a suit that results in a judgment for a fee payable pursuant to this Section 9.5, such party shall also reimburse the other party's costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of such fee from the date such payment was required to be made until the date of payment at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any payment to be made under this Section 9.5 shall be made by wire transfer of same-day funds.

          (g)   Each party agrees that in the event that a termination fee is paid pursuant to Section 9.5(a) or Section 9.5(b), the payment of such termination fee shall be the sole and exclusive remedy of the party to which such fee is paid, its Subsidiaries and any of its respective shareholders, Affiliates, officers, directors, employees or Representatives (collectively, "Related Persons"), and in no event will the party to which such fee is paid or any of its Related Persons be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (i) any loss suffered as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any Proceedings arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to the Company or Parent, as applicable, such other party shall not have any further liability or obligation to the party that paid such termination fee or any of its Related Persons relating to or arising out of this Agreement or the transactions contemplated hereby.

          (h)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to Section 9.1 through Section 9.4, this Agreement shall forthwith become null and void and all obligations of the parties hereto and their Related Persons shall terminate, except the obligations of the parties pursuant to this Section 9.5, the last sentence of Section 7.6, Section 7.10 and Article X; provided, that, except as provided in Section 9.5(g), nothing herein shall relieve any party from any liability arising out of actual fraud or for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement, and all rights and remedies of the nonbreaching party under this Agreement, at law or in equity, shall be preserved. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

        Section 9.6    Extension; Waiver.     At any time prior to the Effective Time, each party may by action taken by its Board of Directors (or by any duly authorized committee thereof), to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive in whole or in part any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive in whole or in part compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party, shall be deemed to impair any such right, power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

ARTICLE X.

GENERAL PROVISIONS

        Section 10.1    Nonsurvival of Representations, Warranties and Agreements.     All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Article IV and in Sections 3.1, Section 3.2, Section 7.10, Section 7.11, Section 7.14 and this Article X shall survive the Merger. After a representation and warranty has terminated and expired, no claim for damages or other relief may be made or prosecuted through a Proceeding or otherwise by any Person who would have been entitled to that relief on the basis of that representation and warranty prior to its termination and expiration.

        Section 10.2    Notices.     Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

          (a)   if to the Company, to it at:

      Dawson Geophysical Company
      508 West Wall, Suite 800
      Midland, Texas 79701
      Attention: Stephen C. Jumper
      Facsimile: (432) 684-3030

      with a copy, which will not constitute notice for purposes hereof, to:

      Baker Botts L.L.P.
      2001 Ross Avenue, Suite 1100
      Dallas, Texas 75201
      Attention: Neel Lemon
      Facsimile: (214) 661-4954

          (b)   if to Parent or Merger Sub, to it at:

      TGC Industries, Inc.
      101 East Park Blvd., Suite 955
      Plano, Texas 75074
      Attention: Wayne A. Whitener
      Facsimile: (972) 424-3943

      with a copy, which will not constitute notice for purposes hereof, to:

      Haynes and Boone, LLP
      2323 Victory Avenue
      Suite 700
      Dallas, TX 75219
      Attention: Scott Wallace
      Facsimile: (214) 200-0674

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

        Section 10.3    Assignment; Binding Effect; Benefit.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly-owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for (a) the provisions of Section 7.11 and (b) the right of the Company's shareholders to receive the consideration provided for herein after the Closing (a claim with respect to which may not be made unless and until the Closing shall have occurred), nothing in this Agreement, expressed or implied, shall or is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        Section 10.4    Entire Agreement.     This Agreement, the exhibits to this Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto, except that the Confidentiality Agreement shall continue in effect.

        Section 10.5    Amendments.     This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of the Company or Parent, but after any such shareholder approval, no amendment shall be made which by Applicable Law requires the further approval of shareholders without obtaining such further approval. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.

        Section 10.6    Governing Law.     This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

        Section 10.7    Headings.     Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

        Section 10.8    Definitions and Interpretation.     In this Agreement:

          (a)   Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships and vice versa.

          (b)   "Affiliate" means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person; and, as used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of capital stock of that Person, by contract or otherwise.

          (c)   "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, Non-U.S. Antitrust Laws, the Federal Trade Commission Act, as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Applicable Law, including without limitation any antitrust, competition or trade regulation laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

          (d)   "Applicable Law" means any applicable U.S. or non-U.S. law (including common law), rule, regulation, code, judgment, ordinance, governmental determination, order, decree, treaty, convention, governmental certification requirement or other public limitation.

          (e)   "Company IP" means all Intellectual Property used in or material to the business of the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted.

          (f)    "Company Material Adverse Effect" means, with respect to the Company, any Material Adverse Effect.

          (g)   "Contract" means any agreement, arrangement, lease, easement, license, contract, note, mortgage, indenture, commitment, understanding or other legally binding obligation.

          (h)   "Debt" means, with respect to any Person, the outstanding principal amount of, all accrued and unpaid interest on and other payment obligations in respect of, (i) all obligations of such Person for borrowed money or with respect to deposits with such Person or advances to such Person of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, other than trade credit incurred in the ordinary course of business consistent with past practice, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than deferred compensation and post-retirement and other similar benefits), (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all capital lease obligations of such Person, (viii) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (ix) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances and (x) all obligations, contingent or otherwise, of such Person guaranteeing any of the foregoing obligations of any other Person (the "primary obligor") in any manner, whether directly or indirectly.

          (i)    "GAAP" means U.S. generally accepted accounting principles.

          (j)    "Governmental Authority" means any federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission, body, entity or authority or any arbitral tribunal.

          (k)   "Intellectual Property" means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trade secrets, trademarks, service marks, corporate names, business names, brand names, trade names, all other names and slogans embodying business or product goodwill (or both), trade styles or dress, mask works, copyrights, moral rights of authorship, including any rights in designs, works of authorship, technology, inventions, invention disclosures, discoveries, improvements, know-how, program materials, processes, methods, and confidential or proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action, including the right to collect damages, relating to any of the foregoing.

          (l)    "Material Adverse Effect" means, with respect to any party, any change, effect, event, occurrence, state of facts or development or developments which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, properties, assets, liabilities (contingent or otherwise), condition (financial or otherwise), results of operations or prospects of such party and its Subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, except in the case of clause (i) above, for any such change, effect, event, occurrence, state of facts or development that arises or results from (A) changes in general economic, capital market, regulatory or political conditions or changes in Applicable Law or the interpretation thereof that, in any case, do not disproportionately affect such Person relative to other participants in such Person's industry, (B) acts of war or terrorism that do not disproportionately affect such Person in any material respect relative to other participants in such Person's industry, or (C) the announcement or proposed consummation of this Agreement and the transactions contemplated hereby. For purposes of this definition, the parties agree that the industry in which both the Company and Parent operate is the seismic industry.

          (m)  "Parent IP" means all Intellectual Property used in or material to the business of Parent as currently conducted or as currently proposed to be conducted.

          (n)   "Parent Material Adverse Effect" means, with respect to Parent, any Material Adverse Effect.

          (o)   "Permitted Liens" mean, with respect to any Person: (i) Liens for Taxes not yet due and payable; (ii) statutory Liens of lessors; (iii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics and materialmen arising by operation of law in the ordinary course of business; and (iv) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title, none of which interfere with the ordinary conduct of the business of such Person or any Subsidiary of such Person or materially detract from the value or use of the property to which they apply.

          (p)   "Person" means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, limited liability company, unincorporated entity or Governmental Authority.

          (q)   "Proceeding" means any claim, charge, assertion, cause of action, complaint, litigation, controversy, action, suit, arbitration, proceeding or investigation.

          (r)   "Representatives" means, with respect to any Person, such Person's directors, officers, employees or agents or any investment banker, financial advisor, attorney, accountant or other advisor or representative.

          (s)   "Subsidiary," when used with respect to any Person, means any other Person, of which such Person (i) directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization (or if there are no voting interests, a majority of the equity interests or the right to receive more than 50% of the distributions) or (ii) is a general partner or managing member.

          (t)    "Tax" or "Taxes" means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, alternative or add-on minimum, environmental (including taxes under Section 59A of the Code), franchise, unclaimed property, social security (or similar), national insurance contributions, unemployment, employment insurance, registration, value added, goods and services, estimated, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock or windfall profits taxes, customs duties or other taxes, fees, assessments or other governmental charges of any kind whatsoever, and any liability for the foregoing under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by contract, or otherwise, in each case including any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (U.S. or non-U.S.).

          (u)   "Termination Threshold" means, with respect to either the Company or Parent, an amount equal to 10% of such party's net property, plant and equipment on a consolidated pre-tax basis as reported on its balance sheet for the quarter ended on June 30, 2014.

          (v)   This Agreement uses the words "herein," "hereof" and "hereunder" and words of similar import to refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article," "Section," "Schedule" and "Exhibit" refer to Articles and Sections of and Schedules and Exhibits to this Agreement, unless it otherwise specifies. This Agreement uses the word "party" to refer to any original signatory hereto and its permitted successors and assigns under Section 10.3.

          (w)  The phrase "to the knowledge of" and similar phrases relating to knowledge of the Company or Parent, as the case may be, shall mean the collective knowledge, after reasonable investigation, of the individuals listed on Section 10.8 of the Company Disclosure Letter or the Parent Disclosure Letter, respectively.

          (x)   The word "including," and, with correlative meaning, the word "include," means including, without limiting the generality of any description preceding that word, and the words "shall" and "will" are used interchangeably and have the same meaning. The word "or" shall be deemed to mean "and/or."

          (y)   Except as this Agreement otherwise specifies, all references herein to any Applicable Law, including the Code, ERISA, the Exchange Act and the Securities Act, are references to that Applicable Law or any successor Applicable Law, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

        Section 10.9    Severability.     If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that provision will, as to that jurisdiction, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein. If such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        Section 10.10    Enforcement of Agreement.     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or equity. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity or under this Agreement.

        Section 10.11    Consent to Jurisdiction and Venue; Appointment of Agent for Service of Process.     Each of the parties hereto irrevocably and unconditionally confirms and agrees that it shall be subject to the jurisdiction of any state or federal court located in the State of Texas. Each party hereto hereby irrevocably and unconditionally acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

        Section 10.12    No Recourse.     This Agreement may only be enforced against, and any Proceedings that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or Representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby.

        Section 10.13    Counterparts.     This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

[signature page follows]

        The parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DAWSON GEOPHYSICAL COMPANY
By:	/s/ STEPHEN C. JUMPER
	Name:	Stephen C. Jumper
	Title:	President and Chief Executive Officer
TGC INDUSTRIES, INC.
By:	/s/ WAYNE A. WHITENER
	Name:	Wayne A. Whitener
	Title:	President and Chief Executive Officer
RIPTIDE ACQUISITION CORP.
By:	/s/ WAYNE A. WHITENER
	Name:	Wayne A. Whitener
	Title:	President

[Signature page to Agreement and Plan of Merger]

Annex B

October 8, 2014

Board of Directors
Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701

Members of the Board of Directors:

        We understand that TGC Industries, Inc. ("TGC") and Dawson Geophysical Company (the "Company"), propose to enter into the Agreement (defined below) pursuant to which, among other things, (i) a wholly owned subsidiary of TGC ("Merger Sub") will merge with and into the Company, with the Company continuing as the surviving entity, and (ii) each issued and outstanding share of common stock, par value $0.33 1/3 per share, of the Company ("Company Common Stock"), shall be converted into the right to receive 1.760 shares of common stock, par value $0.01 per share, of TGC (the "Exchange Ratio"). The Board of Directors of the Company (the "Board") has requested that Raymond James & Associates, Inc. ("Raymond James") provide an opinion (the "Opinion") to the Board as to fairness, from a financial point of view, of the Exchange Ratio to the holders of the Company Common Stock, other than the Company or TGC or their respective subsidiaries (the "Shareholders").

        In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

  1.
  reviewed the financial terms and conditions as stated in the draft of the Agreement dated as of October 6, 2014 (the "Agreement");

  2.
  reviewed certain information related to the historical, current and future operations, financial condition and prospects of the Company and TGC made available to us by the Company and TGC, including, but not limited to, financial projections prepared by the management of the Company and TGC relating to the Company and TGC for the periods ending December 31, 2014 and 2015, as approved for our use by the Company and TGC (the "Projections");

  3.
  reviewed the Company and TGC's recent public filings and certain other publicly available information regarding the Company and TGC;

  4.
  reviewed financial, operating and other information regarding the Company and TGC and the industry in which they operate;

  5.
  reviewed the financial and operating performance of the Company and TGC and those of other selected public companies that we deemed to be relevant;

  6.
  reviewed the current and historical market prices and trading volume for the Common Shares of the Company and TGC;

  7.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate; and

  8.
  discussed with members of the senior management of the Company and TGC certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry.

        With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company and TGC or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or TGC. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company and TGC, and we have relied upon the Company and TGC to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

        Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of October 7, 2014 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company and TGC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

        We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company and the Board with respect to the proposed Transaction. We did not, however, recommend any specific Exchange Ratio or that any specific consideration constituted the only appropriate consideration for the Transaction. This letter does not express any opinion as to the likely trading range of TGC stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of TGC at that time. Our opinion is limited to the fairness, from a financial point of view, of the Exchange Ratio on the TGC Common Share Transaction Consideration to be received by the holders of the Common Shares of the Company.

        We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax

B-2

advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction.

        In formulating our opinion, we have considered only what we understand to be the shares to be received by the holders of the Company Common Stock pursuant to the Exchange Ratio as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company's officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Company Common Stock or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company's or any other party's security holders or other constituencies vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or TGC or the ability of the Company or TGC to pay their respective obligations when they come due.

        The delivery of this opinion was approved by an opinion committee of Raymond James.

        Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

        In the ordinary course of our business, Raymond James may trade in the securities of the Company and TGC for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or TGC or other participants in the Transaction in the future, for which Raymond James may receive compensation.

        It is understood that this letter is for the information of the Board of Directors of the Company (solely in each director's capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to any shareholder of the Company regarding how said shareholder should vote on the proposed Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be reproduced or used for any other purpose without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

        Based upon and subject to the foregoing, it is our opinion that, as of October 8, 2014, the Exchange Ratio is fair, from a financial point of view, to the Shareholders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

B-3

Annex C

October 8, 2014

Board of Directors
TGC Industries Inc.
101 East Park Boulevard
Suite 955
Plano, TX 75074

Lady and Gentlemen:

        We have acted as your financial advisor in connection with the business combination (the "Transaction") of TGC Industries Inc. ("TGC" or the "Company"), a Texas corporation, and Dawson Geophysical Company ("Dawson"), a Texas corporation. The terms and conditions of the Transaction are set forth in the Agreement and Plan of Merger, dated as of October 8, 2014 (the "Agreement") by and between the Company and Dawson.

        We understand that subject to the terms and conditions in the Agreement, (1) immediately prior to the consummation of the Transaction, the Company will effect a reverse stock split with respect to TGC common stock on a 1 for 3 ratio, (2) a wholly-owned subsidiary of the Company ("Merger Sub") will merge with and into Dawson, with Dawson continuing as the surviving entity, and (3) upon consummation of the merger, each issued and outstanding share of Dawson common stock, par value $0.33 1/3 per share, (other than any Dawson common stock owned by TGC, Merger Sub or Dawson), shall be converted into the right to receive, on a post-reverse stock split basis, 1.76 shares of TGC common stock, par value $0.01 per share, (the "Exchange Ratio"). Pursuant to the Agreement, the Company will pay cash in lieu of issuing fractional shares of TGC common stock in exchange for shares of Dawson common stock. The terms and conditions of the Transaction are more fully set forth in the Agreement. You have requested our opinion as to whether the Exchange Ratio in the Transaction is fair to the Company from a financial point of view.

        In connection with rendering our opinion we have:

  (i)
  reviewed and analyzed certain publicly available financial statements and reports regarding the Company and Dawson;

  (ii)
  reviewed and analyzed certain internal financial statements and other financial and operating data (including financial forecasts for calendar years 2014-2015) concerning the Company and Dawson, prepared by the management of the Company and Dawson, respectively;

  (iii)
  reviewed the reported prices and trading activity for the common shares of the Company and Dawson;

  (iv)
  compared the financial performance of the Company and Dawson and the prices and trading activity of the Company and Dawson common shares with that of certain other publicly-traded companies that we deemed relevant and their securities;

  (v)
  reviewed the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

  (vi)
  reviewed the most recent draft provided to us of the Agreement and related documents;

  (vii)
  discussed with management of the Company and Dawson the operations of and future business prospects for the Company and Dawson, respectively;

  (viii)
  assisted in your deliberations regarding the material terms of the Transaction and your negotiations with Dawson; and

  (ix)
  performed such other analyses and provided such other services as we have deemed appropriate.

        We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and Dawson and of the other information reviewed by us in connection with the preparation of our opinion, and our opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of the Company has assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or any other participant in the Transaction under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or of Dawson. With respect to the financial forecasts prepared by the management of the Company, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the financial results reflected by such projections will be realized as predicted. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.

        As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We serve as financial adviser to the Board of Directors of the Company in connection with the Transaction, and we are entitled to receive from the Company a fee for our services as financial adviser to the Company, a portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our fairness opinion to the Company, which fee is not contingent upon consummation of the Transaction. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter. Stephens expects to pursue future investment banking services assignments from participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction.

        We are not legal, accounting, regulatory or tax experts and have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Company. We are not expressing any opinion herein as to the price at which the Common Shares or any other securities of the Company will trade following the announcement of the Transaction.

C-2

        This opinion is for the use and benefit of the Board of Directors of the Company for the purposes of its evaluation of the Transaction. This opinion is not intended to confer any rights or remedies upon any other person. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to how to vote in connection with the Transaction. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other shareholders of the Company. Our fairness opinion committee has approved the opinion set forth in this letter. Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission, except that this opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company and in any materials required to be filed by the Company with the U.S. Securities and Exchange Commission, provided that this opinion letter is attached thereto in its entirety and that we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications or other materials.

        Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion on the date hereof that the Exchange Ratio in the Transaction is fair to the Company from a financial point of view.

Very truly yours,

/S/

STEPHENS INC.

C-3

Annex D

VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement"), dated as of October 8, 2014, is by and between Dawson Geophysical Company, a Texas corporation (the "Company"), and                        (the "Voting Shareholder").

RECITALS

        A.    Concurrently with the execution and delivery of this Agreement, TGC Industries, Inc., a Texas corporation (the "Parent"), the Company and Riptide Acquisition Corp., a Texas corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, among other things, for (i) Merger Sub to be merged with and into the Company, with the Company continuing as the surviving entity (the "Merger"), and (ii) each issued and outstanding share of common stock, par value $0.33-1/3 per share, of the Company ("Company Common Stock") (other than any Company Common Stock owned by Parent, Merger Sub or the Company or any wholly owned Subsidiary of the Company), to be converted into the right to receive the shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock").

        B.    As of the date hereof, the Voting Shareholder is the Beneficial Owner (as defined below) of the shares of Parent Common Stock set forth opposite the Voting Shareholder's name on Schedule A hereto (all such shares set forth on Schedule A, together with any shares of Parent Common Stock that are hereafter issued to or otherwise acquired or owned by the Voting Shareholder prior to the termination of this Agreement being referred to herein as the "Subject Shares"), which Subject Shares represent [    ]% of the outstanding shares of Parent Common Stock and voting power of the outstanding capital stock of the Parent.

        C.    As a condition to its willingness to enter into the Merger Agreement, the Company has required that the Voting Shareholder, and in order to induce the Company to enter into the Merger Agreement the Voting Shareholder (in the Voting Shareholder's capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

        NOW, THEREFORE, in consideration of premises and the representations, warranties and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        Section 1.    Certain Definitions.     Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

          (a)   "Agreement" shall have the meaning set forth in the preamble.

          (b)   "Beneficially Owned" or "Beneficial Ownership" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act. "Beneficial Owner" shall mean, with respect to any securities, a Person who has Beneficial Ownership of such securities.

          (c)   "Company" shall have the meaning set forth in the recitals.

          (d)   "Company Common Stock" shall have the meaning set forth in the recitals.

          (e)   "Expiration Date" shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated pursuant to its terms, (ii) the date upon which the parties hereto agree to terminate this Agreement, (iii) the occurrence of a Company Adverse Recommendation Change made in accordance with the provisions of Section 7.3(b) of the Merger Agreement and (iv) the Effective Time.

          (f)    "Merger" shall have the meaning set forth in the recitals.

          (g)   "Merger Agreement" shall have the meaning set forth in the recitals.

          (h)   "Merger Sub" shall have the meaning set forth in the recitals.

          (i)    "Parent Common Stock" shall have the meaning set forth in the recitals.

          (j)    "Parent" shall have the meaning set forth in the preamble.

          (k)   "Subject Shares" shall have the meaning set forth in the recitals.

          (l)    "Transfer" shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security, rights relating thereto or the Beneficial Ownership of such security or rights relating thereto, the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "Transfer" shall have a correlative meaning.

          (m)  "Voting Shareholder" shall have the meaning set forth in the preamble.

        Section 2.    No Disposition or Solicitation.

          (a)   Except as set forth in Section 5 of this Agreement, the Voting Shareholder undertakes that the Voting Shareholder shall not (i) Transfer or agree to Transfer any Subject Shares or (ii) grant or agree to grant any proxy or power-of-attorney with respect to any Subject Shares.

          (b)   The Voting Shareholder undertakes that, in his, her or its capacity as a shareholder of the Company, the Voting Shareholder shall not, and shall cause his, her or its investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate, any Acquisition Proposal.

        Section 3.    Voting of Subject Shares.     The Voting Shareholder undertakes that (a) at such time as Parent conducts a meeting of, or otherwise seeks a vote or consent of, its shareholders, the Voting Shareholder shall, or shall cause (or, with respect to any Subject Shares that the Voting Shareholder cannot direct the vote, use reasonable efforts to cause) the holder of record on any applicable record date to, vote the Subject Shares Beneficially Owned by the Voting Shareholder in favor of, or provide a consent with respect to, (i) approval of the issuance of shares of Parent Common Stock in the Merger, (ii) approval of the amendments to the Parent Certificate of Formation to effect the Reverse Stock Split and the Name Change, (iii) approval of any proposal to adjourn or postpone any shareholder meeting to a later date if there are not sufficient votes for the approval of the issuance of shares of Parent Common Stock in the Merger or approval of the amendments to the Parent Certificate of Formation on the date on which such meeting is held, and (iv) any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting or is the subject of any such consent solicitation, and (b) at each meeting of shareholders of Parent and in connection with each consent solicitation, the Voting Shareholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares Beneficially Owned by the Voting Shareholder against, and not provide consents with respect to, (i) any agreement or arrangement related to or in furtherance of any Acquisition Proposal, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Parent or any of its Subsidiaries, (iii) any action, proposal, transaction or agreement that would delay, prevent, frustrate, impede or interfere with the Merger or the other transactions contemplated by the Merger Agreement or result in the failure of any condition set forth in ARTICLE VIII of the Merger Agreement to be satisfied, and (iv) any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent under the Merger Agreement or of the Voting Shareholder under this Agreement.

        Section 4.    Reasonable Efforts to Cooperate.     The Voting Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Prospectus (and, as and to the extent otherwise required by securities laws or the SEC or any other securities authorities, any other documents or communications provided by the Company, Parent or Merger Sub to any Governmental Authority or to securityholders of the Company) of the Voting Shareholder's identity and Beneficial Ownership of Subject Shares and the nature of the Voting Shareholder's commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Parent, a copy of this Agreement. The Voting Shareholder will promptly provide any information reasonably requested by the Company, Parent or Merger Sub for any regulatory application or filing made or approval sought in connection with the Merger or the other transactions contemplated by the Merger Agreement (including filings with the SEC).

        Section 5.    Irrevocable Proxy.     In furtherance of the agreements contained in Section 3 of this Agreement, the Voting Shareholder hereby irrevocably grants to and appoints the Company and each of the executive officers of the Company, in their respective capacities as officers of the Company, as the case may be, and any individual who shall hereafter succeed to any such office of the Company, and each of them individually, the Voting Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Voting Shareholder, to vote all Subject Shares Beneficially Owned by the Voting Shareholder that are outstanding from time to time and that the Voting Shareholder has the power to vote, to grant or withhold a consent or approval in respect of such Subject Shares and to execute and deliver a proxy to vote such Subject Shares, in each case solely to the extent and in the manner specified in Section 3 of this Agreement. The Voting Shareholder represents and warrants to the Company that all proxies heretofore given in respect of the Subject Shares that the Voting Shareholder has the power to vote are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof. The Voting Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given by the Voting Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by the Company and that the irrevocable proxy set forth in this Section 5 is coupled with an interest and, except as set forth in Section 8 hereof, may under no circumstances be revoked. The irrevocable proxy set forth in this Section 5 is executed and intended to be irrevocable in accordance with the provisions of Section 21.369 of the TBOC, subject, however, to automatic termination on the Expiration Date.

        Section 6.    Further Action.     If any further action is necessary or desirable to carry out the purposes of this Agreement, the Voting Shareholder shall take all such action reasonably requested by the Company.

        Section 7.    Representations and Warranties of the Voting Shareholder.     The Voting Shareholder represents and warrants to the Company as follows:

          (a)   The Voting Shareholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform his, her or its obligations hereunder. The Voting Shareholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. The execution, delivery and performance of this Agreement by the Voting Shareholder and the consummation by the Voting Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Voting Shareholder and no further proceedings or actions on the part of the Voting Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          (b)   This Agreement has been duly and validly executed and delivered by the Voting Shareholder and, assuming it has been duly and validly authorized, executed and delivered by the Company, constitutes the valid and binding agreement of the Voting Shareholder, enforceable against the Voting Shareholder in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor's rights generally and (ii) general principles of equity.

          (c)   The Voting Shareholder is the sole Beneficial Owner of his, her or its Subject Shares. The Voting Shareholder has legal, good and marketable title (which may include holding in nominee or "street" name) to all of the Subject Shares Beneficially Owned by the Voting Shareholder (other than Subject Shares held by retirement plans, trusts or the Voting Shareholder's spouse or in a similar fashion), free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement or the restrictions on Transfer under the Securities Act). The Subject Shares listed on Schedule A opposite the Voting Shareholder's name constitute all of the shares of Parent Common Stock Beneficially Owned by the Voting Shareholder as of the date hereof.

          (d)   Except as set forth on Schedule A hereto, the Voting Shareholder has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares Beneficially Owned by the Voting Shareholder. None of the Voting Shareholder's Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.

          (e)   The execution and delivery of this Agreement by the Voting Shareholder does not and the performance of this Agreement by the Voting Shareholder will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which the Voting Shareholder is a party or by which the Voting Shareholder or any of his, her or its properties (including the Subject Shares) is bound, (ii) if the Voting Shareholder is a corporation, partnership, limited liability company, trust or other entity, conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under the Voting Shareholder's constituent documents, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Authority that is binding on the Voting Shareholder or any of his, her or its properties or assets (including the Subject Shares), (iv) constitute a violation by the Voting Shareholder of any law applicable to the Voting Shareholder, except for any violation, conflict or consent in clause (i), (iii) and (iv) as would not reasonably be expected to materially impair the ability of the Voting Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated herein on a timely basis.

          (f)    As of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Voting Shareholder, threatened against or affecting, the Voting Shareholder or any of his, her or its properties or assets (including the Subject Shares) that could reasonably be expected to impair the ability of the Voting Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

          (g)   The Voting Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his, her or its own choosing. The Voting Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Voting Shareholder's execution, delivery and performance of this Agreement.

        Section 8.    Termination.     This Agreement shall terminate automatically, without any notice or other action by any Person, on the Expiration Date; provided, however, nothing set forth in this Section 8 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any material breach of this Agreement.

        Section 9.    Shareholder Capacity.     Notwithstanding anything herein to the contrary, nothing set forth herein shall restrict any officer or director of the Company in the exercise of his or her fiduciary duties as an officer or director of the Company, but such officer or director shall take no action that would cause the Company to breach the Merger Agreement or any agreements contemplated thereby.

        Section 10.    Miscellaneous.

          (a)    Notices.    Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

            (i)  if to the Company, to it at:

      Dawson Geophysical Company
      508 West Wall, Suite 800
      Midland, Texas 79701
      Attention: Stephen C. Jumper
      Facsimile: (432) 684-3030

      with a copy, which will not constitute notice for purposes hereof, to:

      Baker Botts L.L.P.
      2001 Ross Avenue
      Dallas, Texas 75201
      Attention: Neel Lemon
      Facsimile: (214) 661-4954

    and

           (ii)  if to the Voting Shareholder, to his, her or its address set forth on a signature page hereto with a copy, which will not constitute notice for purposes hereof, to:

      Haynes and Boone, LLP
      2323 Victory Avenue, Suite 700
      Dallas, Texas 75219
      Attention: Scott Wallace
      Facsimile: (214) 200-0674

  or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

          (b)    Assignment; Binding Effect; Benefit.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Company may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, shall or is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (c)    Entire Agreement.    This Agreement, Schedule A hereto and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

          (d)    Amendments.    This Agreement may be amended by the parties hereto in any and all respects. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.

          (e)    Extension; Waiver.    At any time prior to the Expiration Date, each party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive in whole or in part any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive in whole or in part compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party, shall be deemed to impair any such right, power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          (f)    Governing Law.    This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

          (g)    Headings.    Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

          (h)    Severability.    If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that provision will, as to that jurisdiction, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein. If such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          (i)    Enforcement of Agreement.    The parties hereto agree that the Company would be irreparably damaged in the event that the Voting Shareholder fails to perform any of its obligations under this Agreement in accordance with its specific terms of this Agreement and that the Company would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that the Company shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or equity. The parties accordingly agree that the Company will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the Company is entitled at law or in equity or under this Agreement.

          (j)    Consent to Jurisdiction and Venue; WAIVER OF JURY TRIAL.    To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in a state or federal court located in the State of Texas and not in any other state or federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of Texas for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(a)or any other manner as may be permitted by law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

          (k)    Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          (l)    No Presumption.    This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting of causing any instrument to be drafted.

[signature pages follow]

        The parties hereto have executed this Voting Agreement as of the date first written above.

DAWSON GEOPHYSICAL COMPANY
By:
Name:
Title:

[SHAREHOLDER]
By:
Name:
Address:

 Schedule A

Name	Number of Shares

Annex E

VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement"), dated as of October 8, 2014, is by and among TGC Industries, Inc., a Texas corporation ("Parent"), and each of the individuals or entities listed on a signature page hereto (each, a "Voting Shareholder" and collectively, the "Voting Shareholders").

RECITALS

        A.    Concurrently with the execution and delivery of this Agreement, Parent, Dawson Geophysical Company, a Texas corporation (the "Company"), and Riptide Acquisition Corp., a Texas corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, among other things, for (i) Merger Sub to be merged with and into the Company, with the Company continuing as the surviving entity (the "Merger"), and (ii) each issued and outstanding share of common stock, par value $0.33-1/3 per share, of the Company ("Company Common Stock") (other than any Company Common Stock owned by Parent, Merger Sub or the Company or any wholly owned Subsidiary of the Company), to be converted into the right to receive the shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock").

        B.    As of the date hereof, each Voting Shareholder is the Beneficial Owner (as defined below) of the shares of Company Common Stock set forth opposite such Voting Shareholder's name on Schedule A hereto (all such shares set forth on Schedule A, together with any shares of Company Common Stock that are hereafter issued to or otherwise acquired or owned by any Voting Shareholder prior to the termination of this Agreement being referred to herein as the "Subject Shares"), which Subject Shares represent 2.40% of the outstanding shares of Company Common Stock and voting power of the outstanding capital stock of Parent.

        C.    As a condition to its willingness to enter into the Merger Agreement, Parent has required that each Voting Shareholder, and in order to induce Parent to enter into the Merger Agreement each Voting Shareholder (in such Voting Shareholder's capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

        NOW, THEREFORE, in consideration of premises and the representations, warranties and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        Section 1.    Certain Definitions.     Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

          (a)   "Agreement" shall have the meaning set forth in the preamble.

          (b)   "Beneficially Owned" or "Beneficial Ownership" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act. "Beneficial Owner" shall mean, with respect to any securities, a Person who has Beneficial Ownership of such securities.

          (c)   "Company" shall have the meaning set forth in the recitals.

          (d)   "Company Common Stock" shall have the meaning set forth in the recitals.

          (e)   "Expiration Date" shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated pursuant to its terms, (ii) the date upon which the parties hereto agree to terminate this Agreement, (iii) the occurrence of a Parent Adverse Recommendation Change made in accordance with the provisions of Section 7.3(b) of the Merger Agreement and (iv) the Effective Time.

          (f)    "Merger" shall have the meaning set forth in the recitals.

          (g)   "Merger Agreement" shall have the meaning set forth in the recitals.

          (h)   "Merger Sub" shall have the meaning set forth in the recitals.

          (i)    "Parent Common Stock" shall have the meaning set forth in the recitals.

          (j)    "Parent" shall have the meaning set forth in the preamble.

          (k)   "Subject Shares" shall have the meaning set forth in the recitals.

          (l)    "Transfer" shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security, rights relating thereto or the Beneficial Ownership of such security or rights relating thereto, the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, "Transfer" shall have a correlative meaning.

          (m)  "Voting Shareholder" shall have the meaning set forth in the preamble.

        Section 2.    No Disposition or Solicitation.

          (a)   Except as set forth in Section 5 of this Agreement, each Voting Shareholder undertakes that such Voting Shareholder shall not (i) Transfer or agree to Transfer any Subject Shares or (ii) grant or agree to grant any proxy or power-of-attorney with respect to any Subject Shares.

          (b)   Each Voting Shareholder undertakes that, in his, her or its capacity as a shareholder of Parent, such Voting Shareholder shall not, and shall cause his, her or its investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate, any Acquisition Proposal.

        Section 3.    Voting of Subject Shares.     Each Voting Shareholder undertakes that (a) at such time as the Company conducts a meeting of, or otherwise seeks a vote or consent of, its shareholders, each Voting Shareholder shall, or shall cause (or, with respect to any Subject Shares that the Voting Shareholder cannot direct the vote, use reasonable efforts to cause) the holder of record on any applicable record date to, vote the Subject Shares Beneficially Owned by such Voting Shareholder in favor of, or provide a consent with respect to, (i) approval and adoption of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement, (ii) approval of any proposal to adjourn or postpone any shareholder meeting to a later date if there are not sufficient votes for the approval and adoption of the Merger Agreement on the date on which such meeting is held, and (iii) any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting or is the subject of any such consent solicitation, and (b) at each meeting of shareholders of the Company and in connection with each consent solicitation, such Voting Shareholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares Beneficially Owned by such Voting Shareholder against, and not provide consents with respect to, (i) any agreement or arrangement related to or in furtherance of any Acquisition Proposal, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, (iii) any action, proposal, transaction or agreement that would delay, prevent, frustrate, impede or interfere with the Merger or the other transactions contemplated by the Merger Agreement or result in the failure of any condition set forth in ARTICLE VIII of the Merger Agreement to be satisfied, and (iv) any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or of such Voting Shareholder under this Agreement.

        Section 4.    Reasonable Efforts to Cooperate.     Each Voting Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Prospectus (and, as and to the extent otherwise required by securities laws or the SEC or any other securities authorities, any other documents or communications provided by the Company, Parent or Merger Sub to any Governmental Authority or to securityholders of Parent) of such Voting Shareholder's identity and Beneficial Ownership of Subject Shares and the nature of such Voting Shareholder's commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Parent, a copy of this Agreement. Each Voting Shareholder will promptly provide any information reasonably requested by the Company, Parent or Merger Sub for any regulatory application or filing made or approval sought in connection with the Merger or the other transactions contemplated by the Merger Agreement (including filings with the SEC).

        Section 5.    Irrevocable Proxy.     In furtherance of the agreements contained in Section 3 of this Agreement, each Voting Shareholder hereby irrevocably grants to and appoints Parent and each of the executive officers of Parent, in their respective capacities as officers of Parent, as the case may be, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Voting Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Voting Shareholder, to vote all Subject Shares Beneficially Owned by such Voting Shareholder that are outstanding from time to time and that the Voting Shareholder has the power to vote, to grant or withhold a consent or approval in respect of such Subject Shares and to execute and deliver a proxy to vote such Subject Shares, in each case solely to the extent and in the manner specified in Section 3 of this Agreement. Each Voting Shareholder represents and warrants to Parent that all proxies heretofore given in respect of the Subject Shares that the Voting Shareholder has the power to vote are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof. Each Voting Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given by such Voting Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and that the irrevocable proxy set forth in this Section 5 is coupled with an interest and, except as set forth in Section 8 hereof, may under no circumstances be revoked. The irrevocable proxy set forth in this Section 5 is executed and intended to be irrevocable in accordance with the provisions of Section 21.369 of the TBOC, subject, however, to automatic termination on the Expiration Date.

        Section 6.    Further Action.     If any further action is necessary or desirable to carry out the purposes of this Agreement, each Voting Shareholder shall take all such action reasonably requested by Parent.

        Section 7.    Representations and Warranties of the Voting Shareholders.     Each Voting Shareholder represents and warrants to Parent as to such Voting Shareholder, severally and not jointly, as follows:

          (a)   Such Voting Shareholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform his, her or its obligations hereunder. Such Voting Shareholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. The execution, delivery and performance of this Agreement by such Voting Shareholder and the consummation by such Voting Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Voting Shareholder and no further proceedings or actions on the part of such Voting Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          (b)   This Agreement has been duly and validly executed and delivered by such Voting Shareholder and, assuming it has been duly and validly authorized, executed and delivered by Parent, constitutes the valid and binding agreement of such Voting Shareholder, enforceable against such Voting Shareholder in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor's rights generally and (ii) general principles of equity.

          (c)   Such Voting Shareholder is the sole Beneficial Owner of his, her or its Subject Shares. Such Voting Shareholder has legal, good and marketable title (which may include holding in nominee or "street" name) to all of the Subject Shares Beneficially Owned by such Voting Shareholder (other than Subject Shares held by retirement plans, trusts or the Voting Shareholder's spouse or in a similar fashion), free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement or the restrictions on Transfer under the Securities Act). The Subject Shares listed on Schedule A opposite such Voting Shareholder's name constitute all of the shares of Company Common Stock Beneficially Owned by such Voting Shareholder as of the date hereof.

          (d)   Except as set forth on Schedule A hereto, such Voting Shareholder has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares Beneficially Owned by such Voting Shareholder. None of such Voting Shareholder's Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.

          (e)   The execution and delivery of this Agreement by such Voting Shareholder does not and the performance of this Agreement by such Voting Shareholder will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which such Voting Shareholder is a party or by which such Voting Shareholder or any of his, her or its properties (including the Subject Shares) is bound, (ii) if such Voting Shareholder is a corporation, partnership, limited liability company, trust or other entity, conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under such Voting Shareholder's constituent documents, (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Authority that is binding on such Voting Shareholder or any of his, her or its properties or assets (including the Subject Shares), (iv) constitute a violation by such Voting Shareholder of any law applicable to such Voting Shareholder, except for any violation, conflict or consent in clause (i), (iii) and (iv) as would not reasonably be expected to materially impair the ability of such Voting Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated herein on a timely basis.

          (f)    As of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of such Voting Shareholder, threatened against or affecting, such Voting Shareholder or any of his, her or its properties or assets (including the Subject Shares) that could reasonably be expected to impair the ability of such Voting Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

          (g)   Such Voting Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his, her or its own choosing. Such Voting Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Voting Shareholder's execution, delivery and performance of this Agreement.

        Section 8.    Termination.     This Agreement shall terminate automatically, without any notice or other action by any Person, on the Expiration Date; provided, however, nothing set forth in this

Section 8 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any material breach of this Agreement.

        Section 9.    Shareholder Capacity.     Notwithstanding anything herein to the contrary, nothing set forth herein shall restrict any officer or director of Parent in the exercise of his or her fiduciary duties as an officer or director of Parent, but such officer or director shall take no action that would cause Parent to breach the Merger Agreement or any agreements contemplated thereby.

        Section 10.    Miscellaneous.

          (a)    Notices.    Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

            (i)  if to Parent, to it at:

      TGC Industries, Inc.
      101 East Park Blvd., Suite 955
      Plano, Texas 75074
      Attention: Wayne A. Whitener
      Facsimile:

      with a copy, which will not constitute notice for purposes hereof, to:

      Haynes and Boone, LLP
      2323 Victory Avenue, Suite 700
      Dallas, Texas 75219
      Attention: Scott Wallace
      Facsimile: (214) 200-0674

    and

           (ii)  if to a Voting Shareholder, to his, her or its address set forth on a signature page hereto with a copy, which will not constitute notice for purposes hereof, to:

      Baker Botts L.L.P.
      2001 Ross Avenue
      Dallas, Texas 75201
      Attention: Neel Lemon
      Facsimile: (214) 661-4954

  or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

          (b)    Assignment; Binding Effect; Benefit.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, shall or is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (c)    Entire Agreement.    This Agreement, Schedule A hereto and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

          (d)    Amendments.    This Agreement may be amended by the parties hereto in any and all respects. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.

          (e)    Extension; Waiver.    At any time prior to the Expiration Date, each party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive in whole or in part any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive in whole or in part compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party, shall be deemed to impair any such right, power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          (f)    Governing Law.    This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.

          (g)    Headings.    Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

          (h)    Severability.    If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that provision will, as to that jurisdiction, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein. If such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          (i)    Enforcement of Agreement.    The parties hereto agree that Parent would be irreparably damaged in the event that any Voting Shareholder fails to perform any of its obligations under this Agreement in accordance with its specific terms of this Agreement and that Parent would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that Parent shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or equity. The parties accordingly agree that Parent will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent is entitled at law or in equity or under this Agreement.

          (j)    Consent to Jurisdiction and Venue; WAIVER OF JURY TRIAL.    To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in a state or federal court located in the State of Texas and not in any other state or federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of Texas for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 (a) or any other manner as may be permitted by law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

          (k)    Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          (l)    No Presumption.    This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting of causing any instrument to be drafted.

          (m)    Obligations.    The obligations of each Voting Shareholder under this Agreement are several and not joint, and no Voting Shareholder shall have any liability or obligation under this Agreement for any breach hereunder by any other Voting Shareholder.

[signature pages follow]

        The parties hereto have executed this Voting Agreement as of the date first written above.

TGC INDUSTRIES, INC.
By:
Name:
Title:

[Voting Agreement—Company Signature Page]

[Voting Shareholder Signature Page Begins on Next Page]

[SHAREHOLDER]
By:
Name:
Address:

[Voting Agreement—Voting Shareholder Signature Page]

 Schedule A

Name	Number of Shares

Annex F

EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement") is by and between TGC Industries, Inc., a Texas corporation (the "Company"), and                                        (the "Executive").The Company and the Executive are hereinafter collectively referred to as the "Parties."

RECITALS

        WHEREAS, this Agreement is being delivered in connection with that certain Agreement and Plan of Merger, dated as of October 8, 2014, among Dawson Geophysical Company, a Texas corporation ("Dawson"), the Company and Riptide Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), as the same may be amended from time to time pursuant to its terms (the "Merger Agreement").

        WHEREAS, the effective date of this Agreement is the Closing Date (as defined in the Merger Agreement) (the "Effective Date"). If the Closing Date (as defined in the Merger Agreement) shall not occur, this Agreement shall be null and void ab initio and of no further force and effect.

        WHEREAS, the Company desires to employ the Executive on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive desires to be employed by the Company on such terms and conditions and for such consideration;

AGREEMENT

        NOW, THEREFORE, for good and valuable consideration and in further consideration of the mutual covenants and agreements contained herein, the Parties hereby covenant and agree as follows:

1.    Definitions

        For purposes of this Agreement, the following definitions shall apply:

  (a)
  "Board" shall mean the Board of Directors of the Company.

  (b)
  "Cause" shall mean any of the following conduct by the Executive: (A) fraud, embezzlement, misappropriation of funds, willful or intentional misconduct or gross negligence in connection with the business of the Company or its affiliates; (B) commission or conviction of any felony or of any misdemeanor involving theft or moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (C) acts of intentional dishonesty that adversely affect or could reasonably be expected to adversely affect the Company or its affiliates in any material respect; (D) failure to adhere in all material respects to published corporate codes, policies or procedures of the Company; (E) the Executive's excess absenteeism, willful or persistent neglect of, or abandonment of his duties (other than due to illness or any other physical condition that could reasonably be expected to result in Disability); or (F) material breach by the Executive of any contract entered into between the Executive and the Company or an affiliate of the Company, including this Agreement.

    Notwithstanding any provision in any equity compensation plan maintained by the Company ("Stock Plan") or any award agreement thereunder that is between the Company and the Executive and that is otherwise in effect as of the Effective Date ("Covered Award"), the foregoing definition of Cause shall apply with respect to such Covered Awards, and the parties agree that the application of such definition shall constitute an amendment to such Covered Awards for purposes of such Stock Plan and such Covered Awards. To the extent necessary, the Company agrees to take such action as shall be necessary to modify any such Covered Award in order to conform to the foregoing.

  (c)
  "Change of Control" means

              (i)  any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power of the Company's then outstanding securities;

             (ii)  the individuals who were members of the Board of Directors of the Company (the "Board") immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following such election unless a majority of the new members of the Board were recommended or approved by majority vote of the members of the Board immediately prior to such shareholder meeting;

            (iii)  the Company shall have merged into or consolidated with another corporation, or merged another corporation into the Company, on a basis whereby less than fifty percent (50%) of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to such merger or consolidation; or

            (iv)  the Company shall have sold, transferred or exchanged all, or substantially all, of its assets to another corporation or other entity or person.

    Notwithstanding the foregoing, no event or condition shall constitute a Change of Control to the extent that the event or condition would result in the imposition of an applicable tax under Section 409A of the Code.

  (d)
  "Confidential Information" is defined as information the Executive learns as a consequence of or through employment by the Company (including information conceived, originated, discovered, or developed by the Executive), not generally known in the trade or industry and not freely available to persons not employed by the Company, about the Company's products, services, processes, and business operating procedures, or those of any organization to whom the Company is bound by contract, including, but not limited to, trade secrets and information relating to research, development, inventions, equipment, services, distribution, manufacturing, purchasing, marketing, customer lists, financial data, engineering, business opportunities or ventures and information relating to the analysis, computation and estimation of the physical properties of three dimensional porous media. For clarity, Confidential Information shall include all information generated by the Executive that is derived from, contains, reflects or incorporates the information provided as Confidential Information.

  (e)
  "Disability" means illness or other incapacity which prevents the Executive from continuing to perform the duties of his job for a period of more than three months.

  (f)
  "Good Reason" means without the written consent of Executive: (A) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities, or any other action by Employer which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive; (B) any material reduction in the amount or type of compensation and benefits paid to the Executive, as described in Sections 4 and 5; (C) the Company requiring the Executive to be based at any office or location other than facilities within 50 miles of the Executive's office or location immediately prior to the Effective Date; (D) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement or (E) material breach by the Company of this Agreement.

  (g)
  "Work Product" is defined as all inventions, ideas, and discoveries (whether patentable or not), designs, products, processes, procedures, methods, developments, formulae, techniques,

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    analyses, drawings, notes, documents, information, materials, improvements and all other developments, whether tangible or intangible, including, but not limited to, computer programs and related documentation, and all intellectual property rights therein, made, conceived, developed, or prepared, in whole or in part, by the Executive during the Term, alone or with others, whether or not during work hours or on the Company's premises, which are (a) within the scope of business operations of the Company, or a reasonable or contemplated expansion thereof, (b) related to any Company work or project, present, past or contemplated, (c) created with the aid of the Company's materials, equipment or personnel, or (d) based upon information to which the Executive has access as a result of or in connection with his employment with the Company.

2.    Employment

        (a)    Employment by the Company.     The Company hereby employs the Executive in the capacity of                                        , and the Executive hereby accepts such employment, upon the terms and conditions of this Agreement.

        (b)    Duties.    The Executive shall devote the Executive's best efforts to the performance of the Executive's duties in accordance with all policies and procedures of the Company. The Executive agrees that, during the Term (as defined below), the Executive shall devote all of the Executive's working time, attention, knowledge and skill to the business and interests of the Company (including its subsidiaries). The Executive will not, without the express written consent of the Board, engage in any employment or business activity other than for the Company (including its subsidiaries), including but not limited to employment or business activity which is competitive with, or would otherwise conflict with, his employment by the Company. The foregoing shall not preclude the Executive from managing private investments, participating in industry and/or trade groups, engaging in volunteer civic, charitable or religious activities, serving on boards of directors of charitable not-for-profit entities or, with the consent of the Board, serving on board of directors of other entities, in each case as long as such activities, individually or in the aggregate, do not materially interfere or conflict with Employee's responsibilities to the Company.

        (c)    The Executive's Ability to Perform.     The Executive represents and warrants that with respect to the Executive's employment or services for the Company, the Executive is not under any obligation, contractual or otherwise, to any other person or entity which would preclude the Executive from entering into this Agreement or performing the terms hereof or permit any other person or entity to obtain substantial damages in connection with the Executive's employment by the Company.

3.    Term

  (a)
  The term of the Executive's employment pursuant to this Agreement (the "Term") shall begin on the Effective Date and shall terminate at the close of business on the [third anniversary] of the Effective Date; provided, however, that on each anniversary date of the Effective Date, the Term of this Agreement shall be extended by one calendar year so that the Term will be a [rolling three year period] on each anniversary of the Effective Date, unless not less than 60 days prior to any such anniversary date either the Company or the Executive provides written notice of the intent not to so extend this Agreement, in which case this Agreement and the employment of Executive hereunder shall automatically expire at the end of the then remaining Term. Notwithstanding the terms of this Section 3, the Executive's employment shall be at all times subject to earlier termination in accordance with Section 6 and the other terms, provisions and conditions set forth in this Agreement.

4.    Compensation

        In consideration of the services to be rendered by the Executive pursuant to this Agreement, including without limitation any services that may be rendered by the Executive as an officer, director,

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manager or member of any committee of the Company or any of its subsidiaries or affiliates, the Executive shall receive the following compensation and benefits:

        (a)    Base Salary.     The Company shall pay the Executive a base salary of $            if annualized (the "Base Salary"), which shall be earned and payable in accordance with the Company's usual payroll practices. The Base Salary may be reviewed annually by the Company, and may be adjusted in the Board's sole discretion.

        (b)    Bonus.     In addition to the Base Salary, the Executive may be awarded, at the discretion of the Board for any fiscal year ending during the Term, a bonus. Participation in any bonus, profit sharing or other plan measured shall be at the sole discretion of the Board. To the extent the Executive is entitled to receive a cash bonus payment pursuant to the terms of such plan, any such bonus shall be paid in a lump sum payment by March 15 of the year following the year in which the bonus is earned.

5.    Benefits

        (a)    Reimbursed Expenses.     Reasonable expenses actually incurred by the Executive in direct conduct of the Company's business shall be reimbursed to the Executive to the extent they are reimbursable under the established policies of the Company. Any such reimbursement of expenses shall be made by the Company in accordance with its established policies (but in any event not later than the close of the Executive's taxable year following the taxable year in which the expense is incurred by the Executive and the Executive's right to reimbursement shall not be subject to liquidation or exchange for another benefit).

        (b)    Benefits.     During the Term, the Executive and where applicable the Executive's spouse and dependents shall be eligible to participate in the same benefit plans or fringe benefit policies, other than severance programs, such as health, dental, life insurance, vision, and 401(k), as are offered to members of the Company's executive management, subject to applicable eligibility requirements and the terms and conditions of all plans and policies.

        (c)    Vacation, Holidays and Paid Time Off.     During the Term, the Executive shall be entitled to paid vacation, holidays, sick leave, or other paid time off in accordance with the most favorable plans, policies, programs and practices of the Company then in effect for its executives.

        (d)    Automobile.     During the Term, the Company shall provide the Executive an automobile commensurate with the Executive's position with the Company and otherwise consistent with past practice. The Company shall for all fuel, insurance, maintenance, repair and all other reasonable costs associated with such automobile. The Executive may use the automobile for personal use.

6.    Termination of Employment

        (a)    Termination of Employment.     The Executive's employment with the Company may be terminated as follows (it being understood and agreed that a party's determination not to renew the Term of this Agreement shall not constitute termination under any provision of this Section 6):

          (i)    Termination by the Company for Cause.    The Company may terminate the Executive's employment for Cause after providing the Executive with written notice of the Company's intent to terminate the Executive's employment and the reason(s) therefor. The Executive will have 30 days in which to cure the reason(s) provided by the Company. At the end of such 30-day period, if the Executive has not cured the Cause specified in the written notice as the reason for such termination, then the Executive's employment with the Company shall terminate as of the date provided in such notice of termination.

          (ii)    Termination by the Company Without Cause.    The Company may, on written notice to the Executive, terminate the Executive's employment other than for Cause or for no reason, in which

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  event both this Agreement and the Executive's employment with the Company shall terminate 30 days after the date of delivery of such notice of termination.

          (iii)    Termination by the Executive Without Good Reason.    The Executive may, on written notice to the Company, terminate the Executive's employment at any time and for any reason, in which event both this Agreement and the Executive's employment with the Company shall terminate on a date specified by the Executive in such notice of termination, which date shall be at least 30 days after the date of delivery of such notice of termination to the Company.

          (iv)    Termination by the Executive for Good Reason.    The Executive may terminate the Executive's employment for Good Reason after providing the Company with written notice of the Executive's intent to terminate the Executive's employment and the reason(s) therefor. The Company will have 30 days in which to cure the reason(s) provided by the Executive. At the end of such 30-day period, if the Company has not cured the Good Reason specified in the written notice as the reason for such termination, then the Executive's employment will terminate following a reasonable transition period not to exceed 30 days specified by the Company in written notice to the Executive.

          (v)    Termination upon Death.    The Executive's date of death shall constitute termination of employment and all rights to further compensation or benefits, including bonuses, shall cease as of that date, except as expressly set forth in this Agreement.

          (vi)    Termination upon Disability.    If the Executive becomes Disabled, the Company may, but shall not be required to, by written notice to the Executive, terminate the Executive's employment with the Company, in which event this Agreement shall terminate 30 days after the date upon which the Company shall have given notice the Executive of its intention to terminate the Executive's employment because of Disability.

        (b)    Effect of Termination.

          (i)    Payment Upon Termination for any Reason.    In the case of a termination of the Executive's employment with the Company pursuant to any provision of Section 6(a), the Company shall pay to the Executive (or, in the case of death, the Executive's estate) (A) all Base Salary that has accrued and not been paid as of the effective date of termination in accordance with the Company's customary payroll schedule for salaried executives and (B) any employment or other benefits in accordance with the terms of any applicable benefit arrangements, including any equity award agreements, and applicable law, it being understood that any other rights and benefits of the Executive hereunder shall terminate upon such termination, except for (1) any right of the Executive or his dependents to continue benefits pursuant to applicable law, (2) any rights that the Executive may have under Section 6(b)(ii), Section 6(b)(iii) or Section 6(b)(iv).

          (ii)    Payment Upon Termination by the Company Without Cause or by the Executive for Good Reason.    Subject to the provisions set forth in Section 6(b)(vii) and Section 12(j), in the case of a termination pursuant to Sections 6(a)(ii) and 6(a)(iv) (but not any other applicable termination provisions of this Agreement), following the Executive's execution and delivery (without subsequent revocation) of a release, in a form reasonably satisfactory to the Company, of all claims against the Company arising from or associated with the Executive's employment other than claims for the breach of the Company's obligations enumerated in this Agreement, (i) the Executive shall be entitled to severance payments, commencing on the first regular payroll date after the 60th day following the applicable termination date (or date of separation from service for purposes of Section 409A, as applicable) (the "Commencement Date"), in an aggregate amount equal to the amount of the Executive's then-current Base Salary that would have been payable to the Executive had the Executive remained employed by the Company for the remainder of the then applicable Term, payable in equal bi-weekly payments in accordance with the Company's payroll practices

F-5

  through the applicable Term, (ii) all Covered Awards shall become automatically fully vested and exercisable, as the case may be, (iii) the Executive shall be entitled to a lump sum payment on the Commencement Date equal to the cost to the Executive to extend his or her then-current group health plan benefits under COBRA (i.e., the health, dental and/or vision benefits as elected by the Executive under the Company's group health plan(s) as of the time of such termination) for 18 months following the date of termination (the "COBRA Benefit"), and (iv) the Executive shall be entitled to a lump sum payment on the Commencement Date equal to the bonus (which bonus shall be deemed to be earned at its target level), if any, pursuant to the Company's Annual Incentive Plan or similar arrangement that the Executive was eligible to earn during the calendar year or fiscal year, as applicable, of his or her termination, which amount shall be prorated to reflect the portion of such year during which the Executive was employed by the Company (the "Prorated Bonus"). For the avoidance of doubt, the parties agree that the vesting and exercisability (as applicable) of the Covered Awards pursuant to clause (ii) above upon a termination described herein shall, to the extent required to give effect to such clause (ii), constitute an amendment to such Covered Awards and the related Stock Plan with respect to the Executive but no other person. Additionally, if, at the time of termination, Company was providing an automobile to the Executive, then, for a consideration of Ten Dollars ($10.00) cash paid by the Executive to the Company, the following shall apply: (i) if Company owned the automobile, the Company shall transfer the title (free and clear of any liens or other encumbrances) to the Executive (along with any insurance coverage if assignable); and (ii) if the Company was leasing such automobile, the Company shall assign to employee all of its right, title, and interest in and to such lease. Such transfer or assignment shall be completed by the Company not later than two and one-half (2 1/2) months after the end of the calendar year in which the Executive's employment terminates. THE EXECUTIVE ACKNOWLEDGES THAT THE DIFFERENCE IN THE FAIR MARKET VALUE OF THE AUTOMOBILE ON THE DATE OF TRANSFER OVER THE CONSIDERATION PAID BY THE EXECUTIVE SHALL BE TAXABLE TO THE EXECUTIVE AS COMPENSATION INCOME AND BE SUBJECT TO EMPLOYMENT TAX WITHHOLDING REQUIREMENTS.

          (iii)    Payment Upon Termination Following a Change of Control.    Subject to the provisions set forth in Section 6(b)(vii) and Section 12(j), if, in the 12-month period immediately following a Change of Control, there is a termination of the Executive pursuant to Sections 6(a)(ii) or 6(a)(iv) (but not for any other applicable termination provisions of this Agreement), following the Executive's execution and return of a release, in a form reasonably satisfactory to the Company, of all claims against the Company arising from or associated with the Executive's employment other than claims for the breach of the Company's obligations enumerated in this Agreement, in addition to the severance payments and other benefits provided in Section 6(b)(ii), (i) the Executive shall be entitled to severance payments, commencing on the Commencement Date, in an aggregate amount equal to the amount of the Executive's then-current Base Salary that would have been payable to the Executive had the Executive remained employed by the Company for the remainder of the then applicable Term, payable in equal bi-weekly payments in accordance with the Company's payroll practices through the applicable Term, (ii) all Covered Awards shall become automatically fully vested and exercisable, as the case may be, and (iii) the Executive shall be entitled to the COBRA Benefit and the Prorated Bonus, if applicable on the Commencement Date. For the avoidance of doubt, if this Section 6b(iii) applies, then the Executive shall receive an amount equal to 2x his then-current Base Salary that would have been payable to the Executive had the Executive remained employed by the Company for the remainder of the then applicable Term), 2x the COBRA Benefit and 2x the Prorated Bonus.

          (iv)    Payment Upon Termination Following Disability of Executive.    In the case of a termination pursuant to Section 6(a)(vi) (but not any other applicable termination provisions of this Agreement), (i) the Executive shall be entitled to periodic severance payments, commencing on the

F-6

  Commencement Date, in an aggregate amount equal to the continuation of the Executive's then-current Base Salary that would have been payable to the Executive on each regular payroll date had the Executive remained employed by the Company for six months from the date of termination, (ii) all Covered Awards shall become automatically fully vested and exercisable, as the case may be, and (iii) the Executive shall be entitled to the COBRA Benefit and the Prorated Bonus, if applicable on the Commencement Date. For the avoidance of doubt, the parties agree that the vesting and exercisability (as applicable) of such Covered Awards pursuant to clause (ii) above upon a termination described herein shall, to the extent required to give effect to such clause (ii), constitute an amendment to such Covered Awards and the related Stock Plan with respect to the Executive but no other person.

          (v)    Return of Company Property.    Upon termination of the Executive's employment with the Company, the Executive (or, in the event of death, the Executive's estate) shall promptly deliver to the Company all of the Company's property in the Executive's possession or under the Executive's control or related to the Company's business, including but not limited to any vehicle, keys, records, notes, books, maps, plans, data, memoranda, models, electronically recorded data or software, and any computers, mobile phones and other equipment (including any of the foregoing reflecting or containing any information relating to any assets or projects in which the Company has any direct or indirect interest), and all other Confidential Information (as defined below), and shall retain no copies or duplicates of any such property or Confidential Information.

          (vi)    Defense of Claims.    The Executive agrees that, upon the request of the Company, the Executive will reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that relate to the Executive's areas of responsibility during the Executive's employment with the Company, except if the Executive's reasonable interests are adverse to the Company or its affiliate(s), as applicable, in such claim or action. The Company agrees to reimburse the Executive for all of Employee's reasonable travel and other direct expenses in accordance with Section 5(a) incurred, or to be reasonably incurred, to comply with the Executive's obligations under this Section; provided, Executive provides reasonable documentation of same.

          (vii)    Certain Excess Payments.

    A.
    If the payments and benefits provided to the Executive under this Agreement or under any other agreement with, or plan of, the Company or any person or entity which is a party to a transaction involving the Company or its affiliates ("Total Payments") (i) constitute a "parachute payment" as defined in Section 280G of the Code and exceed three times the "base amount" as defined under Section 280G(b)(3) of the Code, and (ii) would, but for this Section 6(b)(vii)(A), be subject to the excise tax imposed by Section 4999 of the Code, then the Executive's payments and benefits under this Agreement shall be either (x) paid in full, or (y) reduced and payable only as to the maximum amount which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of Total Payments (taking into account the applicable federal, state and local income taxes, the excise tax imposed by Code Section 4999 and all other taxes (including any interest and penalties) payable by the Executive). If a reduction of such Total Payments is necessary, cash severance payments provided for herein shall first be reduced (such reduction to be applied first to the payments otherwise scheduled to occur the earliest), and the non-cash severance benefits provided for herein shall thereafter be reduced (such reduction to be applied first to the benefits otherwise scheduled to occur the earliest). If, as a result of any reduction required by this Section 6(b)(vii)(A), amounts previously paid to the Executive exceed the amount to which he or she is entitled, the Executive will promptly return the excess amount to the Company.

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    B.
    All determinations required to be made under this Section 6(vii), including whether reductions are necessary, shall be made by the accounting firm used by the Company at the time of such determination (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and to the Executive within 15 business days of the receipt of notice from the Company or the Executive that there has been a termination of his or her employment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

7.    Confidentiality

        (a)    Provision of Confidential Information; Acknowledgements.     During the Term of this Agreement, in order to assist the Executive with the Executive's duties, the Company agrees to provide the Executive with Confidential Information. The Executive acknowledges and agrees that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. The Executive acknowledges and agrees that, as between the Executive and the Company, the Confidential Information is now, and will at all times remain, the exclusive property of the Company, and the Executive has no ownership interest in any Confidential Information.

        (b)    Non-Disclosure of the Confidential Information.     The Executive covenants and agrees that during the Term and following the termination (for any reason) of this Agreement, the Executive will keep secret and treat confidentially the Confidential Information, and will not disclose any Confidential Information to any person or entity for any purpose other than as directed by the Company in connection with the business and affairs of the Company nor shall the Executive use any Confidential Information for any purpose other than as directed by the Company in connection with the business and affairs of the Company. The Executive will not copy, reproduce, decompile, or reverse engineer, any Confidential Information, or remove or transmit by email or other electronic means Confidential Information from the premises of the Company absent specific consent or as necessary for the Executive to carry out his job duties for the Company. This contractual confidentiality obligation shall be in addition to, and in no way a limitation of, all such confidentiality obligations as may exist at law or in equity.

8.    Restrictive Covenants

        (a)    Non-Competition.     During the Term of the Executive's employment and after the termination of the Executive's employment for any reason for the longer of (x) one year after the date of termination or (y) any period of time after the date of termination during which such Executive is receiving severance payments from the Company pursuant to any provision of Section 6(b) of this Agreement, the Executive agrees that the Executive will not, directly or indirectly, acting alone or in conjunction with others, or as an employee, consultant or independent contractor, or as partner, officer, director, shareholder, manager, member or owner of any interest in or security of, any partnership, corporation, limited liability company or other business entity, venture or enterprise, engage or participate, for compensation or without compensation, in any business which is in competition with the Company as conducted at the time of termination of the Executive's employment by the Company, which, includes, but is not limited to, seismic data acquisition and related goods and services in the oil and gas exploration and drilling industry, in the geographic locations where the Company does business; provided, however, that, in the event that clause (y) above is applicable, then, the Executive may shorten the time period required by that clause to only one year from the date of the termination of the Executive's employment by agreeing in a written instrument delivered to the Company providing that the Executive irrevocably forfeits any remaining severance payments that would have been paid by the Company to the Executive during such remaining period of time but for such forfeiture.

F-8

        (b)    Non-Solicitation of Customers.     During the Term of the Executive's employment and after the termination of the Executive's employment for any reason for the longer of (x) one year after the date of termination or (y) any period of time after the date of termination during which such Executive is receiving severance payments from the Company pursuant to any provision of Section 6(b) of this Agreement, the Executive agrees that the Executive will not, directly or indirectly, solicit any customer of the Company either to purchase products or services (customer defined as any person or entity for which the Company has performed services or sold goods during the Term) or to reduce or cease business with the Company.

        (c)    Non-Solicitation of Employees.     During the Term of the Executive's employment and after the termination of the Executive's employment for any reason for the longer of (x) one year after the date of termination or (y) any period of time after the date of termination during which such Executive is receiving severance payments from the Company pursuant to any provision of Section 6(b) of this Agreement, the Executive agrees that the Executive will not, directly or indirectly, hire or induce or solicit any current employee of the Company or any person who was an employee of the Company during the final 12 months of the Executive's employment to terminate the employee's employment with the Company or to work for the Executive or any other person or entity.

        (d)    Non-Disparagement.

            (i)  During the Term and for five years after the date of termination of the Executive's employment, the Executive agrees to refrain from making any libelous, slanderous or defamatory comments about the Company, its operations and its executives, or any comments which place the Company, its operations or its executives in a false light to the public, except as required by law.

           (ii)  During the Term and for five years after the date of termination of the Executive's employment, the Company agrees to refrain from making any libelous, slanderous or defamatory comments about the Executive in a false light to the public, except as required by law.

        (e)    Reasonableness of Scope.     The Executive represents and agrees that the geographic and time scope of the restrictive covenants set forth in this Section 8 are necessary and reasonable in order to protect the Company's business, goodwill, customer relationships, employees and Confidential Information. If one or more of the provisions of this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting and reducing it (or them), so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

9.    Discoveries and Inventions

        (a)    Assignment of Work Product to the Company.     The Executive assigns and agrees to assign to the Company, without additional compensation, all the Executive's right, title, and interest in and to any and all Work Product and any related or associated intellectual property. For clarity, Work Product does not have to be subject to or eligible for federal or state patent, copyright or trademark protection to be subject to this provision. If any such Work Product is created wholly or in part by the Executive during the Executive's hours of actual work for the Company, or with the aid of the Company's materials, equipment, or personnel, or at the premises of the Company, or resulted from or in any way were derived or generated by performance of the Executive's duties under this Agreement, or is in any way related to or derived from the services or products the Company produces or offers, then such creation shall be deemed conclusively to have occurred in the course of the Executive's employment. It is recognized that the Executive will perform the duties assigned to the Executive at times other than the Executive's actual working hours and the Company's rights hereunder shall not be diminished because the Work Product was created at such other time.

F-9

        (b)    Cooperation; Grant of License.     The Executive agrees to perform all acts necessary or reasonably requested by the Company to enable the Company to learn of, understand, protect, obtain and enforce patent or copyright rights to the Work Product, including but not limited to, making full and immediate disclosure and description to the Company of the Work Product, and assisting in preparation and execution of documents required to transfer and convey the Work Product and to convey to the Company patent, copyright or any other intellectual property protection in the United States and any foreign jurisdiction. In the event the Company is unable to secure the signature of the Executive to any document required to file, prosecute, register or memorialize the assignment of any patent copyright mask work, the Executive irrevocably appoints the Chief Executive Officer of the Company as the Executive's agent and attorney in fact to act for and on behalf of and instead of the Executive to take such actions needed to enforce and obtain the Company's rights hereunder. To the extent any of the Executive's rights, title or interest to the Work Product cannot be assigned to the Company, the Executive grants and will grant an exclusive, worldwide, transferable, irrevocable, royalty-license (with rights to sublicense without consent of the Executive) to the Company to exploit fully such Work Product. These obligations shall continue beyond the termination of this Agreement and shall be binding upon the Executive's assigns, executors, administrators and other legal representatives.

10.    Injunctive Relief

        The Executive acknowledges that the Company and its affiliates would be irreparably damaged in the event any of the restrictions contained in Sections 7, 8 or 9 were not performed in accordance with their specific terms or were to be otherwise breached. Therefore, the Company shall be entitled to specifically enforce the restrictions in Sections 7, 8 or 9, without the necessity of proving actual damages or posting a bond of any type or size, in addition to any other remedy to which the Company may be entitled, at law or in equity, all of which shall be cumulative and not exclusive.

11.    Arbitration

  (a)
  Subject to Sections 11(b) and 11(d), any dispute, controversy or claim between the Executive and the Company arising out of or relating to this Agreement or the Executive's employment with the Company will be finally settled by arbitration in Midland, Texas before, and in accordance with the rules for the resolution of employment disputes then in effect of, the American Arbitration Association ("AAA"). The arbitration award shall be final and binding on both parties.

  (b)
  Any arbitration conducted under this Section 11 shall be heard by a single arbitrator (the "Arbitrator") selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously (and, if possible, within 90 days after the selection of the Arbitrator) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as he or she deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is subject to an attorney-client or other privilege and, if the information so requested is proprietary or subject to a third party confidentiality restriction, the Arbitrator shall enter an order providing that such material will be subject to a confidentiality agreement), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be rendered in writing, be final, non-appealable and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.

  (c)
  The Company shall pay all AAA, arbitration, mediation and arbitrator fees and costs. Each party shall bear its own costs and attorneys' fees incurred in connection with any arbitration,

F-10

    unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to the other side.

  (d)
  Notwithstanding Section 11(a), an application for emergency or temporary injunctive relief by either party shall not be subject to arbitration under this Section; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section.

  (e)
  By entering into this Agreement and entering into the arbitration provisions of this Section 11, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

  (f)
  Nothing in this Section 11 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.

12.    Miscellaneous

        (a)    Notification of Restrictions to Third Parties.     The Executive agrees that the Company may notify any person or entity employing or contracting with the Executive or evidencing any intention of employing or contracting with the Executive of the existence and provisions of this Agreement, to the extent such provisions of Agreement are still in effect as of such time. During the 12 month period after termination of the Executive's employment pursuant to Sections 6(a)(i), 6(a)(ii), 6(a)(iii) and 6(a)(iv) (but not any other applicable termination provisions of this Agreement), if the Executive enters into an employment consulting, independent contractor, financial or any other relationship with any third party which is in any way competitive with the Company, the Executive agrees to provide the Company with written notice of the Executive's job or other responsibilities and involvements within five business days of the Executive's acceptance of such employment or other relationship (the "Employment Notice"). The Employment Notice shall include (1) a description of the duties and responsibilities or other involvements of the proposed position or relationships, (2) identity of the employer(s) or contracting entity or other involved parties, and (3) the territory in which the Executive or any other involved parties will be providing services.

        (b)    Severability.     If any covenant or provision herein is finally adjudicated to be void or unenforceable in whole or in part, it shall be reformed, or if reformation is not possible, deleted from the remaining Agreement and shall not affect or impair the validity of any other covenant or provision of this Agreement. The Executive hereby agrees that all restrictions in this Agreement are reasonable and valid and all defenses to the strict enforcement thereof by the Company are hereby waived by the Executive.

        (c)    Entire Agreement.     This Agreement contains all of the terms, conditions and agreements of the Parties with respect to the Executive's employment by the Company and cancels, supersedes or amends, as applicable, all prior agreements and understandings between the Parties relating to the Company's employment and compensation of the Executive for any period and in any capacity whatsoever, and the Executive acknowledges and agrees that the Amended and Restated Employment Contract between the Executive and [TGC Industries, Inc.] dated [March 1, 2012] (the "Current Agreement") and all amendments thereto shall be null and void effective as of the Effective Date. If the Merger Agreement is terminated for any reason before the consummation of the Closing (as such term is defined in the Merger Agreement), this Agreement shall automatically and immediately terminate and be of no further force or effect and the Current Agreement will continue pursuant to its terms.

        (d)    Withholding and other Deductions.     The Company shall have the right to deduct from the Base Salary, other compensation payable to the Executive, and any other payments, including severance payments, that the Company may make to the Executive pursuant to the terms hereof, social security

F-11

taxes and all federal, state, and municipal taxes and charges as may now be in effect or which may hereafter be enacted or required as charges on the compensation of the Executive.

        (e)    Headings; Interpretation.     The section headings hereof are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (i) all references to days, months or years shall be deemed references to calendar days, months or years or (ii) any reference to a "Section" shall be deemed to refer to a section of this Agreement.

        (f)    Notices.     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, first class postage prepaid or delivered by overnight messenger service, to the Executive at either the office of the Company to which the Executive is assigned or to his last known home address, and to the Company addressed to the Secretary of the Company at 508 West Wall, Suite 800, Midland, Texas 79701 (delivery of such copy being a necessary requirement for the notice, request, demand or communication to be effective) or to such other address as the addressee hereunder may designate.

        (g)    Modification; Waiver.     No modification, amendment or waiver of this Agreement shall be binding upon the Company unless executed in writing on behalf of the Company by a person designated by the Board to sign such modification, amendment or waiver. A waiver by any Party of any breach of this Agreement shall not constitute a waiver of future reoccurrences of such breach, or other breaches. A waiver by any Party of any terms, conditions, rights or obligations under this Agreement shall not constitute a waiver of such term, condition, rights or obligation in the future. No delay or omission by a Party to exercise any right, power or remedy shall impair or waive any such right, power or remedy, or be construed as a waiver of any default. No whole or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof.

        (h)    Successors and Assigns.     This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company, but shall not be assignable by the Executive. The Company may, without the Executive's consent, assign this Agreement to any of its affiliates or to a purchaser, or any of its affiliates, of the stock or assets of the Company.

        (i)    Applicable Law; Venue.     THIS AGREEMENT SHALL BE INTERPRETED AND ENFORCED IN CONFORMITY WITH THE LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. VENUE OF ANY LEGAL ACTION ARISING FROM OR RELATING TO THIS AGREEMENT SHALL BE IN MIDLAND COUNTY, TEXAS.

        (j)    Section 409A.     This Agreement is intended to provide payments that are exempt from, or to the extent not exempt, compliant with the provisions of Section 409A of the Internal Revenue Code (the "Code") and related regulations and Treasury pronouncements ("Section 409A"), and the Agreement shall be interpreted accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Section 409A. For purposes of Section 409A, each payment under Section 6 will be treated as a separate payment. Notwithstanding any provision of this Agreement to the contrary, the Parties agree that any benefit or benefits under this Agreement that the Company determines are subject to the suspension period under Code Section 409A(a)(2)(B) shall not be paid or commence until (i) the first business day following such date that is six months after the Executive's termination date, or if earlier, (ii) the Executive's death. To the extent any benefits provided under this

F-12

Agreement are otherwise taxable to the Executive, such benefits, for purposes of Section 409A shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A, the provisions of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

        (k)    Survival of Obligations.     The Parties expressly agree the provisions of Sections 6(b)(ii), 6(b)(iv), 6(b)(vii) and 7 through 12 shall survive the termination of this Agreement.

        (l)    Knowledge and Legal Representation.     THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS CAREFULLY READ THIS AGREEMENT, HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF THE EXECUTIVE'S CHOOSING TO THE EXTENT THE EXECUTIVE DESIRES LEGAL ADVICE REGARDING THIS AGREEMENT, AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

        (m)    Counterparts.     This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if the Parties had originally executed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

        (n)    Attorneys' Fees.     In the event of any litigation in relation to this Agreement, the prevailing Party, in addition to all other sums to which such Party may be entitled, shall be further entitled to recovery of all costs of such litigation, including reasonable attorneys' fees.

[signature page follows]

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        IN WITNESS WHEREOF, the Parties have hereunto executed this Agreement on the dates indicated below.

THE EXECUTIVE:

Name:
COMPANY:
TGC INDUSTRIES, INC.
By:
	Name:	Wayne A. Whitener
	Title:	President

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Annex G

RESTATED

CERTIFICATE OF FORMATION

OF

DAWSON GEOPHYSICAL COMPANY

[                        ], 2015

        Dawson Geophysical Company (the "Corporation"), pursuant to the provisions of Section 21.056 of the Texas Business Organizations Code (the "Code"), hereby adopts this Restated Certificate of Formation (this "Restated Certificate of Formation"), which completely supersedes and replaces the Corporation's Second Restated Articles of Incorporation filed with the Texas Secretary of State on May 15, 2006, as restated (the "Certificate of Formation").

  1.
  The name of the Corporation as currently shown in the records of the Texas Secretary of State is "DAWSON GEOPHYSICAL COMPANY." The file number issued to the Corporation by the Secretary of State is 12902300. The date of formation of the Corporation is November 4, 1955.

  2.
  The Corporation is a Texas for-profit corporation.

  3.
  This Restated Certificate of Formation makes new amendments to the Certificate of Formation. The following is an identification by reference or description of the provisions of the Certificate of Formation which have been amended: (i) Article One is amended to change the Corporation's name to "DAWSON OPERATING COMPANY," (ii) various articles are amended to conform terms and references specified by the Texas Business Organizations Code, (iii) Article Two, which previously identified the duration of the Corporation, now identifies the entity type, (iv) paragraph (c) of Article Four has been changed to reflect that the stock split described therein occurred in the past and (v) Article Six is updated with respect to the identification of the current members of the Board of Directors.

  4.
  Each new amendment has been made in accordance with the provisions of the Code. The amendments to the Certificate of Formation and the Restated Certificate of Formation have been approved in the manner required by the Code and the governing documents of the Corporation.

  5.
  The Restated Certificate of Formation, which is attached to this form, accurately states the text of the Certificate of Formation being restated and each amendment to the Certificate of Formation that is in effect, as further amended by this Restated Certificate of Formation. The attached Restated Certificate of Formation does not contain any other change in the Certificate of Formation being restated except for the information permitted to be omitted under Section 3.059(b) of the Code and as set forth in paragraph 3 above.

  6.
  The text of the Certificate of Formation being restated and amended by this Restated Certificate of Formation are hereby completely superseded and replaced with the following:

ARTICLE ONE

        The name of the corporation is DAWSON OPERATING COMPANY.

 ARTICLE TWO

        The corporation is organized as a for-profit corporation under the Texas Business Organizations Code.

ARTICLE THREE

        The purposes for which this corporation is organized are:

To engage in any lawful activity or business and to promote and conduct any legitimate object of purpose or purposes permitted under the laws of the State of Texas, and to enable the corporation to accomplish such purposes, the corporation shall have and possess and exercise all of the rights, powers and privileges granted to or conferred upon corporations by the Texas Business Organizations Code or by any other law of the State of Texas or by this Restated Certificate of Formation, together with all other rights, powers and privileges incident thereto that shall or may be necessary or convenient to the conduct of such activities and business and the achievement of such purposes.

ARTICLE FOUR

        The total number of shares of stock which the corporation shall have authority to issue is fifty-five million (55,000,000) divided into two classes:

        (a)   One class designated as common stock shall consist of Fifty Million (50,000,000) shares having a par value of Thirty-Three and One/third Cents ($0.33 1/3) per share; and the other class designated as preferred shares shall consist of Five Million (5,000,000) shares having a par value of One Dollar ($1.00) per share.

        (b)   The preferences, qualifications, limitations, restrictions in the special or relative right in respect to the shares are as follows:

          (1)   Shares of Preferred Stock may be issued from time to time in one or more series to have distinctive serial designations, as shall hereafter be determined in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors pursuant to authority as so to do which is hereby vested in the Board of Directors.

          (2)   Each series of Preferred Stock:

            (a)   may have such number of shares;

            (b)   may not have voting powers without the prior approval of the holders of a majority of the Common Stock except when dividends are in arrears for twelve (12) months;

            (c)   may be subject to redemption at such time or times and at such prices;

            (d)   may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or series of stock;

            (e)   may have such rights upon the dissolution of, or upon any distribution of the assets of, the corporation;

            (f)    may be made convertible at not less than book value into, or exchangeable for, shares of any other class or classes (except a class having prior or superior rights and preferences as to dividends or distribution of assets upon liquidation) or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments without the approval of the holders of a majority of the Common Stock;

            (g)   may be entitled to the benefit of a sinking fund or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

            (h)   may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the corporation or any subsidiary of any outstanding stock of the corporation; and

            (i)    may have such other relative, participating optional or other special rights, and qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

          (3)   Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock and to any filing required by law.

          (4)   Except as otherwise provided by law or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held.

        Subject to all of the rights of the Preferred Stock or any series thereof, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

        Upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.

        (c)   Effective as of May 15, 2006 (referred to as the "Effective Date"), each of the 80,580 shares of common stock of the corporation outstanding prior to the Effective Date, having a par value of Ten Dollars ($10.00) per share, were made equal to and changed into thirty (30) fully paid and nonassessable shares of common stock of the corporation having a par value of Thirty-Three and One/third Cents ($0.33 1/3) per share (the "Stock Split"), and were authorized to be issued under the Certificate of Formation, as previously amended. Certificates for shares of common stock having a par value of Thirty-Three and One/third Cents ($0.33 1/3) per share were issued in place and upon surrender of certificates of shares of the previously issued common stock having a par value of $10.00 per share. As of the Effective Date and thereafter, a certificate representing shares of common stock prior to the Stock Split were deemed to represent the number of new shares into which the old shares were convertible.

        No stockholder of this corporation shall by reason of his holding shares of any class have any pre-emptive or preferential right to purchase or subscribe to any shares of any class of this corporation, now or hereafter to be authorized, or any notes, debentures, bond or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of this corporation, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

        A cumulative voting by the stockholders of the corporation at any election for directors is expressly prohibited. The shareholders entitled to vote for directors in such election shall be entitled to cast one vote per directorship for each share held, and no more.

ARTICLE FIVE

        The corporation will not commence business until it has received for issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received, which sum is not less than One Thousand ($1,000.00).

ARTICLE SIX

        The post office address of its registered agent is 508 W. Wall, Suite 800, Midland, Texas, and the name of its registered agent at such address is Stephen C. Jumper. The Board of Directors consists of six directors. The post office address of each director is 508 W. Wall, Suite 800, Midland, Texas, and the name of the persons serving as directors of the corporation at the time of the filing of this Restated Certificate of Formation and who shall serve until their successors shall be chosen and shall qualify are: Stephen C. Jumper, Craig W. Cooper, Gary M. Hoover, Ph.D., Mark Vander Ploeg, Ted R. North, and Tim C. Thompson.

ARTICLE SEVEN

        A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director, except for liability for (i) a breach of a director's duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of a director is expressly provided by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. If the laws of the State of Texas are hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director of the corporation, then the liability of a director of the corporation shall thereupon automatically be eliminated or limited to the fullest extent permitted by such laws. Any repeal or modification of this Article Seven by the shareholders of the corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or modification with respect to events or circumstances occurring or existing prior to such time.

[Signature Page to Follow]

        This Restated Certificate of Formation becomes effective at [     ].

DAWSON OPERATING COMPANY
By:	Stephen C. Jumper, President and Chief Executive Officer

Annex H

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

TGC INDUSTRIES, INC.

(a Texas Corporation)

[    •    ], 2015

        This CERTIFICATE OF AMENDMENT (this "Certificate") is being executed and filed pursuant to Sections 3.051, 3.052, 3.053, 3.054 and 21.364 of the Texas Business Organizations Code (the "TBOC"). The undersigned hereby certifies that:

  1.
  The name of the filing entity is: TGC INDUSTRIES, INC., a Texas for-profit corporation (the "Corporation"). The date of formation of the Corporation was March 28, 1980, and it has been assigned file number 51318400.

  2.
  The Corporation now desires to changes its name. Accordingly, Article 1 of the Amended and Restated Certificate of Formation of the Corporation is hereby revised to read in full:

      "Name.    The name of the Corporation is DAWSON GEOPHYSICAL COMPANY"

  3.
  Article 4 of the Amended and Restated Certificate of Formation of the Corporation is hereby revised to include a new section d. thereof as follows:

      "d. 2015 Reverse Split.    Effective at [                        ] (referred to herein as "Split Effective Time"), every three shares of the Common Stock, par value $.01, issued and outstanding as of the Split Effective Time were automatically, and without action on the part of the shareholders, converted and combined into one validly issued, fully paid and non-assessable share of Common Stock, par value $.01, (the "2015 Reverse Split"). In the case of a holder of shares not evenly divisible by three, such holders received in lieu of any fraction of a share, an additional share of Common Stock. As of the Split Effective Time and thereafter, a certificate(s) representing shares of Common Stock prior to the 2015 Reverse Split were deemed to represent the number of new shares into which the old shares were convertible."

  4.
  The amendment to the certificate of formation have been approved in the manner required by the TBOC and by the governing documents of the Corporation.

  5.
  This document becomes effective at [                        ].

[Signature page follows]

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this [    •    ] day of [            ], 2015.

By:
	Name:	Wayne A. Whitener
	Title:	President

Annex I

RESTATED INDEMNIFICATION AGREEMENT

        This Restated Indemnification Agreement (this "Agreement") is made and entered into as of [                        ], by and between Dawson Geophysical Company, a Texas corporation (formerly known as TGC Industries,  Inc.) (the "Company"), and                        (the "Indemnitee").

        WHEREAS, qualified persons are reluctant to serve organizations as directors or officers or in other capacities unless they are provided with adequate protection against risks of claims and actions against them arising out of their service to and activities on behalf of such organizations;

        WHEREAS, the parties hereto recognize that the legal risks and potential liabilities, and the threat thereof, associated with lawsuits filed against persons serving the Company and/or its subsidiaries, and the resultant substantial time, expense and anxiety spent and endured in defending lawsuits bears no reasonable relationship to the compensation received by such persons, and thus poses a significant deterrent and increased reluctance on the part of experienced and capable individuals to serve the Company and/or its subsidiaries;

        WHEREAS, the uncertainties related to obtaining adequate insurance and indemnification have increased the difficulty of attracting and retaining such persons;

        WHEREAS, Chapter 8 of the Texas Business Organizations Code (the "TBOC") of the State of Texas, under which law the Company is organized, empowers a corporation organized in Texas to indemnify persons who serve as directors and/or officers of the corporation, or persons who serve at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise;

        WHEREAS, the Bylaws of the Company permit indemnification to the fullest extent permitted by applicable law;

        WHEREAS, it is reasonable, prudent and necessary for the Company to contractually agree to indemnify such persons to the fullest extent permitted by law, so that such persons will serve or continue to serve the Company and/or its subsidiaries free from undue concern that they will not be adequately indemnified; and

        WHEREAS, the Indemnitee is willing to serve, continue to serve and to take on additional service for and on behalf of the Company on the condition that the Indemnitee is indemnified according to the terms of this Agreement;

        WHEREAS, this Agreement shall supersede and replace any prior agreement between the Indemnitee and the Company or its predecessors with respect to indemnification and the other matters contained herein, including, but not limited to, that certain Indemnification Agreement dated as of                    between the Indemnitee and [Dawson Geophysical Company/TGC Industries, Inc.];

        NOW, THEREFORE, in consideration of the premises and of the Indemnitee's agreement to provide services to the Company and/or its subsidiaries and intending to be legally bound hereby, the parties hereto agree as follows:

        1.    Certain Definitions.     For purposes of this Agreement:

          (a)   "Agreement" shall have the meaning ascribed to such term in the preamble.

    (b)
    "Board" means the Board of Directors of the Company.

          (c)   "Change in Control" means a change in control of the Company occurring after the date hereof in any of the following circumstances: (i) there shall have occurred an event required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; (ii) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, shall have become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities without prior approval of at least two-thirds of the members of the Board in office immediately prior to such person attaining such percentage interest; (iii) the Company is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iv) during any fifteen-month period, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

          (d)   "Company" shall have the meaning ascribed to such term in the preamble.

          (e)   "Disqualifying Event" shall have the meaning ascribed to such term in Section 6(d).

          (f)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (g)   "Expenses" means any judgment, penalty, settlement, fine, excise or similar tax and all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness or otherwise participating in a Proceeding.

          (h)   "Indemnifiable Event" means any event or occurrence related to the fact that the Indemnitee is or was serving as a member of the Board and/or an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

          (i)    "Indemnitee" shall have the meaning ascribed to such term in the preamble.

          (j)    "Special Legal Counsel" means a law firm, or member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the five years previous to his selection or appointment has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party; (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder; or (iii) the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding voting securities. Notwithstanding the foregoing, the term "Special Legal Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing in the State of Texas, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights to indemnification under this Agreement.

          (k)   "Proceeding" includes (i) any threatened, pending or completed action, suit, arbitration, alternate dispute resolution proceeding, investigation, administrative hearing and any other proceeding, whether civil, criminal, administrative, arbitrative, investigative or other, (ii) any appeal of an action or proceeding described in (i), or (iii) any inquiry or investigation, whether conducted by or on behalf of the Company, a subsidiary of the Company or any other party, formal or informal, that the Indemnitee in good faith believes might lead to the institution of an action or proceeding described in (i), except one initiated by the Indemnitee (other than as provided pursuant to Section 8).

          (l)    "TBOC" shall have the meaning ascribed to such term in the recitals.

        2.    Indemnification Arrangement.     In the event the Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, to the fullest extent permitted by the TBOC or other applicable law as the same may exist or be hereinafter amended (by statute or judicial decision) (but in the case of any such amendment, with respect to matters occurring before such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), the Company shall, subject to and in accordance with the provisions of Section 6, indemnify and hold harmless the Indemnitee against any and all Expenses of such Proceeding as soon as practicable but in any event no later than (a) in the case of an initial written request for indemnification in connection with a Proceeding, five days after a determination has been made, or is deemed to have been made, that the Indemnitee is entitled to indemnification and (b) in the case of a written request for indemnification made pursuant to Section 5 in connection with a Proceeding for which a determination has been made that the Indemnitee is entitled to indemnification in connection with such Proceeding, five days after such written request.

        3.    Advancement or Reimbursement of Expenses.     The rights of the Indemnitee provided under Section 2 shall include, but not be limited to, the right to be indemnified and to have all Expenses advanced (including the payment of Expenses before final disposition of a Proceeding) in all Proceedings to the fullest extent permitted, or not prohibited, by the TBOC or other applicable law. In addition, to the extent the Indemnitee is, by reason of (or arising in part out of) an Indemnifiable Event, a witness or otherwise participates in any Proceeding at a time when he is not named a defendant or respondent in the Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. The Indemnitee shall be advanced Expenses, within five days after any request for such advancement, to the fullest extent permitted, or not prohibited, by Chapter 8 of the TBOC; provided that the Indemnitee has provided to the Company all affirmations, acknowledgments, representations and undertakings that may be required of the Indemnitee by Chapter 8 of the TBOC.

        4.    No Settlement without Consent.     The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee's written consent. Neither the Company nor the Indemnitee will unreasonably withhold or delay their consent to any proposed settlement.

        5.    Request for Indemnification.     To obtain indemnification as herein provided, the Indemnitee shall submit to the Secretary of the Company a written claim or request. Such written claim or request shall contain sufficient information to reasonably inform the Company about the nature and extent of the indemnification or advance sought by the Indemnitee. The Secretary of the Company shall promptly advise the Board of such request.

        6.    Determination of Request.

          (a)   Upon written request to the Company by the Indemnitee for indemnification pursuant to this Agreement, a determination, if required by applicable law, with respect to the Indemnitee's entitlement thereto shall be made in accordance with Section 8.103(a)(1) or (2) of the TBOC; provided, however, that notwithstanding the foregoing, if a Change in Control shall have occurred, such determination shall be made by a Special Legal Counsel selected by the Board, unless the

  Indemnitee shall request (at the time the Indemnitee submits the written request for indemnification) that such determination be made in accordance with Section 8.103(a)(1) or (2) of the TBOC.

          (b)   If entitlement to indemnification is to be determined by a Special Legal Counsel, the Company shall furnish notice to the Indemnitee within ten days after receipt of a claim of or request for indemnification, specifying the identity and address of the Special Legal Counsel and a certification by the Special Legal Counsel that the Special Legal Counsel has reviewed and is in compliance with the requirements to be a Special Legal Counsel. The Indemnitee may, within seven days after receipt of such written notice of selection, deliver to the Company a written objection to such selection. Such objection may be asserted only on the ground that the Special Legal Counsel selected does not meet the requirements of a Special Legal Counsel as defined in this Agreement, and the objection shall set forth with particularity the factual basis for that assertion. If there is an objection to the selection of the Special Legal Counsel, either the Company or the Indemnitee may petition the Court for a determination that the objection is without a reasonable basis and/or for the appointment of a Special Legal Counsel selected by the Court. The Company shall pay any and all reasonable fees and expenses of the Special Legal Counsel incurred in connection with any such determination. If a Change in Control shall have occurred, the Indemnitee shall be presumed (except as otherwise expressly provided in this Agreement) to be entitled to indemnification under this Agreement upon submission of a request to the Company for indemnification, and thereafter the Company shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption. The presumption shall be used by the Special Legal Counsel, or such other person or persons determining entitlement to indemnification, as a basis for a determination of entitlement to indemnification unless the Company provides information sufficient to overcome such presumption by clear and convincing evidence or the investigation, review and analysis of the Special Legal Counsel or such other person or persons convinces him or them by clear and convincing evidence that the presumption should not apply.

          (c)   The Indemnitee will cooperate with the person or persons making the determination under this Section 6 with respect to the Indemnitee's entitlement to indemnification under this Agreement, including providing to such person or persons, on reasonable advance request, any documentation or information that is: (i) not privileged or otherwise protected from disclosure; (ii) reasonably available to Indemnitee; and (iii) reasonably necessary to that determination.

          (d)   Any determination of the Indemnitee's entitlement to indemnification to be made pursuant to this Section 6 shall be made, and the Indemnitee shall be notified of such determination, not later than 20 days after receipt by the Secretary of the Company of the Indemnitee's written claim for indemnification; provided, however, that in the case of a determination to be made by Special Legal Counsel the selection of whom is the subject of an existing objection, such determination, and the Indemnitee's notification of such determination, shall be made not later than 20 days after the selection of the Special Legal Counsel is finally determined. Notwithstanding anything herein to the contrary, if the person or persons empowered under this Section 6 to determine entitlement to indemnification have not made a determination within the applicable period set forth in this Section 6(d), the Indemnitee shall be deemed to be entitled to indemnification unless the Company establishes that a Disqualifying Event has occurred. Subject to applicable law, determinations of entitlement to indemnification made, or deemed to have been made, in accordance with the provisions of this Section 6, shall be conclusive, final and binding on the parties hereto unless, in the event the Company has previously determined to indemnify the Indemnitee, the Company establishes as provided in the final sentence of this Section 6 that: (i) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification; or (ii) such indemnification is prohibited by applicable law (each event described in subclause (i) or (ii) of this Section 6, a "Disqualifying Event"). Notwithstanding the foregoing, the Company may bring an action, in an appropriate court in the State of Texas or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of a Disqualifying Event; provided, however, that in any such action the Company will have the burden of proving the occurrence of such Disqualifying Event.

        7.    Effect of Certain Proceedings.     The termination of any Proceeding or of any matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of the Indemnitee to indemnification or create a presumption that (a) the Indemnitee did not conduct himself in good faith and in a manner which he reasonably believed, in the case of conduct in his official capacity, to be in the best interests of the Company, or, in all other cases, that at least his conduct was not opposed to the Company's best interests, or (b) with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

        8.    Expenses of Enforcement of Agreement.     The Indemnitee shall be entitled to seek an adjudication to enforce his rights under, or to recover damages for breach of rights created under or pursuant to, this Agreement either, at the Indemnitee's option, in (a) an appropriate court of the State of Texas or any other court of competent jurisdiction, or (b) an arbitration to be conducted by a single arbitrator, selected by mutual agreement of the Company and the Indemnitee (or, failing such agreement by the then sitting Chief Judge of the United States District Court for the appropriate jurisdiction), pursuant to the commercial arbitration rules of the American Arbitration Association. In the event that the Indemnitee seeks any such judicial adjudication or arbitration award to enforce his rights under, or to recover damages for breach of rights created under or pursuant to, this Agreement, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all Expenses actually and reasonably incurred by him in such judicial adjudication but only if he prevails therein. If it shall be determined in said judicial adjudication that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by the Indemnitee in connection with such judicial adjudication shall be reasonably prorated in good faith by counsel for the Indemnitee. Notwithstanding the foregoing, if a Change in Control shall have occurred, the Indemnitee shall be entitled to indemnification under this Section 8 regardless of whether the Indemnitee ultimately prevails in such judicial adjudication.

        9.    Common Attorney.     Notwithstanding the obligation of the Company to indemnify the Indemnitee against Expenses pursuant to Section 2, in the event there is a Proceeding by reason of (or arising in part out of) an Indemnifiable Event against several persons, including the Indemnitee, who have a right of indemnification against the Company with respect to Expenses relating to such Proceeding and who have totally common interests such that their goals are identical and there are no conflicts-of-interest among them, then such group of persons shall, by majority vote of such persons, select a single attorney or law firm to serve as the sole and exclusive legal counsel for all of the members of such group (including the Indemnitee). In the event the Indemnitee acts independently by retaining the legal services of any other attorney or law firm to additionally or separately represent him, all Expenses relating to such independently retained attorney or law firm shall be the sole responsibility of the Indemnitee.

        10.    Nonexclusive Rights; Subsequent Change in Law.     The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnitee may at any time be entitled under applicable law, the articles of incorporation of the Company, the Bylaws of the Company, agreement, insurance, arrangement, a vote of shareholders or a resolution of directors, or otherwise. To the extent that a change in the TBOC or other applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company's articles of incorporation or bylaws and this Agreement, it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

        11.    D&O Liability Insurance.     The Company shall from time to time make a good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the directors and officers of the Company or its subsidiaries or affiliates, with coverage for losses incurred in connection with their services to the Company or its subsidiaries or affiliates or to ensure the Company's performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. To the extent the Company maintains an insurance policy or policies providing directors' and/or officers' liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company's directors and/or officers. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Indemnitee has otherwise actually received such payment under any bylaws, insurance policy, contract, agreement or otherwise.

        12.    No Employment Rights.     Nothing in this Agreement is intended to create in the Indemnitee any right to continued service as a director and/or officer with the Company.

        13.    Amendments; Waiver.     No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

        14.    Subrogation.     In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

        15.    Term.     This Agreement shall be effective from and after the date hereof, and shall continue until and terminate upon the later of: (a) the sixth anniversary after the Indemnitee has ceased to be a member of the Board and/or an officer of the Company or otherwise hold a position that could give rise to an Indemnifiable Event or (b) the final termination or resolution of all Proceedings with respect to which the Company is indemnifying the Indemnitee against any and all Expenses relating to such Proceeding pursuant to the terms of this Agreement that are commenced prior to such six-year anniversary.

        16.    Notification and Defense of Claims.     The Indemnitee agrees to notify the Company promptly in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any matter which may be subject to indemnification hereunder, whether civil, criminal, or investigative; provided. however, that the failure of the Indemnitee to give such notice to the Company shall not adversely affect the Indemnitee's rights under this Agreement except to the extent the Company has been materially prejudiced as a direct result of such failure. Nothing in this Agreement shall constitute a waiver of the Company's right to seek participation at its own expense in any Proceeding which may give rise to indemnification hereunder.

        17.    Binding Effect.     This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors or assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), spouses, heirs, executors and personal or legal representatives.

This Agreement shall continue in effect regardless of whether the Indemnitee continues to serve as a director and/or officer of the Company.

        18.    Severability.     The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law. To the fullest extent possible, the provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

        19.    Governing Law.     This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to conflicts of law provisions thereof.

        20.    Notice.     All notices, demands and other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly received upon actual receipt if delivered by hand, against receipt, or mailed, postage prepaid, certified or registered mail, return receipt requested, and addressed to the Company at:

    Dawson Geophysical Company
    508 West Wall, Suite 800
    Midland, Texas 79701
    Attn: Secretary

and to Indemnitee at the address set forth on the signature page attached hereto.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

DAWSON GEOPHYSICAL COMPANY
By:
Name:	Stephen C. Jumper
Title:	President and Chief Executive Officer

INDEMNITEE

Name:
Address:

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Texas Law and TGC's Governing Documents

        TGC is incorporated under the laws of the State of Texas. The discussion below summarizes the material indemnification provisions of TGC's amended and restated certificate of formation, amended and restated bylaws and Chapters 7 and 8 of the TBOC.

        Chapter 8 of the TBOC requires a Texas corporation to indemnify a director, former director or delegate thereof against reasonable expenses actually incurred by such person in connection with a proceeding in which such person is a respondent because such person is or was a director or delegate thereof if such person is wholly successful, on the merits or otherwise, in the defense of the proceeding. Further, Chapter 8 of the TBOC permits a Texas corporation to indemnify a director, former director or delegate thereof who was, is, or is threatened to be made a respondent in a proceeding against judgments and expenses that are reasonable and actually incurred by such person in connection with such proceeding if it is determined that: (1) such person (a) acted in good faith, (b) reasonably believed, in the case of conduct in such person's official capacity, that such person's conduct was in the corporation's best interest and, in any other case, that such person's conduct was not opposed to the corporation's best interests, and (c) in the case of a criminal proceeding, did not have a reasonable cause to believe such person's conduct was unlawful and (2) with respect to expenses, the amount of such expenses is reasonable.

        Under Chapter 8 of the TBOC, indemnification of a person that is found liable to a Texas corporation or found liable because such person improperly received a personal benefit (1) is limited to reasonable expenses actually incurred, (2) does not include a judgment, a penalty, a fine, or an excise or similar tax and (3) may not be made if such person has been found liable for (a) willful or intentional misconduct in the performance of any duties to the corporation, (b) breach of any duty of loyalty owed to the corporation or (c) an act or omission not committed in good faith that constitutes a breach of any duty owed by such person to the corporation.

        Chapter 8 of the TBOC permits a Texas corporation to pay or reimburse reasonable expenses incurred by a present director or delegate thereof who was, is, or is threatened to be made a respondent in a proceeding in advance of the final disposition of the proceeding without making the required determinations after the corporation receives (1) a written affirmation by such person of such person's good faith belief that the person has met the standard of conduct necessary for indemnification and (2) a written undertaking by or on behalf of such person to repay the amount paid or reimbursed if the final determination is that the person has not met that standard or that indemnification is prohibited by Chapter 8 of the TBOC.

        Chapter 8 of the TBOC permits a Texas corporation to indemnify and advance expenses to persons other than present or former directors, including officers, employees or agents, as provided by the corporation's governing documents or contract, among other means, and requires that a corporation indemnify an officer to the same extent that indemnification is required under the TBOC.

        Chapter 8 of the TBOC provides that a Texas corporation has the power to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liabilities (1) asserted against such person in his or her capacity or (2) arising out of his or her status as a director, officer, employee or agent of the company. A Texas corporation has this power whether or not the corporation has the power to indemnify such person against the liability under Chapter 8 of the TBOC.

        Section 7.6.b. of TGC's amended and restated certificate of formation and Section 8.6 of TGC's amended and restated bylaws, respectively, provide that the Company has the authority to, and shall, indemnify its directors and officers to the fullest extent permitted by Texas law.

        Chapter 7 of the TBOC provides that a certificate of formation or other governing document may provide that a director of a Texas corporation in not liable, or is liable only to the extent provided by the certificate of formation or other governing document, to the corporation or its shareholders for monetary damages for an act or omission by such person in such person's capacity as a director of the corporation. However, a Texas corporation may not eliminate or limit the liability of a director to the extent such director is found liable under applicable law for:

  •
  a breach of the director's duty of loyalty to the corporation or its shareholders;

  •
  an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or which involves intentional misconduct or a knowing violation of law;

  •
  a transaction from which the director received an improper personal benefit, regardless of whether the benefit resulted from an action taken within the scope of the director's duties; or

  •
  an act or omission for which the liability of a director is expressly provided by an applicable statute.

        Section 6.j. of TGC's amended and restated certificate of formation eliminates the personal liability for monetary damages for an act or omission of a director to the fullest extent permitted by Texas law.

        The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or may hereafter acquire under any statute. Any repeal or amendment of TGC's amended and restated certificate of formation by TGC's shareholders will be prospective only and will not adversely affect any limitation on the personal liability of a director arising from an act or omission occurring prior to the time of such repeal or amendment.

  Indemnification Agreements

        TGC has also entered into indemnification agreements, or the indemnification agreements, with each of Wayne A. Whitener, James K. Brata, Daniel G. Winn, William J. Barrett, Edward L. Flynn, Hebert M. Gardner, Stephanie P. Hurtt and Allen T. McInnes, Ph.D., or the indemnitees. Pursuant to the indemnification agreements, TGC agreed to indemnify each indemnitee to the fullest extent permitted by applicable law against any and all expenses arising from any proceeding (as defined in the indemnification agreements) in which an indemnitee was, is or will be involved as a party or otherwise by reason of any indemnitee's service as, or actions taken while, (i) a director or officer of TGC or (ii) at the request of TGC as a director or officer of any of TGC's affiliates. Following a written request by an indemnitee and a determination that such indemnitee is entitled to indemnification in accordance with his or her indemnification agreement, TGC is required to advance (within twenty (20) days of receipt of such written request) to such indemnitee, prior to or after final disposition of any proceeding, any and all expenses relating to the indemnitee's defense of such proceeding.

        Once a request for indemnification has been submitted, an indemnitee is presumed to be entitled to indemnification, and anyone seeking to overcome such presumption shall bear the burden of proof. The obligations of TGC to provide indemnification under the indemnification agreements is subject to a determination, (i) by a majority vote of the disinterested directors (as defined in the indemnification agreements) constituting a quorum of the entire board of directors, (ii) by independent counsel (as defined in the indemnification agreements) in a written opinion to the board of directors, (iii) by a vote of a majority of the holders of TGC's outstanding shares of common stock. If no determination is made within sixty (60) days of receipt of an indemnitee's indemnification request, the indemnitee is deemed to be entitled to indemnification, subject to certain exceptions.

        Any costs and expenses that an indemnitee is entitled to under his or her indemnification agreement will not be exclusive to any other rights to which the indemnitee may currently or in the future be entitled under any provision of applicable law, TGC's amended and restated certificate of formation, TGC's amended and restated bylaws or any other agreement. TGC is not required to indemnify an indemnitee to the extent such indemnification is prohibited by Texas law.

        Each of the indemnification agreements will continue until the earlier of (i) the tenth (10th) anniversary after the indemnitee has ceased to occupy the position or have the relationships described in the indemnification agreement that qualify the indemnitee for indemnification or (ii) the final termination of all proceedings with respect to the indemnitee commenced in such ten (10) year period and the indemnitee receiving the indemnification that he or she is entitled to or a final adjudication or binding arbitration order is entered that such indemnitee is not entitled to any further indemnification with respect to such proceedings.

        Pursuant to the terms of the merger agreement, TGC will, as of the effective time of the merger, enter into restated indemnification agreements with each of the eight members of the board of directors of TGC following the merger and each of the officers party to an employment agreement with TGC, substantially in the form attached as Annex I to the joint proxy statement/prospectus and incorporated by reference therein. For additional information regarding the restated indemnification agreements to be entered into following the merger, see "The Merger—Conflicts of Interest—Indemnification and Insurance" beginning on page 128.

  Insurance

        TGC also maintains insurance for its officers and directors against certain liabilities, including liabilities under the Securities Act and the Exchange Act, the premiums of which TGC pays. The effect of these policies is to indemnify any of TGC's officers and directors against expenses, judgments, attorney's fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

ITEM 22.    UNDERTAKINGS

Regulation S-K, Item 512(a) Undertaking:

        The undersigned registrant hereby undertakes as follows:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Regulation S-K, Item 512(b) Undertaking:

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Regulation S-K, Item 512(g) Undertaking:

        (1)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (2)   The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Regulation S-K, Item 512(h) Undertaking:

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Form S-4, Item 22(b) Undertaking:

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Form S-4, Item 22(c) Undertaking:

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on December 30, 2014.

TGC INDUSTRIES, INC.
By:	/s/ WAYNE A. WHITENER Wayne A. Whitener President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on December 30, 2014.

Signature	Title

/s/ WAYNE A. WHITENER Wayne A. Whitener	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JAMES K. BRATA James K. Brata	Vice President, Secretary, Treasurer, and Chief Financial Officer (Principal Financial and Accounting Officer)
* William J. Barrett	Director
* Herbert M. Gardner	Director
* Allen T. McInnes, Ph.D.	Director
* Edward L. Flynn	Director
* Stephanie P. Hurtt	Director

*By:	/s/ WAYNE A. WHITENER Wayne A.Whitener Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description
2.1#	Agreement and Plan of Merger, dated October 8, 2014, by and among Dawson Geophysical Company, TGC Industries, Inc. and Riptide Acquisition Corp., filed as Exhibit 2.1 to TGC Industries, Inc.'s Current Report on Form 8-K, filed on October 9, 2014 (attached as Annex A to the joint proxy statement/prospectus that is part of this Registration Statement).
3.1
Amended and Restated Certificate of Formation, filed as Exhibit 3.1 to TGC Industries, Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 8, 2013, and incorporated herein by reference.
3.2	Form of Amendment to Amended and Restated Certificate of Formation of TGC Industries, Inc. (attached as Annex H to the joint proxy statement/prospectus that is part of this Registration Statement).
3.3
Bylaws, as amended and restated March 25, 2009, filed as Exhibit 3.1 to TGC Industries, Inc.'s Current Report on Form 8-K, filed on March 31, 2009 (File No. 001-32472), and incorporated herein by reference.
4.1
Form of Specimen Stock Certificate filed as Exhibit 4.1 to TGC Industries, Inc.'s Registration Statement on Form SB-2/A, filed on September 20, 2005 (Registration No. 333-128018), and incorporated herein by reference.
5.1**	Opinion of Haynes and Boone, LLP.
8.1**	Opinion of Haynes and Boone, LLP regarding tax matters.
8.2**	Opinion of Baker Botts L.L.P. regarding tax matters.
10.1	Employment Contract between TGC Industries, Inc. and Wayne A. Whitener, filed as Exhibit 10.1 to TGC's Current Report on Form 8-K filed on April 18, 2012, and incorporated herein by reference.
10.2
Form of TGC Industries, Inc. Director and Officer Indemnification Agreement, filed as Exhibit 10.1 to TGC's Current Report on Form 8-K filed on October 22, 2008 (File No. 001-32472), and incorporated herein by reference.
10.3
Amended and Restated Loan and Security Agreement by and between TGC Industries, Inc. and Sovereign Bank, dated September 16, 2009, filed as Exhibit 10.1 to TGC's Current Report on Form 8-K filed on September 22, 2009 (File No. 001-32472), and incorporated herein by reference.
10.4
Amended and Restated Promissory Note by and between TGC Industries, Inc. and Sovereign Bank, dated September 16, 2009, filed as Exhibit 10.2 to TGC's Current Report on Form 8-K filed on September 22, 2009 (File No. 001-32472), and incorporated herein by reference.
10.5
Amendment to Amended and Restated Loan and Security Agreement and Amended and Restated Promissory Note by and between TGC Industries, Inc. and Sovereign Bank, dated September 16, 2010, filed as Exhibit 10.1 to TGC's Form 10-Q for the quarterly period ended September 30, 2010, and incorporated herein by reference.
10.6
Third Amendment to Amended and Restated Loan and Security Agreement and Amendment to Amended and Restated Promissory Note, by and between TGC Industries, Inc. and Sovereign Bank, dated September 16, 2011, filed as Exhibit 10.1 to TGC's Current Report on Form 8-K filed on September 22, 2011, and incorporated herein by reference.

Exhibit Number	Description
10.7	Fourth Amendment to Amended and Restated Loan and Security Agreement by and between TGC Industries, Inc. and Sovereign Bank, dated January 26, 2012, filed as Exhibit 10.1 to TGC's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, and incorporated herein by reference.
10.8
Fifth Amendment to Amended and Restated Loan and Security Agreement by and between TGC Industries, Inc. and Sovereign Bank, dated September 16, 2012, filed as Exhibit 10.2 to TGC's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, and incorporated herein by reference.
10.9
Sixth Amendment to Amended and Restated Loan and Security Agreement by and between TGC Industries, Inc. and Sovereign Bank, dated as of October 11, 2012, filed as Exhibit 10.1 to TGC's Form 10-Q for the quarterly period ended September 30, 2013, and incorporated herein by reference.
10.10
Seventh Amendment to Amended and Restated Loan and Security Agreement and Amendment to Amended and Restated Promissory Note by and between TGC Industries, Inc. and Sovereign Bank, dated as of September 16, 2013, filed as Exhibit 10.2 to TGC's Form 10-Q for the quarterly period ended September 30, 2013, and incorporated herein by reference.
10.11	2006 Stock Awards Plan, dated March 30, 2006, filed as Exhibit A to TGC's definitive proxy statement on Form DEFR 14A dated April 25, 2006 (File No. 001-32472), and incorporated herein by reference.
10.12	Amendment to the 2006 Stock Awards Plan dated April 12, 2010, included in TGC's Definitive Proxy Statement filed on April 23, 2010, and incorporated herein by reference.
10.13	The Executive Nonqualified "Excess" Plan Adoption Agreement, filed as Exhibit 10.1 to TGC's Current Report on Form 8-K filed on January 8, 2013, and incorporated herein by reference.
10.14	The Executive Nonqualified Excess Plan Document, filed as Exhibit 10.2 to TGC's Current Report on Form 8-K filed on January 8, 2013, and incorporated herein by reference.
10.15
Eighth Amendment to Amended and Restated Loan and Security Agreement and Amendment to Amended and Restated Promissory Note, by and between TGC Industries, Inc. and Sovereign Bank, dated September 16, 2014, filed as Exhibit 10.1 to TGC's Current Report on Form 8-K, filed on September 19, 2014, and incorporated herein by reference.
10.16
Form of TGC Industries, Inc. Voting Agreement, filed as Exhibit 99.2 to TGC Industries, Inc.'s Current Report on Form 8-K, filed on October 9, 2014 (attached as Annex E to the joint proxy statement/prospectus that is part of this Registration Statement).
10.17
Form of Indemnification Agreement, filed as Exhibit 10.1 to TGC Industries, Inc.'s Current Report on Form 8-K, filed on October 9, 2014 (attached as Annex I to the joint proxy statement/prospectus that is part of this Registration Statement).
10.18
Employment Agreement, dated October 8, 2014, by and between TGC Industries, Inc. and Wayne A. Whitener, filed as Exhibit 10.2 to TGC Industries, Inc.'s Current Report on Form 8-K, filed on October 9, 2014.
10.19
Employment Agreement, dated October 8, 2014, by and between TGC Industries, Inc. and James K. Brata, filed as Exhibit 10.3 to TGC Industries, Inc.'s Current Report on Form 8-K, filed on October 9, 2014.

Exhibit Number	Description
10.20	Employment Agreement, dated October 8, 2014, by and between TGC Industries, Inc. and Daniel G. Winn, filed as Exhibit 10.4 to TGC Industries, Inc.'s Current Report on Form 8-K, filed on October 9, 2014.
10.21
Employment Agreement, dated October 8, 2014, by and between TGC Industries, Inc. and Stephen C. Jumper, filed as Exhibit 10.5 to TGC Industries, Inc.'s Current Report on Form 8-K, filed on October 9, 2014.
10.22
Employment Agreement, dated October 8, 2014, by and between TGC Industries, Inc. and C. Ray Tobias, filed as Exhibit 10.6 to TGC Industries, Inc.'s Current Report on Form 8-K, filed on October 9, 2014.
10.23
Employment Agreement, dated October 8, 2014, by and between TGC Industries, Inc. and Christina W. Hagan, filed as Exhibit 10.7 to TGC Industries, Inc.'s Current Report on Form 8-K, filed on October 9, 2014.
10.24
Employment Agreement, dated October 8, 2014, by and between TGC Industries, Inc. and James W. Thomas, filed as Exhibit 10.8 to TGC Industries, Inc.'s Current Report on Form 8-K, filed on October 9, 2014.
21.1
Subsidiaries of TGC Industries, Inc., filed as Exhibit 21.1 to TGC Industries, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 17, 2014, and incorporated herein by reference.
23.1**	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 5.1).
23.2**	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 8.1).
23.3**	Consent of Baker Botts L.L.P. (included in the opinion filed as Exhibit 8.2).
23.4*	Consent of Lane Gorman Trubitt, PLLC, independent registered public accounting firm for TGC Industries, Inc.
23.5*	Consent of Ernst & Young LLP, independent registered public accounting firm for Dawson Geophysical Company.
23.6*	Consent of KPMG LLP, independent registered public accounting firm for Dawson Geophysical Company.
24.1**	Powers of Attorney (incorporated by reference to Part II of the Registration Statement on Form S-4 filed on November 6, 2014).
99.1*	Form of Proxy Card for TGC Industries, Inc.'s Special Meeting.
99.2*	Form of Proxy Card for Dawson Geophysical Company's Special Meeting.
99.3*	Consent of Stephens, Inc.
99.4*	Consent of Raymond James & Associates, Inc.
99.5
Form of Dawson Geophysical Company Voting Agreement, filed as Exhibit 99.1 to TGC Industries, Inc.'s Current Report on Form 8-K, filed on October 9, 2014 (attached as Annex D to the joint proxy statement/prospectus that is part of this Registration Statement).
99.6**	Consent of Mark A. Vander Ploeg to be named as a director.
99.7**	Consent of Craig Cooper to be named as a director.
99.8**	Consent of Gary M. Hoover to be named as a director.
99.9**	Consent of Stephen C. Jumper to be named as a director.

Exhibit Number	Description
99.10**	Consent of Ted North to be named as a director.
101.INS**	XBRL Instance Document.
101.SCH**	XBRL Taxonomy Extension Schema Document.
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB**	XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document.

*
Filed herewith.

**
Previously filed.

#
The registrant hereby agrees to supplementally furnish the Securities and Exchange Commission, on a confidential basis, a copy of any omitted schedule upon the staff's request.